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                                                                    EXHIBIT 2.1
UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

In re:

FLAG TELECOM HOLDINGS LIMITED,
FLAG LIMITED,
FLAG PACIFIC USA LIMITED,
FLAG TELECOM GROUP SERVICES LIMITED,
FLAG TELECOM LIMITED,                                             Chapter 11
FLAG TELECOM USA LTD.,                                            Case Nos. 02-11732 through
FLAG ASIA LIMITED,                                                02-11736 and 02-11975
FLAG ATLANTIC HOLDINGS LIMITED,                                   through 02-11979 (ALG)
FLAG ATLANTIC LIMITED, and                                        (Jointly Administered)
FLAG ATLANTIC USA LIMITED,

                      Debtors.

                THIRD AMENDED AND RESTATED DISCLOSURE STATEMENT
                   WITH RESPECT TO THIRD AMENDED AND RESTATED
                        JOINT PLAN OF REORGANIZATION OF
                DEBTORS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

    GIBSON, DUNN & CRUTCHER LLP

    Conor D. Reilly (CR-6559)

    M. Natasha Labovitz (MNL-5153)

    Thayer H. Thompson (TT-0187)

    200 Park Avenue

    New York, New York 10166-0193

    Telephone: (212) 351-4000

    Facsimile: (212) 351-4035

    Attorneys for Debtors                                  Dated: August 8, 2002
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                               TABLE OF CONTENTS

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                   I.   INTRODUCTION......................................................................      1

                        A.         Purpose of Disclosure Statement........................................      1

                        B.         Overview of Plan and Schemes...........................................      2

                                         1.   Creation of New Holdco......................................      2

                                         2.   Agreements with Bondholders.................................      2

                                         3.   Agreements with the FLAG Atlantic Banks.....................      3

                                         4.   Agreements with Certain Trade Creditors.....................      4

                                         5.   Other Material Provisions of the Plan.......................      4

                        C.         Voting Rights..........................................................      6

                        D.         Limitations............................................................      8

                  II.   BACKGROUND CONCERNING THE DEBTORS.................................................      9

                        A.         Overview...............................................................      9

                        B.         Corporate Structure....................................................      9

                        C.         Business...............................................................      9

                                         1.   FLAG Telecom's Global Network...............................      9

                                         2.   Marketing and Sales.........................................     21

                                         3.   Competition.................................................     21

                                         4.   Regulations.................................................     23

                                         5.   Recent Developments.........................................     23

                        D.         Management.............................................................     25

                                         1.   Summary of Management.......................................     25

                                         2.   D&O Insurance...............................................     27

                        E.         Equity Ownership.......................................................     28

                        F.         Debt Structure.........................................................     29

                        G.         Bermuda Taxation of the Debtors........................................     31

                        H.         Legal Proceedings......................................................     31

                        I.         Agreements with Directors, Officers and Executives.....................     34

                                         1.   Employment Agreements with Officers.........................     34

                                         2.   Retention Payments to Other Employees.......................     36

                                         3.   Agreement with Chief Restructuring Officer..................     36

                                         4.   Special Provisions Regarding the Continuance of Retiree
                                                Benefits..................................................     37

                        J.         Claims Bar Date........................................................     37

                        K.         Selected Financial Information.........................................     37

                 III.   THE DEBTORS' CHAPTER 11 CASES.....................................................     37

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                                                                                                              PAGE
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
                        A.         Events Preceding the Filing of the Chapter 11 Cases....................     37

                        B.         The Commencement of the Chapter 11 Cases...............................     38

                        C.         Significant Parties in Interest........................................     40

                                         1.   Creditors' Committee........................................     40

                                         2.   Unofficial Bondholders' Committees..........................     41

                        D.         The Commencement of the Bermuda Proceedings............................     41

                        E.         Events During the Chapter 11 Cases.....................................     42

                                         1.   Use of Debtors' Cash........................................     42

                                         2.   Alcatel and REACH...........................................     42

                                         3.   Global Cost Reduction Program...............................     43

                                         4.   Taiwan License Funding......................................     43

                                         5.   Inquiries by Certain Investors/Acquirors....................     44

                                         6.   Inquiries by Certain FLAG Holdco Shareholders...............     44

                  IV.   DESCRIPTION OF THE PLAN OF REORGANIZATION.........................................     45

                        A.         Overview...............................................................     45

                                         1.   Treatment of FLAG Holdco Bondholders........................     45

                                         2.   Treatment of FLAG Limited Bondholders.......................     49

                                         3.   Treatment of FLAG Atlantic Banks............................     49

                                         4.   Treatment of Trade Creditors................................     50

                                         5.   Treatment of Management Creditors...........................     54

                                         6.   Treatment of Securities Class Action Creditors..............     56

                                         7.   Payment of Certain Professional Fees........................     56

                                         8.   Avoidance Actions...........................................     57

                                         9.   Optional Limited Releases...................................     58

                                        10.   Implementation..............................................     58

                        B.         Classification and Treatment of Claims and Interests...................     60

                                         1.   Description of Classification and Treatment of Claims and
                                                Interests.................................................     61

                                         2.   Administrative Expense Claims...............................     74

                                         3.   Priority Tax Claims.........................................     75

                                         4.   Claims of the United States Trustee.........................     75

                        C.         Other Provisions of the Plan...........................................     75

                                         1.   Assumption or Rejection of Executory Contracts and Unexpired
                                                Leases....................................................     75

                                         2.   Order of Implementing Actions...............................     77

                                         3.   Issuance of New Debt and Equity Securities..................     78

                                         4.   Corporate Existence; Implementation of Schemes; Merger......     78

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                                                                                                              PAGE
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
                                         5.   Corporate Governance Matters................................     79

                                         6.   Bermuda Reorganization Reserve..............................     80

                                         7.   Plan Distribution Entitlement; Dispute Provisions...........     80

                                         8.   Distribution Procedures.....................................     81

                                         9.   Retention of Causes of Action--Releases.....................     82

                                        10.   Effect of Confirmation of Plan..............................     83

                                        11.   Implementing Documents and Transactions; No Transfer
                                                Taxes.....................................................     84

                                        12.   Amendment of Plan; Severability; Revocation.................     85

                                        13.   Retention of Jurisdiction...................................     85

                                        14.   Governing Law...............................................     86

                        D.         The Schemes............................................................     86

                                         1.   Background to the Commencement of the Bermuda Proceedings...     86

                                         2.   What is a Scheme of Arrangement?............................     86

                                         3.   What is Proposed?...........................................     86

                                         4.   Which Creditors are Affected?...............................     87

                                         5.   What will be the Effect of the Passing of the Schemes on the
                                                Plan?.....................................................     87

                                         6.   Treatment of FLAG Holdco's Shareholders.....................     87

                                         7.   Voting on the Schemes.......................................     88

                                         8.   Voting Record Date for Scheme Creditors.....................     89

                                         9.   Corporate Representatives...................................     89

                                        10.   Court Approval and Filing with the Registrar of Companies of
                                                Bermuda...................................................     89

                                        11.   Directors' Interests........................................     89

                   V.   SPECIAL PROVISIONS RELATING TO SECURITIES ISSUED OR OUTSTANDING
                        UNDER THE PLAN....................................................................     90

                        A.         Ownership and Resale of New Securities.................................     90

                        B.         Listing of New Holdco Common Shares....................................     91

                        C.         Certain Factors to be Considered.......................................     91

                  VI.   VALUATION.........................................................................    104

                 VII.   VOTING PROCEDURES.................................................................    105

                        A.         Parties Entitled to Vote on the Plan and Schemes.......................    105

                        B.         Ballot or Ballot/Proxy.................................................    105

                        C.         General Procedures and Deadlines for Casting Votes.....................    106

                        D.         Special Procedures Applicable to Voting of Certain Bond Claims.........    108

                VIII.   CONFIRMATION OF PLAN..............................................................    110

                        A.         Classification of Claims and Interests.................................    111

                        B.         Best Interests of Unsecured Creditors..................................    111
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                        C.         Feasibility............................................................    112

                        D.         Acceptance.............................................................    113

                        E.         Confirmation Without Acceptance by All Impaired Classes................    114

                  IX.   ALTERNATIVES TO THE PLAN..........................................................    114

                   X.   CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE
                        PLAN..............................................................................    115

                        A.         Consequences to the FLAG Holdco Bondholders............................    116

                                         1.   In General..................................................    116

                                         2.   Alternative Consequences of the Exchange....................    116

                        B.         Consequences to the FLAG Limited Bondholders...........................    118

                                         1.   In General..................................................    118

                                         2.   Alternative Consequences of the Exchange....................    118

                        C.         Consequences to the FLAG Atlantic Banks................................    119

                        D.         Provisions Applicable to Each Exchange.................................    119

                                         1.   Treatment of Accrued But Unpaid Interest....................    119

                                         2.   Treatment of Market Discount................................    120

                        E.         Treatment of the FLAG Holdco Bondholder Notes..........................    120

                                         1.   Taxation of Stated Interest.................................    120

                                         2.   Original Issue Discount.....................................    120

                                         3.   Market Discount.............................................    122

                                         4.   Amortizable Bond Premium....................................    123

                                         5.   Acquisition Premium.........................................    124

                                         6.   Election to Treat All Interest as Original Issue Discount...    124

                                         7.   Disposition of the FLAG Holdco Bondholder Notes.............    124

                                         8.   Source Rules................................................    124

                        F.         Ownership of New Holdco Common Shares..................................    124

                                         1.   Dividends...................................................    124

                                         2.   Sale or Other Disposition of New Holdco Common Shares.......    125

                                         3.   Controlled Foreign Corporation..............................    126

                        G.         Backup Withholding and Information Reporting...........................    126

                        H.         Consequences to the Debtors and New Holdco.............................    126

                  XI.   CONCLUSION........................................................................    127

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                    INDEX OF SCHEDULES, EXHIBITS AND ANNEXES

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
SCHEDULE 1:       Directors of Debtors other than FLAG Holdco

EXHIBIT A:        Third Amended and Restated Joint Plan of Reorganization

EXHIBIT B:        Scheme of Arrangement between FLAG Telecom Holdings Limited and its Scheme Creditors

EXHIBIT C:        Scheme of Arrangement between FLAG Limited and its Scheme
                    Creditors

EXHIBIT D:        Corporate Structure Chart

EXHIBIT E:        Projections

EXHIBIT           Employment Agreement of Andres Bande
F-1:

EXHIBIT           Employment Agreement of Michel Cayouette
F-2:

EXHIBIT           Employment Agreement of John Draheim
F-3:

EXHIBIT           Employment Agreement of Andrew Evans
F-4:

EXHIBIT           Employment Agreement of Mehrdad Mansourpour
F-5:

EXHIBIT           Employment Agreement of Edward McCormack
F-6:

EXHIBIT           Employment Agreement of Adnan Othman Omar
F-7:

EXHIBIT           Employment Agreement of Kees van Ophem
F-8:

EXHIBIT           Employment Agreement of Scott Rowswell
F-9:

EXHIBIT G:        Selected Historical Consolidated Financial Information

EXHIBIT H:        Agreed Order Related to Alcatel/Reach

EXHIBIT I:        Kasowitz Engagement Letter

EXHIBIT J:        Executive Term Sheet

EXHIBIT K:        Schedule of Intercompany Claims Against the Debtors

EXHIBIT L:        Liquidation Analysis

ANNEX 1:          Explanatory Statement for FLAG Telecom Holdings Limited

ANNEX 2:          Explanatory Statement for FLAG Limited

                                       v
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                                       I.
                                  INTRODUCTION

    This Third Amended and Restated Disclosure Statement with respect to Third Amended and Restated Joint Plan of Reorganization amends and restates in its entirety that certain Second Amended and Restated Disclosure Statement, dated as of August 5, 2002 (as amended and restated, this "Disclosure Statement"). This Disclosure Statement has been prepared by FLAG Telecom Holdings Limited ("FLAG Holdco"), a company organized under the laws of Bermuda, and nine of its direct and indirect subsidiaries (collectively, the "Debtors"), all of which are debtors in possession in the above-captioned jointly administered chapter 11 cases (the "Chapter 11 Cases"). The Debtors have filed in their Chapter 11 Cases a Third Amended and Restated Joint Plan of Reorganization of Debtors Under Chapter 11 of the Bankruptcy Code (as amended and restated, the "Plan"), a copy of which is attached hereto as Exhibit A. Unless otherwise defined in this Disclosure Statement, capitalized terms used, and not otherwise defined, will have the same meanings given to them in the Plan.

    FLAG Holdco, FLAG Limited, FLAG Atlantic Limited and FLAG Asia Limited are in provisional liquidation in winding up proceedings pending before the Supreme Court of Bermuda (the "Bermuda Court"). Mr. Richard Heis and Ms. Chris Laverty of KPMG LLP in England and Mr. Robert D. Steinhoff of KPMG in Bermuda have been appointed to serve as the joint provisional liquidators in those proceedings (the "Bermuda Provisional Liquidators"). A Scheme of Arrangement has been proposed for each of FLAG Holdco (the "FLAG Holdco Scheme") and FLAG Limited (the "FLAG Limited Scheme", and together with the FLAG Holdco Scheme, the "Schemes") as companions to the Plan. The FLAG Holdco Scheme is attached hereto as Exhibit B and the FLAG Limited Scheme is attached hereto as Exhibit C. The Schemes were submitted to the Bermuda Court on August 7, 2002, and the Bermuda Court has approved their circulation to creditors as part of this Disclosure Statement. Separate explanatory statements with respect to the Schemes (the "Explanatory Statements") were also submitted to the Bermuda Court on August 7, 2002, and the Bermuda Court has also approved their circulation to creditors as part of this Disclosure Statement. The Explanatory Statements are attached hereto as Annexes 1 and 2.

A. PURPOSE OF DISCLOSURE STATEMENT

    Certain creditors of the Debtors have a right to vote to accept or reject the Plan and the Schemes. The purpose of this Disclosure Statement is to provide information sufficient to enable such creditors to make informed judgments in exercising their right to vote on the Plan. The Explanatory Statements are intended to provide creditors subject to the Schemes with sufficient information concerning the Schemes. This Disclosure Statement and the Plan, and the Explanatory Statements and the Schemes, and the other attached exhibits, should be read in their entirety. For convenience, the terms of the Plan are summarized in this Disclosure Statement and the terms of the Schemes are summarized in the Explanatory Statements, but all summaries are qualified in their entirety by the Plan and the Schemes themselves, which are controlling in the event of any inconsistency. For a comprehensive listing of the treatment of all classes of Claims and Interests, including whether or not each class is impaired and entitled to vote, see Section IV.B.1 ("DESCRIPTION OF THE PLAN OF REORGANIZATION--Classification and Treatment of Claims and Interests--Description of Classification and Treatment of Claims and Interests").

    This Disclosure Statement describes the business background and operating history of the Debtors, the significant events that preceded the filing of the Chapter 11 Cases, and the material terms of the Plan.

    THE DEBTORS HAVE USED THEIR BEST EFFORTS UNDER THE CIRCUMSTANCES TO ENSURE THAT THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS ATTACHED HERETO IS ACCURATE. NEVERTHELESS, CERTAIN FINANCIAL INFORMATION CONTAINED HEREIN AND IN THE EXHIBITS HAS NOT BEEN AUDITED, INCLUDING, BUT NOT LIMITED TO, THE PROJECTIONS, SCHEDULE OF INTERCOMPANY
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CLAIMS, LIQUIDATION ANALYSIS, VALUATION, AND CERTAIN SELECTED HISTORICAL
CONSOLIDATED FINANCIAL INFORMATION. FURTHERMORE, THE PROJECTIONS AND ANALYSES CONTAINED HEREIN SHOULD BE CONSIDERED IN LIGHT OF THE FACTORS SET FORTH IN
SECTION V.C. OF THIS DISCLOSURE STATEMENT ("SPECIAL PROVISIONS RELATING TO SECURITIES ISSUED OR OUTSTANDING UNDER THE PLAN--CERTAIN FACTORS TO BE CONSIDERED")

B. OVERVIEW OF PLAN AND SCHEMES

    The Plan and the Schemes contemplate a comprehensive restructuring of the Debtors' obligations to their most significant creditors. As described more fully below and in the Plan, the Debtors have reached agreements to substantially reduce their outstanding indebtedness to each of their major creditors, which essentially are comprised of three groups: bondholders, banks, and trade creditors. Pursuant to these agreements, the Debtors expect to emerge from chapter 11 in early October 2002. For a comprehensive listing of the treatment of all classes of Claims and Interests, including whether or not each class is impaired and entitled to vote, see Section IV.B.1 ("DESCRIPTION OF THE PLAN OF REORGANIZATION--Classification and Treatment of Claims and Interests--Description of Classification and Treatment of Claims and Interests").

    1.  CREATION OF NEW HOLDCO

    Pursuant to the Plan, a new and distinct legal entity ("New Holdco") will be created under the laws of Bermuda and will obtain substantially all of FLAG Holdco's assets (which are comprised almost exclusively of Cash and shares in various subsidiaries, including the other Debtors). New Holdco will be owned exclusively by the Debtors' significant creditors, who, as described below, have voluntarily agreed to substantially reduce and restructure--and in some cases entirely eliminate--their debt. New Holdco will operate the former business of FLAG Holdco after the Effective Date. Because the aggregate value of FLAG Holdco's assets (including its stock in its subsidiaries) is less than the aggregate amount of FLAG Holdco's liabilities, as set forth in the Schedules, no assets of FLAG Holdco are available for distribution to shareholders under the requirements of the Bankruptcy Code. Therefore, the shareholders of FLAG Holdco shall not receive any distributions under the Plan, and all shares held by the shareholders of FLAG Holdco shall be cancelled, annulled and extinguished when FLAG Holdco is wound up after the Effective Date. The treatment provided for shareholders pursuant to the Plan is the same as the treatment they would receive in a chapter 7 liquidation of FLAG Holdco.

    2.  AGREEMENTS WITH BONDHOLDERS

    FLAG Holdco has issued two series of bonds. The first series is denominated in U.S. dollars, and is in the aggregate principal amount of $300 million (the "U.S. Bonds"); the other series is denominated in Euros, and is in the aggregate principal amount of 300 million Euros (the "Euro Bonds", and together with the U.S. Bonds, the "FLAG Holdco Bonds"). FLAG Limited has issued one series of bonds denominated in U.S. dollars in the aggregate principal amount of $430 million (the "FLAG Limited Bonds"). The Plan contemplates that the Debtors' obligations to the holders of the FLAG Holdco Bonds (the "FLAG Holdco Bondholders") pursuant to the FLAG Holdco Bonds will be satisfied in full in exchange for: (i) five percent (5%) of the capital stock of New Holdco; (ii) a $245 million cash payment, to be reduced by a reserve in the amount equal to
(x) two million four hundred fifty thousand dollars ($2,450,000) in Cash on account of the performance fee payable to Kasowitz (the "Kasowitz Performance Fee"), plus (y) all other fees and expenses asserted by Kasowitz as of the Effective Date other than the Kasowitz Performance Fee, as described in
Section IV.A.1 of this Disclosure Statement ("DESCRIPTION OF THE PLAN OF REORGANIZATION--Overview--Treatment of FLAG Holdco Bondholders");
(iii) promissory notes issued by New Holdco in the original principal amount of $45 million, the terms and conditions of which are described more fully herein (the "FLAG Holdco Bondholder Notes"); (iv) the payment and reimbursement of certain fees and

                                       2
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expenses; and (v) mutual general releases. The Plan does not provide that individual FLAG Holdco Bondholders have a right to opt out of payment of the fees and expenses owed to professionals as described in items (ii) and
(iv) above. The United States Trustee asserts that payment of such fees may only be made on the basis of approval by the Bankruptcy Court of an application pursuant to section 503(b) of the Bankruptcy Code, and the United States Trustee reserves the right to object to confirmation of the Plan containing this provision and any such application when filed. Certain FLAG Holdco Bondholders may have previously agreed to pay such fees and expenses whether or not approved by the Bankruptcy Court for payment pursuant to the Plan.

    The Debtors' obligations to the holders of the FLAG Limited Bonds (the "FLAG Limited Bondholders") pursuant to the FLAG Limited Bonds will be satisfied in full in exchange for: (i) sixty-two point seventy-nine percent (62.79%) of the capital stock of New Holdco; (ii) the payment of certain fees and expenses to Anderson, Kill & Olick, as described in Section IV.A.2 of this Disclosure Statement ("DESCRIPTION OF THE PLAN OF REORGANIZATION--Overview--Treatment of FLAG Limited Bondholders"); (iii) certain fees and expenses of the FLAG Limited Indenture Trustee; and (iv) mutual general releases. The United States Trustee, however, asserts that payment of the fees and expenses as described in item
(ii) of the preceding sentence may only be made on the basis of approval by the Bankruptcy Court of an application pursuant to section 503(b) of the Bankruptcy Code, and the United States Trustee reserves the right to object to confirmation of the Plan containing this provision and any such application when filed.

    3.  AGREEMENTS WITH THE FLAG ATLANTIC BANKS

    FLAG Atlantic Limited is party to a Credit Agreement, dated as of October 8, 1999 (as the same has been or may be from time to time amended, modified, supplemented or restated, the "FLAG Atlantic Limited Credit Agreement"), among FLAG Atlantic, Barclays Bank plc, as administrative agent ("Barclays"), and the other agents and lenders thereto (collectively, the "FLAG Atlantic Banks"). FLAG Atlantic Holdings Limited, FLAG Atlantic USA Limited and certain non-Debtor affiliates are guarantors of FLAG Atlantic Limited's obligations under the FLAG Atlantic Limited Credit Agreement. The Debtors owed approximately $286 million as of December 31, 2001, and $253 million as of March 31, 2002 under the FLAG Atlantic Limited Credit Agreement to the FLAG Atlantic Banks. Pursuant to an agreement among the Debtors and the FLAG Atlantic Banks, the obligations owed to the FLAG Atlantic Banks pursuant to the FLAG Atlantic Limited Credit Agreement will be satisfied in full in exchange for
(i) twenty-six point twenty-five percent (26.25%) of the capital stock of New Holdco, (ii) payment, upon confirmation of the Plan, of the unreimbursed expenses of the advisers to the FLAG Atlantic Banks, not to exceed $750,000, and
(iii) mutual general releases. The FLAG Atlantic Banks shall deliver to New Holdco approximately $25 million seized from FLAG Holdco and FLAG Limited prior to the commencement of the Chapter 11 Cases, together with any interest actually accrued on such Cash from April 12, 2002. The FLAG Atlantic Banks will also receive a release, however, which will have the practical effect of permitting them to retain $82 million seized from FLAG Atlantic Holdings Limited, FLAG Atlantic Limited, and FLAG Atlantic USA Limited (collectively, the "FLAG Atlantic Debtors") prior to the commencement of the Chapter 11 Cases. In connection with a FLAG Asia Limited credit facility, Westdeutsche Landesbank Girozentrale ("West LB"), which is also a FLAG Atlantic Bank, will deliver to New Holdco $100 million constituting cash collateral held by West LB following the termination of the commitments under such FLAG Asia Limited credit facility, together with interest actually accrued on such Cash and not previously delivered to the Debtors. Delivery of the $100 million will be made pursuant to a separate agreement to be entered into among the Debtors, West LB and the financial institutions party to such FLAG Asia Limited credit facility, which agreement will provide, among other things, for the exchange of releases by the parties. The United States Trustee objects to the payment of fees and expenses as described in this paragraph and as set forth in the Plan.

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    4.  AGREEMENTS WITH CERTAIN TRADE CREDITORS

    Except as set forth in the last sentence of this paragraph, trade creditors of the Debtors other than the FLAG Atlantic Debtors will receive one of the following treatments, to be determined at the sole option of the Debtors (subject, in certain circumstances, to the consent of the Creditors' Committee): cash payments equal to 100% of their respective claims, reinstatement under section 1124 of the Bankruptcy Code in the case of certain Debtors, or such other treatment as such parties and the Debtors may agree upon (which shall not be more favorable than the treatment specified herein). Trade creditors of the FLAG Atlantic Debtors will receive their pro rata rights to preference and other causes of action of the FLAG Atlantic Estates (as described herein), other than such rights as are waived in the Plan, to be pursued after the Effective Date. Consistent with the foregoing, Alcatel Submarine Networks S.A., Alcatel S.A. and certain of their affiliates (collectively, "Alcatel"), CIENA Corporation ("CIENA"), Reach Ltd., Reach Cable Networks Limited and Reach Networks KK (Japan) (collectively, "REACH"), and Lucent Technologies Nederland B.V. ("Lucent") have reached separate agreements with the Debtors. Certain contracts between FLAG Asia Limited, Alcatel and REACH have already been amended and assumed, as amended, by the Debtors by virtue of an order of the Bankruptcy Court. Certain other contracts between the Debtors and each of Alcatel, CIENA and Lucent will be amended and assumed, and Alcatel and CIENA will receive certain equity distributions as described more fully herein. Finally, Alcatel, CIENA and Lucent, on the one hand, and the Debtors, on the other, will each be deemed to have generally released each other on the Effective Date pursuant to the Plan, subject to certain preserved claims as described more fully herein.

    5.  OTHER MATERIAL PROVISIONS OF THE PLAN

       A.  TRANSFER OF FLAG HOLDCO'S ASSETS TO NEW HOLDCO

    Consistent with requirements of Bermuda law, and in order to implement the terms of the Plan in Bermuda, the Plan contemplates the formation of New Holdco (as explained above) and the transfer of all right, title, and interest in the FLAG Holdco Assets (which are comprised almost exclusively of Cash and shares in various subsidiaries, including the other Debtors) to New Holdco on the Effective Date.

       B.  TRANSACTIONS INVOLVING THE FLAG ATLANTIC DEBTORS ON THE EFFECTIVE
           DATE

    On the Effective Date, the following transactions shall occur in the following order: (i) all Interests in FLAG Atlantic USA Limited shall be transferred to New Holdco; (ii) certain of the assets of the FLAG Atlantic Debtors shall be transferred to certain non-Debtor subsidiaries of FLAG Holdco;
(iii) the FLAG Atlantic Banks and the FLAG Atlantic Debtors shall novate certain claims and liens relating thereto to New Holdco and certain non-Debtor subsidiaries of FLAG Holdco, which claims and liens shall be immediately waived and released, and immediately thereafter New Holdco shall issue to the FLAG Atlantic Banks twenty-six point twenty-five percent (26.25%) of the capital stock of New Holdco, as described in Section I.B.3 of this Disclosure Statement ("INTRODUCTION--Overview of Plan and Schemes--Agreements with the FLAG Atlantic Banks"); and (iv) all Interests in FLAG Atlantic USA Limited shall be cancelled. Concurrently with the transactions described in the preceding sentence, the FLAG Atlantic Banks shall (a) transfer to New Holdco all Cash which is or previously was the property of FLAG Holdco and/or FLAG Limited (including collateral for swap transactions not previously released pursuant to settlement agreements) currently held by the Barclays or any of the other FLAG Atlantic Banks, in the approximate amount of $25,000,000 together with any interest actually accrued on such Cash from April 12, 2002, and (b) expressly release and waive any and all Claims or Liens against the FLAG Atlantic Holdings Assets, the FLAG Atlantic Limited Assets, and the FLAG Atlantic USA Limited Assets. In addition, in connection with the FLAG Asia Limited credit facility, West LB, which is also a FLAG Atlantic Bank, will deliver to New Holdco $100,000,000 constituting cash collateral held by West LB, together with interest actually accrued on such Cash and not previously delivered to the Debtors. This delivery will occur pursuant to a separate agreement to be entered into among the Debtors, West LB and the financial institutions party to such FLAG Asia

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Limited credit facility in accordance with the terms of such agreement, which agreement will provide, among other things, for the exchange of releases by the parties.

       C.  TRANSACTIONS INVOLVING FLAG LIMITED ON THE EFFECTIVE DATE

    On the Effective Date, the following transactions shall occur in the following order: (i) in consideration of and conditional on subsection (ii) of this paragraph, FLAG Limited shall issue and deliver certain fully paid common shares of FLAG Limited (the "Replacement FLAG Limited Common Shares") to the FLAG Limited Indenture Trustee, (ii) immediately thereafter, the FLAG Limited Indenture Trustee shall transfer the Replacement FLAG Limited Common Shares to New Holdco in return for shares equal to 62.79% of the New Holdco Common Shares on a Fully Diluted Basis and the other treatment and distributions specified in
Section IV.A.2 of this Disclosure Statement ("DESCRIPTION OF THE PLAN OF REORGANIZATION--Overview--Treatment of FLAG Limited Bondholders"), and
(iii) the original common shares of FLAG Limited shall be cancelled in accordance with the applicable Bermudan law procedure used to exchange the original FLAG Limited common shares for the Replacement FLAG Limited Common Shares.

       D.  WINDING UP OF FLAG HOLDCO AND THE FLAG ATLANTIC DEBTORS

    As soon as practical after FLAG Holdco has fulfilled its express duties under the Plan, including resolution of any Disputed Claims against FLAG Holdco, FLAG Holdco shall be liquidated and dissolved pursuant to, and in accordance with, applicable law by the Bermuda Provisional Liquidators. As soon as practical after the FLAG Atlantic Debtors have fulfilled their express duties under the Plan, including the prosecution of Avoidance Actions (as described in Section IV.A.8 of this Disclosure Statement) belonging to the Estates of each of the FLAG Atlantic Debtors and the resolution of Disputed Claims against the FLAG Atlantic Debtors by the Plan Administrator, each of the FLAG Atlantic Debtors shall be liquidated and dissolved pursuant to, and in accordance with, applicable law by the Plan Administrator (in the case of FLAG Atlantic USA Limited) and by the Bermuda Provisional Liquidators (in the case of FLAG Atlantic Limited and FLAG Atlantic Holdings Limited).

       E.  EXECUTIVE COMPENSATION ARRANGEMENTS

    FLAG Holdco and/or FLAG Limited have entered into employment agreements with certain executives of the Debtors that include significant retention payments to such executives, and have reached agreement with such executives to modify those payments, all as more fully described in Section II.I.1 of this Disclosure Statement ("BACKGROUND CONCERNING THE DEBTORS--Agreements with Directors, Officers and Executives--Employment Agreements with Officers") and Exhibit I attached hereto. The retention payments are in consideration for the executives' agreements to continue to work for the Debtors until the Bankruptcy Court enters a decision on a restructuring plan. The retention payments consist of gross cash payments that were approved by the board of directors of FLAG Holdco (the "Board") on April 4, 2002, PROVIDED that if the executive terminates his employment or gives notice to terminate his employment prior to the entry of a decision by the Bankruptcy Court on a restructuring plan, he must repay the net amount received less taxes withheld of such cash payment, and contingent cash payments payable upon the terms described in Section II.I.1 of this Disclosure Statement and in Exhibit J attached hereto. On the Effective Date, the Debtors will assume the employment agreements and ratify the pre-petition retention payments, subject to the amendments to the employment agreements as more fully described in Section IV.A.5 of this Disclosure Statement ("DESCRIPTION OF THE PLAN OF REORGANIZATION--Overview--Treatment of Management Creditors") and in
Exhibit I attached hereto.

       F.  PAYMENT OF CERTAIN PROFESSIONALS

    On the Effective Date, the Debtors will issue a promissory note in the principal amount of $4 million to The Blackstone Group ("Blackstone") as partial compensation for its services as financial advisors to the Debtors in the Chapter 11 Cases (the "Blackstone Note"). On the Effective Date, the Debtors will issue a promissory note in the principal amount of $1.25 million to Houlihan Lokey Howard & Zukin Capital ("Houlihan") as partial compensation for its services as financial advisors to the Creditors' Committee in the Chapter 11 Cases (the "Houlihan Note"). Each of the Blackstone Note and the Houlihan Note will be secured by Liens on all of the assets of New Holdco and each of the Reorganized Debtors (other than FLAG Holdco and the FLAG Atlantic Debtors) and all of the other direct and indirect subsidiaries of FLAG Holdco (the "Non-Debtor Affiliates"), except for the Alcatel and REACH Collateral and the cash collateral securing the reimbursement obligations under letter of credit facilities with West LB and Barclays. The Blackstone Note and the Houlihan Note will rank pari passu in priority and right of payment with the FLAG Holdco Bondholder Notes. The Debtors will also make certain cash payments to Blackstone and Houlihan on the Effective Date. Notwithstanding the face amounts of the Blackstone Note and the Houlihan Note, in the event of a liquidation, the amount necessary to pay the Blackstone Note in full shall be six million dollars ($6,000,000) plus accrued and unpaid interest, less principal amounts prepaid, and the amount necessary to pay the Houlihan Note in full shall be one million eight hundred seventy-five thousand dollars ($1,875,000) plus accrued and unpaid interest, less principal amounts prepaid. Any and all payments to either Blackstone or Houlihan, including, without limitation, payments under the Blackstone Note and the Houlihan Note, will be subject to Bankruptcy Court approval in connection with these Professionals' final fee applications under sections 328 and 330 of the Bankruptcy Code.

    THE DEBTORS BELIEVE THAT THE PLAN WILL ENABLE THE DEBTORS TO REORGANIZE SUCCESSFULLY AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN AND THE SCHEMES ARE IN THE BEST INTERESTS OF THE DEBTORS AND THEIR CREDITORS. ALL CREDITORS ARE URGED TO VOTE IN FAVOR OF THE PLAN AND THE SCHEMES, AS APPLICABLE, BY NO LATER THAN 3:00 P.M. EASTERN STANDARD TIME ON SEPTEMBER 20, 2002 (THE "VOTING DEADLINE").

    THE CREDITORS' COMMITTEE SUPPORTS THE PLAN AND URGES CREDITORS TO VOTE IN FAVOR OF THE PLAN BY THE VOTING DEADLINE.

C. VOTING RIGHTS

    Pursuant to the provisions of the Bankruptcy Code, only holders of claims and interests in classes that are (i) treated as "impaired" by the plan of reorganization and (ii) entitled to receive a distribution under such a plan are entitled to vote on the plan. Under the Plan, only holders of Claims in the following Classes are entitled to vote on the Plan:

    - FH-4 (all FLAG Holdco Bondholder Claims);

    - FL-4 (all FLAG Limited Bondholder Claims);

    - FAHL-3 (all Secondary Liability Claims by the FLAG Atlantic Banks against FLAG Atlantic Holdings Limited);

    - FAHL-4 (all General Unsecured Claims against FLAG Atlantic Holdings Limited);

    - FAL-3 (the FLAG Atlantic Banks' Claim);

    - FAL-4 (all General Unsecured Claims against FLAG Atlantic Limited);

    - FAUL-3 (all Secondary Liability Claims by the FLAG Atlantic Banks against FLAG Atlantic USA Limited); and,

    - FAUL-4 (All General Unsecured Claims against FLAG Atlantic USA Limited).

    Claims and Interests in other classes are either unimpaired and their holders are deemed to have accepted the Plan, or they are receiving no distributions under the Plan and their holders are deemed to have rejected the Plan.

    Notwithstanding the foregoing, only holders of Allowed Claims in the voting classes are entitled to vote on the Plan. A Claim as to which a dispute exists is not an Allowed Claim and is thus not entitled to vote, unless and until the dispute is determined, resolved or adjudicated in the Bankruptcy Court or another court of competent jurisdiction or pursuant to agreement with the Debtors. If the Debtors file an objection to your Claim, a dispute exists as to your Claim, and you will not be entitled to vote.

However, the Bankruptcy Court may deem a Disputed Claim to be Allowed on a provisional basis, for purposes only of voting on the Plan. Therefore, although there is a ballot enclosed with this Disclosure Statement, the votes cast by the holders of Disputed Claims will not be counted unless the Bankruptcy Court provisionally allows such Claims for purposes of voting on the Plan. If your Claim is disputed it is your obligation to obtain an order provisionally allowing your Claim or Interest.

    Only holders of Claims in Class FH-4 (all FLAG Holdco Bondholder Claims) are entitled to vote on the FLAG Holdco Scheme. Only holders of Claims in Class FL-4 (all FLAG Limited Bondholder Claims) are entitled to vote on the FLAG Limited Scheme.

    Holders of Claims in the voting classes may vote on the Plan and, where appropriate and subject to Bermuda law, the Schemes only if they are holders as of the Voting Record Date. The Voting Record Date is August 1, 2002.

    A ballot to be used for voting to accept or reject the Plan, together with a postage-prepaid envelope, is enclosed with copies of this Disclosure Statement that are mailed to creditors entitled to vote on the Plan. If you are the holder of an FH-4 Claim, you are also entitled to vote on the FLAG Holdco Scheme, and if you are the holder of an FL-4 Claim, you are also entitled to vote on the FLAG Limited Scheme, and the ballot you receive will be in the form of a ballot/proxy. As the Schemes only address FH-4 and FL-4 claims, other creditors and shareholders are not entitled to vote in the Schemes. If there is no ballot or ballot/proxy enclosed, or if you have any questions concerning voting procedures, you may contact the Debtors' voting agents as follows:

        ALL PARTIES OTHER THAN BONDHOLDERS OR STOCKHOLDERS MAY CONTACT:
                     FLAG TELECOM HOLDINGS LIMITED, ET AL.
                        c/o POORMAN-DOUGLAS INCORPORATED
                           10300 S.W. ALLEN BOULEVARD
                          BEAVERTON, OREGON 97005-4833
                           TELEPHONE: (503) 416-4958
                      EMAIL: FLAGINFO@Poorman-Douglas.com

                    BONDHOLDERS OR STOCKHOLDERS MAY CONTACT:
                           INNISFREE M&A INCORPORATED
                               501 MADISON AVENUE
                            NEW YORK, NEW YORK 10022
                           TELEPHONE: (877) 750-2689

                            BANKS AND BROKERS CALL:
                           INNISFREE M&A INCORPORATED
                               501 MADISON AVENUE
                            NEW YORK, NEW YORK 10022
                           TELEPHONE: (212) 750-5833

    To be counted, your vote must be received, on the ballot or ballot/proxy provided, pursuant to the instructions thereon and described herein, by the Debtors' voting agents applicable to you at the addresses set forth in
Section VII.C of this Disclosure Statement ("VOTING PROCEDURES--General Procedures and Deadlines for Casting Votes"), before the Voting Deadline of 3:00 p.m. Eastern Time on September 20, 2002.

    THE BALLOT ALSO REFERENCES AN OPTIONAL LIMITED RELEASE THAT CREDITORS IN VOTING CLASSES MAY GRANT TO CERTAIN NON-DEBTORS. THE LIMITED RELEASE IS DESCRIBED IN MORE DETAIL BOTH IN THE PLAN AND ON THE BALLOT. BY CHECKING THE APPLICABLE BOX ON THE BALLOT, A CLAIM HOLDER MAY ELECT TO OPT OUT OF THE LIMITED RELEASE AND PRESERVE ITS CLAIM AGAINST THE NON-DEBTOR PARTIES, EVEN IF IT VOTES TO ACCEPT THE PLAN.

    The Bermuda Court has convened meetings of the Scheme Creditors for the FLAG Holdco and FLAG Limited Schemes for September 23, 2002, at 10:00 a.m. and
11:00 a.m. Eastern time, respectively, at KPMG, 4 Par-La-Ville Road, Hamilton HN 08, Bermuda, at which time the Scheme Creditors will be entitled to vote in person on the Schemes. Alternatively, the Scheme Creditors may vote by proxy by completing the accompanying ballot/proxy. By checking or ticking the box on the ballot/proxy to accept the Plan and the appropriate Scheme, Scheme Creditors will be giving the Chairman of the meeting their proxy to cast their vote in support of that Scheme. Likewise, if Scheme Creditors check or tick the box rejecting the Plan and the appropriate Scheme, the Chairman will vote their proxy to reject that Scheme. Scheme Creditors claiming in the Plan will be deemed to have also claimed in the appropriate Scheme. The ballot/proxy in respect of their claims shall contain only two boxes constituting a single vote in favor of, or a single vote against, both the Plan and the appropriate Scheme. In the event that any Scheme Creditor wishes to vote only in respect of the appropriate Scheme and not in the Plan or to appoint someone other than the Chairman as its proxy, he/she should contact the Bermuda Provisional Liquidators (see the Explanatory Statements for contact information) who will provide the appropriate form for completion. In the event that any Scheme Creditor wishes to attend the appropriate meeting, he/she may of course do so and can vote his/herself, even if such Scheme Creditor has given his/her proxy to the Chairman by returning the ballot/proxy, but he/she cannot vote both by proxy and in person.

    BALLOTS OR BALLOTS/PROXIES MUST BE RECEIVED BY 3:00 P.M. EASTERN TIME, ON SEPTEMBER 20, 2002, IN ORDER TO BE CONSIDERED IN DETERMINING WHETHER THE PLAN, OR THE PLAN AND, SUBJECT TO BERMUDA LAW, THE SCHEMES, HAVE BEEN ACCEPTED OR REJECTED. SUBJECT TO BERMUDA LAW, FAXED BALLOTS OR FAXED BALLOTS/PROXIES WILL NOT BE ACCEPTED.

    BALLOTS OR BALLOTS/PROXIES THAT ARE RECEIVED BUT NOT SIGNED WILL NOT BE COUNTED. BALLOTS OR BALLOTS/PROXIES THAT ARE SIGNED BUT DO NOT SPECIFY WHETHER THE HOLDER ACCEPTS OR REJECTS THE PLAN AND THE SCHEMES WILL NOT BE COUNTED. THE DEBTORS RECOMMEND A VOTE IN FAVOR OF THE PLAN AND SCHEMES.

    THE DEBTORS URGE ALL CREDITORS ENTITLED TO VOTE TO EXERCISE THEIR RIGHT BY COMPLETING THEIR BALLOTS OR BALLOTS/PROXIES AND RETURNING THEM BY THE DEADLINE.

    FOR DETAILED VOTING INSTRUCTIONS, INCLUDING CERTAIN SPECIAL PROVISIONS RELATING TO THE VOTING OF CERTAIN BOND CLAIMS, SEE SECTION VII OF THIS DISCLOSURE STATEMENT ("VOTING PROCEDURES"), AND THE INSTRUCTIONS ON YOUR BALLOT/PROXY OR MASTER BALLOT/PROXY.

D. LIMITATIONS

    NO SOLICITATION OF VOTES ON THE PLAN MAY BE MADE EXCEPT PURSUANT TO THIS DISCLOSURE STATEMENT AND SECTION 1125 OF THE BANKRUPTCY CODE. IN VOTING ON THE PLAN AND THE SCHEMES, CREDITORS SHOULD NOT RELY ON ANY INFORMATION RELATING TO THE DEBTORS AND THEIR BUSINESSES OTHER THAN THAT CONTAINED IN THIS DISCLOSURE STATEMENT, THE PLAN, THE EXPLANATORY STATEMENTS, THE SCHEMES, AND ALL EXHIBITS, ANNEXES AND SCHEDULES HERETO AND THERETO.

    THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED HEREIN, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT DOES NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE SUCH DATE. THIS DISCLOSURE STATEMENT HAS BEEN PREPARED BY THE DEBTORS. CREDITORS ENTITLED TO VOTE SHOULD READ IT CAREFULLY AND IN ITS ENTIRETY, AND WHERE POSSIBLE CONSULT WITH COUNSEL PRIOR TO VOTING.

                                      II.
                       BACKGROUND CONCERNING THE DEBTORS

A. OVERVIEW

    The Debtors are part of a multinational corporate organization made up of more than 50 corporate entities (collectively, "FLAG Telecom"). FLAG Telecom operates a global telecommunications network comprised of advanced fiber-optic cable systems and interfaces that are owned by, leased to, or otherwise available to FLAG Telecom. Over the FLAG Telecom global network, FLAG Telecom offers a variety of telecommunications products and services, including Internet Protocol ("IP") transit, IP point-to-point, leased capacity services, managed bandwidth services, co-location services and long-term rights of use in capacity. FLAG Telecom is a "carrier's carrier," meaning that its target customer base is the international wholesale broadband market, consisting of established carriers or major public telephone operators, Application Service Providers ("ASPs"), Internet Service Providers ("ISPs"), alternate carriers and other bandwidth intensive users (such as broadcasters), rather than individual telecommunications consumers.

B. CORPORATE STRUCTURE

    FLAG Holdco is a public company, organized under the laws of Bermuda. FLAG Holdco has nine direct subsidiaries. Out of the nine direct subsidiaries, FLAG Acquisition No. 1 Corporation is organized under the laws of the State of Delaware, FLAG Telecom Singapore Pte. Limited is organized under the laws of Singapore, and the remaining seven direct subsidiaries are organized under the laws of Bermuda. Three direct subsidiaries, FLAG Limited, FLAG Atlantic Holdings Limited and FLAG Telecom Group Services Limited, are Debtors in these Chapter 11 Cases. The other direct subsidiaries of FLAG Holdco are not Debtors.

    Other than FLAG Acquisition No. 1 Corporation, FLAG Telecom Global Network Limited and FLAG Telecom Singapore Pte. Limited, each of the direct subsidiaries that are not Debtors in turn have subsidiaries. Six of those indirect subsidiaries of FLAG Holdco are Debtors, as follows: FLAG Asia Limited, a company organized under the laws of Bermuda; FLAG Pacific USA Limited, a corporation organized under the laws of the State of Delaware; FLAG Telecom Limited, a company organized under the laws of the United Kingdom; FLAG Telecom USA Ltd., a corporation organized under the laws of the State of Delaware; FLAG Atlantic Limited, a company organized under the laws of Bermuda; and, FLAG Atlantic USA Limited, a corporation organized under the laws of the State of Delaware. Other than the indirect subsidiaries listed in the preceding sentence, none of the other indirect subsidiaries of FLAG Holdco are currently Debtors. For ease of reference, a chart of the corporate structure of FLAG Holdco and its subsidiaries is attached hereto as Exhibit D.

    The majority of the employees of the global operations of FLAG Telecom are employed by the direct subsidiaries of FLAG Telecom Group Services Limited. In addition, the majority of the sales, general and administrative expenses for the entire FLAG Telecom global telecommunications network primarily reside at the direct subsidiaries of FLAG Telecom Group Services Limited.

C. BUSINESS

    1.  FLAG TELECOM'S GLOBAL NETWORK

    FLAG Telecom's initial goal at the time of its inception in 1990 was to build a global telecommunications network. It owns one of the world's longest digital fiber-optic undersea cable systems, the FLAG Europe-Asia ("FEA") cable system, which was placed into commercial service in November 1997. In 2001, FEA was seamlessly interconnected with the FLAG Atlantic-1 ("FA-1") cable system, FLAG Telecom's trans-Atlantic cable system, to provide FEA with a direct route into the U.S.

Internet hubs. This is a key market that FEA currently operates in, and enables FEA to provide seamless services from the United States to major markets in Europe, the Middle East, India and the rest of Asia. FLAG Telecom has extended this global network with its FLAG North Asian Loop ("FNAL") cable system, which adds large amounts of bandwidth in key North Asian markets, provides FEA with redundancy along that part of its route, extends access into city center locations and adds Taiwan as an additional country market.

    Also in 2001, FLAG Telecom established its FLAG Europe system, an advanced terrestrial fiber-optic network developed in association with Verizon Global Solutions, Inc., which links the major European business centers. Interconnection of the FLAG Europe system with FA-1 and FEA provides seamless connectivity from European centers to the U.S., the Middle East and Asia.

    FLAG Telecom's strategy to be a leading independent carriers' carrier has not changed in principle. What has changed, quite dramatically, is the economic climate and the financial challenges imposed on FLAG Telecom's competitors, customers, potential customers and FLAG Telecom itself. The economics of building new systems have been altered by the current level of imbalance in supply and demand, and customers' and prospective customers' ability to purchase capacity over many competing systems.

    Going forward, FLAG Telecom's operating strategy to grow its business in the current economic climate is to concentrate on:

    - serving the core backbone needs of large bandwidth users, including telecoms and Internet companies;

    - focusing on regions where FLAG Telecom has strong competitive advantages, such as the Middle East and Asia, and specializing in hard to reach places with favorable competitive dynamics;

    - increasing the revenue generating capability of the network by adding additional tiers of services, focusing on development of the IP layer, increasing the number of Points of Presence ("PoPs") and providing new bandwidth intensive services; and

    - aggressively reducing costs, as described more fully in Section III.E.3 of this Disclosure Statement ("THE DEBTORS' CHAPTER 11 CASES--Events During the Chapter 11 Cases--Global Cost Reduction Program"), and restructuring its debt obligations pursuant to the Plan and the Schemes and the separate agreements with Alcatel, REACH, CIENA and Lucent as described in
      Section IV.A of this Disclosure Statement ("DESCRIPTION OF THE PLAN OF REORGANIZATION--Overview").

       A.  NETWORKS SEGMENT BUILT AND OWNED BY FLAG TELECOM

    FLAG Telecom has developed a global fiber-optic network both by building network segments itself and through collaboration with third parties. FLAG Telecom's own cable systems are divided into three distinct segments: FEA, FA-1, and FNAL. The FEA system stretches from the United Kingdom through the Middle East and Asia to Japan with landing sites in thirteen countries. The FA-1 system provides service between London, Paris, and New York and was placed into commercial service in the third quarter of 2001.

    The FNAL system provides intra-regional, city-to-city connectivity between Hong Kong, Seoul, Tokyo, and Taipei. The system has been substantially completed from a technical perspective and it entered into commercial service from Hong Kong to Tokyo in 2001, and to Seoul earlier this year, with full loop closure and the Taipei PoP scheduled to go into commercial service in the second half of 2002. The Debtors estimate that FLAG Telecom has invested approximately
$547.5 million to date in developing and constructing the FNAL system. The Debtors believe that FLAG Telecom will not need to invest any additional funds to complete FNAL, other than the consideration to be delivered to

FNAL trade creditors, including Alcatel and REACH (pursuant to the FLAG Asia Term Sheet, described in Section IV.A.4.c.i of this Disclosure Statement), CIENA and others.

    The following table provides additional information on the network that FLAG Telecom has built since its inception.

     PRINCIPAL FEATURES        WHAT CITIES/COUNTRIES DOES IT   STATUS OF CONSTRUCTION AND
                                          REACH?                        CAPACITY
FLAG EUROPE-ASIA (FEA) links   The system comes ashore at 16  The FEA system was placed
the telecommunications         operational landings in 13     into commercial service in
markets of Western Europe and  countries:                     November, 1997. It has an
Japan through the Middle       - Porthcurno, UK               aggregate capacity of 10
East, India, Southeast Asia    - Estepona, Spain              gigabits per second,
and China along a route that   - Palermo, Italy               transmitting on two fiber
adjoins countries with         - Alexandria, Egypt            pairs. The system
approximately 75% of the       - Suez, Egypt                  incorporates synchronous
world's population. The FEA    - Aqaba, Jordan                digital hierarchy ("SDH"),
system consists of             - Jeddah, Saudi Arabia         which is the current
approximately 28,000           - Fujairah, UAE                international standard for
kilometers of undersea         - Mumbai, India                digital transmission and
fiber-optic cable with a 580   - Songkhla, Thailand           management.
kilometer dual land crossing   - Penang, Malaysia
in Egypt and a 450 kilometer   - Lantau Island, Hong Kong     FLAG Telecom currently
dual land crossing in           SAR                           believes that, with the
Thailand.                      - Shanghai, China              latest available technology,
                               - Keoje-do, Korea              the transmission capacity of
                               - Ninomiya, Japan              the segments of the FEA
                               - Miura, Japan                 system is upgradeable to
                                                              between 30 and 60 gigabits
                                                              per second depending
                                                              primarily on the length of
                                                              the segment.
FLAG ATLANTIC-1 (FA-1) is a    FLAG Telecom has 11 city PoPs  FA-1 is fully operational. It
14,500 kilometer city-to-city  (as defined above) in London   is interconnected to a range
service linking New York,      (3), Paris (3) and New York    of major telehouses in each
London and Paris over an       (4)(1) to which the system     city through FLAG Telecom's
infrastructure owned and       connects. The system comes     metro ring development (as
managed by FLAG Telecom. FA-1  ashore at four locations:      described below). The full
can currently carry up to 2.4  - Long Beach, NY               loop was placed into
terabits per second on each    - Crab Meadow Beach, NY        commercial service in the
of its two trans-Atlantic      - Skewjack, UK                 third quarter of 2001.
cables.                        - Plerin, France
                                                              FA-1 is a six fiber pair,
                                                              dual cable loop system with a
                                                              combined design capacity of
                                                              4.8 terabits per second (2.4
                                                              terabits per second on each
                                                              cable) using Dense Wave
                                                              Division Multiplexing
                                                              ("DWDM") technology.
-------------------------------------------------------------------------------------------
(1)  FLAG Telecom plans to eliminate one of FA-1's New York PoPs through its global cost reduction program, as described more fully in Section III.E.3 of this Disclosure
     Statement ("THE DEBTORS' CHAPTER 11 CASES--Events During the Chapter 11 Cases--Global
     Cost Reduction Program").

     PRINCIPAL FEATURES        WHAT CITIES/COUNTRIES DOES IT   STATUS OF CONSTRUCTION AND
                                          REACH?                        CAPACITY
FLAG NORTH ASIAN LOOP (FNAL),  FLAG Telecom has developed     FNAL is a six fiber pair,
FLAG Telecom's latest          seven city PoPs (as defined    fully resilient system with
development, is designed to    below) in Hong Kong (2),       an initial combined capacity
support the growth in intra-   Tokyo (3), Taipei (1) and      of 320 gigabits per second,
Asian Internet traffic. FNAL   Seoul (1) to which the system  upgradeable to 2.4 terabits
was developed in conjunction   connects. The system comes     per second using DWDM
with REACH to offer intra-     ashore at four locations:      technology on the Eastern leg
regional, city-to-city         - Tong Fuk, Hong Kong          and 3.8 terabits on the
connectivity between the high  - Toucheng, Taiwan             Western leg.
traffic centers of Hong Kong,  - Pusan, Korea
Seoul, Tokyo and Taipei.       - Wada, Japan                  The Eastern, Hong Kong to
                                                              Japan, leg became operational
                               FNAL is connected to FEA at    in 2001. The Korea-Japan
                               landings in Hong Kong and      segment became operational
                               Japan, and to trans-Pacific    during the second quarter of
                               cable systems on which FLAG    2002. The full loop and the
                               Telecom own facilities,        Taiwan landing site are
                               specifically Asia Global       expected to be fully
                               Crossing and Marubeni's        operational in the second
                               jointly owned PC-1 and the     half of 2002.
                               Japan-U.S. consortium cable
                               network.

       B.  CAPACITY ACQUIRED FROM OTHER CARRIERS

    In addition to its own cable network systems, FLAG Telecom leases, purchases or otherwise acquires rights to use capacity on networks owned by other carriers. FLAG Telecom has sought and will seek to enter into these arrangements where rapid access to a market is required or where it is not economically feasible for FLAG Telecom to expand its network on its own. This relatively new, flexible approach to expanding FLAG Telecom's global network allows it to benefit from the assets of its partners, while also reducing the capital expenditure and time required to develop the network.

    Set out below are the critical achievements FLAG Telecom made in 2001 and early 2002, and the business rationale underlying the decisions FLAG Telecom made, to complete its global network without building networks on its own:

    - PACIFIC CAPACITY. During 2001, FLAG Telecom announced that, as a result of its inability to obtain financing on satisfactory terms, it had decided not to proceed with the construction of the FLAG trans-Pacific system ("FP-1") that was contemplated to be built in association with TyCo Telecommunications. Rather than continuing with the construction of FP-1, FLAG Telecom acquired capacity on the Japan-U.S. consortium cable system and on Asia Global Crossing and Marubeni's jointly owned PC-1 cable system in order to link FNAL with the west coast of the U.S.

    - FLAG SOUTH ASIA. FLAG Telecom was originally issued an international facilities license conditional upon its building a system into Singapore. When FLAG Telecom determined that a system could not be built on acceptable economic terms as a consequence of other private cable systems that would be available before its build was complete, FLAG Telecom applied successfully to have the conditions of its license application amended to enable it to satisfy the condition by purchasing capacity rather than building its own system. Now that the other high capacity systems are going into service, FLAG Telecom expects to utilize, wherever possible, capacity acquired from other carriers.

    - FLAG EUROPE. FLAG Telecom required a network in Europe in order to leverage its terabit systems across the Atlantic and to move traffic originating from or terminating in Europe onto its FEA system. Given the state of the European market and the high level of competition, FLAG Telecom decided to establish its FLAG Europe system, a terrestrial fiber-optic network, in association with Verizon Global Solutions, Inc. FLAG Telecom purchased dark fiber and co-location facilities on KPNQwest's pan-European fiber optic network to form the underlying infrastructure for this network. The system went into service in the second quarter of 2001.

    - FLAG TRANS-USA. FLAG Telecom believes that it needs capacity across the U.S. because of the U.S.-centric nature of the Internet, which requires FLAG Telecom to provide connectivity from Asia and Europe to important Internet hubs on both the east and west coast of the U.S. In addition, having trans-U.S. capacity enables FLAG Telecom to route traffic between Europe and Asia across the United States, rather than being reliant on the FEA system, and provides a restoration route to improve the resilience of its network. Given that there was ample supply of network from several different potential suppliers, matched against FLAG Telecom's forecast demand, FLAG Telecom chose to minimize its investment by purchasing lit capacity rather than building its own network. FLAG Telecom has arrangements in place to use capacity on the U.S. networks of Level 3 and Global Crossing in order to fulfill its requirements for carrying traffic across the U.S. FLAG Telecom has also activated services from New York to Los Angeles in 2002.

    In each case described above, FLAG Telecom's management believed that it was more cost effective to acquire capacity from third parties than to expand FLAG Telecom's network independently. In this way, FLAG Telecom expanded its global network to enable it to reach new customers in important markets and to offer its existing customers a broader range of destinations. By building its own high capacity global network and strategically acquiring capacity from other carriers, FLAG Telecom is able to offer low cost bandwidth and IP services to the many regional carriers and ISPs that do not have their own networks outside their home territories. Additionally, having an extensive network under the control of FLAG Telecom's own network management systems enables FLAG Telecom to offer end-to-end solutions for customers who otherwise might have to piece together multiple capacity from different providers.

       C.  OTHER COMPONENTS OF FLAG TELECOM'S NETWORK

             I. NETWORK OPERATING CENTERS

    FLAG Telecom monitors its global network on a proactive basis from two network operating centers which use the latest monitoring technology and provide 24 hours a day, seven days a week coverage. These centers are fully equipped to detect and handle incidents and quickly re-route traffic in the event of a fault. FLAG Telecom's network operating centers are located at Fujairah in the United Arab Emirates and Heathrow in England. The network operating centers can monitor FEA, FA-1, FNAL and services purchased on third party networks through to city PoPs.

             II. METRO RING SITES AND POINTS OF PRESENCE

    A metro ring is a metropolitan fiber ring which connects FLAG Telecom's physical locations in certain cities, or PoPs, with the major telehouses in a metropolitan area. A metro ring facilitates traffic terminating at a customer's site from FLAG Telecom's major traffic routes. FLAG Telecom has developed metro rings in New York, Paris and London and is finalizing the configuration of the metro ring in Tokyo. FLAG Telecom's New York and European metro rings went operational in the fourth quarter of 2001.

    FLAG Telecom currently has 32 PoPs or Virtual Points of Presence ("vPoPs") in 15 countries on four continents. In addition to the PoPs mentioned above under "Network Segment Built and Owned by FLAG Telecom", FLAG Telecom has 13 other PoPs or vPoPs in the following locations: Brussels,

Belgium; Shanghai, China; Cairo, Egypt; Dusseldorf and Frankfurt, Germany; Tehran, Iran; Milan, Italy; Amsterdam, The Netherlands; Singapore, Singapore; Madrid, Spain; San Francisco (2) and Los Angeles, California; and Karachi, Pakistan.

       D.  CUSTOMERS

    FLAG Telecom has an established customer base of over 130 customers, many of which are the world's leading telecommunications and Internet companies. FLAG Telecom's principal customers are incumbent national operators, international licensed telecommunications companies, emerging telecommunications companies and ISPs. FLAG Telecom's customers have experienced slower growth in demand than had been expected and this has led to the customers suffering capital constraint or heavy indebtedness, with a higher risk of financial distress and bankruptcy. FLAG Telecom has perceived an overall increase in expectation of service levels and cost effectiveness, and a heightened concern on the part of customers regarding the viability of companies in FLAG Telecom's industry sector.

    The products and key criteria driving the purchasing decisions of FLAG Telecom's customers vary by the type of customer it serves. FLAG Telecom believes that the trends affecting the types of customer it serves are as follows:

    - GLOBAL CARRIERS. The market downturn has significantly affected global carriers. FLAG Telecom believes that its own network will be driven by short term planning in response to customer demand. FLAG Telecom is seeing reduced demand for long term Right of Use ("ROUs") products and services over capacity except for higher bandwidth products such as wavelengths which carriers may buy from FLAG Telecom and incorporate into their own core network. FLAG Telecom believes that there is a move towards short term leases, as opposed to ROUs, for lower units of capacity. These are typically purchased by the carrier to serve a specific customer need or as a hedge against uncertainty.

    - INCUMBENT PUBLIC TELEPHONE OPERATORS AND REGIONAL CARRIERS. These customers contribute significantly to FLAG Telecom's revenues. They use FLAG Telecom to supplement existing investments in capacity owned by the "club system" (under which a group of users pools funds to buy or build capacity), as most are purchasing on multiple systems to meet resiliency needs. FLAG Telecom believes that its independent status is an important attraction for these customers, as evidenced by its high level of repeat business. Quality of service, financial security and price competitiveness are key attributes to win business with these customers. These customers demand ROUs and leases, but the mix is moving increasingly towards leases. The typical purchases are at the lower capacity level and are delivered into major city telehouses. Incumbent public telephone operators and regional carriers are seeking flexible drawdown of capacity. The main demand for FLAG Telecom's Middle East customers is IP transport into the U.S.

    - TIER TWO CARRIERS, ISPS, ASPS AND OTHER CONTENT PROVIDERS. These customers demand high quality of service at a low price, and are often more interested in leased IP services than capacity services or ROUs. Increasingly, customers in this segment require a high degree of flexibility in provisioning and may demand a "pay per use" approach. FLAG Telecom is seeing trends towards purchase on demand for these types of customers, mainly for short term leases. Most services need to be delivered into the customer premises and the service has to be offered with very strict service level agreement terms.

       E.  BUSINESS STRATEGY

    FLAG Telecom's goal is to establish itself as a leading independent global transport and network services provider. FLAG Telecom aims to offer an innovative range of products and services to the international carrier community and content providers, including ASPs and ISPs, across its global network. FLAG Telecom's network is optimized to support the next generation of IP services.

    An essential part of achieving this goal is the ongoing development of FLAG Telecom's state-of-the-art, technologically advanced network with global reach and a seamless service capability. FLAG Telecom's global network makes it possible for it to offer one of the widest ranges of destinations available. As well as serving high volume routes, FLAG Telecom's network provides connectivity into many hard-to-reach locations, including the Middle East and the Asia Pacific region. FLAG Telecom's submarine and terrestrial cable systems can connect its customers to countries that account for the majority of the world's population. Following completion of the FNAL system construction, which is expected to occur during the second half of 2002, FLAG Telecom's network will extend to many of the world's major international business centers. FLAG Telecom has strong relationships with other network operators and local access providers, as well as strong relationships with independent consultants that have relationships with network and local access providers, that enable it to offer end-to-end service into individual customer sites.

    Much of FLAG Telecom's attention in the period since its initial public offering in February 2000 has been focused on completing the construction of its global network to provide seamless service capability and improve its network services business. With the completion of the FNAL system construction, FLAG Telecom has finished the construction of all its current major system projects. FLAG Telecom started building its network in 1995 when it closed the financing of its first system, FEA. Since the beginning of 2001, key construction milestones have been met as FLAG Telecom:

    - brought the FA-1 system fully into commercial service;

    - commissioned and substantially completed construction of the eastern, Hong Kong to Tokyo, leg of the FNAL system;

    - completed the construction of the western leg of the FNAL system;

    - commissioned 13 IP PoPs; and

    - undertook demand-led capacity upgrades on FA-1 and on the UK-Spain segment of FEA.

    FLAG Telecom's network is now operational on all routes (except for Taipei). FLAG Telecom has the ability now to take customer traffic in both directions around the globe. To increase the revenue generating capability of FLAG Telecom's global network at a time of declining prices, FLAG Telecom has been moving its focus away from the construction of its global network and into a phase of leveraging its global network assets by building the volume of traffic and the value of that traffic on its network.

    The principal elements of FLAG Telecom's business strategy to achieve these objectives include:

    - enhancing the connectivity between FLAG Telecom's network and other (regional feeder) networks to enable new customers to readily move their traffic onto its global network;

    - deepening and broadening FLAG Telecom's relationships with its customers; and

    - expanding the range of products and services that FLAG Telecom offers its customers.

             I. ENHANCING THE CONNECTIVITY BETWEEN FLAG TELECOM'S NETWORK AND
                OTHER (REGIONAL FEEDER) NETWORKS TO ENABLE NEW CUSTOMERS TO READILY MOVE THEIR TRAFFIC ONTO ITS GLOBAL NETWORK

    FLAG Telecom believes that its global network serves the world's major traffic routes. In order to attract new customers onto its global network and to retain existing customers, FLAG Telecom aims to make it easier for them to access its network. In 2001, FLAG Telecom achieved this by:

    - acquiring backbone network in areas where it has not built networks itself;

    - building metro rings in major cities so as to provide access in a broader range of commercial telehouses; and

    - extending its network of city PoPs into cities near to its global network.

               (A) ACQUIRING CAPACITY FROM OTHER CARRIERS

    As discussed above in Section II.C.1.b of this Disclosure Statement ("BACKGROUND CONCERNING THE DEBTORS--Business--FLAG Telecom's Global Network--Capacity Acquired from Other Carriers"), FLAG Telecom has leased, purchased or otherwise acquired rights to use capacity on networks owned by other carriers where rapid access to a market is required or where it is not economically feasible for FLAG Telecom to expand its network on its own.

               (B) BUILDING METRO RINGS IN MAJOR CITIES

    Following the completion of the FA-1 cable system, FLAG Telecom constructed metro rings in New York, Paris and London--the three cities in which FA-1 terminates. These metro rings act as hubs in the critical termination points for FLAG Telecom's trans-Atlantic customer traffic. The benefits of metro rings are that they:

    - allow FLAG Telecom to reach a much larger number of customers directly on their own network;

    - improve the quality of service FLAG Telecom provides; and

    - offer the customer an alternative to the costly and time consuming process of building its own connections from telehouses into FLAG Telecom's global network.

    FLAG Telecom is also developing a metro ring in Tokyo to service traffic in Japan.

               (C) EXTENDING FLAG TELECOM'S NETWORK OF CITY POPS

    FLAG Telecom looks to establish PoPs at locations near to its global network so as to increase traffic volume on its global network. FLAG Telecom currently has 32 PoPs or vPoPs in 15 countries on four continents. The majority of FLAG Telecom's PoPs are equipped to provide Managed Bandwidth Service, with a growing number able to offer IP services to enable customers to connect into the world's major international Internet exchanges. At most PoPs, FLAG Telecom's customers are able to install and operate their own equipment with its co-location service. Through FLAG Telecom's relationships with local network providers, FLAG Telecom can often also set up and manage the local connection from its city PoPs to its customers' sites. FLAG Telecom enters into agreements to acquire, lease or otherwise obtain terrestrial capacity to connect its city PoPs to the nearest landing station or adjacent city PoPs on its global network.

    FLAG Telecom selects the locations of its city PoPs to maximize the potential of attracting local customer traffic onto its global network. FLAG Telecom maximizes this potential in two ways:

    - First, the city PoPs, which are a physical presence in a location, form a basis of, and give momentum to, sales and marketing activity in that region that FLAG Telecom would otherwise not be able to achieve.

    - Second, FLAG Telecom chooses locations for its city PoPs where it believes there will be demand for its global network and where it can connect the city PoP to the main traffic routes on its global network cost efficiently.

             II. DEEPENING AND BROADENING FLAG TELECOM'S RELATIONSHIPS WITH ITS
                 CUSTOMERS

    FLAG Telecom believes that it has an established reputation as a leading carrier's carrier, with telecom operators buying capacity on its global network to extend their reach. Now FLAG Telecom is overlaying its network with a range of value-added services that will enable carriers, ISPs, ASPs and other content providers worldwide to take advantage of the next generation of telecom and Internet services. FLAG Telecom will consider itself successful as a carrier's carrier if it is selected to provide that carrier's core network needs and grow that network as the carrier's needs grow. FLAG Telecom will measure its success in serving ISPs, ASPs and other content providers based on an increase in the number of providers it serves.

    Since the beginning of 2001, FLAG Telecom believes that it has deepened and broadened its relationships with its customers by:

    - meeting carrier needs for core network;

    - expanding its customer base to encompass new types of customers; and

    - using its innovative vPoP model to gain deeper access to regulated markets.

               (A) MEETING CARRIER NEEDS FOR CORE NETWORK

    FLAG Telecom's main target carrier customers are the 50 largest carriers in the world. Typically these are incumbent Public Telephone Operators ("PTOs") or major global operators. FLAG Telecom's aim is for its carrier customers to use the FLAG Telecom global network to meet the customers' core network needs, so that FLAG Telecom's network effectively becomes part of the backbone of their carrier network. In 2001, FLAG Telecom signed over 100 new contracts, and 88% of those contracts, as measured by contract value, were with existing customers.

               (B) EXPANDING ITS CUSTOMER BASE TO ENCOMPASS NEW PARTICIPANTS

    FLAG Telecom believes that it is well positioned to serve content providers, such as broadcasters, who have very high bandwidth demand that requires them to move vast amounts of digital information quickly between two distant points on the globe. FLAG Telecom has only just begun to target these companies, although early discussions suggest significant growth potential. For example, FLAG Telecom provided the network to support the live digital television transmission of the recent FIFA World Cup. As these types of companies migrate from satellite to terrestrial fiber, FLAG Telecom believes that this is an attractive new market for its global network. FLAG Telecom's network is able to support real-time events (such as the Olympics, the FIFA World Cup and the Wimbledon tennis tournament) and also to support film editing and post production. In the latter case, an ability to leverage post-production facilities around the world to shorten editing cycles can cut production costs substantially.

               (C) USING ITS INNOVATIVE VPOP MODEL TO GAIN DEEPER ACCESS TO
                   REGULATED MARKETS

    Like most of its competitors, FLAG Telecom is restricted from providing telecommunications services directly to customers in regulated countries such as Egypt and China. FLAG Telecom believes that its experience in operating in such markets is a competitive advantage when it comes to forming alliances with incumbent operators in regulated territories. FLAG Telecom has developed a business proposition which it calls the virtual Point of Presence or "vPoP" model, designed to enable it to form key relationships with incumbents in regulated territories and help position it to develop its own networks at such time as the territories deregulate. The vPoP concept is a revenue-sharing arrangement under which FLAG Telecom collaborates with a local incumbent to provide a city center Point of Presence connected to the nearest landing point on its global network, and to sell city-to-city services on an end-to-end basis. Revenues are generated for FLAG Telecom and its local partner through both local customers using the service out of the city PoP and international customers using the service into the city PoP. The revenues generated are shared in an agreed percentage between the local partner and FLAG Telecom.

    In 2001, FLAG Telecom announced milestone transactions in Egypt and China which illustrate the success of its vPoP model. In July 2001, FLAG Telecom announced agreements with EgyNet and Nile on Line, under which each agreed to purchase Managed Bandwidth Service and Internet connectivity between Cairo and New York to be carried on FLAG Telecom's global network. These agreements were made possible as a result of the establishment of a vPoP in Cairo under the terms of an agreement with Telecom Egypt to jointly provide network services to the international carrier community and ISPs supported by service level guarantees. In August 2001, FLAG Telecom announced that it had signed an agreement with China Netcom Corporation, Ltd. for a vPoP in Shanghai. This cooperation will provide China Netcom's customers with global reach using FLAG Telecom's global network and growing network of PoPs worldwide and will offer its customers access to China Netcom's network across China. Several additional vPoPs are under active discussion at the present time.

            III. EXPANDING THE RANGE OF PRODUCTS AND SERVICES FLAG TELECOM
                 OFFERS ITS CUSTOMERS

    FLAG Telecom's core market continues to be based on providing transport services in the form of bandwidth sales into the carrier's carrier market. Of the customers that signed new contracts with FLAG Telecom in 2001, approximately 60% were either major incumbents or established global carriers. GAAP revenues from these traditional carrier service offerings were $138.8 million in 2001, accounting for approximately 74% of FLAG Telecom's reported revenues, representing an increase of approximately 79% over the previous year, and for the first quarter of 2002 were $44.8 million, representing an increase of approximately 220% over the first quarter of 2001 revenues of $20.4 million. FLAG Telecom will continue to offer traditional carrier service offerings, including "lifetime of system" ROU products and services designed to assist carriers in managing their network capacity needs in a flexible way.

    FLAG Telecom believes that its Network Services business, which consists of Managed Bandwidth Services, IP services and co-location services, offers it greater scope to broaden and expand the products and services that it offers. FLAG Telecom's Network Services revenues in 2001 were $49.5 million, an increase of 129% over the previous year, and for the first quarter of 2002 were $24.7 million, an increase of 287% over the first quarter of 2001.

    Set forth below is a summary of FLAG Telecom's existing products and a summary of certain new products and services that it is developing for future sale.

               (A) EXISTING PRODUCTS AND SERVICES

    FLAG Telecom offers a range of products and services which use a state-of-the-art SDH-based IP-enabled network infrastructure and are designed to meet the needs of a wide range of licensed international carriers, ISPs, ASPs and other content providers. FLAG Telecom's current product and service offerings are as follows:

    TRADITIONAL CARRIER SERVICES: FLAG Telecom's traditional carrier service offerings include "lifetime of system" ROU products and shorter term leased capacity products. FLAG Telecom offers these products on all routes on its global network. FLAG Telecom undertakes the responsibility of operating and maintaining the system and the services on the system. An operations and maintenance fee is charged to customers buying lifetime ROU capacity. For shorter term leases, this fee is typically included in the annual lease charge.

    LEASED CAPACITY SERVICE: FLAG Telecom believes its customers are finding it increasingly difficult to predict their future needs for bandwidth capacity. Consequently, FLAG Telecom offers a range of products that help its customers manage their network capacity in a flexible way. Leasing periods range from a few months to five years. FLAG Telecom also offers a lease-to-buy option that enables its customers to convert a capacity lease into a lifetime ROU.

    FLAG Telecom's Network Services business offers a growing range of value-added services including:

    MANAGED BANDWIDTH SERVICE. In 2001, FLAG Telecom's Managed Bandwidth Service generated revenues of $34.9 million, approximately 70% of its total Network Services revenues. In the first quarter of 2002, FLAG Telecom's Managed Bandwidth Service generated revenues of $19.9 million, approximately 80% of its total Network Services revenues. FLAG Telecom's Managed Bandwidth Service provides customers with a seamless, full-channel service that packages in-country backhaul with submarine and terrestrial cable systems to extend service to its city PoPs. Connectivity is available at speeds of E1, DS3, STM-1, STM-16 and STM-64 throughout Asia, Europe, North America and the Middle East. FLAG Telecom also bundles local tails into the service to offer connectivity into customer sites. The service is backed by a high quality Service Level Availability Guarantee for service delivery, availability and restoration. FLAG Telecom also offers a range of flexible and competitive commercial terms for one, two and five-year periods, with a range of billing and currency options.

    FLAG Telecom's Flexible Bandwidth Service gives its customers control of the network capacity they lease from FLAG Telecom. Customers will have short turn up times and the flexibility to turn up, turn down, or turn off capacity to match demand without the penalty of up-front payment. Eventually, FLAG Telecom expects that customers will be able to reserve and order capacity through a web-based interface.

    IP SERVICES. FLAG Telecom's IP network has been designed to maximize quality of service. Customers are linked to in-country nodes, so that traffic can be routed within a region or passed to the regional hub for out-region termination. This eliminates the unnecessary use of extra intermediary router hops, minimizes traffic delivery times (latency), enhances network resilience through diverse routing options and optimizes bandwidth utilization across the network as a whole. The network incorporates fault-tolerant, high-capacity network architecture with built-in redundancy, ensuring high availability, low latency and virtually zero packet loss. FLAG Telecom's IP backbone is based on Juniper routers.

    Currently, there are two main IP products that FLAG Telecom offers. First, FLAG Telecom's Global IP Point to Point Services ("IP-P") provide global bandwidth connectivity to carriers, ISPs and other IP network operators. FLAG Telecom offers low absolute delay (latency) connectivity into the key Internet peering exchanges and also provides a level of flexibility that enables customers to organize their own presence and peering (the process by which ISP's exchange traffic amongst each other). Access to FLAG Telecom's global IP-P service can be via a local, national or international leased line, which provides a duplex, dedicated connection between the customer router and an access router in its IP gateway. Local access circuits are also available, subject to site survey. Customers using this service arrange their own presence and peering.

    Second, FLAG Telecom's Global IP Transit Services ("IP-T") provides short-hop Internet access via public and private peering arrangements with Tier 1 ISPs at speeds ranging, depending upon the region, from E1 to STM-4. Access is offered at major cities in Asia, the U.S. and Europe. In the U.S., customers can access the service from major cities on the east and west coasts, and any city on FLAG Telecom's global network can be accessed under a "port-and-pipe" arrangement. FLAG Telecom has peering arrangements at most Internet traffic exchanges and it is continually enhancing the coverage and depth of its service.

    CO-LOCATION. FLAG Telecom's co-location service offers customers who connect directly to its global network the ability to install and operate their equipment in FLAG Telecom's co-location centers. Co-location is available at FLAG Telecom's PoPs in Hong Kong, London, Madrid, New York, Paris, Singapore and Tokyo.

               (B) NEW PRODUCTS AND SERVICES FLAG TELECOM IS DEVELOPING FOR
                   FUTURE SALE

    FLAG Telecom is developing additional products and services that it believes will enable it both to attract new customers and to create higher value from the traffic passing through its global network. During the year following the consummation of the Plan and the Schemes, to the extent FLAG Telecom has adequate resources, it intends to launch the following offerings:

    FLAG Telecom's Global Ethernet offering will be a point to point service that will provide customers with the ability to connect their Local Area Networks ("LANs") in multiple geographical locations across international boundaries. Customers will be able to connect through their existing equipment and will enjoy the benefits of low unit cost, extremely high speed and flexible turn up in small increments up to 1,000 megabits per second. FLAG Telecom expects the Global Ethernet will be extended through the local loop through partnership arrangements. FLAG Telecom already offers this service in a limited way up to 100 megabits. FLAG Telecom is developing this service to use the new Gigabit Ethernet technology.

    In addition, FLAG Telecom is developing a Virtual Network Access Point ("VNAP") Service that will use advanced IP technologies (including Layer 2 VPN technology and "MPLS" (Multi-Protocol Label Switching) tunneling techniques) to offer customers fast, cost effective secure IP connectivity to the world's major Internet exchange points. MPLS is a collection of standards adopted by the Internet Engineering Task Force designed to enable traffic engineering on IP networks. Implementation of MPLS in an IP network is intended to improve scalability, performance, reliability and efficiency. FLAG Telecom's VNAP service will include physical connectivity, routing equipment at the Network Access Point ("NAP"), co-location and management services. This service will allow FLAG Telecom's customers to save time and cost when compared with securing dedicated connections to the same NAPs.

    FLAG Telecom's Virtual Private Network service will offer customers the ability to create their own secure network connections over FLAG Telecom's Global IP Backbone Network. This service is targeted at carriers and ISPs who want to offer Voice Over IP or IPVPNs (Internet Protocol Virtual Private Networks) on a global basis. IPVPN is a set of facilities or services that a services provider leases to enterprises to meet their requirements for secure private networking, as an alternative to each constructing their own private network infrastructures. It is "virtual" in that the service provider is able to deploy a single network to support multiple enterprise customers. IPVPN services are based on IP either transporting customers' traffic over the public Internet or over a service provider's private IP network; FLAG Telecom will be able to offer both options.

    FLAG Telecom's IPLC product will enable customers to order half circuit International Private Lease Circuits at speeds of E1 and DS3 between customers in Singapore and Malaysia under a bilateral agreement with Telecom Malaysia Berhad. The Malaysian customer will order the far end half circuit with Telecom Malaysia Berhad to provide the full end-to-end service. FLAG Telecom is aiming to extend the service on a global basis.

    2.  MARKETING AND SALES

    FLAG Telecom currently markets its network capacity and telecommunications products and services globally through a sales and marketing force of approximately 68 people(2) in the following locations:

    - regional sales offices for North America (New York and Washington, D.C.
      area), Europe (London), the Middle East and Africa (Dubai), Asia Pacific (Hong Kong) and Latin America (Miami);

    - local sales offices or other sales presences in Ireland (Dublin), Spain (Madrid), France (Paris), The Netherlands (Amsterdam), Belgium (Brussels), Germany (Frankfurt), United States (San Francisco), Korea (Seoul), Italy
      (Rome), India (New Delhi), Singapore, China (Beijing), Japan (Tokyo), Greece (Athens), Egypt (Cairo) and Taiwan (Taipei); and

    - Denmark, Morocco, Tunisia, Iran and Hungary (sales representatives only).

    FLAG Telecom's marketing and sales team has extensive experience in the telecommunications industry and the carriers' carrier sector and has very strong ties to the regions in which its offices are located.

    FLAG Telecom's regional and local offices are its primary points of customer contact. The sales representatives in these offices are responsible for promoting sales, providing customer information, facilitating customer purchases on FLAG Telecom's network and ensuring customer satisfaction. To enhance this regional focus to FLAG Telecom's marketing and sales efforts, and to address the special needs of its global customers, FLAG Telecom has also adopted a global customer support strategy. This strategy is designed to provide multiple points of contact and support for FLAG Telecom's customers in its organization, at both the regional and senior executive level, so that it can efficiently and conveniently meet the global telecommunications needs of these customers. FLAG Telecom's senior management participates in these strategic sales relationships.

    3.  COMPETITION

    As a global network services provider, FLAG Telecom competes in a wide variety of geographic markets, in each of which FLAG Telecom faces, and expects in the future to face, specific regional competitors. FLAG Telecom also competes against a small number of other companies that have built global networks.

    FLAG Telecom believes that there is substantial oversupply in many key markets, such as the trans-Atlantic and intra-European routes. The announcements by 360networks, Global Crossing, Carrier 1, KPNQwest and Teleglobe that they have filed for bankruptcy protection under Chapter 11 or have gone into liquidation have exacerbated the oversupply situation by putting further downward pressures on margins as a result of the need to dispose of assets at distressed prices. Other competitors are reconsidering their business strategies by either withdrawing from certain markets or being taken private. It is possible that these assets will be recycled and obtained by competitors at a lower cost structure than has been achieved by those companies that built the networks themselves, and that this may cause further price erosion. However, FLAG Telecom believes that there is some underestimation of the costs and complexity of managing services across a global network.

------------------------

(2) The sales and marketing organization has recently been downsized significantly as a result of FLAG Telecom's global cost reduction program, as described more fully in Section III.E.3 of this Disclosure Statement ("THE DEBTORS' CHAPTER 11 CASES--Events During the Chapter 11 Cases--Global Cost Reduction Program").

    FLAG Telecom competes or expects to compete in seven key geographical markets:

    - global network services;

    - trans-Atlantic services;

    - intra-European services;

    - Middle Eastern services;

    - intra-Asian services;

    - Europe-Asia long haul services; and

    - trans-Pacific services.

    A number of companies have global networks. FLAG Telecom has consistently expressed the view that, because of the high cost and complexity of building and operating global networks, this is a market in which there will always be a limited number of players. FLAG Telecom's main competitors in terms of global network operators are Cable & Wireless, TyCo Telecommunications and WorldCom.

    FLAG Telecom believes that its key competitors in the trans-Atlantic services market are the TAT-14 consortium system, Cable & Wireless/Apollo, Level 3 and TyCo Telecommunications. In addition, resellers are putting pressure on margins at lower levels of capacity, such as at the STM-1 to STM-4 levels. FLAG Telecom is aware that other competitors who are experiencing financial difficulties are trying to offload excess inventory. Recycling excess inventory onto the market will exacerbate downward pricing pressure.

    The intra-European market has become fiercely competitive as a result of the large number of pan-European operators. British Telecom, WorldCom, KPNQwest, Level 3 and Colt have pan-European networks. In spite of consolidation in the market, price pressure remains intense. This is an extremely competitive market, although FLAG Telecom believes that many competitors are starting to maintain price levels as pricing approaches the marginal cost of upgrading capacity.

    FLAG Telecom believes that demand in the Middle East remains high. FLAG Telecom believes that its key competitor in the Middle Eastern market is the Sea Me We 3 ("SMW3") consortium cable system.

    FLAG Telecom believes its key competitors in the intra-Asian services market are SMW3, Asia Pacific Cable Network 2, Asia Global Crossing, the C2C cable network and the SAFE (South African, France Telecom and Singtel) cable interconnecting with other cable systems in the region.

    In the Europe-Asia long haul market, SMW3 is the primary direct competitor. However, FLAG Telecom expects the strongest competition in the future to come from an alternative routing from Europe to Asia across the Atlantic Ocean, trans-U.S., and across the Pacific Ocean to Japan.

    FLAG Telecom believes its key competitors on the trans-Pacific route will be Asia Global Crossing, the Japan-U.S. Cable System, the China-U.S. Cable System and TyCo Telecommunications.

    For its FLAG Network Service business, FLAG Telecom believes that its competition in most markets is mainly from the network service companies listed above. However, in wholesale IP services, further competition will come from the global Tier 1 ISPs such as Cable & Wireless, UUNet/ WorldCom and Genuity.

    4.  REGULATIONS

    In the ordinary course of development, construction and operation of FLAG Telecom's fiber-optic cable systems and expansion of its network services business and in connection with the transactions contemplated by the Plan, FLAG Telecom is required to obtain and maintain various permits, licenses and other authorizations in both the U.S. and in other jurisdictions where its cables land and where it wishes to provide services, and it is, or will be, subject to applicable telecommunications regulations in such jurisdictions.

    As of June 28, 2002, Verizon Communications Inc. ("Verizon") held 24,922,276 shares of FLAG Holdco's common stock. FLAG Holdco may be deemed to be an affiliate of Verizon under the U.S. Communications Act of 1934, as amended (the "Communications Act"). As an affiliate of Verizon, FLAG Telecom's activities are subject to increased regulation by the Federal Communications Commission (the "FCC"). Specifically, under Section 271 of the U.S. Communications Act, neither Verizon nor any of its affiliates may provide or market long distance telecommunications services originating in a state--referred to as an "in-region state"--in which Verizon is an incumbent provider of local telephone service until the FCC approves an application of Verizon to provide long distance services originating in that state. The FA-1 cable system carries trans-Atlantic long distance traffic that originates in New York, which is a Verizon in-region state. Verizon has obtained the necessary regulatory approval from the FCC to provide long distance services originating in New York. As an affiliate of Verizon, FLAG Telecom is subject to regulatory prohibitions on the provision and marketing of trans-Atlantic services via the FA-1 cable system to prospective customers located in the in-region states for which Verizon has not obtained necessary regulatory approvals. However, as a result of issuance of the New Holdco Common Shares as described herein, FLAG Telecom will cease to be an affiliate (as defined by the Communications Act) of Verizon as of the Effective Date, and accordingly, FLAG Telecom will no longer be subjected to such increased regulations stemming from its affiliation with Verizon.

    FLAG Telecom has obtained, or is in the process of obtaining, required licenses to operate its various cable systems. These include the licenses for FA-1, for which FLAG Telecom has obtained a U.S. Landing License, a UK Public Telecommunications Operator License and a French Article L33.1 License. For FNAL, FLAG Telecom has obtained the Fixed Carrier License in Hong Kong and its application for a Type I Telecommunications License in Taiwan was approved. FLAG Telecom's application has been lodged with the appropriate agency in Taiwan and it is in the process of obtaining the final operators license with which FLAG Telecom can operate in Taiwan. In Korea, FLAG Telecom recently purchased 49% (the maximum permitted investment it is entitled to acquire under the current regulatory restrictions) of the outstanding shares of Seoul Telenet Inc., a local operator. FLAG Telecom operates in Korea through its ownership of Seoul Telenet, which is permitted to operate under its Facilities Based Telecommunications Business license.

    In addition, with the expansion of FLAG Telecom's Network Services business, FLAG Telecom has acquired, or will apply for, required licenses throughout the world to enable it to operate as it considers necessary in each country. FLAG Telecom has been granted infrastructure licenses in Belgium, Spain, Italy, The Netherlands, Germany, France, Switzerland, Ireland, Norway, Sweden, Japan and Singapore and licenses for resale activities in Belgium and Italy and has applied for applicable, including infrastructure, licenses in certain Latin American countries.

    5.  RECENT DEVELOPMENTS

    FLAG Telecom believes that the global telecommunications industry is experiencing an unprecedented period of instability, driven primarily by an over-build of international assets. These industry developments have gathered pace over the period since the Debtors filed their Chapter 11 Cases. FLAG Telecom believes that the most significant recent developments are:

    - additional industry participants have experienced financial difficulties and are undergoing financial and/or operational restructuring. For example, WorldCom has filed for bankruptcy, KPNQwest is in liquidation and Teleglobe is liquidating its international business. In the near term, this reduces demand for FLAG Telecom's products (although, in the longer term, FLAG Telecom believes that it will also reduce competition);

    - accounting issues continue to contribute to a loss of investor confidence in published accounts, particularly amongst telecom companies. Recent restatement of accounts and allegations of fraud on a large scale with respect to some of our competitors and/or customers have undermined confidence in stated earnings across the board;

    - many telecom customers are concerned about the viability of international network operators that are funded by the capital markets. FLAG Telecom believes that this is driving a reluctance to purchase long term ROU's, and pushing the market to shorter term lease-based products. Customers are buying incremental capacity only where they have a proven business need; and

    - competition has intensified on some routes as network operators continue to fight aggressively for any cash revenue business available.

    As expected, FLAG Telecom has been adversely affected by the trends described above, and also by the filing of the Chapter 11 Cases by the Debtors. The most significant impacts on FLAG Telecom have been:

    - lower revenues, as several of FLAG Telecom's target accounts for revenues for the current financial year are now undergoing restructuring or are in liquidation. FLAG Telecom has continued to make sales during the Chapter 11 Cases, although at a significantly lower level than had been anticipated prior to the expedited filing of the Chapter 11 Cases (see
      Section III.A of this Disclosure Statement ("THE DEBTORS' CHAPTER 11 CASES--Events Preceding the Filing of the Chapter 11 Cases") for a discussion of the expedited filing of the Chapter 11 Cases). The Debtors' total value of contracts signed since the expedited filing of the Chapter 11 Cases is $24,713,208. Furthermore, there is an additional $17,300,000 worth of customer contracts that have been signed by customers that are awaiting the Debtors' counter-signature;

    - increased bad debt, resulting in a need for a substantial write-off of accounts receivable. In particular, KPNQwest, Teleglobe and PSINet collectively owe FLAG Telecom nearly $50,000,000, yet FLAG Telecom now considers it unlikely that it will be able to recover any of these amounts owing;

    - slower collections, mainly as customers adopt a "wait and see" approach to FLAG Telecom's restructuring. Customers that had purchased leases are requesting payment in arrears rather than the industry norm of payment in advance, while customers for ROU products are deferring payment until the direction of FLAG Telecom's restructuring becomes more clear; and

    - a smaller revenue pipeline, as FLAG Telecom expects that potential new customers may adopt a similar "wait and see" approach until FLAG Telecom's restructuring has been completed.

    FLAG Telecom has responded to these trends by revising its financial projections, particularly regarding the outlook for cash revenues, and also by continuing to focus aggressively on cost reduction and cash management measures. These measures are intended to position FLAG Telecom to generate positive operational cash flow as soon as possible. The financial projections attached as Exhibit E to this Disclosure Statement (the "Projections") represent FLAG Telecom's current estimates of near term revenue potential, given the high level of market uncertainty, and also the likely evolution of the cost base.

    In the medium-longer term, it is difficult to quantify the impact of the current industry developments on FLAG Telecom. On the one hand, there is likely to be a lower level of demand and a higher level of near term competition for the demand that does exist. On the other hand, FLAG Telecom believes that the number of competitors is declining, capacity appears to be exiting the market, and the industry restructuring appears to be proceeding quickly. Furthermore, if FLAG Telecom can complete its chapter 11 restructuring by early October 2002 (as currently expected by FLAG Telecom), it is possible that FLAG Telecom may be able to secure a larger share of the available market while there is significant uncertainty over the future of other industry participants. The relative balance of these competing forces in the longer term is one of the major risks and uncertainties of this business. See Section V.C of this Disclosure Statement ("SPECIAL PROVISIONS RELATING TO SECURITIES ISSUED OR OUTSTANDING UNDER THE PLAN--Certain Factors to be Considered").

D. MANAGEMENT

    1.  SUMMARY OF MANAGEMENT

    The members of the current Board and the executive officers of FLAG Holdco are:

NAME                          AGE                       POSITION
----                        --------   -------------------------------------------
Andres Bande..............        57   Chairman and Chief Executive Officer

Edward McCormack..........        47   Deputy Chairman and Chief Operating Officer

Michel Cayouette..........        44   Chief Financial Officer

Kees van Ophem............        39   General Counsel and Assistant Secretary

Andrew Evans..............        38   Chief Technology Officer

Thomas Bartlett...........        43   Director

Natapun Boribalburibhand..        41   Director

Adnan Omar................        50   Director

Umberto Silvestri.........        69   Director

Theodore Schell...........        57   Director

Osama Jamjoom.............        38   Director

    ANDRES BANDE. Mr. Bande has served as Chairman of the Board and Chief Executive Officer since January 1998. Before joining FLAG Holdco, Mr. Bande was the President of Sprint International from 1996 to the beginning of 1998. Prior to that, he was President of Ameritech International Corporation from 1990 to 1996.

    EDWARD MCCORMACK. Mr. McCormack has been a member of the Board since
October 1999 and has served as Deputy Chairman of the Board since March 2000. He served as the Chief Financial Officer from February 1996 to November 2000 and was appointed Chief Operating Officer in March 2000. Prior to that time, Mr. McCormack spent 17 years with Bechtel, an engineering and construction company. His final position with Bechtel was Chief Financial Officer of Bechtel Europe, Africa, Middle East and South West Asia.

    MICHEL CAYOUETTE. Mr. Cayouette was appointed Chief Financial Officer in January 2002 when he joined FLAG Holdco. Prior to joining FLAG Holdco,
Mr. Cayouette was the Executive Vice President and Chief Financial Officer of TIW Asia N.V., a global communications investment fund, from January 2001 to November 2001. Prior to that, he held several senior executive positions for Teleglobe Communications Corporation and Teleglobe Inc., from June 1992 to December 2000.

    KEES VAN OPHEM. Mr. van Ophem has served as the General Counsel of FLAG Holdco since October 2001. He came to FLAG Holdco from Carrier 1 in Zurich, a Nasdaq and Frankfurt Neuer Markt listed company which provides access, internet, bandwidth, data center and voice outsourcing solutions to large telecommunications users, where he was co-founder and Executive Vice President, Corporate Services and General Counsel since March 1998. Carrier 1 filed for bankruptcy in February 2002. Prior to that, Mr. van Ophem was the General Counsel for Unisource Carrier Services in Zurich from 1994. Mr. van Ophem was in-house counsel to Royal PTT Netherlands (KPN) in The Hague and an associate with various law firms both in the U.S. and Europe.

    ANDREW EVANS. Mr. Evans has served as Chief Technology Officer of FLAG Holdco since January 2002. From March 2001 to January 2002, he was Head of Strategy & Partnerships with Netscalibur, a European business Internet Service Provider. Prior to this, he was Vice President of Strategy and Marketing of FLAG Holdco from April 1998 to March 2001. From 1990 to 1997, Mr. Evans was at McKinsey & Company, where he served as a Senior Telecommunications Specialist in the European Telecommunications practice. Mr. Evans started his career with British Telecom in 1982, subsequently becoming an Executive Engineer and leading the development of British Telecom's real-time network traffic management systems.

    THOMAS BARTLETT. Mr. Bartlett has been a member of the Board since
October 2000. Mr. Bartlett has been President of Verizon Global Solutions Inc., Verizon's provider of worldwide end-to-end communications solutions since
July 2000. From 1995 to July 2000 he was President and Chief Executive Officer of Bell Atlantic International Wireless.

    NATAPUN BORIBALBURIBHAND. Mr. Boribalburibhand was appointed to the Board in April 2002. Mr. Boribalburibhand has been Executive Consultant of Telecom Holding Co., Ltd. since 2000. He is also Senior Manager, Finance and Legal Department of UBC Group, which operates a pay television business, which position he has held since 1995.

    ADNAN OMAR. Mr. Omar was a director of FLAG Limited from April 1994 until February 1999 and has since been a member of the Board. Mr. Omar is the President of FLAG Telecom Development Services Company LLC and has been the Executive Director of Al-Jazirah Transport Holding Company, which invests in diversified businesses through its subsidiaries and is fully owned by the Dallah Albaraka Group, since March 1998. From 1990 to March 1998, he was Technical Director of Al-Jazirah Transport Holding Company. Mr. Omar also serves on the board of directors of BASAFOJAGU CO., Al-Sham Shipping Co. Syria, Dallah Transport Co. Saudi Arabia and Dallah Lebanon Tourism & Transport Co.

    UMBERTO SILVESTRI. Mr. Silvestri has been a member of the Board since October 1999. Mr. Silvestri was the Chairman of STET International Netherlands from 1997 until December 1999 and was the Chairman of Telecom Italia from 1994 until June 1997.

    THEODORE SCHELL. Mr. Schell has been a member of the Board since July 2001. Mr. Schell has been the General Partner of Apax Partners, Inc. since 2000. Prior to that, he was Senior Vice President, Strategic Planning and Corporate Development of Sprint Corporation since 1990. Mr. Schell is also a Director of Time Warner Telecom, Upoc, Inc. and Webraska Mobile Technologies. He was previously a director of Kansas City Board of Trade and Hybrid Network. From 1995 to 1999, Mr. Schell was a director of Iridium, Inc., which filed for bankruptcy in March 2000.

    OSAMA JAMJOOM. Mr. Jamjoom has been a member of the Board since
January 2002. Mr. Jamjoom is the Managing Director of Dallah Telecom, a holding company that manages Dallah Albarakah Investments in telecommunications, since May 2000. He was the Acting Managing Director of MUX Co. in Egypt, a Pay-TV platform for Arabic speakers under the brand name of Arab Radio and Television
(ART), from April 1999 to April 2000. Prior to that, he was Distribution General Manager of MUX Co. from September 1998. From May 1997 to September 1998,
Mr. Jamjoom was General Manager of Saudi Digital Distribution Co., the distribution arm of MUX Co. in the Saudi market. Mr. Jamjoom also serves on the Board of MUX Co., Mauritius and Multichoice Middle East in Dubai, UAE.

    The following officers of FLAG Holdco and all its Bermudian subsidiaries were appointed as of July 11, 2002:

Secretary:                             Lucia Kempe
Assistant Secretary:                   Kees van Ophem
Resident Representative:               Genelle Richardson
Assistant Resident Representative:     A.S.& K. Services Ltd.

    The above appointments were made because FLAG Holdco's shares are no longer listed on either the Nasdaq National Market or the London Stock Exchange, as described more fully in Section II.E of this Disclosure Statement ("BACKGROUND CONCERNING THE DEBTORS--Equity Ownership"), and therefore the Companies Act of 1981 of Bermuda, as amended (the "Bermuda Act"), requires that the Secretary and the Resident Representative of each of the Bermuda entities must be an individual who is a resident of Bermuda.

    There is no family relationship among any of the above-named officers or any director of FLAG Holdco.

    As described more fully in Section IV.A of this Disclosure Statement ("DESCRIPTION OF THE PLAN OF REORGANIZATION--Overview"), New Holdco will be the successor company to FLAG Holdco. Pursuant to the Plan, the Corporate Documents of New Holdco shall provide that the initial board of directors of New Holdco shall be comprised of thirteen (13) members, two (2) of whom shall be officers of New Holdco as required by Bermuda law, seven (7) of whom shall be nominated and elected by the Subcommittee of FLAG Limited Bondholders (as defined below), three (3) of whom shall be nominated and elected by Barclays, acting on behalf of the FLAG Atlantic Banks, and one (1) of whom shall be nominated and elected by the Creditors' Committee.

    The directors of the Debtors other than FLAG Holdco are set forth on
Schedule 1 attached hereto.

    2.  D&O INSURANCE

    FLAG Telecom has obtained a "D&O" insurance policy insuring the directors and officers of FLAG Holdco and its subsidiaries. The lead insurers on this policy, however, have not yet confirmed that the policy is currently effective. FLAG Telecom is seeking such confirmation. Even if the policy is confirmed to be effective, its terms provide that coverage going forward after the Effective Date cannot be transferred to New Holdco, although claims against the insurance policy related to actions or events occurring prior to the transfer will survive such a transfer. FLAG Telecom cannot assure you that New

Holdco and its subsidiaries will be able to obtain D&O insurance for actions and events occurring after the Effective Date, on commercially reasonable terms, or at all.

E. EQUITY OWNERSHIP

    As noted above, FLAG Holdco is the ultimate parent company of the other Debtors. FLAG Holdco's common stock began trading on the Nasdaq National Market and the London Stock Exchange (the "LSE") under the symbols "FTHL" and "FTL", respectively, on February 11, 2000. Each share of common stock is entitled to one vote per share. The number of record holders of the common shares as of June 28, 2002 was approximately 100 although the Debtors believe that there are a larger number of beneficial owners.

    On April 19, 2002, FLAG Holdco issued a press release announcing that on April 12, 2002 it received a notice from the Nasdaq Stock Market, Inc. stating that FLAG Holdco's securities were subject to delisting from the Nasdaq National Market effective April 22, 2002. The Nasdaq Qualifications Hearing Panel subsequently notified FLAG Holdco that FLAG Holdco's common stock would be delisted from the Nasdaq National Market effective from the open of business on June 13, 2002.

    On June 13, 2002, FLAG Holdco issued a press release announcing that it expected its common stock to begin trading Over the Counter in the United States, under the symbol "FTHLQ", and that FLAG Holdco expected its common stock to commence trading on the Over the Counter Bulletin Board in due course. FLAG Holdco has sought approval of the Bermuda Court to allow such trading. In accordance with the Listing Rules of the Financial Services Authority of the United Kingdom, FLAG Holdco also gave notice in the press release of the delisting of its common stock from the Official List and from the LSE. Such delisting took effect on July 15, 2002.

    The following table sets forth information, as of June 28, 2002, concerning the ownership of FLAG Holdco common stock by persons or groups owning in excess of 5% of the outstanding stock and by any director or executive officer of FLAG Holdco or its subsidiaries.

NAME OF BENEFICIAL OWNER                                     NUMBER OF SHARES(1)   % OF VOTING POWER
------------------------                                     -------------------   -----------------
Verizon Communications Inc.(2).............................      24,922,276               18.6%
Dallah Albaraka Holding Company(3).........................      20,790,157               15.5%
Tyco International Ltd.(4).................................      15,000,000               11.2%
TelecomAsia Corporation Public Co. Ltd.(5).................      12,445,114               9.28%
The Asian Infrastructure Fund(6)...........................       7,600,515                5.7%
Marubeni Corporation(7)....................................       6,818,330                5.1%
Andres Bande(8)............................................       2,143,414                1.5%
Edward McCormack(8)........................................       1,236,000                  *
Adnan Omar(8)..............................................          41,667                  *
Umberto Silvestri(8).......................................          41,667                  *

------------------------

* Less than 1.0%

(1) The amounts and percentages shown are amounts and percentages owned beneficially as of June 28, 2002, based on information furnished or publicly disclosed by the persons named. A person is deemed to be the beneficial owner of common shares if such person, either alone or with others, has the power to vote or to dispose of such shares.

(2) Verizon Communications Inc. (f/k/a Bell Atlantic Corporation) is the ultimate parent of a controlled subsidiary, Verizon International Holdings Ltd., which directly owns FLAG Holdco's common shares. The business address of the direct owner is Verizon International Holdings Ltd., Cedar House, 41 Cedar Avenue, Hamilton HM12, Bermuda.

(3) Dallah Albaraka Holding Company ("DABHC") is the parent of a wholly-owned subsidiary, Rathburn Limited, which owns 17,000,000 common shares of FLAG Holdco. Dallah Albaraka Securities Holding Ltd., another wholly-owned subsidiary of DABHC, owns 3,790,157 common shares of FLAG Holdco. The business address of Rathburn Limited is Abbot Building, Main Street,
    P.O. Box 3186, Road Town, Tortola, B.V.I. The business address of Dallah Albaraka Securities Holding Ltd. is P.O. Box 1111, West Wind Building, Harbour Drive, Grand Cayman, Cayman Islands, B.W.I. Rathburn Limited has pledged 17,000,000 common shares to Barclays Bank PLC under a security agreement relating to the obligations of DABHC. Dallah Albaraka Securities Holding Ltd. has pledged its 3,790,157 common shares to UBS AG-London Branch under a security agreement relating to the obligations of DABHC.

(4) Tyco International Ltd. is the ultimate parent of a wholly-owned subsidiary, TGN Holdings Ltd., which directly owns FLAG Holdco's common shares. The business address of the direct owner is TGN Holdings Ltd., The Zurich Centre, Second Floor, 90 Pitts Bay Road, Pembroke HM08, Bermuda. TGN Holdings Ltd. acquired 15,000,000 of FLAG Holdco's common shares in a negotiated purchase from Verizon International Holdings Ltd. on June 19, 2001.

(5) TelecomAsia Corporation Public Co. Ltd. is the ultimate parent of a wholly-owned subsidiary, K.I.N. (Thailand) Co., Ltd., which directly owns FLAG Holdco's common shares. The business address of the direct owner is K.I.N. (Thailand) Co., Ltd., c/o Telecom Holding Co., Ltd., 30th Floor, Telecom Tower, 18 Ratchadaphisak Road, Huai Khwang, Bangkok 10310, Thailand. Verizon Communications Inc. holds approximately 13.8% of the shares of TelecomAsia Corporation Public Co. Ltd.

(6) The business address of The Asian Infrastructure Fund is: c/o Caledonian Bank & Trust Limited, Caledonian House, Mary Street, Georgetown, Grand Cayman, Cayman Islands.

(7) Marubeni Corporation is the ultimate parent of a wholly-owned subsidiary, Vectant, Inc., which owns FLAG Holdco's common shares. The business address of Vectant, Inc. is 111 West 57th Street, New York, NY 10019.

(8) The percentage of outstanding shares beneficially owned by FLAG Holdco's directors and executive officers is calculated on a fully-diluted basis.

F. DEBT STRUCTURE

    FLAG HOLDCO. On February 16, 2000, FLAG Holdco sold 27,964,000 shares of common stock at $24 per share in its initial public offering. FLAG Holdco received $633,700,000 in net proceeds from that offering.

    On March 17, 2000, FLAG Holdco completed the sale of the FLAG Holdco Bonds in the United States and Europe, raising net proceeds of $576,600,000.

    On December 20, 2000, FLAG Holdco entered into a cross currency swap to manage the foreign exchange exposure of the Euro Bonds. Under the swap agreement, FLAG Holdco exchanged Euro300,000,000 for $269,000,000 and FLAG Holdco would have exchanged back the $269,000,000 for Euro300,000,000 on June 20, 2002. However, on April 15, 2002, the cross currency swap was terminated by the counter-party to the swap agreement.

    FLAG LIMITED. On February 16, 2000, FLAG Limited entered into the FLAG Limited Credit Agreement. On March 28, 2002, FLAG Holdco had paid all amounts owed to Barclays, the agent for the lenders under the FLAG Limited Credit Agreement, in the approximate amount of $55,500,000.

    In August 2000, FLAG Limited entered into an interest rate collar transaction for an initial notional amount of $60,000,000, reducing in increments to $20,000,000 in the final quarter of 2001. The transaction terminated on April 30, 2002. The collar was comprised of a LIBOR cap at 8% and a floor of 5.85%. FLAG Limited recognized the net cash amount received or paid on interest rate hedging instruments as an adjustment to interest cost on the related debt.

    On March 28, 2002, FLAG Limited also had $430,000,000 aggregate principal outstanding at that date pursuant to the FLAG Limited Bonds, repayable at par in 2008.

    FLAG ATLANTIC LIMITED. Pursuant to the FLAG Atlantic Limited Credit Agreement, FLAG Atlantic Limited entered into a $575,000,000 construction/term loan facility. On December 6, 2001, the construction loan converted to a term loan of $286,000,000 and the remaining commitments were cancelled. The loan has a term of 7.5 years and bears interest at LIBOR plus 300 basis points. As of March 31, 2002, the outstanding term loan was $253,000,000. FLAG Atlantic Holdings Limited, FLAG Atlantic USA Limited and certain non-Debtor affiliates are guarantors of FLAG Atlantic Limited's obligations under the FLAG Atlantic Limited Credit Agreement.

    The FLAG Atlantic Limited Credit Agreement is secured by an assignment of all of FLAG Atlantic Limited's contracts, a security interest in its bank accounts and property and a pledge of all of the stock in FLAG Atlantic Limited.

    In October 2001, FLAG Atlantic Limited entered into an interest rate swap for an initial notional amount of $260,000,000, reducing in increments to $99,000,000 in the first quarter of 2005. Under the swap agreement, FLAG Atlantic Limited paid a fixed rate of 3.94% and the swap counter-party paid the floating rate based on LIBOR. The transaction commenced on December 31, 2001 and was due to terminate on March 31, 2005. However, on April 15, 2002, the interest rate swap was terminated by the counter-party.

    On April 11, 2002, Barclays seized $82,000,000 of cash in accounts of FLAG Atlantic Limited at the same time that they accelerated the outstanding loan under the FLAG Atlantic Limited Credit Agreement.

    FLAG ASIA LIMITED. On March 5, 2002, West LB and the other financial institutions party to a credit agreement with FLAG Asia Limited terminated the commitments under such credit agreement. At the date of the termination, FLAG Asia Limited had not utilized the West LB facility. The Debtors have agreed in principle to a settlement with West LB and the other financial institutions party to the FLAG Asia Limited credit facility and intend to file a motion under Fed. R. Bankr. P. 9019 seeking approval of such settlement in the context of these Chapter 11 Cases and a pending adversary proceeding against West LB, which includes, among other things, the exchange of releases, the return to the Debtors of the $100 million constituting cash collateral, together with interest actually accrued on such cash and not previously delivered to the Debtors, the release of liens and security interests created under such credit facility, and the reimbursement by FLAG Asia Limited of the legal expenses of West LB up to a maximum of $200,000.

    The following table sets forth, as of March 31, 2002, the actual consolidated capitalization of the Debtors and the pro forma consolidated capitalization of Debtors, as of September 30, 2002, giving effect to the Plan.

                            CAPITALIZATION SCHEDULE
                                  (000,000'S)

                                                              MARCH 31, 2002   SEPTEMBER 30, 2002
                                                              --------------   ------------------
                                                                                 (PRO FORMA)(1)
Cash:
  Cash and Cash equivalents.................................     $  555.7            $ 63.1
                                                                 --------            ------
    Total Cash..............................................     $  555.7            $ 63.1

Total Financial Debt:
  Secured Debt..............................................     $  253.0            $ 67.9
  Unsecured Notes...........................................        978.2               3.4
                                                                 --------            ------
    Total Financial Debt....................................     $1,231.2            $ 71.3

Stockholders' equity........................................     $  350.7            $272.3

------------------------

(1) The pro forma capitalization amounts include adjustments of projected results for the transactions contemplated in the Plan. For additional information on the pro forma consolidated capitalization of the Debtors as of September 30, 2002, giving effect to the Plan, see the Projections attached to this Disclosure Statement as Exhibit E.

G. BERMUDA TAXATION OF THE DEBTORS

    Currently, there is no income, capital gain or withholding tax, corporation or profits tax, capital transfer tax, estate duty or inheritance tax payable by the Debtors.

    FLAG Holdco, FLAG Limited, FLAG Atlantic Holdings Limited, FLAG Telecom Group Services Limited, FLAG Asia Limited and FLAG Atlantic Limited have obtained from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966, as amended, an assurance that, in the event Bermuda enacts any legislation imposing withholding or other tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of an estate duty or inheritance tax, such tax shall not until March 28, 2016 be applicable to such company or to any of its operations or its shares, debentures or other obligations (except for taxes payable by persons ordinarily resident in Bermuda or payable in accordance with the Land Tax Act 1967 or otherwise in relation to land leased to such company). Other than the tax convention between Bermuda and the United States which relates to taxation of insurance enterprises and to mutual assistance in tax matters, there is no reciprocal tax treaty between Bermuda and the United States.

    As an exempted company, each of FLAG Holdco, FLAG Limited, FLAG Atlantic Holdings Limited, FLAG Telecom Group Services Limited, FLAG Asia Limited and FLAG Atlantic Limited is liable to pay to the Bermuda Government an annual government fee based on its authorized share capital and share premium account, currently at the maximum rate of $27,825 per year.

    There will be no Bermuda tax consequences of the Plan or Schemes on FLAG Holdco, FLAG Limited, FLAG Atlantic Holdings Limited and FLAG Telecom Group Services Limited, FLAG Asia Limited or FLAG Atlantic Limited or their respective shareholders.

H. LEGAL PROCEEDINGS

    The Debtors are debtors in possession in the Chapter 11 Cases and are involved in the legal proceedings arising therefrom, as described below in
Section III of this Disclosure Statement ("THE DEBTORS' CHAPTER 11 CASES").

    In addition, as an adjunct to the Chapter 11 Cases, FLAG Holdco, FLAG Limited, FLAG Atlantic Limited and FLAG Asia Limited have commenced winding-up proceedings in the Bermuda Court. The Bermuda Provisional Liquidators have been appointed to oversee those proceedings and have proposed the Schemes for FLAG Holdco and FLAG Limited for the purpose of implementing a restructuring on the same terms as proposed in the Plan.

    On or about April 2, 2002, a purported class-action complaint was filed by Gildardo Michel-Garcia against FLAG Holdco, three of its current senior officers, and one of its former senior officers, in the United States District Court for the Southern District of New York (the "Michel-Garcia action"). The complaint, which asks that the plaintiff be appointed to represent a proposed class of all persons who purchased shares of FLAG Holdco's stock between March 23, 2001 and February 13, 2002, alleges: (i) that FLAG Holdco engaged in reciprocal transactions with other industry participants which were not reported or disclosed in accordance with Generally Accepted Accounting Principles and which had the effect of materially inflating FLAG Holdco's reported results;
(ii) that as a result of this alleged improper accounting treatment, it was not possible for FLAG Holdco's foreseeable future earnings to be as strong as allegedly represented; and, (iii) that alleged assertions that FLAG Holdco was still experiencing growth despite the downturn in the telecommunications market were false and misleading. The complaint purports to assert claims against FLAG Holdco and the individual defendants under section 10(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and against the individual defendants under section 20(a) of the same statute. The complaint does not specify the amount of damages sought. On May 31, 2002, Gildardo Michel-Garcia filed a Stipulation and Order for Withdrawal of Plaintiff with the United States District Court for the Southern District of New York, withdrawing as plaintiff from this action. Since the filing of the Michel-Garcia action, four additional complaints have been filed, all of which are virtually identical to the complaint in the Michel-Garcia action (together with the Michel-Garcia action and the Loftin action (as defined below), the "Purported Class Action Plaintiffs"). The filing of the Chapter 11 Cases, however, operates as an automatic stay of all litigation against FLAG Holdco.

    On or about May 1, 2002, another plaintiff, Peter T. Loftin, filed a complaint against certain past and present officers and directors of FLAG Holdco, Salomon Smith Barney, Inc. and Verizon Communications, Inc., in the United States District Court for the Southern District of New York (the "Loftin action"). FLAG Holdco is not named as a defendant in this action. The Loftin action is brought as a purported class action suit, and asks that plaintiff be appointed to represent a proposed class of persons who purchased shares of FLAG Holdco's stock between February 16, 2000 and February 13, 2002. The allegations of the Loftin action include allegations identical to those of the Michel-Garcia action described above and the Loftin action also asserts that the prospectus issued in connection with FLAG Holdco's February 16, 2000 initial public offering was false and misleading because it failed to disclose, among other things, that it was unlikely that FLAG Holdco could attract enough customers to enable it to recover the cost of financing the FA-1 cable system and that existing trans-Atlantic cable lines had a glut of unused capacity. The complaint asserts claims against the defendants under various sections of both the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act. The complaint does not specify the amount of damages sought.

    FLAG Atlantic Limited and FLAG Atlantic USA Limited are currently defendants in litigation filed by PSINet, Inc. and its related affiliates and subsidiaries ("PSINet"). On May 31, 2001, PSINet initiated chapter 11 bankruptcy proceedings in the United States Bankruptcy Court in the Southern District of New York. Pursuant to those proceedings, PSINet commenced litigation against FLAG Atlantic Limited and FLAG Atlantic USA Limited to recover an alleged preference payment under 11 U.S.C. sections 547, 550 of the Bankruptcy Code. Prior to PSINet filing for bankruptcy, FLAG Atlantic Limited and FLAG Atlantic USA Limited entered into a Capacity Right of Use Agreement with three affiliated PSINet entities. After PSINet defaulted on payments due on that agreement, on or about March 20, 2001, the parties entered into a Restated Capacity Right of Use Agreement, amended the capacity, amended the term and PSINet paid FLAG Atlantic Limited and FLAG Atlantic USA Limited $23.8 million. PSINet claims that this payment may be avoided as a preference because it was made within 90 days of PSINet's bankruptcy, was on account of a prior debt and allowed FLAG Telecom, as a creditor of PSINet, to recover more than it would if the payment had not occurred and it instead filed a claim in PSINet's bankruptcy. PSINet alleges that it is entitled to recover the amount of the payment, together with interest. FLAG Telecom has filed an answer to the complaint in which it denied the allegations of the complaint and asserted several affirmative defenses. Because of the Debtors' own bankruptcy proceedings, PSINet's action is now stayed. To the extent PSINet pursues a claim in the Debtors' bankruptcy, the Debtors intend to vigorously defend and assert various defenses to the preference claim. Prior to the filing of the Chapter 11 Cases, the Debtors had other contracts with PSINet and its various affiliated entities, including contracts for related operations and maintenance services. In connection with PSINet's chapter 11 case, PSINet rejected all of its contracts with the Debtors and the Debtors filed a proof of claim for more than $40 million. The status of the Debtors' contracts with PSINet and its various affiliates is presently being investigated.

    FLAG Limited has been involved in a dispute with two former employees, Messrs. Reda and Jalil, which centers on the lawfulness of the termination of their employment contracts and the sums payable in that termination. The most significant issue between the parties has been as to the ex-employees' entitlement to stock options or damages in lieu of such options. The amount claimed by each employee in respect of wrongful termination was approximately $2,500,000. FLAG Telecom is unable to assess the amount they would have claimed with respect to their allegation that they were entitled to damages in lieu of stock options as this claim was not quantified. The Court of Appeal of Bermuda ruled in FLAG Telecom's favor that Messrs. Reda and Jalil were lawfully terminated and were not entitled to stock options. Messrs. Reda and Jalil subsequently appealed to the Privy Council in the United Kingdom and, after a hearing that took place on April 16-18, 2002, the Privy Council ruled in FLAG Telecom's favor on July 11, 2002. The only issue remaining in the case is that of the amounts payable to Messrs. Reda and Jalil in respect of their lawful termination. In this regard, FLAG Telecom paid approximately $1,200,000 into an escrow account in Bermuda in October 2000 and it is not anticipated that further sums will be required in respect of the liability to Messrs. Reda and Jalil.

    FLAG Telecom has received a third-party subpoena from the Securities and Exchange Commission (the "SEC") seeking documents in connection with the SEC's investigation of Global Crossing. To date, FLAG Telecom has cooperated fully with the SEC's request for such documents and it intends to continue to cooperate in the future. In addition, the SEC has indicated that it wishes to take deposition testimony from certain FLAG Telecom officers and employees in connection with the same investigation, but to date no subpoenas have been received for such testimony.

    FLAG Telecom also recently received a third-party subpoena from the SEC seeking documents in connection with the SEC's investigation of Qwest Communications International Inc., and a subpoena from the New York State Attorney General's Office seeking documents in connection with an investigation of various securities firms and others, including Salomon Smith Barney and certain of its analysts. FLAG Telecom intends to cooperate fully with these requests for documents.

    On May 23, 2002, KPNQwest N.V. and a number of its subsidiaries filed bankruptcy proceedings in the Netherlands and in other European jurisdictions. These companies have subsequently gone into liquidation. KPNQwest B.V. is the ultimate parent company of several entities that are suppliers and customers of FLAG Telecom. FLAG Telecom's European network consists of dark fiber and PoPs acquired from various subsidiaries of KPNQwest. It is currently unclear whether the KPNQwest European network will continue operations beyond the end of August 2002. If the KPNQwest network ceases operations, there will be an adverse impact on FLAG Telecom's ability to serve the requirements of its customers for European connectivity.

    One of the FLAG Atlantic Banks, Barclays, seized approximately $25 million in funds of FLAG Holdco on April 11, 2002. In addition, in connection with a FLAG Asia Limited credit facility, West LB, which is also a FLAG Atlantic Bank, retained $100 million constituting cash collateral for certain obligations following the termination of the commitments under such FLAG Asia Limited credit facility. FLAG Holdco has brought adversary proceedings in the Bankruptcy Court seeking recovery of those funds from Barclays and West LB, respectively. Pursuant to the Plan or a settlement under Fed. R. Bankr. P. 9019, the funds will be delivered to New Holdco for distribution pursuant to the terms of the Plan or such settlement. However, the $82 million previously seized by the FLAG Atlantic Banks in accounts in which they had a security interest shall be retained by the FLAG Atlantic Banks.

    On July 15, 2002, Sogetrel, a company domiciled and doing business in France, commenced litigation against the French subsidiary of FLAG Atlantic Limited, FLAG Atlantic France Sarl (which is not a Debtor herein), for alleged unpaid invoices. The amount of claim is approximately Euro 6,689,374 (approximately $6,631,176). Sogetrel filed a motion for summary judgment on the claim, but the French court denied such motion on March 27, 2002. FLAG Telecom is now vigorously defending the claim on the merits.

    The Debtors are also involved in litigation from time to time in the ordinary course of business. In management's opinion, with the exception of the disputes described above, the litigation in which the Debtors are currently involved, individually and in the aggregate, is not material to them.

    As they continue to operate, but subject to the automatic stay during the pendency of the Chapter 11 Cases, the Debtors may become involved in future legal proceedings arising in the ordinary course of their business.

I. AGREEMENTS WITH DIRECTORS, OFFICERS AND EXECUTIVES

    1.  EMPLOYMENT AGREEMENTS WITH OFFICERS

    The Debtors are parties to employment agreements with Mr. Andres Bande, Mr. Michel Cayouette, Mr. John Draheim, Mr. Andrew Evans, Mr. Mehrdad Mansourpour, Mr. Edward McCormack, Mr. Adnan Omar, Mr. Kees van Ophem and
Mr. Scott Rowswell (the "Executives"), each as amended pursuant to amendment approved by the Board of FLAG Holdco on April 4, 2002 (collectively, the "Executive Employment Agreements"). Each agreement is with FLAG Holdco and/or FLAG Telecom Limited, and, with the exception of Mr. Omar's agreement, provides that employment shall continue until terminated. Mr. Omar's agreement is for a fixed two year term.

    Mr. Bande's employment agreement provides that if FLAG Holdco terminates him without cause or due to the employee's death or disability, FLAG Holdco will pay Mr. Bande a lump sum payment of two times his annual base salary of $450,000 plus two times his annual bonus of up to $900,000. In respect of termination for good reason, or voluntary resignation effective after December 31, 2003, FLAG Holdco will pay Mr. Bande a lump sum payment of two times his annual base salary plus two times his annual bonus. The agreement was amended by an Addendum, dated April 9, 2002, and is attached to this Disclosure Statement as Exhibit F-1. The Plan contemplates that the agreement will be further amended, as more fully described in Section IV.A.5 of this Disclosure Statement ("DESCRIPTION OF THE PLAN OF REORGANIZATION--Overview--Treatment of Management Creditors").

    Mr. Cayouette's employment agreement provides that if FLAG Telecom Limited terminates him without good cause, FLAG Telecom Limited will pay Mr. Cayouette one year's base salary of $265,000 plus a target bonus of 100% of one year's base salary. The agreement was amended by an Addendum, dated April 10, 2002, and is attached to this Disclosure Statement as Exhibit F-2.

    Mr. Draheim's employment agreement provides that if FLAG Telecom Limited terminates him without good cause, FLAG Telecom Limited will pay Mr. Draheim one year's base salary of $180,000 plus a target bonus of 100% of one year's base salary. The agreement was amended by an Addendum, dated April 10, 2002, and is attached to this Disclosure Statement as Exhibit F-3.

    Mr. Evans's employment agreement provides that if FLAG Telecom Limited terminates him without good cause, FLAG Telecom Limited will pay Mr. Evans one year's base salary of L 150,000 plus a target bonus of 100% of one year's base salary. The agreement was amended by an Addendum, dated April 10, 2002, and is attached to this Disclosure Statement as Exhibit F-4.

    Mr. Mansourpour's employment agreement provides that if FLAG Telecom Limited terminates him without good cause, FLAG Telecom Limited will pay
Mr. Mansourpour one year's base salary of L80,000 plus a target bonus of 100% of one year's base salary. The agreement was amended by an Addendum, dated
April 10, 2002, and is attached to this Disclosure Statement as Exhibit F-5.

    Mr. McCormack's employment agreement provides that if FLAG Holdco terminates him without cause or notice or for reasons of incapacity, or he terminates his employment within one month of a change of control or after December 31, 2003, FLAG Holdco will pay Mr. McCormack two years' worth of base salary of $400,000 and a guaranteed bonus of 100% of two years' base salary. The agreement was amended by an Addendum, dated April 10, 2002, and is attached to this Disclosure Statement as Exhibit F-6. The Plan contemplates that the agreement will be further amended, as more fully described in Section IV.A.5 of this Disclosure Statement ("DESCRIPTION OF THE PLAN OF REORGANIZATION--Overview--Treatment of Management Creditors").

    Mr. Omar's employment agreement is for a fixed two year term through April 1, 2004 and provides that if the agreement is terminated by FLAG Holdco, it will pay Mr. Omar the salary ($360,000 annually) and allowances spelled out in his employment agreement for the unexpired period of the agreement together with the bonus maximum for the year in which his agreement terminates. If
Mr. Omar terminates the employment agreement, FLAG Holdco will not pay him any further salary, allowances or benefits. In the event of a change in control, Mr. Omar will be entitled to resign within 30 days of the change in control and receive payment of the salary and allowances spelled out in his employment agreement together with the bonus maximum for the unexpired period of his two year term. The agreement was amended by an Addendum, dated April 10, 2002, and is attached to this Disclosure Statement as Exhibit F-7. The Plan contemplates that the agreement will be further amended, as more fully described in
Section IV.A.5 of this Disclosure Statement ("DESCRIPTION OF THE PLAN OF REORGANIZATION--Overview--Treatment of Management Creditors").

    Mr. van Ophem's employment agreement provides that if FLAG Telecom Limited terminates him without good cause, FLAG Telecom Limited will pay Mr. van Ophem one year's base salary of $270,000 plus a target bonus of 100% of one year's base salary. The agreement was amended by an Addendum, dated April 10, 2002, and is attached to this Disclosure Statement as Exhibit F-8.

    Mr. Rowswell's employment agreement provides that if FLAG Telecom Limited terminates him without good cause, FLAG Telecom Limited will pay Mr. Rowswell one year's base salary of L 212,165 plus a target bonus of 100% of one year's base salary. The agreement was amended by an Addendum, dated April 10, 2002, and is attached to this Disclosure Statement as Exhibit F-9.

    The above-referenced employment agreements (per their respective Addendums) provide these executives with retention payments in consideration for agreeing to continue to work for the Debtors until the Bankruptcy Court enters a decision on a restructuring plan (collectively, the "Executive Retention Plans"). The retention payments to the executives consist of two components, as follows:
(i) gross cash payments that were approved by the Board of FLAG Holdco on April 4, 2002 (the "Retention Payments"), and (ii) cash payments, payable upon confirmation of the Plan, equal to a fixed percentage (the "Sharing Ratio Payments") of the excess of the Enterprise Value of the Reorganized

Debtors (together with their subsidiaries) over $150 million. Pursuant to the Plan, the above-referenced employment agreements and the Retention Payments referenced therein shall be deemed ratified and adopted by each of the Reorganized Debtors and New Holdco on the Effective Date, subject to the amendments to the employment agreements and the Retention Payments to eliminate the Sharing Ratio Payments and make other changes as more fully described in
Section IV.A.5 of this Disclosure Statement ("DESCRIPTION OF THE PLAN OF REORGANIZATION--Overview--Treatment of Management Creditors").

    The Gross and Net Retention Payments paid or payable to each of the executives are as follows:

                                                    GROSS RETENTION   NET RETENTION
NAME                                                  PAYMENTS(1)      PAYMENTS(1)
----                                                ---------------   -------------
Andres Bande......................................    $1,250,000       $  767,500
Michel Cayouette..................................    $  375,000       $  271,875
John Draheim......................................    $  375,000       $  271,875
Andrew Evans......................................    $  375,000       $  225,000
Mehrdad Mansourpour...............................    $  375,000       $  225,000
Edward McCormack..................................    $  750,000       $  450,000
Adnan Omar........................................    $  650,000       $  650,000
Kees van Ophem....................................    $  500,000       $  300,000
Scott Rowswell(2).................................    $  180,000       $  108,000
TOTAL.............................................    $4,830,000       $3,269,250

------------------------

(1) The Gross Retention Payment amounts shown herein are gross amounts, and do not reflect the amounts withheld for the payment of applicable taxes. The Net Retention Payment amounts shown herein are net amounts, and reflect the amounts withheld by FLAG Holdco and/or FLAG Telecom Limited for the payment of applicable taxes to the relevant taxing authorities. If the employee terminates his employment or gives notice to terminate his employment prior to the decision on a restructuring plan by the Bankruptcy Court, he must repay the Net Retention Payment (i.e., the Gross Retention Payment minus taxes withheld).

(2) Mr. Rowswell's Retention Payment was approved by FLAG Holdco's Board on April 4, 2002, but has not yet been paid and will be paid as soon as possible, PROVIDED that (a) he is still employed on the date of payment, and
    (b) the Bankruptcy Court approves such payment.

    2.  RETENTION PAYMENTS TO OTHER EMPLOYEES

    In addition to the retention payments described above, FLAG Holdco, FLAG Telecom Limited, FLAG Limited, and certain other FLAG Telecom companies also made payments to approximately 100 other employees of FLAG Telecom in April 2002, in an aggregate gross amount of approximately $3 million. The net amount actually received (less taxes withheld) of each of these other retention payments must be repaid by the employee if the employee terminates his employment or gives notice to terminate his employment prior to December 31, 2002.

    3.  AGREEMENT WITH CHIEF RESTRUCTURING OFFICER

    FLAG Telecom Limited entered into an agreement with Mr. Gardner L. Grant, Jr., pursuant to which Mr. Grant is serving as Chief Restructuring Officer for FLAG Holdco and its subsidiaries, and FLAG Telecom Limited is obligated to pay Mr. Grant a gross amount of $270,000 upon confirmation of a plan of reorganization. This amount, minus applicable taxes to be withheld, will become payable to Mr. Grant upon confirmation of the Plan.

    4.  SPECIAL PROVISIONS REGARDING THE CONTINUANCE OF RETIREE BENEFITS

    The Reorganized Debtors (other than FLAG Holdco and the FLAG Atlantic Debtors) shall continue payment of all retiree benefits (as defined in section 1114(a) of the Bankruptcy Code), if any, after the Effective Date at the level of at least that established pursuant to subsection (e)(1)(B) or (g) of section 1114 of the Bankruptcy Code. Any and all claims of the beneficiaries of such retirement benefits shall be deemed reinstated as of the Effective Date.

J. CLAIMS BAR DATE

    In the Chapter 11 Cases, the Bankruptcy Court has set August 16, 2002 as the deadline for assertion of Pre-Petition Claims against the Debtors. In the Bermuda Proceedings, the Bermuda Provisional Liquidators have requested that creditors assert such claims as early as practicable and, subject to a limited discretion to admit claims by a later date, the Bermuda Court has also set August 16 as a bar date for claims in the Schemes. However, in any event, claims must be submitted by no later than September 23, 2002 in the Schemes. The Debtors reserve their rights to, and intend to, object to claims asserted in either the Chapter 11 Cases or the Bermuda Proceedings that exceed the amounts shown in the Debtors' books and records.

K. SELECTED FINANCIAL INFORMATION

    As previously noted in this Disclosure Statement, FLAG Holdco is a holding company, and its only material assets are the shares of its subsidiaries and its cash on hand. Selected historical consolidated financial information for FLAG Holdco and its direct and indirect subsidiaries, including non-Debtor subsidiaries of FLAG Holdco, is set forth in Exhibit G hereto.

                                      III.
                         THE DEBTORS' CHAPTER 11 CASES

A. EVENTS PRECEDING THE FILING OF THE CHAPTER 11 CASES

    On February 13, 2002, the Debtors announced that they were reviewing their business in the light of deteriorating market conditions. On March 7, 2002, the Debtors announced that they had retained Credit Suisse First Boston and Blackstone as strategic and financial advisors to advise them on financial and strategic alternatives for the long-term development of FLAG Telecom. The Debtors determined that they would not make the required interest payments, due March 30, 2002, on FLAG Holdco's outstanding FLAG Holdco Bonds. During March and April 2002, the Debtors were engaged in a restructuring process that included serious discussions regarding strategic alternatives, including negotiations with creditors and a proposed restructuring of the Debtors' significant bank, bond and trade debt. On April 10, 2002, the Board of FLAG Holdco issued a press release announcing a comprehensive proposal for the restructuring of the Debtors' financial obligations. The restructuring process was frustrated on April 11, 2002, when the Debtors were informed of the acceleration of the credit facility under the FLAG Atlantic Limited Credit Agreement and the termination of a forbearance agreement by the Atlantic Banks. That acceleration arguably caused cross-defaults of the FLAG Holdco Bonds and the FLAG Limited Bonds. Although FLAG Holdco is not a borrower or a guarantor under the FLAG Atlantic Limited Credit Agreement, Barclays froze certain funds of FLAG Holdco on deposit at Barclays. Further, FLAG Holdco held significant funds at another financial institution that was a lender under the FLAG Atlantic Limited Credit Agreement. In response to the acceleration by the FLAG Atlantic Limited bank facility and the fear that other financial institutions party to the FLAG Atlantic Limited bank facility would similarly freeze funds, FLAG Holdco moved approximately
$210 million out of those accounts. The funds were ultimately moved to FLAG Pacific Holdings Limited, a wholly-owned subsidiary of FLAG Holdco that has no significant creditors and is not a Debtor.

    Even without the sudden events of April 11, 2002, the Debtors likely would have commenced these Chapter 11 Cases, albeit on a more measured timetable, as a result of the dramatic change in the economic climate, and the financial challenges this imposed upon the telecommunications industry in general, the Debtors' competitors, customers and potential customers, and the Debtors themselves. Overcapacity in some regions and less-than-anticipated demand have led to dramatic declines in prices, the unavailability of new capital, and a number of chapter 11 filings by major competitors and customers of the Debtors. Many of the Debtors' customers are limiting their capital commitments to an absolute minimum. The Debtors have seen the bandwidth market as a whole deteriorate rapidly over the past year, and they do not expect this trend to reverse in 2002. In light of the current economic climate, the Debtors intend to focus their business strategy to preserve capital and reduce costs, by serving the core backbone needs of large telecom and Internet companies, focusing on regions where the Debtors have competitive advantages (such as the Middle East and Asia), and increasing the revenue generating capacity of the global network by adding further services through the PoPs. The Debtors believed, even absent the actions taken by the FLAG Atlantic Banks, that the commencement of chapter 11 proceedings would assist them in restructuring their debt and their efforts to lower their costs.

    In an effort to maximize value to the creditors of the Debtors, the Debtors entered into the transactions described in Section IV of this Disclosure Statement ("DESCRIPTION OF THE PLAN OF REORGANIZATION") that contemplate, among other things, the restructuring of the Debtors' bank, bond and trade debt in these Chapter 11 Cases. The description in Section IV of this Disclosure Statement is qualified in its entirety by the Plan, and the provisions of the Plan are controlling in the event of any inconsistency between them.

B. THE COMMENCEMENT OF THE CHAPTER 11 CASES

    On April 12, 2002 (the "First Commencement Date"), FLAG Holdco, FLAG Atlantic Limited, FLAG Atlantic Holdings Limited, FLAG Limited, and FLAG Pacific USA Limited each filed voluntary petitions for relief under the Bankruptcy Code commencing the initial chapter 11 cases. Subsequently, on April 23, 2002 (the "Second Commencement Date", and together with the First Commencement Date, the "Commencement Date"), FLAG Telecom Group Services Limited, FLAG Telecom Limited, FLAG Telecom USA Ltd., FLAG Asia Limited, and FLAG Atlantic USA Limited, also filed voluntary petitions for relief under the Bankruptcy Code commencing additional chapter 11 cases. The Debtors filed the Chapter 11 Cases to ensure that the interests of creditors, stockholders and other parties in interest would be protected and treated fairly.

    Because of the interrelationships among the Debtors, and to avoid duplication resulting from separate handling of their Chapter 11 Cases, the Bankruptcy Court has ordered the joint administration of the Debtors'
Chapter 11 Cases. Joint administration provides only procedural relief that allows the Chapter 11 Cases to be administered as a single case. It does not affect the substantive rights of the Debtors or their creditors and stockholders. The assets and liabilities of the Debtors (other than with respect to the FLAG Atlantic Debtors) will remain separate and distinct, unless otherwise ordered by the Bankruptcy Court.

    Except as otherwise provided in the Bankruptcy Code, the Debtors are "debtors in possession" with full authority to continue to operate and manage their businesses in the ordinary course, without prior approval of the Bankruptcy Court. Generally, only transactions that are outside of the ordinary course of business require prior approval. FLAG Holdco, FLAG Limited, FLAG Atlantic Limited and FLAG Asia Limited are also in provisional liquidation in Bermuda and are subject to the oversight of the Bermuda Provisional Liquidators as provided for by the Bermuda Court Orders appointing the Bermuda Provisional Liquidators.

    On and during the weeks following the First Commencement Date, the Debtors sought and were granted certain relief necessary to the continued operation of their businesses and an effective reorganization. The Bankruptcy Court entered orders authorizing the payment of certain prepetition expenses and continuation of certain programs and policies in order to preserve the Debtors' Estates, including but not limited to (i) the payment, in the ordinary course of business, as and when due, of certain prepetition claims owing by the Debtors to certain foreign creditors, (ii) the payment of prepetition employee and director compensation, benefits and expense reimbursement owing by the Debtors to employees (including former and temporary employees) and directors, and
(iii) the continuation, in the ordinary course of business, of all programs, policies and plans with respect to employees, including retired and former employees, that were in effect as of the Commencement Date, including payments under the prepetition retention and severance plans and obligations customarily associated with the delivery of employee benefits, including, if necessary, any workers' compensation premiums and deductibles that were owed in respect of prepetition injuries.

    In addition, the Bankruptcy Court entered orders (i) authorizing the retention and compensation of certain professionals utilized in the ordinary course of the Debtors' businesses, within certain specified limits in place of the normal restriction imposed by the Bankruptcy Code, and (ii) permitting the continued use of the Debtors' existing bank accounts and cash management systems.

    In addition to the ordinary course professionals referenced in the previous paragraph, the Debtors have been authorized or have sought authority to retain the following professionals to represent their interests in the Chapter 11
Cases:

Gibson, Dunn & Crutcher LLP                Restructuring and corporate counsel
200 Park Avenue
New York, New York 10166-0193

Appleby Spurling & Kempe                   Bermuda counsel
Cedar House, 41 Cedar Avenue
P.O. Box HM 1179
Hamilton HM EX, Bermuda

The Blackstone Group L.P.                  Financial advisors
345 Park Avenue
New York, New York 10154

Friedman, Wang & Bleiberg, P.C.            Conflicts counsel
90 Park Avenue
New York, New York 10016

Poorman-Douglas Corporation                Official Claims and Mailing Agent for the
10300 S.W. Allen Boulevard                 Debtors and the Bankruptcy Court
Beaverton, Oregon 97005-4833
("Poorman")

Innisfree M&A Incorporated                 Special Claims and Mailing Agent for the
501 Madison Avenue                         Debtors and the Bankruptcy Court with
New York, New York 10022                   respect to publicly held securities
("Innisfree")

Insignia ESG                               Broker with respect to the marketing of
19th Floor                                 certain real property leases
200 Park Ave
New York, New York 10166

Elizabeth Gloster, Q.C.                    Special Bermuda litigation counsel
1 Essex Court,
Temple, London EC4Y

Arthur Andersen UK                         Auditors and accountants
180 Strand
London WC2R 1BL, UK

C. SIGNIFICANT PARTIES IN INTEREST

    1.  CREDITORS' COMMITTEE

    On May 3, 2002, the United States Trustee appointed an official committee of creditors to represent the interests of creditors holding general unsecured claims (the "Creditors' Committee"). As of July 18, 2002, the Creditors' Committee was composed of the following members:

Alcatel Submarine Networks                 Elliot Management Corp.
c/o Proskauer Rose L.L.P.                  712 Fifth Avenue
1585 Broadway                              New York, New York 10019
New York, New York 10036-8299

Lucent Technologies, Inc.                  Varde Partners, Inc.
600 Mountain Avenue                        3600 West 80th Street, Suite 425
Murray Hill, New Jersey 07974              Minneapolis, MN 55431

HSBC Bank USA, as Indpendent Trustee       PPM America, Inc.
452 Fifth Avenue                           225 W. Wacker Drive, Suite 1200
New York, New York 10018-2706              Chicago, Illinois 60606

The Bank of New York, as Independent       Pacific Investment Management
  Trustee                                  Company, LLC, a.k.a. PIMCO
101 Barclay Street                         840 Newport Center Drive, Suite 300
New York, New York 10286                   Newport Beach California 92660

Cerberus Capital Management, L.P.
450 Park Avenue, 28th Floor
New York, New York 10022

    The Creditors' Committee has retained or is seeking to retain, subject to approval from the Bankruptcy Court, the following professionals to assist it in carrying out its duties in the Chapter 11 Cases:

Akin Gump Straus Hauer & Feld, L.L.P.      Counsel to the Creditors' Committee
590 Madison Avenue
New York, New York 10022

[INTERIM AUTHORIZATION HAS BEEN OBTAINED]  Financial advisor to the Creditors'
Houlihan, Lokey, Howard & Zukin            Committee
601 Second Avenue South
Suite 4950
Minneapolis, MN 55402
c/o Steven Spencer

    2.  UNOFFICIAL BONDHOLDERS' COMMITTEES

    Prior to the Commencement Date, certain FLAG Holdco Bondholders formed an ad hoc, unofficial committee (the "Ad Hoc FLAG Holdco Bondholders' Committee"), and certain FLAG Limited Bondholders formed an ad hoc, unofficial committee (the "Pre-Petition Ad Hoc FLAG Limited Bondholders' Committee"), each of which retained the following professionals to assist them in the Chapter 11 Cases:

Kasowitz, Benson, Torres &     Counsel to the Ad Hoc FLAG Holdco
Friedman, L.L.P. ("Kasowitz")  Bondholders' Committee
1633 Broadway
New York, New York 10019

Anderson Kill(1)               Counsel to the Subcommittee of FLAG Limited
1251 Avenue of the Americas    Bondholders
New York, New York 10020-1182

Chanin Capital Partners        Financial advisor to the Pre-Petition Ad Hoc
330 Madison Avenue, 11th       FLAG Limited Bondholders' Committee
Floor
New York, New York 10017-5038

------------------------

(1) Retained subsequent to the formation of the Creditors' Committee to represent the FLAG Limited Bondholders serving on the Creditors' Committee and the FLAG Limited Indenture Trustee (the "Subcommittee of FLAG Limited Bondholders"). Akin Gump Straus Hauer & Feld, L.L.P. was counsel to the Ad Hoc FLAG Limited Bondholders' Committee until it was released as counsel by such committee upon the formation of the Creditors' Committee.

    The current members of the Ad Hoc FLAG Holdco Bondholders' Committee are Varde Partners, Inc., Elliott Associates, Cerberus Capital Partners, and York Capital. The members of the Subcommittee of FLAG Limited Bondholders are PPM America, Inc. and Pacific Investment Management Company, LLC, a.k.a. PIMCO. The Ad Hoc FLAG Holdco Bondholders' Committee and the Subcommittee of FLAG Limited Bondholders were not formed pursuant to court order or any provision of the Bankruptcy Code, and are not official committees of unsecured creditors, although there is substantial overlap between their membership and the membership of the Creditors' Committee.

D.  THE COMMENCEMENT OF THE BERMUDA PROCEEDINGS

    Following the commencement of the Chapter 11 Cases, each of FLAG Holdco, FLAG Limited, FLAG Atlantic Limited and FLAG Asia Limited (the "Bermuda Debtors") presented winding up petitions before the Bermuda Court under the Bermuda Act seeking the appointment of joint provisional liquidators (collectively, the "Bermuda Proceedings"). The Bermuda Provisional Liquidators were appointed by the Bermuda Court on April 19, 2002 in respect of FLAG Holdco, FLAG Limited and FLAG Atlantic Limited, and on April 30, 2002 in respect of FLAG Asia Limited.

    The appointment of the Bermuda Provisional Liquidators created a moratorium under Bermuda law preventing creditors from taking actions to collect on their debts against the Bermuda Debtors. Since their appointment, it has been made clear to the Bermuda Court that the Bermuda Provisional Liquidators were not put in place with the goal of liquidating the Bermuda Debtors. Rather, consistent with section 1108 of the Bankruptcy Code and the Bermuda Debtors' goal of pursuing a chapter 11 reorganization, the terms of the Bermuda orders appointing the Bermuda Provisional Liquidators permitted existing management to retain day-to-day control of operations, subject to certain supervisory controls and constraints vested in the Bermuda Provisional Liquidators.

    The principal means for the Bermuda Provisional Liquidators to exercise their oversight or supervisory role is to report to the Bermuda Court and seek directions if they consider at any time that a Bermuda Debtor is not acting in the best interests of that company and its creditors. Further, no payment or disposition of the Bermuda Debtors' property shall be made or effected without the direct or indirect approval of the Bermuda Provisional Liquidators. The Bermuda Provisional Liquidators have observed the negotiations among the Bermuda Debtors and their various creditor representatives that culminated in the Plan, primarily in order to gauge creditor views and to respond to inquiries about the Bermuda Proceedings.

E.  EVENTS DURING THE CHAPTER 11 CASES

    1.  USE OF DEBTORS' CASH

    Special arrangements have been negotiated regarding the use of the Debtors' cash. On July 11, 2002, the Bankruptcy Court entered a final order (the "Financing Order") authorizing borrowing with priority over administrative expenses and secured by liens on the property of the estate. Pursuant to this order, certain Debtors are authorized to incur indebtedness to, and to use the cash of, FLAG Holdco, and FLAG Holdco is authorized to make corresponding loans, in accordance with the terms of a funding term sheet annexed to the Financing Order. In exchange for the use of cash pursuant to the Financing Order, and to secure the repayment of each borrower's obligations thereunder, FLAG Holdco was granted liens in the intercompany accounts receivable of FLAG Limited, FLAG Telecom Group Services Limited and FLAG Asia Limited (collectively, the "Debtor-Borrowers") and FLAG Telecom Ireland Limited and FLAG Telecom Development Limited (together, the "Non-Debtor Subsidiaries" and together with the Debtor-Borrowers, the "Borrowers"). In addition, in exchange for the use of cash pursuant to the Financing Order, FLAG Holdco was also granted a superpriority administrative expense claim against each Debtor-Borrower in the amount of cash used by such Debtor-Borrower and not repaid to FLAG Holdco, subject only to a carve-out for certain expenses of administration of these Chapter 11 Cases. Finally, FLAG Holdco was granted (i) a first priority, priming liens in all assets of the estates of FLAG Atlantic Limited, FLAG Atlantic Holdings Limited and FLAG Atlantic USA Limited securing the claims of the Atlantic Bank Lenders, and (ii) junior liens in all other assets of those estates solely to the extent that such liens are permitted by applicable law or agreement, all pursuant to section 364(d) of the Bankruptcy Code, all in exchange for the use of cash by FLAG Atlantic Limited pursuant to the Financing Order and to secure the repayment of FLAG Atlantic Limited's obligations thereunder.

    2.  ALCATEL AND REACH

    On May 6, 2002, Alcatel filed a motion (the "Motion") seeking an order
(i) compelling the Debtors to assume or reject the FLAG West Asia Cable System Contract (the "FWACS Contract"), on or before May 30, 2002 (ii) compelling the Debtors, pending assumption or rejection, to make all post-petition payments at the Contract rate, and (iii) requiring the Debtors to provide adequate protection to Alcatel of FLAG Holdco. On May 8, 2002, REACH filed a statement and cross-motion. On May 14, 2002, the Bankruptcy Court entered an Agreed Order (the "Agreed Order") resolving the Motion and conditioning the Debtors' use of the FLAG West Asia Cable System. The Agreed Order determined that entry into the agreements described in a term sheet (the "FLAG Asia Term Sheet") between the Debtors, Alcatel and REACH was in the best interests of the Debtors' estate.

    Pursuant to the Agreed Order, the Debtors were authorized to enter into certain transactions, and to amend the FWACS Contract, certain agreements with REACH, and a certain Marine Maintenance

Agreement with Alcatel, each as described in the FLAG Asia Term Sheet, and to assume each of those contracts as so amended. Such amendments and assumptions, as amended, were effective as of the date of the Agreed Order. The Debtors were also authorized to grant to Alcatel certain consideration in complete satisfaction of the Debtors' obligation, prior to the assumption of the FWACS Contract, to cure defaults thereunder. In particular, the Debtors were authorized to make a cash payment of $6 million to Alcatel as soon as possible after entry of the Bankruptcy Court order and a cash payment of $4 million to Alcatel upon provisional acceptance of the final phase of the FWACS Contract. In addition, the Debtors were authorized to grant certain consideration to REACH, and to cure defaults under the Marine Maintenance Agreement with Alcatel. In exchange for the use of cash to provide such consideration and to cure such defaults, FLAG Holdco was granted a lien on the intercompany accounts receivable of FLAG Asia Limited and a superpriority administrative expense claim against FLAG Asia Limited to the extent of its borrowing. The Agreed Order is attached to this Disclosure Statement as Exhibit H, and the FLAG Asia Term Sheet is attached to the Agreed Order as Exhibit A.

    3.  GLOBAL COST REDUCTION PROGRAM

    On May 10, 2002, the Debtors filed a motion asking the Bankruptcy Court to approve and authorize the adoption of employee-related measures in connection with the Debtors' global cost-reduction program (the "Reduction Program"). The Reduction Program contemplated the reduction of the Debtors' workforce by approximately 50 percent, with a projected resulting annual cost savings of approximately $23 million. As an inextricable part of the reduction-in-force program, the Debtors sought authority to pay severance obligations and to implement a key employee retention program for certain employees other than senior management, all in an effort to maintain the remainder of the Debtors' workforce in the context of the significant proposed layoff.

    On May 29, 2002, the Bankruptcy Court entered an Order approving and authorizing all aspects of the Reduction Program other than the payment of the severance obligations. On June 27, 2002, the Bankruptcy Court entered an Order approving and authorizing the payment of the severance obligations. The Debtors were authorized to fund the payment of all payments pursuant to the Reduction Program through borrowing from FLAG Holdco by any of the Borrowers. In exchange for such use of cash to secure the repayment of each of the Borrowers' resulting obligations, FLAG Holdco was granted liens on the intercompany accounts receivable of each of the Borrowers and a superpriority administrative expense claim pursuant to section 364(c)(1) of the Bankruptcy Code against each of the Borrowers to the extent of its borrowing (unless and until such borrowing is repaid).

    4.  TAIWAN LICENSE FUNDING

    On or about May 16, 2002, the Debtors filed a motion (the "Taiwan Funding Motion") with the Bankruptcy Court for the entry of an order authorizing FLAG Holdco and FLAG Asia Limited to enter into various transactions related to the incorporation and licensing of non-Debtor affiliate FLAG Telecom Taiwan Limited ("Telecom Taiwan") in accordance with the requirements of the law of the Republic of China. As explained in more detail in the Taiwan Funding Motion, the Debtors sought authorization for FLAG Holdco to loan (the "Taiwan Funding Advance") the United States Dollars ("USD") equivalent of New Taiwan Dollars
600 million (approximately USD $17.4 million) to enable FLAG Asia Limited, to in turn capitalize Telecom Taiwan and meet various requirements for the incorporation and licensing of Telecom Taiwan under the law of the Republic of China.

    On or about June 21, 2002, the Bankruptcy Court entered an order granting the Taiwan funding Motion. On or about June 25, 2002, FLAG Holdco made the Taiwan Funding Advance to FLAG Asia Limited. As soon as practicable after the incorporation of Telecom Taiwan, Telecom Taiwan will purchase the certain assets at cost from FLAG Asia Limited for a total purchase price equal to the amount of the Taiwan Funding Advance, paying FLAG Asia Limited in USD. FLAG Asia Limited will use the purchase price received from Telecom Taiwan to repay the Taiwan Funding Advance. Upon the completion of all of the above proposed transactions, FLAG Holdco will be repaid in full for the USD $17.4 million Taiwan Funding Advance.

    5.  INQUIRIES BY CERTAIN INVESTORS/ACQUIRORS

    FLAG Holdco has been approached by potential investors and acquirors during the Chapter 11 Cases. Consistent with the business judgment of FLAG Holdco's management and its Board, and in consultation with the Creditors' Committee and the Atlantic Banks, FLAG Holdco has met with certain of the potential investors or acquirors and has participated in certain due diligence efforts. At this time, those discussions and processes have not resulted in any acceptable offer to purchase all or part of the business.

    6.  INQUIRIES BY CERTAIN FLAG HOLDCO SHAREHOLDERS

    Certain parties who purport to be holders of the outstanding common stock of FLAG Holdco (the "FLAG Holdco Shareholders") have made inquiries as to the treatment of the FLAG Holdco Shareholders under the Plan. Specifically, those parties have asked for explanations of: (i) why FLAG Holdco Shareholders receive no distribution under the Plan even though the Debtors currently have sufficient funds available to fund operations; (ii) the changes in balance sheet treatment of certain accounting items; (iii) why projected future revenues are not higher than they are; (iv) whether certain FLAG Holdco Shareholders are receiving improper indirect consideration under the Plan or whether certain FLAG Holdco Shareholders have any "side deals" under the Plan; (v) whether there are any contracts between FLAG Telecom and any FLAG Holdco Shareholders holding a material amount of FLAG Holdco's outstanding common stock not disclosed in this Disclosure Statement, and if so, a description of such contracts; and (vi) the aggregate dollar amount of the claims released by the Debtors pursuant to the releases provided under the Plan and described in Section IV.C.9 of this Disclosure Statement ("DESCRIPTION OF THE PLAN OF REORGANIZATION--Other Provisions of the Plan--Retention of Causes of Action --Releases").

    The Debtors respond as follows to those questions, in the order referenced above: (i) pursuant to the Bankruptcy Code, shareholders in a debtor are entitled to receive consideration on account of their equity interests only if the debtor has sufficient assets to pay all of its creditors' claims in full, and because the value of FLAG Holdco's liabilities exceeds its assets, the FLAG Holdco Shareholders are not entitled to a distribution; a debtor's liquidity is not considered in determining whether shareholders are entitled to a distribution; (ii) the Debtors' post-reorganization balance sheet as set forth in the projections included in this Disclosure Statement uses GAAP principles of fresh-start accounting, which require changes in the valuation methods or calculation methods of certain assets and liabilities; (iii) the future revenues set forth in the projections included in this Disclosure Statement represent the Debtors' belief of likely projected revenues in the context of the current troubled nature of the telecommunications industry; (iv) no FLAG Holdco Shareholders are receiving improper indirect consideration under the Plan and no FLAG Holdco Shareholders have any side deals under the Plan; (v) (A) FLAG Telecom has entered into certain contracts with Verizon and its affiliates for
(I) the development of a European network, (II) the purchase by Verizon and its affiliates of 50% of the undersea facilities based communications capacity in any fiber optic cable needed by Verizon and its affiliates in each of the four calendar years beginning January 1, 2000, and (III) the purchase by Verizon's affiliates of $22.5 million of capacity on the FA-1 cable system, and (B) FLAG Telecom entered into a contract with TyCom Contracting Limited ("TyCom"), an affiliate of TGN Holdings Ltd., under which TyCom agreed to provide certain marine maintenance services to FLAG Telecom for the FA-1 cable system; and
(vi) it is the Debtors' position that it is not possible to provide an estimate of the aggregate dollar amount of the claims released by the Debtors pursuant to the Plan due to the complexity of the negotiations relating to such releases, but, as a partial response to this inquiry, the Debtors make reference to their estimates of the dollar amount of (A) certain Potentially Avoidable Preference Transfers as described (and defined) in Section IV.A.8 of this Disclosure Statement ("DESCRIPTION OF THE PLAN OF REORGANIZATION--Overview--Avoidance Actions"), and
(B) certain liquidated damages claims against Alcatel as described in
Section IV.A.4.c.ii of this Disclosure Statement ("DESCRIPTION OF THE PLAN OF REORGANIZATION--Overview--Treatment of Trade Creditors"), each of which shall be waived and released by the Debtors pursuant to the Plan.

                                      IV.

                   DESCRIPTION OF THE PLAN OF REORGANIZATION

A.  OVERVIEW

    The following is a brief description of certain material provisions of the Plan. This description is qualified in its entirety by the Plan itself, and the provisions of the Plan are controlling in the event of any inconsistency between the Plan and any part of this Disclosure Statement.

    The Plan and the Schemes contemplate a comprehensive restructuring of the Debtors' obligations to their most significant creditors. As described more fully below and in the Plan, the Debtors have reached agreements to restructure their obligations, and thereby substantially reduce their outstanding indebtedness, to each of their major creditors, which essentially are comprised of three groups: bondholders, banks, and trade creditors. The Debtors expect to emerge from chapter 11 in early October 2002.

    1.  TREATMENT OF FLAG HOLDCO BONDHOLDERS

    The following is a summary of the treatment that the FLAG Holdco Bondholders will receive under the Plan and the FLAG Holdco Scheme. For a comprehensive listing of the treatment of this class and all other classes of Claims and Interests, see Section IV.B.1 ("DESCRIPTION OF THE PLAN OF
REORGANIZATION--Classification and Treatment of Claims and Interests--Description of Classification and Treatment of Claims and Interests").

    Under the Plan and the FLAG Holdco Scheme, the Debtors' obligations to the FLAG Holdco Bondholders pursuant to the FLAG Holdco Bonds will be satisfied in full in exchange for: (i) five percent (5%) of the capital stock of New Holdco;
(ii) a two hundred forty-five million dollar ($245,000,000) cash payment, to be reduced by a reserve in the amount equal to (x) two million four hundred fifty thousand dollars ($2,450,000) in Cash on account of the performance fee payable to Kasowitz (the "Kasowitz Performance Fee"), plus (y) all other fees and expenses asserted by Kasowitz as of the Effective Date other than the Kasowitz Performance Fee, which reserve shall be placed into a segregated interest-bearing account at a financial institution satisfactory to Kasowitz and the Ad Hoc FLAG Holdco Bondholders' Committee subject to disposition pursuant to the Plan; (iii) the FLAG Holdco Bondholder Notes issued by New Holdco;
(iv) reimbursement of the Ad Hoc FLAG Holdco Bondholders' Committee in the amount of one hundred twenty-five thousand dollars ($125,000) of the fees and expenses of its counsel incurred prior to the Effective Date in connection with the Chapter 11 Cases, on the terms and conditions specified in the Plan (which payment shall be in addition to the other consideration described in this paragraph) (neither the Debtors nor New Holdco shall be liable for the reimbursement or payment of any additional costs or expenses of the Ad Hoc FLAG Holdco Bondholders' Committee in excess of the amount set forth in this subsection (iv), whether under section 503(b) of the Bankruptcy Code or otherwise); and (v) payment of the reasonable fees and expenses (including legal fees and expenses) of the FLAG Holdco Indenture Trustee incurred under the FLAG Holdco Indenture, including in connection with the Chapter 11 Cases, in an amount not to exceed one hundred fifty thousand dollars ($150,000) (which payment shall be in addition to the other consideration described in this paragraph). Other than items (iv) and (v), each of the foregoing shall be paid or issued, as applicable, to the FLAG Holdco Indenture Trustee, on behalf of the holders of Allowed FLAG Holdco Bondholder Claims as of the FLAG Holdco Bondholder Distribution Record Date, for distribution among such holders on a Pro Rata Basis. Additionally, pursuant to the Plan, on the Effective Date, the FLAG Holdco Indenture Trustee and the FLAG Holdco Bondholders, on the one hand, and the Debtors and the Non-Debtor Affiliates, on the other, shall be deemed to have generally released each other, as more fully described in Section IV.C.9 of this Disclosure Statement ("DESCRIPTION OF THE PLAN OF REORGANIZATION--Other Provisions of the Plan--Retention of Causes of Action--Releases").

    The payment of fees and expenses owed to professionals as described in items
(ii) and (iv) in the preceding paragraph is subject to express approval by the Bankruptcy Court pursuant to section 4.4.2.2. of the Plan. The Ad Hoc FLAG Holdco Bondholders' Committee asserts that it is entitled to payment of such fees as a result of its substantial contribution to the consensual and expeditious agreement of the economic terms of the Plan by all major creditor constituencies. The United States Trustee, however, asserts that payment of such fees may only be made on the basis of approval by the Bankruptcy Court of an application pursuant to section 503(b) of the Bankruptcy Code, and the United States Trustee reserves the right to object to confirmation of the Plan containing this provision and any such application when filed. The Plan does not provide that individual FLAG Holdco Bondholders have a right to opt out of payment of the fees and expenses owed to professionals as described in items
(ii) and (iv) above. Certain FLAG Holdco Bondholders may have previously agreed to pay such fees and expenses whether or not approved by the Bankruptcy Court for payment pursuant to the Plan.

    The most significant terms and conditions of the FLAG Holdco Bondholder Notes and the New Holdco Indenture, forms of which will be included in the Plan Supplement, are as follows:

    (a) The individual FLAG Holdco Bondholder Notes shall be registered and tradable. The FLAG Holdco Bondholder Notes shall be due and payable on the third (3rd) anniversary of the Effective Date.

    (b) The FLAG Holdco Bondholder Notes will bear simple interest on the original principal amount, after accounting for any principal payments made by New Holdco, as follows: (i) six point sixty-seven percent (6.67%) per annum for the first twelve (12) months after the Effective Date;
       (ii) seven point thirty-three percent (7.33%) per annum for months thirteen (13) through twenty-four (24) after the Effective Date; and
       (iii) eight percent (8%) per annum for months twenty-five (25) through thirty-six (36) after the Effective Date. All interest on the FLAG Holdco Bondholder Notes shall be paid in Cash semi-annually in arrears.

    (c) At any time during the first eighteen (18) months after the Effective Date, New Holdco will have the right, in its sole and absolute discretion, to fully satisfy all obligations under the FLAG Holdco Bondholder Notes by paying the sum of thirty million dollars ($30,000,000), plus accrued but unpaid interest as of the date of such payment.

    (d) Beginning on the day that is nineteen (19) months after the Effective Date and on the corresponding day of each month thereafter, the amount which New Holdco may, in its sole and absolute discretion, pay in order to fully satisfy all obligations under the FLAG Holdco Bondholder Notes will increase each month by eight hundred thirty three thousand three hundred thirty-three dollars and thirty-three cents ($833,333.33) to the maturity date, in all instances in addition to accrued but unpaid interest as of the date of such payment.

    (e) Notwithstanding the callable amount of the FLAG Holdco Bondholder Notes, at all times the FLAG Holdco Bondholder Notes will have a liquidation preference of forty-five million dollars ($45,000,000) plus accrued but unpaid interest, less principal amounts prepaid, in the event that a liquidation of New Holdco occurs.

    (f) To secure payment of the FLAG Holdco Bondholder Notes, the FLAG Holdco Indenture Trustee will be granted a first priority Lien on all of the assets of New Holdco, each of the Reorganized Debtors (other than FLAG Holdco and the FLAG Atlantic Debtors) and the Non-Debtor Affiliates, except that the FLAG Holdco Indenture Trustee will not be granted a Lien on the Alcatel and REACH Collateral (as defined in the Plan) or the cash collateral securing the reimbursement obligations under letter of credit facilities with West LB and Barclays, which Lien shall rank pari passu in priority and right of payment with the Blackstone Note and the Houlihan Note; PROVIDED, HOWEVER, that upon the payment by New Holdco of the first five million dollars ($5,000,000) of the original principal amount of the FLAG Holdco Bondholder Note, any Lien in the accounts receivable of the Reorganized Debtors, the Non-Debtor Affiliates and New Holdco granted to secure payment of the FLAG Holdco Bondholder Notes will be cancelled and released.

    (g) The Liens granted to secure payment of the FLAG Holdco Bondholder Notes pursuant to the Plan shall constitute valid and duly perfected security interests and liens upon the Effective Date.

    (h) New Holdco may issue, at its sole and absolute discretion, equal and ratable senior secured debt obligations upon the payment of fifteen million dollars ($15,000,000) of the original principal amount of the FLAG Holdco Bondholder Notes, in which instance the FLAG Holdco Indenture Trustee Notes will be required to execute appropriate intercreditor agreements with any such new secured lender.

    (i) Any and all payments made by New Holdco on account of the FLAG Holdco Bondholder Notes will be applied first to any accrued but unpaid interest and then to the outstanding principal balance.

    (j) Any default under either the Houlihan Note or the Blackstone Note shall constitute a default under the FLAG Holdco Bondholder Notes, subject to New Holdco's ability to cure such default in accordance with the terms of the Houlihan Note or the Blackstone Note, as the case may be.

    (k) Notwithstanding the callable amount of the FLAG Holdco Bondholder Notes, in the event of a Change in Control, the amount necessary to pay the FLAG Holdco Bondholder Notes in full shall be forty-five million dollars ($45,000,000) plus accrued and unpaid interest, less principal amounts prepaid, and the FLAG Holdco Bondholder Notes shall be immediately due and payable in full. "Change in Control" means the occurrence of one or more of the following events after the Effective Date other than as contemplated in the Plan:

           (i) any "person" or "group" is or becomes the "beneficial owner" (as such terms are used in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 51% or more of the New Holdco Common Shares (measured by voting power rather than number of shares); or

           (ii) New Holdco consolidates or merges with or into any other Person or sells, assigns, conveys, transfers leases or otherwise disposes of all or substantially all of its assets and the assets of New Holdco's direct and indirect subsidiaries (on a consolidated basis) to any other Person, either in one transaction or a series of related transactions which occur within six months, other than a consolidation or merger or disposition of assets: (x) of or by the New Holdco into or to a 100% owned subsidiary of New Holdco, or (y) pursuant to a transaction in which the outstanding New Holdco Common Shares are changed into or exchanged for securities or other property with the effect that the beneficial owners of the outstanding New Holdco Common Shares immediately prior to such transaction, beneficially own, directly or indirectly, at least a majority of the New Holdco Common Shares (measured by voting power rather than number of shares) of the surviving corporation or the Person to whom New Holdco's assets are transferred immediately following such transaction.

    In a term sheet that formed the basis of the agreement between the parties in interest to the general economic terms of the restructuring set forth in the Plan, the parties agreed in principle, subject to the approval of both the Bankruptcy Court and the Bermuda Provisional Liquidators, to the creation of an escrow account into which the Debtors would deposit one hundred forty five million dollars ($145,000,000) in cash. If so approved, the escrow agreement would provide for release of the escrow funds as follows: (i) on the Effective Date pursuant to the Plan and the FLAG Holdco Scheme, to the FLAG Holdco Bondholders, or (ii) at such time as so ordered by the Bankruptcy Court and to such parties as ordered by the Bankruptcy Court. Additionally, if feasible under applicable U.S. and Bermuda law and procedures, the escrow agreement would also provide for release of the escrow funds to the Holdco Bondholders if the Effective Date has not occurred by November 30, 2002. The Bermuda Provisional Liquidators, however, have indicated that they do not approve of the creation of such an escrow account.

    A.  BACKGROUND CONCERNING THE KASOWITZ PERFORMANCE FEE

    The Ad Hoc FLAG Holdco Bondholders' Committee represents that members of the committee hold more than one-half of the outstanding principal amount of the FLAG Holdco Bonds. The current Ad Hoc FLAG Holdco Bondholders' Committee is comprised of Varde Partners, Inc., Elliott Associates, Cerberus Capital Partners, and York Capital. The Ad Hoc FLAG Holdco Bondholders' Committee further represents that it was formed in March 2002 by a larger group of FLAG Holdco Bondholders then holding approximately 50% of the outstanding principal amount of the FLAG Holdco Bonds to negotiate directly with FLAG Holdco in connection with a financial restructuring of FLAG Holdco, including matters regarding professional retentions and fees.

    The Ad Hoc FLAG Holdco Bondholders' Committee represents that, at the date of the Kasowitz Engagement Letter (as defined below), the larger group of FLAG Holdco Bondholders represented approximately one-half of the outstanding principal amount of the FLAG Holdco Bonds. Thereafter, the Ad Hoc FLAG Holdco Bondholders' Committee represents, the size of the committee grew such that, on April 19, 2002, the larger group of FLAG Holdco Bondholders held approximately 79% of the outstanding principal amount of the FLAG Holdco Bonds. At or about such time, the Ad Hoc FLAG Holdco Bondholders' Committee represents, this larger group of FLAG Holdco Bondholders (holding approximately 79% of the outstanding principal amount) was made aware of, and consented to, the fee structure set forth in the Kasowitz Engagement Letter. On April 30, 2002, the Ad Hoc FLAG Holdco Bondholders' Committee represents, the larger group further grew to approximately 88% of the outstanding principal amount of the FLAG Holdco Bonds.

    After preliminary talks with FLAG Holdco, FLAG Holdco agreed to pay the reasonable fees and expenses of Kasowitz, including to provide for the Kasowitz Performance Fee (a deferred fee equal to a minimum amount of .25% to a maximum amount of 1.25% of the proposed Noteholder Recoveries, as

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defined in the Kasowitz Engagement Letter (defined below), determined in the sole discretion of the Ad Hoc FLAG Holdco Bondholders' Committee). The negotiated terms of FLAG Holdco's engagement of Kasowitz as counsel to the Ad Hoc FLAG Holdco Bondholders' Committee were set forth in a letter agreement dated April 10, 2002 (the "Kasowitz Engagement Letter"), which was agreed to but not signed by the Debtors prior to the Petition Date. A copy the Kasowitz Engagement Letter is attached as Exhibit I hereto.

    2.  TREATMENT OF FLAG LIMITED BONDHOLDERS

    The following is a summary of the treatment of the FLAG Limited Bondholders under the Plan and the FLAG Limited Scheme. For a comprehensive listing of the treatment of this class and all other classes of Claims and Interests, see
Section IV.B.1 ("DESCRIPTION OF THE PLAN OF REORGANIZATION--Classification and Treatment of Claims and Interests--Description of Classification and Treatment of Claims and Interests").

    The Debtors' obligations to the FLAG Limited Bondholders pursuant to the FLAG Limited Bonds will be satisfied in full in exchange for: (i) sixty-two point seventy-nine percent (62.79%) of the capital stock of New Holdco, which shall be issued to the FLAG Limited Indenture Trustee, on behalf of the holders of Allowed FLAG Limited Bondholder Claims as of the FLAG Limited Bondholder Distribution Record Date, for distribution among such holders on a Pro Rata Basis; (ii) payment of the reasonable fees and expenses of Anderson, Kill & Olick, counsel to the Subcommittee of FLAG Limited Bondholders, incurred in connection with the Chapter 11 Cases, in an amount not to exceed one hundred twenty-five thousand dollars ($125,000), on the terms and conditions specified in the Plan (which payment shall be in addition to the other consideration described in this paragraph) (neither the Debtors nor New Holdco shall be liable for the reimbursement or payment of any additional costs or expenses of the Subcommittee of FLAG Limited Bondholders in excess of the amount set forth in this subsection (ii), whether under section 503(b) of the Bankruptcy Code or otherwise); and (iii) pay the reasonable fees and expenses (including legal fees and expenses) of the FLAG Limited Indenture Trustee incurred prior to the Effective Date in connection with the Chapter 11 Cases, in an amount not to exceed one hundred fifty thousand dollars ($150,000) (which payment shall be in addition to the other consideration described in this paragraph). Additionally, pursuant to the Plan, on the Effective Date, the FLAG Limited Indenture Trustee and the FLAG Limited Bondholders, on the one hand, and the Debtors and the Non-Debtor Affiliates, on the other, shall be deemed to have generally released each other, as more fully described in Section IV.C.9 of this Disclosure Statement ("DESCRIPTION OF THE PLAN OF REORGANIZATION--Other Provisions of the Plan--Retention of Causes of Action--Releases").

    The payment of fees and expenses owed to professionals as described in item
(ii) in the preceding paragraph is subject to express approval by the Bankruptcy Court pursuant to section 4.11.2.2. of the Plan. The Subcommittee of FLAG Limited Bondholders asserts that it is entitled to payment of such fees as a result of its substantial contribution to the consensual and expeditious agreement of the economic terms of the Plan by all major creditor constituencies.

    3.  TREATMENT OF FLAG ATLANTIC BANKS

    The following is a summary of the treatment of the FLAG Atlantic Banks under the Plan. For a comprehensive listing of the treatment of this class and all other classes of Claims and Interests, see Section IV.B.1 ("DESCRIPTION OF THE PLAN OF REORGANIZATION--Classification and Treatment of Claims and Interests--Description of Classification and Treatment of Claims and Interests").

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    The obligations owed to the FLAG Atlantic Banks pursuant to the FLAG
Atlantic Limited Credit Agreement will be satisfied in full in exchange for
(i) twenty-six point twenty-five percent (26.25%) of the capital stock of New Holdco, (ii) a release which will have the practical effect of permitting them to retain eighty two million dollars ($82,000,000) seized from the FLAG Atlantic Debtors prior to the commencement of the Chapter 11 Cases, and
(iii) reimbursement of the reasonable expenses (including legal and other professional fees) of the FLAG Atlantic Banks incurred in connection with these Chapter 11 Cases, not to exceed seven hundred fifty thousand dollars ($750,000), on the terms and conditions specified in the Plan (neither the Debtors nor New Holdco shall be liable for the reimbursement or payment of any additional costs or expenses of the FLAG Atlantic Banks in excess of the amount set forth in this subsection (iii), whether under section 503(b) of the Bankruptcy Code or otherwise). Barclays will receive such consideration on behalf of the holders of any Allowed FLAG Atlantic Banks Claim, for distribution among such holders on a Pro Rata Basis. Additionally, on the Effective Date, the FLAG Atlantic Banks will release to New Holdco all Cash that is or was previously the property of FLAG Holdco and FLAG Limited (including collateral for swap transactions not previously released pursuant to settlement agreements) currently held by the FLAG Atlantic Banks in the approximate amount of twenty-five million dollars ($25,000,000), together with any interest actually accrued on such Cash from April 12, 2002. In addition, in connection with the FLAG Asia Limited credit facility, West LB, which is also a FLAG Atlantic Bank, will deliver to New Holdco $100 million constituting cash collateral held by West LB, together with interest actually accrued on such Cash and not previously delivered to the Debtors. This delivery will occur pursuant to a separate agreement to be entered into among the Debtors, West LB and the financial institutions party to such FLAG Asia Limited credit facility in accordance with the terms of such agreement, which agreement will provide, among other things, for the exchange of releases by the parties, the return to the Debtors of the $100 million constituting cash collateral, together with interest actually accrued on such cash and not previously delivered to the Debtors, the release of liens and security interests created under such credit facility, and the reimbursement by FLAG Asia Limited of the legal expenses of West LB up to a maximum of $200,000. Finally, pursuant to the Plan, on the Effective Date, the FLAG Atlantic Banks, on the one hand, and the Debtors and the Non-Debtor Affiliates, on the other, shall be deemed to have generally released each other, as more fully described in Section IV.C.9 of this Disclosure Statement ("DESCRIPTION OF THE PLAN OF REORGANIZATION--Other Provisions of the Plan--Retention of Causes of Action--Releases").

    The payment of fees and expenses owed to professionals as described in item
(iii) in the preceding paragraph is subject to express approval by the Bankruptcy Court pursuant to section 4.41.2.2. of the Plan. The FLAG Atlantic Banks assert that they are entitled to payment of such fees as a result of their substantial contribution to the consensual and expeditious agreement of the economic terms of the Plan by all major creditor constituencies. The United States Trustee, however, asserts that payment of such fees violates
Section 506(b) of the Bankruptcy Code.

    4.  TREATMENT OF TRADE CREDITORS

       A.  TREATMENT OF GENERAL UNSECURED CREDITORS OF THE FLAG ATLANTIC DEBTORS

    General unsecured creditors, including trade creditors, of the FLAG Atlantic Debtors (FLAG Atlantic Holdings Limited, FLAG Atlantic Limited, and FLAG Atlantic USA Limited) will receive as their sole distribution under the Plan the right to participate PRO RATA in distributions of funds recovered from preference actions and other causes of action of the FLAG Atlantic Debtors (other than those waived in the Plan) to be pursued after the Effective Date. See Section IV.A.8 of this Disclosure Statement ("DESCRIPTION OF THE PLAN OF REORGANIZATION--Other Provisions of the Plan--Avoidance Actions") for a discussion of such causes of action and, to the extent available, the Debtors' estimates of the amounts that may be recovered thereunder.

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       B.  TREATMENT OF OTHER GENERAL UNSECURED CREDITORS

    Except as set forth in this Disclosure Statement in Sections IV.A.4.a (describing the treatment of the general unsecured creditors of the FLAG Atlantic Debtors) and IV.A.4.c (describing certain agreements with Alcatel, REACH, CIENA and Lucent), general unsecured creditors, including trade creditors, will receive one of the following treatments, to be determined at the sole option of the Debtors: (i) cash payments equal to one hundred percent (100%) of their respective claims, (ii) for claims against certain Debtors, reinstatement under section 1124 of the Bankruptcy Code, or (iii) such other treatment as those parties and the Debtors may agree upon; provided, however, that if any such other treatment involves a trade creditor claim in excess of two million dollars ($2,000,000), the Debtors shall provide notice to the Creditors' Committee of such proposed other treatment; if no objection to that treatment is received within three (3) Business Days, the Debtors shall be free to proceed with such other treatment; if such a timely objection is received, the Debtors will not proceed with such other treatment without securing the agreement of the Creditors' Committee to such other treatment.

       C. NEGOTIATED TRADE CONTRACT AMENDMENTS WITH ALCATEL, REACH, CIENA AND LUCENT

    As part of their ongoing strategy to reduce claims and improve terms of operating contracts going forward, the Debtors have negotiated with many of their trade creditors regarding amendments to existing agreements prior to assumption thereof pursuant to the Plan. Thus far the Debtors have reached agreements with several of these creditors, including Alcatel, REACH, CIENA and Lucent, in connection with these Chapter 11 Cases, as described below. Additionally, pursuant to the Plan, on the Effective Date, Alcatel, CIENA and Lucent, on the one hand, and the Debtors and the Non-Debtor Affiliates, on the other, shall be deemed to have generally released each other, as more fully described in Section IV.C.9 of this Disclosure Statement ("DESCRIPTION OF THE PLAN OF REORGANIZATION--Other Provisions of the Plan--Retention of Causes of Action--Releases").

             I. AGREEMENTS WITH ALCATEL AND REACH RELATING TO FNAL

        On May 14, 2002, the Bankruptcy Court entered the Agreed Order (attached as Exhibit H to this Disclosure Statement). Pursuant to the Agreed Order, the FWACS Contract, certain agreements with REACH, and the Marine Maintenance Agreement with Alcatel, each as described in the FLAG Asia Term Sheet (attached as Exhibit A to the Agreed Order), have already been amended and assumed, as amended, by FLAG Asia Limited. The FLAG Asia Term Sheet sets forth the terms of the agreements between the Debtors, Alcatel and REACH with respect to their remaining obligations in connection with FNAL. However, since the entry of the Agreed Order, the parties to the FLAG Asia Term Sheet have agreed to certain modifications to correct inaccuracies contained therein. Set forth below is a summary of the financial terms contained in the FLAG Asia Term Sheet, as subsequently modified:

    (1) Consideration to be provided to Alcatel by the Debtors:

       - 15.628 million of cash; $7.4 million of such amount has already been paid by the Debtors to Alcatel, $8.228 million of such amount shall be paid to Alcatel in accordance with the amended and assumed agreements; $2.114 million of that $8.228 million will be lent to FLAG Asia Limited by REACH;

       - 3.63% of the New Holdco Common Shares; PROVIDED, HOWEVER, that if the Plan is not confirmed, Alcatel shall have a $25 million general unsecured claim against FLAG Asia Limited;

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       - an increasing promissory note secured by the Alcatel and REACH
         Collateral, issued by FLAG Asia Limited on the Effective Date, dated as of May 16, 2002, in the original principal amount of $22.129 million, on the terms and conditions described in the FLAG Asia Term Sheet;

       - an additional promissory note secured by the Alcatel and REACH Collateral, issued by FLAG Asia Limited on the Effective Date, dated as of May 16, 2002, in the principal amount of $8.428 million, on the terms and conditions described in the FLAG Asia Term Sheet.

    (2) Consideration to be provided to REACH by the Debtors:

       - on the date provided for in the amended and assumed agreements, FLAG Asia Limited shall deliver a promissory note to REACH (the "REACH Note") in the principal amount of approximately $2.649 million (after the application of certain set-offs), on the terms and conditions described in the FLAG Asia Term Sheet (except that the parties have subsequently agreed that the REACH note would not be secured), PROVIDED, HOWEVER, that the REACH Note will mature on April 23, 2005 notwithstanding anything to the contrary contained in the FLAG Asia Term Sheet.

             II. AGREEMENTS WITH ALCATEL RELATING TO FA-1

        Certain Debtors, non-Debtors and Alcatel have agreed (i) to certain amendments to their contracts in connection with FA-1 (collectively, the "FA-1 Contracts"), and (ii) that the FA-1 Contracts, as amended, will be assumed by the Debtors on the Effective Date. In consideration of the concessions made by Alcatel on the FA-1 Contracts to be implemented pursuant to the amendments thereto, the Debtors shall make certain payments and other concessions to Alcatel. Set forth below is a summary of the financial consideration that the Debtors shall deliver to Alcatel:

       - Alcatel shall receive 0.75% of the New Holdco Common Shares;

       - the Debtors shall pay Alcatel $1 million in cash on the Effective Date;

       - New Holdco shall issue to Alcatel an unsecured promissory note in the principal amount of $2.4 million;

       - the Debtors shall make certain cash payments to Alcatel after the Effective Date; and

       - the Debtors shall waive their rights to: (i) liquidated damages under the FA-1 Contracts (currently estimated by the parties to be approximately $19.6 million), (ii) certain warranty claims under the FA-1 Contracts, and (iii) Avoidance Actions (as described in
         Section IV.A.8 of this Disclosure Statement), if any, in connection with the FA-1 Contracts, or otherwise support any Avoidance Action against Alcatel.

            III. AGREEMENTS WITH ALCATEL RELATING TO FLAG NETWORK SERVICES

        Certain Debtors, non-Debtors and Alcatel have agreed (i) to certain amendments to their contracts in connection with certain FLAG Telecom network services (collectively, the "FLAG Network Services Contracts"), and
    (ii) that the FLAG Network Services Contracts, as amended, will be assumed by the Debtors on the Effective Date. In consideration of the concessions made by Alcatel on the FLAG Network Services Contracts to be implemented pursuant to the amendments

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
    thereto, the Debtors shall make certain payments and other concessions to Alcatel. Set forth below is a summary of the financial consideration that the Debtors shall deliver to Alcatel:

       - the Debtors shall pay to Alcatel twelve equal monthly cash payments of $160,000, beginning on the Effective Date; and

       - the Debtors shall waive their rights to Avoidance Actions (as described in Section IV.A.8 of this Disclosure Statement), if any, in connection with the FLAG Network Services Contracts, or otherwise support any Avoidance Action against Alcatel.

             IV. AGREEMENTS WITH CIENA RELATING TO FNAL

        Certain Debtors, non-Debtors and CIENA have agreed (i) to certain amendments to their contract in connection with FNAL (the "CIENA Contract"), and (ii) that the CIENA Contract, as amended, will be assumed by the Debtors on the Effective Date. In consideration of the concessions made by CIENA on the CIENA Contract to be implemented pursuant to the amendments thereto, the Debtors shall make certain payments and other concessions to CIENA. Set forth below is a summary of the financial consideration that the Debtors shall deliver to CIENA:

       - CIENA shall receive 1.58% of the New Holdco Common Shares;

       - the Debtors shall pay CIENA $1 million in cash on the Effective Date;

       - New Holdco shall issue to CIENA an unsecured promissory note in the principal amount of $1 million;

       - the Debtors shall reimburse CIENA for its legal fees in connection with the amendment and assumption, as amended, of the CIENA Contract, PROVIDED, HOWEVER, that such reimbursement obligation shall in no event exceed $20,000; and

       - the Debtors shall waive their rights to Avoidance Actions (as described in Section IV.A.8 of this Disclosure Statement), if any, in connection with the CIENA Contracts.

             V. AGREEMENTS WITH LUCENT

        Certain Debtors, non-Debtors and Lucent have agreed (i) to certain amendments to their FNS Point of Presence Frame Agreement (the "Lucent Contract"), and (ii) that the Lucent Contract, as amended, will be assumed by the Debtors on the Effective Date. In consideration of the concessions made by Lucent on the Lucent Contract to be implemented pursuant to the amendments thereto, the Debtors shall make certain payments and other concessions to Lucent. Set forth below is a summary of the financial consideration that the Debtors shall deliver to Lucent:

       - the Debtors paid to Lucent $1 million in cash in June 2002;

       - the Debtors shall pay Lucent $1 million in cash on the Effective Date;

       - New Holdco shall issue to Lucent an unsecured promissory note in the principal amount of $3.42 million; and

       - the Debtors shall waive their rights to Avoidance Actions (as described in Section IV.A.8 of this Disclosure Statement), if any, in connection with the Lucent Contract.

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    5.  TREATMENT OF MANAGEMENT CREDITORS

       A. TREATMENT OF EXECUTIVE EMPLOYMENT AGREEMENTS AND EXECUTIVE RETENTION PLANS AS EXECUTORY CONTRACTS

    On the Effective Date each of the Executive Employment Agreements and the Executive Retention Plans (as described above in Section II.I.1 of this Disclosure Statement ("BACKGROUND CONCERNING THE DEBTORS--Agreements with Directors, Officers and Executives--Employment Agreements with Officers")) shall be deemed amended as described in subsection (b), below, ratified as amended, and adopted as amended by each of the Reorganized Debtors and New Holdco; PROVIDED THAT, without limiting the generality of the foregoing, the Executive Retention Plans and the Executive Employment Agreements (each as amended as described in subsection (b), below) shall constitute executory contracts within the meaning of section 365 of the Bankruptcy Code and shall be deemed assumed as amended by the Reorganized Debtors, and assigned to New Holdco, and the non-Debtor parties to such Executive Employment Agreements and the Executive Retention Plans shall be entitled to the treatment with respect to executory contracts specified in the Plan.

       B. AMENDMENTS TO EXECUTIVE EMPLOYMENT AGREEMENTS AND EXECUTIVE RETENTION PLANS

    As of the Effective Date, the Executive Employment Agreements and Executive Retention Plans shall be amended to:

           (i) Eliminate the Enterprise Value bonus.

           (ii) Provide for payment of an annual cash bonus for 2002, in accordance with the bonus payment provisions described below.

           (iii) Provide that severance payments for each of Andres Bande, Edward McCormack, and Adnan Omar shall equal one times their base salary plus target annual bonus. Such severance payments shall be due and payable under the termination of employment circumstances contemplated by the Executive Employment Agreements and/or the Executive Retention Plans, whether occurring before, on or after the Effective Date except that "1 October 2004" would be substituted for "31 December 2003" in clauses 5(c) and 2.2(c) of the Executive Employment Agreements for Andres Bande and Edward McCormack, respectively (attached to this Disclosure Statement as Exhibits F-1 and F-6, respectively). The employment period and other terms of the Executive Employment Agreements and Executive Retention Plans (except as modified herein) would remain the same, except that Executives would waive any rights to resign for Good Reason (as defined therein) solely as a result of a change in composition of the board of directors of New Holdco or a change in ownership of New Holdco, in each case as contemplated by the Plan, and the Executive Employment Agreement for Andres Bande shall be amended to delete provisions stating that FLAG Holdco's failure to make option grants would be a basis for resignation with Good Reason and to state that it would constitute Good Reason if at any time prior to the end of the thirty-day period following the Effective Date Andres Bande is removed as Chairman of the Board of New Holdco or at any time Andres Bande ceases to be the Chief Executive Officer of New Holdco reporting directly and exclusively to the full Board of New Holdco.

           (iv) Delete any indemnification provisions in the Executive Employment Agreements and/or the Executive Retention Plans such that the Executive Employment Agreements and/or the Executive Retention Plans are consistent with the Executive Term Sheet (attached to this Disclosure Statement as Exhibit J) and add or delete any other provisions reasonably

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
       necessary to make the Executive Employment Agreements and/or the Executive Retention Plans materially consistent with the Executive Term Sheet.

           (v) Provide that, except as otherwise provided in the Executive Term Sheet, any deferred compensation (other than deferred severance) earned or incurred prior to the Effective Date shall be waived.

       C.  TREATMENT OF SEVERANCE PAYMENTS

    The severance provisions in the Executive Employment Agreements for Kees van Ophem, Michel Cayouette, Scott Rowswell, Andrew Evans, Mehrdad Mansourpour, and John Draheim shall remain in effect. Severance payments shall be payable under the termination of employment circumstances contemplated by the Executive Employment Agreements and Executive Retention Plans, whether occurring before, on and after the Effective Date. The employment period and other terms of the Executive Employment Agreements and Executive Retention Plans (except as modified in the Executive Term Sheet) shall remain the same.

       D.  RETENTION OF PRE-COMMENCEMENT DATE PAYMENTS

    Each Executive shall vest in his pre-Commencement Date retention payment, as agreed presently, on the Effective Date; PROVIDED, HOWEVER, that such payment shall be repaid to FLAG Holdco or, after the Effective Date, New Holdco in the event such Executive resigns without Good Reason or is terminated for Cause prior to the Effective Date. The retention payment of $180,000 due to Scott Rowswell shall be paid on or prior to the Effective Date, subject to the repayment provisions described in the immediately preceding sentence.

       E.  BONUSES

    Each Executive shall be eligible to earn his current target annual bonus for 2002. The actual amount of the annual bonus shall be based upon the achievement of the performance criteria described in the following paragraph. The annual bonus shall be payable in a cash lump sum as soon as practicable following December 31, 2002, but in no event later than January 20, 2003; PROVIDED, HOWEVER, that if fourth quarter 2002 financial results are not available on January 15, 2003, the portion of the bonus based upon such results would be payable within five (5) days of such results becoming available. An Executive shall be eligible for the annual bonus if (i) the Executive is employed by New Holdco on December 31, 2002 or (ii) the Executive's employment with New Holdco terminates prior thereto for any reason other than a termination for Cause or voluntary resignation for other than Good Reason.

    The initial 50% of the target annual bonus shall be payable if available cash plus working capital of New Holdco as of the Effective Date is equal to or greater than projected or if available cash plus working capital of New Holdco as of the Effective Date is within 2.5% of such projection. The remaining 50% of the target bonus shall be payable if cash revenue and cash flow in fourth quarter 2002 are equal to or greater than projected or if each of cash revenue and cash flow in fourth quarter 2002 is within 2.5% of such projection.

    The Creditors' Committee and the Debtors shall continue to work in good faith to specify the projections referred to in this Section, and such projections shall be materially consistent with the projections attached to the Executive Term Sheet as Attachment 1 thereto, which projections on Attachment 1 to the Executive Term Sheet incorporate the 2.5% reduction contemplated by the previous paragraph, and will include appropriate adjustments, if any, for delay in the Effective Date or

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changes to the Plan approved or required by the Bankruptcy Court or required as part of the confirmation process.

       F.  OTHER MANAGEMENT-RELATED AGREEMENTS

    In addition to the agreements outlined above, the Plan provides that the assumption of each Executive Employment Agreement shall constitute an acknowledgement by the applicable Executive that no default exists under such agreement that would be required to be cured upon assumption.

    6.  TREATMENT OF SECURITIES CLASS ACTION CREDITORS

    Pursuant to the terms of section 510(b) of the Bankruptcy Code, the Plan provides that any claims arising from the rescission of a purchase or sale of any debt or equity security of any of the Debtors or Non-Debtor Affiliates, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 510(b) of the Bankruptcy Code on account of such a claim (other than claims for indemnity, reimbursement or to limit the liability of the Debtors' present and former directors, officers or employees whose contracts are being assumed under the Plan) will not receive any distribution under the Plan and will be discharged as of the Effective Date. Notwithstanding anything herein to the contrary, the Plan will not release (a) the Debtors' current and former directors and officers from any claim, demand, debt, liability, cause of action, right or Interest asserted or assertable
(i) directly by, or derivatively through, the Debtors or their successors or assigns, and/or (ii) directly by or on behalf of the Purported Class Action Plaintiffs, and any such Claims shall be preserved, and may be asserted by or on behalf of the Purported Class Action Plaintiffs and/or by the applicable Debtor, its successor or assign, or a representative assigned by a court of competent jurisdiction or (b) any claim, demand, liability, cause of action, or right asserted or assertable by or on behalf of the Purported Class Action Plaintiffs against non-Debtor parties.

    7.  PAYMENT OF CERTAIN PROFESSIONAL FEES

    On the Effective Date, the Debtors will issue the Blackstone Note and the Houlihan Note, which shall each have the same material terms and conditions as the FLAG Holdco Bondholder Notes except: (a) the Blackstone Note shall be transferable, but not tradable, and the Houlihan Note shall be transferable, but not registered and tradable; (b) the Blackstone Note shall be in the original principal amount of four million dollars ($4,000,000) and the Houlihan Note shall be in the original principal amount of one million two hundred and fifty thousand dollars ($1,250,000); (c) the Blackstone Note and the Houlihan Note shall be due and payable two years from the Effective Date; (d) in the event of a liquidation, the amount necessary to pay the Blackstone Note in full shall be six million dollars ($6,000,000) plus accrued and unpaid interest, less principal amounts prepaid, and the amount necessary to pay the Houlihan Note in full shall be one million eight hundred and seventy-five thousand dollars ($1,875,000) plus accrued and unpaid interest, less principal amounts prepaid;
(e) the Blackstone Note and the Houlihan Note shall not be callable at a discount; (f) the Blackstone Note and the Houlihan Note shall be cross-defaulted with the FLAG Holdco Bondholder Notes and with each other; (g) upon the payment by New Holdco of five million dollars ($5,000,000) of the orignal principal amount of the FLAG Holdco Bondholder Notes, the Liens of Blackstone and Houlihan, respectively, in the accounts receivable of the Reorganized Debtors, the Non-Debtor Affiliates and New Holdco shall be cancelled and released; and
(h) New Holdco may issue senior secured debt obligations equal and ratable to the Blackstone Note and the Houlihan Note upon the payment by New Holdco of fifteen million ($15,000,000) of the original principal amount of the FLAG Holdco Bondholder Notes. The Blackstone Note and the Houlihan Note shall be secured by Liens on the same assets as the FLAG Holdco Bondholder Notes and shall rank PARI PASSU in priority and right of payment with the FLAG Holdco Bondholder Notes and with each other. The Blackstone Note and the Houlihan Note shall be in form and substance acceptable to Blackstone and to Houlihan, respectively, in their

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reasonable discretion. The form of the Blackstone Note and the Houlihan Note shall be provided in the Plan Supplement. The Debtors will also make certain cash payments to Blackstone (in the amount of five million dollars ($5,000,000)) and Houlihan (in the amount of one million two hundred fifty thousand dollars ($1,250,000))(3) on the Effective Date. Any and all payments to either Blackstone or Houlihan, including, without limitation, payments under the Blackstone Note and the Houlihan Note, shall be subject to Bankruptcy Court approval in connection with these Professionals' final fee applications under sections 328 and 330 of the Bankruptcy Code. Both the Blackstone Note and the Houlihan Note are subject to objection by the United States Trustee on the basis that the Bankruptcy Code may not permit professionals to be paid in the form of a security. If such an objection were successful, the Bankruptcy Court would determine the appropriate replacement compensation, which could take the form of cash payments.

    8.  AVOIDANCE ACTIONS

    The Debtors have the right, pursuant to the Bankruptcy Code, to recover or avoid certain liens on property or transfers of property (including cash) in the circumstances and on the conditions set forth in the Bankruptcy Code (collectively, "Avoidance Actions"). More specifically, among other things, transfers of property or security interests made within 90 days prior to the commencement of the Chapter 11 Cases may be recoverable if they were made to or for the benefit of a creditor on account of an antecedent debt, to the extent that the transfers allowed such creditor to recover more than it would have received in a liquidation. A list of all transfers made within 90 days prior to the commencement of the Chapter 11 Cases (the "Potentially Avoidable Preference Transfers") is available in the Debtors' Schedules in item 3 of the Statement of Financial Affairs included therewith.

    Creditors may assert defenses to the avoidance or recovery of the Potentially Avoidable Preference Transfers. Those defenses, which are enumerated in section 547(c) of the Bankruptcy Code, include, among other things, arguments that (i) the Potentially Avoidable Preference Transfer was intended to be, and in fact was, a substantially contemporaneous exchange for new value; (ii) the Potentially Avoidable Preference Transfer was made in the ordinary course of business of the Debtors and the creditor, was on account of a debt incurred in the ordinary course of business, and was made according to ordinary business terms; or (iii) after the Potentially Avoidable Preference Transfer was made, the creditor gave new value to or for the benefit of the Debtors. In addition, creditors who received Potentially Avoidable Preference Transfers from Debtors for whom the Plan contemplates payment in full of General Unsecured Claims may assert as a full defense that the transfer in question did not result in them receiving more value than they would have received under the Plan. The amount of Potentially Avoidable Preference Transfers listed in the Schedules does not take into account the potential for assertion of such defenses or the attorneys fees and other expenses that the Debtors will incur in seeking recovery of the Potentially Avoidable Preference Transfers.

    As described in this Disclosure Statement, certain significant creditors of the Debtors have agreed to substantially reduce and restructure their claims against the Debtors, thereby contributing to the Debtors' ability to propose this Plan on an expeditious and largely consensual basis. As partial consideration for their agreement to reduce and restructure claims, the FLAG Atlantic Banks, the FLAG Holdco Indenture Trustee, the FLAG Holdco Bondholders, the FLAG Limited Indenture Trustee, the FLAG Limited Bondholders, Alcatel, CIENA, Lucent, the FLAG Limited Banks and the individual members of the Creditors' Committee, in their capacity as such (collectively, the "Released Parties") have required releases from the Debtors and their non-Debtor affiliates, including waivers of

------------------------

3 In the event that the Effective Date is later than November 6, 2002, the Houlihan Note and the cash payable to Houlihan shall be reduced according to a pre-determined formula agreed to by the parties.

any Avoidance Actions that the Debtors and their non-Debtor affiliates may have against such creditors. Pursuant to the Plan, on the Effective Date, the Debtors and their non-Debtor affiliates will be deemed to have released such creditors and waived any Avoidance Claims against such creditors. The amount of Potentially Avoidable Preference Transfers made to the Released Parties by Debtors for whom General Unsecured Claims will not be paid in full is approximately $40 million, and is detailed in the Schedules in item 3 of the Statement of Financial Affairs included therewith. As noted above, these amounts do not take into account the potential for assertion of defenses to avoidance, or necessary attorneys fees and other expenses, which the Debtors are not able to quantify at this time.

    Pursuant to the Plan, the Plan Administrator, on behalf of the Reorganized FLAG Atlantic Debtors, shall pursue certain Avoidance Actions against parties other than the Released Parties after the Effective Date. The Plan Administrator, on behalf of the Reorganized FLAG Atlantic Debtors, shall distribute a share of the net proceeds of the Avoidance Actions, if any, to each holder of an Allowed Claim in Classes FAHL-4 (General Unsecured Claims against FLAG Atlantic Holdings Limited), FAL-4 (General Unsecured Claims against FLAG Atlantic Limited) and FAUL-4 (General Unsecured Claims against FLAG Atlantic USA Limited), at the time and in the manner specified in the Plan. The aggregate amount of Potentially Avoidable Preference Transfers made by the FLAG Atlantic Debtors, less amounts released pursuant to the preceding paragraphs, is approximately $50 million. Of that amount, a substantial component is transfers to other Debtors or Non-Debtor Affiliates, which cannot be avoided under the terms of the Plan. In addition, these amounts do not take into account the potential for assertion of defenses to avoidance, or necessary attorneys' fees and other expenses, which the Debtors are not able to quantify at this time. Taking all of these factors into account, the Debtors do not anticipate that the Plan Administrator will be able to make any significant recoveries with regard to Potentially Avoidable Preference Transfers made by the FLAG Atlantic Debtors and that the recovery of Classes FAHL-4 (General Unsecured Claims against FLAG Atlantic Holdings Limited), FAL-4 (General Unsecured Claims against FLAG Atlantic Limited) and FAUL-4 (General Unsecured Claims against FLAG Atlantic USA Limited) will be minimal.

    9.  OPTIONAL LIMITED RELEASES

    THE BALLOTS DISTRIBUTED TO HOLDERS OF CLAIMS IN CLASSES ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN AND THE SCHEMES, AS APPLICABLE, SHALL CONTAIN A SPACE WHERE THE CREDITOR MAY INDICATE ITS DESIRE TO RETAIN ITS CLAIMS, IF ANY, ASSERTED OR ASSERTABLE DIRECTLY BY OR INDIRECTLY THROUGH THE DEBTORS OR THEIR SUCCESSORS OR ASSIGNS AGAINST THE DEBTORS' CURRENT AND FORMER OFFICERS AND DIRECTORS. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THE PLAN AND/OR THE SCHEMES, EACH CREDITOR WHO AFFIRMATIVELY INDICATES ITS OPTION TO RETAIN SUCH CLAIMS SHALL BE DEEMED NOT TO RELEASE ANY CLAIMS, DEMANDS, CLAIMS FOR RELIEF, CAUSES OF ACTION, DEBTS, LOSSES AND LIABILITIES, OR ANY COMBINATION OF THE SAME, AGAINST THE DEBTORS' CURRENT AND FORMER DIRECTORS AND OFFICERS AS A RESULT OF ANY PROVISION OF THE PLAN AND/OR THE SCHEMES. IF A CREDITOR DOES NOT INDICATE AN OPTION TO RETAIN SUCH CLAIMS, DEMANDS, CLAIMS FOR RELIEF, CAUSES OF ACTION, DEBTS, LOSSES AND LIABILITIES, OR COMBINATION OF THE SAME, THEY WILL BE RELEASED UPON THE EFFECTIVE DATE. FURTHERMORE, NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THE PLAN AND/OR THE SCHEMES, THE PLAN AND THE SCHEMES DO NOT PROVIDE FOR A RELEASE OF THE DEBTORS' DIRECTORS AND OFFICERS FROM CLAIMS ASSERTED DIRECTLY BY OR DERIVATIVELY THROUGH THE DEBTORS. THE PROVISIONS OF THIS
SECTION IV.A.9 DO NOT AFFECT ANY CLASS OF CREDITORS, INCLUDING BUT NOT LIMITED TO THE FLAG HOLDCO SHAREHOLDERS AND THE HOLDERS OF FLAG HOLDCO OTHER
SECTION 510(B) CLAIMS, THAT IS NOT ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN AND THE SCHEMES.

    10. IMPLEMENTATION

    On the Effective Date, FLAG Holdco will transfer all right, title, and interest in the FLAG Holdco Assets (which are comprised almost exclusively of Cash and shares in various subsidiaries, including the other Debtors) to New Holdco.

    The Plan constitutes a joint plan of reorganization for each of the Debtors. Except as provided below with respect to FLAG Holdco and the FLAG Atlantic Debtors, on and after the Effective Date, the operation, management and control of each of the Debtors shall be the general responsibility of their boards of directors and senior officers, which shall thereafter have the responsibility for the management, control and operation of the Reorganized Debtors. With respect to FLAG Asia Limited and FLAG Limited, in addition to the foregoing, the Bermuda Provisional Liquidators shall maintain their present oversight role until the dismissal of those Bermuda Proceedings. The Bermuda Provisional Liquidators and those Debtors shall seek those dismissals on or as soon as practicable after the Effective Date.

    With respect to FLAG Holdco, on and after the Effective Date, the operation, management and control of FLAG Holdco shall be, subject to Bermuda law, the general responsibility of the Bermuda Provisional Liquidators. Subject to the foregoing and Bermuda law and as detailed in the Plan, the Plan Administrator shall resolve the relevant Disputed Claims and related reserves.

    With respect to FLAG Atlantic USA Limited, on and after the Effective Date, the operation, management and control of FLAG Atlantic USA Limited shall be the general responsibility of the Plan Administrator, as more fully described in the Plan. The management, operation and control of FLAG Atlantic Holdings Limited and FLAG Atlantic Limited shall be, subject to Bermuda law, the general responsibility of the Bermuda Provisional Liquidators. Subject to the foregoing and Bermuda law and as detailed in the Plan, the Plan Administrator shall pursue the relevant Avoidance Actions and deal with relevant Disputed Claims and related reserves.

    Notwithstanding the foregoing, (i) the Bermuda Provisional Liquidators and the Plan Administrator shall in no way be liable for any Claims against FLAG Holdco or any of the FLAG Atlantic Debtors based their respective post-Effective Date control of such entities except based on gross negligence or intentional misconduct; and (ii) the activities of FLAG Holdco and each of the FLAG Atlantic Debtors shall be limited to those necessary to carry out the terms of the Plan, including where appropriate the eventual winding up and dissolution of such entities as described in the following paragraph.

    As soon as practical after FLAG Holdco has fulfilled its express duties under the Plan, including the resolution of any Disputed Claims against FLAG Holdco, FLAG Holdco shall be liquidated and dissolved pursuant to, and in accordance with, applicable law by the Bermuda Provisional Liquidators. As soon as practical after the FLAG Atlantic Debtors have fulfilled their express duties under the Plan, including the prosecution of Avoidance Actions belonging to the Estates of each of the FLAG Atlantic Debtors and the resolution of Disputed Claims against the FLAG Atlantic Debtors, each of the FLAG Atlantic Debtors shall be liquidated and dissolved pursuant to, and in accordance with, applicable law by the Plan Administrator (in the case of FLAG Atlantic USA Limited) and by the Bermuda Provisional Liquidators (in the case of FLAG Atlantic Limited and FLAG Atlantic Holdings Limited).

    On the Effective Date, without further act or action by any person, unless required by provision of the Corporate Documents or applicable law, regulation, order or rule, (i) in consideration of and conditional on subsection (ii) of this paragraph, FLAG Limited shall issue and deliver the Replacement FLAG Limited Common Shares to the FLAG Limited Indenture Trustee, (ii) immediately thereafter, the FLAG Limited Indenture Trustee shall transfer the Replacement FLAG Limited Common Shares to New Holdco in return for shares equal to 62.79% of the New Holdco Common Shares on a Fully Diluted Basis and the other treatment and distributions specified in Section IV.A.2 of this Disclosure Statement ("DESCRIPTION OF THE PLAN OF REORGANIZATION--Overview--Treatment of FLAG Limited Bondholders"), and the original common shares of FLAG Limited shall be cancelled in accordance with the applicable Bermudian law procedure used to exchange the original FLAG Limited common shares for the Replacement FLAG Limited Common Shares.

    The Plan is to take effect on its Effective Date, which is defined as the first Business Day after the date on which the following conditions of the Plan have been satisfied or waived by the Debtors, subject to the consent of the Creditors' Committee:

    (a) at least ten (10) days shall have passed after the Bankruptcy Court shall have entered the Confirmation Order in form and substance acceptable to the Debtors;

    (b) there shall not be in force any order, decree or ruling of any court or governmental body having jurisdiction, restraining, enjoining or staying the consummation of, or rendering illegal the transactions contemplated by, the Plan;

    (c) all authorizations, consents and regulatory approvals (if any) in connection with the effectiveness of the Plan shall have been obtained; and

    (d) the conditions in the Schemes (save for the effectiveness of the Plan) shall have been satisfied or waived in accordance with the terms of the Schemes.

    The conditions set forth in (a) through (c) above may be waived by the Debtors subject to the consent of the Creditors' Committee unless proscribed by law, provided that such waiver is in writing, signed by the Debtors and served on the Creditors' Committee, and filed with the Bankruptcy Court. In the event that the conditions specified above have not been satisfied or waived in the manner provided in the preceding sentence on or before sixty (60) days after the Confirmation Date, then upon written notification filed and served in accordance with the Plan, (i) the Confirmation Order shall be vacated, (ii) no distributions under the Plan shall be made, (iii) the Debtors and all holders of Claims and Interests shall be restored to the STATUS QUO ANTE as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred, and (iv) all of the Debtors' obligations with respect to the Claims and Interests shall remain unchanged and nothing contained herein or in the Plan shall be deemed to constitute a waiver or release of any claims by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors. On the Effective Date, the Debtors shall file a notice of occurrence of the Effective Date.

B. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

    Claims against and Interests in the Debtors are divided, for purposes of voting on the Plan and receiving distributions or other treatment thereunder, into various classes consistent with the nature of the Claims and Interests. Only those Claims and Interests that are Allowed, as defined in the Plan, are entitled to receive distributions or other treatment under the Plan. All distributions or other treatment are in full satisfaction of the Claims and Interests. Except as otherwise provided in the Plan, all Claims and Interests existing prior to the Effective Date will be discharged and will not be assertable against the Debtors.

    1.  DESCRIPTION OF CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

    The following table briefly summarizes the classification and treatment of Claims and Interests under the Plan and indicates in each case whether the class is impaired and whether such class is entitled to vote on the Plan:

Fees of the United       As required by statute, the Debtors shall pay in full in
  States Trustee         Cash any outstanding amounts due the United States Trustee upon confirmation under section 1930(a)(6) of chapter 123 of title 28 of the United States Code on the Effective Date.

Administrative Expense   Each holder of an Allowed Administrative Expense Claim
  Claims                 against any Debtor (other than an Administrative Expense
                         Claim described in the following paragraph) shall receive, at the sole option of the relevant Debtor, (a) payment of
                         Cash in an amount equal to the unpaid portion of such
                         Allowed Administrative Expense Claim or (b) such other
                         treatment as to which the relevant Debtor and such Claim
                         holder shall have agreed in writing; PROVIDED, HOWEVER, that
                         Allowed Administrative Expense Claims representing
                         obligations incurred in the ordinary course of business of or assumed by the Debtors shall be paid in full and
                         performed by the Reorganized Debtors in the ordinary course of business in accordance with the terms and conditions of the particular transactions and any agreements relating
                         thereto.

                         Any Person seeking an award by the Bankruptcy Court of an
                         Allowed Administrative Expense Claim on account of
                         Professional Fees incurred through and including the
                         Effective Date under sections 328, 330, 331, or 503(b) of
                         the Bankruptcy Code, shall file a final application for
                         allowance of compensation for services rendered and
                         reimbursement of expenses incurred through the Effective
                         Date no later than sixty (60) days after the Confirmation
                         Date. To the extent that such an award is granted by the
                         Bankruptcy Court, the requesting Person shall receive, (i)
                         payment of Cash in an amount equal to the amount Allowed by the Bankruptcy Court (including any Allowed holdback
                         amounts), (ii) payment on such other terms as may be
                         mutually agreed upon by the holder of the Allowed
                         Administrative Expense Claim and the applicable Debtor (but in no event shall the payment exceed the amount Allowed by the Bankruptcy Court) or (iii) payment in accordance with
                         the terms of any applicable administrative procedures order entered by the Bankruptcy Court. All Professional Fees for services rendered in connection with the Chapter 11 Cases
                         and the Plan after the Effective Date including, without
                         limitation, those relating to the prosecution of causes of action preserved hereunder and the resolution of Disputed
                         Claims, shall be paid by the applicable Debtor upon receipt of an invoice therefor, or on such other terms as such
                         Debtor may agree to, without the requirement of further
                         Bankruptcy Court authorization or entry of a Final Order.

Priority Tax Claims      Each holder of an Allowed Priority Tax Claim against a
                         Debtor shall receive, at the sole option of the relevant
                         Debtor: (a) payment on the Distribution Date of Cash in an amount equal to the unpaid portion of such Allowed Priority
                         Tax Claim; (b) Cash payments over a period not exceeding six years after the assessment of the tax on which such Claim is based, totaling the principal amount of such Claim plus
                         simple interest accruing from the Effective Date, calculated at the effective interest rate for 90-day securities
                         obligations issued by the United States Treasury on the
                         Effective Date or, if no such securities were issued on the
                         Effective Date, on the date of issuance immediately
                         preceding the Effective Date; (c) payment upon such other
                         terms determined by the Bankruptcy Court to provide the
                         holder of such Claim with deferred Cash payments having a
                         value, as of the Effective Date, equal to such Claim; or (d)
                         such other treatment agreed to in writing by the applicable
                         Debtor and the holder of such Claim.

FH-1                     On the Distribution Date, each holder of an Allowed Other
  (Other Priority        Priority Claim in Class FH-1 shall receive (i) payment of
  Claims against FLAG    Cash in an amount equal to the unpaid portion, without
  Holdco)                postpetition interest, of such Other Priority Claim, or (ii)
  (Unimpaired and not    such other treatment that FLAG Holdco and such holder shall
  entitled to vote on    have agreed upon in writing; PROVIDED, HOWEVER, that such
  the Plan)              agreed-upon treatment shall not be more favorable than the treatment provided in subsection (i).

FH-2                     On the Distribution Date, each holder of an Allowed Secured
  (Secured Claims        Claim in Class FH-2 shall receive, at the sole option of
  against FLAG Holdco)   FLAG Holdco, (i) payment of Cash in an amount equal to the
  (Unimpaired and not    unpaid portion of such Allowed Secured Claim, plus
  entitled to vote on    postpetition interest as is allowable under section 506 of
  the Plan)              the Bankruptcy Code, (ii) surrender by FLAG Holdco of the
                         asset subject to the Lien of the holder of the Allowed
                         Secured Claim, or (iii) such other treatment that FLAG
                         Holdco and such holder shall have agreed upon in writing;
                         PROVIDED, HOWEVER, that such agreed-upon treatment shall not be more favorable than the treatment provided in subsection
                         (i).

FH-3                     On the Distribution Date, each holder of an Allowed General
  (General Unsecured     Unsecured Claim in Class FH-3 shall receive one of the
  Claims against FLAG    following treatments, at the sole option of FLAG Holdco
  Holdco)                (subject to the consent of the Creditors' Committee, as
  (Unimpaired and not    described in Section IV.A.4 of this Disclosure Statement):
  entitled to vote on    (i) payment of Cash in an amount equal to the unpaid
  the Plan)              portion, without postpetition interest, of such Allowed
                         General Unsecured Claim, or (ii) such other treatment that
                         FLAG Holdco and such holder shall have agreed upon in
                         writing; PROVIDED, HOWEVER, that such agreed-upon treatment shall not be more favorable than the treatment provided in subsection (i).

FH-4                     On the Distribution Date:
  (FLAG Holdco           -  FLAG Holdco shall pay, or cause to be paid, to the FLAG
  Bondholder Claims)     Holdco Indenture Trustee, on behalf of the holders of
  (Impaired and             Allowed FLAG Holdco Bondholder Claims as of the FLAG
  entitled to vote on       Holdco Bondholder Distribution Record Date, for
  the Plan)                 distribution among such holders on a Pro Rata Basis, to
                            be applied in accordance with the FLAG Holdco Indenture,
                            to pay any compensation or reimbursement owed to the FLAG
                            Holdco Indenture Trustee which is not paid pursuant to
                            Section 4.4.2.1(d) of the Plan, and then to the principal
                            amount of the Allowed FLAG Holdco Bondholder Claims, the
                            amount of Two Hundred Forty-Five Million Dollars
                            ($245,000,000) in Cash, less a reserve in an amount equal
                            to (i) two million four hundred fifty thousand dollars
                            ($2,450,000) in Cash on account of the Kasowitz
                            Performance Fee, plus (ii) all other fees and expenses
                            asserted by Kasowitz as of the Effective Date other than
                            the Kasowitz Performance Fee, which reserve shall be
                            placed into a segregated interest-bearing account at a
                            financial institution satisfactory to Kasowitz and the Ad
                            Hoc FLAG Holdco Bondholders' Committee subject to
                            disposition pursuant to the Plan, and as described below
                            in this section regarding FH-4 Claims.

                         -  New Holdco shall issue to the FLAG Holdco Indenture
                         Trustee, on behalf of the holders of Allowed FLAG Holdco
                            Bondholder Claims as of the FLAG Holdco Bondholder
                            Distribution Record Date, for distribution among such
                            holders on a Pro Rata Basis, to be applied first to the
                            principal amount of the Allowed FLAG Holdco Bondholder
                            Claims, shares equal to 5% of the New Holdco Common
                            Shares on a Fully Diluted Basis;

                         -  New Holdco shall issue to the FLAG Holdco Indenture
                         Trustee, on behalf of the holders of Allowed FLAG Holdco
                            Bondholder Claims as of the FLAG Holdco Bondholder
                            Distribution Record Date, for distribution among such
                            holders on a Pro Rata Basis, to be applied first to the
                            principal amount of the Allowed FLAG Holdco Bondholder
                            Claims, the FLAG Holdco Bondholder Notes pursuant to the
                            New Holdco Indenture and all related agreements as shall
                            be set forth in the Plan Supplement (which shall be
                            satisfactory to the Ad Hoc FLAG Bondholders' Committee in
                            its reasonable discretion);

                         -  FLAG Holdco shall pay the reasonable fees and expenses
                         (including legal fees and expenses) of the FLAG Holdco
                            Indenture Trustee incurred under the FLAG Holdco
                            Indenture, including in connection with the Chapter 11
                            Cases, in an amount not to exceed one hundred fifty thousand dollars ($150,000); and

                         -  the FLAG Holdco Bondholders and the FLAG Holdco Indenture
                         Trustee shall be deemed to have been released by the Debtors and the Non-Debtor Affiliates pursuant to the provisions
                            of Section 8.4.1 of the Plan. The FLAG Holdco Bondholders
                            shall be deemed to have forever released and discharged
                            the FLAG Holdco Indenture Trustee under the FLAG Holdco
                            Indenture.

                         On the later of the Distribution Date or eleven (11) days after entry of a Final Order of the Bankruptcy Court expressly approving such payments, FLAG Holdco shall:

                         -  reimburse the Ad Hoc FLAG Holdco Bondholders' Committee in an amount not to exceed one hundred twenty-five thousand dollars ($125,000) for the reasonable fees and expenses
                            of Kasowitz incurred prior to the Effective Date in
                            connection with the Chapter 11 Cases (neither the Debtors
                            nor New Holdco shall be liable for the reimbursement or
                            payment of any additional costs or expenses of the Ad Hoc
                            FLAG Holdco Bondholders' Committee in excess of the
                            amount set forth in this paragraph, whether under section
                            503(b) of the Bankruptcy Code or otherwise); and

                         -  release to the Ad Hoc FLAG Holdco Bondholders' Committee or pay to Kasowitz Cash from the reserve established
                            pursuant to the Plan such amounts as the Bankruptcy Court
                            approves in addition to the reimbursement pursuant to the
                            preceding paragraph for reimbursement and/or payment of
                            fees and expenses asserted by Kasowitz as of the
                            Effective Date other than the Kasowitz Performance Fee,
                            and payment of the Kasowitz Performance Fee (to the
                            extent that such approval is denied, in whole or in part,
                            by the Bankruptcy Court, all amounts reserved under
                            Section 4.4.2.1(a) of the Plan not authorized for payment
                            to the Ad Hoc FLAG Holdco Bondholders' Committee shall be
                            remitted to the FLAG Holdco Indenture Trustee for
                            distribution to the FLAG Holdco Bondholders on a Pro Rata
                            Basis in accordance with the Plan).

FH-5                     Holders of FLAG Holdco Bonds Section 510(b) Claims against
  (All FLAG Holdco       FLAG Holdco shall not receive any distribution under the
  Bonds Section 510(b)   Plan and all such Claims shall be cancelled, annulled and
  Claims (other than     extinguished on the Effective Date.
  FLAG Holdco
  Bondholder Claims))
  (Impaired and not
  entitled to vote on
  the Plan)

FH-6                     Holders of Interests in FLAG Holdco shall not receive any
  (Interests in FLAG     distribution under the Plan and ultimately all such
  Holdco)                Interests shall be cancelled, annulled and extinguished when
  (Impaired and not      FLAG Holdco is wound up under Bermuda law after the
  entitled to vote on    Effective Date.
  the Plan)

FH-7                     Holders of FLAG Holdco Other Section 510(b) Claims against
  (All FLAG Holdco       FLAG Holdco shall not receive any distribution under the
  Other Section 510(b)   Plan and all such Claims shall be cancelled, annulled and
  Claims)                extinguished on the Effective Date except as otherwise
  (Impaired and not      provided in the Plan.
  entitled to vote on
  the Plan)

FL-1                     On the Distribution Date, the Allowed Other Priority Claims
  (Other Priority        in Class FL-1 shall (i) be Reinstated; PROVIDED, HOWEVER,
  Claims against FLAG    that such treatment shall be no less favorable than that
  Limited)               provided in section 1129(a)(9)(B)(ii) of the Bankruptcy
  (Unimpaired and not    Code, or (ii) receive such other treatment that FLAG Limited
  entitled to vote on    and such holder shall have agreed upon in writing; PROVIDED,
  the Plan)              HOWEVER, that such agreed-upon treatment shall not be more favorable than the treatment provided in subsection (i).

FL-2                     On the Distribution Date, each Allowed Secured Claim in
  (Secured Claims        Class FL-2 shall be treated as an unimpaired Claim in
  against FLAG Limited)  accordance with section 1124 of the Bankruptcy Code, and the
  (Unimpaired and not    legal, equitable and contractual rights to which the holder
  entitled to vote on    of such an Allowed Claim is entitled shall not be altered.
  the Plan)

FL-3                     On the Distribution Date, each holder of an Allowed General
  (General Unsecured     Unsecured Claim in Class FL-3 shall receive one of the
  Claims against FLAG    following treatments, to be determined at the sole option of
  Limited)               FLAG Limited (subject to the consent of the Creditors'
  (Unimpaired and not    Committee, as described in Section IV.A.4 of this Disclosure
  entitled to vote on    Statement): (i) payment of Cash in an amount equal to the
  the Plan)              unpaid portion, without postpetition interest, of such
                         Allowed General Unsecured Claim, (ii) Reinstatement of such
                         Allowed General Unsecured Claim or (iii) such other
                         treatment that FLAG Limited and such holder shall have
                         agreed upon in writing; PROVIDED; HOWEVER; that such
                         agreed-upon treatment shall not be more favorable than the treatment provided in subsection (i).

FL-4                     On the Distribution Date:
  (FLAG Limited          -  the FLAG Limited Indenture Trustee shall receive, on
  Bondholder Claims)     behalf of the holders of Allowed FLAG Limited Bondholder
  (Impaired and             Claims as of the FLAG Limited Bondholder Distribution
  entitled to vote on       Record Date, for distribution among such holders on a Pro
  the Plan)                 Rata Basis, to be applied in accordance with the FLAG
                            Limited Indenture, to pay any compensation or
                            reimbursement owed to the FLAG Limited Indenture Trustee
                            which is not paid pursuant to the Plan, and then to the
                            principal amount of the Allowed FLAG Limited Bondholder
                            Claims, shares equal to 62.79% of the New Holdco Common
                            Shares on a Fully Diluted Basis;

                         -  the FLAG Limited Bondholders and the FLAG Limited
                         Indenture Trustee shall be deemed to have been released by the Debtors and the Non-Debtor Affiliates pursuant to the
                            provisions of Section 8.4.1 of the Plan. In addition, the
                            FLAG Limited Indenture Trustee shall be discharged of all
                            duties under the FLAG Limited Indenture, and the FLAG
                            Limited Bondholders shall be deemed to have forever
                            released and discharged the FLAG Limited Indenture
                            Trustee under the FLAG Limited Indenture; and

                         -  FLAG Holdco shall pay the reasonable fees and expenses
                         (including legal fees and expenses) of the FLAG Limited
                            Indenture Trustee incurred under the FLAG Limited
                            Indenture, including in connection with the Chapter 11
                            Cases, in an amount not to exceed one hundred fifty thousand dollars ($150,000).

                         On the later of the Distribution Date or eleven (11) days
                         after entry of a Final Order of the Bankruptcy Court
                         expressly approving such payment, FLAG Limited shall:
                         -  pay the reasonable fees and expenses of Anderson, Kill &
                         Olick, counsel to the Subcommittee of FLAG Limited
                            Bondholders in connection with the Chapter 11 Cases, in
                            an amount not to exceed One Hundred and Twenty-Five
                            Thousand Dollars ($125,000) (neither the Debtors nor New
                            Holdco shall be liable for the reimbursement or payment
                            of any additional costs or expenses of the Subcommittee
                            of FLAG Limited Bondholders in excess of the amount set
                            forth in this paragraph, whether under section 503(b) of
                            the Bankruptcy Code or otherwise).

FL-5                     Holders of FLAG Limited Bonds Section 510(b) Claims against
  (All FLAG Limited      FLAG Limited shall not receive any distribution under the
  Bonds Section 510(b)   Plan and all such Claims shall be cancelled, annulled and
  Claims (other than     extinguished on the Effective Date.
  FLAG Limited
  Bondholder Claims))
  (Impaired and not
  entitled to vote on
  the Plan)

FL-6                     Holders of Interests in FLAG Limited shall not receive any
  (Interests in FLAG     distribution under the Plan and all such Interests shall be
  Limited)               cancelled, annulled and extinguished in accordance with
  (Impaired and not      Bermuda law pursuant to Section 7.6 of the Plan.
  entitled to vote on
  the Plan)

FTGSL-1                  On the Distribution Date, the Allowed Other Priority Claims
  (Other Priority        in Class FTGSL-1 shall (i) be Reinstated, PROVIDED, HOWEVER,
  Claims against FLAG    that such treatment shall be no less favorable than that
  Telecom Group          provided in section 1129(a)(9)(B)(ii) of the Bankruptcy
  Services Limited)      Code, or (ii) receive such other treatment that FLAG Telecom
  (Unimpaired and not    Group Services Limited and such holder shall have agreed
  entitled to vote on    upon in writing; provided; however, that such agreed-upon
  the Plan)              treatment shall not be more favorable than the treatment
                         provided in subsection (i).

FTGSL-2                  On the Distribution Date, each Allowed Secured Claim in
  (Secured Claims        Class FTGSL-2 shall be treated as an unimpaired Claim in
  against FLAG Telecom   accordance with section 1124 of the Bankruptcy Code, and the
  Group Services         legal, equitable and contractual rights to which the holder
  Limited)               of such an Allowed Secured Claim is entitled shall not be
  (Unimpaired and not    altered.
  entitled to vote on
  the Plan)

FTGSL-3                  On the Distribution Date, each holder of an Allowed General
  (General Unsecured     Unsecured Claim in Class FTGSL-3 shall receive one of the
  Claims against FLAG    following treatments, to be determined at the sole option of
  Telecom Group          FLAG Telecom Group Services Limited (subject to the consent
  Services Limited)      of the Creditors' Committee, as described in Section IV.A.4
  (Unimpaired and not    of this Disclosure Statement): (i) payment of Cash in an
  entitled to vote on    amount equal to the unpaid portion, without postpetition
  the Plan)              interest, of such Allowed General Unsecured Claim, (ii)
                         Reinstatement of such Allowed General Unsecured Claim or
                         (iii) such other treatment that FLAG Telecom Group Services
                         Limited and such holder shall have agreed upon in writing;
                         PROVIDED, HOWEVER, that such agreed-upon treatment shall not be more favorable than the treatment provided in subsection
                         (i).

FTGSL-4                  Each Allowed Interest in Class FL-4 shall be treated as an
  (Interests in FLAG     unimpaired Interest in accordance with section 1124 of the
  Telecom Group          Bankruptcy Code, and the legal, equitable and contractual
  Services Limited)      rights to which the holder of such an Allowed Claim is
  (Unimpaired and not    entitled shall not be altered.
  entitled to vote on
  the Plan)

FPUL-1                   On the Distribution Date, the Allowed Other Priority Claims
  (Other Priority        in Class FPUL-1 shall (i) be Reinstated, PROVIDED, HOWEVER,
  Claims against FLAG    that such treatment shall be no less favorable than that
  Pacific USA Limited)   provided in section 1129(a)(9)(B)(ii) of the Bankruptcy
  (Unimpaired and not    Code, or (ii) receive such other treatment that FLAG Pacific
  entitled to vote on    USA Limited and such holder shall have agreed upon in
  the Plan)              writing; PROVIDED, HOWEVER, that such agreed-upon treatment shall not be more favorable than the treatment provided in subsection (i).

FPUL-2                   On the Distribution Date, each Allowed Secured Claim in
  (Secured Claims        Class FPUL-2 shall be treated as an unimpaired Claim in
  against FLAG Pacific   accordance with section 1124 of the Bankruptcy Code, and the
  USA Limited)           legal, equitable and contractual rights to which the holder
  (Unimpaired and not    of such an Allowed Secured Claim is entitled shall not be
  entitled to vote on    altered.
  the Plan)

FPUL-3                   On the Distribution Date, each holder of an Allowed General
  (General Unsecured     Unsecured Claim in Class FPUL-3 shall receive one of the
  Claims against FLAG    following treatments, to be determined at the sole option of
  Pacific USA Limited)   FLAG Pacific USA Limited (subject to the consent of the
  (Unimpaired and not    Creditors' Committee, as described in Section IV.A.4 of this
  entitled to vote on    Disclosure Statement): (i) payment of Cash in an amount
  the Plan)              equal to the unpaid portion, without postpetition interest, of such Allowed General Unsecured Claim, (ii) Reinstatement of such Allowed General Unsecured Claim or (iii) such other treatment that FLAG Pacific USA Limited and such holder
                         shall have agreed upon in writing; PROVIDED, HOWEVER, that such agreed-upon treatment shall not be more favorable than the treatment provided in subsection (i).

FPUL-4                   Each Allowed Interest in Class FPUL-4 shall be treated as an
  (Interests in FLAG     unimpaired Interest in accordance with section 1124 of the
  Pacific USA Limited)   Bankruptcy Code, and the legal, equitable and contractual
  (Unimpaired and not    rights to which the holder of such an Allowed Claim is
  entitled to vote on    entitled shall not be altered.
  the Plan)

FTL-1                    On the Distribution Date, the Allowed Other Priority Claims
  (Other Priority        in Class FTL-1 shall (i) be Reinstated, PROVIDED, HOWEVER,
  Claims against FLAG    that such treatment shall be no less favorable than that
  Telecom Limited)       provided in section 1129(a)(9)(B)(ii) of the Bankruptcy
  (Unimpaired and not    Code, or (ii) receive such other treatment that FLAG Telecom
  entitled to vote on    Limited and such holder shall have agreed upon in writing;
  the Plan)              PROVIDED, HOWEVER, that such agreed-upon treatment shall not be more favorable than the treatment provided in subsection
                         (i).

FTL-2                    On the Distribution Date, each Allowed Secured Claim in
  (Secured Claims        Class FTL-2 shall be treated as an unimpaired Claim in
  against FLAG Telecom   accordance with section 1124 of the Bankruptcy Code, and the
  Limited)               legal, equitable and contractual rights to which the holder
  (Unimpaired and not    of such an Allowed Secured Claim is entitled shall not be
  entitled to vote on    altered.
  the Plan)

FTL-3                    On the Distribution Date, each holder of an Allowed General
  (General Unsecured     Unsecured Claim in Class FTL-3 shall receive one of the
  Claims against FLAG    following treatments, to be determined at the sole option of
  Telecom Limited)       FLAG Telecom Limited (subject to the consent of the
  (Unimpaired and not    Creditors' Committee, as described in Section IV.A.4 of this
  entitled to vote on    Disclosure Statement): (i) payment of Cash in an amount
  the Plan)              equal to the unpaid portion, without postpetition interest, of such Allowed General Unsecured Claim, (ii) Reinstatement of such Allowed General Unsecured Claim or (iii) such other treatment that FLAG Telecom Limited and such holder shall
                         have agreed upon in writing; PROVIDED; HOWEVER, that such
                         agreed-upon treatment shall not be more favorable than the treatment provided in subsection (i).

FTL-4                    Each Allowed Interest in Class FTL-4 shall be treated as an
  (Interests in FLAG     unimpaired Interest in accordance with section 1124 of the
  Telecom Limited)       Bankruptcy Code, and the legal, equitable and contractual
  (Unimpaired and not    rights to which the holder of such an Allowed Interest is
  entitled to vote on    entitled shall not be altered.
  the Plan)

FTUL-1                   On the Distribution Date, the Allowed Other Priority Claims
  (Other Priority        in Class FTUL-1 shall (i) be Reinstated, PROVIDED, HOWEVER,
  Claims against FLAG    that such treatment shall be no less favorable than that
  Telecom USA Ltd.)      provided in section 1129(a)(9)(B)(ii) of the Bankruptcy
  (Unimpaired and not    Code, or (ii) receive such other treatment that FLAG Telecom
  entitled to vote on    USA Ltd. and such holder shall have agreed upon in writing;
  the Plan)              PROVIDED, HOWEVER, that such agreed-upon treatment shall not be more favorable than the treatment provided in subsection
                         (i).

FTUL-2                   On the Distribution Date, each Allowed Secured Claim in
  (Secured Claims        Class FTUL-2 shall be treated as an unimpaired Claim in
  against FLAG Telecom   accordance with section 1124 of the Bankruptcy Code, and the
  USA Ltd.)              legal, equitable and contractual rights to which the holder
  (Unimpaired and not    of such an Allowed Secured Claim is entitled shall not be
  entitled to vote on    altered; PROVIDED, HOWEVER, that, on the Distribution Date,
  the Plan)              FLAG Telecom USA Ltd. shall cure any defaults in connection with Allowed Secured Claims in Class FTUL-2 related to
                         letters of credit secured by Cash.

FTUL-3                   On the Distribution Date, each holder of an Allowed General
  (General Unsecured     Unsecured Claim in Class FTUL-3 shall receive one of the
  Claims against FLAG    following treatments, to be determined at the sole option of
  Telecom USA Ltd.)      FLAG Telecom USA Ltd. (subject to the consent of the
  (Unimpaired and not    Creditors' Committee, as described in Section IV.A.4 of this
  entitled to vote on    Disclosure Statement): (i) payment of Cash in an amount
  the Plan)              equal to the unpaid portion, without postpetition interest, of such Allowed General Unsecured Claim, (ii) Reinstatement of such Allowed General Unsecured Claim or (iii) such other treatment that FLAG Telecom USA Ltd. and such holder shall have agreed upon in writing; PROVIDED, HOWEVER, that such
                         agreed-upon treatment shall not be more favorable than the treatment provided in subsection (i).

FTUL-4                   Each Allowed Interest in Class FTUL-4 shall be treated as an
  (Interests in FLAG     unimpaired Interest in accordance with section 1124 of the
  Telecom USA Ltd.)      Bankruptcy Code, and the legal, equitable and contractual
  (Unimpaired and not    rights to which the holder of such an Allowed Interest is
  entitled to vote on    entitled shall not be altered.
  the Plan)

FASL-1                   On the Distribution Date, the Allowed Other Priority Claims
  (Other Priority        in Class FASL-1 shall (i) be Reinstated, PROVIDED, HOWEVER,
  Claims against FLAG    that such treatment shall be no less favorable than that
  Asia Limited)          provided in section 1129(a)(9)(B)(ii) of the Bankruptcy
  (Unimpaired and not    Code, or (ii) receive such other treatment that FLAG Asia
  entitled to vote on    Limited and such holder shall have agreed upon in writing;
  the Plan)              PROVIDED, HOWEVER, that such agreed-upon treatment shall not be more favorable than the treatment provided in subsection
                         (i).

FASL-2                   On the Distribution Date, each Allowed Secured Claim in
  (Secured Claims        Class FASL-2 shall be treated as an unimpaired Claim in
  against FLAG Asia      accordance with section 1124 of the Bankruptcy Code, and the
  Limited)               legal, equitable and contractual rights to which the holder
  (Unimpaired and not    of such an Allowed Claim is entitled shall not be altered;
  entitled to vote on    PROVIDED, HOWEVER, that, on the Distribution Date, FLAG Asia
  the Plan)              Limited shall cure any defaults in connection with Allowed
                         Secured Claims in Class FASL-2 related to letters of credit secured by Cash.

FASL-3                   On the Distribution Date, each holder of an Allowed General
  (General Unsecured     Unsecured Claim in Class FASL-3 shall receive one of the
  Claims against FLAG    following treatments, to be determined at the sole option of
  Asia Limited)          FLAG Asia Limited (subject to the consent of the Creditors'
  (Unimpaired and not    Committee, as described in Section IV.A.4 of this Disclosure
  entitled to vote on    Statement): (i) payment of Cash in an amount equal to the
  the Plan)              unpaid portion, without postpetition interest, of such
                         Allowed General Unsecured Claim, (ii) Reinstatement of such
                         Allowed General Unsecured Claim or (iii) such other
                         treatment that FLAG Asia Limited and such holder shall have agreed upon in writing; PROVIDED, HOWEVER, that such
                         agreed-upon treatment shall not be more favorable than the treatment provided in subsection (i).

FASL-4                   Each Allowed Interest in Class FASL-4 shall be treated as an
  (Interests in FLAG     unimpaired Interest in accordance with section 1124 of the
  Asia Limited)          Bankruptcy Code, and the legal, equitable and contractual
  (Unimpaired and not    rights to which the holder of such an Allowed Claim is
  entitled to vote on    entitled shall not be altered.
  the Plan)

FAHL-1                   On the Distribution Date, the Allowed Other Priority Claims
  (Other Priority        in Class FAHL-1 shall receive (i) payment of Cash in an
  Claims against FLAG    amount equal to the unpaid portion, without postpetition
  Atlantic Holdings      interest, of such Other Priority Claim, or (ii) such other
  Limited)               treatment that FLAG Atlantic Holdings Limited and such
  (Unimpaired and not    holder shall have agreed upon in writing; PROVIDED, HOWEVER,
  entitled to vote on    that such agreed-upon treatment shall not be more favorable
  the Plan)              than the treatment provided in subsection (i).

FAHL-2                   On the Distribution Date, each Allowed Secured Claim in
  (Secured Claims        Class FAHL-2 shall receive, at the sole option of FLAG
  against FLAG Atlantic  Atlantic Holdings Limited, (i) payment of Cash in an amount
  Holdings Limited       equal to the unpaid portion of such Allowed Secured Claim,
  (Other than the FLAG   plus postpetition interest as is allowable under section 506
  Atlantic Banks         of the Bankruptcy Code, (ii) surrender by FLAG Atlantic
  Claim))                Holdings Limited of the asset subject to the Lien of the
  (Unimpaired and not    holder of the Allowed Secured Claim or (iii) receive such
  entitled to vote on    other treatment that FLAG Atlantic Holdings Limited and such
  the Plan)              holder shall have agreed upon in writing; PROVIDED; HOWEVER, that such agreed-upon treatment shall not be more favorable than the treatment provided in subsection (i).

FAHL-3                   The holders of the Secondary Liability Claims in Class
  (Secondary Liability   FAHL-3 shall receive, in full and complete satisfaction of
  Claims of FLAG         their Claims and any related Liens, the treatment specified
  Atlantic Banks)        in section 4.41.2 of the Plan.
  (Impaired and
  entitled to vote on
  the Plan)

FAHL-4                   Each holder of an Allowed Claim in Class FAHL-4 shall
  (General Unsecured     receive in full satisfaction of the Claim: (i) a share of
  Claims against FLAG    the FLAG Atlantic Net Avoidance Action Recoveries
  Atlantic Holdings      attributable to Avoidance Actions belonging to the Estate of
  Limited)               FLAG Atlantic Holdings Limited at the times and to be
  (Impaired and          distributed in the manner specified in section 7.8 of the
  entitled to vote on    Plan; or (ii) such other treatment that the FLAG Atlantic
  the Plan)              Holdings Limited and such holder shall have agreed upon in writing; PROVIDED, HOWEVER, that such agreed-upon treatment shall not be more favorable than the treatment provided in subsection (i).

FAHL-5                   All Interests in FLAG Atlantic Holdings Limited ultimately
  (Interests in FLAG     shall be cancelled, annulled and extinguished when FLAG
  Atlantic Holdings      Atlantic Holdings Limited is wound up under Bermuda law
  Limited)               after the Effective Date and holders of any such Interests
  (Impaired and not      shall receive nothing under the Plan.
  entitled to vote on
  the Plan)

FAL-1                    On the Distribution Date, the Allowed Other Priority Claims
  (Other Priority        in Class FAL-1 shall receive (i) payment of Cash in an
  Claims against FLAG    amount equal to the unpaid portion, without postpetition
  Atlantic Limited)      interest, of such Other Priority Claim, or (ii) such other
  (Unimpaired and not    treatment that FLAG Atlantic Limited and such holder shall
  entitled to vote on    have agreed upon in writing; PROVIDED, HOWEVER, that such
  the Plan)              agreed-upon treatment shall not be more favorable than the treatment provided in subsection (i).

FAL-2                    On the Distribution Date, each Allowed Secured Claim in
  (Secured Claims        Class FAL-2 shall receive, at the sole option of FLAG
  against FLAG Atlantic  Atlantic Limited, (i) payment of Cash in an amount equal to
  Limited Senior in      the unpaid portion of such Allowed Secured Claim, plus
  Right of Payment to    postpetition interest as is allowable under section 506 of
  the FLAG Atlantic      the Bankruptcy Code, (ii) surrender by FLAG Atlantic Limited
  Banks Claim)           of the asset subject to the Lien of the holder of the
  (Unimpaired and not    Allowed Secured Claim or (iii) receive such other treatment
  entitled to vote on    that FLAG Atlantic Limited and such holder shall have agreed
  the Plan)              upon in writing; PROVIDED, HOWEVER, that such agreed-upon
                         treatment shall not be more favorable than the treatment
                         provided in subsection (i).

FAL-3                    In full and complete satisfaction of the FLAG Atlantic Banks
  (FLAG Atlantic Banks   Claim: (a) on the Distribution Date, (i) Barclays shall
  Claim)                 receive, on behalf of the holders of any Allowed FLAG
  (Impaired and          Atlantic Banks Claim, for distribution among such holders on
  entitled to vote on    a Pro Rata Basis, to be applied to the principal amount of
  the Plan)              the Allowed FLAG Atlantic Banks Claim, 26.25% of the New
                         Holdco Common Shares on a Fully Diluted Basis, and (ii) the
                         FLAG Atlantic Banks shall be deemed to have been released by the Debtors and the Non-Debtor Affiliates pursuant to the
                         provisions of Section 8.4.1 of the Plan; and (b) on the
                         later of the Distribution Date or eleven (11) days after
                         entry of a Final Order of the Bankruptcy Court expressly
                         approving such payment, New Holdco shall reimburse Barclays for the reasonable expenses (including legal and other
                         professional fees) of the FLAG Atlantic Banks incurred in
                         connection with the Chapter 11 Cases, not to exceed Seven
                         Hundred Fifty Thousand Dollars ($750,000) (neither the
                         Debtors nor New Holdco shall be liable for the reimbursement or payment of any additional costs or expenses of the FLAG
                         Atlantic Banks in excess of the amount set forth in this
                         paragraph, whether under section 503(b) of the Bankruptcy
                         Code or otherwise).

FAL-4                    Each holder of an Allowed Claim in Class FAL-4 shall receive
  (General Unsecured     in full satisfaction of such Claim (subject to the consent
  Claims against FLAG    of the Creditors' Committee, as described in Section IV.A.4
  Atlantic Limited)      of this Disclosure Statement): (i) a share of the FLAG
  (Impaired and          Atlantic Net Avoidance Action Recoveries attributable to
  entitled to vote on    Avoidance Actions belonging to the Estate of FLAG Atlantic
  the Plan)              Limited at the times and to be distributed in the manner
                         specified in section 7.8 of the Plan; or (ii) such other
                         treatment that FLAG Atlantic Limited and such holder shall have agreed upon in writing; PROVIDED, HOWEVER, that such
                         agreed-upon treatment shall not be more favorable than the treatment provided in subsection (i).

FAL-5                    All Interests in any of FLAG Atlantic Limited ultimately
  (Interests in FLAG     shall be cancelled, annulled and extinguished when FLAG
  Atlantic Limited)      Atlantic Limited is wound up under Bermuda law after the
  (Impaired and not      Effective Date and holders of any such Interests shall
  entitled to vote on    receive nothing under the Plan.
  the Plan)

FAUL-1                   On the Distribution Date, the Allowed Other Priority Claims
  (Other Priority        in Class FAUL-1 shall receive (i) payment of Cash in an
  Claims against FLAG    amount equal to the unpaid portion, without postpetition
  Atlantic USA Limited)  interest, of such Other Priority Claim, or (ii) such other
  (Unimpaired and not    treatment that FLAG Atlantic USA Limited and such holder
  entitled to vote on    shall have agreed upon in writing; PROVIDED, HOWEVER, that
  the Plan)              such agreed-upon treatment shall not be more favorable than the treatment provided in subsection (i).

FAUL-2                   On the Distribution Date, each holder of an Allowed Secured
  (Secured Claims        Claim in Class FAUL-2 shall receive, at the sole option of against FLAG Atlantic  FLAG Atlantic USA Limited, (i) payment of Cash in an amount
  USA Limited (Other     equal to the unpaid portion of such Allowed Secured Claim,
  than the FLAG          plus postpetition interest as is allowable under section 506
  Atlantic Banks         of the Bankruptcy Code, (ii) surrender by FLAG Atlantic USA
  Claim))                Limited of the asset subject to the Lien of the holder of
  (Unimpaired and not    such Allowed Secured Claim or (iii) receive such other
  entitled to vote on    treatment that FLAG Atlantic USA Limited and such holder
  the Plan)              shall have agreed upon in writing; PROVIDED; HOWEVER, that such agreed-upon treatment shall not be more favorable than the treatment provided in subsection (i); and PROVIDED,
                         FURTHER, that, on the Distribution Date, FLAG Atlantic USA
                         Limited shall cure any defaults in connection with Allowed
                         Secured Claims in Class FAUL-2 related to letters of credit secured by Cash.

FAUL-3                   The holders of the Secondary Liability Claims in Class
  (Secondary Liability   FAUL-3 shall receive, in full and complete satisfaction of
  Claims of FLAG         their Claims and any related Liens, the treatment specified
  Atlantic Banks)        in section 4.41.2 of the Plan.
  (Impaired and
  entitled to vote on
  the Plan)

FAUL-4                   Each holder of an Allowed Claim in Class FAUL-4 shall
  (General Unsecured     receive in full satisfaction of such Claim (subject to the
  Claims against FLAG    consent of the Creditors' Committee, as described in Section
  Atlantic USA Limited)  IV.A.4 of this Disclosure Statement): (i) its Pro Rata Share
  (Impaired and          of the FLAG Atlantic Net Avoidance Action Recoveries
  entitled to vote on    attributable to Avoidance Actions belonging to the Estate of
  the Plan)              FLAG Atlantic USA Limited at the times and in the manner
                         specified in section 7.8 of the Plan; or (ii) such other
                         treatment that FLAG Atlantic USA Limited and such holder
                         shall have agreed upon in writing; PROVIDED, HOWEVER, that such agreed-upon treatment shall not be more favorable than the treatment provided in subsection (i).

FAUL-5                   All Interests in FLAG Atlantic USA Limited shall be
  (Interests in FLAG     cancelled, annulled and extinguished as of the Effective
  Atlantic USA Limited)  Date and holders of any such Interests shall receive nothing
  (Impaired and not      under the Plan.
  entitled to vote on
  the Plan)

    2.  ADMINISTRATIVE EXPENSE CLAIMS

    Administrative Expense Claims generally include the ordinary and necessary costs and expenses incurred by the Debtors following the commencement of the Chapter 11 Cases, such as trade debt and other ordinary operating expenses, any obligations under contracts and leases that are assumed by the Debtors with approval of the Bankruptcy Court, and the fees and expenses owed to professionals employed at the expense of the Estates during the Chapter 11 Cases to the extent allowed by order of the Bankruptcy Court. In addition, section 503(b) of the Bankruptcy Code provides for the payment of compensation to or reimbursement of expenses of creditors or other persons (and the professionals employed by such creditors or other persons) making a "substantial contribution" to the Chapter 11 Cases. The amounts of Administrative Expenses Claims that may be asserted against the Debtors in connection with the Chapter 11 Cases are not known by the Debtors at this time.

    The Plan establishes a deadline by which all Administrative Expense Claims against the Debtors must be asserted. Such deadline, however, does not apply to
(i) Administrative Expense Claims representing undisputed obligations incurred in the ordinary course of business of, or undisputed obligations assumed by, the Debtors or (ii) applications for Professional Fees as described below. Holders of all other types of Administrative Expense Claims must assert their Claims by filing with the Bankruptcy Court, and serving on the Debtors, a request for payment of such Claim no later than thirty (30) days after the Effective Date (the "Administrative Bar Date"). Such request for payment must include, at a minimum, the name, address and phone number of the holder of the Claim, the date on which the Claim arose, and a detailed explanation of the basis of the Claim, with all pertinent documents attached. Unless the Debtors object to an Administrative Expense Claim within thirty (30) days after the Administrative Bar Date, such Administrative Claim shall be deemed to be Allowed in the amount requested. In the event that the Debtors object to an Administrative Expense Claim, the Bankruptcy Court shall determine the allowed amount of such Administrative Expense Claim. An Administrative Expense Claim that is not evidenced by a request for payment (or application for compensation and reimbursement, if applicable) that is properly and timely filed and served will be forever barred and discharged.

    Each holder of an Allowed Administrative Expense Claim against any Debtor (other than for Professional Fees as described below) shall receive, at the sole option of the relevant Debtor, (i) payment of Cash in an amount equal to the unpaid portion of such Allowed Administrative Expense Claim, or (ii) such other treatment as to which the relevant Debtor and such Claim holder shall have agreed upon in writing; PROVIDED, HOWEVER, that Allowed Administrative Expense Claims representing obligations incurred in the ordinary course of business of or assumed by the Debtors shall be paid in full and performed by the Reorganized Debtors in the ordinary course of business in accordance with the terms and conditions of the particular transactions and any agreements relating thereto.

    All requests for payment to professionals or others under sections 328, 330 or sections 503(b)(2) through (6) of the Bankruptcy Code must (i) be made by filing a final application for allowance of compensation for services rendered and reimbursement of expenses incurred through the Effective Date no later than sixty (60) days after the Effective Date, and (ii) approved by the Bankruptcy Court after notice and a hearing at which the Debtors and other Parties in Interest may participate and, if appropriate and permissible pursuant to final retention orders, object to the allowance of any such payment. To the extent that such an award is granted by the Bankruptcy Court, the requesting Person shall receive, (x) payment of Cash in an amount equal to the amount Allowed by the Bankruptcy Court, less all interim compensation paid to such professional during the Chapter 11 Cases (provided that the amounts otherwise due to Houlihan and Blackstone shall be satisfied in part by the issuance of the Houlihan Note and the Blackstone Note, respectively), (y) payment on such other terms as may be mutually agreed upon by the holder of the Allowed Administrative Expense Claim for Professional Fees and the applicable Debtor, or (z) payment in accordance with the terms of any applicable administrative procedures order entered by the Bankruptcy Court. All Professional Fees for services rendered in connection with the Chapter 11 Cases and the Plan after the Effective Date including, without limitation, those relating to the prosecution of causes of action preserved hereunder and the resolution of Disputed Claims, shall be paid by the applicable Debtor upon receipt of an invoice therefor, or on such other terms as such Debtor may agree to, without the requirement of further Bankruptcy Court authorization or entry of a Final Order.

    Holders of Administrative Expense Claims are not entitled to vote on acceptance or rejection of the Plan. So long as the Plan provides a treatment for Administrative Expense Claims that is consistent with section 1129(a)(9) of Bankruptcy Code, holders of such Claims are deemed to have received everything to which they are entitled under the Bankruptcy Code.

    3.  PRIORITY TAX CLAIMS

    Priority Tax Claims are Claims of governmental units for tax obligations entitled to priority under sections 502(i) and 507(a)(8) of the Bankruptcy Code. Each holder of an Allowed Priority Tax Claim against a Debtor, if any, shall receive, at the sole option of the relevant Debtor: (i) payment on the Distribution Date of Cash in an amount equal to the unpaid portion of such Allowed Priority Tax Claim; (ii) Cash payments over a period not exceeding six years after the assessment of the tax on which such Claim is based, totaling the principal amount of such Claim plus simple interest accruing from the Effective Date, calculated at the effective interest rate for ninety (90) day securities obligations issued by the United States Treasury on the Effective Date or, if no such securities were issued on the Effective Date, on the date of issuance immediately preceding the Effective Date; (iii) payment upon such other terms determined by the Bankruptcy Court to provide the holder of such Claim with deferred Cash payments having a value, as of the Effective Date, equal to such Claim; or (iv) such other treatment agreed to in writing by the applicable Debtor and the holder of such Claim.

    Holders of Priority Tax Claims are not entitled to vote on acceptance or rejection of the Plan. So long as the Plan provides a treatment for Priority Tax Claims that is consistent with section 1129(a)(9) of Bankruptcy Code, holders of such Claims are deemed to have received everything to which they are entitled under the Bankruptcy Code.

    4.  CLAIMS OF THE UNITED STATES TRUSTEE

    As required by statute, the Debtors shall pay all outstanding amounts due the United States Trustee on the Effective Date, and on and after the Confirmation Date, each of the Reorganized Debtors shall be liable for and shall pay the fees due to the United States Trustee pursuant to section 1930(a)(6) of chapter 123 of title 28 of the United States Code until the entry of a final decree in such Reorganized Debtor's Chapter 11 Case or until such Chapter 11 Case is converted or dismissed; PROVIDED, HOWEVER, that New Holdco shall be responsible for and shall pay any such fees assessed against FLAG Holdco.

C. OTHER PROVISIONS OF THE PLAN

    1.  ASSUMPTION OR REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

    The Bankruptcy Code authorizes the Debtors, subject to the approval of the Bankruptcy Court, to assume or reject executory contracts and unexpired leases. Such assumption or rejection may be effected during the Chapter 11 Cases or pursuant to a plan of reorganization.

    The Plan provides that all executory contracts and unexpired leases that exist between the Debtors and any person will be assumed as of the Effective Date, except for any such contract or lease that

(i) has been assumed or rejected, or renegotiated and either assumed or rejected on renegotiated terms, pursuant to an order of the Bankruptcy Court entered prior to the Effective Date, (ii) has been entered into by the Debtors during the pendency of the Chapter 11 Cases in the ordinary course of business or pursuant to an order of the Bankruptcy Court, (iii) that is the subject of a motion to reject, or a motion to approve renegotiated terms and to assume or reject on such renegotiated terms, that has been filed and served prior to the Effective Date, or (iv) that is specifically treated otherwise in the Plan.

    The Plan specifically provides that each of the Debtors' insurance policies and any agreements, documents or instruments relating thereto, if not otherwise recognized as executory contracts, will be deemed to be and treated as executory contracts, and will be assumed as of the Effective Date.

    The Plan provides that each Intercompany Claim arising prior to the Commencement Date shall be Allowed as an Unsecured Claim and each Intercompany Claim arising on or after the Commencement Date shall be Allowed as an Administrative Expense Claim; except that (a) any Intercompany Claims against FLAG Holdco shall be deemed released and extinguished as of the Effective Date;
(b) any Intercompany Claims by or against any of the FLAG Atlantic Debtors shall be deemed released and extinguished as of the Effective Date; and (c) any Avoidance Actions by one Debtor against another Debtor or against any Non-Debtor Affiliate shall be deemed released and extinguished as of the Effective Date. Each Holder of an Intercompany Claim hereby agrees that it shall receive no distribution on account of any Intercompany Claim. The amount of such Intercompany Claims shall be disregarded in determining any distributions to, or allocations among, Unsecured Claims or Administrative Expense Claims. An "Intercompany Claim" is defined in the Plan as any Claim by any Debtor or Non-Debtor Affiliate against a Debtor, and a schedule of Intercompany Claims is attached hereto as Exhibit K.

    In addition, the Plan specifically provides that New Holdco shall (a) pay its attorneys' fees and costs in connection with its disputes as to coverage under the Debtors' directors and officers insurance policies and take all reasonably necessary action to resolve such disputes; and (b) pay the actual documented litigation costs and expenses (including attorneys' fees) of each Executive to the extent not covered by such policies, regardless of whether such costs and expenses were incurred prior to or after the Commencement Date, provided that the aggregate amount of the payments pursuant to this clause (b) shall not exceed $3,250,000 and the aggregate amount of such payments for the period through the first anniversary of the Effective Date shall not exceed $1,625,000. The foregoing would be conditioned upon the validity of a representation by each Executive that he has not knowingly made fraudulent statements or material misrepresentations to the insurers or persons acting on the insurers' behalf in the procurement of the Debtors' directors and officers insurance policies. In the event that any Executive is found by a judgment or other final adjudication to have knowingly made such a fraudulent statement or material misrepresentation, subject to applicable non-bankruptcy law, New Holdco's obligation to make such payments would immediately terminate and such Executive would be required to refund his PRO RATA share of any such payments made by New Holdco.

    New Holdco shall reimburse the Executives for attorneys' fees and expenses incurred in connection with the Chapter 11 Cases, in an amount not to exceed $150,000, in the aggregate; PROVIDED, HOWEVER, that any such reimbursement would reduce the maximum repayment obligations described in the foregoing paragraph.

    Under the Bankruptcy Code, as a condition to assuming executory contracts and unexpired leases, the Debtors are required to cure or provide adequate assurance that they will cure any and all defaults under such contracts and leases, and to compensate or provide adequate assurance that they will promptly compensate the other parties to such contracts and leases for the amount of any actual pecuniary loss to such party resulting from any default. The Plan provides for the Debtors to comply

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
with such requirement, unless there is a dispute as to the existence of a default, or the nature, extent or amount of any required cure, adequate assurance or compensation. In the event of any such dispute, the Debtors' obligations are to be determined by the Bankruptcy Court. The Debtors anticipate that, other than payments and other treatment that have been negotiated with their largest trade creditors, no material payments will be required to cure defaults pursuant to section 365(b) of the Bankruptcy Code in connection with the assumption of executory contracts and unexpired leases.

    As to executory contracts and unexpired leases that are rejected by the Debtors, the other parties thereto are required to assert any claim arising out of the rejection by filing a proof of claim no later than thirty (30) days after the date of entry of the order approving the rejection. In the absence of a timely filed proof of claim, any such Claims will be forever barred and will not be enforceable against the Debtors.

    2.  ORDER OF IMPLEMENTING ACTIONS

    The Plan specifies the order in which certain implementing actions must occur. New Holdco must first be duly formed and come into existence as a valid and legally existing entity. After the formation of New Holdco, the following implementing transactions shall occur in the following order, as described more fully in the Plan: (i) all Interests in FLAG Atlantic USA Limited shall be transferred to New Holdco; (ii) certain of the assets of the FLAG Atlantic Debtors shall be transferred to certain non-Debtor subsidiaries of FLAG Holdco;
(iii) the FLAG Atlantic Banks and the FLAG Atlantic Debtors shall novate certain claims and liens relating thereto to New Holdco and certain non-Debtor subsidiaries of FLAG Holdco, which claims and liens shall be immediately waived and released, and immediately thereafter New Holdco shall issue to the FLAG Atlantic Banks 26.25% of the New Holdco Common Shares; and (iv) all Interests in FLAG Atlantic USA Limited shall be cancelled. Concurrently with the transactions described in the preceding sentence, the FLAG Atlantic Banks shall (a) transfer to New Holdco all Cash which is or previously was the property of FLAG Holdco and/or FLAG Limited (including collateral for swap transactions not previously released pursuant to settlement agreements) currently held by the Barclays or any of the other FLAG Atlantic Banks, in the approximate amount of $25,000,000 together with any interest actually accrued on such Cash from April 12, 2002, and (b) expressly release and waive any and all Claims or Liens against the FLAG Atlantic Holdings Assets, the FLAG Atlantic Limited Assets, and the FLAG Atlantic USA Limited Assets. In addition, in connection with the FLAG Asia Limited credit facility, West LB, which is also a FLAG Atlantic Bank, will deliver to New Holdco $100,000,000 constituting cash collateral held by West LB, together with interest actually accrued on such Cash and not previously delivered to the Debtors. This delivery will occur pursuant to a separate agreement to be entered into among the Debtors, West LB and the financial institutions party to such FLAG Asia Limited credit facility in accordance with the terms of such agreement, which agreement will provide, among other things, for the exchange of releases by the parties. The Corporate Documents as amended and restated must become effective (including, without limitation, with respect to New Holdco as noted above) and the Debtors' boards of directors must be reconstituted to the extent required by the Plan. Other implementing actions may occur in the order in which the Debtors deem necessary to effect the purposes of the Plan, and any of such other actions may intervene among the specified actions so long as they do not change the order of the specified actions.

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    3.  ISSUANCE OF NEW DEBT AND EQUITY SECURITIES

    The issuance by New Holdco of the FLAG Holdco Bondholder Notes and the New Holdco Common Shares, on the terms previously described, will be deemed authorized as of the Effective Date without further act or action by any person, except as required by provision of the relevant Corporate Documents or applicable law, regulation, order, or rule, and all documents evidencing the same will be executed and delivered by the Debtors as provided for in the Plan.

    The Debtors intend to establish a stock option plan after the Effective Date, whereby options for an aggregate amount of 10% of the total outstanding shares of the New Holdco Common Shares will be reserved for issuance to directors, officers and employees of the Reorganized Debtors and their subsidiaries. The terms of the proposed stock option plan will be determined by the board of directors of New Holdco after the Effective Date, and the options to be issued pursuant thereto will be issuable in the sole discretion of the board of directors of New Holdco.

    As a result of the Plan, and the issuance of the New Holdco Common Shares, New Holdco will have the following equity ownership structure:

                                                        PERCENT OF ECONOMIC INTEREST AND TOTAL
NAME OF OWNER                                                      VOTING POWER(1)
-------------                                           --------------------------------------
FLAG Limited Indenture Trustee(2).....................                   62.79%
Barclays(3)...........................................                   26.25%
FLAG Holdco Indenture Trustee(4)......................                    5.00%
Alcatel(5)............................................                    4.38%
CIENA(6)..............................................                    1.58%
TOTAL.................................................                     100%

------------------------

(1) Percent of Total Voting Power shows the proposed ownership of the New Holdco Common Shares upon the effectiveness of the Plan, without taking into account the stock option pool reserved for the Debtors' employees and directors which will equal 10.00% of such shares.

(2) To be issued to the FLAG Limited Indenture Trustee on behalf of the holders of Allowed FLAG Limited Bondholder Claims as of the FLAG Limited Bondholder Distribution Record Date for distribution among such holders on a Pro Rata Basis.

(3) To be issued to Barclays on behalf of the holders of any Allowed FLAG Atlantic Banks Claim, for distribution among such holders on a Pro Rata Basis.

(4) To be issued to the FLAG Holdco Indenture Trustee on behalf of the holders of Allowed FLAG Holdco Bondholder Claims as of the FLAG Holdco Bondholder Distribution Record Date for distribution among such holders on a Pro Rata Basis.

(5) The 4.38% of the New Holdco Common Shares to be issued to Alcatel represents an aggregate amount of stock to be issued to Alcatel with respect to Alcatel's claims in connection with FNAL (3.63%) and FA-1 (0.75%), which shall be issued pursuant to separate agreements with Alcatel.

(6) The 1.58% of New Holdco Common Shares to be issued to CIENA represents a portion of the Debtors' payments to CIENA in full satisfaction of CIENA's claims against the Debtors and shall be issued pursuant to separate agreements with CIENA.

    4.  CORPORATE EXISTENCE; IMPLEMENTATION OF SCHEMES; MERGER

    As previously described, FLAG Holdco, FLAG Limited, FLAG Atlantic Limited and FLAG Asia Limited have contemporaneously sought relief in the Bermuda Court pursuant to winding up petitions, with the appointment of the Bermuda Provisional Liquidators. The Bermuda Provisional Liquidators have proposed the Schemes, which are creditors schemes of arrangement under section 99 of the Bermuda Act, intended to implement the provisions of the Plan that are applicable to FLAG Holdco and FLAG Limited regarding their respective bondholders. No Schemes are needed regarding FLAG Atlantic Limited and FLAG Asia Limited.

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
    The New Holdco Common Shares, the FLAG Holdco Bondholder Notes, the Blackstone Note and the Houlihan Note (collectively, the "New Securities") will be issued by New Holdco.

    The Plan also authorizes the mergers into one or more of the Reorganized Debtors as of the Effective Date of any or all of the Reorganized Debtors, any or all of the subsidiaries of the Reorganized Debtors, and/or New Holdco, at the sole discretion of each of them and in accordance with applicable law.

    5.  CORPORATE GOVERNANCE MATTERS

    The Plan requires certain of the Debtors to amend and restate their Corporate Documents to the extent necessary to (i) comply with section 1123(a)(6) of the Bankruptcy Code with respect to the issuance of nonvoting equity securities, subject to further amendment as permitted by applicable law, and (ii) to otherwise effectuate the terms and provisions of the Plan.

    Pursuant to the Plan, the Corporate Documents of New Holdco shall provide that the initial board of directors of New Holdco shall be comprised of thirteen
(13) members, two (2) of whom shall be officers of New Holdco as required by Bermuda law, seven (7) of whom shall be nominated and elected by the Subcommittee of FLAG Limited Bondholders (as defined below), three (3) of whom shall be nominated and elected by Barclays, acting on behalf of the FLAG Atlantic Banks, and one (1) of whom shall be nominated and elected by the Creditors' Committee. Thereafter, the directors shall be elected annually by the stockholders of New Holdco and the persons receiving the greatest number of votes, up to the number of directors to be elected, shall be the directors, subject to the requirements of Bermuda law. Any director of the New Holdco may resign at any time by giving written notice to the board of directors or to the Secretary of New Holdco. Any such resignation shall take effect at the time specified therein, or, if the time be not specified, it shall take effect immediately upon its receipt; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Except as otherwise provided in New Holdco's charter documents, any vacancy in the board of directors, whether because of death, resignation, disqualification, an increase in the number of directors, or any other cause, may be filled by vote of the board of directors. Each director so chosen to fill a vacancy shall hold office until the next annual general meeting or his successor shall have been elected. The Plan Supplement shall include Bye-Laws for New Holdco containing additional provisions related to New Holdco's board of directors.

    With respect to all Debtors other than FLAG Holdco, the directors serving prior to the Effective Date will continue to serve as such on and after the Effective Date, but subject to the terms of the applicable Corporate Documents as amended and restated pursuant to the Plan.

    The senior officers of each of the Debtors serving prior to the Effective Date will continue to serve as such on and after the Effective Date, but subject to the terms of the applicable Corporate Documents as amended and restated pursuant to the Plan. The officers of New Holdco shall be a Chief Executive Officer and Chairman, a Chief Operating Officer and Vice-Chairman, a Chief Financial Officer, a General Counsel, a Secretary, and a Chief Technology Officer. The Plan Supplement shall include Corporate Documents which provide that the initial officers of New Holdco shall be: Andres Bande (Chief Executive Officer and Chairman), Edward McCormack (Chief Operating Officer and Vice-Chairman), Michel Cayouette (Chief Financial Officer), Kees van Ophem (General Counsel and Assistant Secretary), Lucia Kempe (Secretary), and Andrew Evans (Chief Technology Officer). Thereafter, the officers of New Holdco shall be elected annually by the board of directors of New Holdco at the first meeting thereof held after the election thereof, subject in all respects to any rights such officer may have under employment agreements assigned to New Holdco or entered into by New Holdco. Each officer shall hold office until his successor shall have been duly chosen and shall qualify or until his resignation or removal in the manner provided in the Corporate Documents for New Holdco to be provided in the Plan Supplement. The Plan Supplement shall include Bye Laws for New Holdco containing additional provisions related to New Holdco's officers.

    6.  BERMUDA REORGANIZATION RESERVE

    On the Effective Date or as soon as practicable thereafter, the Debtors shall transfer to the Bermuda Provisional Liquidators Cash equal to the total of the Bermuda Priority Claims and the amount established by the Bermuda Provisional Liquidators as reasonably required to complete the orderly winding up and liquidation or exit from provisional liquidation of (i) the companies subject to the Bermuda Proceedings, and (ii) FLAG Atlantic Holdings Limited, including both incurred and estimated costs relating to the Bermuda Proceedings, the Schemes and any proceedings relating to FLAG Atlantic Holdings Limited (collectively, the "Bermuda Reorganization Reserve"). Such reserve shall be treated as a single reserve held in trust by the Bermuda Provisional Liquidators (and any successors thereto) for the purposes only of paying the amounts set out herein and otherwise in resulting trust for the benefit of New Holdco. The "Bermuda Priority Claims" means those claims entitled to priority distribution under the Bermuda Schemes or in the liquidation of FLAG Holdco, FLAG Atlantic Holdings Limited and FLAG Atlantic Limited by reason of security, statutory preference, or other rule of law applicable thereto, but shall not include any claim to the extent that it is to be paid under the Plan.

    If the Debtors have not made this transfer in full within seven (7) days of the Effective Date, forthwith New Holdco shall transfer to the Bermuda Provisional Liquidators Cash equal to the balance of the Bermuda Reorganization Reserve which was not transferred by the Debtors. If the Bermuda Provisional Liquidators determine that there is a balance remaining in the Bermuda Reorganization Reserve after all the payments due from it have been made, they shall pay the balance to New Holdco.

    7.  PLAN DISTRIBUTION ENTITLEMENT; DISPUTE PROVISIONS

    The treatments provided in the Plan for Claims, including distributions where applicable, are available only with respect to Allowed Claims.

    Under the Plan, an Allowed Claim is (i) a Claim against a Debtor, that has been or hereafter is listed by a Debtor in its Schedules (as such Schedules may be amended from time to time) as liquidated in amount and not disputed or contingent as to liability, as to which no Objection has been filed prior to the Effective Date; (ii) a Claim against a Debtor, proof of which was filed on or before the Bar Date (or deemed timely filed pursuant to Bankruptcy
Rule 3003(c)(3)), to the extent that such proof of Claim asserts liability against a Debtor in an amount which exceeds the amount for such Claim listed by a Debtor in its Schedules (as such Schedules may be amended from time to time) as liquidated in amount and not disputed or contingent as to liability or security for such Claim which is not reflected in the Schedules (as such Schedules may be amended from time to time), as to which no Objection has been timely filed; or (iii) any other Claim against a Debtor, to the extent that such Claim has been allowed (x) by a Final Order; or (y) pursuant to the express terms of the Plan.

    Under the Plan, a Disputed Claim means a Claim that (i) is not Allowed, and
(ii) has not been disallowed or otherwise expunged by a Final Order.

    Under the Plan, unless otherwise ordered by the Bankruptcy Court after notice and hearing, the Reorganized Debtors have the exclusive right to make and file objections to Claims, except that all Parties in Interest may object to any Claims of the Debtors' directors and officers and to applications for allowances of compensation and reimbursement filed by professionals.

    The Plan provides that the Debtors may object to any Claim evidenced by a proof of claim or request for payment filed with the Bankruptcy Court by filing with the Bankruptcy Court and serving upon the holder of such Claim an objection thereto. If the Debtors seek to dispute in the Bankruptcy Court any Claim as to which a proof of claim or request for payment has been filed, they must file and serve an objection thereto by the later of ninety (90) days after the Effective Date or the date that is thirty (30) days after the filing of the applicable proof of claim or request for payment. If the Debtors elect to dispute the Claim outside of the Bankruptcy Court, they must initiate appropriate action in another court or tribunal of competent jurisdiction by the later of the Effective Date or the date on

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
which the Debtors would be obligated to pay such Claim or recognize such Interest in the ordinary course of business or pursuant to the terms of any applicable agreement or other document.

    The Debtors may, at any time, request that the Bankruptcy Court estimate any Disputed Claim subject to estimation under section 502(c) of the Bankruptcy Code and for which the Debtors may be liable under this Plan, including any Disputed Claim or Disputed Interest for taxes, to the extent permitted by section 502(c) of the Bankruptcy Code, regardless of whether any party in interest previously objected to such Claim; and the Bankruptcy Court will retain jurisdiction to estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code at any time during litigation concerning any objection to the Claim. In the event that the Bankruptcy Court estimates any contingent or unliquidated Disputed Claim, that estimated amount will constitute (at the Debtors' option, to be exercised at the commencement of the estimation proceeding) either the Allowed amount of such Claim or Interest or a maximum limitation on the Allowed amount of such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the Allowed amount of such Claim, the Debtors may elect to pursue any supplemental proceedings to object to any ultimate allowance of such Claim. All of the aforementioned Disputed Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Disputed Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

    8.  DISTRIBUTION PROCEDURES

    All distributions under the Plan shall be made by the Reorganized Debtors and New Holdco. All distributions under the Plan to the holders of Allowed Claims governed by an indenture shall be made in accordance with the provisions of the applicable indenture.

    Notwithstanding the specific distribution dates provided in the Plan with respect to each class of Claims, any distribution required to be made under the Plan on a day other than a Business Day will not be due until the next succeeding Business Day. Any distribution required under the Plan to be made on the Effective Date will be considered timely if made on or as soon as practicable after the Effective Date.

    Due to the costs involved in making DE MINIMIS distributions, the Plan provides that the Debtors need not make any payment of cash less than fifty dollars ($50) unless the holder of the Claim entitled to such payment makes written request therefor to the Debtors. Furthermore, no fractional interests of New Holdco Common Shares or FLAG Holdco Bondholder Notes will be distributed under the Plan.

    If any cash or other distribution to any holder of an Allowed Claim is returned as undeliverable, the Debtors, or the FLAG Holdco Indenture Trustee or the FLAG Limited Indenture Trustee, as applicable, will make reasonable efforts to determine the then current address of such holder, but no distributions to such holder will be made unless and until the Debtors or the FLAG Holdco Indenture Trustee or the FLAG Limited Indenture Trustee, as applicable, have determined such address, at which time distributions to such holder will be made without interest. Any undeliverable cash or other distributions will be deemed to be unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one (1) year after the Effective Date. After such date, all unclaimed cash or other distributions (including interest) will revert to the Debtors, and the claim of any holder thereto will be discharged and forever barred.

    In connection with the Plan and all instruments issued in connection therewith and distributions thereon, the Debtors are required to comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority and all distributions under the Plan will be subject to any such withholding and reporting requirements.

    The Debtors may, but will not be required to, set off against or recoup from any Claim and the distributions to be made pursuant to the Plan in respect of such Claim, any claims of any nature whatsoever that the Debtors may have against the holder of the Claim. Neither the failure of the Debtors to effect a setoff against a Claim nor the allowance of any Claim will constitute a waiver or release by the Debtors of any claim it may have against the holder; PROVIDED, HOWEVER, that the Debtors shall have no set off rights with respect to Alcatel, CIENA, and REACH in connection with the rights and obligations, if any, of the Debtors under the FLAG Asia Term Sheet, the amendments to the FA-1 Contract, the amendments to the FLAG Network Services Contract and the amendments to the CIENA Contract, each as discussed in Section IV.A.4 of this Disclosure Statement ("DESCRIPTION OF THE PLAN OF REORGANIZATION--Overview--Treatment of Trade Creditors").

    9.  RETENTION OF CAUSES OF ACTION--RELEASES

    Except as set forth in the following paragraph, the Debtors do not release or abandon any claims, demands or causes of action owned by them, including any under sections 544, 545, 547, 548, 549, 550, and/or 553(b) of the Bankruptcy Code, and the Debtors may seek to assert such claims, demands and causes of action against any persons at any time, subject to any applicable statutes of limitation. Any recoveries realized by the Debtors from the assertion of any claims, demands and causes of action will be the sole property of the Debtors. To the extent necessary, the Debtors will be deemed representatives of their Estates under section 1123(b) of the Bankruptcy Code.

    NOTWITHSTANDING THE PRECEDING PARAGRAPH, ON THE EFFECTIVE DATE AND PURSUANT TO THE PLAN, THE FOLLOWING RELEASES SHALL BE EFFECTIVE:

    (1) EXCEPT FOR OBLIGATIONS EXPRESSLY CREATED OR REINSTATED UNDER THE PLAN, THE FLAG ATLANTIC BANKS, THE FLAG HOLDCO INDENTURE TRUSTEE, THE FLAG HOLDCO BONDHOLDERS, THE FLAG LIMITED INDENTURE TRUSTEE, THE FLAG LIMITED BONDHOLDERS, ALCATEL, CIENA, LUCENT, THE FLAG LIMITED BANKS AND THE INDIVIDUAL MEMBERS OF THE CREDITORS' COMMITTEE, IN THEIR CAPACITY AS SUCH (THE RELEASED PARTIES), THEIR SUCCESSORS AND ASSIGNS, AND EACH OF THEM, AND ALL PERSONS OR ENTITIES CLAIMING THROUGH OR UNDER THEM, SHALL BE DEEMED TO HAVE FOREVER RELIEVED, RELEASED AND DISCHARGED THE DEBTORS, THE NON-DEBTOR AFFILIATES, AND THE BERMUDA PROVISIONAL LIQUIDATORS, ALONG WITH GIBSON, DUNN & CRUTCHER LLP, BLACKSTONE, AND EACH OF THEM, JOINTLY AND SEVERALLY FROM ANY AND ALL CLAIMS, DEMANDS, CLAIMS FOR RELIEF, CAUSES OF ACTION, DEBTS, LOSSES AND LIABILITIES, OR ANY COMBINATION OF THE SAME, OF EVERY TYPE AND NATURE WHATSOEVER, WHETHER KNOWN OR UNKNOWN, WHETHER SUSPECTED OR UNSUSPECTED, WHETHER AT LAW OR IN EQUITY, WHETHER FIXED OR CONTINGENT, WHETHER LIQUIDATED OR UNLIQUIDATED, WHETHER MATURED OR UNMATURED, WHETHER DIRECT, INDIRECT OR CONSEQUENTIAL, AND WHETHER ASSERTED OR UNASSERTED, WHICH ANY OF THE RELEASING PARTIES OR THE PERSONS OR ENTITIES ON WHOSE BEHALF THEY RELEASE HAD, NOW HAVE, OR MAY, SHALL, OR CAN HEREAFTER HAVE FOR OR BY THE REASON OF ANY OCCURRENCES, EVENTS, OR FACTS WHATSOEVER FROM THE BEGINNING OF TIME TO THE EFFECTIVE DATE RELATED TO ANY OF THE DEBTORS, THE ESTATES, THE CHAPTER 11 CASES, ANY CLAIMS AGAINST THE DEBTORS, ANY LIENS AGAINST PROPERTY OF THE ESTATES OR THE DEBTORS, ANY INTEREST IN ANY DEBTOR, ANY SECURITY ISSUED BY ANY DEBTOR, THE PLAN, OR ANY OF THE FACTS DISCUSSED IN THE DISCLOSURE STATEMENT; AND

    (2) EXCEPT FOR OBLIGATIONS EXPRESSLY CREATED OR REINSTATED UNDER THE PLAN, THE DEBTORS AND THE NON-DEBTOR AFFILIATES, THEIR SUCCESSORS AND ASSIGNS, AND EACH OF THEM, AND ALL PERSONS OR ENTITIES CLAIMING THROUGH OR UNDER THEM, SHALL BE DEEMED TO HAVE FOREVER RELIEVED, RELEASED AND DISCHARGED THE RELEASED PARTIES, ALONG WITH THE RELEASED PARTIES' RESPECTIVE ATTORNEYS AND FINANCIAL ADVISORS IN CONNECTION WITH THE CHAPTER 11 CASES, JOINTLY AND SEVERALLY FROM ANY AND ALL CLAIMS, DEMANDS, CLAIMS FOR RELIEF, CAUSES OF ACTION, DEBTS, LOSSES AND LIABILITIES, OR ANY COMBINATION OF THE SAME, OF EVERY TYPE AND NATURE WHATSOEVER, WHETHER KNOWN OR UNKNOWN, WHETHER SUSPECTED OR UNSUSPECTED, WHETHER AT LAW OR IN EQUITY, WHETHER FIXED OR CONTINGENT, WHETHER LIQUIDATED OR UNLIQUIDATED, WHETHER MATURED OR UNMATURED, WHETHER DIRECT, INDIRECT OR CONSEQUENTIAL, AND WHETHER ASSERTED OR UNASSERTED, WHICH ANY OF THE RELEASING PARTIES OR THE PERSONS OR ENTITIES ON WHOSE BEHALF THEY RELEASE HAD, NOW HAVE, OR MAY, SHALL, OR CAN HEREAFTER HAVE FOR OR BY THE REASON OF ANY OCCURRENCES, EVENTS, OR FACTS WHATSOEVER FROM THE BEGINNING OF TIME TO THE EFFECTIVE DATE RELATED TO ANY OF THE DEBTORS, THE ESTATES, THE CHAPTER 11 CASES, ANY CLAIMS AGAINST THE DEBTORS, ANY LIENS AGAINST PROPERTY OF THE ESTATES OR THE DEBTORS, ANY INTEREST IN ANY DEBTOR, ANY SECURITY ISSUED BY ANY DEBTOR, THE PLAN, OR ANY OF THE FACTS DISCUSSED IN THE DISCLOSURE STATEMENT.

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    The releases contemplated in the previous paragraph were negotiated by the
Released Parties and the Debtors in connection with agreements by the FLAG Atlantic Banks, the Creditors' Committee, the FLAG Holdco Indenture Trustee, the Ad Hoc FLAG Holdco Bondholders' Committee, the FLAG Limited Indenture Trustee, the Subcommittee of FLAG Limited Bondholders, Alcatel, Lucent and CIENA to substantially reduce and restructure their claims against the Debtors on the terms described in the Plan and this Disclosure Statement, thereby contributing to the Debtors' ability to propose the Plan on an expeditious and largely consensual basis. The releases described above were required as partial consideration for those agreements to reduce and restructure claims. Notwithstanding anything to the contrary contained herein or in the Plan,
(i) the Debtors and Alcatel will not release each other from any preserved Claims referenced as preserved Claims in the FLAG Asia Term Sheet; (ii) nothing herein or in the Plan will affect, release, enjoin, estop or otherwise impact in any way the prosecution of any Claim, demand, liability, cause of action, or right asserted or assertable against non-Debtor parties by any party (whether directly or derivatively through the Debtors or their successors or assigns), including, without limitation, the holders of FLAG Holdco Other Section 510(b) Claims, FLAG Holdco Bonds Section 510(b) Claims, and FLAG Limited Bonds
Section 510(b) Claims, except (x) as expressly provided in subsections (1) and
(2) of this Section IV.C.9, and (y) if any individual Creditor that is entitled to vote to accept or reject the Plan fails to opt to retain its Claims against the Debtors' current and former officers and directors pursuant to
Section 8.4.4 of the Plan (the optional limited release described in Section IV.A.9 of this Disclosure Statement), then all such Claims of that Creditor against the Debtors' current and former officers and directors shall be deemed released pursuant to Section 8.4.4 of the Plan; and (iii) the Plan will not release the Debtors' current and former directors and officers from any Claim, demand, debt, liability, cause of action, or right asserted or assertable directly by, or derivatively through, the Debtors or their successors or assigns of, by any party other than a Creditor that has failed to opt to retain its claims pursuant to 8.4.4 of the Plan (the optional limited release described in Section IV.A.9 of this Disclosure Statement) and any such un-released Claims shall be preserved.

    The Confirmation Order will constitute an injunction permanently enjoining the commencement or prosecution by any Person, whether directly, derivatively or otherwise, of any Claim, demand, debt, liability, cause of action, right or Interest released and waived pursuant to the Plan against the released parties.

    Nothing contained herein or in the Plan is intended to impair or adversely affect the right of any party to coverage under any of the Debtors' insurance policies, or to reduce or modify the obligations of any or all insureds under the Debtors' and the Non-Debtor Affiliates' insurance policies to procure and/or ensure their continued compliance with all such insurance policies' terms and conditions.

    The United States Trustee asserts that the foregoing releases are overly broad and reserves the right to object to them at the Confirmation Hearing.

    10. EFFECT OF CONFIRMATION OF PLAN

    The Plan as confirmed by the Bankruptcy Court will be binding on the Debtors and all holders of Claims and Interests, and will be binding upon and shall inure to the benefit of their respective successors and assigns, whether or not the Claims and Interests of such holders are impaired under the Plan and whether or not such holders have accepted the Plan.

    On the Effective Date, the property of the Estates of each of the Debtors will revest in the respective Reorganized Debtors, free and clear of all Claims and Interests, except as otherwise provided in the Plan and described herein with respect to certain Debtors. The Reorganized Debtors will be free to operate their businesses and to use, acquire and dispose of property without any restrictions arising from the Bankruptcy Code, subject to any limitations imposed by the Plan.

    The treatment of Claims and Interests provided in the Plan is in exchange for and in complete satisfaction, discharge and release of all Claims and Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Commencement Date, against the Debtors or any

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of their assets or properties. Unless the Plan otherwise provides, the Debtors are discharged from any and all Claims whether or not a proof of claim or a request for payment of a Claim was filed and whether or not the holder of a Claim voted on the Plan. Judgments obtained against the Debtors are void. All persons are enjoined from commencing or continuing any action, employing process, or taking any act to collect, recover or offset any Claim or other debt as a personal liability of any Debtor, whether or not discharge of such debt is waived.

    Except in the case of willful misconduct or gross negligence, confirmation of the Plan operates to excuse the Debtors, the Creditors' Committee, and the Bermuda Provisional Liquidators, and any of their respective successors, assigns, and past and present attorneys, accountants, financial advisors, agents, principals, representatives, affiliates, parents, subsidiaries, officers, directors, partners, employees, employers, sureties, and stockholders, from any liability for any act or omission in connection with the prosecution or administration of the Chapter 11 Cases, the negotiation, documentation or consummation of the transactions contemplated by the Plan, or the pursuit of confirmation of the Plan, the consummation or administration of the Plan, or the property to be distributed under the Plan.

    In addition, the Debtors will indemnify and hold harmless each of the members of the Creditors' Committee and their respective members, officers, directors, employees, attorneys, advisors or agents and each of their respective successors and assigns from and against all claims, suits, actions, liabilities and judgments and costs related thereto (including any defense costs associated therewith on an "as incurred" basis) arising under or with respect to any act or omission in connection with, or arising out of (i) the negotiation, documentation or implementation of the transactions contemplated in the Plan (including the consideration of alternatives thereto (if any)), (ii) the pursuit of confirmation of the Plan, (iii) the consummation of the Plan or (iv) the administration of the Plan or the property to be distributed under the Plan, except if such claim or liability is determined by a court of competent jurisdiction to have arisen as a direct result of such entity's gross negligence or willful misconduct. To the Debtors' knowledge, as of the date hereof, no claims contemplated by the release and indemnification provisions of the Plan have been asserted against any of the excused or indemnified parties.

    On the date by which both the Effective Date has occurred and the Confirmation Order has become a Final Order, the Creditors' Committee will cease to exist and its members, employees or agents (including without limitation, attorneys, investment bankers, financial advisors, accountants and other professionals) will be released and discharged from any further authority, duties, responsibilities and obligations relating to, arising from, or in connection with the Creditors' Committee. Notwithstanding the foregoing, the Creditors' Committee will continue to exist after such date solely with respect to all applications filed pursuant to section 330 and 331 of the Bankruptcy Code seeking payment of fees and expenses incurred by any professional, and any matters pending as of the Effective Date in the Chapter 11 Cases, until such matters are finally resolved.

    The Debtors may employ and pay professionals, including any professionals retained in the Chapter 11 Cases, with respect to services to be rendered after the Effective Date, including services in connection with the implementation and consummation of the Plan, without further order of the Bankruptcy Court.

    11. IMPLEMENTING DOCUMENTS AND TRANSACTIONS; NO TRANSFER TAXES

    All material documents necessary to effectuate the Plan are required to be provided in the Plan Supplement, which will be filed by the Debtors with the Bankruptcy Court no later than ten (10) days prior to the Confirmation Hearing. Among the documents to be included in the Plan Supplement will be the notes, guarantees and security documents related to the FLAG Holdco Bondholder Notes, the New Holdco Indenture, the amended and restated Corporate Documents, the formation documents for New Holdco, including the terms of the New Holdco Common Shares, all documents necessary to effectuate the transfers contemplated under the Plan, and the list of contracts to be rejected pursuant

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to the Plan. If required by the Trust Indenture Act of 1939, as amended, New
Holdco shall make the appropriate application for the qualification of the New Holdco Indenture. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. The Bankruptcy Court's docket sheet and documents filed with the Bankruptcy Court are accessible at the Bankruptcy Court's internet site (http://www.nysb.uscourts.gov), through an account obtained from the PACER service center at 1-800-676-6856, or (210) 301-6440, or
http://pacer.psc.uscourts.gov. Holders of Claims may obtain a copy of the Plan Supplement upon written request to the Debtors' counsel.

    The Debtors' officers are authorized to execute, deliver, file or record all effectuating documents and to take all actions necessary to further evidence and implement the terms and provisions of the Plan and the transactions contemplated thereby.

    Pursuant to section 1146(c) of the Bankruptcy Code, no stamp, real estate transfer, mortgage recording or other similar tax may be imposed upon the issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including any merger agreements or agreements of amalgamation or consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan.

    12. AMENDMENT OF PLAN; SEVERABILITY; REVOCATION

    The Debtors have the right to alter, amend or modify the Plan, subject to the limitations contained in the Bankruptcy Code and Bankruptcy Rules. Prior to the deadline for voting on the Plan, the Debtors may propose written alterations, amendments or modifications of the Plan at any time, provided that the Plan as altered, amended or modified satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors have complied with section 1125 of the Bankruptcy Code. Without limiting the foregoing, the Debtors expressly reserve the right to modify or amend the Plan in such a manner so as to provide for reorganization of any of the Debtors individually or any group of less than all of the Debtors. After the Confirmation Date the Plan may be altered, amended or modified at any time before its substantial consummation if the proposed alterations, amendments or modifications satisfy the requirements of sections 1122 and 1123 of the Bankruptcy Code, and the Bankruptcy Court after notice and hearing confirms the Plan as altered, amended or modified. The holder of a Claim or Interest that has accepted the Plan will be deemed to have accepted the Plan as altered, amended or modified if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of the holder. Otherwise, the Debtors will be required to obtain the consent of the holder to alteration, amendment or modification.

    In the event that the Bankruptcy Court determines, prior to the Confirmation Date, that any provision in the Plan is invalid, void or unenforceable, the Debtors have the option of treating the provision as invalid, void or unenforceable, leaving the remainder of the Plan in full force and effect, or they may determine to alter, amend, revoke, or withdraw the Plan.

    The Debtors may revoke or withdraw the Plan at any time prior to the Confirmation Date, in which event the Plan will be null and void and will have no effect on the rights of the Debtors or the rights of any other Party in Interest.

    13. RETENTION OF JURISDICTION

    The Plan provides for the Bankruptcy Court to retain broad, exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan. Such grant of jurisdiction, however, is not intended to limit the jurisdiction of the Bermuda Court with respect to the Bermuda Proceedings or the Schemes. The Bermuda Court shall have exclusive jurisdiction in respect of the Bermuda Reorganization Reserve and matters making up that reserve.

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    14. GOVERNING LAW

    Except to the extent that the Bankruptcy Code or Bankruptcy Rules are applicable, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof. Notwithstanding anything to the contrary contained herein, the pursuit of the relevant Avoidance Actions and the relevant Disputed Claims and related reserves by the Plan Administrator shall not result in the application of English or Bermudian law.

D. THE SCHEMES

    The following is an abbreviated summary of the Schemes being proposed for the FLAG Holdco Bondholders and the FLAG Limited Bondholders. If you are a creditor of FLAG Holdco or FLAG Limited, you should read the Explanatory Statement for the FLAG Holdco Scheme or the FLAG Limited Scheme and the respective Scheme, as applicable. The FLAG Holdco Scheme and the FLAG Limited Scheme are attached to this Disclosure Statement as Exhibits B and C, respectively, and the Explanatory Statements are attached to this Disclosure Statement as Annexes 1 and 2. The summaries of the Schemes provided in this Disclosure Statement and in the Explanatory Statements are qualified in their entirety by the Schemes themselves, which are controlling in the event of any inconsistency.

    1.  BACKGROUND TO THE COMMENCEMENT OF THE BERMUDA PROCEEDINGS

    The Bermuda Proceedings were commenced because Bermuda is the country of incorporation of the Bermuda Debtors and the Bermuda Proceedings were necessary to facilitate the coordinated reorganization of the Bermuda Debtors. The appointment of the Bermuda Provisional Liquidators imposed a moratorium preventing creditors from taking or continuing any legal proceedings in Bermuda against the Bermuda Debtors or their assets. The Bermuda Provisional Liquidators have formed the view, after taking advice from their professional advisers, and in conjunction with the Bermuda Debtors and their professional advisers, that the best course of action in Bermuda is for there to be schemes of arrangement for the FLAG Holdco and FLAG Limited Bondholders pursuant to the Bermuda Act in order to assist the implementation of the chapter 11 reorganization.

    2.  WHAT IS A SCHEME OF ARRANGEMENT?

    A scheme of arrangement is a compromise or arrangement between a company and some or all of its creditors. It is governed by Section 99 of the Bermuda Act. A scheme becomes binding on creditors when:

    (a) a majority in number of those voting, representing three-quarters in value of those voting in each class of creditors, vote in person or by proxy in favor of the scheme at a specially convened meeting; and

    (b) the Bermuda Court subsequently makes an order approving the scheme; and

    (c) a copy of that order is delivered to the Registrar of Companies for Bermuda for registration.

    3.  WHAT IS PROPOSED?

    FLAG Holdco's and FLAG Limited's assets are subject to two different legal systems, one in Bermuda and the other in the United States. Although both systems have as a basic principle the fair distribution of a company's assets among its creditors, there are differences between the two systems. In order to ensure that the FLAG Holdco Bondholders and the FLAG Limited Bondholders are treated equally (and that there are no double recoveries), the Schemes and the Plan together enable a common system of distribution to be established. The FLAG Holdco Bondholders and the FLAG Limited Bondholders who have lodged claims under the Plan will be deemed to have claimed in the respective Scheme also and are not therefore required to submit a separate claim in that Scheme. However, it is possible for the FLAG Holdco and FLAG Limited Bondholders to claim in the respective Scheme only.

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    The FLAG Holdco and FLAG Limited Bondholders who have claimed in both the appropriate Scheme and the Plan will be asked to vote in both that Scheme and the Plan, however, they will only receive a single distribution in respect of such a claim if Allowed. The FLAG Holdco Bondholders and the FLAG Limited Bondholders who have claimed only in the appropriate Scheme will not be prejudiced as a result and will receive a single distribution in the same way as all other claims which are allowed.

    The Schemes mirror the provisions of the Plan in respect of the FLAG Holdco Bondholders and the FLAG Limited Bondholders. In summary, the FLAG Holdco Scheme provides, in accordance with the terms of the Plan, for the transfer of substantially all of FLAG Holdco's assets and rights to New Holdco in return for New Holdco assuming certain obligations of FLAG Holdco and for New Holdco satisfying FLAG Holdco's obligations to the FLAG Holdco Bondholders by distributing (i) five percent (5%) of the New Holdco Common Shares,
(ii) $245 million in cash, less the fees and expenses described in
Section IV.A.1 ("DESCRIPTION OF THE PLAN OF REORGANIZATION--Overview--Treatment of FLAG Holdco Bondholders"), (iii) the FLAG Holdco Bondholder Notes, (iv) the payment and reimbursement of certain fees and expenses; and (v) mutual general releases. Similarly, the FLAG Limited Scheme provides, in accordance with the terms of the Plan, for New Holdco to satisfy FLAG Limited's obligations to the FLAG Limited Bondholders by (i) distributing sixty-two point seventy-nine percent (62.79%) of the New Holdco Common Shares, (ii) the payment of certain fees and expenses, and (iii) mutual general releases.

    4.  WHICH CREDITORS ARE AFFECTED?

    The Schemes will only apply to the FLAG Holdco Bondholders and the FLAG Limited Bondholders respectively because no other creditors of FLAG Holdco or FLAG Limited are being schemed. Accordingly, only the FLAG Holdco Bondholders and the FLAG Limited Bondholders will be entitled to vote in the Schemes.

    For the avoidance of doubt, there will be one Scheme for the FLAG Holdco Bondholders and one for the FLAG Limited Bondholders. The FLAG Holdco Bondholders can only vote in the FLAG Holdco Scheme and not the FLAG Limited Scheme, and vice versa.

    There shall be no scheme of arrangement for FLAG Asia Limited because Bermuda law provides that no scheme of arrangement is required for a company that pays all of its creditors in full, and FLAG Asia Limited shall pay all of its creditors in full unless the parties agree to other treatment. Also, there shall be no scheme of arrangement for FLAG Atlantic Limited because FLAG Atlantic Limited shall, as soon as practical after it has fulfilled its express duties under the Plan, including the prosecution of Avoidance Actions (as described in Section IV.A.8 of this Disclosure Statement ("DESCRIPTION OF THE PLAN OF REORGANIZATION--Overview--Avoidance Actions")), be wound up and liquidated by the Bermuda Provisional Liquidators pursuant to, and in accordance with, Bermuda law. The treatment provided for the creditors of FLAG Atlantic Limited, and the eventual wind down and liquidation of FLAG Atlantic Limited, was not a compromise or arrangement between a company and some or all of its creditors, and therefore there shall be no scheme of arrangement for this Debtor.

    5.  WHAT WILL BE THE EFFECT OF THE PASSING OF THE SCHEMES ON THE PLAN?

    The Schemes and the Plan are inter-conditional; one will not become effective without the other.

    6.  TREATMENT OF FLAG HOLDCO'S SHAREHOLDERS

    Under the laws of Bermuda, shareholders are not entitled to a dividend in the liquidation of a company until all creditors have been paid in full. As FLAG Holdco is insolvent, in a winding up of FLAG Holdco in Bermuda, its shareholders would have no right to distributions. They have no right to participate in the FLAG Holdco Scheme which is a creditors scheme of arrangement, dealing only with the Flag Holdco Bondholders.

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    7.  VOTING ON THE SCHEMES

    The FLAG Holdco Bondholders and the FLAG Limited Bondholders will be entitled to attend and vote at the Scheme meetings of the FLAG Holdco Bondholders or the FLAG Limited Bondholders as appropriate to consider and, if thought fit, approve the respective Scheme provided their Scheme Claim has been allowed for voting purposes. A Claim can become allowed for voting purposes in the Schemes in any of the following ways:

    (a) if the Claim is allowed under and to the extent provided for in accordance with the provisions of the Plan;

    (b) if a Claim in writing, signed by the Creditor or by a person authorized on his behalf has been sent to and lodged solely with the Bermuda Provisional Liquidators: (a) on or before the Bar Date and has not been objected to by the Bermuda Provisional Liquidators; or (b) after the Bar Date if the Bermuda Provisional Liquidators or the Bermuda Court determine that the failure to do so on or before the Bar Date did not result from willful default or lack of reasonable diligence, and such Claim or part of such Claim is admitted in accordance with the appropriate Scheme and such Claim is not objected to; or

    (c) the Claim is unliquidated, disputed or contingent and subsequently becomes liquidated, undisputed or in the case of contingent Claims a value is agreed to by the Bermuda Provisional Liquidators or imposed by the Bermuda Court under the terms of the respective Scheme.

    A claim must be lodged, in any event by September 23, 2002.

    The Chairman of each Bermuda Creditors' meeting may, for voting purposes only, reject a Claim in whole or in part, if he considers that it does not constitute a fair and reasonable assessment of the sums owed to the relevant Creditor. The Chairman's decision is final and binding. He will, however, advise the Creditor of his decision prior to the meeting, if possible, and, in any event, afterwards.

    The value of a Claim for voting purposes in the Schemes will be taken net of any applicable security or set-off rights.

    The amount of a Claim admitted for voting purposes by one of the Chairmen of the Bermuda Creditors' meetings does not constitute an admission of the existence or amount of any liability of FLAG Holdco or FLAG Limited and will not bind FLAG Holdco or FLAG Limited, the Bermuda Provisional Liquidators or the Scheme Creditors.

    The meetings of the Scheme Creditors for the FLAG Holdco and FLAG Limited Schemes are scheduled to take place on September 23, 2002, at 10:00 a.m. and 11:00 a.m. Eastern time, respectively, at KPMG, 4 Par-La-Ville Road, Hamilton HN 08, Bermuda. The FLAG Holdco and FLAG Limited Bondholders may either attend their respective meeting in person or they may vote by proxy. The Bermuda Provisional Liquidators recommend that the FLAG Holdco or FLAG Limited Bondholders vote in favor of their respective Scheme.

    At the same time that the FLAG Holdco Bondholders or the FLAG Limited Bondholders receive copies of this Disclosure Statement, the Plan, the Explanatory Statements and the Schemes, they will also receive a combined ballot and proxy form. Whether or not the FLAG Holdco Bondholders or the FLAG Limited Bondholders intend to appoint a proxy to attend the appropriate Bermuda Creditors meeting on their behalf, they should complete the form of ballot/proxy in accordance with the instructions given, and return it as soon as possible and, in any event, by 4:00 p.m. on September 20, 2002 to the address shown on the form. If for any reason this cannot be done, proxies for each Scheme

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may be handed in at the registration desk at the appropriate Bermuda Creditors'
meeting, prior to its commencement.

    A Creditor who wishes to vote only in the Schemes and not the Plan may obtain a special proxy from the Bermuda Provisional Liquidators and need not rely upon the combined ballot and proxy form.

    Appointing a proxy will not prevent a FLAG Holdco Bondholder or a FLAG Limited Bondholder from attending and voting in person at the appropriate Bermuda Creditors' meeting should they wish to do so. However, the proxy will not be entitled to vote if the FLAG Holdco Bondholder or the FLAG Limited Bondholder votes in person at the respective meeting.

    Instructions for completing the form of ballot/proxy are set out on it.

    8.  VOTING RECORD DATE FOR SCHEME CREDITORS

    The value, for voting purposes, of Claims in the Schemes will be established as of April 12, 2002. However, the Voting Record Date for establishing those Creditors who will be entitled to vote in the Schemes is August 1, 2002. This is because the Bermuda Provisional Liquidators believe that it is in the best interests of all the Debtors' Creditors for the Schemes and the Plan to be as closely coordinated as possible. The Bermuda Provisional Liquidators are also satisfied that no FLAG Holdco Bondholders or FLAG Limited Bondholders will be prejudiced by the setting of the Voting Record Date in this way. Only the FLAG Holdco or FLAG Limited Bondholders whose Claims have been allowed for voting purposes in the appropriate Scheme will be entitled to vote in that Scheme.

    9.  CORPORATE REPRESENTATIVES

    The FLAG Holdco Bondholders and the FLAG Limited Bondholders who are entitled to vote in the Schemes may, if they wish, attend and vote at the respective Creditors' meeting in person, instead of appointing a proxy to attend and vote on their behalf. In the case of a corporation, it must appoint an individual to attend the appropriate meeting as its representative. To vote at the appropriate meeting, the representative must produce a form of appointment evidencing that he or she is authorized to act as the corporation's representative at the appropriate meeting.

    10. COURT APPROVAL AND FILING WITH THE REGISTRAR OF COMPANIES BERMUDA

    In order for a Scheme to become effective, the Bermuda Court must sanction that Scheme after it has been approved by the requisite majority. The Bermuda Court may impose such conditions as it thinks fit to the Schemes but cannot impose any material changes. A copy of the orders sanctioning each of the Schemes must then be delivered to the Registrar of Companies for Bermuda (the "Bermuda Registrar").

    If the Schemes are sanctioned by the Bermuda Court and the orders are delivered to the Bermuda Registrar, subject to the approval of the Plan by the Bankruptcy Court, they will be effective and binding on all of the FLAG Holdco Bondholders or the FLAG Limited Bondholders as appropriate, including those who may have voted against the respective Scheme or the Plan, or who did not vote.

    11. DIRECTORS' INTERESTS

    Directors of FLAG Holdco and/or FLAG Limited may be shareholders and/or creditors of FLAG Holdco and FLAG Limited. To the extent that they are, the effect of the Schemes on their interests does not differ from its effect on the like interests of other shareholders or creditors of FLAG Holdco or FLAG Limited.

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                                       V.
              SPECIAL PROVISIONS RELATING TO SECURITIES ISSUED OR
                           OUTSTANDING UNDER THE PLAN

A. OWNERSHIP AND RESALE OF NEW SECURITIES

    The New Securities will not be registered under the Securities Act or under any state or local securities laws in reliance upon the exemption from registration contained in section 1145 of the Bankruptcy Code.

    Section 1125(e) of the Bankruptcy Code provides that a person that in good faith and in compliance with the Bankruptcy Code solicits acceptances or rejections of a plan, or participates in the offer, issuance, sale or purchase of securities offered or sold under a plan, is not liable on account of such solicitation or participation for violation of any applicable law, rule or regulation regarding solicitation of acceptance or rejection of a plan or the offer, issuance, sale or purchase of securities. The entry of the Confirmation Order will constitute the determination by the Bankruptcy Court that the Debtors, the reorganized Debtors, the Bermuda Provisional Liquidators, the Creditors' Committee, and each of their respective officers, directors, partners, employees, members, agents, attorneys, accountants, financial advisors, investment bankers or other professionals, will have acted in good faith and in compliance with the applicable provisions of the Bankruptcy Code pursuant to, and will be protected by, section 1125(e) of the Bankruptcy Code.

    The Debtors have not filed a registration statement under the Securities Act or any other federal or state securities laws with respect to the capital stock of New Holdco that they may be deemed to be offering by virtue of their solicitation of acceptances of the Plan pursuant to this Disclosure Statement. The Debtors are relying on section 1145(a) of the Bankruptcy Code to exempt from the registration requirements of the Securities Act and any applicable state securities laws the offer of any capital stock of New Holdco that may be deemed to be made pursuant to the Plan to Creditors of the Debtors in exchange for their Claims against the Debtors. Generally, section 1145(a)(1) exempts the offer and sale of securities pursuant to a plan of reorganization from the registration requirements of the Securities Act if the following conditions are satisfied: (i) the securities are issued by a debtor or its successor or affiliate under a plan of reorganization; (ii) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense against the debtor; and (iii) the securities are issued in exchange for the recipient's claim against or interest in the debtor, or are issued "principally" in such an exchange and "partly for cash or property."

    The Debtors believe New Holdco qualifies as a "successor" within the meaning of section 1145(a)(1) of the Bankruptcy Code under the well-established rule that a purchaser acquiring substantially all of the debtor's assets or a purchaser acquiring the stock of a debtor may issue its own securities as a "successor to the debtor under the plan." New Holdco is acquiring substantially all of the assets (and is also undertaking the burden of certain liabilities) of FLAG Holdco, including the acquisition of the stock of each of the other Debtors, directly or indirectly. Additionally, with respect to the remaining Debtors, the Debtors believe New Holdco qualifies as an "affiliate participating in a joint plan with the debtor" within the meaning of section 1145(a)(1) of the Bankruptcy Code because, under the Plan, New Holdco will be the new parent holding company issuing securities in connection with the plan of the subsidiaries of FLAG Holdco. The Debtors have not sought a "no-action letter" from the SEC regarding these matters. Entry of the Confirmation Order will constitute the determination by the Bankruptcy Court that the exemptions provided for in section 1145 of the Bankruptcy Code will apply to the distribution and resale of the capital stock of New Holdco issued under the Plan.

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    In general, unless a holder is an "underwriter," as that term is defined in the Bankruptcy Code with respect to such securities, such securities may be resold by such holder without registration under the Securities Act or under state securities laws. An underwriter is defined by the Bankruptcy Code as a person or entity who: (i) purchases a claim against or equity interest in the debtor with a view to the distribution of such securities received on account of such claim or equity interest; (ii) offers to sell such securities on behalf of the holders thereof (except certain offers to sell fractional interests);
(iii) offers to buy such securities with a view to the distribution thereof pursuant to an agreement made in connection with the plan; or (iv) is a control person of the issuer (generally a person directly or indirectly controlling or controlled by, or under direct or indirect common control with, the issuer). In these cases, such securities may be sold, disposed of or otherwise transferred only pursuant to an effective registration statement covering such securities, in privately negotiated transactions in which the transferee will be subject to restrictions on transfer, or in accordance with Rule 144 under the Securities Act or other applicable rules and regulations of the SEC, and in compliance with applicable state and foreign securities laws.

    Persons who are underwriters may not sell, dispose of or otherwise transfer such securities except pursuant to an effective registration statement under federal securities laws or pursuant to an exemption from the registration or qualification requirements of federal and state securities laws.

    THE DISCUSSION ABOVE IS A SUMMARY OF REGISTRATION REQUIREMENTS OF THE SECURITIES LAWS ON ISSUANCE AND RESALE OF SECURITIES RECEIVED UNDER THE PLAN. THE EFFECTS MAY VARY BASED ON YOUR INDIVIDUAL CIRCUMSTANCES. THE SECURITIES AND EXCHANGE COMMISSION HAS NOT REVIEWED OR PASSED ON ANY ASPECT OF THESE MATTERS. YOU ARE URGED TO CONSULT WITH YOUR ATTORNEYS ON FEDERAL, STATE AND FOREIGN SECURITIES LAW REQUIREMENTS, INCLUDING BUT NOT LIMITED TO WHETHER OR NOT YOU ARE AN UNDERWRITER AS DEFINED IN SECTION 1145(b) OF THE BANKRUPTCY CODE (WHETHER BY VIRTUE OF BEING AN AFFILIATE OF THE ISSUER OR OTHERWISE) AND THE EFFECT OF ANY APPLICABLE FEDERAL, STATE OR FOREIGN LAW RESTRICTIONS ON RESALES OF SECURITIES.

B. LISTING OF NEW HOLDCO COMMON SHARES

    The Reorganized Debtors shall use their commercially reasonable efforts to
(i) cause the New Holdco Common Shares to be listed on a national securities exchange or the Nasdaq National Market System, and (ii) obtain and maintain a trading symbol for the New Holdco Common Shares as of or shortly after the issuance of such securities. If the New Holdco Common Shares cannot be listed upon their issuance or shortly thereafter, then upon a later change of circumstances that is reasonably likely to permit a listing of such equity securities, the Reorganized Debtors shall use their commercially reasonable efforts to cause the New Holdco Common Shares to be listed on a national securities exchange or the Nasdaq National Market System, and to obtain and maintain a trading symbol.

C. CERTAIN FACTORS TO BE CONSIDERED

    The New Securities to be issued pursuant to the Plan are subject to a number of material risks, including those summarized below. Prior to voting on the Plan, you should carefully consider the risk factors summarized below and the summary discussion of recent developments in the telecom industry contained in
Section II.C.5 of this Disclosure Statement ("BACKGROUND CONCERNING THE DEBTORS--Business--Recent Developments"), supplement each summary with your own analysis of the Plan and Disclosure Statement, in their entirety, and consult with your own advisors.

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    THE DEBTORS ARE BEING ADVERSELY AFFECTED BY PROBLEMS EXPERIENCED BY THE
     TELECOM INDUSTRY

    The global telecom industry is experiencing significant and well-publicized problems. A number of industry participants, including Global Crossing, 360networks, Carrier 1, PSINet, Teleglobe, WorldCom and KPNQwest, have declared insolvency, and a number of others have announced that they are considering insolvency proceedings. Customers, lenders, suppliers and investors have expressed increasing concern about a large number of industry participants. Share prices across the sector have declined dramatically over the past year, and the capital markets generally have closed to industry participants. These industry-wide factors have affected share prices and the ability to raise capital, and have led to concern regarding viability of industry participants as expressed by customers and suppliers. Continued problems experienced by other industry participants, and continued skepticism about the sector generally, can be expected to adversely affect the Debtors' business and their liquidity.

    INSOLVENCIES OR FINANCIAL DIFFICULTIES ON THE PART OF THE DEBTORS' CUSTOMERS AND THEIR SUPPLIERS MAY ADVERSELY AFFECT THEIR BUSINESS

    A number of the Debtors' suppliers and customers, who have transferred capacity to the Debtors or purchased capacity from the Debtors, are experiencing financial difficulties, and several of them, including WorldCom, PSINet, Global Crossing, Teleglobe and KPNQwest, currently are in chapter 11 proceedings or insolvency proceedings outside the United States.

    As discussed in Section II.H of this Disclosure Statement ("BACKGROUND CONCERNING THE DEBTORS--Legal Proceedings"), FLAG Telecom's European network consists of dark fiber and PoPs acquired from various subsidiaries of KPNQwest. It is currently unclear whether the KPNQwest European network will continue operations beyond the end of August 2002. If the KPNQwest network ceases operations, there will be an adverse impact on FLAG Telecom's ability to serve the requirements of its customers for European connectivity, and therefore there may be a material negative impact on FLAG Telecom as a whole. FLAG Telecom may encounter similar negative impacts with respect to its other cable networks as a result of the financial difficulties experienced by certain other suppliers.

    Other customers are experiencing financial difficulties. PSINet has brought an action seeking to recover $23.8 million paid to the Debtors shortly before it filed for bankruptcy protection. The Debtors cannot assure you that other customers will not seek similar relief. In addition, the Debtors cannot assure you that other customers will not seek to avoid obligations to continue to furnish capacity to the Debtors that the Debtors have acquired or to pay for long-term purchases of capacity from the Debtors. The Debtors are dependent on the capital expenditure and purchase decisions of their customers. Any defaults in payment or a reduction in purchases by the Debtors' customers could have a negative impact on its financial condition, results of operations and liquidity. The Debtors currently own a significant amount of capacity credits on Global Crossing's network that it has not yet activated. Global Crossing has filed for chapter 11 and it is not clear whether these credits will be honored.

    SUBSTANTIAL EXCESS FIBER CAPACITY CONTINUES TO DRIVE PRICES LOWER

    Substantial excess fiber capacity in most markets has driven prices dramatically lower over the past two years. Prices are continuing to fall. The Debtors expect that the insolvency of various industry participants will create further downward pressure on prices. To the extent that well-financed competitors acquire distressed assets from insolvent companies, they will be able to offer capacity at significantly lower marginal costs than the companies that originally built the systems. Continued price erosion can be expected to have an adverse impact on the Debtors results of operations.

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    CONTINUING PRICING PRESSURE HAS REQUIRED THE DEBTORS TO RECOGNIZE ASSET
     IMPAIRMENT

    Given the high degree of competition in terms of alternative supply, price erosion and continued lack of demand on the trans-Atlantic route, the Debtors has been reviewing the prospects for demand on that route and it now believes that the asset value of its FA-1 system is impaired. The Debtors determined that the carrying value of the FA-1 system exceeded its fair value and they therefore recognized an impairment charge of $359 million in the year ended December 31, 2001. The Debtors derived the fair value based on the present value of future cash flows expected to be generated by the FA-1 system according to management's latest demand forecasts. The Debtors will continue to review the operating performance of its systems, and the Debtors cannot assure you that continuing pricing pressure will not require the Debtors to recognize further impairments in the future. Any such impairment could be expected to have a material adverse effect on the Debtors' financial condition.

    GOVERNMENTAL INVESTIGATIONS WITH RESPECT TO OTHER INDUSTRY PARTICIPANTS MAY ADVERSELY AFFECT THE DEBTORS

    The SEC and the Federal Bureau of Investigation are conducting investigations into the financial reporting of Global Crossing, and the SEC also is investigating the financial reporting of at other industry participants. In connection with the SEC's Global Crossing investigation, the Debtors and other industry participants have received subpoenas from the SEC requesting documents relating to the Debtors transactions with Global Crossing. It is possible that the SEC will determine to investigate other industry participants, including the Debtors. The Debtors cannot assure you that they will not become the target of an SEC investigation or that the results of any such investigation would not have a material adverse effect on the Debtors' business or financial condition.

    THE RECENT FOCUS ON FINANCIAL REPORTING PRINCIPLES MAY RESULT IN CHANGES IN THE DEBTORS' FINANCIAL REPORTING

    As is common in the Debtors' industry, the Debtors have engaged in reciprocal transactions with other industry participants in which the Debtors sell capacity, services or facilities, by way of leases, ROUs or services agreements, to other telecommunications companies or service providers at approximately the same time that they lease or purchase capacity, services or facilities from these same companies or their affiliates. The Debtors believe that they have accounted for such transactions in accordance with generally accepted accounting principles. The Debtors cannot assure you, however, that the SEC will agree that the Debtors accounted for these transactions in accordance with generally accepted accounting principles, or that compliance with generally accepted accounting principles produced a fair presentation of these transactions. The Debtors cannot assure you that they will not be required to record these transactions in a different manner going forward or to restate their results for financial periods already reported.

    THE DEBTORS HAVE SUBSTANTIAL INDEBTEDNESS WHICH MAY AFFECT THEIR OPERATING FLEXIBILITY AND THEIR ABILITY TO GROW

    The Debtors are highly leveraged. As of March 31, 2002, the Debtors had the following outstanding indebtedness:

    - $978.2 million outstanding under the FLAG Limited Bonds and the FLAG Holdco Bonds, collectively; and

    - $253.0 million outstanding under the FLAG Atlantic Limited Credit
      Agreement.

    As of March 28, 2002, the Debtors repaid the outstanding amounts under FLAG Limited's credit facility in the approximate amount of $55.5 million. The Debtors paid interest of $106 million in calendar year 2001, and $24.6 million in the first quarter of 2002.

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    Under the Plan, the Debtors' indebtedness will be substantially reduced, but the Debtors will still be leveraged and will have limited cash on hand. If the Plan is confirmed, the Debtors expect to have, on the Effective Date, the capitalization set forth in the "September 30, 2002 (pro forma)" column of the Capitalization Schedule included in Section II.F of this Disclosure Statement ("BACKGROUND CONCERNING THE DEBTORS--Debt Structure").

    The Debtors' leverage may limit their flexibility to adjust to changing market conditions, reduce their ability to withstand competitive pressures and make them more vulnerable to a downturn in general economic conditions or their business. The Debtors may be unable to make advantageous purchases of distressed assets or build new connectivity in their key markets. The Debtors' indebtedness may have other important negative consequences for them, including the following:

    - a portion of their cash flow may be required to make principal and interest payments on their debt, reducing the funds that otherwise would be available to them for their operations and future business opportunities; and

    - a decrease in their net operating cash flows or an increase in their expenses could make it difficult for them to meet their debt service requirements and force FLAG Telecom to modify their operations.

    CUSTOMERS ARE INCREASINGLY DEMANDING SHORTER-TERM ARRANGEMENTS

    As prices continue to soften, excess capacity continues to overhang the market and customers fear that suppliers are financially unstable, customers have become increasingly unwilling to purchase capacity on an ROU basis over an extended period of time, typically 15 years. Capacity sales increasingly are structured as short-term arrangements with annual repricing. This shift to shorter-term arrangements makes it increasingly difficult for the Debtors to maintain their existing customer base and will put greater pressure on their operating margins.

    THE DEBTORS ARE REGULARLY DEPENDENT ON THIRD PARTIES FOR THE CRITICAL "LAST MILE" CONNECTION TO THEIR CUSTOMERS

    As an independent carrier, FLAG Telecom regularly has to rely on established telephone companies for the "last mile" connection to the individual customer's network. The Debtors' larger competitors, such as the regional Bell companies and the state PTO companies, have end-to-end connectivity and are not reliant on third parties for the "last mile". As a result, they may be able to provide service on a more cost-effective basis than the Debtors. This lack of access, and the cost of acquiring it, may adversely affect the Debtors ability to compete.

    THE DEBTORS CANNOT ASSURE THE SUCCESSFUL COMPLETION OF PROJECTS THAT ARE UNDERWAY

    The Debtors are continuing with their construction of new PoPs, interconnecting their existing systems and integrating capacity acquired from third parties. The Taipei PoP of the FNAL system is scheduled for commercial ready for service in the second half of 2002. The Debtors cannot assure you that the Debtors will complete their projects on time or at all. Any delay in the fully ready for service of the FNAL system, or any other part of FLAG Telecom's global network which has not yet entered into commercial service, would have a negative effect on the Debtors' results of operations.

    Additionally, any delay in the completion of the network would slow the Debtors' ability to migrate customer traffic onto their own network from third party suppliers who are currently providing capacity to them (at a higher cost than FLAG Telecom's own network) on a temporary basis and may cause customers on their other systems to seek another global carrier. Until such migration is completed the Debtors continue to be reliant upon the performance of their third party suppliers, many of whom are experiencing financial difficulties. Any failure in their performance would have the effect of delaying

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the recognition of revenue and increasing costs. Additionally, failure to complete the FNAL system on time could lead to penalties to be paid to certain customers due to the delay of the FNAL system.

    THE DEBTORS MAY NOT ULTIMATELY REALIZE SUFFICIENT VALUE FROM THEIR SYSTEMS

    The Debtors intend to retain capacity on all their systems for their own account, to bundle this capacity with their other products and to sell these bundled products. The future demand for such bundled products, or the prices the Debtors can obtain for these products, may not be sufficient to allow them to fully utilize the retained capacity or to recover their capital invested in the projects. The overall value realized from such retained capacity may ultimately not be sufficient to cover the costs allocated to this capacity on the various cable systems. The trend toward shorter capacity purchases and continued declining prices makes it increasingly uncertain that the Debtors will be able to recover their costs. If the Debtors determine at any time that they are unlikely to cover the allocated costs, they may be required to recognize an impairment and to write down the value of the system.

    THE DEBTORS' INFRASTRUCTURAL INVESTMENTS AND TECHNOLOGIES COULD BECOME OBSOLETE BEFORE THEY CAN ACHIEVE ADEQUATE UTILIZATION OF THESE ASSETS

    The telecommunications industry is subject to rapid and significant changes in technology. If the Debtors do not replace or upgrade technology and equipment that becomes obsolete, they will be unable to compete effectively because they will not be able to meet the expectations of their customers. Additionally, in recent years, the useful economic life of telecommunications equipment has declined significantly. Although the Debtors believe that, for the foreseeable future, technological changes will not materially affect the use of their fiber-optic system, they cannot predict the effect of technological changes on their business. The Debtors cannot assure you that technological developments will not render the infrastructure and technologies in which they invest obsolete before they can adequately utilize them. If the Debtors determine at any time that they are unlikely to cover the allocated costs, they may be required to recognize an impairment and to write down the value of the system.

    IF THE DEBTORS FAIL TO MAINTAIN CO-OPERATIVE RELATIONSHIPS WITH THEIR LANDING PARTIES, LOCAL OPERATORS AND OTHER SUPPLIERS, THEIR OPERATIONS MAY BE IMPAIRED

    The Debtors depend upon a number of different landing parties to provide access to the origination and termination points at various locations on their global network. The Debtors' ability to offer city-to-city services is dependent on their landing parties' willingness to provide cost-effective terrestrial services and to agree to connect other terrestrial networks to their systems. Each of these landing parties has entered into a construction and maintenance agreement with the Debtors and some of their customers under which each of the landing parties commits to provide access, to charge reasonable and uniform rates to all customers accessing their global network through the landing party's landing station and to maintain the terrestrial portion of their system in the landing party's country. Despite these commitments, the Debtors cannot assure you that the landing parties will perform their contractual obligations or that there will not be political events or changes in relation to the landing parties which have adverse effects on them. In addition, the construction and maintenance agreement restricts the Debtors ability to install further equipment into cable landing facilities without the consent of their landing parties. The Debtors cannot assure you that they will be able to obtain the consent of their landing parties to proposed future modifications of their landing facilities that may be advantageous to them or necessary to operate their global network.

    The Debtors also depend upon local operators in order to provide telecommunications services in regulated countries, such as Egypt and China. Such countries restrict the Debtors ability to provide telecommunications services directly to customers and as a result, the Debtors have formed alliances with incumbent operators in regulated territories. The Debtors cannot assure you that they will continue to maintain cooperative relationships with these local operators in the future. Additionally,

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increased restrictions in regulated countries could prohibit the Debtors from working with such local operators.

    The Debtors have maintenance and warranty agreements with various suppliers. The Debtors cannot assure you that the suppliers will fully comply with these agreements in the future.

    BECAUSE THE DEBTORS AND THE DEBTORS' INDUSTRY ARE HIGHLY REGULATED, THEIR ABILITY TO COMPETE AND/OR OPERATE IN SOME MARKETS IS OR MAY BE RESTRICTED

    The telecommunications industry is highly regulated. The regulatory environment varies substantially from country to country and restricts the Debtors' ability to compete and/or operate in some markets. The Debtors cannot assure you that they will be able to obtain the authorizations that they need to implement their business plan and enter new markets or implement the restructuring contemplated by the Plan or that these authorizations, if obtained, will not be later revoked. Regulation of the telecommunications industry is changing rapidly, with effects on the Debtors opportunities, competition and other aspects of their business. The Debtors' operations may be subject to risks such as the imposition of governmental controls and changes in tariffs.

    IF ADVERSE FOREIGN ECONOMIC OR POLITICAL EVENTS OCCUR, THE DEBTORS' NETWORK AND CUSTOMER BASE MAY BE ADVERSELY AFFECTED AND THEIR FINANCIAL RESULTS COULD SUFFER

    The Debtors derive substantially all of their revenues from international operations. The Debtors have, and expect to have, substantial physical assets in several foreign jurisdictions along their global network. International operations are subject to political, economic and other uncertainties, including, risk of war, revolution, expropriation, renegotiation or modification of existing contracts, labor disputes and other uncertainties arising out of foreign government sovereignty over the Debtors' international operations. Some regions of the world along the Debtors' routes have a history of political and economic instability. This instability could result in new governments or the adoption of new policies that are hostile to foreign investment.

    BECAUSE MANY OF THE DEBTORS' CUSTOMERS DEAL PREDOMINANTLY IN FOREIGN CURRENCIES, THE DEBTORS MAY BE EXPOSED TO EXCHANGE RATE RISKS

    The Debtors invoice all capacity sales and maintenance charges in U.S. dollars. However, the Debtors invoice some network services products in local currencies, and most of their customers and many of their prospective customers derive their revenues in currencies other than U.S. dollars. The obligations of customers with substantial revenues in foreign currencies may be subject to unpredictable and indeterminate increases in the event that such currencies devalue relative to the U.S. dollar. Furthermore, such customers may become subject to exchange control regulations restricting the conversion of their revenue currencies into U.S. dollars. In such event, the affected customers may not be able to pay the Debtors in U.S. dollars. As a result of the current global economic uncertainties, the Debtors may experience collection delays or non-payment and the Debtors have experienced, and may continue to experience, deferrals of purchases of their products and services by their customers.

    THE DEBTORS DEPEND ON KEY PERSONNEL

    The Debtors' business is managed by a number of key personnel who provide expertise and experience which is critical to their business and the implementation of their strategy. Competition for senior managers is extremely intense in the unstable telecom and general labor market. Certain executives and senior managers of the Debtors are parties to retention agreements with the Debtors whereby these individuals agree to receive a retention payment in consideration for agreeing to continue to work for the Debtors. The retention agreements expire in some cases on December 31, 2002 and in other cases on the date on the Effective Date of the Plan. If the employee terminates his

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employment or gives notice to terminate his employment prior to the decision on a restructuring plan by the Court, he must repay the retention amount. The Debtors cannot assure that the executives and senior managers will choose to remain with the Debtors rather than repaying the retention amount. If the Debtors are unable to retain their senior managers, their activities could be severely impaired and their ability to carry out their strategy materially and adversely affected.

    THE PRICE OF THE NEW HOLDCO COMMON SHARES CAN BE EXPECTED TO BE VOLATILE

    Assuming that New Holdco is successful in its endeavor to become listed on a securities exchange as provided above, the market price of New Holdco's common shares, like the stock prices of many publicly traded telecommunications companies, may be highly volatile. The market price of the common shares could be affected by:

    - the depth and liquidity of the market for the common shares;

    - investor perceptions of the Debtors' financial condition and results of operations;

    - increased price competition;

    - quarterly variations in the Debtors' operating results; and

    - changes in general economic conditions of the telecom industry and volatility in the financial markets.

    U.S. PERSONS WHO OWN NEW HOLDCO'S COMMON SHARES MAY HAVE MORE DIFFICULTY IN PROTECTING THEIR INTERESTS THAN U.S. PERSONS WHO ARE SHAREHOLDERS OF A U.S. CORPORATION

    The Bermuda Act, which will apply to New Holdco, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant provisions of the Bermuda Act (including modifications adopted pursuant to the Bye-Laws) applicable to New Holdco which differ in certain respects from provisions of Delaware corporate law. Because the following statements are summaries, they do not purport to deal with all aspects of Bermuda law that may be relevant to New Holdco and its shareholders.

    INTERESTED DIRECTORS. Bermuda law requires that a director declare, at the first opportunity at a meeting of the directors of by writing to the directors, his interest in any material contract or proposed material contract with the company or any of the subsidiaries, or his material interest in any person that is a party to a material contract or proposed material contract with the company or any of its subsidiaries. Any director or officer who fails to make such declaration is deemed not to be acting honestly and in good faith. New Holdco's bye-laws will provide that any transaction entered into by New Holdco in which a director has an interest is not voidable by New Holdco nor can such director be liable to New Holdco for any profit realized pursuant to such transaction provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. Under Delaware law such transaction would not be voidable if (1) the material facts as to such interested director's relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (2) such material facts are disclosed or are known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (3) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

    MERGERS AND SIMILAR ARRANGEMENTS. New Holdco may acquire the business of another Bermuda exempted company or a company incorporated outside Bermuda. New Holdco will be permitted, with

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the approval required under Section 106 of the Bermuda Act of votes cast at a general meeting of its shareholders at which the quorum of shares specified in
Section 106 of the Bermuda Act is present, to amalgamate with another Bermuda company or with a body incorporated outside Bermuda. Any shareholder of a Bermuda company that is amalgamating may, subject to meeting certain requirements, apply to a Bermuda court for a determination of the fair value of such shareholder's shares. Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair value of the shares held by such stockholder (as determined by a court) in lieu of the consideration such stockholder would otherwise receive in the transaction.

    TAKEOVERS. Bermuda law provides that where an offer is made for shares of a company and, within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer accept, the offeror may by notice require the nontendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. Bermuda law also affords the holder of 95% or more of the issued shares of a company to acquire the balance of the issued shares, but also gives a right to the minority shareholders to apply to the court for an appraisal of the fair value of their shares. Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital stock. Upon any such merger, dissenting stockholders of the subsidiary would have appraisal rights.

    SHAREHOLDER'S SUIT. The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many United States jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in the name of the company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company, is illegal, would result in the violation of a company's memorandum of association or bye-laws, would constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of shareholders than actually approved it. The court in Bermuda has discretion to require one party to pay a proportion of the legal costs of the other party. Usually, the winning party in such an action would be able to recover a portion of attorneys' fees incurred in connection with such action. New Holdco's Bye-Laws will provide that shareholders waive all claims or rights of action that they might have, individually or in the right of the company, against any director or officer for any act or failure to act in the performance of such director's or officer's duties, except with respect to any fraud or dishonesty of such director or officer. Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

    INDEMNIFICATION OF DIRECTORS. New Holdco may indemnify its directors or officers in their capacity as directors or officers for any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which a director or officer may be guilty in relation to the company other than in respect of his own fraud or dishonesty. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (i) such director or

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officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (ii), with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

    INSPECTION OF CORPORATE RECORDS. Members of the general public will have the right to inspect New Holdco's public documents at the office of the Registrar of Companies in Bermuda, which will include New Holdco's memorandum of association (including its objects and powers) and any alteration to New Holdco's memorandum of association and documents relating to any increase or reduction of authorized capital. New Holdco's shareholders have the additional right to inspect New Holdco's Bye-Laws, minutes of general meetings and audited financial statements, which must be presented to the general meeting of shareholders. The register of New Holdco's shareholders is also open to inspection by shareholders without charge, and to members of the public for a fee. New Holdco is required to maintain its share register in Bermuda but may establish a branch register outside Bermuda. New Holdco is required to keep at its registered office a register of its directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation's shareholder list and its other books and records for any purpose reasonably related to such person's interest as a shareholder.

    ENFORCEMENT OF JUDGMENTS AND OTHER MATTERS. The Debtors and New Holdco have been advised by Appleby Spurling & Kempe, its Bermuda counsel, that a Bermuda court will not enforce, in the courts of Bermuda, judgments of United States courts based upon the civil liability provisions of the United States federal securities laws, unless such judgments are monetary judgments, and certain criteria are met. Additionally, Appleby Spurling & Kempe have advised the Debtors and New Holdco that an investor would not be able to bring an original action in the Bermuda courts to enforce liabilities against New Holdco or its directors and officers who reside outside the United States based solely upon United States federal securities laws, but could enforce rights which constituted rights capable of enforcement under Bermuda law which might be equivalent to the rights of such investors under the requirements of the United States federal securities law.

    The Debtors and New Holdco have been advised by Appleby Spurling & Kempe that there is no treaty in effect between the United States and Bermuda providing for the enforcement in Bermuda of a monetary judgment entered by a United States court. Because of the absence of such a treaty a litigant's ability to enforce a United States monetary judgment against New Holdco will be impaired to the extent that the litigant will be required to bring an action to enforce the judgment in a Bermuda court. Appleby Spurling & Kempe has advised that such judgments are the proper subject of an action in the Supreme Court of Bermuda and that such an action should be successful without having to prove any of the facts underlying the judgment as long as two standard principles are established: first, the United States court rendering the judgment must have been competent to hear the action, and second, the judgment may not be contrary to Bermuda public policy, obtained by fraud or in proceedings contrary to natural justice of Bermuda and is not based on an error in Bermuda law.

    Some of New Holdco's directors and officers will reside outside the United States, and all or a substantial portion of their assets and New Holdco's assets may be located in jurisdictions outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon non- U.S. directors and officers or to recover against the company, or non-U.S. directors and officers on judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. However, New Holdco may be served with process in the United States with respect to actions against it arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of New Holdco Common Shares by serving its U.S. agent irrevocably appointed for that purpose. The Debtors intend to retain CT Corporation System,

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111 Eighth Avenue, New York, New York 10011, as New Holdco's U.S. agent irrevocably appointed for the service of process as described in the preceding sentence.

    IF THERE IS ANY CHANGE IN THE DEBTORS' TAX STATUS OR INCOME TAX REGULATIONS OF THE COUNTRIES WHERE THEY OPERATE, THEIR FINANCIAL RESULTS COULD BE NEGATIVELY AFFECTED

    The Debtors believe, based upon the anticipated nature and conduct of their business, that a significant portion of the income of the Debtors that are not U.S. corporations will not be subject to tax by Bermuda, which currently imposes no corporate income tax, or by other countries in which their customers are located, including the United States. The nature and conduct of their business may change, however, and the Debtors' tax position is subject to review and possible challenge by taxing authorities and to possible changes in law, which may have retroactive effect. Both U.S. taxing authorities and the U.S. Congress are considering proposals that would reduce or eliminate certain favorable tax treatment available to non-U.S. corporations under U.S. tax laws. The Debtors cannot predict whether any of those proposals will be enacted, or, if enacted, apply to the Debtors. Further, the Debtors cannot determine in advance the extent to which certain jurisdictions may require them to pay tax or to make payments in lieu of tax. In addition, payments due to the Debtors from their customers may be subject to withholding tax or other tax claims in amounts that exceed the taxation that the Debtors expect based on the Debtors' current and anticipated business practices and current tax regimes.

    NEW HOLDCO MAY BECOME SUBJECT TO TAXES IN BERMUDA AFTER 2016

    The Bermuda Minister of Finance, under The Exempted Undertakings Tax Protection Act 1966 of Bermuda, has assured the Debtors and New Holdco that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to the Debtors or New Holdco or to any of its operations or its shares, debentures or other obligations until March 28, 2016. Neither the Debtors nor New Holdco can assure you that New Holdco will not be subject to any Bermuda tax after that date.

    CERTAIN SHAREHOLDERS MAY BE SUBJECT TO THE CONTROLLED FOREIGN CORPORATION
     RULES

    United States shareholders who, directly or indirectly (taking into account certain complex attribution rules), own or will own 10% or more of the total combined voting power of all classes of stock of New Holdco (each a "10% United States shareholder") should consider the possible application of the controlled foreign corporation ("CFC") rules. If five or fewer 10% United States shareholders collectively own more than 50% of the total combined voting power or total value of New Holdco's capital stock, New Holdco will be treated as a CFC. Each 10% United States shareholder of a CFC generally must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income has not been distributed, and is also subject to current U.S. tax on its pro rata share of the CFC's earnings invested in U.S. property. In addition, gain from the sale or exchange of stock in a CFC by a U.S. person that is or was a United States shareholder may be treated as ordinary income under certain circumstances. See below under
Section X.F.3, "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN--Ownership of New Holdco Common Shares--Controlled Foreign Corporation."

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    THE IMPACT OF BERMUDA'S LETTER OF COMMITMENT TO THE ORGANIZATION FOR
ECONOMIC COOPERATION AND DEVELOPMENT TO ELIMINATE HARMFUL TAX PRACTICES IS UNCERTAIN AND COULD ADVERSELY AFFECT NEW HOLDCO'S TAX STATUS IN BERMUDA

    The Organization for Economic Cooperation and Development, which is commonly referred to as the OECD, has published reports and launched a global dialogue among member and non-member countries on measures to limit harmful tax competition. These measures are largely directed at counteracting the effects of tax havens and preferential tax regimes in countries around the world. In the OECD's report dated June 26, 2000, Bermuda was not listed as a tax haven jurisdiction because it had previously signed a letter committing itself to eliminate harmful tax practices by the end of 2005 and to embrace international tax standards for transparency, exchange of information and the elimination of any aspects of the regimes for financial and other services that attract business with no substantial domestic activity. The Debtors cannot predict what changes will arise from the commitment.

    THE DEBTORS MAY BE UNABLE TO REPAY DEBT

    The Debtors' ability to pay the principal of and interest on the FLAG Holdco Bondholder Notes, the Blackstone Note and the Houlihan Note, and to satisfy their other payment obligations will depend upon the Debtors' future performance, which will be affected by prevailing economic conditions and financial, business and other factors and their level of indebtedness from time to time. Many of these conditions and factors are beyond the Debtors' control.

    Pro forma cash flows from operations for the first three full years after the Effective Date are estimated to be in the aggregate amount of $173.2 million, of which $86.1 million or 49.7% must be dedicated to debt service. There can be no assurance that the Debtors' business will continue to generate cash flow at levels sufficient to satisfy their debt service requirements. If in the future the Debtors are unable to generate sufficient cash from their operations to make scheduled interest payments on the FLAG Holdco Bondholder Notes, the Blackstone Note and the Houlihan Note, to pay the FLAG Holdco Bondholder Notes, the Blackstone Note and the Houlihan Note at maturity or to meet other obligations and commitments, the Debtors will be required to take other measures, such as refinancing or restructuring their indebtedness, selling assets, deferring necessary capital expenditures or seeking to raise additional debt or equity capital. There can be no assurance that any of these measures could be effected on a timely basis or on satisfactory terms. There can be no assurance as to the timing of any such sales or the proceeds that the Debtors could realize from any such capital-raising transaction. The Debtors' ability to sell assets also may be limited by the terms of any financing agreements pertaining to such assets.

    THE MARKET VALUE OF ASSETS IS SUBJECT TO MARKET FLUCTUATIONS, AND THE DEBTORS MAY NOT REALIZE SUFFICIENT VALUE ON THE SALE OF COLLATERAL TO SATISFY THEIR PAYMENT OBLIGATIONS

    The FLAG Holdco Bondholder Notes, the Blackstone Note and the Houlihan Note will be secured by a first priority Lien on all of the assets of New Holdco and each of the Reorganized Debtors (other than FLAG Holdco and the FLAG Atlantic Debtors), except that the FLAG Holdco Indenture Trustee, Blackstone and Houlihan will not be granted a Lien on the Alcatel and REACH Collateral or the cash collateral securing the reimbursement obligations under letter of credit facilities with West LB and Barclays.

    In the event that the Debtors default on their obligations to make payments in respect of the FLAG Holdco Bondholder Notes, the Blackstone Note and the Houlihan Note, holders of the FLAG Holdco Bondholder Notes, the Blackstone Note and the Houlihan Note would be entitled to payment out of proceeds from the sale of the collateral prior in right to any general unsecured creditors of the Debtors. The ability of the Debtors to realize such value upon the sale of the collateral and to satisfy their obligations with respect to the FLAG Holdco Bondholder Notes, the Blackstone Note and the

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Houlihan Note, however, will depend upon general market and economic conditions, the physical condition of the collateral, the availability of buyers and other similar factors at the time of sale. The value of the collateral will decline over time due to usage and wear and tear or in response to market fluctuations, and there can be no assurance that the future value of the collateral will not be considerably less than their current appraised value or the amount actually paid for such assets. Accordingly, there can be no assurance that the proceeds of any sale of the collateral following an Event of Default on the FLAG Holdco Bondholder Notes, the Blackstone Note and the Houlihan Note would be sufficient to satisfy payments due on the FLAG Holdco Bondholder Notes, the Blackstone Note and the Houlihan Note. If the proceeds from a sale of the collateral are not sufficient to satisfy payments due on the FLAG Holdco Bondholder Notes, the Blackstone Note and the Houlihan Note, holders of the FLAG Holdco Bondholder Notes, the Blackstone Note and the Houlihan Note (to the extent not repaid from the proceeds of the sale of the collateral) will have unsecured claims against the remaining assets of the Debtors, some of which may be pledged to other creditors.

    CERTAIN ASPECTS OF THE DEBTORS' CORPORATE STRUCTURE MAY RESTRICT THEIR ABILITY TO SATISFY THEIR PAYMENT OBLIGATIONS

    New Holdco, upon its formation and thereafter, will have no business operations of its own and will have no significant assets other than the shares of its subsidiaries. New Holdco will derive all of its cash flow from dividend and other payments from its direct and indirect subsidiaries, which in turn will derive all of their cash flows from payments from their respective subsidiaries. See Section II.B., "BACKGROUND CONCERNING THE DEBTORS--Corporate Structure."

    New Holdco's ability to pay the principal of, premium, if any, and interest on the FLAG Holdco Bondholder Notes is dependent on the generation of cash flow by these subsidiaries and their ability to make such cash available to New Holdco by dividend or otherwise. The ability of these subsidiaries to transfer funds by dividend or otherwise may be restricted by their ability to generate cash flow from operations, the law of the jurisdiction of their incorporation, applicable bankruptcy, federal, state or foreign fraudulent conveyance or dividend restriction laws and any financing agreements to which they are parties.

    THE DEBTORS CANNOT ASSURE AN ESTABLISHED MARKET FOR THE NEW SECURITIES

    There is no existing market for any of the New Securities. No assurance can be given that an active market in any of the New Securities will develop or, if such a market develops, that the market will develop or retain sufficient liquidity or a constant value. A number of factors contribute to this uncertainty, including: (i) the possible perception that because the New Securities may be held by a relatively small number of holders that they may not be readily sold; (ii) the possible perception that "control" of the Debtors is in the hands of a few holders; and (iii) the possible lack of broker-dealers willing to make a market in the New Securities. Moreover, there may be restrictions on the trading of the New Securities imposed by Bermuda law. See herein at Section V.C, "SPECIAL PROVISIONS RELATING TO SECURITIES ISSUED OR OUTSTANDING UNDER THE PLAN--Certain Factors to be Considered--Bermuda Monetary Authority Requires Consents."

    BERMUDA MONETARY AUTHORITY REQUIRES CONSENTS

    Under Bermuda law, the consent of the Bermuda Monetary Authority is required prior to the issue of any shares and any transfer of such shares. The Bermuda Monetary Authority can give a "blanket" consent for all share issues and transfers in certain circumstances, such as when a company's shares are listed on an appointed stock exchange. However, unless and until such a "blanket" consent is given, application must be made to the Bermuda Monetary Authority for all share issues and transfers. New Holdco will apply for the free issue and transferability of the New Holdco Common

Shares to and between persons non-resident to Bermuda for exchange control purposes from the Bermuda Monetary Authority.

    THE FLAG HOLDCO BONDHOLDERS, THE FLAG LIMITED BONDHOLDERS, AND THE FLAG ATLANTIC BANKS LIKELY WILL NOT BE PERMITTED TO RECOGNIZE ANY LOSS REALIZED ON THE EXCHANGE OF FLAG HOLDCO BONDS, FLAG LIMITED BONDS, AND FLAG ATLANTIC BANK CLAIMS

    For federal income tax purposes, the exchange of FLAG Holdco Bonds for a combination of FLAG Holdco Bondholder Notes, New Holdco Common Shares, and cash pursuant to the Plan likely will constitute a recapitalization, the two-step exchange of FLAG Limited Bonds for New Holdco Common Shares pursuant to the Plan likely will constitute a recapitalization followed by a tax-free transfer of property to New Holdco, and the exchange of FLAG Atlantic Bank Claims for New Holdco Common Shares pursuant to the Plan likely will constitute a tax-free transfer of property to New Holdco. As a result, the FLAG Holdco Bondholders, the FLAG Limited Bondholders, and the FLAG Atlantic Banks would not be permitted to recognize any loss realized on their respective exchanges. However, the FLAG Holdco Bondholders would be required to recognize any gain realized on such exchange to the extent of cash and the fair market value (likely measured by the issue price) of the FLAG Holdco Bondholder Notes. See below under
Section X.A.2, "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN--Consequences to the FLAG Holdco Bondholders--Alternative Consequences of the Exchange," Section X.B.2, "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN--Consequences to the FLAG Limited Bondholders--Alternative Consequences of the Exchange," and Section X.C, "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN-- Consequences to the FLAG Atlantic Banks."

    THE FLAG HOLDCO BONDHOLDER NOTES WILL BE ISSUED WITH ORIGINAL ISSUE DISCOUNT

    Because of the stepped interest rate, the FLAG Holdco Bondholder Notes will be issued with "original issue discount" for U.S. federal income tax purposes. As a result, and as a result of the deemed redemptions and reissuances of such notes that will arise pursuant to regulations applicable to call options, initial holders of the FLAG Holdco Bondholder Notes will be required to include certain amounts in income for federal income tax purposes as they accrue before receipt of the cash attributable to such income, regardless of such holders' regular method of accounting. See below under Section X.E.2, "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN--Treatment of the FLAG Holdco Bondholder Notes--Original Issue Discount."

    THE EQUITY HOLDERS OF NEW HOLDCO MAY BE DILUTED

    As set forth in the Plan, the equity Interests of FLAG Holdco will be cancelled, annulled and extinguished when FLAG Holdco is wound up under Bermuda law after the Effective Date. Therefore, equity Interest holders of FLAG Holdco will suffer a total loss of their investment in FLAG Holdco.

    Under the Plan, there is no limitation on the right of New Holdco or the Reorganized Debtors to issue preferred stock that has rights prior to those of the New Holdco Common Shares. Further, under the Plan there is no limitation on the right of New Holdco or the Reorganized Debtors to issue additional shares of New Holdco Common Shares, which would result in a dilution of the holders receiving New Holdco Common Shares pursuant to the Plan.

    CERTAIN INFORMATION IN THIS DISCLOSURE STATEMENT IS BASED ON FORWARD LOOKING STATEMENTS AND PROJECTIONS

    Some of the information in this Disclosure Statement contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," and "continue" or other similar words. You should read statements that contain these words carefully because they: (i) discuss the Debtors' future expectations;
(ii) contain projections of future results of operations or of the Debtors' future financial condition; or (iii) state other forward-looking information.

    These forward-looking statements are inherently speculative in nature. Actual results and developments for the Debtors are likely to be different, and may be materially different, from those expressed or implied by these statements. You should carefully review the other risk factors set forth in this section of the Disclosure Statement for a discussion of various factors which could result in any of such forward-looking statements proving to be inaccurate.

    The Plan is dependent upon the reliability of the assumptions included in the financial projections and the successful implementation of the Plan. The financial projections reflect numerous assumptions, some of which involve factors outside the control of the Debtors. In addition, unanticipated events and circumstances occurring subsequent to the preparation of the projections may affect the actual financial results of the Debtors, and the actual results achieved throughout the periods may vary (either positively or negatively) from the results projected, and those variations may be material.

    These events may cause the Debtors to fail to achieve their three-year projected levels of operating revenues, earnings and cash flow. However, the Debtors believe that they have adequately considered all of the foregoing risks in preparing their projections and that the projections are reasonable in light of all of the facts and circumstances applicable to the Debtors' business.

                                      VI.
                                   VALUATION

    Two methodologies were used to derive the reorganization value of New FLAG Telecom based on the Projections: (i) a comparison of the Debtor and its projected performance to publicly-traded comparable companies, and (ii) a calculation of the present value of the free cash flows under the Projections, including an assumption for a terminal value.

    The comparable company approach involves identifying a group of publicly traded companies whose businesses or product lines are comparable to those of the Debtor as a whole or significant portions of the Debtor's operations, and then calculating ratios of various financial results to the public market values of these companies. The ranges of ratios derived are then applied to the Debtor's historical and projected financial results to derive a range of implied values. The discounted cash flow approach involves deriving the unlevered free cash flows that the Debtor would generate assuming the projections were realized. These cash flows and an estimated value of the Company at the end of the projected period (the "Terminal Value") are discounted to the present at the Debtor's estimated post-restructuring weighted average cost of capital to determine the enterprise value of New FLAG Telecom.

    ESTIMATES OF VALUE DO NOT PURPORT TO BE APPRAISALS NOR DO THEY NECESSARILY REFLECT THE VALUE WHICH MAY BE REALIZED IF ASSETS ARE SOLD. THE ESTIMATES OF VALUE REPRESENT HYPOTHETICAL REORGANIZED ENTERPRISE VALUES ASSUMING THE IMPLEMENTATION OF THE BUSINESS PLAN AS WELL AS OTHER SIGNIFICANT ASSUMPTIONS. SUCH ESTIMATES WERE DEVELOPED SOLELY FOR PURPOSES OF FORMULATING AND NEGOTIATING A PLAN OF REORGANIZATION AND ANALYZING THE PROJECTED RECOVERIES THEREUNDER.

    Based upon the methods described above, the estimated enterprise value for New FLAG Telecom at the Effective Date is between $320 and $363 million, with a value of $342 million used as the

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midpoint estimate. The long-term indebtedness of New FLAG Telecom at the
Effective Date is projected to be $72 million.(4) After deducting this amount from New FLAG Telecom's enterprise value, the estimated total equity value of New FLAG Telecom is between $248 million and $292 million, with $270 million used as an estimate of the total equity value at the Effective Date.

    THE ESTIMATED ENTERPRISE VALUE IS HIGHLY DEPENDENT UPON ACHIEVING THE FUTURE FINANCIAL RESULTS SET FORTH IN THE PROJECTIONS AS WELL AS THE REALIZATION OF CERTAIN OTHER ASSUMPTIONS WHICH ARE NOT GUARANTEED.

    THE VALUATIONS SET FORTH HEREIN REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE EQUITY VALUE ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET VALUE. SUCH SALABLE VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE REORGANIZATION EQUITY VALUE RANGES ASSOCIATED WITH THE VALUATION ANALYSIS.

                                      VII.
                               VOTING PROCEDURES

A. PARTIES ENTITLED TO VOTE ON THE PLAN AND SCHEMES

    Pursuant to section 1126 of the Bankruptcy Code, each class of "impaired" Claims or Interests that is not deemed to reject the Plan is entitled to vote on acceptance or rejection of the Plan. A class is impaired unless that class is to have its legal, equitable and contractual rights left unaltered by the reorganization.

B. BALLOT OR BALLOT/PROXY

    A ballot to be used for voting to accept or reject the Plan, together with a postage-prepaid return envelope, is enclosed with copies of this Disclosure Statement that are mailed to creditors entitled to vote on the Plan. In the case of the ballot applicable to Class FH-4, containing all FLAG Holdco Bondholder Claims, the ballot will be a combined ballot/proxy that will be used to vote on both the Plan and the FLAG Holdco Scheme. In the case of the ballot applicable to Class FL-4, containing all FLAG Limited Bondholder Claims, the ballot will be a combined ballot/proxy that will be used to vote on both the Plan and the FLAG Limited Scheme. Members of classes FH-4 and FL-4 claiming in the Plan will be deemed to have also claimed in the appropriate Scheme. The ballot/proxy in respect of their claims shall contain only two boxes constituting a single vote in favor of, or a single vote against, both the Plan and the appropriate Scheme. In the event that any Scheme Creditor wishes to vote only in respect of the appropriate Scheme and not the Plan or to appoint someone other than the Chairman as its proxy, he/she should contact the Bermuda Provisional Liquidators (see the Explanatory Statements for contact information) who will provide the appropriate form for completion. In the event that any Scheme Creditor wishes to attend the appropriate meeting, he/she may of course do so and can vote his/herself, even if such Scheme Creditor has given his/her proxy to the Chairman by returning the ballot/proxy, but he/she cannot vote both by proxy and in person.

------------------------

(4) Assumes that the FLAG Holdco Bondholder Notes, as described in the Projections, is recorded at the callable amount ($30 million), based on the assumption that the FLAG Holdco Bondholder Notes will be refinanced at the call value during the first 18 months after issuance. See Projections for more information.

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    After carefully reviewing this Disclosure Statement and the Plan, as well as the Schemes, if applicable, creditors entitled to vote should indicate their acceptance or rejection of the Plan, as well as the Schemes, if applicable, by completing the enclosed ballot. All ballots or ballots/proxies should be returned to the Debtors as directed below.

    THE PLAN PROVIDES THAT CREDITORS WHO VOTE ON THE PLAN MAY GRANT AN OPTIONAL LIMITED RELEASE TO CERTAIN NON-DEBTORS. THE LIMITED RELEASE IS DESCRIBED IN MORE DETAIL BOTH IN THE PLAN AND ON THE BALLOT. BY CHECKING THE APPLICABLE BOX ON THE BALLOT, A CLAIM HOLDER MAY ELECT TO OPT OUT OF THE LIMITED RELEASE AND PRESERVE ITS CLAIM AGAINST THE NON-DEBTOR PARTIES, EVEN IF IT VOTES TO ACCEPT THE PLAN. EACH HOLDER OF A CLAIM WHO VOTES ON THE PLAN SHOULD UNDERSTAND THAT, UNLESS SUCH HOLDER ELECTS OTHERWISE BY CHECKING THE OPT-OUT BOX ON THE BALLOT, BY VOTING TO ACCEPT THE PLAN, IT IS SUBJECTING ITSELF TO THE PROVISIONS OF THE LIMITED RELEASE. A CREDITOR WILL NOT BE DEEMED TO HAVE GRANTED THE LIMITED RELEASE IF IT DOES NOT VOTE TO ACCEPT THE PLAN.

    If you do not receive a ballot or a ballot/proxy for a Claim that you believe you hold and that is in a class that is entitled to vote, or if your ballot or ballot/proxy has been damaged or lost, or if you have any questions regarding the procedures for voting on the Plan or the Schemes if applicable, please contact the Debtors' voting agent as follows:

        ALL PARTIES OTHER THAN BONDHOLDERS OR STOCKHOLDERS MAY CONTACT:
                     FLAG TELECOM HOLDINGS LIMITED, ET AL.
                        c/o POORMAN-DOUGLAS INCORPORATED
                           10300 S.W. ALLEN BOULEVARD
                          BEAVERTON, OREGON 97005-4833
                           TELEPHONE: (503) 416-4958
                      EMAIL: FLAGINFO@Poorman-Douglas.com

                    BONDHOLDERS OR STOCKHOLDERS MAY CONTACT:
                           INNISFREE M&A INCORPORATED
                               501 MADISON AVENUE
                            NEW YORK, NEW YORK 10022
                           TELEPHONE: (877) 750-2689

                          BANKS AND BROKERS MAY CALL:
                           INNISFREE M&A INCORPORATED
                               501 MADISON AVENUE
                            NEW YORK, NEW YORK 10022
                           TELEPHONE: (212) 750-5833

C. GENERAL PROCEDURES AND DEADLINES FOR CASTING VOTES

    The following information is qualified in all respects by the instructions that will accompany your ballot or ballot/proxy. Please review those instructions carefully before completing your ballot or ballot/ proxy.

    HOLDERS OF FLAG HOLDCO BONDHOLDER CLAIMS AND FLAG LIMITED BONDHOLDER CLAIMS IN CLASSES FH-4 AND FL-4, RESPECTIVELY SHOULD REFER TO THE SPECIAL PROCEDURES APPLICABLE TO THEIR VOTING SET FORTH BELOW IN SECTION VII.D ("VOTING PROCEDURES--SPECIAL PROCEDURES APPLICABLE TO VOTING OF CERTAIN BOND CLAIMS").

    All creditors entitled to vote may cast their votes by completing, dating and signing the ballot or ballot/proxy that accompanies this Disclosure Statement, and by returning the ballot or ballot/proxy once it has been completed, dated and signed in the enclosed postage-prepaid envelope, by first class mail. To be counted, your vote must be received, pursuant to the following instructions, by the Debtors' voting agents at the following address (each a "Voting Agent"; collectively, the "Voting Agents"), before the Voting Deadline of 3:00 p.m. Eastern Time on September 20, 2002:

                    FOR ALL PARTIES OTHER THAN BONDHOLDERS:

              BY REGULAR MAIL:                       BY OVERNIGHT DELIVERY OR COURIER:

    FLAG Telecom Holdings Limited, et al.          FLAG Telecom Holdings Limited, et al.
           c/o FLAG Notice Center                     c/o Poorman-Douglas Corporation
                P.O. Box 4390                           10300 S.W. Allen Boulevard
           Portland, OR 97208-4390                       Beaverton, OR 97005-4833

                                FOR BONDHOLDERS:
                           INNISFREE M&A INCORPORATED
                               501 MADISON AVENUE
                            NEW YORK, NEW YORK 10022
                           TELEPHONE: (877) 750-2689

    In order to be counted, all ballots and ballots/proxies must be completed and signed, and must be returned in time to be actually received by the applicable Voting Agent at the above address before 3:00 p.m. Eastern Time on September 20, 2002. Since mail delays may occur, it is important that your ballot be mailed or delivered well in advance of the specified date.

    Any ballot or ballot/proxy received after 3:00 p.m. Eastern Time on September 20, 2002, will not be counted or otherwise included in any calculations to determine whether the Plan, or the Plan and the Schemes, if applicable and subject to Bermuda law, has been accepted or rejected

    Additionally, the following voting procedures and standard assumptions shall be used in tabulating all ballots or ballots/proxies submitted by creditors:

    a. any ballot or ballot/proxy which is properly completed, executed and timely returned to Poorman or Innisfree that does not indicate an acceptance or rejection of the Plan shall be counted as an acceptance of the Plan;

    b. any ballot or ballot/proxy which is returned to Poorman or Innisfree indicating acceptance or rejection of the Plan but which is unsigned shall not be counted;

    c. whenever a creditor casts more than one ballot or ballot/proxy voting the same claim prior to the Voting Deadline, only the last timely ballot or ballot/proxy received by Poorman or Innisfree shall be counted;

    d. simultaneously casted duplicative ballots or ballots/proxies that are voted inconsistently shall not be counted;

    e. each creditor shall be deemed to have voted the full amount of its claim;

    f. creditors shall not split their vote within a class, thus each creditor shall vote all of its claim within a particular class either to accept or reject the Plan;

    g. any ballots or ballots/proxies (except master ballots) that partially reject and partially accept the Plan shall not be counted;

    h. any ballot or ballot/proxy received by Poorman or Innisfree by telecopier, facsimile, email, or other electronic communication shall not be counted;

    i. the Debtors may, in their sole discretion, request that Poorman and Innisfree contact creditors to cure defects in the ballots or ballot/proxies prior to the Voting Deadline; and

    j. any creditor that has delivered a valid ballot or ballot/proxy may withdraw its vote by delivering a written notice of withdrawal to Poorman or Innisfree by the Voting Deadline. To be valid, the notice of withdrawal must be (i) signed by the party who signed the ballot, ballot/ proxy or master ballot/proxy to be revoked, and (ii) be received by Poorman or Innisfree prior to the Voting Deadline.

D. SPECIAL PROCEDURES APPLICABLE TO VOTING OF CERTAIN BOND CLAIMS

    The Debtors are providing copies of this Disclosure Statement, ballots/proxies and, where appropriate, master ballots/proxies, to all registered holders (as of the August 1, 2002 Voting Record Date) of the FLAG Holdco Bonds and the FLAG Limited Bonds. Registered holders may include brokers, banks and other nominees. If such registered holders do not hold for their own accounts, they or their agents (collectively with such registered holders, "Nominees") should provide copies of this Disclosure Statement and appropriate ballots/proxies to their customers and to beneficial owners. Any beneficial owner who has not received a ballot/proxy should contact his, her or its Nominee, or the voting agent.

    BENEFICIAL OWNERS. Any beneficial owner, as of the Voting Record Date, of the FLAG Holdco Bonds or the FLAG Limited Bonds in his, her or its own name can vote by completing and signing the enclosed ballot/proxy and returning it directly to the voting agent (using the enclosed pre-addressed, postage-paid envelope) so as to be RECEIVED by the voting agent before the Voting Deadline of 3:00 p.m. (Eastern Time) on September 20, 2002. If no envelope was enclosed, contact the voting agent for instructions.

    Any beneficial owner holding, as of the Voting Record Date, any of the FLAG Holdco Bonds and the FLAG Limited Bonds in "street name" through a Nominee can vote by completing and signing the ballot/proxy (unless the ballot/proxy has already been signed, or "prevalidated," by the Nominee), and returning it to the Nominee in sufficient time for the Nominee to then forward the vote so as to be RECEIVED by the voting agent before the VOTING DEADLINE OF 3:00 P.M. (EASTERN
TIME) ON SEPTEMBER 20, 2002. Any ballot/proxy submitted to a Nominee will not be counted until such Nominee properly completes and timely delivers a corresponding master ballot/proxy to the voting agent, subject in respect of the Schemes to Bermuda law. IF YOUR BALLOT/PROXY HAS ALREADY BEEN SIGNED (OR "PREVALIDATED") BY YOUR NOMINEE, YOU MUST COMPLETE THE BALLOT/PROXY AND RETURN IT DIRECTLY TO THE VOTING AGENT SO THAT IT IS RECEIVED BY THE VOTING AGENT BEFORE THE VOTING DEADLINE.

    NOMINEES. A Nominee which, on the Voting Record Date, is the registered holder of any of the FLAG Holdco Bonds and the FLAG Limited Bonds for a beneficial owner can obtain the votes of the beneficial owners of such securities, consistent with customary practices for obtaining the votes of securities held in "street name," in one of the following two ways:

        The Nominee may "prevalidate" a ballot/proxy by (i) signing the ballot/proxy; (ii) indicating on the ballot/proxy the name of the registered holder, the amount of securities held by the Nominee for the beneficial owner, and the account numbers for the accounts in which such securities are held by the Nominee; and (iii) forwarding such ballot/proxy, together with the

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    Disclosure Statement, return envelope and other materials requested to be forwarded, to the beneficial owner for voting. The beneficial owner must then complete the information requested in the ballot/proxy; review the certifications contained in the ballot/proxy, AND RETURN THE BALLOT/PROXY DIRECTLY TO THE VOTING AGENT IN THE PRE-ADDRESSED, POSTAGE-PAID ENVELOPE SO THAT IT IS RECEIVED BY THE VOTING AGENT BEFORE THE VOTING DEADLINE OF
    3:00 P.M. (EASTERN TIME) ON SEPTEMBER 20, 2002. A list of the beneficial owners to whom "prevalidated" ballots/proxies were delivered should be maintained by Nominees for inspection for at least one year from the Voting Deadline; OR

        If the Nominee elects NOT to prevalidate ballots/proxies, the Nominee may obtain the votes of beneficial owners by forwarding to the beneficial owners the unsigned ballots/proxies, together with the Disclosure Statement, a return envelope provided by, and addressed to, the Nominee, and other materials requested to be forwarded. Each such beneficial owner must then indicate his, her or its vote on the ballots/proxies, complete the information requested in the ballot/proxy, review the certifications contained in the ballot/proxy, EXECUTE THE BALLOT/PROXY AND RETURN THE BALLOT/PROXY TO THE NOMINEE. After collecting the ballots/proxies, the Nominee should, in turn, complete a master ballot/proxy compiling the votes and other information from the ballots/proxies, execute the master ballot/proxy and deliver the master ballot/proxy to the voting agent so that it is received by the voting agent before the Voting Deadline. All ballots/proxies returned by beneficial owners should either be forwarded to the voting agent (along with the master ballot/proxy) or retained by Nominees for inspection for at least one year from the Voting Deadline. PLEASE NOTE: THE NOMINEE SHOULD ADVISE THE BENEFICIAL OWNER TO RETURN HIS, HER OR ITS BALLOT/PROXY TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT/PROXY TO THE VOTING AGENT SO THAT IT IS RECEIVED BY THE VOTING AGENT BEFORE THE VOTING DEADLINE OF 3:00 P.M. (EASTERN TIME) ON SEPTEMBER 20, 2002.

    SECURITIES CLEARING AGENCIES. The Debtors expect that The Depository Trust Company, as a nominee holder of the FLAG Holdco Bonds and the FLAG Limited Bonds, will arrange for its participants to vote by executing an omnibus proxy in favor of such participants. As a result of the omnibus proxy, such participant will be authorized to vote its record date positions held in the name of such securities clearing agencies. The Debtors expect that Clearstream and Euroclear will transmit the votes of its participants in the customary fashion, and may transmit voting confirmations electronically, as customary.

    OTHER. If a ballot/proxy is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should indicate such capacity when signing, and if requested by the Debtors, must submit proper evidence satisfactory to the Debtors of their authority to so act.

    For purposes of voting to accept or reject the Plan and the Schemes, the beneficial owners of such securities will be deemed to be the "holders" of such claims represented by such securities. Unless otherwise ordered by the Bankruptcy Court, ballots/proxies or master ballots/proxies that are signed, dated and timely received, but on which a vote to accept or reject the Plan and the Schemes has not been indicated, will not be counted. The Debtors, in their discretion, may request that the voting agent attempt to contact such voters to cure any such defects in the ballots/proxies or master ballots/proxies.

    Except as provided below, unless a ballot/proxy or master ballot/proxy is timely submitted to the voting agent before the Voting Deadline together with any other documents required by such ballot/ proxy or master ballot/proxy, the Debtors may, in their sole discretion, reject such ballot/proxy or master ballot/proxy as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Plan by the Bankruptcy Court and sanctioning of the Schemes by the Bermuda Court.

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    IN RESPECT OF THE SCHEMES ONLY, THE VOTING PROCEDURES, INCLUDING THE
DEADLINE FOR SUBMISSION OF PROXIES, ARE SUBJECT TO ORDER OF THE BERMUDA COURT AND APPLICABLE BERMUDA LAW.

    THE DEBTORS ARE NOT AT THIS TIME REQUESTING THE DELIVERY OF, AND NEITHER THE DEBTORS NOR THE VOTING AGENT WILL ACCEPT, CERTIFICATES REPRESENTING ANY OF
(I) THE SHARES OF FLAG HOLDCO COMMON STOCK, (II) THE FLAG HOLDCO BONDS, OR
(III) THE FLAG LIMITED BONDS. IN CONNECTION WITH THE EFFECTIVE DATE, THE DEBTORS WILL FURNISH ALL FLAG HOLDCO BONDHOLDERS AND FLAG LIMITED BONDHOLDERS WITH APPROPRIATE LETTERS OF TRANSMITTAL TO BE USED TO REMIT SUCH CERTIFICATES IN EXCHANGE FOR THE DISTRIBUTION UNDER THE PLAN. INFORMATION REGARDING SUCH REMITTANCE PROCEDURE (TOGETHER WITH ALL APPROPRIATE MATERIALS) WILL BE DISTRIBUTED BY THE DEBTORS AFTER CONFIRMATION OF THE PLAN.

                                     VIII.
                              CONFIRMATION OF PLAN

    The Bankruptcy Court has scheduled a hearing to consider confirmation of the Plan to commence on September 26, 2002, at 11 a.m. Eastern Time (the "Confirmation Hearing"). The Confirmation Hearing will be held at the United States Bankruptcy Court for the Southern District of New York, at One Bowling Green, 7th Floor, New York, New York 10004, before the Honorable Allan L. Gropper.

    Parties in Interest have the right to object to confirmation of the Plan. Objections to the confirmation of the Plan must be in writing, shall conform to the Federal Rules of Bankruptcy Procedure and the Local Rules of the Bankruptcy Court, and shall be filed with the Bankruptcy Court (with a hard-copy delivered directly to Chambers) pursuant to the procedures set forth at WWW.NYSB.USCOURTS.GOV, the official website for the Bankruptcy Court, and shall be served upon (i) Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York, 10166 (Attn: Conor D. Reilly, Esq.), (ii) the Office of the United States Trustee for the Southern District of New York, 33 Whitehall Street, 21st floor, New York, New York 10004 (Attn: Tracy Hope Davis, Esq.), (iii) Cadwalader, Wickersham & Taft, counsel to the FLAG Atlantic Banks, 100 Maiden Lane, New York, NY 10038 (Attn: Bruce Zirinsky, Esq.), (iv) Akin, Gump, Strauss, Hauer & Feld, LLP, counsel to the Creditors' Committee, 590 Madison Avenue, New York, NY 10022 (Attn: Michael S. Stamer, Esq.), (v) Kasowitz, Benson, Torres & Friedman, LLP, counsel to the Ad Hoc FLAG Holdco Bondholders' Committee, 1633 Broadway, New York, NY 10019 (Attn: David S. Rosner, Esq.), and (vi) Milbank, Tweed, Hadley & McCloy, LLP, counsel to the Bermuda Provisional Liquidators, 1 Chase Manhattan Plaza, New York, NY 10005 (Attn: Susheel Kirpalani, Esq.), so as to be received no later than September 16, 2002, at 5:00 p.m. prevailing Eastern Time.

    Objections to confirmation of the Plan are governed by Rule 9014 of the Federal Rules of Bankruptcy Procedure. Unless an objection to confirmation is timely filed and served, it may not be considered by the Bankruptcy Court.

    At the confirmation hearing, the Bankruptcy Court will consider whether the Plan satisfies the various requirements of the Bankruptcy Code, including whether (i) the Plan has classified Allowed Claims of creditors and Allowed Interests of shareholders in a permissible manner; (ii) the contents of the Plan comply with the technical requirements of the Bankruptcy Code; (iii) the Debtors have proposed the Plan in good faith; and (iv) the Debtors' disclosures concerning the Plan have been adequate and have included information concerning all payments made or promised in connection with the Plan and the Chapter 11 Cases, as well as the identity, affiliations and compensation to be paid to all officers, directors and other insiders. The Debtors believe that the Plan satisfies all of the requisites for confirmation and will present such evidence and argument as may be necessary or appropriate at or prior to the hearing on confirmation.

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    The Bankruptcy Code also requires that the Plan be accepted by requisite votes of creditors (except to the extent provided in section 1129(b) of the Bankruptcy Code; SEE Section VIII.E, "CONFIRMATION OF PLAN--Confirmation Without Acceptance by All Impaired Classes"), that the Plan be feasible, and that confirmation be in the "best interests" of all creditors and shareholders. To confirm the Plan, the Bankruptcy Court must find that all of these conditions are met. Thus, even if the creditors of the Debtors accept the Plan by the requisite votes, the Bankruptcy Court must make independent findings respecting the Plan's feasibility and whether it is in the best interests of the Debtors' creditors and shareholders before it may confirm the Plan. The classification, "best interests" and feasibility conditions to confirmation are discussed below.

A. CLASSIFICATION OF CLAIMS AND INTERESTS

    The Bankruptcy Code requires that each claim and equity interest in a class be "substantially similar" to the other claims and equity interests in such class. The Debtors believe that the Claims and Interests in each class under the Plan are substantially similar and that the classification proposed in the Plan is appropriate under the Bankruptcy Code.

B. BEST INTERESTS OF UNSECURED CREDITORS

    The Debtors believe that the Plan affords creditors the potential for the greatest recovery from the assets of the Debtors. The Debtors have considered alternatives to the Plan, such as the liquidation of the Estates, the sale of the Debtors' business as a going concern and the possibility of alternative plans. In the view of the Debtors, the Plan is the best alternative available to maximize the value of the assets of the Debtors and their Estates and, therefore, that the Plan is in the best interests of all parties.

    Notwithstanding acceptance of the Plan by each class that is impaired under the Plan, to confirm the Plan, the Bankruptcy Court must determine that the Plan is in the best interest of the holders of Claims or Interests in each class. In order to satisfy the "best interests" requirement, the Debtors must establish, to the satisfaction of the Bankruptcy Court, that the Plan provides each creditor and each shareholder in each class with property that has a value, as of the Effective Date of the Plan, at least equal to the value of the distribution that such creditor or shareholder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

    To estimate the distribution that the creditors and shareholders in each impaired class would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code, the Bankruptcy Court must first determine the aggregate dollar amount that would be available for distribution if the Chapter 11 Cases were converted to cases under chapter 7 of the Bankruptcy Code and the assets of the Debtors were liquidated by a chapter 7 trustee (the "Liquidation Value"). The Liquidation Value of the Debtors would consist of the net proceeds available from the disposition of the assets of the Debtors, increased by the Cash held by the Debtors and decreased by, among other things, the Allowed Claims of secured creditors, to the extent of the value of their collateral, the costs, fees and expenses incurred in the administration of the chapter 7 cases, including the liquidation and any unpaid administrative expenses arising out of the Chapter 11 Cases. A liquidation analysis of the Debtors is set forth as Exhibit L hereto (the "Liquidation Analysis"). As more fully described in that analysis, the range of Liquidation Values for the Debtors is based upon a number of estimates and assumptions, including assumptions regarding the timing and mechanism for disposing of the assets of the Debtors. While the Debtors believe that these estimates and assumptions are reasonable for the purpose of preparing a hypothetical chapter 7 liquidation analysis, no assurance can be given that these estimates or assumptions would be valid if the Debtors were in fact liquidated under chapter 7 of the Bankruptcy Code.

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    The primary assets of the Debtors consist of FEA, FA-1 and FNAL and certain contracts related thereto and to the acquisition of capacity on other cables. As set forth in the Liquidation Analysis, the Debtors believe that any sale or liquidation of those assets will provide far less value to unsecured creditors of the Debtors than the reorganization proposed under the Plan. The current market conditions in the Debtors' business and the economy generally, the limited credit available to potential purchasers, and a variety of other factors more specifically identified in the attached Liquidation Analysis all adversely and materially affect the ability of a chapter 7 trustee to liquidate the Debtors' assets within a reasonable period or at a reasonable price.

    In addition, the liquidation itself could materially reduce the Liquidation Value and increase the claims against the Debtors, further reducing proceeds to unsecured creditors. For example, additional tax liabilities may be incurred or accelerated and the value of certain accounts receivable may be significantly diminished. The costs of liquidation in a chapter 7 case also would include the compensation of a chapter 7 trustee, as well as that of counsel and other professionals employed by such a trustee, asset disposition expenses, applicable taxes, and litigation costs. The Debtors believe that liquidation could also generate a significant increase in unsecured claims (such as, for example, claims arising from the rejection of executory contracts that are otherwise assumed under the Plan).

    On the basis of the attached Liquidation Analysis, the Debtors firmly believe that the Debtors' creditors will receive greater value as of the Effective Date under the Plan than such creditor or shareholder would receive in a chapter 7 liquidation.

C. FEASIBILITY

    As a condition to confirmation, the Debtors must establish that confirmation is not likely to be followed by their liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this "feasibility" standard, the Debtors have prepared the Projections attached as Exhibit E hereto relating to the range of performance models that can be reasonably anticipated from FLAG Telecom's operations. The Projections analyze the ability of the Debtors to meet their obligations under the Plan while retaining a sufficient amount of cash to carry on their operations and are based on the FLAG Telecom's business plan as modified to show the effect of the Plan.

    The Projections attached hereto as Exhibit E include a projected consolidated balance sheet, showing the pro forma effect of the reorganization of the Debtors pursuant to the Plan, and projected consolidated statements of operations and statements of cash flow for several years thereafter. The projected financial statements are based on the assumption that the Bankruptcy Court will confirm the Plan and that the Effective Date will be September 30, 2002.

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
    The Debtors caution that, although these projected financial statements have been derived in part from the Debtors' audited financial statements for the fiscal year ended December 31, 2001, no assurance can be given that the Debtors will achieve the results projected. Many of the assumptions upon which these Projections are based are subject to uncertainties. Some assumptions inevitably may not materialize and unanticipated events and circumstances could occur which would affect the actual financial results. Therefore, the actual results achieved by the Debtors may vary, either positively or negatively, from the projected results and the variations may be material.

    Based on the Projections, the Debtors believe that the Plan complies with the financial feasibility standard for confirmation. The Debtors believe that the assumptions are reasonable, that the Projections are attainable on an operational basis and that they will have sufficient funds available to meet their obligations under the Plan.

D. ACCEPTANCE

    As a condition to confirmation, the Bankruptcy Code requires that each impaired class of claims or equity interests accepts a plan, with the exceptions described in the following section. The Bankruptcy Code defines acceptance of a plan by a class of claims as acceptance by holders of two-thirds in dollar amount and a majority in number of the claims of that class, but for that purpose counts only the vote of those creditors who actually vote to accept or to reject the plan. The Bankruptcy Code defines acceptance of a plan by a class of equity interests as acceptance by two-thirds of the number of shares, but for this purpose counts only shares actually voted. Holders of claims or equity interests who fail to vote are not counted as either accepting or rejecting the plan.

    Classes of claims and equity interests that are not "impaired" under a plan are deemed as a matter of law to have accepted the plan and therefore are not permitted to vote on the plan. Classes of claims and equity interests that receive no distributions under a plan are deemed as a matter of law to have rejected the plan, so that it is unnecessary to solicit their votes. The Debtors are soliciting acceptances of the Plan only from those persons who hold Claims or Interests that are impaired under the Plan and who are to receive distributions on account of their Allowed Claims or Allowed Interests.

    A class of claims or equity interests is "impaired" if the legal, equitable, or contractual rights attaching to the claims or equity interests of that class are modified in any manner other than those specifically permitted under the Bankruptcy Code. Under the Plan, the following Classes are impaired and entitled to vote:

    - FH-4 (all FLAG Holdco Bondholder Claims);

    - FL-4 (all FLAG Limited Bondholder Claims);

    - FAHL-3 (all Secondary Liability Claims by the FLAG Atlantic Banks against FLAG Atlantic Holdings Limited);

    - FAHL-4 (all General Unsecured Claims against FLAG Atlantic Holdings Limited);

    - FAL-3 (the FLAG Atlantic Banks Claim);

    - FAL-4 (all General Unsecured Claims against FLAG Atlantic Limited);

    - FAUL-3 (all Secondary Liability Claims by the FLAG Atlantic Banks against FLAG Atlantic USA Limited); and,

    - FAUL-4 (All General Unsecured Claims against FLAG Atlantic USA Limited).

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E. CONFIRMATION WITHOUT ACCEPTANCE BY ALL IMPAIRED CLASSES

    Section 1129(b) of the Bankruptcy Code sets forth the requirements for confirming a plan of reorganization where one or more impaired classes have not voted to accept the plan. If a plan is not accepted by an impaired class, including nonacceptance by means of deemed rejection, the plan may still be confirmed, provided that the plan has been accepted by at least one impaired class of claims and the other requirements for confirmation (except the requirement that the Plan be accepted by all impaired classes) are met.

    If a class of secured claims rejects a plan, the plan may still be confirmed so long as the Plan does not discriminate unfairly as to a class and is "fair and equitable" to such class under section 1129(b) of the Bankruptcy Code and applicable case law. The "fair and equitable" standard requires, among other things, that the plan provides that (i) the lien securing the claims of each member of the class is preserved and the plan provides for deferred cash payments with a present value equal to the lesser of the allowed amount of their claims or the value of the collateral securing their claims; (ii) the collateral securing the claim be sold free of the lien with the lien attaching to the proceeds and with such lien on the proceeds being treated under one of the two other standards described in this paragraph; or (iii) the claim receives treatment that is the "indubitable equivalent" of the claim.

    If a class of unsecured claims rejects a plan, the plan may still be confirmed so long as the plan provides that (i) each holder of a claim included in the rejecting class receives or retains on account of such claim, property that has a value, as of the effective date, equal to the allowed amount of such claim; or (ii) the holder of any claim or interest that is junior to the claims of such class will not receive or retain any property on account of such junior claim or interest.

    If a class of equity interests rejects a plan, the plan may still be confirmed so long as the plan provides that (i) each holder of an equity interest included in the rejecting class receives or retains, on account of that equity interest, property that has a value, as of the effective date, equal to the greatest allowed amount of any fixed liquidation preference to which the holder is entitled, any fixed redemption price to which the holder is entitled, or the value of that equity interest, or (ii) the holder of any equity interest that is junior to the interests of that class will not receive or retain any property on account of that junior interest.

    If one or more classes of impaired Claims or equity Interests rejects the Plan in these Chapter 11 Cases, the Bankruptcy Court will determine at the Confirmation Hearing whether the Plan is fair and equitable with respect to, and does not discriminate against, any rejecting impaired class. The Debtors reserve the right (a) to undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code, (b) to reallocate distribution of assets to Claims and Interests if necessary to obtain entry of the Confirmation Order, and (c) to amend the Plan to the extent necessary to obtain entry of the Confirmation Order.

                                      IX.
                            ALTERNATIVES TO THE PLAN

    The Debtors believe that the Plan provides the Debtors' creditors with the earliest and greatest possible value that can be realized on their respective claims. As discussed below, the alternatives to confirmation of the Plan are the submission of an alternative plan or plans of reorganization by any other party in interest, the sale of the Debtors' business as a going concern or the liquidation of the Debtors under the Bankruptcy Code.

    If the Plan is not accepted, other Parties in Interest may have an opportunity to file another plan of reorganization. For the reasons set forth in
Section VIII.B of this Disclosure Statement ("CONFIRMATION OF PLAN--Best Interests of Unsecured Creditors"), the Debtors believe that any such alternative plan would result in costly and time-consuming litigation.

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    FLAG Holdco has been approached by potential investors and acquirors during the Chapter 11 Cases. Consistent with the business judgment of FLAG Holdco's management and its Board, and in consultation with the Creditors' Committee and the Atlantic Banks, FLAG Holdco has met with certain of the potential investors or acquirors and has participated in certain due diligence efforts. At this time, those discussions and processes have not resulted in any acceptable offer to purchase all or part of the business.

    Alternatively, a liquidation of the Debtors could be conducted as described in Section VIII.B of this Disclosure Statement ("CONFIRMATION OF PLAN--Best Interests of Unsecured Creditors"). For the reasons described therein, the Debtors believe that the distributions to each impaired class of creditors under the Plan will be greater than the distributions that might be received after a chapter 7 liquidation of the Debtors.

    In the event that the Plan is not confirmed by the Bankruptcy Court, FLAG Holdco will remain in an insolvent state and as such the Board, absent an alternative, may be forced to proceed to seek a winding up order from the Bermuda Court. This will involve a Bermuda Court-supervised liquidation procedure in Bermuda with liquidators in place, and the Board will no longer be empowered to act on behalf of FLAG Holdco, except to the extent separately authorized to do so. Under the Bermuda insolvency regime, the holders of secured claims will rank ahead of unsecured creditors in realizing their security. A Bermuda Court supervised liquidation will involve similar costs and risks to a chapter 7 liquidation procedure, as described above, with the additional cost of the fees and expenses of the Bermuda Provisional Liquidators and their counsel and representatives. For all these reasons, and for the reasons described in
Section VIII.B of this Disclosure Statement ("CONFIRMATION OF PLAN--Best Interests of Unsecured Creditors"), the Debtors believe that the distributions of to each impaired class of creditors under the Plan will be greater than the distributions that might be received after a liquidation of the Debtors.

    The Debtors believe that confirmation of the Plan is preferable to any alternative mentioned above because the Plan maximizes the distributions to all classes of creditors and any alternative to confirmation will result in reduced recoveries and substantial delays in the distribution of any recoveries available under such alternative.

                                       X.
            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF
                                    THE PLAN

    The following discussion is a summary of the material United States federal income tax consequences resulting from (i) the exchange, pursuant to the Plan, of FLAG Holdco Bonds for FLAG Holdco Bondholder Notes, New Holdco Common Shares, and cash, of FLAG Limited Bonds for New Holdco Common Shares, and of debt issued under the FLAG Atlantic Limited Credit Agreement for New Holdco Common Shares, and (ii) the ownership and disposition of FLAG Holdco Bondholder Notes and New Holdco Common Shares. This summary is based on the United States Internal Revenue Code of 1986, as amended (the "Tax Code"), its legislative history, existing and proposed Treasury regulations, judicial decisions, and administrative rulings and practice, all as of the date of this Disclosure Statement, and all of which are subject to change, possibly with retroactive effect. The Debtors will not seek a ruling from the Internal Revenue Service (the "IRS") with respect to any of the matters discussed herein and there can be no assurance that the IRS will not challenge one or more of the conclusions set forth below.

    This summary does not discuss all aspects of federal income taxation that may be relevant to a particular holder in light of its individual circumstances or to certain types of holders subject to special treatment under the federal income tax laws, such as tax-exempt organizations, insurance companies, financial institutions, dealers in securities, partnerships and other pass-through entities, holders that

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hold FLAG Holdco Bonds or FLAG Limited Bonds as part of a hedge, straddle, conversion, or other risk-reduction arrangement, holders whose functional currency is not the U.S. dollar, and holders that will own 10% or more of the common stock of New Holdco following the consummation of the Plan; nor does it address any foreign, state, local, or other tax consequences of the consummation of the Plan. Further, this discussion assumes that the FLAG Holdco Bonds and the FLAG Limited Bonds are held, and that the FLAG Holdco Bondholder Notes and the New Holdco Common Shares will be held, as capital assets for federal income tax purposes and that the FLAG Holdco Bondholder Notes are properly treated as debt for federal income tax purposes. Finally, this discussion is based on the transfer of the assets of FLAG Holdco to New Holdco either being disregarded or being treated as a mere change in the identity of FLAG Holdco for federal income tax purposes. FLAG Holdco and New Holdco intend to take positions consistent with such characterization.

    This discussion applies only to holders that are United States persons. A "United States person" means (1) a citizen or resident of the United States (as defined for federal income tax purposes), (2) a corporation created or organized in or under the laws of the United States or any political subdivision thereof,
(3) an estate the income of which is subject to United States federal income taxation regardless of its source, (4) a trust that is subject to the supervision of a court within the United States and the control of one or more United States persons, or (5) certain electing trusts that were in existence and treated as domestic trusts on August 20, 1996.

    HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE CONSUMMATION OF THE PLAN AND THE OWNERSHIP AND DISPOSITION OF THE FLAG HOLDCO BONDHOLDER NOTES AND THE NEW HOLDCO COMMON SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND NON-U.S. TAX LAWS AND APPLICABLE TAX RETURN REPORTING REQUIREMENTS.

A. CONSEQUENCES TO THE FLAG HOLDCO BONDHOLDERS

    1.  IN GENERAL

    The federal income tax consequences of the exchange of FLAG Holdco Bonds for a combination of FLAG Holdco Bondholder Notes, New Holdco Common Shares, and cash pursuant to the Plan will depend primarily on whether such exchange will constitute a "recapitalization" under the Tax Code. The determination whether such exchange will constitute a recapitalization depends on whether the FLAG Holdco Bonds are "securities" for federal income tax purposes.

    Whether a debt instrument constitutes a "security" for federal income tax purposes is determined based on all of the facts and circumstances. Certain authorities have held that one factor to be considered is the length of the initial term of the debt instrument. These authorities have indicated that an initial term of less than five years is evidence that the instrument is not a security, whereas an initial term of ten years or more is evidence that the instrument is a security. There are numerous other factors that authorities indicate could be taken into account in determining whether a debt instrument is a security, including, but not limited to, the creditworthiness of the obligor, subordination (or lack thereof) to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest in the obligor, whether payments of interest are fixed, variable, or contingent, and whether such payments are required to be made on a current basis or accrued.

    The Debtors believe that the FLAG Holdco Bonds will be treated as securities for federal income tax purposes. On the other hand, the Debtors expect, due to the relatively short term to maturity, that the FLAG Holdco Bondholder Notes will not be securities for such purposes.

    2.  ALTERNATIVE CONSEQUENCES OF THE EXCHANGE

    In general, in a recapitalization a holder of securities exchanging such securities for new securities or stock and, in each case, other consideration will recognize gain only to the extent of the value of

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
such other consideration. If, as the Debtors expect, the FLAG Holdco Bonds are securities but the FLAG Holdco Bondholder Notes are not, the exchange of FLAG Holdco Bonds for a combination of FLAG Holdco Bondholder Notes, New Holdco Common Shares, and cash will constitute a recapitalization, and the FLAG Holdco Bondholder Notes and the cash will constitute other consideration. Accordingly, in such exchange, except as discussed below under the heading "Provisions Applicable to Each Exchange--Treatment of Accrued But Unpaid Interest," a FLAG Holdco Bondholder (i) will realize gain in an amount equal to the difference between (1) the sum of the issue price (as defined below under the heading "Treatment of the FLAG Holdco Bondholder Notes--Original Issue Discount--Issue Price") of the FLAG Holdco Bondholder Notes, the fair market value of the New Holdco Common Shares, and the amount of cash received in the exchange and
(2) the holder's adjusted tax basis in its FLAG Holdco Bonds; (ii) will recognize gain equal to the lesser of (a) the amount of gain realized and
(b) the sum of the issue price of the FLAG Holdco Bondholder Notes and the amount of cash received in the exchange; and (iii) will not be permitted to recognize any loss realized on the exchange. Furthermore, in such event, each FLAG Holdco Bondholder will have an aggregate initial tax basis in the New Holdco Common Shares it receives equal to such holder's adjusted tax basis in its FLAG Holdco Bonds, decreased by the sum of the issue price of the FLAG Holdco Bondholder Notes and the amount of cash received, and increased by the amount of gain recognized; and will have an aggregate initial tax basis in the FLAG Holdco Bondholder Notes it receives equal to their issue price. Each FLAG Holdco Bondholder's holding period for the New Holdco Common Shares will include such holder's holding period for the FLAG Holdco Bonds, and the holder's holding period for the FLAG Holdco Bondholder Notes will begin on the day following the date of the exchange.

    A FLAG Holdco Bondholder that recognizes gain as described in the preceding paragraph generally will be required to recognize such gain using the installment method, unless such holder elects out of the installment method. Under the installment method, recognition of gain, to the extent attributable to the receipt of the FLAG Holdco Bondholder Notes, would be deferred, generally until payments on the FLAG Holdco Bondholder Notes are received by the holder thereof or such notes are disposed of (or deemed disposed of) by the holder. In addition, subject to certain DE MINIMIS rules, additional tax in an amount computed as an interest charge on the amount of deferred federal income tax liability would be required to be paid.

    Alternatively, if the FLAG Holdco Bonds and, contrary to the expectation of the Debtors, the FLAG Holdco Bondholder Notes are "securities" for federal income tax purposes, then except as discussed below under the heading "Provisions Applicable to Each Exchange--Treatment of Accrued But Unpaid Interest," a FLAG Holdco Bondholder (i) will realize gain as described above;
(ii) will recognize gain in an amount equal to the lesser of (a) the amount of gain realized and (b) the amount of cash received in the exchange; and
(iii) will not be permitted to recognize any loss realized on the exchange. Furthermore, in such event, each FLAG Holdco Bondholder will have an aggregate initial tax basis in the FLAG Holdco Bondholder Notes and the New Holdco Common Shares it receives equal to such holder's adjusted tax basis in its FLAG Holdco Bonds, decreased by the amount of cash received, and increased by the amount of gain recognized, which basis will be allocated among the FLAG Holdco Bondholder Notes and the New Holdco Common Shares based upon their relative fair market values, likely treating the issue price of the FLAG Holdco Bondholder Notes as their fair market value; and each FLAG Holdco Bondholder's holding period for the FLAG Holdco Bondholder Notes and the New Holdco Common Shares it receives will include such holder's holding period for the FLAG Holdco Bonds.

    Finally, if the FLAG Holdco Bonds do not constitute securities--regardless of the status of the FLAG Holdco Bondholder Notes--then the exchange will not be a recapitalization. In such event, a FLAG Holdco Bondholder will recognize gain or loss in an amount equal to the difference between (1) the sum of the issue price (as defined below) of the FLAG Holdco Bondholder Notes, the fair

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market value of the New Holdco Common Shares, and the amount of cash received in the exchange and (2) the holder's adjusted tax basis in its FLAG Holdco Bonds. Furthermore, in such event, each FLAG Holdco Bondholder will have an aggregate initial tax basis in the FLAG Holdco Bondholder Notes it receives equal to their issue price, and an aggregate initial tax basis in the New Holdco Common Shares it receives equal to their fair market value. Each FLAG Holdco Bondholder's holding period for the FLAG Holdco Bondholder Notes and the New Holdco Common Shares will begin on the day following the date of the exchange.

    Subject to the discussion below under the heading "Provisions Applicable to Each Exchange--Treatment of Market Discount," any gain or loss recognized by a FLAG Holdco Bondholder on the exchange will be capital gain or loss, and will be long-term capital gain or loss if the FLAG Holdco Bonds were held for more than one year.

B. CONSEQUENCES TO THE FLAG LIMITED BONDHOLDERS

    1.  IN GENERAL

    The federal income tax consequences of the exchange of FLAG Limited Bonds for Replacement FLAG Limited Common Shares and of such shares for New Holdco Common Shares pursuant to the Plan will depend upon whether the form of the transaction is respected and, if so, whether the exchange of FLAG Limited Bonds for Replacement FLAG Limited Common Shares will constitute a recapitalization under the Tax Code. On the basis of analogous authority in the context of reorganizations of debtors, the Debtors believe that the form of the transaction will be respected. Whether the first exchange will constitute a recapitalization depends upon whether the FLAG Limited Bonds are "securities" for federal income tax purposes. See above under the heading "Consequences to the FLAG Holdco Bondholders--In General" for a discussion of the factors that determine whether a debt instrument is a security. On the basis of these factors, the Debtors believe that the FLAG Limited Bonds will be treated as securities for federal income tax purposes.

    2.  ALTERNATIVE CONSEQUENCES OF THE EXCHANGE

    If, as the Debtors expect, the form of the transaction is respected and the FLAG Limited Bonds are treated as securities for federal income tax purposes, then each FLAG Limited Bondholder will not be required to recognize gain, and will not be permitted to recognize any loss, realized on the ultimate receipt of New Holdco Common Shares, except to the extent the receipt of Replacement FLAG Limited Common Shares is attributable to accrued but unpaid interest, as discussed below under the heading "Provisions Applicable to Each Exchange--Treatment of Accrued But Unpaid Interest." In such event, each FLAG Limited Bondholder will have an aggregate initial tax basis in the New Holdco Common Shares it receives equal to such holder's adjusted tax basis in its FLAG Limited Bonds, and each FLAG Limited Bondholder's holding period for the New Holdco Common Shares will include such holder's holding period for the FLAG Limited Bonds. Similar results should obtain if the transaction is treated as a direct exchange of FLAG Limited Bonds for New Holdco Common Shares, regardless of the status of the FLAG Limited Bonds as securities for federal income tax purposes, except with respect to the treatment of accrued but unpaid interest, as discussed below.

    Alternatively, if the form of the transaction is respected but, contrary to the expectation of the Debtors, the FLAG Limited Bonds do not constitute securities, then the first exchange will not be a recapitalization and will be a fully taxable transaction. In such event, a FLAG Limited Bondholder will recognize gain or loss in an amount equal to the difference between (1) the fair market value of the Replacement FLAG Limited Common Shares it receives and
(2) the holder's adjusted tax basis in its FLAG Limited Bonds, each FLAG Limited Bondholder will have an aggregate initial tax basis in the New Holdco Common Shares it receives equal to the fair market value of the Replacement FLAG Limited Common Shares taken into account in the first exchange, and each FLAG Limited Bondholder's holding period for the New Holdco Common Shares will begin on the day following the

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date of the exchange. Subject to the discussion below under the heading
"Provisions Applicable to Each Exchange--Treatment of Market Discount," any gain or loss recognized by a FLAG Limited Bondholder on the exchange will be capital gain or loss, and will be long-term capital gain or loss if the FLAG Limited Bonds were held for more than one year.

C. CONSEQUENCES TO THE FLAG ATLANTIC BANKS

    The receipt by the FLAG Atlantic Banks of New Holdco Common Shares should be a tax-free transaction. If so, each FLAG Atlantic Bank would not be required to recognize gain, and would not be permitted to recognize any loss, realized on the receipt of New Holdco Common Shares, subject to the discussion below under the heading "Provisions Applicable to Each Exchange--Treatment of Accrued But Unpaid Interest." Each FLAG Atlantic Bank should have an aggregate initial tax basis in the New Holdco Common Shares it receives equal to its adjusted tax basis in its FLAG Atlantic Bank Claim, and each FLAG Atlantic Bank's holding period for the New Holdco Common Shares should include its holding period for such Claim. A FLAG Atlantic Bank lending in the ordinary course of its business to any of the Debtors may wish to consult its tax advisor regarding the tax consequences to it of the Plan.

D. PROVISIONS APPLICABLE TO EACH EXCHANGE

    1.  TREATMENT OF ACCRUED BUT UNPAID INTEREST

    To the extent that consideration received by a FLAG Holdco Bondholder or, if the form of the transaction (described above) is respected, a FLAG Limited Bondholder pursuant to the consummation of the Plan is attributable to accrued but unpaid interest on its bonds, such consideration will be treated for federal income tax purposes as the payment of interest. As indicated in the Plan, the Debtors intend to take the position that consideration payable to such holders pursuant to the Plan is to be applied first to the principal amount of the Claims to the extent thereof, and then to accrued and unpaid interest. Generally applicable Treasury regulations provide that payments on a debt instrument are allocable first to accrued and unpaid interest to the extent thereof, and then to principal, although the application of the regulations to exchanges pursuant to a bankruptcy plan is unclear, and case law predating the promulgation of these regulations generally permitted the parties to agree as to the allocation of such payments. In general, to the extent an amount received (in cash or other property) by a holder of a debt instrument is received in satisfaction of interest accrued during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder's gross income). Conversely, a holder generally recognizes a loss to the extent any accrued interest was previously included in its gross income and is not paid in full. However, the IRS has ruled privately that a holder of a security, in an otherwise tax-free exchange, could not claim a current deduction with respect to any unpaid OID (as defined below). A holder's initial tax basis in the consideration so received should be equal to the fair market value thereof, and the holding period in such property should begin on the day immediately after the date of the exchange. Application of these rules to the New Holdco Common Shares may result in a holder having a split holding period and basis in each share of stock. With respect to the FLAG Limited Bondholders, if the transaction is treated as a direct exchange of FLAG Limited Bonds for New Holdco Common Shares, results similar to those described in the next paragraph should apply. A FLAG Holdco Bondholder or a FLAG Limited Bondholder that has not previously included accrued interest in gross income should consult its tax advisor regarding the applicability of the above-described Treasury regulations and case law to the allocation of consideration issued pursuant to the Plan.

    The treatment of the receipt by the FLAG Atlantic Banks of New Holdco Common Shares, to the extent such shares are attributable to accrued but unpaid interest on the FLAG Atlantic Bank Claims, is not governed by the rules described in the preceding paragraphs and is not entirely clear. Although not entirely free from doubt, a holder of a FLAG Atlantic Bank Claim should not be required to

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recognize interest income upon the exchange of its Claim for New Holdco Common
Shares pursuant to the Plan or be entitled to recognize a loss in respect of any accrued interest that was previously included in its gross income. There can be no assurance, however, that the IRS will not successfully challenge this position. Accordingly, holders of FLAG Atlantic Bank Claims are urged to consult their own tax advisors with respect to the treatment of amounts received in satisfaction of accrued but unpaid interest.

    2.  TREATMENT OF MARKET DISCOUNT

    A FLAG Holdco Bondholder, a FLAG Limited Bondholder, or a FLAG Atlantic Bank in whose hands its Claim is a market discount bond will be required to include as ordinary income any gain recognized upon the exchange of the Claim to the extent of market discount (as defined below under the heading "Treatment of the FLAG Holdco Bondholder Notes--Market Discount") accrued during the period that it held its Claim. Any additional gain recognized by the holder would be treated in accordance with the rules described above. Although regulations implementing the relevant statute have not been promulgated, any accrued market discount not recognized at the time of the exchange of the Claim should be carried over into the New Holdco Common Shares and, in the case of the FLAG Holdco Bondholder Claim, to the FLAG Holdco Bondholder Notes received in the exchange if they are securities. Although there is no authority directly on point, in the latter case it would be reasonable to allocate such market discount carried over among the FLAG Holdco Bondholder Notes and the New Holdco Common Shares in accordance with the relative fair market values of such notes and shares.

    In the event of such carryover, if the FLAG Holdco Bondholder Notes are treated as market discount bonds in the hands of a particular holder (as discussed below), any accrued market discount on the FLAG Holdco Bonds that is allocated to the FLAG Holdco Bondholder Notes would be treated as accrued market discount on the FLAG Holdco Bondholder Notes. Further, in such event, if a holder disposes of a FLAG Holdco Bondholder Note that is not a market discount bond or any of the New Holdco Common Shares in a taxable transaction, then any gain recognized as a result of such disposition will be treated as ordinary income to the extent of market discount accrued prior to the exchange of the FLAG Holdco Bonds but not taken into account at the time of such exchange.

E. TREATMENT OF THE FLAG HOLDCO BONDHOLDER NOTES

    1.  TAXATION OF STATED INTEREST

    To the extent that stated interest on the FLAG Holdco Bondholder Notes constitutes "qualified stated interest," a holder of FLAG Holdco Bondholder Notes will be required to include such interest in gross income for federal income tax purposes in accordance with its regular method of accounting. The term "qualified stated interest" means, generally, stated interest that is unconditionally payable (other than in additional debt of the issuer) at least annually at a single fixed rate. If a debt instrument bears interest for one or more accrual periods at a rate below the rate or rates applicable for the remaining term of such instrument, as the FLAG Holdco Bondholder Notes do, then only interest payable at the lowest of such rates will constitute qualified stated interest.

    2.  ORIGINAL ISSUE DISCOUNT

    A debt instrument is treated as issued with original issue discount (or "OID") if its stated redemption price at maturity exceeds its issue price by more than a DE MINIMIS amount. The "stated redemption price at maturity" of a debt instrument is the sum of all payments to be made on the debt instrument other than payments of qualified stated interest (as defined above). As a result of the stepped interest rate, a portion of the interest payable on the FLAG Holdco Bondholder Notes will be included in their stated redemption price at maturity and thus the FLAG Holdco Bondholder Notes will be issued with OID.

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       A.  ISSUE PRICE

    The extent to which the FLAG Holdco Bondholder Notes will be issued with OID will depend on their "issue price." If either the FLAG Holdco Bondholder Notes or the FLAG Holdco Bonds (or both) are traded on an established securities market (within the meaning of the OID regulations), then the aggregate issue price of the FLAG Holdco Bondholder Notes will be the fair market value of such notes if they are so traded or, if not, of the FLAG Holdco Bonds, in either case as determined on the issue date, presumably in the latter case reduced by the sum of the amount of cash and the fair market value of the New Holdco Common Shares received by the FLAG Holdco Bondholders, although there is no authority directly on point regarding such reduction.

    Alternatively, if neither the FLAG Holdco Bonds nor the FLAG Holdco Bondholder Notes are traded on an established securities market (within the meaning of the OID regulations), then the issue price of the FLAG Holdco Bondholder Notes will be equal to the lesser of (i) their stated principal amount and (ii) their "imputed principal amount." The "imputed principal amount" is the present value of all payments due under the FLAG Holdco Bondholder Notes, discounted at the appropriate "applicable federal rate," which is an interest rate published monthly by the IRS and which is 2.54% for short-term debt issued during August 2002, assuming annual compounding. Because New Holdco has an unconditional option to prepay (or call) the FLAG Holdco Bondholder Notes prior to their maturity (the "call right"), New Holdco will be deemed to exercise such call for the purpose of determining the issue price of the FLAG Holdco Bondholder Notes at the time that will minimize the imputed principal amount of such notes. Because the Debtors expect the interest rate on the FLAG Holdco Bondholder Notes to exceed the applicable federal rate for the month in which such notes are issued, in the absence of trading (as described in the preceding paragraph) the Debtors expect the issue price thereof to be the amount payable initially under the call right, or $30 million.

       B.  INCLUSION OF ORIGINAL ISSUE DISCOUNT IN INCOME

    The initial holder of a debt instrument issued with OID must include OID in income as ordinary interest income for federal income tax purposes as it accrues using a constant yield method (reduced by the amount of acquisition premium, as discussed below) in advance of the receipt of cash payments attributable to such income, regardless of such holder's regular method of accounting. In general, the amount of OID includible by a holder is the sum of the "daily portions" of OID with respect to its FLAG Holdco Bondholder Note for each day during the taxable year (or portion of the taxable year) in which the holder held such note. This amount is referred to as "Accrued OID." The daily portion is determined by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. The amount of OID allocable to any accrual period is equal to the product of the FLAG Holdco Bondholder Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) less any qualified stated interest allocable to such accrual period. The "adjusted issue price" of a FLAG Holdco Bondholder Note at the beginning of any accrual period is equal to its issue price, increased by the Accrued OID for each prior accrual period, and reduced by any payments other than payments of qualified stated interest made on the FLAG Holdco Bondholder Note on or before the first day of the accrual period. OID allocable to the final accrual period is the difference between the amount payable at maturity of the FLAG Holdco Bondholder Note (other than qualified stated interest) and the FLAG Holdco Bondholder Note's adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period.

       C.  OPTIONAL REDEMPTION

    For purposes of accruing OID, the call will be presumed to be exercised if, by utilizing any date on which New Holdco may exercise the call and the amount payable on that date in accordance with the terms of the FLAG Holdco Bondholder Notes (the "redemption price") as their stated redemption

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price at maturity, the yield on the FLAG Holdco Bondholder Notes is lower than their yield to maturity. Accordingly, the Debtors intend to take the position that, for purposes of calculating the accrual of OID, the FLAG Holdco Bondholder Notes will be treated as called immediately before the date on which the stated rate of interest payments thereunder increases.

    Pursuant to applicable Treasury regulations, if the call is not in fact exercised at the time the regulations presume it to be, the FLAG Holdco Bondholder Notes will be treated, solely for purposes of determining the amount and accrual of OID on such notes, as though they were redeemed and then reissued on the presumed exercise date for an amount equal to the adjusted issue price of the FLAG Holdco Bondholder Notes on that date; that is, $30 million at the time of the first presumed call. Consistent with such Treasury regulations, the Debtors believe that if the FLAG Holdco Bondholder Notes are not called on this presumed call date, they will be treated as called immediately before additional amounts are required to be paid on early redemption and will thereafter be treated, solely for purposes of determining the amount and accrual of OID, as redeemed and reissued, at an increasing amount, on a monthly basis until actually called or paid at maturity.

    The foregoing discussion is based on the position that the possible prepayments of the FLAG Holdco Bondholder Notes upon a Change in Control constitute "alternative payment schedules" thereof, and that payment of such notes in accordance with their other terms is significantly more likely to occur than payment under such alternative payment schedules. Consistent with that position, if the FLAG Holdco Bondholder Notes are paid in full in the event of a Change in Control, then such notes would be subject to the rules described below under the heading, "Disposition of the FLAG Holdco Bondholder Notes." If the IRS were successfully to assert that the FLAG Holdco Bondholder Notes are subject to Treasury regulations governing contingent payment debt instruments (the "contingent debt regulations") by reason of the Change in Control provision, and if neither the FLAG Holdco Bondholder Notes nor the FLAG Holdco Bonds are traded on an established securities market (within the meaning of the OID regulations) at the time of the issuance of such notes, then no interest payment would be considered a payment of qualified stated interest and, if the FLAG Holdco Bondholder Notes are paid in full in the event of a Change in Control, a portion of such payment would be treated as ordinary income. Alternatively, if the FLAG Holdco Bonds or the FLAG Holdco Bondholder Notes are so traded, then a holder of FLAG Holdco Bondholder Notes may be required to include different amounts of OID in income at times different than described above. Holders are urged to consult their own tax advisors regarding the possible application of the contingent debt regulations.

       D.  TAX BASIS

    Generally, a holder's tax basis in a FLAG Holdco Bondholder Note will be increased by the amount of OID that is included in such holder's income pursuant to the foregoing rules through the day preceding the date of disposition, and will be decreased by the amount of any cash payments received in respect of the FLAG Holdco Bondholder Note other than payments of qualified stated interest.

       E.  REPORTING

    New Holdco will furnish annually to the IRS and to holders (other than with respect to certain exempt holders, including, in particular, corporations) information with respect to the OID accruing while the FLAG Holdco Bondholder Notes are held by the initial holders. Holders may be required to include different amounts of OID in gross income based on their individual circumstances, including, without limitation, by reason of the acquisition premium rules described below.

    3.  MARKET DISCOUNT

    A holder that acquires a FLAG Holdco Bondholder Note at a discount (referred to as "market discount") from its adjusted issue price where such discount exceeds a specified DE MINIMIS amount generally will be subject to the market discount rules of the Tax Code. An original holder of a FLAG

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Holdco Bondholder Note whose initial tax basis in such note is equal to its issue price will not be subject to the market discount rules.

    In relevant part, the market discount rules provide that gain on the sale or other disposition of a debt instrument and the receipt of partial principal payments on a debt instrument are treated as ordinary income to the extent of any accrued market discount with respect to the debt instrument. The market discount rules also provide for the deferral of interest deductions with respect to debt incurred to purchase or carry a debt instrument that has market discount in excess of the aggregate amount of interest (including OID) includible in such holder's gross income for the taxable year with respect to such debt instrument.

    Unless a holder elects irrevocably to include market discount on a FLAG Holdco Bondholder Note in income on a constant yield basis, the accrued market discount at any time generally would be the amount calculated by multiplying the aggregate market discount by a fraction, the numerator of which is the number of days the obligation has been held by the holder and the denominator of which is the number of days after the holder's acquisition of the obligation up to and including its maturity date. As an alternative to the inclusion of market discount in income on the foregoing basis, a holder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such holder in that taxable year or thereafter, in which case the interest deferral rule described above will not apply. This election would apply to all market discount obligations acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the IRS. Holders that acquire a FLAG Holdco Bondholder Note with market discount should consult their tax advisors regarding the manner in which accrued market discount is calculated and the election to include such market discount currently in income.

    4.  AMORTIZABLE BOND PREMIUM

    A holder that acquires a FLAG Holdco Bondholder Note for an amount that exceeds the sum of all amounts payable on the FLAG Holdco Bondholder Note after the acquisition other than payments of qualified stated interest (as defined above) will be considered to have purchased the FLAG Holdco Bondholder Note at a premium (referred to as "bond premium"). In such case, the holder would not be required to include any OID in its income. Such holder may elect to amortize bond premium as an offset to interest income (and not as a separate item of deduction) using a constant yield method, but only as such holder takes qualified stated interest into account under its regular method of accounting. A holder will be required to reduce its adjusted tax basis in its FLAG Holdco Bondholder Note by the amount of bond premium so amortized. If a holder acquires a FLAG Holdco Bondholder Note for a premium and does not elect to amortize such premium, the holder will be required to report the full amount of stated interest on the FLAG Holdco Bondholder Note as ordinary income, even though the holder may be required to recognize a capital loss (which may not be available to offset ordinary income) on a sale or other disposition of the FLAG Holdco Bondholder Note. An election to amortize bond premium, once made, applies to all debt instruments held or subsequently acquired by the holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.

    Because the portion of a holder's basis in the property received pursuant to the consummation of the Plan and allocated to the FLAG Holdco Bondholder Notes may exceed the sum of all amounts payable on the FLAG Holdco Bondholder Notes other than qualified stated interest, such holder may be considered to have acquired the FLAG Holdco Bondholder Notes at a premium and will be subject to the rules described above with respect to the FLAG Holdco Bondholder Notes.

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    5.  ACQUISITION PREMIUM

    A holder will be considered to have acquisition premium on a FLAG Holdco Bondholder Note to the extent the holder's initial tax basis in a FLAG Holdco Bondholder Note is greater than the adjusted issue price of such FLAG Holdco Bondholder Note but less than the remaining stated redemption price at maturity of such FLAG Holdco Bondholder Note. Acquisition premium may reduce the amount of OID otherwise includible in income on such FLAG Holdco Bondholder Note by a fraction of such amount, the numerator of which is the excess of (i) the holder's adjusted tax basis in its FLAG Holdco Bondholder Note immediately after its acquisition over (ii) its adjusted issue price, and the denominator of which is the excess of (a) the sum of all amounts payable on such note after the acquisition date (other than payments of qualified stated interest) over
(b) its adjusted issue price.

    6.  ELECTION TO TREAT ALL INTEREST AS ORIGINAL ISSUE DISCOUNT

    A holder, subject to certain limitations, may elect to include in gross income for federal income tax purposes all interest that accrues on a FLAG Holdco Bondholder Note by using the constant yield method. For this purpose, interest includes stated interest, OID, market discount, and DE MINIMIS market discount, as adjusted by amortizable bond premium and acquisition premium. Such election, if made in respect of a market discount bond, will include an election to include market discount in income currently on all market discount bonds held by the holder, and if made in respect of a debt instrument with bond premium, will include an election to amortize bond premium on all such instruments held by the holder. Any such elections may be revoked only with the consent of the IRS.

    7.  DISPOSITION OF THE FLAG HOLDCO BONDHOLDER NOTES

    Upon the sale, exchange, or retirement of a FLAG Holdco Bondholder Note, a holder generally will recognize gain or loss equal to the difference between the amount realized (except amounts that relate to accrued interest, which will be treated as described above) and such holder's adjusted tax basis in the FLAG Holdco Bondholder Note. Except for gain attributable to market discount, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the FLAG Holdco Bondholder Note sold, exchanged, or retired was held for more than one year.

    8.  SOURCE RULES

    Interest and OID on the FLAG Holdco Bondholder Notes generally will be treated as income from sources outside the United States and generally will be foreign-source "passive" or "financial services" income for purposes of the foreign tax credit provisions. Gain or loss realized by a holder on the sale, exchange, or retirement of FLAG Holdco Bondholder Notes generally will be treated as U.S.-source gain or loss for purposes of such provisions. The rules relating to the determination of the foreign tax credit are complex, and holders of FLAG Holdco Bondholder Notes should consult their tax advisors to determine the effect of these items on their ability to utilize foreign tax credits.

F. OWNERSHIP OF NEW HOLDCO COMMON SHARES

    1.  DIVIDENDS

    The gross amount of any distributions made by New Holdco in respect of New Holdco Common Shares generally will be included in the holder's gross income to the extent paid from New Holdco's current or accumulated earnings and profits, as determined under U.S. federal income tax principles ("earnings and profits"). To the extent that the amount of any distribution is not paid from New Holdco's earnings and profits, such amount will first be applied to reduce the holder's adjusted tax basis in its New Holdco Common Shares (but not below zero) and then, to the extent that such amount exceeds the holder's adjusted tax basis in the New Holdco Common Shares, such excess will be taxed as capital gain. Holders that are corporations will not be entitled to the dividends-received deduction with respect to any distributions made by New Holdco that are treated as dividends.

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    Distributions treated as dividends generally will be treated as income from sources outside the United States and generally will be foreign-source "passive" income for purposes of the foreign tax credit provisions. However, if United States persons own, directly or indirectly, 50% or more of New Holdco's capital stock, then a portion of any dividends paid by New Holdco (based on the proportion of New Holdco's income that is derived from sources within the United States) may be treated as income from sources within the United States for purposes of these rules, which generally would limit the availability of foreign tax credits. The rules relating to the determination of the foreign tax credit are complex, and holders of New Holdco Common Shares should consult their tax advisors to determine the effect of these items on their ability to utilize foreign tax credits.

    The amount of any distribution paid in currency other than the U.S. dollar will generally equal the fair market value in U.S. dollars of the foreign currency on the date of receipt. Any gain or loss recognized upon the subsequent disposition of the foreign currency will generally be U.S.-source ordinary income or loss.

    2.  SALE OR OTHER DISPOSITION OF NEW HOLDCO COMMON SHARES

    For federal income tax purposes, a holder generally will recognize gain or loss on the sale or other disposition of New Holdco Common Shares equal to the difference between (i) the amount realized upon the sale or other disposition and (ii) the holder's adjusted tax basis in the shares sold or otherwise disposed. Except as discussed below, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holder held the shares sold or otherwise disposed for more than one year. Generally, any such gain or loss will be treated as U.S.-source gain or loss.

    A creditor that receives shares in exchange for debt is required, to the extent gain is recognized upon a subsequent disposition of such shares, to "recapture" as ordinary income any bad debt deductions taken by the creditor with respect to such debt and any ordinary loss claimed by the creditor upon the receipt of the shares in satisfaction of such debt, reduced by any amount included in income upon the receipt of the shares. In addition, as discussed above, if any FLAG Holdco Bonds or FLAG Limited Bonds held by the holder have accrued market discount at the time of the exchange of such bonds, then any gain recognized by the holder upon the disposition of New Holdco Common Shares will be treated as ordinary income to the extent of such accrued market discount that was not taken into account at the time of such exchange and was allocated to such shares.

    If New Holdco redeems all or a portion of a holder's New Holdco Common Shares, the proceeds from such redemption generally will be treated as a dividend, rather than as having been received in exchange for such shares, unless (i) the transaction is "not essentially equivalent to a dividend,"
(ii) the holder (a) owns less than 50% of the total combined voting power of New Holdco immediately after the transaction and (b) experiences a greater than 20% reduction in voting power as a result of the transaction (the "substantially disproportionate" test), or (iii) the redemption is in "complete termination" of the holder's interest in New Holdco. A holder should satisfy the "not essentially equivalent to a dividend" test if, based on all of the facts and circumstances, such holder's return of shares results in a "meaningful reduction" in the holder's interest in New Holdco. In any case, stock constructively owned by a holder under complex attribution rules provided in the Tax Code will be taken into account in determining whether these tests are satisfied. If a holder satisfies any of the "not essentially equivalent to a dividend" test, the "substantially disproportionate" test, or the "complete termination" test with respect to a redemption of its New Holdco Common Shares, such holder will recognize capital gain or loss as described above in this section. On the other hand, if none of these tests is satisfied, the proceeds of the redemption would be treated as a dividend as described above under the heading "Dividends," the holder would not be permitted to recognize any loss, and the holder's basis in the shares tendered would be added to its basis in its remaining New Holdco Common Shares (if any).

    3.  CONTROLLED FOREIGN CORPORATION

    A foreign corporation is a "controlled foreign corporation" (or "CFC") for U.S. federal income tax purposes if more than fifty percent of the total combined voting power of all classes of stock of the corporation entitled to vote, or more than fifty percent of the total value of the stock of the corporation, is directly or indirectly owned by "10% United States shareholders." A "10% United States shareholder" is a United States person that owns, directly or indirectly (taking into account certain complex attribution rules), ten percent or more of the total combined voting power of all classes of stock entitled to vote of the foreign corporation.

    If a foreign corporation is a CFC, each 10% United States shareholder is required to include currently in its gross income for federal income tax purposes its pro rata share of the corporation's "subpart F income," regardless of whether any amounts are distributed in respect of such income, and also is subject to current U.S. tax on its pro rata share of the CFC's earnings invested in U.S. property. In general, subpart F income comprises certain passive income of the corporation and other income earned outside its country of incorporation.

    Based on information currently available to them, the Debtors and New Holdco intend to take the position that neither New Holdco nor any of its subsidiaries will be a CFC following the consummation of the Plan. However, there can be no assurance that the facts upon which this position is based will not change or that the IRS will not successfully challenge this position. In either event, certain holders of the New Holdco Common Shares could be treated as 10% United States shareholders of New Holdco or of one or more of its subsidiaries. The Debtors are unable to predict the amount, if any, that a 10% United States shareholder would be required to include as subpart F income of New Holdco or its subsidiaries. Holders should consult their own tax advisors regarding the federal income tax consequences to them of owning stock of a CFC.

G. BACKUP WITHHOLDING AND INFORMATION REPORTING

    Information reporting requirements will generally apply to interest paid or accrued in respect of FLAG Holdco Bondholder Notes, dividends paid in respect of New Holdco Common Shares, and proceeds received on the sale, exchange, or redemption of FLAG Holdco Bondholder Notes or New Holdco Common Shares, and such amounts may be subject to backup withholding. Under certain circumstances, the Tax Code imposes a backup withholding obligation at a rate of 30% for interest and dividends paid in 2002 and 2003, 29% for interest and dividends paid in 2004 and 2005, and 28% for interest and dividends paid thereafter, increasing to 31% in 2011. Backup withholding will not apply, however, to a holder who (i) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact, or (ii) furnishes a correct taxpayer identification number and makes certain other required certifications. Generally, a holder will provide such certifications on Form W-9. A holder who does not furnish a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax and may be claimed as a credit against a holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

H. CONSEQUENCES TO THE DEBTORS AND NEW HOLDCO

    The Debtors expect that the transactions to be consummated pursuant to the Plan will not result in any material United States or foreign tax liability to the Debtors, New Holdco, or any of the non-Debtor subsidiaries.

    The conduct of the Debtors' business has generated net operating losses ("NOLs") in the United States and in several foreign jurisdictions. In certain jurisdictions, including the United States, NOLs generated in one taxable year may be carried forward to reduce taxable income in subsequent taxable years. The availability of such NOL carryforwards and certain other favorable tax attributes of the

Debtors and the non-Debtor subsidiaries may be limited in certain jurisdictions as a result of the implementation of the Plan. Further, the availability of such attributes in certain jurisdictions may be restricted or eliminated as a result of the expected nature of the future operations of New Holdco and its subsidiaries.

                                      XI.
                                   CONCLUSION

    This Disclosure Statement has been prepared and presented for the purpose of permitting all creditors to make an informed judgment to accept or reject the Plan. Please read this Disclosure Statement and the Plan in full and consult with your counsel if you have questions.

    If the Plan is confirmed, its terms and conditions will be binding on all creditors and shareholders whether or not they accept the Plan and whether or not they receive distributions under the Plan. The Debtors believe that acceptance of the Plan by creditors is in their best interest and that confirmation of the Plan will provide the best recovery for creditors.

DATED: August 8, 2002                        FLAG TELECOM HOLDINGS LIMITED,
                                             FLAG LIMITED,
                                             FLAG TELECOM GROUP SERVICES LIMITED,
                                             FLAG PACIFIC USA LIMITED,
                                             FLAG TELECOM LIMITED,
                                             FLAG TELECOM USA LTD.,
                                             FLAG ASIA LIMITED,
                                             FLAG ATLANTIC HOLDINGS LIMITED,
                                             FLAG ATLANTIC LIMITED, and
                                             FLAG ATLANTIC USA LIMITED

                                             By:  /s/ KEES VAN OPHEM
                                                  ------------------------------------------
                                                  Kees van Ophem
                                                  GENERAL COUNSEL

GIBSON, DUNN & CRUTCHER LLP

By::  /s/ CONOR D. REILLY
      ------------------------------------------

Conor D. Reilly (CR-6559)
M. Natasha Labovitz (MNL-5153)
Thayer H. Thompson (TT-0187)
ATTORNEYS FOR DEBTORS

                                   SCHEDULE 1

                  DIRECTORS OF DEBTORS OTHER THAN FLAG HOLDCO

ENTITY                                                      DIRECTORS
------                                                   ----------------
FLAG Limited...........................................  Edward McCormack
                                                         Owen Best
                                                         James Boucher

FLAG Atlantic Holdings Limited.........................  Edward McCormack
                                                         Owen Best
                                                         James Boucher

FLAG Atlantic Limited..................................  Edward McCormack
                                                         Owen Best
                                                         James Boucher

FLAG Telecom Group Services Limited....................  Edward McCormack
                                                         Owen Best
                                                         James Boucher

FLAG Pacific USA Limited...............................  Edward McCormack
                                                         Owen Best
                                                         James Boucher

FLAG Telecom USA Ltd...................................  Andres Bande

FLAG Atlantic USA Limited..............................  Edward McCormack
                                                         James Boucher

FLAG Telecom Limited...................................  Edward McCormack
                                                         John Draheim

FLAG Asia Limited......................................  Edward McCormack
                                                         Owen Best
                                                         James Boucher

                                   EXHIBIT A

                               THIRD AMENDED AND
                              RESTATED JOINT PLAN
                               OF REORGANIZATION

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

In re:

FLAG TELECOM HOLDINGS LIMITED,
FLAG LIMITED,
FLAG PACIFIC USA LIMITED,
FLAG TELECOM GROUP SERVICES LIMITED,
FLAG TELECOM LIMITED,                                             Chapter 11
FLAG TELECOM USA LTD.,                                            Case Nos. 02-11732 through
FLAG ASIA LIMITED,                                                02-11736 and 02-11975
FLAG ATLANTIC HOLDINGS LIMITED,                                   through 02-11979 (ALG)
FLAG ATLANTIC LIMITED, and                                        (Jointly Administered)
FLAG ATLANTIC USA LIMITED,

                      Debtors.

           THIRD AMENDED AND RESTATED JOINT PLAN OF REORGANIZATION OF
                DEBTORS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

    GIBSON, DUNN & CRUTCHER LLP
    Conor D. Reilly (CR-6559)
    M. Natasha Labovitz (MNL-5153)
    Craig A. Bruens (CB-2349)
    200 Park Avenue
    New York, New York 10166-0193
    Telephone: (212) 351-4000
    Facsimile: (212) 351-4035

Attorneys for Debtors                                      Dated: August 8, 2002

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                        --------
I.     DEFINITIONS AND CONSTRUCTION OF TERMS..........................................      1

       1.1.    Definitions............................................................      1
               1.1.1.     Account.....................................................      1
               1.1.2.     Ad Hoc FLAG Holdco Bondholders' Committee...................      1
               1.1.3.     Administrative Expense Claim................................      1
               1.1.4.     Administrative Bar Date.....................................      1
               1.1.5.     Alcatel.....................................................      1
               1.1.6.     Alcatel and REACH Collateral................................      1
               1.1.7.     Allowed.....................................................      2
               1.1.8.     Allowed Claim...............................................      2
               1.1.9.     Allowed Interest............................................      2
               1.1.10     Avoidance Action............................................      2
               1.1.11.    Bankruptcy Code.............................................      2
               1.1.12.    Bankruptcy Court............................................      2
               1.1.13.    Bankruptcy Rules............................................      2
               1.1.14.    Bar Date....................................................      2
               1.1.15.    Bar Date Order..............................................      3
               1.1.16.    Barclays....................................................      3
               1.1.17.    Bermuda Court...............................................      3
               1.1.18.    Bermuda Priority Claims.....................................      3
               1.1.19.    Bermuda Provisional Liquidator..............................      3
               1.1.20.    Bermuda Proceedings.........................................      3
               1.1.21.    Bermuda Reorganization Reserve..............................      3
               1.1.22.    Bermuda Schemes.............................................      3
               1.1.23.    Blackstone..................................................      3
               1.1.24.    Blackstone Note.............................................      3
               1.1.25.    Business Day................................................      3
               1.1.26.    Cash........................................................      3
               1.1.27.    Change in Control...........................................      4
               1.1.28.    Chapter 11 Cases............................................      4
               1.1.29.    CIENA.......................................................      4
               1.1.30.    Claim.......................................................      4
               1.1.31.    Class.......................................................      4
               1.1.32.    Commencement Date...........................................      4
               1.1.33.    Confirmation Date...........................................      4
               1.1.34.    Confirmation Hearing........................................      4
               1.1.35.    Confirmation Hearing Date...................................      4
               1.1.36.    Confirmation Order..........................................      4
               1.1.37.    Corporate Documents.........................................      4
               1.1.38.    Creditor....................................................      5
               1.1.39.    Creditors' Committee........................................      5
               1.1.40.    Debtors.....................................................      5
               1.1.41.    Disclosure Statement........................................      5
               1.1.42.    Disputed Claim..............................................      5
               1.1.43.    Disputed Interest...........................................      5
               1.1.44.    Distribution Date...........................................      5
               1.1.45.    Effective Date..............................................      5
               1.1.46.    Estate......................................................      5
               1.1.47.    Executive Employment Agreements.............................      5
               1.1.48.    Executive Retention Plans...................................      5

                                                                                          PAGE
                                                                                        --------
               1.1.49.    Executive Term Sheet........................................      5
               1.1.50.    Executives..................................................      6
               1.1.51.    Final Order.................................................      6
               1.1.52.    Final Resolution............................................      6
               1.1.53.    FLAG Atlantic Banks.........................................      6
               1.1.54.    FLAG Atlantic Banks Claim...................................      6
               1.1.55.    FLAG Atlantic Debtors.......................................      6
               1.1.56.    FLAG Atlantic Disputed Claims Reserve.......................      6
               1.1.57.    FLAG Atlantic Holdings Assets...............................      6
               1.1.58.    FLAG Atlantic Limited Assets................................      6
               1.1.59.    FLAG Atlantic Limited Credit Agreement......................      6
               1.1.60.    FLAG Atlantic Net Avoidance Recoveries......................      7
               1.1.61.    FLAG Atlantic Segregated Recovery Account...................      7
               1.1.62.    FLAG Atlantic Segregated Recovery Account Initial Deposit...      7
               1.1.63.    FLAG Atlantic USA Limited Assets............................      7
               1.1.64.    FLAG Holdco.................................................      7
               1.1.65.    FLAG Holdco Assets..........................................      7
               1.1.66.    FLAG Holdco Bondholder......................................      7
               1.1.67.    FLAG Holdco Bondholder Claim................................      7
               1.1.68.    FLAG Holdco Bondholder Distribution Record Date.............      7
               1.1.69.    FLAG Holdco Bondholder Notes................................      8
               1.1.70.    FLAG Holdco Bonds...........................................      8
               1.1.71.    FLAG Holdco Bonds Section 510(b) Claims.....................      8
               1.1.72.    FLAG Holdco Disputed Claims Reserve.........................      8
               1.1.73.    FLAG Holdco Indenture.......................................      8
               1.1.74.    FLAG Holdco Indenture Trustee...............................      8
               1.1.75.    FLAG Holdco Other Section 510(b) Claims.....................      8
               1.1.76.    FLAG Limited Banks..........................................      8
               1.1.77.    FLAG Limited Bondholder.....................................      8
               1.1.78.    FLAG Limited Bondholder Claim...............................      8
               1.1.79.    FLAG Limited Bondholder Distribution Record Date............      8
               1.1.80.    FLAG Limited Bonds..........................................      8
               1.1.81.    FLAG Limited Bonds Section 510(b) Claims....................      8
               1.1.82.    FLAG Limited Credit Agreement...............................      8
               1.1.83.    FLAG Limited Indenture......................................      9
               1.1.84.    FLAG Limited Indenture Trustee..............................      9
               1.1.85.    Fully Diluted Basis.........................................      9
               1.1.86.    General Unsecured Claim.....................................      9
               1.1.87.    Houlihan....................................................      9
               1.1.88.    Houlihan Note...............................................      9
               1.1.89.    Intercompany Claim..........................................      9
               1.1.90.    Interest....................................................      9
               1.1.91.    Kasowitz....................................................      9
               1.1.92.    Kasowitz Performance Fee....................................      9
               1.1.93.    Lien........................................................      9
               1.1.94.    Liquidation.................................................      9
               1.1.95.    New Holdco..................................................     10
               1.1.96.    New Holdco Common Shares....................................     10
               1.1.97.    New Holdco Indenture........................................     10
               1.1.98.    Non-Debtor Affiliates.......................................     10

                                                                                          PAGE
                                                                                        --------
               1.1.99.    Original FLAG Limited Common Shares.........................     10
               1.1.100.   Other Priority Claim........................................     10
               1.1.101.   Objection...................................................     10
               1.1.102.   Party in Interest...........................................     10
               1.1.103.   Person......................................................     10
               1.1.104.   Plan........................................................     11
               1.1.105.   Plan Administrator..........................................     11
               1.1.106.   Plan Supplement.............................................     11
               1.1.107.   Priority Tax Claim..........................................     11
               1.1.108.   Professionals...............................................     11
               1.1.109.   Professional Fees...........................................     11
               1.1.110.   Pro Rata Share or Pro Rata Basis............................     11
               1.1.111.   Reinstated or Reinstatement.................................     11
               1.1.112.   REACH.......................................................     11
               1.1.113.   Reorganized.................................................     11
               1.1.114.   Released Parties............................................     11
               1.1.115.   Replacement FLAG Limited Common Shares......................     11
               1.1.116.   Retiree Benefits............................................     11
               1.1.117.   Schedules...................................................     12
               1.1.118.   Secondary Liability Claim...................................     12
               1.1.119.   Section 510(b) Claim........................................     12
               1.1.120.   Secured Claim...............................................     12
               1.1.121.   Security....................................................     12
               1.1.122.   Subcommittee of FLAG Limited Bondholders....................     12
               1.1.123.   U.S. Trustee................................................     12
               1.1.124.   Voting Deadline.............................................     12
               1.1.125.   Voting Record Date..........................................     12
       1.2.    Bankruptcy Code Terms..................................................     12
       1.3.    Accounting Terms.......................................................     12
       1.4.    Rules of Construction..................................................     12
       1.5.    Computation of Time....................................................     13

II.    TREATMENT OF ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX
       CLAIMS; PAYMENT OF CERTAIN STATUTORY FEES......................................     13

       2.1.    Administrative Expense Claims..........................................     13
       2.2.    Bar Date for Filing Administrative Expense Claims......................     13
       2.3.    Professional Compensation and Expense Reimbursement Claims.............     13
       2.4.    Priority Tax Claims....................................................     14
       2.5.    Statutory Fees.........................................................     14

III.   CLASSIFICATION OF CLAIMS AGAINST AND INTERESTS IN DEBTORS......................     14

       3.1.    Classification of Claims...............................................     14
       3.2.    Classes with Respect to FLAG Holdco....................................     14
               3.2.1.     Class FH-1..................................................     14
               3.2.2.     Class FH-2..................................................     14
               3.2.3.     Class FH-3..................................................     15
               3.2.4.     Class FH-4..................................................     15
               3.2.5.     Class FH-5..................................................     15
               3.2.6.     Class FH-6..................................................     15
               3.2.7.     Class FH-7..................................................     15

                                                                                          PAGE
                                                                                        --------
       3.3.    Classes with Respect to FLAG Limited...................................     15
               3.3.1.     Class FL-1..................................................     15
               3.3.2.     Class FL-2..................................................     15
               3.3.3.     Class FL-3..................................................     15
               3.3.4.     Class FL-4..................................................     15
               3.3.5.     Class FL-5..................................................     15
               3.3.6.     Class FL-6..................................................     15
       3.4.    Classes with Respect to FLAG Telecom Group Services Limited............     15
               3.4.1.     Class FTGSL-1...............................................     15
               3.4.2.     Class FTGSL-2...............................................     15
               3.4.3.     Class FTGSL-3...............................................     15
               3.4.4.     Class FTGSL-4...............................................     15
       3.5.    Classes with Respect to FLAG Pacific USA Limited.......................     15
               3.5.1.     Class FPUL-1................................................     15
               3.5.2.     Class FPUL-2................................................     15
               3.5.3.     Class FPUL-3................................................     15
               3.5.4.     Class FPUL-4................................................     15
       3.6.    Classes with Respect to FLAG Telecom Limited...........................     15
               3.6.1.     Class FTL-1.................................................     15
               3.6.2.     Class FTL-2.................................................     15
               3.6.3.     Class FTL-3.................................................     16
               3.6.4.     Class FTL-4.................................................     16
       3.7.    Classes with Respect to FLAG Telecom USA Ltd...........................     16
               3.7.1.     Class FTUL-1................................................     16
               3.7.2.     Class FTUL-2................................................     16
               3.7.3.     Class FTUL-3................................................     16
               3.7.4.     Class FTUL-4................................................     16
       3.8.    Classes with Respect to FLAG Asia Limited..............................     16
               3.8.1.     Class FASL-1................................................     16
               3.8.2.     Class FASL-2................................................     16
               3.8.3.     Class FASL-3................................................     16
               3.8.4.     Class FASL-4................................................     16
       3.9.    Classes with Respect to FLAG Atlantic Holdings Limited.................     16
               3.9.1.     Class FAHL-1................................................     16
               3.9.2.     Class FAHL-2................................................     16
               3.9.3.     Class FAHL-3................................................     16
               3.9.4.     Class FAHL-4................................................     16
               3.9.5.     Class FAHL-5................................................     16
       3.10.   Classes with Respect to FLAG Atlantic Limited..........................     16
               3.10.1.    Class FAL-1.................................................     16
               3.10.2.    Class FAL-2.................................................     16
               3.10.3.    Class FAL-3.................................................     16
               3.10.4.    Class FAL-4.................................................     16
               3.10.5.    Class FAL-5.................................................     16
       3.11.   Classes with Respect to FLAG Atlantic USA Limited......................     17
               3.11.1.    Class FAUL-1................................................     17
               3.11.2.    Class FAUL-2................................................     17
               3.11.3.    Class FAUL-3................................................     17
               3.11.4.    Class FAUL-4................................................     17
               3.11.5.    Class FAUL-5................................................     17

                                                                                          PAGE
                                                                                        --------
IV.    TREATMENT OF CLAIMS AND INTERESTS AND DESIGNATION WITH
       RESPECT TO IMPAIRMENT..........................................................     17

       4.1.    Treatment of Class FH-1--Other Priority Claims Against FLAG Holdco.....     17
               4.1.1.     Impairment and Voting.......................................     17
               4.1.2.     Distributions...............................................     17
       4.2.    Treatment of Class FH-2--Secured Claims Against FLAG Holdco............     17
               4.2.1.     Impairment and Voting.......................................     17
               4.2.2.     Distributions...............................................     17
       4.3.    Treatment of Class FH-3--General Unsecured Claims Against FLAG
               Holdco.................................................................     17
               4.3.1.     Impairment and Voting.......................................     17
               4.3.2.     Distributions...............................................     18
       4.4.    Treatment of Class FH-4--FLAG Holdco Bondholder Claims.................     18
               4.4.1.     Impairment and Voting.......................................     18
               4.4.2.     Distributions...............................................     18
               4.4.3.     Terms of the FLAG Holdco Bondholder Notes...................     19
               4.4.4.     Full and Complete Satisfaction..............................     21
       4.5.    Treatment of Class FH-5--All FLAG Holdco Bonds Section 510(b) Claims...     22
               4.5.1.     Impairment and Voting.......................................     22
               4.5.2.     Distributions...............................................     22
       4.6.    Treatment of Class FH-6--Interests in FLAG Holdco......................     22
               4.6.1.     Impairment and Voting.......................................     22
               4.6.2.     Distributions...............................................     22
       4.7.    Treatment of Class FH-7--All FLAG Holdco Other Section 510(b) Claims...     22
               4.7.1.     Impairment and Voting.......................................     22
               4.7.2.     Distributions...............................................     22
       4.8.    Treatment of Class FL-1--Other Priority Claims Against FLAG Limited....     22
               4.8.1.     Impairment and Voting.......................................     22
               4.8.2.     Distributions...............................................     22
       4.9.    Treatment of Class FL-2--Secured Claims Against FLAG Limited...........     22
               4.9.1.     Impairment and Voting.......................................     22
               4.9.2.     Distributions...............................................     22
       4.10.   Treatment of Class FL-3--General Unsecured Claims Against FLAG
               Limited................................................................     22
               4.10.1.    Impairment and Voting.......................................     22
               4.10.2.    Distributions...............................................     22
       4.11.   Treatment of Class FL-4--FLAG Limited Bondholder Claims................     23
               4.11.1.    Impairment and Voting.......................................     23
               4.11.2.    Distributions...............................................     23
               4.11.3.    Full and Complete Satisfaction..............................     23
       4.12.   Treatment of Class FL-5--All FLAG Limited Bonds Section 510(b)
               Claims.................................................................     24
               4.12.1.    Impairment and Voting.......................................     24
               4.12.2.    Distributions...............................................     24
       4.13.   Treatment of Class FL-6--Interests in FLAG Limited.....................     24
               4.13.1.    Impairment and Voting.......................................     24
               4.13.2.    Distributions...............................................     24
       4.14.   Treatment of Class FTGSL-1--Other Priority Claims Against FLAG Telecom
               Group Services Limited.................................................     24
               4.14.1.    Impairment and Voting.......................................     24
               4.14.2.    Distributions...............................................     24

                                                                                          PAGE
                                                                                        --------
       4.15.   Treatment of Class FTGSL-2--Secured Claims Against FLAG Telecom Group
               Services Limited.......................................................     24
               4.15.1.    Impairment and Voting.......................................     24
               4.15.2.    Distributions...............................................     24
       4.16.   Treatment of Class FTGSL-3--General Unsecured Claims Against FLAG
               Telecom Group Services Limited.........................................     24
               4.16.1.    Impairment and Voting.......................................     24
               4.16.2.    Distributions...............................................     24
       4.17.   Treatment of Class FTGSL-4--Interests in FLAG Telecom Group
               Services Limited.......................................................     25
               4.17.1.    Impairment and Voting.......................................     25
               4.17.2.    Distributions...............................................     25
               Treatment of Class FPUL-1--Other Priority Claims Against FLAG Pacific
       4.18.   USA
               Limited................................................................
                                                                                           25
               4.18.1.    Impairment and Voting.......................................     25
               4.18.2.    Distributions...............................................     25
       4.19.   Treatment of Class FPUL-2--Secured Claims Against FLAG Pacific
               USA Limited............................................................     25
               4.19.1.    Impairment and Voting.......................................     25
               4.19.2.    Distributions...............................................     25
               Treatment of Class FPUL-3--General Unsecured Claims Against FLAG
       4.20.   Pacific
               USA Limited............................................................
                                                                                           25
               4.20.1.    Impairment and Voting.......................................     25
               4.20.2.    Distributions...............................................     25
       4.21.   Treatment of Class FPUL-4--Interests in FLAG Pacific USA Limited.......     25
               4.21.1.    Impairment and Voting.......................................     25
               4.21.2.    Distributions...............................................     25
       4.22.   Treatment of Class FTL-1--Other Priority Claims Against FLAG
               Telecom Limited........................................................     26
               4.22.1.    Impairment and Voting.......................................     26
               4.22.2.    Distributions...............................................     26
       4.23.   Treatment of Class FTL-2--Secured Claims Against FLAG Telecom
               Limited................................................................     26
               4.23.1.    Impairment and Voting.......................................     26
               4.23.2.    Distributions...............................................     26
       4.24.   Treatment of Class FTL-3--General Unsecured Claims Against FLAG
               Telecom Limited........................................................  26...
               4.24.1.    Impairment and Voting.......................................     26
               4.24.2.    Distributions...............................................     26
       4.25.   Treatment of Class FTL-4--Interests in FLAG Telecom Limited............     26
               4.25.1.    Impairment and Voting.......................................     26
               4.25.2.    Distributions...............................................     26
       4.26.   Treatment of Class FTUL-1--Other Priority Claims Against FLAG Telecom
               USA Ltd................................................................     26
               4.26.1.    Impairment and Voting.......................................     26
               4.26.2.    Distributions...............................................     26
       4.27.   Treatment of Class FTUL-2--Secured Claims Against FLAG Telecom USA
               Ltd....................................................................     27
               4.27.1.    Impairment and Voting.......................................     27
               4.27.2.    Distributions...............................................     27
       4.28.   Treatment of Class FTUL-3--General Unsecured Claims Against FLAG
               Telecom USA Ltd........................................................     27

                                                                                          PAGE
                                                                                        --------
               4.28.1.    Impairment and Voting.......................................     27
               4.28.2.    Distributions...............................................     27
       4.29.   Treatment of Class FTUL-4--Interests in FLAG Telecom USA Ltd...........     27
               4.29.1.    Impairment and Voting.......................................     27
               4.29.2.    Distributions...............................................     27
       4.30.   Treatment of Class FASL-1--Other Priority Claims Against FLAG Asia
               Limited................................................................     27
               4.30.1.    Impairment and Voting.......................................     27
               4.30.2.    Distributions...............................................     27
       4.31.   Treatment of Class FASL-2--Secured Claims Against FLAG Asia Limited....     28
               4.31.1.    Impairment and Voting.......................................     28
               4.31.2.    Distributions...............................................     28
       4.32.   Treatment of Class FASL-3--General Unsecured Claims Against FLAG
               Asia Limited...........................................................     28
               4.32.1.    Impairment and Voting.......................................     28
               4.32.2.    Distributions...............................................     28
       4.33.   Treatment of Class FASL-4--Interests in FLAG Asia Limited..............     28
               4.33.1.    Impairment and Voting.......................................     28
               4.33.2.    Distributions...............................................     28
       4.34.   Treatment of Class FAHL-1--Other Priority Claims Against FLAG Atlantic
               Holdings Limited.......................................................     28
               4.34.1.    Impairment and Voting.......................................     28
               4.34.2.    Distributions...............................................     28
               Treatment of Class FAHL-2--Secured Claims Against FLAG Atlantic
       4.35.   Holdings
               Limited (Other Than the FLAG Atlantic Banks Claim).....................
                                                                                           28
               4.35.1.    Impairment and Voting.......................................     28
               4.35.2.    Distributions...............................................     29
       4.36.   Treatment of Class FAHL-3--Secondary Liability Claims of FLAG
               Atlantic Banks.........................................................     29
               4.36.1.    Impairment and Voting.......................................     29
               4.36.2.    Distributions...............................................     29
               Treatment of Class FAHL-4--General Unsecured Claims Against FLAG
       4.37.   Atlantic
               Holdings Limited.......................................................
                                                                                           29
               4.37.1.    Impairment and Voting.......................................     29
               4.37.2.    Distributions...............................................     29
       4.38.   Treatment of Class FAHL-5--Interests in FLAG Atlantic Holdings
               Limited................................................................     29
               4.38.1.    Impairment and Voting.......................................     29
               4.38.2.    Distributions...............................................     29
       4.39.   Treatment of Class FAL-1--Other Priority Claims Against FLAG
               Atlantic Limited.......................................................     29
               4.39.1.    Impairment and Voting.......................................     29
               4.39.2.    Distributions...............................................     29
       4.40.   Treatment of Class FAL-2--Secured Claims Against FLAG Atlantic Limited
               Senior in Right of Payment to the FLAG Atlantic Banks Claim............     30
               4.40.1.    Impairment and Voting.......................................     30
               4.40.2.    Distributions...............................................     30
       4.41.   Treatment of Class FAL-3--FLAG Atlantic Banks Claim....................     30
               4.41.1.    Impairment and Voting.......................................     30
               4.41.2.    Distributions...............................................     30
               4.41.3.    Full and Complete Satisfaction..............................     30

                                                                                          PAGE
                                                                                        --------
       4.42.   Treatment of Class FAL-4--General Unsecured Claims Against FLAG
               Atlantic Limited.......................................................     31
               4.42.1.    Impairment and Voting.......................................     31
               4.42.2.    Distributions...............................................     31
       4.43.   Treatment of Class FAL-5--Interests in FLAG Atlantic Limited...........     31
               4.43.1.    Impairment and Voting.......................................     31
               4.43.2.    Distributions...............................................     31
       4.44.   Treatment of Class FAUL-1--Other Priority Claims Against FLAG Atlantic
               USA Limited............................................................     31
               4.44.1.    Impairment and Voting.......................................     31
               4.44.2.    Distributions...............................................     31
       4.45.   Treatment of Class FAUL-2--Secured Claims Against FLAG Atlantic
               USA Limited (Other than the FLAG Atlantic Banks Claim).................     31
               4.45.1.    Impairment and Voting.......................................     31
               4.45.2.    Distributions...............................................     31
       4.46.   Treatment of Class FAUL-3--Secondary Liability Claims of FLAG
               Atlantic Banks.........................................................     31
               4.46.1.    Impairment and Voting.......................................     31
               4.46.2.    Distributions...............................................     32
               Treatment of Class FAUL-4--General Unsecured Claims Against FLAG
       4.47.   Atlantic
               USA Limited............................................................
                                                                                           32
               4.47.1.    Impairment and Voting.......................................     32
               4.47.2.    Distributions...............................................     32
       4.48.   Treatment of Class FAUL-5--Interests in FLAG Atlantic USA Limited......     32
               4.48.1.    Impairment and Voting.......................................     32
               4.48.2.    Distributions...............................................     32
       4.49.   No Duplication of Claims or Distributions..............................     32

V.     PROVISIONS REGARDING VOTING, EFFECT OF REJECTION BY IMPAIRED
       CLASSES, AND CONSEQUENCES OF NONCONFIRMABILITY.................................     32

       5.1.    Voting Rights..........................................................     32
       5.2.    Controversy Regarding Impairment.......................................     32
       5.3.    Acceptance Requirements................................................     32
       5.4.    Nonconsensual Confirmation.............................................     33
       5.5.    Nonconfirmability......................................................     33

VI.    EXECUTORY CONTRACTS AND UNEXPIRED LEASES.......................................     33

       6.1.    Assumption of Contracts and Leases.....................................     33
       6.2.    Rejection of Certain Specified Contracts and Leases....................     33
       6.3.    Insurance Policies.....................................................     33
       6.4.    D & O Indemnification Obligations......................................     33
       6.5.    Cure of Defaults.......................................................     34
       6.6.    Rejection Claims.......................................................     34
               Special Provisions Regarding Executive Employment Agreements and
       6.7.    Executive
               Retention Plans........................................................
                                                                                           34

VII.   MEANS OF IMPLEMENTATION OF THE PLAN............................................     36

       7.1.    Funding of Plan........................................................     36
       7.2.    Formation of New Holdco................................................     36
       7.3.    Transfer of All Assets from FLAG Holdco to New Holdco Free and Clear of
               Liens..................................................................     36

                                                                                          PAGE
                                                                                        --------
               Transfer of FLAG Atlantic Holdings and Limited Assets and Certain Cash
       7.4.    to
               New Holdco; Transfer of FLAG Atlantic USA Limited Assets to
               FLAG Telecom USA Limited; Release of FLAG Atlantic Banks'
               Claims and Liens.......................................................
                                                                                           37
       7.5.    Issuance of New Holdco Common Shares and FLAG Holdco Bondholder Notes..     37
               7.5.1.     Issuance of New Holdco Common Shares........................     37
               7.5.2.     Issuance of FLAG Holdco Bondholder Notes....................     38
               7.5.3.     Listing of New Holdco Common Shares.........................     38
               7.5.4.     Bermuda Reorganization Reserve..............................     38
       7.6.    Issuance and Exchange of Replacement FLAG Limited Common Shares........     38
       7.7.    Post Effective-Date Management.........................................     39
               7.7.1.     Reorganized Debtors (Other than FLAG Holdco and the FLAG
                          Atlantic Debtors)...........................................     39
               7.7.2.     FLAG Holdco.................................................     39
               7.7.3.     FLAG Atlantic Debtors.......................................     39
               7.7.4.     New Holdco..................................................     41
       7.8.    The FLAG Atlantic Net Avoidance Recoveries.............................     41
               7.8.1.     Rights to Prosecute.........................................     41
               7.8.2.     The FLAG Atlantic Segregated Recovery Account...............     42
               7.8.3.     Repayment of the FLAG Atlantic Segregated Recovery Account
                          Initial Deposit.............................................     42
               7.8.4.     Distributions of the FLAG Atlantic Net Avoidance Action
                          Recoveries..................................................     42
       7.9.    Eventual Wind Down and Liquidation of the FLAG Atlantic Debtors........     42
               7.9.1.     FLAG Atlantic USA Limited...................................     42
               7.9.2.     FLAG Atlantic Holdings Limited and FLAG Atlantic Limited....     43
       7.10.   Method of Distributions Under the Plan.................................     43
               7.10.1.    In General..................................................     43
               7.10.2.    Delivery of Distributions...................................     43
               7.10.3.    Timing of Distributions.....................................     43
               7.10.4.    Distributions of Cash.......................................     43
               7.10.5.    Minimum Cash Distributions..................................     43
               7.10.6.    Unclaimed Distributions.....................................     43
               7.10.7.    Withholding and Reporting Requirements......................     43
               7.10.8.    Set off Rights..............................................     43
       7.11.   Disputed Claims and Disputed Interests.................................     44
               7.11.1.    Right to Object to Claims...................................     44
               7.11.2.    Process for Disputing Claims................................     44
               7.11.3.    Deadline for Asserting Disputes.............................     44
               7.11.4.    Distributions Relating to Disputed Claims...................     44
               7.11.5.    Estimation of Disputed Claims and Disputed Interests........     44
               7.11.6.    Disposition of the FLAG Atlantic Disputed Claims Reserve and
                          the
                          FLAG Holdco Disputed Claims Reserve.........................     44
       7.12.   Merger Rights..........................................................     45
       7.13.   Surrender of Instruments, Securities and Other Documentation...........     45
       7.14.   Retention of Causes of Action; Release of FLAG Holdco Avoidance
               Actions................................................................     45
       7.15.   Ratification and Adoption of Executive Retention Plans and Employment
               and Indemnity Agreement................................................     45
       7.16.   Intercompany Claims....................................................     45
       7.17.   Claims Against Multiple Debtors........................................     46
       7.18.   Issuance of the Blackstone Note and the Houlihan Note..................     46

                                                                                          PAGE
                                                                                        --------
               7.18.1.    Blackstone..................................................     46
               7.18.2.    Houlihan....................................................     46
       7.19.   Exchange Rate for FLAG Holdco Bondholder Claims........................     47

VIII.  EFFECT OF CONFIRMATION OF PLAN.................................................     47

       8.1.    Revesting of Assets....................................................     47
       8.2.    Discharge of Debtors...................................................     47
       8.3.    Injunction Related to the Discharge....................................     47
       8.4.    Releases...............................................................     48
               8.4.1.     Releases by the Debtors and Non-Debtor Affiliates...........     48
               8.4.2.     Releases by Certain Parties.................................     48
               8.4.3.     Exclusions and Clarifications with Respect to Releases......     49
               8.4.4.     Option to Release Claims Against Directors and Officers.....     49
               8.4.5.     Injunction Related to Releases..............................     49
               8.4.6.     Further Provisions with Respect to Insurance Policies.......     49
       8.5.    Release of Liens.......................................................     49
       8.6.    Term of Bankruptcy Injunction or Stays.................................     50
       8.7.    Binding Effect.........................................................     50

IX.    EFFECTIVENESS OF THE PLAN......................................................     50

       9.1.    Conditions Precedent...................................................     50
       9.2.    Effect of Failure of Conditions........................................     50
       9.3.    Waiver of Conditions...................................................     50

X.     RETENTION OF JURISDICTION......................................................     51

       10.1.   Bankruptcy Court.......................................................     51
       10.2.   No Limitation on Bermuda Court.........................................     51

XI.    MISCELLANEOUS PROVISIONS.......................................................     51

       11.1.   Plan Supplement........................................................     51
       11.2.   Authorization of Effectuating Documents and Further Transactions.......     52
       11.3.   Exemption from Transfer Taxes..........................................     52
       11.4.   Statutory Fees.........................................................     52
       11.5.   Termination of Creditors' Committee....................................     52
       11.6.   Employment and Payment of Debtors' Professionals After Effective
               Date...................................................................     52
       11.7.   Release and Exculpation with Respect to Actions Related to Plan and
               Chapter 11 Cases.......................................................     52
       11.8.   Amendment or Modification of Plan......................................     53
       11.9.   Severability...........................................................     53
       11.10.  Revocation or Withdrawal of Plan.......................................     53
       11.11.  Governing Law..........................................................     53
       11.12.  Notices................................................................     53
       11.13.  Effect on Termsheet Agreements with Alcatel, CIENA, and REACH..........     54
       11.14.  Special Provisions Regarding the Continuance of Retiree Benefits.......     54
       11.15.  Direction to Parties...................................................     54

    FLAG Telecom Holdings Limited, FLAG Limited, FLAG Pacific USA Limited, FLAG Telecom Group Services Limited, FLAG Telecom Limited, FLAG Telecom USA Ltd., FLAG Asia Limited, FLAG Atlantic Holdings Limited, FLAG Atlantic Limited, and FLAG Atlantic USA Limited (collectively, the "Debtors"), jointly propose the following plan of reorganization (the "Plan") pursuant to section 1121(a) of title 11 of the United States Code:

    For a discussion of the Debtors' history, business, properties, key contracts, and future business plans, creditors and shareholders of the Debtors should consult the Third Amended and Restated Disclosure Statement with Respect to Third Amended and Restated Joint Plan of Reorganization of Debtors Under Chapter 11 of the Bankruptcy Code, dated August 8, 2002 (the "Disclosure Statement"). All creditors and shareholders are encouraged to consult the Disclosure Statement and to read the Plan carefully before voting to accept or reject the Plan.

    NO SOLICITATION MATERIALS, OTHER THAN THE DISCLOSURE STATEMENT AND RELATED MATERIALS TRANSMITTED THEREWITH AND APPROVED BY THE BANKRUPTCY COURT, HAVE BEEN AUTHORIZED BY THE BANKRUPTCY COURT FOR USE IN SOLICITING ACCEPTANCE OR REJECTION OF THE PLAN.

                                       I.

                     DEFINITIONS AND CONSTRUCTION OF TERMS

    1.1. DEFINITIONS. As used herein, the following terms have the respective meanings specified below, unless the context otherwise requires:

        1.1.1. ACCOUNT shall have the meaning given to it in section 9-102(b) of the Uniform Commercial Code, as adopted by the State of New York effective July 1, 2001.

        1.1.2. AD HOC FLAG HOLDCO BONDHOLDERS' COMMITTEE means the informal committee comprised of certain FLAG Holdco Bondholders.

        1.1.3. ADMINISTRATIVE EXPENSE CLAIM means any Claim against the Debtors under sections 503(b), 507(b), or 1114(e) of the Bankruptcy Code, including claims for (a) any actual and necessary expenses of preserving the Debtors' estates, (b) any actual and necessary expenses of operating the Debtors' business during the pendency of the Chapter 11 Cases, (c) all compensation or reimbursement of expenses allowed by the Bankruptcy Court under section 328, 330 or 503 of the Bankruptcy Code, or by Final Order of the Bankruptcy Court, (d) the costs of curing defaults under leases and executory contracts assumed under the Plan, and (e) severance payable under the terms of the Executive Employment Agreements (as amended by the terms hereof) as a result of a termination of the employment during the pendency of the Chapter 11 Cases of an Executive who is party to any such Executive Employment Agreement.

        1.1.4. ADMINISTRATIVE BAR DATE means the thirtieth (30th) day after the Effective Date.

        1.1.5. ALCATEL means, collectively, Alcatel Submarine Networks, Alcatel Submarine Networks SA, Alcatel Submarine Networks Inc, Alcatel Submarine Networks Limited, Alcatel Italia S.p.A, Alcatel Espana, S.A., Alcatel CIT S.A., Alcatel Telecom U.K. Ltd., and Alcatel U.K. Ltd.

        1.1.6. ALCATEL AND REACH COLLATERAL means one fiber pair and related equipment and rights on the FLAG North Asian Loop in which FLAG Asia Limited has an ownership interest, which is to be pledged to secure debt obligations to Alcatel and REACH.

        1.1.7. ALLOWED means an Allowed Claim or an Allowed Interest in a particular Class or specified category.

        1.1.8.  ALLOWED CLAIM means:

           (a) a Claim against a Debtor, that has been or hereafter is listed by a Debtor in its Schedules (as such Schedules may be amended from time to time) as liquidated in amount and not disputed or contingent as to liability, as to which no Objection has been filed prior to the Effective Date;

           (b) a Claim against a Debtor, proof of which was filed on or before the Bar Date (or deemed timely filed pursuant to Bankruptcy
       Rule 3003(c)(3)), to the extent that such proof of Claim asserts liability against a Debtor in an amount which exceeds the amount for such Claim listed by a Debtor in its Schedules (as such Schedules may be amended from time to time) as liquidated in amount and not disputed or contingent as to liability or security for such Claim which is not reflected in the Schedules (as such Schedules may be amended from time to time), as to which no Objection has been timely filed; or

           (c) any other Claim against a Debtor, to the extent that such Claim has been allowed (i) by a Final Order; or (ii) pursuant to the express terms of the Plan.

        1.1.9. ALLOWED INTEREST means an Interest that (a) was registered or listed as of the Distribution Date in a stock register that is maintained by or on behalf of a Debtor and (b) either (i) has not been the subject of any Objection or (ii) has been allowed (A) by a Final Order or (B) pursuant to the express terms of the Plan.

        1.1.10. AVOIDANCE ACTION means any action other than those expressly released under the Plan or pursuant to a Final Order of the Bankruptcy Court prior to the Effective Date which is filed or which may be filed pursuant to the provisions of sections 544, 545, 547, 548, 549, 550, and/or 553(b) of the Bankruptcy Code, any actions based on applicable nonbankruptcy law that may be incorporated or brought under the foregoing sections of the Bankruptcy Code, or any other similar action or proceeding filed to recover property for or on behalf of the Estates or to avoid a lien or transfer.

        1.1.11. BANKRUPTCY CODE means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

        1.1.12. BANKRUPTCY COURT means the United States District Court for the Southern District of New York, having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made under section 157 of title 28 of the United States Code, the unit of such District Court under section 151 of title 28 of the United States Code.

        1.1.13. BANKRUPTCY RULES means the Federal Rules of Bankruptcy Procedure, as amended from time to time, as applicable to the Chapter 11 Cases, including the local rules and general orders of the Bankruptcy Court.

        1.1.14. BAR DATE means the applicable deadline by which a proof of Claim, proof of Interest or motion for allowance of Claim must have been or must be filed, as established by the Plan or an order of the Bankruptcy Court, including, but not limited to, the Bar Date Order and the Confirmation Order. The term "Bar Date" shall include any applicable deadline for filing (i) Administrative Expense Claims, including Claims for Professional Fees, or (ii) Claims arising from rejection of executory contracts and unexpired leases.

        1.1.15. BAR DATE ORDER means an order or orders entered or to be entered by the Bankruptcy Court setting procedures and a deadline for the filing of proofs of Claim, and, if appropriate, proofs of Interest.

        1.1.16. BARCLAYS means Barclays Bank plc, solely in its capacity as the Administrative Agent for the FLAG Atlantic Banks under the FLAG Atlantic Limited Credit Agreement.

        1.1.17.  BERMUDA COURT means the Supreme Court of Bermuda.

        1.1.18. BERMUDA PRIORITY CLAIMS means those claims entitled to priority distribution under the Bermuda Schemes or in the liquidation of FLAG Holdco, FLAG Atlantic Holdings Limited, and FLAG Atlantic Limited by reason of security, statutory preference, or other rule of law applicable thereto, but shall not include any claim to the extent that it is to be paid under the Plan.

        1.1.19. BERMUDA PROVISIONAL LIQUIDATORS means Richard Heis and Chris Laverty of KPMG LLP in England and Robert D. Steinhoff of KPMG LLP in Bermuda, in their capacity as the Joint Provisional Liquidators appointed in the Bermuda Proceedings. The term Bermuda Provisional Liquidators shall also include any liquidators subsequently appointed in the Bermuda Proceedings and any liquidators or other officeholders appointed over FLAG Atlantic Holdings Limited.

        1.1.20. BERMUDA PROCEEDINGS means the winding up proceedings initiated by FLAG Holdco, FLAG Limited, and FLAG Atlantic Limited on April 19, 2002, as Case Nos. 150, 151, and 152 of 2002, and by FLAG Asia Limited on
    April 30, 2002, as Case No 167 of 2002, in the Bermuda Court.

        1.1.21. BERMUDA REORGANIZATION RESERVE means an amount equal to the total of the Bermuda Priority Claims and the amount established by the Bermuda Provisional Liquidators as reasonably required to complete the orderly winding up and liquidation or exit from provisional liquidation of
    (a) the companies subject to the Bermuda Proceedings; and (b) FLAG Atlantic Holdings Limited, including both incurred and estimated costs relating to the Bermuda Proceedings, the Bermuda Schemes and any proceedings relating to FLAG Atlantic Holdings Limited. The reserve shall be treated as a single reserve held in trust by the Bermuda Provisional Liquidators (and any successors thereto) for the purposes only of paying the amounts set out herein and otherwise in resulting trust for the benefit of New Holdco.

        1.1.22. BERMUDA SCHEMES means the creditors' schemes of arrangement between FLAG Holdco and FLAG Limited and their scheme creditors submitted in connection with the Bermuda Proceedings.

        1.1.23.  BLACKSTONE means The Blackstone Group.

        1.1.24. BLACKSTONE NOTE means the promissory note and related security documents to be issued to Blackstone pursuant to Section 7.18.1 as partial compensation for its services as financial advisors to the Debtors in the Chapter 11 Cases.

        1.1.25. BUSINESS DAY means any day, other than a Saturday, Sunday or legal holiday, as such term is defined in Bankruptcy Rule 9006(a), that is a business day under the terms of the Bermuda Schemes.

        1.1.26. CASH or $ means the legal tender of the United States of America and equivalents thereof.

        1.1.27. CHANGE IN CONTROL means the occurrence of one or more of the following events after the Effective Date and other than as contemplated in the Plan:

           (a) any "person" or "group" is or becomes the "beneficial owner" (as such terms are used in Rule 13d-3 promulgated under the Security Exchange Act of 1934, as amended, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 51% or more of the New Holdco Common Shares (measured by voting power rather than number of shares); or

           (b) New Holdco consolidates or merges with or into any other Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets and the assets of New Holdco's direct and indirect subsidiaries (on a consolidated basis) to any other Person, in either one transaction or a series of related transactions which occur within six months, other than a consolidation or merger or disposition of assets: (i) of or by the New Holdco into or to a 100% owned subsidiary of New Holdco, or (ii) pursuant to a transaction in which the outstanding New Holdco Common Shares are changed into or exchanged for securities or other property with the effect that the beneficial owners of the outstanding New Holdco Common Shares immediately prior to such transaction, beneficially own, directly or indirectly, at least a majority of the New Holdco Common Shares (measured by voting power rather than number of shares) of the surviving corporation or the Person to whom New Holdco's assets are transferred immediately following such transaction.

        1.1.28. CHAPTER 11 CASES means the cases under chapter 11 of the Bankruptcy Code commenced by the Debtors and currently pending in the Bankruptcy Court as Jointly Administered Chapter 11 Case Nos. 02-11732 through 02-11736 and 02-11975 through 02-11979 (ALG).

        1.1.29.  CIENA means CIENA Corporation.

        1.1.30. CLAIM means a "claim," as defined in section 101(5) of the Bankruptcy Code, against any Debtor or any Estate whether or not asserted.

        1.1.31.  CLASS means a category of Claims or Interests, as classified in
    Article III.

        1.1.32. COMMENCEMENT DATE means (a) April 12, 2002, with respect to FLAG Holdco, FLAG Atlantic Limited, FLAG Atlantic Holdings Limited, FLAG Limited, FLAG Pacific USA Limited, and (b) April 23, 2002, with respect to FLAG Telecom Group Services Limited, FLAG Telecom Limited, FLAG Telecom USA Ltd., FLAG Asia Limited, and FLAG Atlantic USA Limited.

        1.1.33. CONFIRMATION DATE means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

        1.1.34. CONFIRMATION HEARING means the hearing held by the Bankruptcy Court to consider confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

        1.1.35. CONFIRMATION HEARING DATE means the day on which the Confirmation Hearing is first commenced.

        1.1.36. CONFIRMATION ORDER means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

        1.1.37. CORPORATE DOCUMENTS means, with respect to each of the Debtors, the certificate of incorporation, formation or registration, articles of incorporation or association, memorandum of

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    association, memorandum of continuance, charter, by-laws, and any other similar agreements, instruments or documents constituting the organization or formation of each of the Debtors.

        1.1.38.  CREDITOR means the holder of a Claim.

        1.1.39. CREDITORS' COMMITTEE means the official committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code, as the same may be reconstituted from time to time by action of the U.S. Trustee or order of the Bankruptcy Court.

        1.1.40. DEBTORS means one or more of FLAG Holdco, FLAG Limited, a company organized under the laws of Bermuda, FLAG Pacific USA Limited, a corporation organized under the laws of the State of Delaware, FLAG Telecom Group Services Limited, a company organized under the laws of Bermuda, FLAG Telecom Limited, a company organized under the laws of the United Kingdom, FLAG Telecom USA Ltd., a corporation organized under the laws of the State of Delaware, FLAG Asia Limited, a company organized under the laws of Bermuda, FLAG Atlantic Holdings Limited, a company organized under the laws of Bermuda, FLAG Atlantic Limited, a company organized under the laws of Bermuda, and FLAG Atlantic USA Limited, a corporation organized under the laws of the State of Delaware, in their capacities as prepetition, postpetition or postconfirmation debtors and as singular, consolidated, merged or reorganized entities, depending upon the context.

        1.1.41. DISCLOSURE STATEMENT has the meaning given to it in the preamble.

        1.1.42.  DISPUTED CLAIM means a Claim that (a) is not Allowed and
    (b) has not been disallowed or otherwise expunged by a Final Order.

        1.1.43. DISPUTED INTEREST means an Interest that is asserted in a kind or amount that is inconsistent with the kind or amount reflected on the books and records of the Debtors, and as to which the existence and validity has not been determined, resolved or adjudicated by a Final Order or by an agreement executed by the Debtors and the holder of the asserted Interest.

        1.1.44. DISTRIBUTION DATE, when used with respect to each Claim and Interest, means as soon as practicable after (a) the Effective Date, or
    (b) solely with respect to Disputed Claims and Disputed Interests as of the Effective Date, thirty (30) days after the date upon which the Claim or Interest becomes an Allowed Claim or Allowed Interest.

        1.1.45. EFFECTIVE DATE means the first Business Day after the date on which the conditions specified in Section 9.1 have been satisfied or waived by the Debtors, and on which date the Debtors shall file a notice of occurrence of Effective Date.

        1.1.46. ESTATE means the legal entity administering the property of a Debtor, in its capacity as a debtor in possession, between the Commencement Date and the Effective Date, created pursuant to section 541 of the Bankruptcy Code.

        1.1.47. EXECUTIVE EMPLOYMENT AGREEMENTS means the Employment Agreements between FLAG Holdco and/or FLAG Telecom Limited and each of the Executives, each as amended pursuant to amendment approved by the board of directors of FLAG Holdco on April 4, 2002.

        1.1.48. EXECUTIVE RETENTION PLANS means the Key Executive Retention Programme and the CEO Retention Programme approved by the board of directors of FLAG Holdco on April 4, 2002.

        1.1.49. EXECUTIVE TERM SHEET means the term sheet, dated August 5, 2002, concerning compensation, indemnity and other matters applicable to the Executives.

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        1.1.50.  EXECUTIVES mean Andres Bande, Michel Cayouette, John Draheim,
    Andrew Evans, Mehrdad Mansourpour, Edward McCormack, Adnan Omar, Kees van Ophem, and Scott Rowswell.

        1.1.51. FINAL ORDER means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, administrative agency or other tribunal, as entered on the docket in any Chapter 11 Case or such other court or body, (a) which has not been reversed, stayed, modified or amended, and as to which the time to appeal, seek certiorari or move for reargument or rehearing has expired, and no appeal, petition for certiorari, or motion for reargument or rehearing has been timely taken, or (b) as to which any appeal has been taken, any petition for certiorari or motion for reargument or rehearing has been filed, and such appeal, petition or motion has been conclusively withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari, reargument or rehearing was sought.

        1.1.52.  FINAL RESOLUTION means entry of a Final Order either
    (a) resolving the dispute at issue or (b) approving a settlement of such dispute under Bankruptcy Rule 9019(a).

        1.1.53. FLAG ATLANTIC BANKS means the lenders under the FLAG Atlantic Limited Credit Agreement.

        1.1.54. FLAG ATLANTIC BANKS CLAIM means any and all Claims, whether or not they are Secured Claims, of the FLAG Atlantic Banks against any of the FLAG Atlantic Debtors, including any such Claims arising out of or relating to the FLAG Atlantic Limited Credit Agreement.

        1.1.55. FLAG ATLANTIC DEBTORS means FLAG Atlantic Holdings Limited, FLAG Atlantic Limited, and FLAG Atlantic USA Limited.

        1.1.56. FLAG ATLANTIC DISPUTED CLAIMS RESERVE means the amount necessary to pay in full all asserted Claims against the FLAG Atlantic Debtors in Classes FAHL-1, FAHL-2, FAL-1, FAL-2, FAUL-1, and FAUL-2 that are Disputed Claims as of the Effective Date.

        1.1.57. FLAG ATLANTIC HOLDINGS ASSETS means any and all property of the Estate of FLAG Atlantic Holdings Limited pursuant to section 541 of the Bankruptcy Code, including any and all rights under executory contracts or unexpired leases assumed by FLAG Atlantic Holdings Limited under section 365 of the Bankruptcy Code, after making all payments required of FLAG Atlantic Holdings Limited on the Effective Date, but shall not include
    (a) any rights under executory contracts or unexpired leases which are rejected by FLAG Atlantic Holdings Limited pursuant to section 365 of the Bankruptcy Code; (b) any Avoidance Actions; (c) the FLAG Atlantic Segregated Recovery Account Initial Deposit; (d) the FLAG Atlantic Disputed Claims Reserve; or (e) the right to receive payment on account of any Intercompany Claims.

        1.1.58. FLAG ATLANTIC LIMITED ASSETS means any and all property of the Estate of FLAG Atlantic Limited pursuant to section 541 of the Bankruptcy Code, including any and all rights under executory contracts or unexpired leases assumed by FLAG Atlantic Limited under section 365 of the Bankruptcy Code, after making all payments required of FLAG Atlantic Limited on the Effective Date, but shall not include (a) any rights under executory contracts or unexpired leases which are rejected by FLAG Atlantic Limited pursuant to section 365 of the Bankruptcy Code; (b) any Avoidance Actions;
    (c) the FLAG Atlantic Segregated Recovery Account Initial Deposit; (d) the FLAG Atlantic Disputed Claims Reserve; or (e) the right to receive payment on account of any Intercompany Claims.

        1.1.59. FLAG ATLANTIC LIMITED CREDIT AGREEMENT means the Credit Agreement dated as of October 8, 1999 (as the same has been or may be from time to time amended, modified, supplemented or restated) between FLAG Atlantic Limited, as Borrower, and Barclays, as the

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    Administrative Agent, Dresdner Bank AG, New York Branch, as the
    Documentation Agent, Westdeutsche Landesbank Girozentrale, New York Branch, as the Syndication Agent, Barclays Bank plc and the other Lenders listed therein, as Lenders, and Barclays Capital, as the Lead Arranger.

        1.1.60. FLAG ATLANTIC NET AVOIDANCE RECOVERIES means the recoveries, if any, obtained on account of the Avoidance Actions belonging to the Estates of any of the FLAG Atlantic Debtors after deducting the actual costs and attorneys' fees incurred in connection with pursuing such Avoidance Actions (which costs shall be borne equally by each of the FLAG Atlantic Debtors) and the repayment of the FLAG Atlantic Segregated Recovery Account Initial Deposit.

        1.1.61. FLAG ATLANTIC SEGREGATED RECOVERY ACCOUNT means the segregated interest-bearing bank account to be established by the Reorganized FLAG Atlantic Debtors pursuant to Section 7.8.2.

        1.1.62. FLAG ATLANTIC SEGREGATED RECOVERY ACCOUNT INITIAL DEPOSIT means the sum of One Hundred Thousand Dollars ($100,000) which shall be provided to the FLAG Atlantic Debtors by New Holdco, and which shall be held in trust by the FLAG Atlantic Debtors and deposited into the FLAG Atlantic Segregated Recovery Account on the Effective Date or as soon thereafter as practical for use in carrying out the terms of the Plan.

        1.1.63. FLAG ATLANTIC USA LIMITED ASSETS means any and all property of the Estate of FLAG Atlantic USA Limited pursuant to section 541 of the Bankruptcy Code, including any and all rights under executory contracts or unexpired leases assumed by any of FLAG Atlantic USA Limited under section 365 of the Bankruptcy Code, after making all payments required of FLAG Atlantic USA Limited on the Effective Date, but shall not include
    (a) any rights under executory contracts or unexpired leases which are rejected by FLAG Atlantic USA Limited pursuant to section 365 of the Bankruptcy Code; (b) any Avoidance Actions; (c) the FLAG Atlantic Segregated Recovery Account Initial Deposit; (d) the FLAG Atlantic Disputed Claims Reserve; or (e) the right to receive payment on account of any Intercompany Claims.

        1.1.64. FLAG HOLDCO means FLAG Telecom Holdings Limited, a company organized under the laws of Bermuda.

        1.1.65. FLAG HOLDCO ASSETS means any and all property of the Estate of FLAG Holdco pursuant to section 541 of the Bankruptcy Code, including any and all rights under executory contracts or unexpired leases assumed by FLAG Holdco under section 365 of the Bankruptcy Code, after making all payments required of FLAG Holdco on the Effective Date, but shall not include
    (a) any rights under executory contracts or unexpired leases which are rejected by FLAG Holdco pursuant to section 365 of the Bankruptcy Code;
    (b) any Avoidance Actions; (c) the FLAG Holdco Disputed Claim Reserve,
    (d) the Bermuda Reorganization Reserve, (e) such other payments as required to be made by FLAG Holdco under the Plan, (f) the shares in FLAG Atlantic Holdings Limited, and (g) the Original FLAG Limited Common Shares.

        1.1.66. FLAG HOLDCO BONDHOLDER means any beneficial owner of FLAG Holdco Bonds.

        1.1.67. FLAG HOLDCO BONDHOLDER CLAIM means the Claim of (a) any FLAG Holdco Bondholder that is based upon or arises from a FLAG Holdco Bond or the FLAG Holdco Indenture, including principal, accrued and unaccrued interest and other charges; and (b) the FLAG Holdco Indenture Trustee under the FLAG Holdco Indenture; PROVIDED, HOWEVER, the defined term shall not include FLAG Holdco Bonds Section 510(b) Claims.

        1.1.68. FLAG HOLDCO BONDHOLDER DISTRIBUTION RECORD DATE means the date and time on which the holders of Allowed FLAG Holdco Bondholder Claims entitled to receive distributions under the Plan are determined, which shall be the Confirmation Hearing Date at 5:00 p.m. Eastern Time.

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
        1.1.69. FLAG HOLDCO BONDHOLDER NOTES means the promissory notes and related security documents to be issued by New Holdco to the FLAG Holdco Indenture Trustee under the New Holdco Indenture on the Effective Date in the original principal amount of Forty-Five Million Dollars ($45,000,000) pursuant to Section 4.4.2.1(c) containing the material terms set forth in
    Section 4.4.3 and otherwise in form and substance acceptable to the Ad Hoc FLAG Holdco Bondholders' Committee in its reasonable discretion.

        1.1.70. FLAG HOLDCO BONDS means any of the 11 5/8% Senior Dollar Notes Due 2010 and/or any of the 11 5/8% Senior Euro Notes Due 2010.

        1.1.71.  FLAG HOLDCO BONDS SECTION 510(B) CLAIMS means any and all
    Section 510(b) Claims arising out of, or related to, the purchase or sale of FLAG Holdco Bonds, including such Claims asserted by former holders of FLAG Holdco Bonds, but shall not include FLAG Holdco Bondholder Claims.

        1.1.72. FLAG HOLDCO DISPUTED CLAIMS RESERVE means the amount necessary to pay all asserted Claims against FLAG Holdco that are Disputed Claims as of the Effective Date.

        1.1.73. FLAG HOLDCO INDENTURE means the Indenture(s) dated March 17, 2000 (as the same has been or may be from time to time amended, modified, supplemented or restated) between FLAG Holdco and the FLAG Holdco Indenture Trustee relating to the FLAG Holdco Bonds.

        1.1.74.  FLAG HOLDCO INDENTURE TRUSTEE means The Bank of New York.

        1.1.75.  FLAG HOLDCO OTHER SECTION 510(B) CLAIMS means any and all
    Section 510(b) Claims arising out of, or related to, the purchase or sale of any Security of FLAG Holdco other than the FLAG Holdco Bonds.

        1.1.76. FLAG LIMITED BANKS means the lenders under the FLAG Limited Credit Agreement.

        1.1.77. FLAG LIMITED BONDHOLDER means any beneficial holder of FLAG Limited Bonds.

        1.1.78. FLAG LIMITED BONDHOLDER CLAIM means the Claim of (a) any FLAG Limited Bondholder that is based upon or arises from a FLAG Limited Bond or the FLAG Limited Indenture, including principal, accrued and unaccrued interest and other charges; and (b) the FLAG Limited Indenture Trustee under the FLAG Limited Indenture; PROVIDED, HOWEVER, the defined term shall not include FLAG Limited Bonds Section 510(b) Claims.

        1.1.79. FLAG LIMITED BONDHOLDER DISTRIBUTION RECORD DATE means the date and time on which the holders of Allowed FLAG Limited Bondholder Claims entitled to receive distributions under the Plan are determined, which shall be the Confirmation Hearing Date at 5:00 p.m. Eastern Time.

        1.1.80. FLAG LIMITED BONDS means any of the 8 1/4% Senior Notes Due 2008, issued under the FLAG Limited Indenture.

        1.1.81.  FLAG LIMITED BONDS SECTION 510(B) CLAIMS means any and all
    Section 510(b) Claims arising out of, or related to, the purchase or sale of FLAG Limited Bonds, including such Claims asserted by former holders of FLAG Limited Bonds, but shall not include FLAG Limited Bondholder Claims.

        1.1.82. FLAG LIMITED CREDIT AGREEMENT means the Amended and Restated Credit Agreement, dated as of February 16, 2000 (as the same has been or may be from time to time amended, modified, supplemented or restated), among FLAG Limited, the Term Lenders thereto, the

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    Revolving Credit Lenders thereto, Barclays Capital, Dresdner Bank AG (New
    York and Grand Cayman Branches), Barclays Bank plc, and International Trust Company of Bermuda Limited.

        1.1.83. FLAG LIMITED INDENTURE means the Indenture dated January 30, 1998 (as the same has been or may be from time to time amended, modified, supplemented or restated) between FLAG Limited and the FLAG Limited Indenture Trustee relating to the FLAG Limited Bonds.

        1.1.84.  FLAG LIMITED INDENTURE TRUSTEE means HSBC Bank USA.

        1.1.85. FULLY DILUTED BASIS means, with respect to the calculation of a percentage of stock ownership at any date, such calculation performed giving effect to all actual issuances of stock pursuant to the Plan, whether on or after the Effective Date, but not giving effect to (a) any post-Effective Date issuance of stock not expressly contemplated and required by the Plan; or (b) specifically with respect to the New Holdco Common Shares, any options that may be issued to employees or directors of New Holdco or any of the Reorganized Debtors after the Effective Date pursuant to applicable law up to an amount not to exceed 10% of the otherwise outstanding New Holdco Common Shares.

        1.1.86. GENERAL UNSECURED CLAIM means a Claim that is not a Secured Claim, an Administrative Expense Claim, an Other Priority Claim, a Priority Tax Claim, a Bermuda Priority Claim, a Section 510(b) Claim, a FLAG Holdco Bondholder Claim, or a FLAG Limited Bondholder Claim.

        1.1.87.  HOULIHAN means Houlihan Lokey Howard & Zukin Capital.

        1.1.88. HOULIHAN NOTE means the promissory note and related security documents to be issued to Houlihan pursuant to Section 7.18.2 as partial compensation for its services as financial advisors to the Creditors' Committee in the Chapter 11 Cases.

        1.1.89. INTERCOMPANY CLAIM means any Claim by any Debtor or Non-Debtor Affiliate against a Debtor.

        1.1.90. INTEREST means the rights of the holders of shares of equity securities of any Debtor authorized, issued and outstanding as of the Commencement Date, or any options, warrants and any rights of conversion or exchange with respect to equity securities of any Debtor.

        1.1.91. KASOWITZ means Kasowitz, Benson, Torres & Friedman LLP, legal counsel for the Ad Hoc FLAG Holdco Bondholders' Committee.

        1.1.92. KASOWITZ PERFORMANCE FEE means the performance fee agreed upon between Kasowitz and the Ad Hoc FLAG Holdco Bondholders' Committee in the amount of Two Million Four Hundred and Fifty Thousand Dollars ($2,450,000).

        1.1.93. LIEN has the meaning set forth in section 101(37) of the Bankruptcy Code; PROVIDED, HOWEVER, that a lien avoided in accordance with sections 544, 545, 547, 548 or 549 of the Bankruptcy Code shall not constitute a Lien.

        1.1.94. LIQUIDATION means (a) the sale of all or substantially all of the assets of New Holdco and its direct and indirect subsidiaries (on a consolidated basis) to any other Person, in either one sale or a series of related transactions which occur within six months, which occurs after or in connection with the cessation of all material business operations; or
    (b) the commencement of a case by or against New Holdco, or its successor, under the Bankruptcy Code, Bermuda law, or any insolvency-type proceeding in any jurisdiction.

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
        1.1.95. NEW HOLDCO means the corporation or other legal entity that will be created and come into existence under the laws of Bermuda on the Effective Date under Section 7.2 and pursuant to the formation documents to be included in the Plan Supplement.

        1.1.96. NEW HOLDCO COMMON SHARES means the fully paid and non-assessable common shares of New Holdco to be issued on the Effective Date pursuant to Section 7.5 to certain Creditors specified in the Plan.

        1.1.97. NEW HOLDCO INDENTURE means the indenture dated as of the Effective Date by and between New Holdco and the FLAG Holdco Indenture Trustee which shall be provided in the Plan Supplement and shall be in form and substance acceptable to the Ad Hoc FLAG Holdco Bondholders' Committee, in its reasonable discretion.

        1.1.98. NON-DEBTOR AFFILIATES means FLAG Acquisition No. 1 Corporation, FLAG Pacific Holdings Limited, FLAG Pacific Limited, FLAG Pacific Canada Limited, FLAG Pacific Japan Limited, FLAG Telecom Singapore Pte. Limited, FLAG Telecom Development Limited, FLAG Telecom Development Services Company LLC, FLAG Access India Private Ltd., FLAGWEB Limited, FLAG Telecom Network Services Limited, FLAG Telecom Ireland Limited, FLAG Telecom Japan Limited, FLAG Telecom Espana SA, FLAG Telecom Serizi Italia SpA, FLAG Telecom Ireland Services Limited, FLAG Telecom Servicios S.A. de C.V., FLAG Telecom Argentina SA, FLAG Telecom Brasil Holdings Ltda, FLAG Telecom Brasil Ltda, FLAG Telecom Ireland Network Limited, FLAG Telecom Network USA Limited, FLAG Telecom Deutschland Network GmbH, FLAG Telecom Nederland Network BV, FLAG Telecom Belgium Network SA, FLAG Telecom Switzerland Network AG, FLAG Telecom Austria Network GmbH, FLAG Telecom Norway Network AS, FLAG Telecom France Network SAS, FLAG Telecom Espana Network SAU, FLAG Telecom Global Network Limited, FLAG Telecom Asia Limited, FLAG Telecom France Services Eurl, FLAG Telecom Deutschland GmbH, FLAG Telecom Services Italia Srl (in liquidation) FLAG Telecom Nederland BV, FLAG Telecom Hellas AE, FLAG Telecom Austria GmbH, FLAG Asia Holdings Limited, FLAG Telecom Korea Limited, Seoul Telenet Inc., FLAG Telecom Taiwan Services Limited, FLAG Holdings (Taiwan) Limited, FLAG Telecom Taiwan Limited (in incorporation), FLAG Atlantic UK Limited, and FLAG Atlantic France SARL.

        1.1.99. ORIGINAL FLAG LIMITED COMMON SHARES means the shares issued by FLAG Limited and in existence immediately prior to the Effective Date.

        1.1.100. OTHER PRIORITY CLAIM means a Claim (or portion thereof), if any, entitled to priority under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Expense Claim.

        1.1.101. OBJECTION means an objection to the allowance of a Claim or Interest interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court.

        1.1.102. PARTY IN INTEREST means a Person that has a direct financial interest in the outcome of a particular matter or is an agent or duly authorized representative of a Person that has a direct financial interest in the outcome of a particular matter.

        1.1.103. PERSON means any individual, entity, corporation, partnership, limited liability company, limited liability partnership, joint venture, association, joint stock company, estate, trust, unincorporated association or organization, official committee, AD HOC committee, governmental agency or political subdivision thereof, the United States Trustee, and any successors or assigns of any of the foregoing.

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        1.1.104.  PLAN means this chapter 11 plan of reorganization (including all exhibits and schedules annexed hereto and the documents contained in the Plan Supplement or otherwise delivered in connection herewith), either in its present form or as it may be altered, amended, or modified from time to time.

        1.1.105.  PLAN ADMINISTRATOR means the Person appointed under
    Section 7.7.3.1 to serve as administrator of the Plan with respect to the FLAG Atlantic Debtors, with the rights and duties set forth in
    Section 7.7.3.2.

        1.1.106. PLAN SUPPLEMENT means the volume containing certain implementation documents as provided for in Section 11.1.

        1.1.107. PRIORITY TAX CLAIM means a Claim of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

        1.1.108. PROFESSIONALS means those Persons (a) employed pursuant to an order of the Bankruptcy Court in accordance with sections 327, 328, or 1103 of the Bankruptcy Code and to be compensated for services pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code, for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to section 503(b)(1) of the Bankruptcy Code and/or (b) for which compensation and reimbursement has been allowed by the Bankruptcy Court or is sought pursuant to section 503(b)(4) of the Bankruptcy Code.

        1.1.109. PROFESSIONAL FEES means the fees for professional services rendered and expenses incurred in connection with such services by Professionals.

        1.1.110. PRO RATA SHARE or PRO RATA BASIS means the proportion that the amount of any Claim or Interest in a particular Class bears to the aggregate amount of all Claims or Interests in that Class, as of the date of determination, or, when used with respect to an Allowed Claim or Allowed Interest, the proportion that the amount of any Allowed Claim or Allowed Interest in a particular Class bears to the aggregate amount of all Allowed Claims or Allowed Interests in that Class.

        1.1.111. REACH means REACH Ltd., REACH Cable Networks Limited, and REACH Networks KK (Japan).

        1.1.112. REINSTATED or REINSTATEMENT means rendering a Claim or Interest "unimpaired" within the meaning of section 1124 of the Bankruptcy Code.

        1.1.113. RELEASED PARTIES means each of the FLAG Atlantic Banks, the FLAG Holdco Indenture Trustee, the FLAG Holdco Bondholders, the FLAG Limited Indenture Trustee, the FLAG Limited Bondholders, Alcatel, CIENA, Lucent Technologies Nederland B.V., the FLAG Limited Banks, and the members of the Creditors' Committee in their individual capacities.

        1.1.114. REORGANIZED means, when used with reference to any Debtor, such Debtor on and after the Effective Date.

        1.1.115. REPLACEMENT FLAG LIMITED COMMON SHARES means the fully paid common shares of FLAG Limited to be issued to the FLAG Limited Bondholders on the Effective Date and immediately transferred to New Holdco pursuant to
    Section 7.6.

        1.1.116.  RETIREE BENEFITS means "retiree benefits," as defined in section 1114(a) of the Bankruptcy Code.

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        1.1.117.  SCHEDULES means the Debtors' schedules of assets and liabilities and statements of financial affairs filed in the Chapter 11 Cases, as they may be amended from time to time, filed with the Bankruptcy Court pursuant to section 521 of the Bankruptcy Code.

        1.1.118. SECONDARY LIABILITY CLAIM means a Claim against a Debtor as a guarantor of, or otherwise being jointly, severally, or secondarily liable for, any contractual, tort or other obligation of another Debtor, including any Claim based on: (a) guaranties of collection, payment or performance of an obligation of another Debtor; (b) indemnity bonds, obligations to indemnify or obligations to hold harmless; (c) performance bonds;
    (d) contingent liabilities arising out of contractual obligations or out of undertakings (including any assignment or other transfer) with respect to leases, operating agreements or other similar obligations made or given by a Debtor relating to the obligations or performance of another Debtor;
    (e) vicarious liability; or (f) any other joint or several liability that any Debtor may have in respect of any obligation of another Debtor that is the basis of a Claim.

        1.1.119. SECTION 510(B) CLAIM means any Claim arising from the rescission of a purchase or sale of a Security of any of the Debtors or any of the Non-Debtor Affiliates, for damages arising from the purchase or sale of such a Security, or a Claim for reimbursement or contribution including Claims for indemnification allowed under section 502 of the Bankruptcy Code of any Person on account of such a Claim, which Claim is subject to subordination under section 510(b) of the Bankruptcy Code.

        1.1.120. SECURED CLAIM means any Claim that is (a) secured by a valid, perfected, and enforceable Lien on or against property of a Debtor's Estate, but only to the extent of the value (as agreed to by the holder of such Claim and the Debtor or as determined by a Final Order of the Bankruptcy Court pursuant to section 506(a) of the Bankruptcy Code) of the Claim holder's interest in the Estate's interest in the property securing the Claim or (b) subject to setoff under section 553 of the Bankruptcy Code, but only to the extent of the amount subject to setoff and only if a valid proof of secured claim reflecting the setoff right is filed on or before the Bar Date.

        1.1.121. SECURITY means a "security," as defined in section 101(49) of the Bankruptcy Code.

        1.1.122. SUBCOMMITTEE OF FLAG LIMITED BONDHOLDERS means the subcommittee comprised of the FLAG Limited Bondholders serving on the Creditors' Committee.

        1.1.123. U.S. TRUSTEE means the United States Trustee appointed pursuant to section 581 of title 28 of the United States Code to serve in the Southern District of New York.

        1.1.124.  VOTING DEADLINE means September 20, 2002.

        1.1.125.  VOTING RECORD DATE means August 1, 2002.

    1.2. BANKRUPTCY CODE TERMS. A term used herein that is not defined herein but is defined in the Bankruptcy Code shall have the meaning ascribed to that term in the Bankruptcy Code.

    1.3. ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with United States generally accepted accounting principles applied on a consistent basis.

    1.4. RULES OF CONSTRUCTION. For purposes of the Plan: (a) any reference in the Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (b) any reference in the Plan to an existing exhibit or schedule to the Plan or document referenced therein means such exhibit, schedule or document as it may have been or may be amended, modified or supplemented, (c) unless otherwise specified, all references in the Plan to the Preamble, Articles and Sections are references to the Preamble, Articles and Sections of or to the Plan, (d) the words "herein," "hereof," "hereunder," "hereto" and other words of similar import refer to the Plan in its entirety rather than to a particular portion of the Plan, (e) whenever it appears appropriate from the context, each term stated in the singular or the plural includes the singular and the plural,
(f) whenever it appears appropriate from the context, each pronoun stated in the masculine, feminine or neuter includes the masculine, feminine and neuter,
(g) whenever it appears appropriate from the context, each reference to a Debtor includes the applicable Reorganized Debtor and (h) the rules of construction set forth in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

    1.5. COMPUTATION OF TIME. In computing time prescribed or allowed by the Plan, unless otherwise expressly provided, Bankruptcy Rule 9006(a) applies.

                                      II.

                          TREATMENT OF ADMINISTRATIVE
           EXPENSE CLAIMS AND PRIORITY TAX CLAIMS; PAYMENT OF CERTAIN
                                 STATUTORY FEES

    2.1. ADMINISTRATIVE EXPENSE CLAIMS. Each holder of an Allowed Administrative Expense Claim against any Debtor (other than an Administrative Expense Claim described in Section 2.3) shall receive, at the sole option of the relevant Debtor, (a) payment on the Distribution Date of Cash in an amount equal to the unpaid portion of such Allowed Administrative Expense Claim or (b) such other treatment as to which the relevant Debtor and such Claim holder shall have agreed in writing; PROVIDED, HOWEVER, that Allowed Administrative Expense Claims representing obligations incurred in the ordinary course of business of or assumed by the Debtors shall be paid in full and performed by the Reorganized Debtors in the ordinary course of business in accordance with the terms and conditions of the particular transactions and any agreements relating thereto.

    2.2. BAR DATE FOR FILING ADMINISTRATIVE EXPENSE CLAIMS. The holder of an Administrative Expense Claim (other than an Administrative Expense Claim described in Section 2.3) shall file with the Bankruptcy Court and serve on the Debtors a request for payment of such Claim no later than the Administrative Bar Date. Unless the Debtors object to an Administrative Expense Claim within thirty
(30) days after the Administrative Bar Date, such Administrative Expense Claim shall be deemed to be Allowed in the amount requested. In the event that the Debtors object to an Administrative Expense Claim, the Bankruptcy Court shall determine the Allowed amount of such Administrative Expense Claim. Notwithstanding the foregoing, no request for payment of an Administrative Expense Claim need be filed with respect to an Administrative Expense Claim which is paid or payable by a Debtor in the ordinary course of its business.

    2.3.  PROFESSIONAL COMPENSATION AND EXPENSE REIMBURSEMENT
CLAIMS. Notwithstanding any other provision of the Plan dealing with Administrative Expense Claims, any Person seeking an award by the Bankruptcy Court of an Allowed Administrative Expense Claim on account of Professional Fees incurred through and including the Effective Date under sections 328, 330, 331, or 503(b) of the Bankruptcy Code, shall file a final application for allowance of compensation for services rendered and reimbursement of expenses incurred through the Effective Date no later than sixty (60) days after the Effective Date. To the extent that such an award is granted by the Bankruptcy Court, the requesting Person shall receive, (a) payment of Cash in an amount equal to the amount Allowed by the Bankruptcy Court less all interim compensation paid to such Professional during these Chapter 11 Cases (provided that the amounts otherwise due to Houlihan and Blackstone shall be satisfied in part by the issuance of the Houlihan Note and the Blackstone Note), (b) payment on such other terms as may be mutually agreed upon by the holder of the Allowed Administrative Expense Claim for Professional Fees and the applicable Debtor (but in no event shall the payment exceed the amount Allowed by the Bankruptcy Court), or (c) payment in accordance with the terms of any applicable administrative procedures order entered by the Bankruptcy Court. All Professional Fees for services rendered in connection with the Chapter 11 Cases and the Plan after the Effective Date, including those relating to the prosecution of causes of action preserved hereunder and the resolution of Disputed Claims, shall be paid by the applicable Debtor upon receipt of an invoice therefor, or on such other terms as such Debtor may agree to, without the requirement of further Bankruptcy Court authorization or entry of a Final Order.

    2.4. PRIORITY TAX CLAIMS. Each holder of an Allowed Priority Tax Claim against a Debtor shall receive, at the sole option of the relevant Debtor:
(a) payment on the Distribution Date of Cash in an amount equal to the unpaid portion of such Allowed Priority Tax Claim; (b) Cash payments over a period not exceeding six years after the assessment of the tax on which such Claim is based, totaling the principal amount of such Claim plus simple interest accruing from the Effective Date, calculated at the effective interest rate for 90-day securities obligations issued by the United States Treasury on the Effective Date or, if no such securities were issued on the Effective Date, on the date of issuance immediately preceding the Effective Date; (c) payment upon such other terms determined by the Bankruptcy Court to provide the holder of such Claim with deferred Cash payments having a value, as of the Effective Date, equal to such Claim; or (d) such other treatment agreed to in writing by the applicable Debtor and the holder of such Claim.

    2.5. STATUTORY FEES. The Debtors shall pay in full in Cash any unpaid fees or charges assessed against the Estates under section 1930(a)(6) of chapter 123 of title 28 of the United States Code on the Effective Date. The Debtors shall pay all amounts due to the U.S. Trustee upon confirmation and, on and after the Confirmation Date, each of the Reorganized Debtors shall be liable for and shall pay the fees due to the U.S. Trustee pursuant to 28 U.S.C. Section 1930(a)(6) until the entry of a final decree in such Reorganized Debtor's Chapter 11 Cases or until such Chapter 11 Case is converted or dismissed; PROVIDED, HOWEVER, that New Holdco shall be responsible for and shall pay any such fees assessed against FLAG Holdco.

                                      III.

                      CLASSIFICATION OF CLAIMS AGAINST AND
                              INTERESTS IN DEBTORS

    3.1. CLASSIFICATION OF CLAIMS. Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of Classes of Claims against and Interests in each of the Debtors. A Claim or Interest is placed in a particular Class for the purposes of voting on the Plan and of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been paid, released, withdrawn, or otherwise settled prior to the Effective Date. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims of the kinds specified in sections 507(a)(1) and 507(a)(8), respectively, of the Bankruptcy Code have not been classified and their treatment is set forth in Article II.

    3.2. CLASSES WITH RESPECT TO FLAG HOLDCO. The Claims against and Interests in FLAG Holdco are classified as follows:

        3.2.1.  CLASS FH-1:  All Other Priority Claims against FLAG Holdco.

        3.2.2.  CLASS FH-2:  All Secured Claims against FLAG Holdco.

        3.2.3.  CLASS FH-3:  All General Unsecured Claims against FLAG Holdco.

        3.2.4.  CLASS FH-4:  All FLAG Holdco Bondholder Claims.

        3.2.5. CLASS FH-5: All FLAG Bonds Section 510(b) Claims against FLAG Holdco.

        3.2.6.  CLASS FH-6:  All Interests in FLAG Holdco.

        3.2.7. CLASS FH-7: All FLAG Holdco Other Section 510(b) Claims against FLAG Holdco.

    3.3. CLASSES WITH RESPECT TO FLAG LIMITED. The Claims against and Interests in FLAG Limited are classified as follows:

        3.3.1.  CLASS FL-1:  All Other Priority Claims against FLAG Limited.

        3.3.2.  CLASS FL-2:  All Secured Claims against FLAG Limited.

        3.3.3.  CLASS FL-3:  All General Unsecured Claims against FLAG Limited.

        3.3.4.  CLASS FL-4:  All FLAG Limited Bondholder Claims.

        3.3.5. CLASS FL-5: All FLAG Limited Bonds Section 510(b) Claims against FLAG Limited.

        3.3.6.  CLASS FL-6:  All Interests in FLAG Limited.

    3.4. CLASSES WITH RESPECT TO FLAG TELECOM GROUP SERVICES LIMITED. The Claims against and Interests in FLAG Telecom Group Services Limited are classified as follows:

        3.4.1. CLASS FTGSL-1: All Other Priority Claims against FLAG Telecom Group Services Limited.

        3.4.2. CLASS FTGSL-2: All Secured Claims against FLAG Telecom Group Services Limited.

        3.4.3. CLASS FTGSL-3: All General Unsecured Claims against FLAG Telecom Group Services Limited.

        3.4.4. CLASS FTGSL-4: All Interests in FLAG Telecom Group Services Limited.

    3.5. CLASSES WITH RESPECT TO FLAG PACIFIC USA LIMITED. The Claims against and Interests in FLAG Pacific USA Limited are classified as follows:

        3.5.1. CLASS FPUL-1: All Other Priority Claims against FLAG Pacific USA Limited.

        3.5.2.  CLASS FPUL-2:  All Secured Claims against FLAG Pacific USA
    Limited.

        3.5.3. CLASS FPUL-3: All General Unsecured Claims against FLAG Pacific USA Limited.

        3.5.4.  CLASS FPUL-4:  All Interests in FLAG Pacific USA Limited.

    3.6. CLASSES WITH RESPECT TO FLAG TELECOM LIMITED. The Claims against and Interests in FLAG Telecom Limited are classified as follows:

        3.6.1. CLASS FTL-1: All Other Priority Claims against FLAG Telecom Limited.

        3.6.2.  CLASS FTL-2:  All Secured Claims against FLAG Telecom Limited.

        3.6.3. CLASS FTL-3: All General Unsecured Claims against FLAG Telecom Limited.

        3.6.4.  CLASS FTL-4:  All Interests in FLAG Telecom Limited.

    3.7. CLASSES WITH RESPECT TO FLAG TELECOM USA LTD. The Claims against and Interests in FLAG Telecom USA Ltd. are classified as follows:

        3.7.1. CLASS FTUL-1: All Other Priority Claims against FLAG Telecom USA Ltd.

        3.7.2.  CLASS FTUL-2:  All Secured Claims against FLAG Telecom USA Ltd.

        3.7.3. CLASS FTUL-3: All General Unsecured Claims against FLAG Telecom USA Ltd.

        3.7.4.  CLASS FTUL-4:  All Interests in FLAG Telecom USA Ltd.

    3.8. CLASSES WITH RESPECT TO FLAG ASIA LIMITED. The Claims against and Interests in FLAG Asia Limited are classified as follows:

        3.8.1.  CLASS FASL-1:  All Other Priority Claims against FLAG Asia
    Limited.

        3.8.2.  CLASS FASL-2:  All Secured Claims against FLAG Asia Limited.

        3.8.3. CLASS FASL-3: All General Unsecured Claims against FLAG Asia Limited.

        3.8.4.  CLASS FASL-4:  All Interests in FLAG Asia Limited.

    3.9. CLASSES WITH RESPECT TO FLAG ATLANTIC HOLDINGS LIMITED. The Claims against and Interests in FLAG Atlantic Holdings Limited are classified as follows:

        3.9.1. CLASS FAHL-1: All Other Priority Claims against FLAG Atlantic Holdings Limited.

        3.9.2. CLASS FAHL-2: All Secured Claims against FLAG Atlantic Holdings Limited (other than the FLAG Atlantic Banks Claim).

        3.9.3. CLASS FAHL-3: All Secondary Liability Claims by the FLAG Atlantic Banks against FLAG Atlantic Holdings Limited.

        3.9.4. CLASS FAHL-4: All General Unsecured Claims against FLAG Atlantic Holdings Limited.

        3.9.5.  CLASS FAHL-5:  All Interests in FLAG Atlantic Holdings Limited.

    3.10. CLASSES WITH RESPECT TO FLAG ATLANTIC LIMITED. The Claims against and Interests in FLAG Atlantic Limited are classified as follows:

        3.10.1. CLASS FAL-1: All Other Priority Claims against FLAG Atlantic Limited.

        3.10.2. CLASS FAL-2: All Secured Claims against FLAG Atlantic Limited senior in right of payment to the FLAG Atlantic Banks Claim, if any.

        3.10.3.  CLASS FAL-3:  The FLAG Atlantic Banks Claim.

        3.10.4. CLASS FAL-4: All General Unsecured Claims against FLAG Atlantic Limited.

        3.10.5.  CLASS FAL-5:  All Interests in FLAG Atlantic Limited.

    3.11. CLASSES WITH RESPECT TO FLAG ATLANTIC USA LIMITED. The Claims against and Interests in FLAG Atlantic USA Limited are classified as follows:

        3.11.1. CLASS FAUL-1: All Other Priority Claims against FLAG Atlantic USA Limited.

        3.11.2. CLASS FAUL-2: All Secured Claims against FLAG Atlantic USA Limited (other than the FLAG Atlantic Banks Claim).

        3.11.3. CLASS FAUL-3: All Secondary Liability Claims by the FLAG Atlantic Banks against FLAG Atlantic USA Limited.

        3.11.4. CLASS FAUL-4: All General Unsecured Claims against FLAG Atlantic USA Limited.

        3.11.5.  CLASS FAUL-5:  All Interests in FLAG Atlantic USA Limited.

                                      IV.

             TREATMENT OF CLAIMS AND INTERESTS AND DESIGNATION WITH
                             RESPECT TO IMPAIRMENT

    4.1.  TREATMENT OF CLASS FH-1--OTHER PRIORITY CLAIMS AGAINST FLAG HOLDCO.

        4.1.1. IMPAIRMENT AND VOTING. Class FH-1 is unimpaired by the Plan. Each holder of an Allowed Other Priority Claim in Class FH-1 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

        4.1.2. DISTRIBUTIONS. On the Distribution Date, the Allowed Other Priority Claims in Class FH-1 shall receive (i) payment of Cash in an amount equal to the unpaid portion, without postpetition interest, of such Other Priority Claim, or (ii) such other treatment that FLAG Holdco and such holder shall have agreed upon in writing; PROVIDED, HOWEVER, that such agreed-upon treatment shall not be more favorable than the treatment provided in subsection (i).

    4.2.  TREATMENT OF CLASS FH-2--SECURED CLAIMS AGAINST FLAG HOLDCO.

        4.2.1. IMPAIRMENT AND VOTING. Class FH-2 is unimpaired by the Plan. Each holder of an Allowed Secured Claim in Class FH-2 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

        4.2.2. DISTRIBUTIONS. On the Distribution Date, each Allowed Secured Claim in Class FH-2 shall receive, at the sole option of FLAG Holdco,
    (i) payment of Cash in an amount equal to the unpaid portion of such Allowed Secured Claim, plus postpetition interest as is allowable under section 506 of the Bankruptcy Code, (ii) surrender by FLAG Holdco of the asset subject to the Lien of the holder of the Allowed Secured Claim, or (iii) such other treatment that FLAG Holdco and such holder shall have agreed upon in writing; PROVIDED, HOWEVER, that such agreed-upon treatment shall not be more favorable than the treatment provided in subsection (i).

    4.3  TREATMENT OF CLASS FH-3--GENERAL UNSECURED CLAIMS AGAINST FLAG HOLDCO.

        4.3.1. IMPAIRMENT AND VOTING. Class FH-3 is unimpaired by the Plan. Each holder of an Allowed Claim in Class FH-3 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

        4.3.2. DISTRIBUTIONS. On the Distribution Date, each holder of an Allowed General Unsecured Claim in Class FH-3 shall receive one of the following treatments, at the sole option of FLAG Holdco: (i) payment of Cash in an amount equal to the unpaid portion, without postpetition interest, of such Allowed General Unsecured Claim, or (ii) such other treatment that FLAG Holdco and such holder shall have agreed upon in writing; PROVIDED, HOWEVER, that such agreed-upon treatment shall not be more favorable than the treatment provided in subsection (i).

    4.4.  TREATMENT OF CLASS FH-4--FLAG HOLDCO BONDHOLDER CLAIMS.

        4.4.1. IMPAIRMENT AND VOTING. Class FH-4 is impaired by the Plan. The FLAG Holdco Bondholder Claims shall be deemed Allowed for all purposes under the Plan and, as such, each holder of a FLAG Holdco Bondholder Claim as of the Voting Record Date is entitled to vote to accept or reject the Plan.

        4.4.2.  DISTRIBUTIONS.

           4.4.2.1.  On the Distribution Date:

               (a) FLAG Holdco shall pay, or cause to be paid, to the FLAG Holdco Indenture Trustee, on behalf of the holders of Allowed FLAG Holdco Bondholder Claims as of the FLAG Holdco Bondholder Distribution Record Date, for distribution among such holders on a Pro Rata Basis, to be applied in accordance with the FLAG Holdco Indenture, to pay any compensation or reimbursement owed to the FLAG Holdco Indenture Trustee which is not paid pursuant to Section 4.4.2.1(d), and then to the principal amount of the Allowed FLAG Holdco Bondholder Claims, the amount of Two Hundred Forty-Five Million Dollars ($245,000,000) in Cash, less a reserve in the amount equal to (i) Two Million Four Hundred and Fifty Thousand Dollars ($2,450,000) on account of the Kasowitz Performance Fee, plus
           (ii) all other fees and expenses asserted by Kasowitz as of the Effective Date other than the Kasowitz Performance Fee, which reserve shall be placed into a segregated interest-bearing account at a financial institution satisfactory to Kasowitz and the Ad Hoc FLAG Holdco Bondholders' Committee subject to disposition pursuant to
           Section 4.4.2.2;

               (b) New Holdco shall issue to the FLAG Holdco Indenture Trustee, on behalf of the holders of Allowed FLAG Holdco Bondholder Claims as of the FLAG Holdco Bondholder Distribution Record Date, for distribution among such holders on a Pro Rata Basis, to be applied first to the principal amount of the Allowed FLAG Holdco Bondholder Claims, shares equal to 5% of the New Holdco Common Shares on a Fully Diluted Basis;

               (c) New Holdco shall issue to the FLAG Holdco Indenture Trustee, on behalf of the holders of Allowed FLAG Holdco Bondholder Claims as of the FLAG Holdco Bondholder Distribution Record Date, for distribution among such holders on a Pro Rata Basis, to be applied first to the principal amount of the Allowed FLAG Holdco Bondholder Claims, the FLAG Holdco Bondholder Notes pursuant to the New Holdco Indenture and all related agreements as shall be set forth in the Plan Supplement (which shall be satisfactory to the Ad Hoc FLAG Bondholders' Committee in its reasonable discretion);

               (d) FLAG Holdco shall pay the reasonable fees and expenses (including legal fees and expenses) of the FLAG Holdco Indenture Trustee incurred under the FLAG Holdco Indenture, including in connection with the Chapter 11 Cases, in an amount not to exceed One Hundred and Fifty Thousand Dollars ($150,000); and

               (e) the FLAG Holdco Bondholders and the FLAG Holdco Indenture Trustee shall be deemed to have been released by the Debtors and the Non-Debtor Affiliates pursuant to the provisions of Section 8.4.1.

           4.4.2.2. On the later of the Distribution Date or eleven (11) days after entry of a Final Order of the Bankruptcy Court expressly approving such payments, FLAG Holdco shall:

               (a) reimburse the Ad Hoc FLAG Holdco Bondholders' Committee in an amount not to exceed One Hundred Twenty-Five Thousand Dollars ($125,000) for the reasonable fees and expenses of Kasowitz incurred prior to the Effective Date in connection with the Chapter 11 Cases (neither the Debtors nor New Holdco shall be liable for the reimbursement or payment of any additional costs or expenses of the Ad Hoc FLAG Holdco Bondholders' Committee in excess of the amount set forth in this Section 4.4.2.2(a), whether under section 503(b) of the Bankruptcy Code or otherwise); and

               (b) release to the Ad Hoc FLAG Bondholders' Committee or pay to Kasowitz Cash from the reserve established pursuant to
           Section 4.4.2.1(a) such amounts as the Bankruptcy Court approves in addition to the reimbursement pursuant to Section 4.4.2.2(a) for reimbursement and/or payment of fees and expenses asserted by Kasowitz as of the Effective Date other than the Kasowitz Performance Fee, and payment of the Kasowitz Performance Fee (to the extent that such approval is denied, in whole or in part, by the Bankruptcy Court, all amounts reserved under Section 4.2.2.1(a) not authorized for payment to the Ad Hoc FLAG Holdco Bondholders' Committee shall be remitted to the FLAG Holdco Indenture Trustee for distribution to the FLAG Holdco Bondholders on a Pro Rata Basis in accordance with
           Section 4.4.2.1(a)).

        4.4.3. TERMS OF THE FLAG HOLDCO BONDHOLDER NOTES. The precise form of the FLAG Bondholder Notes and the New Holdco Indenture shall be included in the Plan Supplement and have the following material terms and conditions:

           4.4.3.1. TRANSFERABILITY; DUE DATE. The individual FLAG Holdco Bondholder Notes shall be registered and tradable. The FLAG Bondholder Notes shall be due and payable on the third anniversary of the Effective Date.

           4.4.3.2. INTEREST. The FLAG Holdco Bondholder Notes shall bear simple interest on the original principal amount ($45,000,000), less any principal payments made by New Holdco, as follows: (i) 6.67% per annum for the first twelve months after the Effective Date; (ii) 7.33% per annum for months thirteen through twenty-four after the Effective Date; and (iii) 8% per annum for months twenty-five through thirty-six after the Effective Date. All interest on the FLAG Holdco Bondholder Notes shall be paid in Cash semi-annually in arrears.

           4.4.3.3. CALL RIGHT DURING FIRST EIGHTEEN MONTHS. At any time during the first eighteen months after the Effective Date, New Holdco shall have the right, in its sole and absolute discretion, to fully satisfy all obligations under the FLAG Holdco Bondholder Notes by paying the sum of Thirty Million Dollars ($30,000,000), plus accrued but unpaid interest as of the date of such payment.

           4.4.3.4. CALL RIGHT AFTER EIGHTEEN MONTHS. Beginning on the day that is nineteen months after the Effective Date and on the corresponding day of each month thereafter, the amount which New Holdco may, in its sole and absolute discretion, pay in order to fully satisfy all obligations under the FLAG Holdco Bondholder Notes shall increase as follows, in all instances in addition to accrued but unpaid interest as of the date of such payment, less principal amount prepaid:

        MONTH                            CALL AMOUNT
---------------------                   --------------
         19                             $30,833,333.33

         20                             $31,666,666.66

         21                             $32,499,999.99

         22                             $33,333,333.32

         23                             $34,166,666.65

         24                             $34,999,999.98

         25                             $35,833,333.31

         26                             $36,666,666.64

         27                             $37,499,999.97

         28                             $38,333,333.30

         29                             $39,166,666.63

         30                             $39,999,999.96

         31                             $40,833,333.29

         32                             $41,666,666.62

         33                             $42,499,999.95

         34                             $43,333,333.28

         35                             $44,166,666.61

         36                             $45,000,000.00

           4.4.3.5. LIQUIDATION PREFERENCE. Notwithstanding the callable amount of the FLAG Holdco Bondholder Notes, in the event of a Liquidation, the amount necessary to pay the FLAG Holdco Bondholder Notes in full shall be Forty-Five Million Dollars ($45,000,000) plus accrued and unpaid interest, less principal amounts prepaid.

           4.4.3.6. LIENS. To secure payment of the FLAG Holdco Bondholder Notes, the FLAG Holdco Indenture Trustee shall be granted Liens on all of the assets of New Holdco, each of the Reorganized Debtors (other than FLAG Holdco and the FLAG Atlantic Debtors), and the Non-Debtor Affiliates, except for the Alcatel and REACH Collateral and the cash collateral securing the reimbursement obligations under letter of credit facilities with West LB and Barclays Bank plc, which Lien shall rank pari passu in priority and right of payment with the Blackstone Note and the Houlihan Note; PROVIDED, HOWEVER, that upon the payment by New Holdco of the first Five Million Dollars ($5,000,000) of the original principal amount of the FLAG Holdco Bondholder Note, any Lien in the Accounts of the Reorganized Debtors, the Non-Debtor Affiliates, and New Holdco granted to secure payment of the FLAG Holdco Bondholder Notes shall be cancelled and released.

           4.4.3.7. AUTOMATIC PERFECTION OF LIEN. The Liens granted to secure payment of the FLAG Holdco Bondholder Notes hereunder shall constitute valid and duly perfected security interests and Liens upon the Effective Date. The FLAG Holdco Indenture Trustee shall not be required to file or serve financing statements, notices of Lien or similar instruments which otherwise may be required under applicable law in any jurisdiction, or take any action, including taking possession, to validate and perfect such security interests and liens. Upon the occurrence of the Effective Date, the Confirmation Order shall be deemed sufficient and conclusive evidence of the Liens granted to secure payment of the FLAG Holdco Bondholder Notes. If the FLAG Holdco Indenture Trustee shall, in its discretion, elect for any reason to file any financing statements, mortgages, assignments or other documents with respect to any such security interests and Liens, the Reorganized Debtors shall be authorized and directed to execute all such financing statements, mortgages, assignments and other documents upon reasonable request, and the filing, recording or service thereof (as the case may be) shall be deemed to have been made as of the Effective Date. The failure by the Reorganized Debtors or New Holdco to execute any documentation relating to the Lien granted hereunder shall in no way affect the validity, perfection or priority of such Lien.

           4.4.3.8. RIGHT TO ISSUE EQUAL AND RATABLE DEBT. New Holdco may issue, at its sole and absolute discretion, equal and ratable senior secured debt obligations upon the payment of Fifteen Million Dollars ($15,000,000) of the original principal amount of the FLAG Holdco Bondholder Notes, in which instance the FLAG Holdco Indenture Trustee shall execute appropriate intercreditor agreements with any such new secured lender.

           4.4.3.9. APPLICATION OF PAYMENTS. Any and all payments made by New Holdco on account of the FLAG Holdco Bondholder Notes shall be applied first to any accrued but unpaid interest and then to the outstanding principal balance.

           4.4.1.10. CROSS-DEFAULT WITH PROFESSIONAL NOTES. Any default under either the Houlihan Note or the Blackstone Note shall constitute a default under the FLAG Holdco Bondholder Notes, subject to New Holdco's ability to cure such default in accordance with the terms of the Houlihan Note or the Blackstone Note, as the case may be.

           4.4.1.11. CHANGE OF CONTROL. Notwithstanding the callable amount of the FLAG Holdco Bondholder Notes, in the event of a Change in Control, the amount necessary to pay the FLAG Holdco Bondholder Notes in full shall be Forty-Five Million Dollars ($45,000,000) plus accrued and unpaid interest, less principal amounts prepaid, and the FLAG Holdco Bondholder Notes shall be immediately due and payable in full.

        4.4.4. FULL AND COMPLETE SATISFACTION. The distributions to the FLAG Holdco Indenture Trustee under Section 4.4.2 shall be in full and complete satisfaction of the FLAG Holdco Bondholder Claims. Except for the express obligations created by virtue of this Plan, neither the Reorganized Debtors nor New Holdco shall have any obligation under or with respect to the FLAG Holdco Bondholder Claims or the FLAG Holdco Bonds. Without limiting the foregoing, any and all further Claims for any amounts allegedly owing under the FLAG Holdco Bonds and the FLAG Holdco Indenture shall be discharged to the fullest extent permitted under section 1141 of the Bankruptcy Code and the FLAG Holdco Bonds and FLAG Holdco Indenture shall be cancelled and all obligations thereunder shall be deemed likewise discharged, and the FLAG Holdco Indenture Trustee shall be discharged of all duties under the FLAG Holdco Indenture. On the Effective Date, the FLAG Holdco Bondholders shall be deemed to have forever released and discharged the FLAG Holdco Indenture Trustee under the FLAG Holdco Indenture.

    4.5.  TREATMENT OF CLASS FH-5--ALL FLAG HOLDCO BONDS SECTION 510(B) CLAIMS.

        4.5.1. IMPAIRMENT AND VOTING. Class FH-5 does not receive or retain anything under the Plan and is therefore deemed to have rejected the Plan. As such, holders of FLAG Holdco Bonds Section 510(b) Claims in Class FH-5 are not entitled to vote to accept or reject the Plan.

        4.5.2. DISTRIBUTIONS. Holders of FLAG Holdco Bonds Section 510(b) Claims against FLAG Holdco shall not receive any distribution under the Plan and all such Claims shall be cancelled, annulled and extinguished on the Effective Date.

    4.6.  TREATMENT OF CLASS FH-6--INTERESTS IN FLAG HOLDCO.

        4.6.1. IMPAIRMENT AND VOTING. Class FH-6 does not receive or retain anything under the Plan and is therefore deemed to have rejected the Plan. As such, holders of Interests in Class FH-6 are not entitled to vote to accept or reject the Plan.

        4.6.2. DISTRIBUTIONS. Holders of Interests in FLAG Holdco shall not receive any distribution under the Plan and ultimately all such Interests shall be cancelled, annulled and extinguished when FLAG Holdco is wound up under Bermuda law after the Effective Date.

    4.7.  TREATMENT OF CLASS FH-7--ALL FLAG HOLDCO OTHER SECTION 510(B) CLAIMS.

        4.7.1. IMPAIRMENT AND VOTING. Class FH-7 does not receive or retain anything under the Plan and is therefore deemed to have rejected the Plan. As such, holders of FLAG Holdco Other Section 510(b) Claims in Class FH-7 are not entitled to vote to accept or reject the Plan.

        4.7.2. DISTRIBUTIONS. Holders of FLAG Holdco Other Section 510(b) Claims against FLAG Holdco shall not receive any distribution under the Plan and all such Claims shall be cancelled, annulled and extinguished on the Effective Date.

    4.8.  TREATMENT OF CLASS FL-1--OTHER PRIORITY CLAIMS AGAINST FLAG LIMITED.

        4.8.1. IMPAIRMENT AND VOTING. Class FL-1 is unimpaired by the Plan. Each holder of an Allowed Other Priority Claim in Class FL-1 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

        4.8.2. DISTRIBUTIONS. On the Distribution Date, the Allowed Other Priority Claims in Class FL-1 shall (i) be Reinstated; PROVIDED, HOWEVER, that such treatment shall be no less favorable than that provided in section 1129(a)(9)(B)(ii) of the Bankruptcy Code, or (ii) receive such other treatment that FLAG Limited and such holder shall have agreed upon in writing; PROVIDED, HOWEVER, that such agreed-upon treatment shall not be more favorable than the treatment provided in subsection (i).

    4.9.  TREATMENT OF CLASS FL-2--SECURED CLAIMS AGAINST FLAG LIMITED.

        4.9.1. IMPAIRMENT AND VOTING. Class FL-2 is unimpaired by the Plan. Each holder of an Allowed Secured Claim in Class FL-2 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

        4.9.2. DISTRIBUTIONS. On the Distribution Date, each Allowed Secured Claim in Class FL-2 shall be treated as an unimpaired Claim in accordance with section 1124 of the Bankruptcy Code, and the legal, equitable and contractual rights to which the holder of such an Allowed Claim is entitled shall not be altered.

    4.10.  TREATMENT OF CLASS FL-3--GENERAL UNSECURED CLAIMS AGAINST FLAG
LIMITED.

        4.10.1. IMPAIRMENT AND VOTING. Class FL-3 is unimpaired by the Plan. Each holder of an Allowed Claim in Class FL-4 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

        4.10.2. DISTRIBUTIONS. On the Distribution Date, each holder of an Allowed General Unsecured Claim in Class FL-3 shall receive one of the following treatments, to be determined at the sole option of FLAG Limited:
    (i) payment of Cash in an amount equal to the unpaid portion, without postpetition interest, of such Allowed General Unsecured Claim,
    (ii) Reinstatement of such Allowed General Unsecured Claim or (iii) such other treatment that FLAG Limited and such holder shall have agreed upon in writing; PROVIDED, HOWEVER, that such agreed-upon treatment shall not be more favorable than the treatment provided in subsection (i).

    4.11.  TREATMENT OF CLASS FL-4--FLAG LIMITED BONDHOLDER CLAIMS.

        4.11.1. IMPAIRMENT AND VOTING. Class FL-4 is impaired by the Plan. The FLAG Limited Bondholder Claim shall be deemed Allowed for all purposes under the Plan and, as such, each holder of a FLAG Limited Bondholder Claim as of the Voting Record Date is entitled to vote to accept or reject the Plan.

        4.11.2.  DISTRIBUTIONS.

           4.11.2.1.  On the Distribution Date:

               (a) the FLAG Limited Indenture Trustee shall receive, on behalf of the holders of Allowed FLAG Limited Bondholder Claims as of the FLAG Limited Bondholder Distribution Record Date, for distribution among such holders on a Pro Rata Basis, to be applied in accordance with the FLAG Limited Indenture, to pay any compensation or reimbursement owed to the FLAG Limited Indenture Trustee which is not paid pursuant to Section 4.11.2.1(c), and then to the principal amount of the Allowed FLAG Limited Bondholder Claims, shares equal to 62.79% of the New Holdco Common Shares on a Fully Diluted Basis;

               (b) the FLAG Limited Bondholders and the FLAG Limited Indenture Trustee shall be deemed to have been released by the Debtors and the Non-Debtor Affiliates pursuant to the provisions of Section 8.4.1; and

               (c) FLAG Limited shall pay the reasonable fees and expenses (including legal fees and expenses) of the FLAG Limited Indenture Trustee incurred under the FLAG Limited Indenture, including in connection with the Chapter 11 Cases, in an amount not to exceed One Hundred and Fifty Thousand Dollars ($150,000).

           4.11.2.2. On the later of the Distribution Date or eleven (11) days after entry of a Final Order of the Bankruptcy Court expressly approving such payment, FLAG Limited shall pay the reasonable fees and expenses of Anderson, Kill & Olick, counsel to the Subcommittee of FLAG Limited Bondholders, incurred prior to the Effective Date in connection with the Chapter 11 Cases, in an amount not to exceed One Hundred and Twenty-Five Thousand Dollars ($125,000) (neither the Debtors nor New Holdco shall be liable for the reimbursement or payment of any additional costs or expenses of the Subcommittee of FLAG Limited Bondholders in excess of the amount set forth in this Section 4.11.2.2, whether under section 503(b) of the Bankruptcy Code or otherwise).

        4.11.3. FULL AND COMPLETE SATISFACTION. The distributions to the FLAG Limited Indenture Trustee under Section 4.11.2 shall be in full and complete satisfaction of the FLAG Limited Bondholder Claims. Except for the express obligations created by virtue of this Plan, neither the Reorganized Debtors nor New Holdco shall have any obligation under or with respect to the FLAG Limited Bondholder Claims or the FLAG Limited Bonds. Without limiting the foregoing, any and all further Claims for any amounts allegedly owing under the FLAG Limited Bonds shall be discharged to the fullest extent permitted under section 1141 of the Bankruptcy Code and the FLAG Limited Bonds and the FLAG Limited Indenture shall be cancelled and all obligations thereunder shall be deemed likewise discharged and the FLAG Limited Indenture Trustee shall be discharged of all duties under the FLAG Limited Indenture. The FLAG Limited Bondholders shall be deemed to have forever released and discharged the FLAG Limited Indenture Trustee under the FLAG Limited Indenture.

    4.12.  TREATMENT OF CLASS FL-5--ALL FLAG LIMITED BONDS SECTION 510(B)
CLAIMS.

        4.12.1. IMPAIRMENT AND VOTING. Class FL-5 does not receive or retain anything under the Plan and is therefore deemed to have rejected the Plan. As such, holders of FLAG Limited Bonds Section 510(b) Claims in Class FL-5 are not entitled to vote to accept or reject the Plan.

        4.12.2. DISTRIBUTIONS. Holders of FLAG Limited Bonds Section 510(b) Claims against FLAG Limited shall not receive any distribution under the Plan and all such Claims shall be cancelled, annulled and extinguished on the Effective Date.

    4.13.  TREATMENT OF CLASS FL-6--INTERESTS IN FLAG LIMITED.

        4.13.1. IMPAIRMENT AND VOTING. Class FL-6 does not receive or retain anything under the Plan and is therefore deemed to have rejected the Plan. As such, holders of Interests in Class FL-6 are not entitled to vote to accept or reject the Plan.

        4.13.2. DISTRIBUTIONS. Holders of Interests in FLAG Limited shall not receive any distribution under the Plan and all such Interests shall be cancelled, annulled and extinguished in accordance with Bermuda law pursuant to Section 7.6.

    4.14. TREATMENT OF CLASS FTGSL-1--OTHER PRIORITY CLAIMS AGAINST FLAG TELECOM GROUP SERVICES LIMITED.

        4.14.1. IMPAIRMENT AND VOTING. Class FTGSL-1 is unimpaired by the Plan. Each holder of an Allowed Other Priority Claim in Class FTGSL-1 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

        4.14.2. DISTRIBUTIONS. On the Distribution Date, the Allowed Other Priority Claims in Class FTGSL-1 shall (i) be Reinstated, PROVIDED, HOWEVER, that such treatment shall be no less favorable than that provided in section 1129(a)(9)(B)(ii) of the Bankruptcy Code, or (ii) receive such other treatment that FLAG Telecom Group Services Limited and such holder shall have agreed upon in writing; PROVIDED; HOWEVER, that such agreed-upon treatment shall not be more favorable than the treatment provided in subsection (i).

    4.15. TREATMENT OF CLASS FTGSL-2--SECURED CLAIMS AGAINST FLAG TELECOM GROUP SERVICES LIMITED.

        4.15.1. IMPAIRMENT AND VOTING. Class FTGSL-2 is unimpaired by the Plan. Each holder of an Allowed Secured Claim in Class FTGSL-2 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

        4.15.2. DISTRIBUTIONS. On the Distribution Date, each Allowed Secured Claim in Class FTGSL-2 shall be treated as an unimpaired Claim in accordance with section 1124 of the Bankruptcy Code, and the legal, equitable and contractual rights to which the holder of such an Allowed Secured Claim is entitled shall not be altered.

    4.16. TREATMENT OF CLASS FTGSL-3--GENERAL UNSECURED CLAIMS AGAINST FLAG TELECOM GROUP SERVICES LIMITED.

        4.16.1. IMPAIRMENT AND VOTING. Class FTGSL-3 is unimpaired by the Plan. Each holder of an Allowed General Unsecured Claim in Class FTGSL-3 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

        4.16.2. DISTRIBUTIONS. On the Distribution Date, each holder of an Allowed General Unsecured Claim in Class FTGSL-3 shall receive one of the following treatments, to be determined at the sole option of FLAG Telecom Group Services Limited: (i) payment of Cash in an amount equal to the unpaid portion, without postpetition interest, of such Allowed General Unsecured Claim, (ii) Reinstatement of such Allowed General Unsecured Claim or
    (iii) such other treatment that FLAG Telecom Group Services Limited and such holder shall have agreed upon in writing; PROVIDED, HOWEVER, that such agreed-upon treatment shall not be more favorable than the treatment provided in subsection (i).

    4.17. TREATMENT OF CLASS FTGSL-4--INTERESTS IN FLAG TELECOM GROUP SERVICES LIMITED.

        4.17.1. IMPAIRMENT AND VOTING. Class FL-4 is unimpaired by the Plan. Each holder of an Allowed Interest in Class FL-4 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

        4.17.2. DISTRIBUTIONS. Each Allowed Interest in Class FL-4 shall be treated as an unimpaired Interest in accordance with section 1124 of the Bankruptcy Code, and the legal, equitable and contractual rights to which the holder of such an Allowed Claim is entitled shall not be altered.

    4.18. TREATMENT OF CLASS FPUL-1--OTHER PRIORITY CLAIMS AGAINST FLAG PACIFIC USA LIMITED.

        4.18.1. IMPAIRMENT AND VOTING. Class FPUL-1 is unimpaired by the Plan. Each holder of an Allowed Other Priority Claim in Class FPUL-1 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

        4.18.2. DISTRIBUTIONS. On the Distribution Date, the Allowed Other Priority Claims in Class FPUL-1 shall (i) be Reinstated, PROVIDED, HOWEVER, that such treatment shall be no less favorable than that provided in section 1129(a)(9)(B)(ii) of the Bankruptcy Code, or (ii) receive such other treatment that FLAG Pacific USA Limited and such holder shall have agreed upon in writing; PROVIDED, HOWEVER, that such agreed-upon treatment shall not be more favorable than the treatment provided in subsection (i).

    4.19. TREATMENT OF CLASS FPUL-2--SECURED CLAIMS AGAINST FLAG PACIFIC USA LIMITED.

        4.19.1. IMPAIRMENT AND VOTING. Class FPUL-2 is unimpaired by the Plan. Each holder of an Allowed Secured Claim in Class FPUL-2 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

        4.19.2. DISTRIBUTIONS. On the Distribution Date, each Allowed Secured Claim in Class FPUL-2 shall be treated as an unimpaired Claim in accordance with section 1124 of the Bankruptcy Code, and the legal, equitable and contractual rights to which the holder of such an Allowed Secured Claim is entitled shall not be altered.

    4.20. TREATMENT OF CLASS FPUL-3--GENERAL UNSECURED CLAIMS AGAINST FLAG PACIFIC USA LIMITED.

        4.20.1. IMPAIRMENT AND VOTING. Class FPUL-3 is unimpaired by the Plan. Each holder of an Allowed General Unsecured Claim in Class FPUL-3 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

        4.20.2. DISTRIBUTIONS. On the Distribution Date, each holder of an Allowed General Unsecured Claim in Class FPUL-3 shall receive one of the following treatments, to be determined at the sole option of FLAG Pacific USA Limited: (i) payment of Cash in an amount equal to the unpaid portion, without postpetition interest, of such Allowed General Unsecured Claim,
    (ii) Reinstatement of such Allowed General Unsecured Claim or (iii) such other treatment that FLAG Pacific USA Limited and such holder shall have agreed upon in writing; PROVIDED, HOWEVER, that such agreed-upon treatment shall not be more favorable than the treatment provided in subsection (i).

    4.21.  TREATMENT OF CLASS FPUL-4--INTERESTS IN FLAG PACIFIC USA LIMITED.

        4.21.1. IMPAIRMENT AND VOTING. Class FPUL-4 is unimpaired by the Plan. Each holder of an Allowed Interest in Class FPUL-4 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

        4.21.2. DISTRIBUTIONS. Each Allowed Interest in Class FPUL-4 shall be treated as an unimpaired Interest in accordance with section 1124 of the Bankruptcy Code, and the legal, equitable and contractual rights to which the holder of such an Allowed Claim is entitled shall not be altered.

    4.22. TREATMENT OF CLASS FTL-1--OTHER PRIORITY CLAIMS AGAINST FLAG TELECOM LIMITED.

        4.22.1. IMPAIRMENT AND VOTING. Class FTL-1 is unimpaired by the Plan. Each holder of an Allowed Other Priority Claim in Class FTL-1 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

        4.22.2. DISTRIBUTIONS. On the Distribution Date, the Allowed Other Priority Claims in Class FTL-1 shall (i) be Reinstated, PROVIDED, HOWEVER, that such treatment shall be no less favorable than that provided in section 1129(a)(9)(B)(ii) of the Bankruptcy Code, or (ii) receive such other treatment that FLAG Telecom Limited and such holder shall have agreed upon in writing; PROVIDED, HOWEVER, that such agreed-upon treatment shall not be more favorable than the treatment provided in subsection (i).

    4.23.  TREATMENT OF CLASS FTL-2--SECURED CLAIMS AGAINST FLAG TELECOM
LIMITED.

        4.23.1. IMPAIRMENT AND VOTING. Class FTL-2 is unimpaired by the Plan. Each holder of an Allowed Secured Claim in Class FTL-2 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

        4.23.2. DISTRIBUTIONS. On the Distribution Date, each Allowed Secured Claim in Class FTL-2 shall be treated as an unimpaired Claim in accordance with section 1124 of the Bankruptcy Code, and the legal, equitable and contractual rights to which the holder of such an Allowed Secured Claim is entitled shall not be altered.

    4.24. TREATMENT OF CLASS FTL-3--GENERAL UNSECURED CLAIMS AGAINST FLAG TELECOM LIMITED.

        4.24.1. IMPAIRMENT AND VOTING. Class FTL-3 is unimpaired by the Plan. Each holder of an Allowed General Unsecured Claim in Class FTL-3 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

        4.24.2. DISTRIBUTIONS. On the Distribution Date, each holder of an Allowed General Unsecured Claim in Class FTL-3 shall receive one of the following treatments, to be determined at the sole option of FLAG Telecom
    Limited: (i) payment of Cash in an amount equal to the unpaid portion, without postpetition interest, of such Allowed General Unsecured Claim,
    (ii) Reinstatement of such Allowed General Unsecured Claim or (iii) such other treatment that FLAG Telecom Limited and such holder shall have agreed upon in writing; PROVIDED, HOWEVER, that such agreed-upon treatment shall not be more favorable than the treatment provided in subsection (i).

    4.25.  TREATMENT OF CLASS FTL-4--INTERESTS IN FLAG TELECOM LIMITED.

        4.25.1. IMPAIRMENT AND VOTING. Class FTL-4 is unimpaired by the Plan. Each holder of an Allowed Interest in Class FTL-4 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

        4.25.2. DISTRIBUTIONS. Each Allowed Interest in Class FTL-4 shall be treated as an unimpaired Interest in accordance with section 1124 of the Bankruptcy Code, and the legal, equitable and contractual rights to which the holder of such an Allowed Interest is entitled shall not be altered.

    4.26. TREATMENT OF CLASS FTUL-1--OTHER PRIORITY CLAIMS AGAINST FLAG TELECOM USA LTD.

        4.26.1. IMPAIRMENT AND VOTING. Class FTUL-1 is unimpaired by the Plan. Each holder of an Allowed Other Priority Claim in Class FTUL-1 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

        4.26.2. DISTRIBUTIONS. On the Distribution Date, the Allowed Other Priority Claims in Class FTUL-1 shall (i) be Reinstated, PROVIDED, HOWEVER, that such treatment shall be no less favorable than that provided in section 1129(a)(9)(B)(ii) of the Bankruptcy Code, or (ii) receive such other treatment that FLAG Telecom USA Ltd. and such holder shall have agreed upon in writing; PROVIDED, HOWEVER, that such agreed-upon treatment shall not be more favorable than the treatment provided in subsection (i).

    4.27.  TREATMENT OF CLASS FTUL-2--SECURED CLAIMS AGAINST FLAG TELECOM
USA LTD.

        4.27.1. IMPAIRMENT AND VOTING. Class FTUL-2 is unimpaired by the Plan. Each holder of an Allowed Secured Claim in Class FTUL-2 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

        4.27.2. DISTRIBUTIONS. On the Distribution Date, each Allowed Secured Claim in Class FTUL-2 shall be treated as an unimpaired Claim in accordance with section 1124 of the Bankruptcy Code, and the legal, equitable and contractual rights to which the holder of such an Allowed Secured Claim is entitled shall not be altered; PROVIDED, HOWEVER, that, on the Distribution Date, FLAG Telecom USA Ltd. shall cure any defaults in connection with Allowed Secured Claims in Class FTUL-2 related to letters of credit secured by Cash.

    4.28. TREATMENT OF CLASS FTUL-3--GENERAL UNSECURED CLAIMS AGAINST FLAG TELECOM USA LTD.

        4.28.1. IMPAIRMENT AND VOTING. Class FTUL-3 is unimpaired by the Plan. Each holder of an Allowed General Unsecured Claim in Class FTUL-3 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

        4.28.2. DISTRIBUTIONS. On the Distribution Date, each holder of an Allowed General Unsecured Claim in Class FTUL-3 shall receive one of the following treatments, to be determined at the sole option of FLAG Telecom USA Ltd.: (i) payment of Cash in an amount equal to the unpaid portion, without postpetition interest, of such Allowed General Unsecured Claim,
    (ii) Reinstatement of such Allowed General Unsecured Claim or (iii) such other treatment that FLAG Telecom USA Ltd. and such holder shall have agreed upon in writing; PROVIDED, HOWEVER, that such agreed-upon treatment shall not be more favorable than the treatment provided in subsection (i).

    4.29.  TREATMENT OF CLASS FTUL-4--INTERESTS IN FLAG TELECOM USA LTD.

        4.29.1. IMPAIRMENT AND VOTING. Class FTUL-4 is unimpaired by the Plan. Each holder of an Allowed Interest in Class FTUL-4 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

        4.29.2. DISTRIBUTIONS. Each Allowed Interest in Class FTUL-4 shall be treated as an unimpaired Interest in accordance with section 1124 of the Bankruptcy Code, and the legal, equitable and contractual rights to which the holder of such an Allowed Interest is entitled shall not be altered.

    4.30. TREATMENT OF CLASS FASL-1--OTHER PRIORITY CLAIMS AGAINST FLAG ASIA LIMITED.

        4.30.1. IMPAIRMENT AND VOTING. Class FASL-1 is unimpaired by the Plan. Each holder of an Allowed Other Priority Claim in Class FASL-1 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

        4.30.2. DISTRIBUTIONS. On the Distribution Date, the Allowed Other Priority Claims in Class FASL-1 shall (i) be Reinstated, PROVIDED, HOWEVER, that such treatment shall be no less favorable than that provided in section 1129(a)(9)(B)(ii) of the Bankruptcy Code, or (ii) receive such other treatment that FLAG Asia Limited and such holder shall have agreed upon in writing; PROVIDED, HOWEVER, that such agreed-upon treatment shall not be more favorable than the treatment provided in subsection (i).

    4.31.  TREATMENT OF CLASS FASL-2--SECURED CLAIMS AGAINST FLAG ASIA LIMITED.

        4.31.1. IMPAIRMENT AND VOTING. Class FASL-2 is unimpaired by the Plan. Each holder of an Allowed Secured Claim in Class FASL-2 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

        4.31.2. DISTRIBUTIONS. On the Distribution Date, each Allowed Secured Claim in Class FASL-2 shall be treated as an unimpaired Claim in accordance with section 1124 of the Bankruptcy Code, and the legal, equitable and contractual rights to which the holder of such an Allowed Claim is entitled shall not be altered; PROVIDED, HOWEVER, that, on the Distribution Date, FLAG Asia Limited shall cure any defaults in connection with Allowed Secured Claims in Class FASL-2 related to letters of credit secured by Cash.

    4.32. TREATMENT OF CLASS FASL-3--GENERAL UNSECURED CLAIMS AGAINST FLAG ASIA LIMITED.

        4.32.1. IMPAIRMENT AND VOTING. Class FASL-3 is unimpaired by the Plan. Each holder of an Allowed General Unsecured Claim in Class FASL-3 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

        4.32.2. DISTRIBUTIONS. On the Distribution Date, each holder of an Allowed General Unsecured Claim in Class FASL-3 shall receive one of the following treatments, to be determined at the sole option of FLAG Asia
    Limited: (i) payment of Cash in an amount equal to the unpaid portion, without postpetition interest, of such Allowed General Unsecured Claim,
    (ii) Reinstatement of such Allowed General Unsecured Claim or (iii) such other treatment that FLAG Asia Limited and such holder shall have agreed upon in writing; PROVIDED, HOWEVER, that such agreed-upon treatment shall not be more favorable than the treatment provided in subsection (i).

    4.33.  TREATMENT OF CLASS FASL-4--INTERESTS IN FLAG ASIA LIMITED.

        4.33.1. IMPAIRMENT AND VOTING. Class FASL-4 is unimpaired by the Plan. Each holder of an Allowed Interest in Class FASL-4 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

        4.33.2. DISTRIBUTIONS. Each Allowed Interest in Class FASL-4 shall be treated as an unimpaired Interest in accordance with section 1124 of the Bankruptcy Code, and the legal, equitable and contractual rights to which the holder of such an Allowed Claim is entitled shall not be altered.

    4.34. TREATMENT OF CLASS FAHL-1--OTHER PRIORITY CLAIMS AGAINST FLAG ATLANTIC HOLDINGS LIMITED.

        4.34.1. IMPAIRMENT AND VOTING. Class FAHL-1 is unimpaired by the Plan. Each holder of an Allowed Other Priority Claim in Class FAHL-1 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

        4.34.2. DISTRIBUTIONS. On the Distribution Date, the Allowed Other Priority Claims in Class FAHL-1 shall receive (i) payment of Cash in an amount equal to the unpaid portion, without postpetition interest, of such Other Priority Claim, or (ii) such other treatment that FLAG Atlantic Holdings Limited and such holder shall have agreed upon in writing; PROVIDED, HOWEVER, that such agreed-upon treatment shall not be more favorable than the treatment provided in subsection (i).

    4.35. TREATMENT OF CLASS FAHL-2--SECURED CLAIMS AGAINST FLAG ATLANTIC HOLDINGS LIMITED (OTHER THAN THE FLAG ATLANTIC BANKS CLAIM).

        4.35.1. IMPAIRMENT AND VOTING. Class FAHL-2 is unimpaired by the Plan. Each holder of an Allowed Secured Claim in Class FAHL-2 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

        4.35.2. DISTRIBUTIONS. On the Distribution Date, each Allowed Secured Claim in Class FAHL-2 shall receive, at the sole option of FLAG Atlantic Holdings Limited, (i) payment of Cash in an amount equal to the unpaid portion of such Allowed Secured Claim, plus postpetition interest as is allowable under section 506 of the Bankruptcy Code, (ii) surrender by FLAG Atlantic Holdings Limited of the asset subject to the Lien of the holder of the Allowed Secured Claim or (iii) receive such other treatment that FLAG Atlantic Holdings Limited and such holder shall have agreed upon in writing; PROVIDED, HOWEVER, that such agreed-upon treatment shall not be more favorable than the treatment provided in subsection (i).

    4.36. TREATMENT OF CLASS FAHL-3--SECONDARY LIABILITY CLAIMS OF FLAG ATLANTIC BANKS.

        4.36.1. IMPAIRMENT AND VOTING. Class FAHL-3 is impaired by the Plan. Each of the FLAG Atlantic Banks that holds an Allowed Secondary Liability Claim against FLAG Atlantic Holdings Limited as of the Voting Record Date is entitled to vote to accept or reject the Plan.

        4.36.2. DISTRIBUTIONS. The holders of the Secondary Liability Claims in Class FAHL-3 shall receive, in full and complete satisfaction of their Claims and any related Liens, the treatment specified in Section 4.41.2.

    4.37. TREATMENT OF CLASS FAHL-4--GENERAL UNSECURED CLAIMS AGAINST FLAG ATLANTIC HOLDINGS LIMITED.

        4.37.1. IMPAIRMENT AND VOTING. Class FAHL-4 is impaired by the Plan. Each holder of an Allowed General Unsecured Claim in Class FAHL-4 as of the Voting Record Date is entitled to vote to accept or reject the Plan.

        4.37.2. DISTRIBUTIONS. Each holder of an Allowed Claim in Class FAHL-4 shall receive in full satisfaction of the Claim: (i) a share of the FLAG Atlantic Net Avoidance Action Recoveries attributable to Avoidance Actions belonging to the Estate of FLAG Atlantic Holdings Limited at the times and to be distributed in the manner specified in Section 7.8; or (ii) such other treatment that the FLAG Atlantic Holdings Limited and such holder shall have agreed upon in writing; PROVIDED, HOWEVER, that such agreed-upon treatment shall not be more favorable than the treatment provided in subsection (i).

    4.38.  TREATMENT OF CLASS FAHL-5--INTERESTS IN FLAG ATLANTIC HOLDINGS
LIMITED.

        4.38.1. IMPAIRMENT AND VOTING. Class FAHL-5 does not receive or retain anything under the Plan and is therefore deemed to have rejected the Plan. As such, holders of Interests in Class FAHL-5 are not entitled to vote to accept or reject the Plan.

        4.38.2. DISTRIBUTIONS. All Interests in FLAG Atlantic Holdings Limited ultimately shall be cancelled, annulled and extinguished when FLAG Atlantic Holdings Limited is wound up under Bermuda law after the Effective Date and holders of any such Interests shall receive nothing under the Plan.

    4.39. TREATMENT OF CLASS FAL-1--OTHER PRIORITY CLAIMS AGAINST FLAG ATLANTIC LIMITED.

        4.39.1. IMPAIRMENT AND VOTING. Class FAL-1 is unimpaired by the Plan. Each holder of an Allowed Other Priority Claim in Class FAL-1 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

        4.39.2. DISTRIBUTIONS. On the Distribution Date, the Allowed Other Priority Claims in Class FAL-1 shall receive (i) payment of Cash in an amount equal to the unpaid portion, without postpetition interest, of such Other Priority Claim, or (ii) such other treatment that FLAG Atlantic Limited and such holder shall have agreed upon in writing; PROVIDED, HOWEVER, that such agreed-upon treatment shall not be more favorable than the treatment provided in subsection (i).

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    4.40.  TREATMENT OF CLASS FAL-2--SECURED CLAIMS AGAINST FLAG ATLANTIC
LIMITED SENIOR IN RIGHT OF PAYMENT TO THE FLAG ATLANTIC BANKS CLAIM.

        4.40.1. IMPAIRMENT AND VOTING. Class FAL-2 is unimpaired by the Plan. Each holder of an Allowed Secured Claim in Class FAL-2 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

        4.40.2. DISTRIBUTIONS. On the Distribution Date, each Allowed Secured Claim in Class FAL-2 shall receive, at the sole option of FLAG Atlantic Limited, (i) payment of Cash in an amount equal to the unpaid portion of such Allowed Secured Claim, plus postpetition interest as is allowable under section 506 of the Bankruptcy Code, (ii) surrender by FLAG Atlantic Limited of the asset subject to the Lien of the holder of the Allowed Secured Claim or (iii) receive such other treatment that FLAG Atlantic Limited and such holder shall have agreed upon in writing; PROVIDED, HOWEVER, that such agreed-upon treatment shall not be more favorable than the treatment provided in subsection (i).

    4.41.  TREATMENT OF CLASS FAL-3--FLAG ATLANTIC BANKS CLAIM.

        4.41.1. IMPAIRMENT AND VOTING. Class FAL-3 is impaired by the Plan. The FLAG Atlantic Banks Claim shall be deemed Allowed for all purposes under the Plan and, as such, each holder of a FLAG Atlantic Banks Claim against FLAG Atlantic Limited as of the Voting Record Date is entitled to vote to accept or reject the Plan.

        4.41.2.  DISTRIBUTIONS.

           4.41.2.1. On the Distribution Date, (a) Barclays shall receive, on behalf of the holders of any Allowed FLAG Atlantic Banks Claim, for distribution among such holders on a Pro Rata Basis, to be applied to the principal amount of the Allowed FLAG Atlantic Banks Claim, 26.25% of the New Holdco Common Shares on a Fully Diluted Basis; and (b) the FLAG Atlantic Banks shall be deemed to have been released by the Debtors and the Non-Debtor Affiliates pursuant to the provisions of Section 8.4.1.

           4.41.2.2. On the later of the Distribution Date or eleven (11) days after entry of a Final Order of the Bankruptcy Court expressly approving such payment, New Holdco shall reimburse Barclays for the reasonable expenses (including legal and other professional fees) of the FLAG Atlantic Banks incurred in connection with the Chapter 11 Cases, not to exceed Seven Hundred and Fifty Thousand Dollars ($750,000) (neither the Debtors nor New Holdco shall be liable for the reimbursement or payment of any additional costs or expenses of the FLAG Atlantic Banks in excess of the amount set forth in this Section 4.41.2.2, whether under section 503(b) of the Bankruptcy Code or otherwise).

        4.41.3. FULL AND COMPLETE SATISFACTION. The distributions contemplated under Section 4.41.2 shall be in full and complete satisfaction of the Allowed FLAG Atlantic Banks Claim and any Secondary Liability Claims related thereto. Except for the express obligations created by virtue of this Plan, neither the Reorganized Debtors nor New Holdco shall have any obligation under or with respect to the FLAG Atlantic Banks Claim or the FLAG Atlantic Credit Agreement or any Secondary Liability Claims by any of the FLAG Atlantic Banks. Without limiting the foregoing, any and all further Claim for any amounts allegedly owing under the FLAG Atlantic Credit Agreement and any Secondary Liability Claims by the FLAG Atlantic Banks shall be cancelled and discharged to the fullest extent permitted under section 1141 of the Bankruptcy Code.

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    4.42.  TREATMENT OF CLASS FAL-4--GENERAL UNSECURED CLAIMS AGAINST FLAG
ATLANTIC LIMITED.

        4.42.1. IMPAIRMENT AND VOTING. Class FAL-4 is impaired by the Plan. Each holder of an Allowed General Unsecured Claim in Class FAL-4 as of the Voting Record Date is entitled to vote to accept or reject the Plan.

        4.42.2. DISTRIBUTIONS. Each holder of an Allowed Claim in Class FAL-4 shall receive in full satisfaction of such Claim: (i) a share of the FLAG Atlantic Net Avoidance Action Recoveries attributable to Avoidance Actions belonging to the Estate of FLAG Atlantic Limited at the times and to be distributed in the manner specified in Section 7.8 of this Plan; or
    (ii) such other treatment that FLAG Atlantic Limited and such holder shall have agreed upon in writing; PROVIDED, HOWEVER, that such agreed-upon treatment shall not be more favorable than the treatment provided in subsection (i).

    4.43.  TREATMENT OF CLASS FAL-5--INTERESTS IN FLAG ATLANTIC LIMITED.

        4.43.1. IMPAIRMENT AND VOTING. Class FAL-5 does not receive or retain anything under the Plan and is therefore deemed to have rejected the Plan. As such, holders of Interests in Class FAL-5 are not entitled to vote to accept or reject the Plan.

        4.43.2. DISTRIBUTIONS. All Interests in any of FLAG Atlantic Limited ultimately shall be cancelled, annulled and extinguished when FLAG Atlantic Limited is wound up under Bermuda law after the Effective Date and holders of any such Interests shall receive nothing under the Plan.

    4.44. TREATMENT OF CLASS FAUL-1--OTHER PRIORITY CLAIMS AGAINST FLAG ATLANTIC USA LIMITED.

        4.44.1. IMPAIRMENT AND VOTING. Class FAUL-1 is unimpaired by the Plan. Each holder of an Allowed Other Priority Claim in Class FAUL-1 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

        4.44.2. DISTRIBUTIONS. On the Distribution Date, the Allowed Other Priority Claims in Class FAUL-1 shall receive (i) payment of Cash in an amount equal to the unpaid portion, without postpetition interest, of such Other Priority Claim, or (ii) such other treatment that FLAG Atlantic USA Limited and such holder shall have agreed upon in writing; PROVIDED, HOWEVER, that such agreed-upon treatment shall not be more favorable than the treatment provided in subsection (i).

    4.45. TREATMENT OF CLASS FAUL-2--SECURED CLAIMS AGAINST FLAG ATLANTIC USA LIMITED (OTHER THAN THE FLAG ATLANTIC BANKS CLAIM).

        4.45.1. IMPAIRMENT AND VOTING. Class FAUL-2 is unimpaired by the Plan. Each holder of an Allowed Secured Claim in Class FAUL-2 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

        4.45.2. DISTRIBUTIONS. On the Distribution Date, each holder of an Allowed Secured Claim in Class FAUL-2 shall receive, at the sole option of FLAG Atlantic USA Limited, (i) payment of Cash in an amount equal to the unpaid portion of such Allowed Secured Claim, plus postpetition interest as is allowable under section 506 of the Bankruptcy Code, (ii) surrender by FLAG Atlantic USA Limited of the asset subject to the Lien of the holder of such Allowed Secured Claim or (iii) receive such other treatment that FLAG Atlantic USA Limited and such holder shall have agreed upon in writing; PROVIDED, HOWEVER, that such agreed-upon treatment shall not be more favorable than the treatment provided in subsection (i); and PROVIDED, FURTHER, that, on the Distribution Date, FLAG Atlantic USA Limited shall cure any defaults in connection with Allowed Secured Claims in Class FAUL-2 related to letters of credit secured by Cash.

    4.46. TREATMENT OF CLASS FAUL-3--SECONDARY LIABILITY CLAIMS OF FLAG ATLANTIC BANKS.

        4.46.1. IMPAIRMENT AND VOTING. Class FAUL-3 is impaired by the Plan. Each of the FLAG Atlantic Banks that holds an Allowed Secondary Liability Claim against FLAG Atlantic USA Limited as of the Voting Record Date is entitled to vote to accept or reject the Plan.

        4.46.2. DISTRIBUTIONS. The holders of the Secondary Liability Claims in Class FAUL-3 shall receive, in full and complete satisfaction of their Claims and any related Liens, the treatment specified in Section 4.41.2.

    4.47. TREATMENT OF CLASS FAUL-4--GENERAL UNSECURED CLAIMS AGAINST FLAG ATLANTIC USA LIMITED.

        4.47.1. IMPAIRMENT AND VOTING. Class FAUL-4 is impaired by the Plan. Each holder of an Allowed General Unsecured Claim in Class FAUL-4 as of the Voting Record Date is entitled to vote to accept or reject the Plan.

        4.47.2. DISTRIBUTIONS. Each holder of an Allowed Claim in Class FAUL-4 shall receive in full satisfaction of such Claim: (i) its Pro Rata Share of the FLAG Atlantic Net Avoidance Action Recoveries attributable to Avoidance Actions belonging to the Estate of FLAG Atlantic USA Limited at the times and in the manner specified in Section 7.8 of this Plan; or (ii) such other treatment that FLAG Atlantic USA Limited and such holder shall have agreed upon in writing; PROVIDED, HOWEVER, that such agreed-upon treatment shall not be more favorable than the treatment provided in subsection (i).

    4.48.  TREATMENT OF CLASS FAUL-5--INTERESTS IN FLAG ATLANTIC USA LIMITED.

        4.48.1. IMPAIRMENT AND VOTING. Class FAUL-5 does not receive or retain anything under the Plan and is therefore deemed to have rejected the Plan. As such, holders of Interests in Class FAUL-5 are not entitled to vote to accept or reject the Plan.

        4.48.2. DISTRIBUTIONS. All Interests in FLAG Atlantic USA Limited shall be cancelled, annulled and extinguished as of the Effective Date and holders of any such Interests shall receive nothing under the Plan.

    4.49. NO DUPLICATION OF CLAIMS OR DISTRIBUTIONS. All Claims scheduled by or filed against the Debtors in the Chapter 11 Cases are deemed to have been filed against those Debtors under the Bermuda Schemes to the extent the Bermuda Schemes purport to also deal with such Claims. Any holder of an Allowed Claim that receives, under the Bermuda Schemes, the payment or transfer of Cash or other property on account of such Claim, shall not receive any distribution under the Plan on account of such Claim. Any holder of an Allowed Claim that receives under the Plan a distribution of Cash or other property on account of such Claim shall not receive any distribution under the Bermuda Schemes on account of such Claim.

                                       V.

              PROVISIONS REGARDING VOTING, EFFECT OF REJECTION BY
            IMPAIRED CLASSES, AND CONSEQUENCES OF NONCONFIRMABILITY

    5.1. VOTING RIGHTS. Each holder of an Allowed Claim or Allowed Interest as of the Voting Deadline in an impaired Class of Claims or Interests that is not deemed to have rejected the Plan shall be entitled to vote separately to accept or reject the Plan as provided in the order entered by the Bankruptcy Court establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan.

    5.2 CONTROVERSY REGARDING IMPAIRMENT. In the event of a controversy as to whether any Claim or Interest, or any class of Claims or Interests, is impaired under the Plan, the Bankruptcy Court shall, after notice and hearing, determine such controversy.

    5.3. ACCEPTANCE REQUIREMENTS. An impaired class of Claims shall have accepted the Plan if votes in favor of the Plan have been cast by at least two-thirds in amount and more than one-half in number of the Allowed Claims in such class that have voted on the Plan. There are no impaired Classes of Interests entitled to vote on the Plan.

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
    5.4. NONCONSENSUAL CONFIRMATION. Because certain Classes set forth in this Plan are deemed to have rejected the Plan, the Debtors will seek to confirm the Plan under section 1129(b) of the Bankruptcy Code.

    5.5. NONCONFIRMABILITY. If the Plan has not been accepted by the requisite majorities and the Debtors determine that the Plan cannot be confirmed under section 1129(b) of the Bankruptcy Code, or if the Bankruptcy Court upon consideration declines to approve confirmation of the Plan, the Debtors may seek to dismiss the Chapter 11 Cases.

                                      VI.

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

    6.1. ASSUMPTION OF CONTRACTS AND LEASES. Except as otherwise provided herein or pursuant to the Confirmation Order, all executory contracts and unexpired leases that exist between the Debtors and any person shall be assumed pursuant to section 365(a) of the Bankruptcy Code as of the Effective Date, except for any such contract or lease (a) that has been assumed or rejected, or renegotiated and either assumed or rejected on renegotiated terms, pursuant to an order of the Bankruptcy Court entered prior to the Effective Date, (b) that has been entered into by the Debtors during the pendency of the Chapter 11 Cases in the ordinary course of business or pursuant to an order of the Bankruptcy Court, (c) that is the subject of a motion to reject, or a motion to approve renegotiated terms and to assume or reject on such renegotiated terms, that has been filed and served prior to the Effective Date, or (d) that is specifically treated otherwise in the Plan. Entry of the Confirmation Order shall constitute approval, pursuant to section 365(a) of the Bankruptcy Code, of the assumption of executory contracts and unexpired leases provided for herein.

    6.2. REJECTION OF CERTAIN SPECIFIED CONTRACTS AND LEASES. Notwithstanding anything to the contrary contained in the Plan, including the immediately preceding Section, the Debtors shall provide a list of executory contracts and unexpired leases in the Plan Supplement which shall be deemed rejected pursuant to section 365(a) of the Bankruptcy Code as of the Effective Date, together with the Debtors' estimate of the rejection damage Claims that would result from such rejection, pursuant to section 502(g) of the Bankruptcy Code.

    6.3. INSURANCE POLICIES. Each of the Debtors' insurance policies and any agreements, documents or instruments relating thereto, if not otherwise recognized as executory contracts, shall be deemed to be and treated as executory contracts, and shall be assumed as of the Effective Date pursuant to sections 365(a) and 1123(b) of the Bankruptcy Code. Notwithstanding the foregoing, distributions under the Plan to any holder of a Claim covered by any of such insurance policies and related agreements, documents or instruments shall be in accordance with the treatment provided under Article II or
Article IV, as applicable. Nothing contained herein shall constitute or be deemed a waiver of any cause of action or claim that the Debtors may hold against any entity, including the insurer under any of the Debtors' policies of insurance, or in any way to limit the obligation of such insurers to defend, indemnify, and/or hold harmless the Debtors and their officers, directors, and employees under the terms of any insurance policy issued to the Debtors or any of them.

    6.4.  D & O INDEMNIFICATION OBLIGATIONS.

           6.4.1. New Holdco shall (a) pay its attorneys' fees and costs in connection with its disputes as to coverage under the Debtors' directors and officers insurance policies and take all reasonably necessary action to resolve any such disputes; and (b) pay the actual documented litigation-related costs and expenses (including attorneys' fees) of each Executive to the extent not actually reimbursed by such policies, regardless of whether such costs and expenses were incurred prior to or after the Commencement Date, PROVIDED that the aggregate amount of the payments pursuant to this clause (b) shall not exceed Three Million Two Hundred and Fifty Thousand Dollars ($3,250,000) and the aggregate amount of such payments for the period through the first anniversary of the Effective Date shall not exceed One Million Six Hundred and Twenty-Five Thousand Dollars ($1,625,000). In order to receive the benefit of the foregoing clause, each Executive shall represent and certify that he has not knowingly made any fraudulent statements or material misrepresentations to the insurers or persons acting on their behalf in connection with the director and officer insurance application process. In the event that any Executive is found by a judgment or other final adjudication to have knowingly made such a fraudulent statement or material misrepresentation, subject to applicable nonbankruptcy law, New Holdco's obligation to make such payments would immediately terminate and such Executive so found would be required to refund his PRO RATA share of any such payments made by New Holdco (where such PRO RATA share is determined by dividing the aggregate amount of payments by the number of defendants in the relevant litigation). All payments to any Executives under such foregoing clause, to the extent actually paid by New Holdco, shall be immediately reimburseable upon collection by the Executives out of any indemnified fees, costs and expenses under the insurance policies and the Executives shall take all reasonably necessary action to collect such fees, costs, and expenses.

           6.4.2. New Holdco shall reimburse the Executives for attorneys' fees and expenses incurred in connection with these Chapter 11 Cases, in an amount not to exceed One Hundred and Fifty Thousand Dollars ($150,000), in the aggregate; PROVIDED, HOWEVER, that any such reimbursement would reduce the maximum amount of New Holdco's indemnification obligations under Section 6.4.1(b).

           6.4.3. Except as expressly provided in the Plan, each Executive shall be deemed to have waived any rights to be indemnified by any of the Debtors pursuant to such Executive's Executive Employment Agreement and any of the Debtors' Bye-Laws and any similar right to indemnification by any of the Debtors under any other document. The Executives shall be indemnified with respect to facts occurring on or after the Effective Date to the same extent as the other directors and officers of New Holdco.

    6.5. CURE OF DEFAULTS. On the Effective Date, the Debtors (a) shall cure or provide adequate assurance that they will cure any and all undisputed defaults under any executory contract or unexpired lease assumed pursuant to the Plan and (b) compensate or provide adequate assurance that they will promptly compensate the other parties to such executory contract or unexpired lease for the agreed amount of any actual pecuniary loss to such party resulting from such undisputed default in accordance with section 365(b)(1) of the Bankruptcy Code. In the event that the Debtors dispute the existence of a default, or the nature, extent or amount of any required cure, adequate assurance or compensation, the Debtors' obligations under section 365(b) of the Bankruptcy Code shall be determined by a Final Order, and any such obligations shall be performed by the Debtors within thirty days after the date of the Final Order unless otherwise provided in such Final Order.

    6.6. REJECTION CLAIMS. Claims arising out of the rejection of an executory contract or unexpired lease must be asserted by proof of Claim filed with the Bankruptcy Court no later than thirty days after the date of entry of the order approving the rejection of such contract or lease. In the absence of a timely filed proof of Claim, any such Claims shall be forever barred and shall not be enforceable against the Debtors, their Estates and their property and will not receive any distributions under the Plan. Unless otherwise ordered by the Bankruptcy Court, all Claims arising from the rejection of executory contracts and unexpired leases shall be treated, to the extent they are Allowed Claims, as General Unsecured Claims if asserted against the Reorganized Debtors.

    6.7 SPECIAL PROVISIONS REGARDING EXECUTIVE EMPLOYMENT AGREEMENTS AND EXECUTIVE RETENTION PLANS. For purposes of Section 6.1, the Executive Retention Plans and the Executive Employment Agreements shall be deemed executory contracts. For purposes of this Section 6.7, "Cause" and "Good Reason" are defined in the manner set forth in the Executive Retention Plans and/or the Executive Employment Agreements.

        6.7.1. AMENDMENTS. As of the Effective Date, the Executive Employment Agreements and Executive Retention Plans shall be amended to:

           (a) Eliminate the "enterprise value" bonus.

           (b) Provide for payment of an annual cash bonus for 2002, in accordance with the bonus payment provisions described below.

           (c) Provide that severance payments for each of Andres Bande, Edward McCormack, and Adnan Omar shall equal one times their base salary plus target annual bonus. Such severance payments shall be due and payable under the termination of employment circumstances contemplated by the Executive Employment Agreements and/or the Executive Retention Plans, whether occurring before, on or after the Effective Date, except that "1 October 2004" shall be substituted for "31 December 2003" in each of Clause 5(c) and Clause 2.2(c) in the Executive Employment Agreements for Andres Bande and Edward McCormack, respectively.

           (d) Provide that the employment period and other terms of the Executive Employment Agreements and Executive Retention Plans (except as modified herein) would remain the same, except that Executives would waive any rights to resign for Good Reason solely as a result of a change in composition of the board of directors of New Holdco or a change in ownership of New Holdco, in each case as contemplated by the Plan, and the Executive Employment Agreement for Andres Bande shall be amended
       (i) to delete provisions stating that New Holdco's failure to make option grants would be a basis for resignation with Good Reason and (ii) to state that it would be an event constituting Good Reason if (A) Andres Bande is removed as chairman of the Board of New Holdco at any time prior to the end of the thirty-day period following the Effective Date or
       (B) Andres Bande at any time ceases to be the chief executive officer of New Holdco reporting directly and exclusively to the full Board of New Holdco.

           (e) Delete any indemnification provisions so that the Executive Employment Agreements and Executive Retention Plan are consistent with the Executive Term Sheet and add or delete any other provisions reasonably necessary to make the Executive Employment Agreements and Executive Retention Plan materially consistent with the Executive Term Sheet.

        6.7.2. SEVERANCE. The severance provisions in the Executive Employment Agreements for Kees van Ophem, Michel Cayouette, Scott Rowswell, Andrew Evans, Mehrdad Mansourpour, and John Draheim shall remain in effect. Severance payments shall be payable under the termination of employment circumstances contemplated by the Executive Employment Agreements and Executive Retention Plans, whether occurring before, on and after the Effective Date. The employment period and other terms of the Executive Employment Agreements and Executive Retention Plans (except as modified herein) shall remain the same.

        6.7.3 RETENTION OF PRE-COMMENCEMENT DATE PAYMENTS. Each Executive shall vest in his pre-Commencement Date retention payment, as agreed presently, on the Effective Date; PROVIDED, HOWEVER, that such payment shall be forfeited, and must be returned, to FLAG Holdco or, after the Effective Date, New Holdco, in the event such Executive resigns without Good Reason or is terminated for Cause prior to the Effective Date. The retention payment of $180,000 due to Scott Rowswell shall be paid on or prior to the Effective Date, subject to the repayment provisions described in the immediately preceding sentence.

        6.7.4.  BONUSES.

           6.7.4.1. Each Executive shall be eligible to earn his current target annual bonus for 2002. The actual amount of the annual bonus shall be based upon the achievement of the performance criteria described in
       Section 6.7.4.2. The annual bonus shall be payable in a cash lump sum as soon as practicable after December 31, 2002, but in no event later than January 20, 2003; PROVIDED, HOWEVER, that, if fourth quarter 2002 financial results are not available on January 15, 2003, the portion of the bonus based upon such results shall be payable within five days of such results becoming available. An Executive shall be eligible for the annual bonus if (a) the Executive is employed by New Holdco on December 31, 2002 or (b) the Executive's employment with New Holdco terminates prior thereto for any reason other than a termination for Cause or voluntary resignation for other than Good Reason.

           6.7.4.2. The initial 50% of the target annual bonus shall be payable if available cash plus working capital of New Holdco as of the Effective Date is equal to or greater than projected or if the available cash plus working capital of New Holdco as of the Effective Date is within
       2.5 percent of such projection. The remaining 50% of the target bonus shall be payable if each of cash revenue and cash flow in fourth quarter 2002 is equal to or greater than projected or if each of cash revenue and cash flow in fourth quarter 2002 is within 2.5 percent of such projection.

           6.7.4.3. For purposes of this Section 6.7, "working capital," "cash revenue" and "cash flow" will be reasonably defined consistent with past practice by agreement negotiated in good faith between the Creditors' Committee and the Debtors.

           6.7.4.4. The Creditors' Committee and the Debtors shall continue to work in good faith to specify the projections referred to in this
       Section 6.7, and such projections will be materially consistent with the projections attached to the Executive Term Sheet as Attachment 1 thereto (which projections on Attachment 1 incorporate the 2.5% reduction contemplated by Section 6.7.4.2), and include appropriate adjustments, if any, for delay in the Effective Date or changes to the Plan approved or required by the Bankruptcy Court or required as part of the confirmation process.

        6.7.5. NO DEFAULTS/CURE OBLIGATIONS. As a condition to the assumption of each Executive Employment Agreement, the relevant Executive shall acknowledge that no default exists under such agreement that would be required to be cured upon assumption.

        6.7.6. WAIVER OF DEFERRED COMPENSATION. Except with respect to the items noted in this Section 6.7, any deferred compensation (other than deferred severance) earned or incurred by any Executive prior to the Effective Date shall be deemed waived.

                                      VII.

                      MEANS OF IMPLEMENTATION OF THE PLAN

    7.1. FUNDING OF PLAN. The various payments contemplated by the Plan shall be funded from the Debtors' available Cash on the Effective Date and revenues generated by the operation of the Debtors' business after the Effective Date. To the extent necessary, FLAG Holdco shall, prior to transferring the FLAG Holdco Assets to New Holdco, provide Cash to other Debtors or, in the respect of the Bermuda Reorganization Reserve to the Bermuda Provisional Liquidators, to make any and all payments and/or to establish reserves required on the Effective Date under the Plan.

    7.2 FORMATION OF NEW HOLDCO. On or before the Effective Date, the Debtors shall take the steps necessary so that New Holdco shall be duly formed and come into existence as a valid and legally existing entity. The specific formation documents with respect to New Holdco shall be included in the Plan Supplement. In accordance with section 1123(6) of the Bankruptcy Code, New Holdco's charter shall prohibit the issuance by New Holdco of nonvoting equity securities.

    7.3. TRANSFER OF ALL ASSETS FROM FLAG HOLDCO TO NEW HOLDCO FREE AND CLEAR OF LIENS. On the Effective Date, and after the formation of New Holdco, without further act or action by any person, unless required by provision of the Corporate Documents or applicable law, regulation, order or rule, all right, title, and interest in the FLAG Holdco Assets shall be transferred and assigned to, and vest in, New Holdco as of the Effective Date. Except as expressly provided in the Plan or the Confirmation Order, the FLAG Holdco Assets shall vest in New Holdco free and clear of any Claims or Liens.

    7.4. TRANSFER OF FLAG ATLANTIC HOLDINGS AND LIMITED ASSETS AND CERTAIN CASH TO NEW HOLDCO; TRANSFER OF FLAG ATLANTIC USA LIMITED ASSETS TO FLAG TELECOM USA LIMITED; RELEASE OF FLAG ATLANTIC BANKS' CLAIMS AND LIENS.

           7.4.1. On the Effective Date, and after the formation of New Holdco, without further act or action by any person, unless required by provision of the Corporate Documents or applicable law, regulation, order or rule, the following transactions shall occur in the order specified:

               7.4.1.1. all existing Interests in FLAG Atlantic USA Limited shall be transferred by FLAG Atlantic Limited to New Holdco;

               7.4.1.2. (a) FLAG Atlantic Holdings Limited shall transfer to New Holdco in return for the payment of $1 in Cash, all right, title, and interest in the FLAG Atlantic Holdings Assets that are subject to the Lien of the FLAG Atlantic Banks, (b) FLAG Atlantic Limited shall transfer to FLAG Telecom Global Network Limited in return for the payment of $1 in Cash, all right, title, and interest in the FLAG Atlantic Limited Assets that are subject to the Lien of the FLAG Atlantic Banks, and (c) FLAG Atlantic USA Limited shall transfer to FLAG Telecom Network USA Limited in return for the payment of $1 in Cash, all right, title, and interest in the FLAG Atlantic USA Limited Assets that are subject to the Lien of the FLAG Atlantic Banks;

               7.4.1.3. (a) the FLAG Atlantic Banks and the FLAG Atlantic Debtors shall novate to New Holdco, FLAG Telecom USA Limited, and FLAG Telecom Global Network Limited, respectively, the FLAG Atlantic Banks Claim, Secondary Liability Claim and the Lien relating thereto, which Claims and Liens shall be immediately waived and released, and
           (b) immediately thereafter, New Holdco shall issue to the FLAG Atlantic Banks the New Holdco Common Shares detailed in
           Section 4.41.2; and

               7.4.1.4. all existing Interests in FLAG Atlantic USA Limited shall be cancelled, annulled and extinguished pursuant to
           Section 4.48.

           7.4.2.  Concurrently with the transactions set forth in
       Section 7.4.1, and in return for the treatment specified in
       Section 4.41.2, which treatment shall be in full and complete satisfaction of the FLAG Atlantic Banks Claim and any Secondary Liability Claims by the FLAG Atlantic Banks, the FLAG Atlantic Banks shall
       (a) transfer to New Holdco all Cash which is or previously was the property of FLAG Holdco and/or FLAG Limited (including collateral for swap transactions not previously released pursuant to settlement agreements) currently held by the Barclays or any of the other FLAG Atlantic Banks, together with any interest actually accrued on such Cash from April 12, 2002 and (b) expressly release and waive any and all Claims or Liens against the FLAG Atlantic Holdings Assets, the FLAG Atlantic Limited Assets, and the FLAG Atlantic USA Limited Assets. Except as expressly provided in the Plan or the Confirmation Order, the FLAG Atlantic Holdings Assets, the FLAG Atlantic Limited Assets, the FLAG Atlantic USA Limited Assets, and the Cash to be transferred by the FLAG Atlantic Banks to New Holdco pursuant to this Section, shall vest in New Holdco, FLAG Telecom USA Limited, and FLAG Telecom Global Network Limited, as the case may be, free and clear of any Claims or Liens.

    7.5.  ISSUANCE OF NEW HOLDCO COMMON SHARES AND FLAG HOLDCO BONDHOLDER NOTES.

        7.5.1. ISSUANCE OF NEW HOLDCO COMMON SHARES. The issuance of the New Holdco Common Shares shall be authorized under section 1145 of the Bankruptcy Code as of the Effective Date without further act or action by any person, unless required by provision of the relevant Corporate Documents or applicable law, regulation, order or rule; and all documents evidencing the same shall be executed and delivered as provided for in the Plan or the Plan Supplement. In accordance with the terms of the Plan, the Bermuda Schemes, and certain agreements entered into prior to the Effective Date by and between the Debtors, on the one hand, and each of Alcatel, CIENA, and REACH, on the other, the New Holdco Common Shares shall be issued to, or for the beneficial interest of, the following:

                                                   PRO FORMA EQUITY OWNERSHIP
NAME OF OWNER                                       ON A FULLY DILUTED BASIS
-------------                                      --------------------------
FLAG Limited Bondholders.........................            62.79%
FLAG Atlantic Banks..............................            26.25%
FLAG Holdco Bondholders..........................             5.00%
Alcatel..........................................             4.38%
CIENA............................................             1.58%
TOTAL............................................              100%

The pro forma equity ownership shown above depicts the proposed ownership of the New Holdco Common Shares after issues of all shares on the Effective Date, but as provided for in the definition of "Fully Diluted Basis" does not take into account the stock option pool reserved for the employees and directors of New Holdco and the Reorganized Debtors which will equal up to 10% of such shares. Options under the stock option pool shall be issuable after the Effective Date within the sole discretion of the board of directors of New Holdco.

        7.5.2 ISSUANCE OF FLAG HOLDCO BONDHOLDER NOTES. The issuance of the FLAG Holdco Bondholder Notes shall be authorized under section 1145 of the Bankruptcy Code as of the Effective Date without further act or action by any person, unless required by provision of the relevant Corporate Documents or applicable law, regulation, order or rule; and all documents evidencing the same shall be executed and delivered as provided for in the Plan or the Plan Supplement.

        7.5.3. LISTING OF NEW HOLDCO COMMON SHARES. New Holdco shall use its commercially reasonable efforts to (a) cause the New Holdco Common Shares to be listed on a national securities exchange or the NASDAQ National Market System and (b) obtain and maintain a trading symbol for the New Holdco Common Shares as of or shortly after the issuance of such shares. If the New Holdco Common Shares cannot be listed upon their issuance or shortly thereafter, then upon a later change of circumstances that is reasonably likely to permit a listing of such shares, the New Holdco shall use its commercially reasonable efforts to cause the New Holdco Common Shares to be listed on a national securities exchange or the NASDAQ National Market System, and to obtain and maintain a trading symbol.

        7.5.4. BERMUDA REORGANIZATION RESERVE. The Debtors shall transfer to the Bermuda Provisional Liquidators Cash equal to the Bermuda Reorganization Reserve on the Effective Date or as soon as practicable thereafter. If the Debtors have not made this transfer in full within 7 days of the Effective Date, forthwith New Holdco shall transfer to the Bermuda Provisional Liquidators Cash equal to the balance of the Bermuda Reorganization Reserve which was not transferred by the Debtors. If the Bermuda Provisional Liquidators determine that there is a balance remaining in the Bermuda Reorganization Reserve after all the payments due from it have been made, they shall pay the balance to New Holdco.

    7.6 ISSUANCE AND EXCHANGE OF REPLACEMENT FLAG LIMITED COMMON SHARES. On the Effective Date, without further act or action by any person, unless required by provision of the Corporate Documents or applicable law, regulation, order or rule, (i) in consideration and conditional on (ii), FLAG Limited shall issue and deliver the Replacement FLAG Limited Common Shares to the FLAG Limited

Indenture Trustee, (ii) immediately thereafter, the FLAG Limited Indenture Trustee shall transfer the Replacement FLAG Limited Common Shares to New Holdco in return for shares equal to 62.79% of the New Holdco Common Shares on a Fully Diluted Basis and the other treatment and distributions specified in
Section 4.11.2, and the Original FLAG Limited Common Shares shall be cancelled in accordance with the applicable Bermudan law procedure used to exchange the Original FLAG Limited Common Shares for the Replacement FLAG Limited Common Shares.

    7.7.  POST EFFECTIVE-DATE MANAGEMENT.

        7.7.1. REORGANIZED DEBTORS (OTHER THAN FLAG HOLDCO AND THE FLAG ATLANTIC DEBTORS). Except as expressly provided in the Plan with respect to FLAG Holdco and the FLAG Atlantic Debtors, on and after the Effective Date, the operation, management and control of each of the Debtors shall be the general responsibility of their respective boards of directors and senior officers (or as otherwise provided in its governing instruments), which shall thereafter have the responsibility for the management, control and operation of the Reorganized Debtors. The Reorganized Debtors and the Bermuda Provisional Liquidators shall take all steps necessary to obtain a Final Order of the Bermuda Court discharging the Bermuda Provisional Liquidators of their duties with respect to Reorganized FLAG Limited and FLAG Asia Limited as soon after the Effective Date as possible. Until those discharges, the Bermuda Provisional Liquidators shall continue in their role with respect to FLAG Limited and FLAG Asia Limited as appointed by the Bermuda Court.

        7.7.2 FLAG HOLDCO. Immediately upon completion by FLAG Holdco of the transactions contemplated under the Plan on the Effective Date, operation, management and control of FLAG Holdco shall be transferred to the Bermuda Provisional Liquidators, who shall be subject to the exclusive jurisdiction of the Bermuda Court. Subject to that jurisdiction, the Bermuda Provisional Liquidators shall, among other things: (a) oversee the Plan Administrator who shall, subject to applicable Bermuda law (i) prosecute Objections to Disputed Claims asserted against FLAG Holdco and (ii) administer the FLAG Holdco Disputed Claims Reserve; and (b) take the appropriate steps to wind up FLAG Holdco under Bermuda law.

        7.7.3.  FLAG ATLANTIC DEBTORS.

           7.7.3.1. APPOINTMENT OF PLAN ADMINISTRATOR. The Confirmation Order shall provide for the appointment of a Person, acceptable to the Creditors' Committee in its reasonable discretion, as the Plan Administrator with respect to the FLAG Atlantic Debtors. The identity of the proposed Plan Administrator shall be disclosed in the Plan Supplement. The Plan Administrator shall be empowered to act on the behalf of the FLAG Atlantic Debtors in all respects to carry out the provisions of the Plan. The Plan Administrator shall not have an interest that is materially adverse to the FLAG Atlantic Debtors or their Estates. The Plan Administrator shall be paid a reasonable hourly rate from the FLAG Atlantic Debtors Segregated Recovery Account, or such other method of compensation approved by the Creditors' Committee in its reasonable discretion, for the Plan Administrator's services and shall be entitled to reimbursement of reasonable expenses incurred in fulfilling its duties under the Plan without the need for filing fee applications under the Bankruptcy Code; PROVIDED, HOWEVER, that the Plan Administrator shall provide the U.S. Trustee, counsel for the Debtors, and counsel for the Bermuda Provisional Liquidators with 20 days' prior written notice of its intent to compensate itself. In the event that any party receiving notice under the preceding sentence objects in writing to the payment of the fees or costs in question, the parties shall use their reasonable efforts to resolve the dispute and, if such efforts are unsuccessful, the Plan Administrator may file an application with the Bankruptcy Court seeking permission to make the disputed payments. The Bermuda Provisional Liquidators, FLAG Atlantic Holdings Limited, and FLAG Atlantic Limited shall not be liable for the costs and expenses incurred by the Plan Administrator, unless otherwise provided herein or agreed by them.

           7.7.3.2. RIGHTS AND DUTIES OF PLAN ADMINISTRATOR. The Plan Administrator shall have the rights and powers and shall perform all the functions and duties set forth in the Plan. In particular, the Plan Administrator shall:

               (a) Pursue Avoidance Actions belonging to the Estates of any of the FLAG Atlantic Debtors (other than those waived or released under the Plan or pursuant to a Final Order of the Bankruptcy Court prior to the Effective Date) for the benefit of the holders of Allowed General Unsecured Claims against these Debtors pursuant to the Plan.

               (b) Maintain a detailed accounting of all deposits into and withdrawals from the FLAG Atlantic Segregated Recovery Account, including records sufficient to enable the Plan Administrator to determine each of the FLAG Atlantic Debtors respective shares of the funds contained in the FLAG Atlantic Segregated Recovery Account based on the recoveries attributable to Avoidance Actions owned by each FLAG Atlantic Debtor. The Plan Administrator shall make such accounting available to Parties in Interest upon written request. For purposes of maintaining the accounting provided for in the subsection, the Plan Administrator shall deduct any expenses incurred by the Plan Administrator or its professionals equally from the share of FLAG Atlantic Net Avoidance Recoveries.

               (c) Prosecute Objections to Disputed Claims asserted against any of the FLAG Atlantic Debtors and FLAG Holdco and administer the FLAG Atlantic Debtors Disputed Claims Reserve and the FLAG Holdco Disputed Claims Reserve.

               (d) Make distributions of available Cash in accordance with the procedures described in Section 7.8.4.

               (e) Act as the duly authorized representative of each of the Reorganized FLAG Atlantic Debtors for all corporate, tax law or any other purposes.

               (f) Take any and all other actions that may be necessary and appropriate for the Reorganized FLAG Atlantic Debtors to fulfill their obligations under the Plan.

               (g) In respect of FLAG Holdco, FLAG Atlantic Holdings Limited. and FLAG Atlantic Limited, act subject to the oversight of and in accordance with the reasonable requests of the Bermuda Provisional Liquidators, and at all times in accordance with applicable Bermuda law so far as it is relevant.

           7.7.3.3. ACCESS TO BOOKS AND RECORDS. Upon written request and reasonable notice, New Holdco shall make any and all books and records relating to any of the FLAG Atlantic Debtors available during regular business hours for review by the Plan Administrator to the extent needed to enable the Plan Administrator to carry out its duties under the Plan.

           7.7.3.4. RETENTION AND PAYMENT OF PROFESSIONALS. After the Effective Date, the Plan Administrator will be permitted to retain on behalf of the FLAG Atlantic Debtors such law firms or attorneys, experts, advisors, consultants, investigators, appraisers, auctioneers, corporate management services, or other persons or professional firms as the Plan Administrator, in its reasonable discretion, may select to aid in the performance of its duties under the Plan. Such professionals may be retained by the Plan Administrator without any further order of the Bankruptcy Court or the Bermuda Court. The Plan Administrator may pay such professionals reasonable compensation from the Segregated Recovery Account for services rendered and expenses incurred without any need for filing fee applications under the Bankruptcy Code; PROVIDED, HOWEVER, that the Plan Administrator shall provide the U.S. Trustee, counsel for the Debtors, and counsel for the Bermuda Provisional Liquidators with 20 days' prior written notice of its intent to compensate such professionals. In the event that any party receiving notice under the preceding sentence objects in writing to the payment of the fees or costs in question, the parties shall use their reasonable efforts to resolve the dispute and, if such efforts are unsuccessful, the Plan Administrator or the professional in question may file an application with the Bankruptcy Court seeking permission for the Plan Administrator to make the disputed payments. The Bermuda Provisional Liquidators, FLAG Atlantic Holdings Limited, and FLAG Atlantic Limited shall not be liable for any costs and expenses incurred by professionals pursuant to the above sub-paragraph, unless otherwise provided herein or agreed by them.

        7.7.4.  NEW HOLDCO.

           7.7.4.1. BOARD OF DIRECTORS. The Plan Supplement shall contain Corporate Documents which provide that the initial board of directors of New Holdco shall be comprised of thirteen members, two of whom shall be officers of New Holdco as required by Bermuda law, seven of whom shall be nominated and elected by the Subcommittee of FLAG Limited Bondholders, three of whom shall be nominated and elected by Barclays, acting on behalf of the FLAG Atlantic Banks, and one of whom shall be nominated and elected by the Creditors' Committee. Thereafter, the directors shall be elected annually by the stockholders of the Corporation and the persons receiving the greatest number of votes, up to the number of directors to be elected, shall be the directors, subject to the requirements of Bermuda law. Any director of the New Holdco may resign at any time by giving written notice to the board of directors or to the Secretary of New Holdco. Any such resignation shall take effect at the time specified therein, or, if the time be not specified, it shall take effect immediately upon its receipt; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Except as otherwise provided in New Holdco's charter documents, any vacancy in the board of directors, whether because of death, resignation, disqualification, an increase in the number of directors, or any other cause, may be filled by vote of the majority of the remaining directors, although less than a quorum. Each director so chosen to fill a vacancy shall hold office until his successor shall have been elected and shall qualify or until he shall resign or shall have been removed in the manner hereinafter provided. The Plan Supplement shall include Bye Laws for New Holdco containing additional provisions related to New Holdco's board of directors.

           7.7.4.2. OFFICERS. The officers of New Holdco shall be a Chief Executive Officer, a Chief Operating Officer, a Chief Financial Officer, a General Counsel, a Secretary, an Assistant Secretary, and a Chief Technology Officer. The Plan Supplement shall include Corporate Documents which provide that the initial officers of New Holdco shall be: Andres Bande (Chief Executive Officer), Edward McCormack (Chief Operating Officer), Michel Cayouette (Chief Financial Officer), Kees van Ophem (General Counsel and Assistant Secretary), Lucia Kempe (Secretary), and Andrew Evans (Chief Technology Officer). Thereafter, the officers of New Holdco shall be elected annually by the board of directors of New Holdco at the first meeting thereof held after the election thereof, subject in all respects to any rights such officer may have under employment agreements assigned to New Holdco or entered into by New Holdco. Each officer shall hold office until his successor shall have been duly chosen and shall qualify or until his resignation or removal in the manner provided in the Corporate Documents for New Holdco to be provided in the Plan Supplement. The Plan Supplement shall include Bye Laws for New Holdco containing additional provisions related to New Holdco's officers.

    7.8.  THE FLAG ATLANTIC NET AVOIDANCE RECOVERIES.

        7.8.1. RIGHTS TO PROSECUTE. Unless otherwise ordered by the Bankruptcy Court after notice and hearing, the Plan Administrator, on behalf of the Reorganized FLAG Atlantic Debtors, shall have the exclusive right from and after the Effective Date to prosecute the Avoidance Actions belonging to any of the FLAG Atlantic Debtors.

        7.8.2. THE FLAG ATLANTIC SEGREGATED RECOVERY ACCOUNT. On the Effective Date, or as soon thereafter as practical, the FLAG Atlantic Debtors shall establish the FLAG Atlantic Segregated Recovery Account and deposit the FLAG Atlantic Segregated Recovery Account Initial Deposit, which funds shall be used by the FLAG Atlantic Debtors as the Plan Administrator deems reasonably necessary to fund the prosecution of the Avoidance Actions which belong to the Estates of the FLAG Atlantic Debtors for the benefit of the holders of Allowed General Unsecured Claims against such FLAG Atlantic Debtors. Other than the FLAG Atlantic Segregated Recovery Account Initial Deposit, neither the Reorganized Debtors nor New Holdco shall have any responsibility or legal obligation to fund the prosecution of the Avoidance Actions which belong to the FLAG Atlantic Debtors.

        7.8.3. REPAYMENT OF THE FLAG ATLANTIC SEGREGATED RECOVERY ACCOUNT INITIAL DEPOSIT. At such time as there are sufficient funds in the FLAG Atlantic Segregated Recovery Account to allow for the repayment of the FLAG Atlantic Segregated Recovery Account Initial Deposit and leave a balance in the FLAG Atlantic Segregated Recovery Account of at least One Hundred Thousand Dollars ($100,000), the Plan Administrator shall be authorized and directed, without any Order of the Bankruptcy Court, to repay the FLAG Atlantic Segregated Recovery Account Initial Deposit in full with simple interest at the rate of ten percent (10%) per annum from the date of the FLAG Atlantic Segregated Recovery Account Initial Deposit to the date of repayment. Such repayment shall be made directly to New Holdco.

        7.8.4. DISTRIBUTIONS OF THE FLAG ATLANTIC NET AVOIDANCE ACTION RECOVERIES. At such time as the Plan Administrator determines in its reasonable discretion that the Reorganized FLAG Atlantic Debtors have completed the prosecution of the Avoidance Actions which belong to them and have resolved all Disputed Claims asserted against them pursuant to a Final Resolution, the Plan Administrator shall pay all outstanding costs and fees incurred in connection with the prosecution of such Avoidance Actions and Objections and thereafter shall distribute the funds in the FLAG Atlantic Segregated Recovery Account as follows:

           7.8.4.1. DISTRIBUTION TO CLASS FAUL-4. The Plan Administrator shall make a distribution of all amounts in the FLAG Atlantic Segregated Recovery Account which are attributable to Avoidance Actions which belong to the Estate of FLAG Atlantic USA Limited on a Pro Rata Basis to the holders of Allowed General Unsecured Claims in Class FAUL-4.

           7.8.4.2. DISTRIBUTION TO BERMUDA PROVISIONAL LIQUIDATORS ON ACCOUNT OF CLASSES FTHL-4 AND FAL-4. The Plan Administrator shall make a distribution of all amounts remaining in the FLAG Atlantic Segregated Recovery Account after making the distributions required under
       Section 7.8.4.1, which shall be the amounts attributable to Avoidance Actions which belong to the Estates of FLAG Atlantic Holdings Limited and FLAG Atlantic Limited, to the Bermuda Provisional Liquidators for distribution to the holder of Allowed General Unsecured Claims in Class FAHL-4 and FAL-4 in accordance with applicable Bermuda law.

    7.9.  EVENTUAL WIND DOWN AND LIQUIDATION OF THE FLAG ATLANTIC DEBTORS.

        7.9.1. FLAG ATLANTIC USA LIMITED. As soon as practical after FLAG Atlantic USA Limited has fulfilled its express duties under the Plan, FLAG Atlantic USA shall be liquidated and dissolved by the Plan Administrator pursuant to, and in accordance with, applicable law.

        7.9.2. FLAG ATLANTIC HOLDINGS LIMITED AND FLAG ATLANTIC LIMITED. As soon as practical after FLAG Atlantic Holdings Limited and FLAG Atlantic Limited have fulfilled their express duties under the Plan, each of FLAG Atlantic Holdings Limited and FLAG Atlantic Limited shall be wound up by the Bermuda Provisional Liquidators pursuant to, and in accordance with, Bermuda law.

    7.10. METHOD OF DISTRIBUTIONS UNDER THE PLAN. Distributions under the Plan, shall be made in accordance with the following:

        7.10.1. IN GENERAL. All distributions under the Plan shall be made by the Reorganized Debtors. All distributions under the Plan to the holders of Allowed Claims or Interests governed by an indenture shall be made in accordance with the provisions of the applicable indenture.

        7.10.2. DELIVERY OF DISTRIBUTIONS. All distributions to be made under the Plan shall be made to holders of Claims (a) if any such holder has filed a proof of Claim, at the address of such holder as set forth in the proof of Claim, or (b) if any such holder has not filed a proof of Claim, at the last known address of such holder as set forth in the Debtors' books and records.

        7.10.3. TIMING OF DISTRIBUTIONS. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be due on the next succeeding Business Day. All payments or distributions due on the Effective Date shall be made thereon or as soon as practicable thereafter but in no event later than ten calendar days after the Effective Date.

        7.10.4. DISTRIBUTIONS OF CASH. Any payment of Cash to be made pursuant to the Plan shall be made by check drawn, or wire transfer made, on a bank, or as otherwise required or provided in any applicable documents, and payment shall be deemed made when the check or wire transfer is transmitted.

        7.10.5. MINIMUM CASH DISTRIBUTIONS. No payment of Cash less than fifty dollars shall be made to any holder of a Claim unless a request therefor is made in writing to the Debtors.

        7.10.6. UNCLAIMED DISTRIBUTIONS. If any Cash or other distribution pursuant to the Plan, including but not limited to any distribution of interest, to any holder of an Allowed Claim is returned as undeliverable, the Debtors shall make reasonable efforts to determine the then current address of such holder, but no distributions to such holder shall be made unless and until the Debtors have determined such address, at which time distributions to such holder shall be made without interest; PROVIDED, HOWEVER, that such distributions shall be deemed to be unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year after the distribution was initially attempted. After such date, all Cash or other distribution shall be forfeited and revested in the Debtors and the claim of any holder to such Cash or other distribution pursuant to the Plan, including but not limited to any distribution of interest, shall be discharged and forever barred.

        7.10.7. WITHHOLDING AND REPORTING REQUIREMENTS. In connection with the Plan and all instruments issued in connection therewith and distributions thereunder, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.

        7.10.8. SET OFF RIGHTS. The Debtors may, but shall not be required to, set off against or recoup from any Claim and the distributions to be made pursuant to the Plan in respect of such Claim, any claims of any nature whatsoever that the Debtors may have against the holder of the Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by any of the Debtors of any such claim it may have against the holder; PROVIDED, HOWEVER, that the Debtors shall have no set off rights with respect to Alcatel, CIENA, and REACH in connection with the rights and obligations, if any, of the Debtors under the Term Sheet Agreements referred to in Section 11.13.

    7.11.  DISPUTED CLAIMS AND DISPUTED INTERESTS.

        7.11.1. RIGHT TO OBJECT TO CLAIMS. Unless otherwise ordered by the Bankruptcy Court after notice and hearing, the Reorganized Debtors shall have the exclusive right from and after the Effective Date to make and file Objections to Claims, except that any Party in Interest may file an Objection to (a) Claims of the Debtors' directors and officers and
    (b) applications for allowances of Professional Fees.

        7.11.2. PROCESS FOR DISPUTING CLAIMS. The Reorganized Debtors may dispute any Claim evidenced by a proof of Claim or request for payment filed with the Bankruptcy Court, or any Interest evidenced by a proof of Interest filed with the Bankruptcy Court, except for Claims allowed pursuant to the Plan, by filing with the Bankruptcy Court and serving upon the holder of such Claim or Interest an Objection thereto in accordance with the Bankruptcy Code, the Bankruptcy Rules or a Final Order.

        7.11.3. DEADLINE FOR ASSERTING DISPUTES. If the Reorganized Debtors seek to dispute any Claim or Interest, (a) if a proof of Claim, request for payment or proof of Interest with respect to such Claim or Interest has been filed in the Bankruptcy Court, they must file and serve an Objection thereto by the later of ninety days after the Effective Date or the date that is thirty days after the filing of the applicable proof of Claim, request for payment or proof of Interest; or (b) whether or not a proof of Claim, request for payment or proof of Interest was filed in the Bankruptcy Court, if the Reorganized Debtors have elected to dispute the Claim or Interest outside of the Chapter 11 Cases, they must initiate appropriate action in another court or tribunal of competent jurisdiction by the later of the Effective Date or the date on which the Debtors would be obligated to pay such Claim or recognize such Interest in the ordinary course of business or pursuant to the terms of any applicable agreement or other document.

        7.11.4. DISTRIBUTIONS RELATING TO DISPUTED CLAIMS. Distributions shall be made to a holder of a Disputed Claim only when, and to the extent that, such Disputed Claim becomes an Allowed Claim. Each distribution on account of a Disputed Claim that becomes an Allowed Claim shall be made in accordance with the treatment specified for such Claim in the Plan.

        7.11.5. ESTIMATION OF DISPUTED CLAIMS AND DISPUTED INTERESTS. The Debtors may, at any time, request that the Bankruptcy Court estimate any Disputed Claim or Disputed Interest subject to estimation under section 502(c) of the Bankruptcy Code and for which the Debtors may be liable under this Plan, including any Disputed Claim or Disputed Interest for taxes, to the extent permitted by section 502(c) of the Bankruptcy Code, regardless of whether any party in interest previously objected to such Claim or Interest; and the Bankruptcy Court will retain jurisdiction to estimate any Disputed Claim or Disputed Interest pursuant to section 502(c) of the Bankruptcy Code at any time during litigation concerning any Objection to the Claim or Interest. In the event that the Bankruptcy Court estimates any contingent or unliquidated Disputed Claim or Disputed Interest, that estimated amount will constitute (at the Debtors' option, to be exercised at the commencement of the estimation proceeding) either the Allowed amount of such Claim or Interest or a maximum limitation on the Allowed amount of such Claim or Interest, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the Allowed amount of such Claim or Interest, the Debtors may elect to pursue any supplemental proceedings to object to any ultimate allowance of such Claim or Interest. All of the aforementioned Disputed Claims or Disputed Interests Objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Disputed Claims or Disputed Interests may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

        7.11.6. DISPOSITION OF THE FLAG ATLANTIC DISPUTED CLAIMS RESERVE AND THE FLAG HOLDCO DISPUTED CLAIMS RESERVE. Upon Final Resolution of a Disputed Claim for which funds were reserved in either the FLAG Atlantic Disputed Claims Reserve and the FLAG Holdco Disputed Claims

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    Reserve which results in the Claim in question is reduced or disallowed in its entirety, the amount of such reduction or Claim (in the event the entire Claim is disallowed) shall be deducted from the FLAG Atlantic Disputed Claims Reserve or the FLAG Holdco Disputed Claims Reserve, as applicable, and transferred to New Holdco free and clear of any Liens and Claims.

    7.12. MERGER RIGHTS. Following the Effective Date, any or all of the Reorganized Debtors, any or all of the subsidiaries of the Reorganized Debtors, and/or New Holdco may, at the sole discretion of each of them and, subject to, and in accordance with, applicable law, be merged into one or more of the Reorganized Debtors.

    7.13.  SURRENDER OF INSTRUMENTS, SECURITIES AND OTHER
DOCUMENTATION. Following the Effective Date, the FLAG Holdco Bondholders, the FLAG Limited Bondholders, and the FLAG Atlantic Banks will receive from their respective Indenture Trustee or agents specific instructions regarding the time and manner in which the instruments relating to such Claims are to be surrendered. Any such instrument that has been lost, stolen, mutilated or destroyed, shall be deemed surrendered when the holder of a Claim based thereon delivers to the applicable Indenture Trustee or agent: (a) evidence satisfactory to the Indenture Trustee or agent of the loss, theft, mutilation or destruction of such instrument or certificate, and (b) such security or indemnity as may be required by the Indenture Trustee or agent to hold each of them harmless with respect thereto. No holder of a FLAG Holdco Bondholder Claim, FLAG Limited Bondholder Claim, or FLAG Atlantic Banks Claim, shall receive any distribution on account of its Claim under the Plan or the Bermuda Schemes until it has complied with the provisions of this Section 7.13. The applicable Indenture Trustee or agent shall return to the applicable Reorganized Debtor any distributions that become Unclaimed Property pursuant to Section 7.10.6 and such amounts shall be revested in the applicable Reorganized Debtor or New Holdco, as appropriate.

    7.14. RETENTION OF CAUSES OF ACTION; RELEASE OF FLAG HOLDCO AVOIDANCE ACTIONS. Except as expressly set forth in the Plan, and except as the result of the mutual releases set forth in Section 8.4.1, the Reorganized Debtors do not release or abandon any claims, demands or causes of action owned by them, including any Avoidance Actions, and the Reorganized Debtors may seek to assert such claims, demands and causes of action against any persons at any time, subject to any applicable statutes of limitation. Except as expressly provided herein with respect to the FLAG Atlantic Debtors, any recoveries realized by the Reorganized Debtors from the assertion of any claims, demands and causes of action shall be the sole property of the Reorganized Debtors. To the extent necessary, the Reorganized Debtors shall be deemed representatives of their estates under section 1123(b) of the Bankruptcy Code.

    7.15. RATIFICATION AND ADOPTION OF EXECUTIVE RETENTION PLANS AND EMPLOYMENT AND INDEMNITY AGREEMENT. Notwithstanding any other provision of the Plan, on the Effective Date, subject to Section 6.7.6, each of the Executive Retention Plans (as amended in accordance with the terms of Section 6.7 hereof) shall be deemed ratified and adopted by each of the Reorganized Debtors and New Holdco; PROVIDED THAT, without limiting the generality of the foregoing, the Executive Retention Plans and the Executive Employment Agreements (as amended in accordance with the terms of Section 6.7 hereof) shall constitute executory contracts within the meaning of section 365 of the Bankruptcy Code and shall be deemed assumed by the Reorganized Debtors, and assigned to New Holdco, and the non-Debtor parties to such Executive Retention Plans shall be entitled to the treatment with respect to executory contracts specified in Article VI.

    7.16. INTERCOMPANY CLAIMS. Each Intercompany Claim arising prior to the Commencement Date shall be Allowed as an Unsecured Claim and each Intercompany Claim arising on or after the Commencement Date shall be Allowed as an Administrative Expense Claim; except that (a) any Intercompany Claims against FLAG Holdco shall be deemed released and extinguished as of the Effective Date;
(b) any Intercompany Claims by or against any of the FLAG Atlantic Debtors shall be deemed released and extinguished as of the Effective Date; and (c) any Avoidance Actions by one Debtor against another Debtor or against any Non-Debtor Affiliate shall be deemed released and

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extinguished as of the Effective Date. Each Holder of an Intercompany Claim
hereby agrees that it shall receive no distribution on account of any Intercompany Claim. The amount of such Intercompany Claims shall be disregarded in determining any distributions to, or allocations among, Unsecured Claims or Administrative Expense Claims.

    7.17. CLAIMS AGAINST MULTIPLE DEBTORS. All guarantees by and of the Debtors of the obligations of any other Debtor and any joint or several liability of any of the Debtors shall be deemed to be only an obligation against the Debtor that is the primary obligor with respect to such obligation; any Claim filed against multiple Debtors shall be deemed to be one Claim for purposes of receiving a distribution under the Plan; and, unless otherwise ordered by the Bankruptcy Court, the disallowance of any such Claim against any Debtor shall be deemed to be the disallowance of such Claim against each of the other Debtors; and the allowance of any such Claim against any Debtor shall be deemed to be the sole allowance of such Claim and such Claim shall not be Allowed against any of the other Debtors. None of the foregoing treatment of guarantees shall affect, other than for purposes related to the Plans (a) the legal and corporate structures of the Reorganized Debtors or New Holdco and
(b) the Interests in the Debtors.

    7.18.  ISSUANCE OF THE BLACKSTONE NOTE AND THE HOULIHAN NOTE.

        7.18.1. BLACKSTONE. On the Effective Date, New Holdco shall issue the Blackstone Note. The Blackstone Note shall have the same material terms and conditions as the FLAG Holdco Bondholder Notes except: (a) the Blackstone Note shall be transferable, but not tradable; (b) the Blackstone Note shall be in the original principal amount of Four Million Dollars ($4,000,000);
    (c) the Blackstone Note shall be due and payable two years from the Effective Date; (d) in the event of a Liquidation, the amount necessary to pay the Blackstone Note in full shall be Six Million Dollars ($6,000,000) plus accrued and unpaid interest, less principal amounts prepaid; (e) the Blackstone Note shall not be callable at a discount; (f) the Blackstone Note shall be cross-defaulted with both the FLAG Holdco Bondholder Notes and the Houlihan Note; (g) upon the payment by New Holdco of Five Million Dollars ($5,000,000) of the principal amount of the FLAG Holdco Bondholder Notes, Blackstone's Lien in the Accounts of the Reorganized Debtors, the Non-Debtor Affiliates, and New Holdco shall be cancelled and released; and (h) New Holdco may issue senior secured debt obligations equal and ratable to the Blackstone Note upon the payment by New Holdco of Fifteen Million ($15,000,000) of the original principal amount of the FLAG Holdco Bondholder Notes. The Blackstone Note shall be secured by Liens on the same assets as the FLAG Holdco Bondholder Notes and shall rank pari passu in priority and right of payment with the FLAG Holdco Bondholder Notes and the Houlihan Note. Notwithstanding anything to the contrary contained in the Plan, New Holdco's obligations under the Blackstone Note shall be subject in all respects to, and conditional upon, the approval of the Bankruptcy Court in connection with the final fee application of Blackstone pursuant to section 328 and 330 of the Bankruptcy Code filed in accordance with the provisions of Section 2.3. The form of the Blackstone Note shall be provided in the Plan Supplement and shall be in form and substance acceptable to Blackstone in its reasonable discretion.

        7.18.2. HOULIHAN. On the Effective Date, New Holdco shall issue the Houlihan Note. The Houlihan Note shall have the same material terms and conditions as the FLAG Holdco Bondholder Notes except: (a) the Houlihan Note shall be transferable, but not registered and tradable; (b) the Houlihan Note shall be in the original principal amount of One Million Two Hundred and Fifty Thousand Dollars ($1,250,000); (c) the Houlihan Note shall be due and payable two years from the Effective Date; (d) in the event of a Liquidation, the amount necessary to pay the Houlihan Note in full shall be One Million Eight Hundred and Seventy-Five Thousand Dollars ($1,875,000) plus accrued and unpaid interest, less principal amounts prepaid; (e) the Houlihan Note shall not be callable at a discount; (f) the Houlihan Note shall be cross-defaulted with both the FLAG Holdco Bondholder Notes and the Blackstone Note; (g) upon the payment by New Holdco of Five Million Dollars ($5,000,000) of the principal amount of the FLAG Holdco

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    Bondholder Notes, Houlihan's Lien in the Accounts of the Reorganized
    Debtors, the Non-Debtor Affiliates, and New Holdco shall be cancelled and released; and (h) New Holdco may issue senior secured debt obligations equal and ratable to the Houlihan Note upon the payment by New Holdco of Fifteen Million ($15,000,000) of the original principal amount of the FLAG Holdco Bondholder Notes. The Houlihan Note shall be secured by Liens on the same assets as the FLAG Holdco Bondholder Notes and shall rank pari passu in priority and right of payment with the FLAG Holdco Bondholder Notes and the Blackstone Note. Notwithstanding anything to the contrary contained in the Plan, New Holdco's obligations under the Houlihan Note shall be subject in all respects to, and conditional upon, the approval of the Bankruptcy Court in connection with the final fee application of Houlihan pursuant to section 328 and 330 of the Bankruptcy Code filed in accordance with the provisions of Section 2.3. The form of the Houlihan Note shall be provided in the Plan Supplement and shall be in form and substance acceptable to Houlihan in its reasonable discretion.

    7.19. EXCHANGE RATE FOR FLAG HOLDCO BONDHOLDER CLAIMS. For purposes of distributions to individual holders of FLAG Holdco Bondholder Claims, the amounts of such Claims shall be determined in United States Dollars in accordance with the exchange rate in effect on the Commencement Date.

                                     VIII.

                         EFFECT OF CONFIRMATION OF PLAN

    8.1. REVESTING OF ASSETS. Except as expressly provided herein, the property of the estate of each of the Debtors shall revest in the respective Reorganized Debtors on the Effective Date. From and after the Effective Date, the Debtors may operate their businesses, and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, except as provided herein. As of the Effective Date, all property of the Debtors shall be free and clear of all Claims and Interests, except as provided in the Plan and Bermuda Schemes. This clause shall be subject where applicable to the role of the Bermuda Provisional Liquidators.

    8.2. DISCHARGE OF DEBTORS. Except as otherwise expressly provided in the Plan or the Confirmation Order, the Confirmation of the Plan shall, as of the Effective Date: (i) discharge the Debtors from all Claims, demands, liabilities, other debts and Interests that arose on or before the Effective Date, including all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (A) a proof of Claim based on such debt is filed or deemed filed pursuant to section 501 of the Bankruptcy Code, (B) a Claim based on such debt is Allowed pursuant to section 502 of the Bankruptcy Code or
(C) the holder of a Claim based on such debt has accepted the Plan; (ii) cancel all Interests and other rights of equity Security holders in the Debtors except to the extent that the Plan expressly provides for the retention or Reinstatement of such Interests, whether or not (A) a proof of Interest is filed or deemed filed pursuant to section 501 of the Bankruptcy Code, (B) an Interest is Allowed pursuant to section 502 of the Bankruptcy Code or (C) the holder of an Interest has accepted the Plan; and (iii) preclude all persons from asserting against the Reorganized Debtors, their successors, or their assets or properties, any other or further Claims or Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, all pursuant to sections 524 and 1141 of the Bankruptcy Code. The discharge provided in this Section 8.2 shall void any judgment obtained against a Debtor at any time, to the extent that such judgment relates to a discharged Claim or cancelled Interest.

    8.3. INJUNCTION RELATED TO THE DISCHARGE. Except as otherwise provided in the Plan or the Confirmation Order, all entities that have held, currently hold, or may hold Claims or other debts or liabilities against the Debtors, or an Interest or other right of an equity Security holder in any or all of the Debtors, that are discharged pursuant to the terms of the Plan are permanently enjoined, on and after the Effective Date, from taking any of the following actions on account of any such Claims, debts,

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liabilities or Interests or rights: (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim, debt, liability, Interest or right, other than to enforce any right to a distribution pursuant to the Plan; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree or order against the Debtors, the Reorganized Debtors, or their property or interests in property, on account of any such Claim, debt, liability, Interest or right; (iii) creating, perfecting, or enforcing any Lien or encumbrance against the Debtors, the Reorganized Debtors or their property or interests in property on account of any such Claim, debt, liability, Interest or right; (iv) asserting any right of setoff, subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors or the Reorganized Debtors or against their property or interests in property on account of any such Claim, debt, liability, Interest or right; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order. Such injunction shall extend to any successor of the Debtors (including the Reorganized Debtors) and their respective property and interests in property. Any entity injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys' and experts' fees and disbursements, and, in appropriate circumstances, may recover punitive damages, from the willful violator.

    8.4  RELEASES.

        8.4.1. RELEASES BY THE DEBTORS AND NON-DEBTOR AFFILIATES. Except for obligations expressly created or Reinstated under the Plan, as of the Effective Date, the Debtors and the Non-Debtor Affiliates, their successors and assigns, and each of them, and all persons or entities claiming through or under them, shall be deemed to have forever relieved, released and discharged the Released Parties, along with the Released Parties' attorneys and financial advisors in connection with these Chapter 11 Cases, and each of them, each in its respective capacity as described with respect to the Released Party, jointly and severally from any and all Claims, demands, claims for relief, causes of action, debts, losses and liabilities, or any combination of the same, of every type and nature whatsoever, whether known or unknown, whether suspected or unsuspected, whether at law or in equity, whether fixed or contingent, whether liquidated or unliquidated, whether matured or unmatured, whether direct, indirect or consequential, and whether asserted or unasserted, which any of the releasing parties or the persons or entities on whose behalf they release had, now have, or may, shall, or can hereafter have for or by the reason of any occurrences, events, or facts whatsoever from the beginning of time to the Effective Date, related to any of the Debtors, the Estates, the Chapter 11 Cases, any Claims against the Debtors, any Liens against property of the Estates or the Debtors, any Interest in any Debtor, any Security issued by any Debtor, the Plan, or any of the facts discussed in the Disclosure Statement.

        8.4.2. RELEASES BY CERTAIN PARTIES. Except for obligations expressly created or Reinstated under the Plan, as of the Effective Date, in exchange for their receipt of distributions and other treatment contemplated under this Plan, including the release by the Debtors in the immediately preceding Section, the Released Parties, their successors and assigns, and each of them, and all persons or entities claiming through or under them, shall be deemed to have forever relieved, released and discharged the Debtors, the Non-Debtor Affiliates, and the Bermuda Provisional Liquidators, Gibson,
    Dunn & Crutcher LLP, and Blackstone, and each of them, jointly and severally from any and all Claims, demands, claims for relief, causes of action, debts, losses and liabilities, or any combination of the same, of every type and nature whatsoever, whether known or unknown, whether suspected or unsuspected, whether at law or in equity, whether fixed or contingent, whether liquidated or unliquidated, whether matured or unmatured, whether direct, indirect or consequential, and whether asserted or unasserted, which any of the releasing parties or the persons or entities on whose behalf they release had, now have, or may, shall, or can hereafter have for or by the reason of any occurrences, events, or facts whatsoever from the beginning of time to the Effective Date, related to any of the Debtors, the Estates, the Chapter 11 Cases, any Claims against the Debtors, any Liens against property of the Estates or the Debtors, any Interest

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    in any Debtor, any Security issued by any Debtor, the Plan, or any of the facts discussed in the Disclosure Statement.

        8.4.3.  EXCLUSIONS AND CLARIFICATIONS WITH RESPECT TO
    RELEASES.  Notwithstanding anything to the contrary contained in the Plan:

    (a) the Debtors and Alcatel will not release each other from any preserved Claims referenced as preserved Claims in the FLAG Asia Term Sheet;

    (b) nothing in the Plan will affect, release, enjoin, estop or otherwise impact in any way the prosecution of any claim, demand, liability, cause of action, or right asserted or assertable against non-Debtor parties by any party (whether directly or derivatively through the Debtors or their successors or assigns), including, without limitation, the holders of FLAG Holdco Other Section 510(b) Claims, FLAG Holdco Bonds
       Section 510(b) Claims, and FLAG Limited Bonds Section 510(b) Claims, except (i) as expressly provided in Sections 8.4.1 and 8.4.2, and
       (ii) if any individual Creditor that is entitled to vote to accept or reject the Plan fails to opt to retain its Claims against the Debtors' current and former officers and directors pursuant to Section 8.4.4 then all such Claims of that Creditor against the Debtors' current and former officers and directors shall be deemed released pursuant to
       Section 8.4.4; and

    (c) the Plan will not release the Debtors' current and former directors and officers from any Claim, demand, debt, liability, cause of action, or right asserted or assertable directly, or derivatively through the Debtors or their successors or assigns, by any party other than a Creditor that has failed to opt to retain its Claims pursuant to
       Section 8.4.4 and any such unreleased Claims shall be preserved.

        8.4.4. OPTION TO RELEASE CLAIMS AGAINST DIRECTORS AND OFFICERS. The ballots distributed to holders of Claims in Classes entitled to vote to accept or reject the Plan shall contain a space where the Creditor may indicate its desire to retain its Claims, if any, asserted or assertable directly or indirectly through the Debtors or their successor or assigns against the Debtors' current and former officers and directors. Notwithstanding anything to the contrary contained in the Plan, each Creditor who affirmatively indicates its option to retain such Claims shall be deemed not to release any Claims, demands, claims for relief, causes of action, debts, losses and liabilities, or any combination of the same, against the Debtors' current and former directors and officers as a result of any provision of the Plan. If a creditor does not indicate an option to retain such Claims, demands, claims for relief, causes of action, debts, losses and liabilities, or combination of the same, they will be released upon the Effective Date.

        8.4.5. INJUNCTION RELATED TO RELEASES. The Confirmation Order will constitute an injunction permanently enjoining the commencement or prosecution by any Person, whether directly, derivatively or otherwise, of any Claim, demand, debt, liability, cause of action, right or Interest released and waived pursuant to the Plan against the released parties.

        8.4.6. FURTHER PROVISION WITH RESPECT TO INSURANCE POLICIES. Nothing contained in the Plan is intended to impair or adversely affect the right of any party to coverage under any of the Debtors' insurance policies, or reduce or modify the obligations of any or all insureds under the Debtors' and the Non-Debtor Affiliates' insurance policies to procure and/or ensure their continued compliance with all such insurance policies' terms and conditions.

    8.5. RELEASE OF LIENS. Except as otherwise expressly provided in the Plan or in any contract, instrument, indenture or other agreement or document expressly incorporated by reference in the Plan, and except with respect to the rights of Alcatel and REACH in the Alcatel and REACH Collateral and the cash collateral securing the reimbursement obligations under letter of credit facilities with West LB and Barclays Bank plc, on the Effective Date, all Liens and rights of setoff against the property of any Estate shall be released, and all of the right, title and interest of any holder of any Lien shall revert to the applicable Reorganized Debtor and its successors and assigns.

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    8.6.  TERM OF BANKRUPTCY INJUNCTION OR STAYS.  All injunctions or stays provided for in the Chapter 11 Cases, whether under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date or the date on which the last Disputed Claim has been resolved, whether by consent, Final Order or otherwise.

    8.7. BINDING EFFECT. The Plan shall be binding upon, and inure to the benefit of, the Debtors and all holders of Claims and Interests, and their respective successors and assigns, whether or not the Claims and Interests of such holders are impaired under the Plan and whether or not such holders have accepted the Plan.

                                      IX.

                           EFFECTIVENESS OF THE PLAN

    9.1. CONDITIONS PRECEDENT. The Plan shall not become effective unless and until the following conditions have been satisfied: (a) at least ten (10) days shall have passed after the Bankruptcy Court shall have entered the Confirmation Order in form and substance acceptable to the Debtors; (b) there shall not be in force any order, decree or ruling of any court or governmental body having jurisdiction, restraining, enjoining or staying the consummation of, or rendering illegal the transactions contemplated by, the Plan; (c) all authorizations, consents and regulatory approvals (if any) necessary to effectuate the Plan shall have been obtained; and (d) the conditions in the Bermuda Schemes (save for the effectiveness of the Plan) shall have been satisfied or waived in accordance with the terms of the Bermuda Schemes.

    9.2. EFFECT OF FAILURE OF CONDITIONS. In the event that the conditions specified in Section 9.1 have not been satisfied or waived in the manner provided in Section 9.3 below on or before sixty days after the Confirmation Date, then upon written notification filed by the Debtors with the Bankruptcy Court and served upon counsel for the Bermuda Provisional Liquidators, counsel for the Creditors' Committee, counsel for the Ad Hoc FLAG Holdco Bondholders' Committee, counsel to the Subcommittee of FLAG Limited Bondholders, counsel to the FLAG Atlantic Banks, counsel for the Bermuda Provisional Liquidators, counsel for REACH, counsel for Alcatel, counsel for CIENA, and the U.S. Trustee,
(a) the Confirmation Order shall be vacated and the Bermuda Court Order sanctioning the Bermuda Schemes shall not be filed with the Bermuda Registrar of Companies, (b) no distributions under the Plan and Bermuda Schemes shall be made, (c) the Debtors and all holders of Claims and Interests shall be restored to the STATUS QUO ANTE as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred, and (d) all the Debtors' obligations with respect to the Claims and Interests shall remain unchanged and nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

    9.3.  WAIVER OF CONDITIONS.  The conditions set forth in Sections 9.1(a),
(b) and (c) may be waived by the Debtors, with the consent of the Creditors' Committee, unless proscribed by law. Any such waivers shall be evidenced by a writing, signed by the Debtors, that is filed with the Bankruptcy Court and served upon counsel for the Bermuda Provisional Liquidators, counsel for the Creditors' Committee, counsel for the Ad Hoc FLAG Holdco Bondholders' Committee, counsel to the Subcommittee of FLAG Limited Bondholders, counsel to the FLAG Atlantic Banks, counsel for the Bermuda Provisional Liquidators, counsel for REACH, counsel for Alcatel, counsel for CIENA, and the U.S. Trustee.

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                                       X.

                           RETENTION OF JURISDICTION

    10.1. BANKRUPTCY COURT. The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes: (a) to hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases, and the allowance of Claims resulting therefrom; (b) to determine any and all adversary proceedings, applications, and contested matters; (c) to hear and determine any Objections to Administrative Expense Claims or to other Claims; (d) to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated; (e) to issue such orders in aid of execution of the Plan as may be necessary or appropriate to carry out its intent and purpose or to implement the Plan; or in furtherance of the discharge, to the extent authorized by section 1142 of the Bankruptcy Code; (f) to consider any modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order; (g) to hear and determine all applications for compensation and reimbursement of expenses of Professionals under sections 327, 328, 329, 330, 331, 503(b), and 1103 of the Bankruptcy Code; (h) to ensure that distributions and rights granted to holders of Allowed Claims and Interests are accomplished as provided herein; (i) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan; (j) to enforce any order, judgment, injunction or ruling entered or made in the Chapter 11 Cases; (k) to recover all assets of the Debtors and all property of the Chapter 11 Estates, wherever located; (l) to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code; (m) to hear any other matter not inconsistent with the Bankruptcy Code; or (n) to enter a final decree closing the Chapter 11 Cases.

    10.2. NO LIMITATION ON BERMUDA COURT. Notwithstanding the foregoing, nothing in this Article X shall be construed as a limitation on the jurisdiction of the Bermuda Court in the Bermuda Proceedings or in respect of the Bermuda Schemes. The Bermuda Court shall have exclusive jurisdiction in respect of the Bermuda Reorganization Reserve and matters making up such reserve.

                                      XI.

                            MISCELLANEOUS PROVISIONS

    11.1 PLAN SUPPLEMENT. No later than ten (10) days prior to the Confirmation Hearing Date, the Debtors shall file with the Bankruptcy Court in the Plan Supplement such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. Such documents shall include the notes, guarantees, and security documents related to the FLAG Holdco Notes, the New Holdco Indenture, the amended and restated Corporate Documents, including the formation documents for New Holdco, the terms of the New Holdco Common Shares, all documents necessary to effectuate the transfers contemplated under the Plan, and the list of contracts to be rejected under Section 6.2. If required by the Trust Indenture Act of 1939, as amended, New Holdco shall make the appropriate application for the qualification of the New Holdco Indenture. Upon the filing of the Plan Supplement with the Court, (a) the Debtors will serve copies of the Plan Supplement on the U.S. Trustee, counsel to the Creditors' Committee, counsel for the Ad Hoc FLAG Holdco Bondholders' Committee, counsel to the Subcommittee of FLAG Limited Bondholders, counsel for the FLAG Atlantic Banks, counsel for the Bermuda Provisional Liquidators, counsel for REACH, counsel for Alcatel, counsel for CIENA, counsel for the FLAG Holdco Indenture Trustee, and all non-Debtor parties to executory contracts and unexpired leases that are included in the list of such contracts and leases to be rejected as of the Effective Date pursuant to Section 6.2, and
(b) the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Interests may obtain a copy of the Plan Supplement upon written request to the Debtors' counsel.

    11.2.  AUTHORIZATION OF EFFECTUATING DOCUMENTS AND FURTHER
TRANSACTIONS. Each of the officers of the Debtors is authorized in accordance with their authority under the resolutions of the respective boards of directors of the Debtors to execute, deliver, file, or record such contracts, instruments, releases, indentures and other agreements or documents, and to take such actions as may be necessary or appropriate, to effectuate and further evidence the terms and conditions of the Plan and the debt and equity securities issued pursuant to the Plan.

    11.3. EXEMPTION FROM TRANSFER TAXES. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including any merger agreements or agreements of amalgamation or consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

    11.4. STATUTORY FEES. All fees payable under section 1930 of chapter 123 of title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing at which the Court considers confirmation of the Plan shall be paid on the Effective Date. Any such fees accrued after the Effective Date shall be paid when due pursuant to such section 1930 until the entry of a final decree or the conversion or dismissal of the Chapter 11 Cases.

    11.5.  TERMINATION OF CREDITORS' COMMITTEE.  On the date by which both
(a) the Effective Date has occurred and (b) the Confirmation Order has become a Final Order, the Creditors' Committee shall cease to exist and its members, employees or agents (including attorneys, investment bankers, financial advisors, accountants and other professionals) shall be released and discharged from any further authority, duties, responsibilities and obligations relating to, arising from, or in connection with the Creditors' Committee. The Creditors' Committee shall continue to exist after such date solely with respect to all applications seeking payment of Professional Fees, and any matters pending as of the Effective Date in the Chapter 11 Cases, until such matters are finally resolved.

    11.6. EMPLOYMENT AND PAYMENT OF DEBTORS' PROFESSIONALS AFTER EFFECTIVE DATE. The Debtors may employ and pay professionals, including any professionals retained in the Chapter 11 Cases, with respect to services to be rendered after the Effective Date, including services in connection with the implementation and consummation of the Plan, without further order of the Bankruptcy Court.

    11.7. RELEASE AND EXCULPATION WITH RESPECT TO ACTIONS RELATED TO PLAN AND CHAPTER 11 CASES. None of the Debtors, the Creditors' Committee and its members, the Bermuda Provisional Liquidators, the Ad Hoc FLAG Holdco Bondholders' Committee and its members, or the Subcommittee of FLAG Limited Bondholders and its members, Barclays, or any of their respective successors, assigns, and past and present attorneys, accountants, financial advisors, agents, principals, representatives, affiliates, parents, subsidiaries, officers, directors, partners, employees, employers, sureties, and stockholders, shall have or incur any liability to any holder of a Claim or Interest for any act or omission in connection with, or arising out of: (a) the negotiation, documentation or implementation of the transactions contemplated herein (including the considerations of alternatives thereto (if any)), (b) the pursuit of confirmation of the Plan, (c) the consummation of the Plan, (d) the administration of the Plan or the property to be distributed under the Plan, or
(e) the administration of the Chapter 11 Cases, in all cases except to the extent such liability of a released party under this Section is determined by a court of competent jurisdiction to have arisen primarily as a result of that party's gross negligence or willful misconduct (including any breach of fiduciary duty constituting gross negligence or willful misconduct); and, in all respects, the parties released hereunder shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

    11.8. AMENDMENT OR MODIFICATION OF PLAN. Alterations, amendments or modifications of the Plan may be proposed in writing by the Debtors at any time prior to the Confirmation Date, if the Plan, as altered, amended or modified, satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors have complied with section 1125 of the Bankruptcy Code. Without limiting the foregoing, the Debtors expressly reserve the right to modify or amend the Plan in such a manner so as to provide for reorganization of any of the Debtors individually or any group of less than all of the Debtors. The Plan may be altered, amended or modified at any time after the Confirmation Date and before substantial consummation, provided that the Plan, as altered, amended or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code, and the Bankruptcy Court after notice and hearing confirms the Plan as altered, amended or modified. A holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan as altered, amended or modified if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of the holder. Otherwise, the Debtors may alter, amend or modify the treatment of Claims and Interests provided for under the Plan if the holders of Claims or Interests affected thereby agree or consent to any such alteration, amendment or modification.

    11.9. SEVERABILITY. In the event that the Bankruptcy Court determines, prior to the Confirmation Date, that any provision in the Plan is invalid, void or unenforceable, the Debtors may, at their option, (a) treat such provision as invalid, void or unenforceable with respect to the holder or holders of such Claims or Interests that the provision is determined to be invalid, void or unenforceable, in which case such provision shall in no way limit or affect the enforceability and operative effect of any other provision of the Plan, or
(b) alter, amend, revoke, or withdraw the Plan.

    11.10. REVOCATION OR WITHDRAWAL OF PLAN. The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

    11.11. GOVERNING LAW. Except to the extent that the Bankruptcy Code or Bankruptcy Rules or Bermuda law are applicable, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

    11.12. NOTICES. Any notice required or permitted to be provided under the Plan shall be in writing and served by either (a) certified mail, return receipt requested, postage prepaid, (b) hand delivery, or (c) reputable overnight delivery service, freight prepaid. If to the Debtors, any such notice shall be directed to the following at the addresses set forth below:

           Kees van Ophem
           General Counsel
           FLAG Telecom Holdings Limited
           9 South Street
           London, England W1K 2XA
           United Kingdom

           WITH A COPY TO

           GIBSON, DUNN & CRUTCHER LLP
           200 PARK AVENUE
           NEW YORK, NEW YORK 10166
           ATTENTION: CONOR D. REILLY
                   M. NATASHA LABOVITZ
                   CRAIG A. BRUENS

    11.13.  EFFECT ON TERMSHEET AGREEMENTS WITH ALCATEL, CIENA, AND
REACH. Notwithstanding anything to the contrary contained herein, the Plan shall not be construed as limiting or modifying the rights and obligations, if any, of the Debtors, Alcatel, CIENA, and REACH, under (a) the FLAG Asia Termsheet, FLAG Atlantic Termsheet, FLAG Network Services Termsheet, and the CIENA Settlement Term Sheet, and (b) the Order of the Bankruptcy Court dated May 14, 2002 approving the FLAG Asia Termsheet.

    11.14.  SPECIAL PROVISIONS REGARDING THE CONTINUANCE OF RETIREE
BENEFITS. Notwithstanding anything to the contrary contained in this Plan, the Reorganized Debtors (other than FLAG Holdco and the FLAG Atlantic Debtors) shall continue payment of all Retiree Benefits, if any, after the Effective Date at the level of at least that established pursuant to subsection (e)(1)(B) or
(g) of section 1114 of the Bankruptcy Code. Any and all Claims of the beneficiaries of such Retirement Benefits shall be deemed Reinstated as of the Effective Date.

    11.15. DIRECTION TO PARTIES. From and after the Effective Date, any Party in Interest may apply to the Bankruptcy Court for an order directing any necessary party to execute or deliver or to join in the execution and delivery of any instrument required to effect a transfer of property dealt with by the Plan, and to perform any other act that is necessary for the consummation of the Plan, pursuant to section 1142(b) of the Bankruptcy Code.

Dated: August 8, 2002

                                          FLAG TELECOM HOLDINGS LIMITED,
                                          FLAG LIMITED,
                                          FLAG TELECOM GROUP SERVICES
                                            LIMITED,
                                          FLAG PACIFIC USA LIMITED,
                                          FLAG TELECOM LIMITED,
                                          FLAG TELECOM USA LTD.,
                                          FLAG ASIA LIMITED,
                                          FLAG ATLANTIC HOLDINGS LIMITED,
                                          FLAG ATLANTIC LIMITED, and
                                          FLAG ATLANTIC USA LIMITED

                                          By: /s/Kees van Ophem_________________
                                             Kees van Ophem
                                             General Counsel

GIBSON, DUNN & CRUTCHER LLP

By: /s/Conor D. Reilly________________
   Conor D. Reilly
   M. Natasha Labovitz
   Craig A. Bruens

Attorneys for Debtors

                                   EXHIBIT B

                               FLAG HOLDCO SCHEME

                        IN THE SUPREME COURT OF BERMUDA
                               CIVIL JURISDICTION
                                  2002: NO 289

                                      AND

                                IN THE MATTER OF
                         FLAG TELECOM HOLDINGS LIMITED

                                      AND

                    IN THE MATTER OF THE COMPANIES ACT 1981

                             SCHEME OF ARRANGEMENT
                            (UNDER SECTION 99 OF THE
                              COMPANIES ACT 1981)

                                    BETWEEN

                         FLAG TELECOM HOLDINGS LIMITED
                          (IN PROVISIONAL LIQUIDATION)

                                    AND ITS

                                SCHEME CREDITORS
                           (AS DEFINED IN THE SCHEME)

                                    CONTENTS

CLAUSE                                                                                  PAGE
------                                                                                --------
          1.            Definitions and Interpretation..............................    1

          2.            The Company.................................................    1
                        The Chapter 11 Plan and Scheme..............................    1
                        Co-ordination of Plan and Scheme............................    2

          3.            Transfer Of Undertaking.....................................    3

          4.            Scheme Distributions........................................    3

          5.            Application Of Scheme.......................................    5
                        Preferential Claims.........................................    5
                        Secured Claims..............................................    5
                        Moratorium and Release......................................    5

          6.            Establishment of Scheme Claims..............................    5
                        Allowed Scheme Claims.......................................    5
                        Currency of Payment.........................................    6
                        Set-off.....................................................    6
                        Rights to Interest..........................................    6

          7.            Procedures For Treating And Resolving Disputed Claims.......    6

          8.            Provisions Governing Distributions..........................    7

          9.            Conditions to Effective Date................................    7

         10.            Modifications to the Scheme.................................    8

         11.            Powers Duties and Obligations of the Joint Provisional          8
                        Liquidators.................................................

         12.            Termination Of The Scheme...................................    9

         13.            Miscellaneous...............................................    9
                        Assignments.................................................    9
                        Limitation of Liability.....................................    9
                        The Board of Directors......................................    9
                        Severability................................................    9
                        Indemnity...................................................    9
                        Notices.....................................................   10

         14.            Governing Law and Jurisdiction..............................   10

                              PART I--INTRODUCTION

DEFINITIONS AND INTERPRETATION

    1.1 In the Scheme, unless the context otherwise requires, the expressions defined in Annexure 1 to the Scheme shall have the meanings specified therein.

    1.2 Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of the Scheme.

    1.3 In the Scheme, unless the context otherwise requires:

        (a) references to parts and clauses are to be construed as references to the parts and clauses of the Scheme and references to Annexures are to be construed as references to the Annexures to the Scheme;

        (b) references to (or to any provision of) the Scheme shall be construed as references to the Scheme or that provision as in force for the time being and as amended in accordance with its terms;

        (c) words importing the plural shall include the singular and vice versa and the masculine, feminine or neuter gender shall each include the other genders;

        (d) references to a person shall be construed as including references to an individual, firm, company, corporation, unincorporated body of persons or any State or any agency thereof; and

        (e) references to any enactment or statutory instrument shall be to such enactment or statutory instrument as amended and in force on the date of this document.

    1.4 Subject to section 7.6 of the Scheme, in the event of a conflict or inconsistency between the terms of the Scheme and the terms of the Explanatory Statement, the Plan or the Disclosure Statement, the terms of the Plan shall prevail.

THE COMPANY

    2.1 The Company was incorporated on 3rd February, 1999 as an Exempted Company in Bermuda under the Companies Act 1981. The Registered Office of the Company is situated at Cedar House, 41 Cedar Avenue, Hamilton, HM EX, Bermuda. The authorised share capital of the Company is US$180,000 divided into 300,000,000 ordinary shares of US$0.0006 each. As of June 28, 2002, the Company had 134,139,046 shares issued and outstanding. The Company was formed to carry on the business of a holding company for subsidiaries that carried on the business of designing and operating fibre optic submarine cable networks. The business of the Company as holding company included acquiring and holding any shares, obligations and securities issued or guaranteed by any of its subsidiaries.

THE CHAPTER 11 PLAN AND SCHEME

    2.2 On April 12, 2002, the Company and four of the Company's subsidiaries, FLAG Limited (LIMITED), FLAG Pacific USA Limited, FLAG Atlantic Holdings Limited and FLAG Atlantic Limited (ATLANTIC) filed voluntary petitions for reorganisation in the US under Chapter 11 of title 11 of the US Bankruptcy Code with the United States Bankruptcy Court in the Southern District of New York. On April 23, 2002, FLAG Telecom Group Services Limited, FLAG Telecom Limited, FLAG Telecom USA Limited, FLAG Asia Limited (ASIA) and FLAG Atlantic USA Limited also commenced voluntary chapter 11 cases in the US Bankruptcy Court. Together with the Company, these are the US DEBTORS.

    2.3 Following the Chapter 11 filings in the US Court, the Company, Atlantic, Limited and Asia applied to this Bermuda Court by way of ex parte summons for the appointment of joint provisional liquidators (JPLS). Mr Richard Heis and Ms Chris Laverty of KPMG LLP in England and Mr Robert D Steinhoff of KPMG in Bermuda were appointed as JPLs on April 19, 2002 in respect of the Company, Atlantic and Limited and on April 30, 2002 in respect of Asia. The appointments were on terms that allowed the directors to continue in office under certain supervisory controls and restraints vested in the JPLs. The terms of the order in respect of the Company permitted the Company to satisfy the debtor in possession requirements of Chapter 11 by allowing the Company's existing management to retain day to day control of operations.

    2.4 The Company has decided, after taking advice from its professional advisers, that to facilitate a reorganisation of the Company there should be a plan of reorganisation in the US (the PLAN). The Company is entitled to file a plan of reorganisation under Chapter 11 of the US Bankruptcy Code with the US Court. If the Plan satisfies certain legal requirements, is accepted by a majority in number and two-thirds in amount of the Creditors who vote, and is approved by the US Court it will become binding on the Company and the Creditors.

    2.5 The JPLs have formed the view, after taking advice from their professional advisers, and in conjunction with the Company and its professional advisers, that the best course of action in Bermuda is for there to be a scheme of arrangement. The purpose of the Scheme is to facilitate a reorganisation of the Company. The Scheme will best facilitate the reorganisation of the Company in conjunction with the Plan.

CO-ORDINATION OF PLAN AND SCHEME

    2.6 Co-ordination between the Scheme and the Plan is essential to ensure that there is as little conflict between the two reorganisation processes as possible. The terms of the Plan, insofar as they are relevant to the Company, are hereby incorporated into the Scheme.

    2.7 Creditors who have claimed or deemed to have claimed in the Plan will be deemed to have claimed in the Scheme also, and will not therefore be required to submit a separate Notice of Claim in the Scheme. Creditors who have claimed only in the Scheme will not be deemed to have claimed in the Plan.

    2.8 Creditors who have CLAIMED in both the Scheme and the Plan will have been asked to VOTE in both the Scheme and the Plan. Creditors who have claimed or are deemed to have claimed in relation to the same Claim in both the Scheme and the Plan will only receive a single Distribution in respect of such Claim, if allowed. Creditors who have claimed only in the Scheme will not be prejudiced as a result and will receive a single Distribution in the same way as all other Allowed Claims under the Plan.

    2.9 It is however important that Creditors who are entitled to vote in both the Plan and the Scheme do so because the Plan and the Scheme are inter-conditional and unless the requisite majority of Creditors vote in favour of both, neither the Scheme nor the Plan will come into effect.

    2.10 The JPLs shall, through appropriate court directions, seek to ensure that the Voting Record Date in respect of the Plan shall be applicable to Scheme Claims for the purposes of identifying those entitled to vote in the Scheme. The Voting Record Date will be the date that the US Court enters an order approving the Disclosure Statement, i.e. August 1, 2002. This is because the JPLs believe it is in the best interests of all the Company's Creditors in the Scheme and the Plan to be as closely coordinated as possible. The JPLs are also satisfied that no Scheme Creditor will be prejudiced by the setting of the Voting Record Date in this way.

                        PART II--TRANSFER OF UNDERTAKING

TRANSFER OF UNDERTAKING

    3.1. On or before the Effective Date pursuant to the Plan and the Scheme, the US Debtors shall take the steps necessary so that New Holdco shall be duly formed and come into existence as a valid and legally existing entity. Provided New Holdco has come into existence:

        (i) on the Effective Date, the Company shall transfer Cash to the JPLs equal to the Bermuda Reorganization Reserve;

        (ii) on the Effective Date, the Company shall transfer to New Holdco all its right, title and interest in the FLAG Holdco Assets; and

        (iii) if the Company has not made all or any part of the Cash transfer in (i) above within 7 days of the Effective Date, forthwith New Holdco shall transfer to the JPLs Cash equal to the balance of the Bermuda Reorganization Reserve which was not transferred by the Company.

SCHEME DISTRIBUTIONS

    3.2.1 In accordance with the terms of Section 4.4.2 of the Plan, on the Distribution Date:

        (i) the Company shall pay or procure that there is paid to the FLAG Holdco Indenture Trustee, on behalf of the holders of Allowed FLAG Holdco Bondholder Claims as of the FLAG Holdco Bondholder Distribution Record Date, for distribution among such holders on a Pro Rata Basis, to be applied first to the principal amount of the Allowed FLAG Holdco Bondholder Claims, the amount of $245,000,000 in Cash, less a reserve in the amount equal to
    (i) $2,450,000 on account of the Kasowitz Performance Fee plus (ii) all other fees and expenses asserted by Kasowitz as of the Effective Date other than the Kasowitz Performance Fee, which reserve shall be placed into a segregated interest-bearing account at a financial institution satisfactory to Kasowitz and the Ad Hoc FLAG Holdco Bondholder Committee subject to disposition pursuant to Section 4.4.2.2 of the Plan;

        (ii) the Company shall procure that New Holdco shall issue to the FLAG Holdco Indenture Trustee, on behalf of the holders of Allowed FLAG Holdco Bondholder Claims as of the FLAG Holdco Bondholder Distribution Record Date, for distribution among such holders on a Pro Rata Basis, to be applied first to the principal amount of the Allowed FLAG Holdco Bondholder Claims, shares equal to 5% of the New Holdco Common Shares on a Fully Diluted Basis;

        (iii) the Company shall procure that New Holdco shall issue to the FLAG Holdco Indenture Trustee, on behalf of the holders of Allowed FLAG Holdco Bondholder Claims as of the FLAG Holdco Bondholder Distribution Record Date, for distribution among such holders on a Pro Rata Basis, to be applied first to the principal amount of the Allowed FLAG Holdco Bondholder Claims, the FLAG Holdco Bondholder Notes pursuant to the new Holdco Indenture and all related agreements as shall be set forth in the Plan Supplement;

        (iv) the Company shall pay the reasonable fees and expenses (including legal fees and expenses) of the FLAG Holdco Indenture Trustee incurred under the FLAG Holdco Indenture in connection with the Chapter 11 Cases in an amount not to exceed $150,000; and

        (v) the FLAG Holdco Bondholders and the FLAG Holdco Indenture Trustee shall be deemed to have been released by the Debtors and the Non-Debtor Affiliates pursuant to the provisions of Section 8.4.1 of the Plan.

    3.2.2 in accordance with the terms of Section 4.4.2.2 of the Plan, on the later of the Distribution Date or 11 days after entry of a Final Order of the Bankruptcy Court expressly approving such payments:

        (i) the Company shall reimburse the Ad Hoc FLAG Holdco Bondholder Committee in an amount not to exceed $125,000 for the reasonable fees and expenses of Kasowitz incurred prior to the Effective Date in connection with the Chapter 11 Cases; and

        (ii) the Company shall release to the Ad Hoc FLAG Bondholder Committee Cash from the reserve established pursuant to Section 4.4.2.1(a) of the Plan such amounts as the Bankruptcy Court approves in addition for reimbursement pursuant to Section 4.4.2.2(a) of the Plan for reimbursement of fees and expenses asserted by Kasowitz as of the Effective Date other than the Kasowitz Performance Fee and payment of the Kasowitz Performance Fee (to the extent that such approval is denied, in whole or in part, by the Bankruptcy Court, all amounts reserved under Section 4.2.2.1(a) of the Plan not authorised for payment to the Ad Hoc FLAG Holdco Bondholder Committee shall be remitted to the FLAG Holdco Indenture Trustee for distribution to the FLAG Holdco Bondholders on a Pro Rata Basis in accordance with
    Section 4.4.2.1(a) of the Plan.

    3.3 The delivery by or on behalf of the Company to the FLAG Holdco Indenture Trustee and the Ad Hoc FLAG Holdco Bondholder Committee of the Cash payment in sections 3.2.1(i) and 3.2.1(iv), the procuring of sections 3.2.1
(ii) and (iii) and the payment of the amounts in 3.2.2 above shall fully satisfy and discharge the Company's obligations to the holders of Allowed FLAG Holdco Bondholder Claims.

    3.4 It is envisaged that New Holdco will appear at the Bermuda Court hearing for sanction of the Scheme and that it will undertake to be bound by the Scheme, in particular that it will issue the New Holdco Common Shares and the FLAG Holdco Bondholder Notes in accordance with section 3.2.1 (ii) and
(iii) above.

                       PART III--SCHEME CLAIM PROVISIONS

APPLICATION OF SCHEME

    4.1 The Scheme applies to all liabilities of the Company in respect of Scheme Claims.

    PREFERENTIAL CLAIMS

    4.2 Any liabilities of the Company which are Bermuda Priority Claims shall be paid as soon as practicable after the Effective Date from the reserves held by the JPLs for the discharge of such claims.

    SECURED CLAIMS

    4.3 Nothing in the Scheme shall affect the right of any person to take, with the consent of any or all relevant courts, any appropriate action to enforce any security over the property of the Company which could have been enforced with the leave of such court or courts as if the Company had been in liquidation since April 19, 2002.

    MORATORIUM AND RELEASE

    4.4 Save as provided for herein, or under the Plan:

        (i) no Scheme Creditor shall be entitled to take or continue any step or proceeding against the Company or its Assets (whether by way of demand, legal proceedings, execution of judgment or otherwise howsoever without limitation) in any jurisdiction whatsoever except for the purpose of obtaining payment under the Scheme of any Scheme Liability; and

        (ii) payment to a Scheme Creditor of his Distribution under the Scheme or the Plan shall discharge the corresponding Scheme Liability in full to the effect that the Company has no further liability in respect thereof; and

        (iii) payment to a Scheme Creditor of his Distribution under the Scheme or the Plan shall extinguish any right that Scheme Creditor has to amounts recovered by a subsequent liquidator of the Company by virtue of the application of Bermudian or other law applicable to antecedent transactions.

ESTABLISHMENT OF SCHEME CLAIMS

    ALLOWED SCHEME CLAIMS

    5.1 Scheme Claims will rank for distribution purposes to the extent that they are "allowed". Allowed Scheme Claims are Claims where:

    5.1.1 the Claim is allowed under and to the extent provided for in accordance with the provisions of the Plan;

    5.1.2 a Notice of Claim, signed by the Creditor or by a person authorised on his behalf has been lodged solely with the JPLs:

        (a) on or before the Claims Date and has not been rejected by the JPLs;
    or

        (b) after the Claims Date (but in any event by 23 September 2002) if the JPLs or the Bermuda Court determine that his failure to do so on or before the Claims Date did not result from wilful default or lack of reasonable diligence, and such claim or part of such claim is admitted in accordance with the Scheme and such claim is not objected to;

    5.1.3 A Notice of Claim is in respect of a Claim which is unliquidated, disputed or contingent and subsequently becomes liquidated, undisputed or in the case of contingent claims a value is agreed by the JPLs or imposed by the Bermuda Court under the terms of the Scheme.

    5.2 The JPLs shall be entitled to reject any Claim which would have been inadmissible in the event that a winding up order had been made on the Petition Date.

    CURRENCY OF PAYMENT

    5.3 All Scheme Claims submitted in a currency other than US dollars will be converted into US dollars at the rate prevailing in New York on April 12, 2002, i.e. the date of the Chapter 11 filing, as published by The Wall Street Journal.

    SET-OFF

    5.4 The rights of set-off under Section 553 of the US Bankruptcy Code shall apply to the Scheme with effect from April 12, 2002.

    RIGHTS TO INTEREST

    5.5 The amount of each Scheme Liability shall not include interest accruing after April 12, 2002.

PROCEDURES FOR TREATING AND RESOLVING DISPUTED CLAIMS

    6.1 The following provisions shall apply to the admission or rejection by the JPLs of Claims under the Scheme.

    6.2 All Disputed Claims which are submitted or are deemed to have been submitted in both the Scheme and the Plan will be dealt with in accordance with
Article VII of the Plan.

    6.3 Claims which have been submitted in the Scheme only, and not in the Plan, and are disputed Claims (DISPUTED SCHEME CLAIMS) will be dealt with in accordance with the following provisions of this section.

    6.4 The JPLs may, if they think it necessary for the purpose of clarifying or substantiating the whole or any part of a Disputed Scheme Claim, call for details of any matter required to be specified in the Notice of Claim and for the production to them of such documentary or other evidence as they may require. A person claiming to be a Scheme Creditor shall be responsible for providing such documentary evidence or other evidence as the JPLs may require. The JPLs shall be entitled to reject any claim in whole or in part where any such evidence is not provided within such time as the JPLs shall deem reasonably appropriate.

    6.5.1 On or before the 120th day (or the first Business Day thereafter) after the Effective Date (unless such deadline is extended by the JPLs in their absolute discretion) the JPLs shall in their discretion do the following:

    6.5.2 notify each Disputed Scheme Claim Creditor that the JPLs dispute liability in whole or in part;

    6.5.3 where the dispute cannot be settled, file with the Bermuda Court objections to claims with respect to which the JPLs dispute liability in whole or in part;

    6.5.4 take whatever steps the JPLs consider necessary to arrange for the prosecution, withdrawal, or settling of objections to the allowance of any Claim.

    6.6 Without prejudice to section 6.5, the JPLs reserve the right to liaise with, and where appropriate, defer to the determination of the FLAG Holdco Indenture Trustee with respect to a dispute as to a Creditor's entitlement under the FLAG Holdco Indenture and the FLAG Holdco

Indenture Trustee's determination may be accepted by the JPLs as a final determination of that Creditor's claim.

    6.7 On the resolution of each dispute relating to a Disputed Scheme Claim, the JPLs shall give notice to the FLAG Holdco Indenture Trustee requesting that it make an appropriate distribution to the Creditor from the assets held by it in accordance with section 3.2 above. The issue by the JPLs of a notice in accordance with this section 6.7 shall be a complete discharge of the JPLs responsibilities with respect to such Claims.

    6.8 For the avoidance of doubt, the JPLs hold no reserve in respect of Disputed Scheme Claims. All such claims as and when resolved, shall be paid from the assets held by the FLAG Holdco Indenture Trustee and each Scheme Creditor after the Effective Date will be bound by the terms of this Scheme and as such will have no recourse to any other party or asset in order to satisfy its Claim.

PROVISIONS GOVERNING DISTRIBUTIONS

    7.1 Distributions in respect of any Allowed Scheme Claim which is also an Allowed Claim under the Plan shall be made in accordance with the terms of the Plan and no Distribution will be made in respect thereof under the Scheme.

    7.2 Distributions in respect of Allowed Scheme Claims which are not also Allowed Claims under the Plan shall be made solely by the JPLs in accordance with the following terms of the Scheme.

    7.3 Distributions referred to in section 7.2 above, shall be effected by the JPLs giving notice to the FLAG Holdco Indenture Trustee, requesting that it make an appropriate distribution to the Creditor from the assets held by it in accordance with section 3.2 above. The issue by the JPLs of a notice in accordance with this section 7.3 shall be a complete discharge of the JPLs responsibilities with respect to such Claims.

    7.4 For the avoidance of doubt, the JPLs hold no reserve in respect of Allowed Scheme Claims. All such claims as and when resolved, shall be paid from the assets held by the FLAG Holdco Indenture Trustee and each Scheme Creditor after the Effective Date will be bound by the terms of this Scheme and as such will have no recourse to any other party or asset in order to satisfy its Claim.

    7.5 The JPLs shall seek to co-ordinate the timing and amount of the Distributions in accordance with the provisions of the Plan.

    7.6 The JPLs shall be entitled to adjust the notice given in section 7.3 above in respect of Distributions in relation to the Scheme so as to ensure that no Scheme Creditor receives a greater sum than that which he would have been entitled to receive in the Plan if he had claimed in the Plan in circumstances where that Creditor has claimed solely in the Scheme.

CONDITIONS TO EFFECTIVE DATE

    8.  The Scheme shall become effective as soon as:

        (a) a copy of the Order of the Bermuda Court sanctioning the Scheme shall have been delivered for registration to the Registrar of Companies in Bermuda as required by section 99(3) of the Companies Act;

        (b) all conditions to the effectiveness of the Plan (other than the effectiveness of the Scheme) have been satisfied or waived; and

        (c) the conditions precedent set out in Article IX of the Plan shall have been fulfilled, save only for any conditions relating to the effectiveness of the Scheme.

MODIFICATIONS TO THE SCHEME

    9.1 Subject to the provisions of the Scheme, the Company acting by the JPLs may, at any hearing of the Bermuda Court to sanction the Scheme, consent on behalf of all Scheme Creditors to any modification of the Scheme or any terms or conditions which the Bermuda Court may think fit to approve or impose, in either case which does not materially alter the effect of the Scheme.

    9.2 If they consider it is expedient to do so and it is in the best interests of the Scheme Creditors, the JPLs may at any time, and without reference to the Scheme Creditors, apply to the Bermuda Court for the purpose of modifying the provisions of the Scheme (provided such modifications do not materially alter the effect of the Scheme) or obtaining directions on how to deal with any matters or disputes arising in respect of the Scheme. If such modifications are approved or such directions are given by the Bermuda Court, they shall be binding on the Scheme Creditors and the Scheme shall be modified accordingly.

POWERS DUTIES AND OBLIGATIONS OF THE JOINT PROVISIONAL LIQUIDATORS

    10.1 The JPLs shall have the powers, duties and functions conferred upon them by the Scheme in addition to the powers contained in the order of April 19, 2002 appointing them and any subsequent order made by the Bermuda Court. In exercising their powers and carrying out their duties under the Scheme, the JPLs shall act as agents of the Company without personal liability.

    10.2 The JPLs' powers and functions under the Scheme may be performed and exercised jointly or severally and any act required to be done by the JPLs pursuant to the Scheme may be done by all or any one of them.

    10.3 Subject always to the provisions of the order of the Bermuda Court appointing them as modified or amended, any further order of the Bermuda Court, and the provisions of the Scheme and the Plan, the JPLs shall supervise and ensure the carrying out of the Scheme.

    10.4 Without prejudice to the generality of clause 10.3, in carrying out their functions and powers under the Scheme, the JPLs shall be entitled:

        (a) to agree claims in accordance with the Scheme;

        (b) to have full access at all times to all books, papers and other documents of the Company, and to receive all such information as they may require in relation to their affairs;

        (c) to do all things which may be necessary or expedient for the protection of the Company's property;

        (d) to bring, continue or defend any action or other legal proceedings in the name and on behalf of the Company or otherwise;

        (e) to be remunerated (such remuneration to be calculated by reference to time spent at the usual rates of KPMG) out of the Company's property for the carrying out of such functions and powers and to be reimbursed out of the Company's property for all expenses properly incurred by them in connection therewith;

        (f) to employ and remunerate accountants, lawyers and other professional advisers or agents in connection with the conduct of their functions and powers under the Scheme;

        (g) to do all acts and to execute in the name and on behalf of the Company any deed, receipt or other document and to use the Company's seal;

        (h) to employ and remunerate any person (being a partner in the same firm as a Joint Provisional Liquidator) deemed by the JPLs to be suitably qualified, to exercise all or any of the functions, powers, rights and authorities conferred upon the JPLs under the Scheme, such delegation to be revocable;

        (i) to apply to the Court for directions in relation to any particular matter arising in the course of the Scheme; and

        (j) to do all other things incidental to the exercise of the functions and powers referred to in this section 10.

TERMINATION OF THE SCHEME

    11.1 The Scheme shall terminate on the date on which the JPLs give notice to the Scheme Creditors that the Distribution to Scheme Creditors in accordance with the Scheme has been completed.

    11.2 Unless previously terminated under section 11.1, the Scheme shall continue if a winding up order is made in respect of the Company to the extent legally possible and the JPLs, or any person appointed by the Bermuda Court as liquidator shall administer the Scheme. In the event that the JPLs are replaced by any liquidator appointed by the Bermuda Court, this Scheme shall be read as if all references to the JPLs are replaced with references to such replacement liquidator.

MISCELLANEOUS

    ASSIGNMENTS

    12.1 The rights of the Scheme Creditors under the Scheme shall be assignable; but (i) the assignment shall be subject to any existing rights of set-off, and (ii) the Company shall not be bound by any assignment unless and until notice in writing is given to the Company.

    LIMITATION OF LIABILITY

    12.2 None of (i) the Debtors, (ii) New Holdco, (iii) the Creditors' Committee, (iv) any member of the Creditors' Committee during the Chapter 11 Proceedings, (v) the JPLs, (vi) any liquidator of the Company in the Bermuda Proceedings, (vii) the directors, officers, agents, representatives, accountants, financial advisers, investment bankers, dealer-managers, placement agents, attorneys or employees of any of the foregoing shall have or incur any liability for actions taken or omitted to be taken in good faith under or in connection with the Scheme or in connection with the Chapter 11 Proceedings or the operation of the Company during the Chapter 11 Proceedings or after the Effective Date.

    THE BOARD OF DIRECTORS

    12.3 The Directors' responsibilities shall be modified consistent with the terms of the Scheme and the restrictions set out in the order of the Court of April 19, 2002, as amended from time to time. Notwithstanding the foregoing, the JPLs may retain the services of one or more Directors to assist them in such matters relating to the administration of the Scheme as they consider desirable. In such circumstances, the JPLs shall reimburse the reasonable out of pocket expenses incurred by such Director in performing his duties.

    SEVERABILITY

    12.4 If any provision of this Scheme is held to be invalid or unenforceable, then such provision shall (so far as invalid or unenforceable) be given no effect and shall be deemed not to be included in this Scheme but without invalidating any of the remaining provisions of this Scheme.

    INDEMNITY

    12.5 The Company shall indemnify the JPLs (and any other person appointed under the provisions of section 10 to administer or to assist in the administration of the Scheme) out of assets of the

Company in respect of all liabilities, costs and expenses arising from all actions taken in good faith in respect of the preparation and implementation of this Scheme and the Plan. All sums payable in respect of such indemnity shall be charged on and paid out of the assets of the Company in priority to any other payments made under the Scheme.

    NOTICES

    12.6 All notices and other communications provided for herein shall be in writing and posted, faxed or delivered to the applicable party at its address, or if so directed by the Bermuda Court, by advertisement.

GOVERNING LAW AND JURISDICTION

    13. The Scheme shall be governed by, and construed in accordance with the laws of Bermuda and the Scheme Creditors hereby agree that the Bermuda Court shall have exclusive jurisdiction to hear and determine any suit, action, or proceeding and to settle any dispute which may arise out of the Explanatory Statement or any provision of the Scheme, or out of any action taken or omitted to be taken under the Scheme or in connection with the administration of the Scheme.

    Dated 7 August 2002

                            ANNEXURE 1: DEFINITIONS

    Capitalised expressions used in the Scheme and not otherwise defined shall have the same meaning as in the Plan.

    In the Scheme, unless the context otherwise requires, the following expressions shall bear the following meanings:

    AD HOC FLAG HOLDCO BONDHOLDER COMMITTEE has the same meaning as in the Plan;

    ALLOWED CLAIM has the same meaning as in the Plan;

    ALLOWED FLAG HOLDCO BONDHOLDER CLAIM has the same meaning as in the Plan;

    ALLOWED SCHEME CLAIM means, in relation to any Scheme Claim, a Claim or that part of a Claim admitted in accordance with section 5;

    ASSETS means all the assets of the Company in any part of the world, whether tangible or intangible and whether present or future;

    BAR DATE shall have the same meaning as in the Plan;

    BERMUDA COURT means the Supreme Court of Bermuda;

    BERMUDA PROCEEDINGS means the winding up proceedings initiated by the Company in the Bermuda Court on April 19, 2002;

    BERMUDA REORGANIZATION RESERVE has the same meaning as in the Plan;

    BERMUDA PRIORITY CLAIM means those claims entitled to priority distribution by reason of security, statutory preference (as at the Petition Date), or other rule of law applicable to liquidations in Bermuda, but shall not include any claim to the extent that it is to be paid under the Plan;

    BUSINESS DAY means any day which (a) is not a Saturday or Sunday or designated by the laws of Bermuda to be a public holiday and (b) is a business day under the terms of the Plan;

    CASH means the legal tender of the US and equivalents thereof;

    CHAPTER 11 PROCEEDINGS means the case filed by the Company on April 12, 2002 under Chapter 11 of the US Bankruptcy Code;

    CLAIM means a claim by a person in respect of a Liability of the Company;

    CLAIMS DATE means the Bar Date;

    COMPANIES ACT means the Companies Act 1981 of Bermuda;

    COMPANY means FLAG Telecom Holdings Limited;

    CREDITORS means one or more creditors of the Company;

    CREDITORS COMMITTEE means the committee of unsecured creditors appointed by the US Court;

    DISCLOSURE STATEMENT has the same meaning as in the Plan except that "the Debtors" shall refer to the Company;

    DISPUTED CLAIM has the same meaning as in the Plan except that "a Debtor" shall refer to the Company;

    DISTRIBUTION means any distribution of shares or other property under the Scheme or the Plan;

    DISTRIBUTION DATE has the same meaning as in the Plan;

    EFFECTIVE DATE means in respect of the Scheme the first Business Day on which all of the conditions to the effectiveness of the Scheme as set forth in
Section 8 of the Scheme have been fulfilled;

    FLAG HOLDCO ASSETS has the same meaning as in the Plan;

    FLAG HOLDCO BONDHOLDER has the same meaning as in the Plan;

    FLAG HOLDCO BONDHOLDER CLAIM has the same meaning as in the Plan;

    FLAG HOLDCO BONDHOLDER DISTRIBUTION RECORD DATE has the same meaning as in the Plan;

    FLAG HOLDCO INDENTURE has the same meaning as in the Plan;

    FLAG HOLDCO INDENTURE TRUSTEE has the same meaning as in the Plan;

    FLAG HOLDCO NOTES  has the same meaning as in the Plan;

    FULLY DILUTED BASIS has the same meaning as in the Plan;

    JPLS means the persons from time to time serving as JPLs in the Provisional Liquidation of the Company, who are currently Richard Heis and Chris Laverty of KPMG LLP (England) and Robert D Steinhoff of KPMG (Bermuda) and which JPLs are responsible for the administration of this Scheme;

    KASOWITZ has the same meaning in the Plan;

    KASOWITZ PERFORMANCE FEE has the same meaning as in the Plan;

    LIABILITY means any obligation or liability of a person, whether it is present, future or contingent, whether or not its amount is fixed or liquidated, whether or not it is disputed, whether or not it involves the payment of money, whether it is secured or unsecured and whether it arises at common law, in equity or by statute in Bermuda or in any other jurisdiction or in any other manner whatsoever;

    NEW HOLDCO means the company established under the laws of Bermuda on or before the Effective Date (as defined in the Plan) in accordance with section 7.2 of the Plan;

    NEW HOLDCO COMMON SHARES has the same meaning as in the Plan;

    NOTICE OF CLAIM means a claim in writing which is sent to the JPLs;

    PETITION DATE means April 19, 2002;

    PLAN means the Chapter 11 plan of reorganization for the Company and the US Debtors, as it may be amended, modified or supplemented from time to time;

    PLAN SUPPLEMENT has the same meaning as in the Plan;

    PROVISIONAL LIQUIDATION means the Provisional Liquidation of the Company under the Provisional Liquidation Order;

    PROVISIONAL LIQUIDATION ORDER means the order of the Bermuda Court dated April 19, 2002 as amended by any subsequent order of the Bermuda Court under which the JPLs were appointed JPLs of the Company;

    PRO RATA BASIS has the same meaning as in the Plan;

    SCHEME means the scheme of arrangement between the Company and Scheme Creditors with such modifications as the Bermuda Court may approve or impose;

    SCHEME CLAIM means any claim against the Company in respect of a Scheme Liability;

    SCHEME CREDITOR means a person to whom the Company owes a Scheme Liability, being, for the avoidance of doubt, a member of the class of FLAG Holdco Bondholders;

    SCHEME LIABILITY means any liability of the Company which is a Claim in
Section 4.4 of the Plan, (which comprise, for the avoidance of doubt, FLAG Holdco Bondholder Claims;

    US means the United States of America;

    US BANKRUPTCY CODE means title 11 of the United States Code, 11 U.S.C. sections 101 et seq., as in force as at the Effective Date, to the extent applicable in the Chapter 11 Case;

    US COURT means the United States Bankruptcy Court for the District of Delaware (or such other court with authority over the Chapter 11 Case) and, with respect to any particular proceeding within the Chapter 11 Case, any other United States court which may be exercising jurisdiction over such proceeding; and

    VOTING RECORD DATE shall have the same meaning as in the Plan.

                                   EXHIBIT C

                              FLAG LIMITED SCHEME

                        IN THE SUPREME COURT OF BERMUDA
                               CIVIL JURISDICTION
                                  2002: NO 288
                                      AND
                                IN THE MATTER OF
                                  FLAG LIMITED
                                      AND
                    IN THE MATTER OF THE COMPANIES ACT 1981
                             SCHEME OF ARRANGEMENT
                            (UNDER SECTION 99 OF THE
                              COMPANIES ACT 1981)
                                    BETWEEN
                   FLAG LIMITED (IN PROVISIONAL LIQUIDATION)
                                    AND ITS
                                SCHEME CREDITORS
                           (AS DEFINED IN THE SCHEME)

                                    CONTENTS

CLAUSE                                                               PAGE
------                                                             --------
 1.  Definitions and Interpretation..............................         1

 2.  The Company.................................................         1

     The Chapter 11 Plan and Scheme..............................         1
     Co-ordination of Plan and Scheme............................         2

 3.  Scheme Distributions........................................         3

 4.  Application Of Scheme.......................................         4

     Preferential Claims.........................................         4
     Secured Claims..............................................         4
     Moratorium and Release......................................         4

 5.  Establishment of Scheme Claims..............................         4

     Allowed Scheme Claims.......................................         4
     Currency of Payment.........................................         5
     Set-off.....................................................         5
     Rights to Interest..........................................         5

 6.  Procedures For Treating And Resolving Disputed Claims.......         5

 7.  Provisions Governing Distributions..........................         6

 8.  Conditions to Effective Date................................         6

 9.  Modifications to the Scheme.................................         6

     Powers Duties and Obligations of the Joint Provisional               7
10.  Liquidators.................................................

11.  Termination Of The Scheme...................................         7

12.  Miscellaneous...............................................         8

     Assignments.................................................         8
     Limitation of Liability.....................................         8
     The Board of Directors......................................         8
     Severability................................................         8
     Indemnity...................................................         8
     Notices.....................................................         8

13.  Governing Law and Jurisdiction..............................         8

                              PART I--INTRODUCTION

DEFINITIONS AND INTERPRETATION

    1.1 In the Scheme, unless the context otherwise requires, the expressions defined in Annexure 1 to the Scheme shall have the meanings specified therein.

    1.2 Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of the Scheme.

    1.3 In the Scheme, unless the context otherwise requires:

        (a) references to parts and clauses are to be construed as references to the parts and clauses of the Scheme and references to Annexures are to be construed as references to the Annexures to the Scheme;

        (b) references to (or to any provision of) the Scheme shall be construed as references to the Scheme or that provision as in force for the time being and as amended in accordance with its terms;

        (c) words importing the plural shall include the singular and vice versa and the masculine, feminine or neuter gender shall each include the other genders;

        (d) references to a person shall be construed as including references to an individual, firm, company, corporation, unincorporated body of persons or any State or any agency thereof; and

        (e) references to any enactment or statutory instrument shall be to such enactment or statutory instrument as amended and in force on the date of this document.

    1.4 Subject to section 7.6 of the Scheme, in the event of a conflict or inconsistency between the terms of the Scheme and the terms of the Explanatory Statement, the Plan or the Disclosure Statement, the terms of the Plan shall prevail.

THE COMPANY

    2.1 The Company was incorporated on 4th January, 1993 as an Exempted Company in Bermuda under the Companies Act 1981. The Registered Office of the Company is situated at Cedar House, 41 Cedar Avenue, Hamilton, HM 12, Bermuda. The authorised share capital of the Company is US$113,900 divided into 1,139,000,000 ordinary shares of US$0.0001 each. As of June 28, 2002 the Company had 635,796,338 shares issued and outstanding. The Company was formed to carry on the business of designing and operating fibre optic submarine cable networks.

    THE CHAPTER 11 PLAN AND SCHEME

    2.2 On April 12, 2002, the Company, FLAG Pacific USA Limited, FLAG Atlantic Holdings Limited, FLAG Atlantic Limited (ATLANTIC) and their parent holding company FLAG Telecom Holdings Limited (HOLDCO) filed voluntary petitions for reorganisation in the US under Chapter 11 of title 11 of the US Bankruptcy Code with the United States Bankruptcy Court in the Southern District of New York. On April 23, 2002, FLAG Telecom Group Services Limited, FLAG Telecom Limited, FLAG Telecom USA Limited, FLAG Asia Limited (ASIA) and FLAG Atlantic USA Limited also commenced voluntary chapter 11 cases in the US Bankruptcy Court. Together with the Company, these are the US DEBTORS.

    2.3 Following the Chapter 11 filings in the US Court, the Company, Atlantic, Asia and Holdco applied to this Bermuda Court by way of ex parte summons for the appointment of joint provisional liquidators (JPLS). Mr Richard Heis and Ms Chris Laverty of KPMG LLP in England and Mr Robert D Steinhoff of KPMG in Bermuda were appointed as JPLs on April 19, 2002 in respect of the

Company, Atlantic and Holdco and on April 30, 2002 in respect of Asia. The appointments were on terms that allowed the directors to continue in office under certain supervisory controls and restraints vested in the JPLs. The terms of the order in respect of the Company permitted the Company to satisfy the debtor in possession requirements of Chapter 11 by allowing the Company's existing management to retain day to day control of operations.

    2.4 The Company has decided, after taking advice from its professional advisers, that to facilitate a reorganisation of the Company there should be a plan of reorganisation in the US (the PLAN). The Company is entitled to file a plan of reorganisation under Chapter 11 of the US Bankruptcy Code with the US Court. If the Plan satisfies certain legal requirements, is accepted by a majority in number and two-thirds in amount of the Creditors who vote, and is approved by the US Court it will become binding on the Company and the Creditors.

    2.5 The JPLs have formed the view, after taking advice from their professional advisers, and in conjunction with the Company and its professional advisers, that the best course of action in Bermuda is for there to be a scheme of arrangement. The purpose of the Scheme is to facilitate a reorganisation of the Company. The Scheme will best facilitate the reorganisation of the Company in conjunction with the Plan.

    CO-ORDINATION OF PLAN AND SCHEME

    2.6 Co-ordination between the Scheme and the Plan is essential to ensure that there is as little conflict between the two reorganisation processes as possible. The terms of the Plan, insofar as they are relevant to the Company, are hereby incorporated into the Scheme.

    2.7 Creditors who have claimed, or deemed to have claimed in the Plan will be deemed to have claimed in the Scheme also, and will not therefore be required to submit a separate Notice of Claim in the Scheme. Creditors who have claimed only in the Scheme will not be deemed to have claimed in the Plan.

    2.8 Creditors who have CLAIMED in both the Scheme and the Plan will have been asked to VOTE in both the Scheme and the Plan. Creditors who have claimed or are deemed to have claimed in relation to the same Claim in both the Scheme and the Plan will only receive a single Distribution in respect of such Claim, if allowed. Creditors who have claimed only in the Scheme will not be prejudiced as a result and will receive a single Distribution in the same way as all other Allowed Claims under the Plan.

    2.9 It is however important that Creditors who are entitled to vote in both the Plan and the Scheme do so because the Plan and the Scheme are inter-conditional and unless the requisite majority of Creditors vote in favour of both, neither the Scheme nor the Plan will come into effect.

    2.10 The JPLs shall, through appropriate court directions, seek to ensure that the Voting Record Date in respect of the Plan shall be applicable to Scheme Claims for the purposes of identifying those entitled to vote in the Scheme. The Voting Record Date will be the date that the US Court enters an order approving the Disclosure Statement, i.e. August 1, 2002. This is because the JPLs believe it is in the best interests of all the Company's Creditors in the Scheme and the Plan to be as closely coordinated as possible. The JPLs are also satisfied that no Scheme Creditor will be prejudiced by the setting of the Voting Record Date in this way.

                         PART II--SCHEME DISTRIBUTIONS

TRANSFER OF UNDERTAKING

    3.1. On or before the Effective Date pursuant to the Plan and the Scheme, the US Debtors shall take the steps necessary so that New Holdco shall be duly formed and come into existence as a valid and legally existing entity. Provided New Holdco has come into existence on the Effective Date, Holdco shall transfer to New Holdco all its right, title and interest in the FLAG Holdco Assets. The Shares in the Company may be cancelled and new shares issued to the FLAG Limited Indenture Trustee which will in turn be transferred to New Holdco. The cancellation and re-issue will be effected either by a share buy back by the Company or an intra-group shareholder scheme of arrangement.

SCHEME DISTRIBUTIONS

    3.2 On or before the Effective Date pursuant to the Plan and the Scheme, the US Debtors shall take the steps necessary so that New Holdco shall be duly formed and come into existence as a valid and legally existing entity.

    3.3.1 In accordance with the terms of Section 4.11.2 of the Plan, on the Distribution Date,

        (i) the Company shall procure that the FLAG Limited Indenture Trustee receives, on behalf of the holders of Allowed FLAG Limited Bondholder Claims as of the FLAG Limited Bondholder Distribution Record Date, for distribution among such holders on a Pro Rata Basis to be applied in accordance with the FLAG Limited Indenture, to pay any compensation or reimbursement owed to the FLAG Limited Indenture Trustee which are not paid pursuant to
    Section 4.11.2.3 of the Plan, and then to the principal amount of the Allowed FLAG Limited Bondholder Claims, shares equal to 62.79% of the New Holdco Common Shares on a Fully Diluted Basis;

        (ii) the FLAG Limited Bondholders and the FLAG Limited Indenture Trustee shall be deemed to have been released by the Debtors and the Non-Debtor Affiliates pursuant to the provisions of Section 8.4.1 of the Plan; and

        (iii) the Company shall pay the reasonable fees and expenses (including legal fees and expenses) of the FLAG Limited Indenture Trustee incurred prior under the FLAG Limited Indenture, including in connection with the Chapter 11 cases, in an amount not to exceed $150,000.

    On the later of the Distribution Date or 11 days after entry of a Final Order of the Bankruptcy Court expressly approving such payment, the Company shall pay the reasonable fees and expenses of Anderson, Kill & Olick, counsel to the Ad Hoc FLAG Limited Bondholder Committee, incurred prior to the Effective Date in connection with the Chapter 11 Cases, in an amount not to exceed $125,000.

    3.4 The procuring of section 3.3 above shall fully satisfy and discharge the Company's obligations to the holders of Allowed FLAG Limited Bondholder Claims.

    3.5 It is envisaged that New Holdco will appear at the Bermuda Court hearing for sanction of the Scheme and that it will undertake to be bound by the Scheme, in particular that it will issue the New Holdco Common Shares in accordance with section 3.3 above.

                       PART III--SCHEME CLAIM PROVISIONS

APPLICATION OF SCHEME

    4.1 The Scheme applies to all liabilities of the Company in respect of Scheme Claims.

    PREFERENTIAL CLAIMS

    4.2 Any liabilities of the Company which are Bermuda Priority Claims shall be paid as soon as practicable after the Effective Date from the reserves held by the JPLs for the discharge of such claims.

    SECURED CLAIMS

    4.3 Nothing in the Scheme shall affect the right of any person to take, with the consent of any or all relevant courts, any appropriate action to enforce any security over the property of the Company which could have been enforced with the leave of such court or courts as if the Company had been in liquidation since April 19, 2002.

    MORATORIUM AND RELEASE

    4.4  Save as provided for herein, or under the Plan:

        (i) no Scheme Creditor shall be entitled to take or continue any step or proceeding against the Company or its Assets (whether by way of demand, legal proceedings, execution of judgment or otherwise howsoever without limitation) in any jurisdiction whatsoever except for the purpose of obtaining payment under the Scheme of any Scheme Liability; and

        (ii) payment to a Scheme Creditor of his Distribution under the Scheme or the Plan shall discharge the corresponding Scheme Liability in full to the effect that the Company has no further liability in respect thereof; and

        (iii) payment to a Scheme Creditor of his Distribution under the Scheme or the Plan shall extinguish any right that Scheme Creditor has to amounts recovered by a subsequent liquidator of the Company by virtue of the application of Bermudian or other law applicable to antecedent transactions.

ESTABLISHMENT OF SCHEME CLAIMS

    ALLOWED SCHEME CLAIMS

    5.1. Scheme Claims will rank for distribution purposes to the extent that they are "allowed". Allowed Scheme Claims are Claims where:

    5.1.1 the Claim is allowed under and to the extent provided for in accordance with the provisions of the Plan;

    5.1.2 a Notice of Claim, signed by the Creditor or by a person authorised on his behalf has been lodged solely with the JPLs:

        (a) on or before the Claims Date and has not been rejected by the JPLs;
    or

        (b) after the Claims Date (but in any event by 23 September 2002) if the JPLs or the Bermuda Court determine that his failure to do so on or before the Claims Date did not result from wilful default or lack of reasonable diligence, and such claim or part of such claim is admitted in accordance with the Scheme and such claim is not objected to;

    5.1.3 A Notice of Claim is in respect of a Claim which is unliquidated, disputed or contingent and subsequently becomes liquidated, undisputed or in the case of contingent claims a value is agreed by the JPLs or imposed by the Bermuda Court under the terms of the Scheme.

    5.2 The JPLs shall be entitled to reject any Claim which would have been inadmissible in the event that a winding up order had been made on the Petition Date.

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    CURRENCY OF PAYMENT

    5.5. All Scheme Claims submitted in a currency other than US dollars will be converted into US dollars at the rate prevailing in New York on April 12, 2002, i.e. the date of the Chapter 11 filing, as published by The Wall Street Journal.

    SET-OFF

    5.6. The rights of set-off under Section 553 of the US Bankruptcy Code shall apply to the Scheme with effect from April 12, 2002.

    RIGHTS TO INTEREST

    5.7. The amount of each Scheme Liability shall not include interest accruing after April 12, 2002.

PROCEDURES FOR TREATING AND RESOLVING DISPUTED CLAIMS

    6.1 The following provisions shall apply to the admission or rejection by the JPLs of Claims under the Scheme.

    6.2 All Disputed Claims which are submitted or are deemed to have been submitted in both the Scheme and the Plan will be dealt with in accordance with
Article VII of the Plan.

    6.3 Claims which have been submitted in the Scheme only, and not in the Plan, and are disputed Claims (DISPUTED SCHEME CLAIMS) will be dealt with in accordance with the following provisions of this section.

    6.4 The JPLs may, if they think it necessary for the purpose of clarifying or substantiating the whole or any part of a Disputed Scheme Claim, call for details of any matter required to be specified in the Notice of Claim and for the production to them of such documentary or other evidence as they may require. A person claiming to be a Scheme Creditor shall be responsible for providing such documentary evidence or other evidence as the JPLs may require. The JPLs shall be entitled to reject any claim in whole or in part where any such evidence is not provided within such time as the JPLs shall deem reasonably appropriate.

    6.5.1 On or before the 120th day (or the first Business Day thereafter) after the Effective Date (unless such deadline is extended by the JPLs in their absolute discretion) the JPLs shall in their discretion do the following:

    6.5.2 notify each Disputed Scheme Claim Creditor that the JPLs dispute liability in whole or in part;

    6.5.3 where the dispute cannot be settled, file with the Bermuda Court objections to claims with respect to which the JPLs dispute liability in whole or in part;

    6.5.4 take whatever steps the JPLs consider necessary to arrange for the prosecution, withdrawal, or settling of objections to the allowance of any Claim.

    6.6 Without prejudice to section 6.5, the JPLs reserve the right to liaise with, and where appropriate, defer to the determination of the FLAG Limited Indenture Trustee with respect to a dispute as to a Creditor's entitlement under the FLAG Limited Indenture and the FLAG Limited Indenture Trustee's determination may be accepted by the JPLs as a final determination of that Creditor's claim.

    6.7 On the resolution of each dispute relating to a Disputed Scheme Claim, the JPLs shall give notice to the FLAG Limited Indenture Trustee requesting that it make an appropriate distribution to the Creditor from the assets held by it in accordance with section 3.3 above. The issue by the JPLs of a notice in accordance with this section 6.7 shall be a complete discharge of the JPLs responsibilities with respect to such Claims.

    6.8 For the avoidance of doubt, the JPLs hold no reserve in respect of Disputed Scheme Claims. All such claims as and when resolved, shall be paid from the assets held by the FLAG Limited

Indenture Trustee and each Scheme Creditor after the Effective Date will be bound by the terms of this Scheme and as such will have no recourse to any other party or asset in order to satisfy its Claim.

PROVISIONS GOVERNING DISTRIBUTIONS

    7.1 Distributions in respect of any Allowed Scheme Claim which is also an Allowed Claim under the Plan shall be made in accordance with the terms of the Plan and no Distribution will be made in respect thereof under the Scheme.

    7.2 Distributions in respect of Allowed Scheme Claims which are not also Allowed Claims under the Plan shall be made solely by the JPLs in accordance with terms of the Scheme.

    7.3 Distributions referred to in section 7.2 above, shall be effected by the JPLs giving notice to the FLAG Limited Indenture Trustee, requesting that it make an appropriate distribution to the Creditor from the assets held by it in accordance with section 3.3 above. The issue by the JPLs of a notice in accordance with this section 7.3 shall be a complete discharge of the JPLs responsibilities with respect to such Claims.

    7.4 For the avoidance of doubt, the JPLs hold no reserve in respect of Disputed Scheme Claims. All such claims as and when resolved, shall be paid from the assets held by the FLAG Limited Indenture Trustee and each Scheme Creditor after the Effective Date will be bound by the terms of this Scheme and as such will have no recourse to any other party or asset in order to satisfy its Claim.

    7.5 The JPLs shall seek to co-ordinate the timing and amount of the Distributions in accordance with the provisions of the Plan.

    7.6 The JPLs shall be entitled to adjust the notice given in section 7.3 above in respect of Distributions in relation to the Scheme so as to ensure that no Scheme Creditor receives a greater sum than that which he would have been entitled to receive in the Plan if he had claimed in the Plan in circumstances where that Creditor has claimed solely in the Scheme.

CONDITIONS TO EFFECTIVE DATE

    8.  The Scheme shall become effective as soon as:

        (a) a copy of the Order of the Bermuda Court sanctioning the Scheme shall have been delivered for registration to the Registrar of Companies in Bermuda as required by section 99(3) of the Companies Act;

        (b) all conditions to the effectiveness of the Plan (other than the effectiveness of the Scheme) have been satisfied or waived; and

        (c) the conditions precedent set out in Article IX of the Plan shall have been fulfilled, save only for any conditions relating to the effectiveness of the Scheme.

MODIFICATIONS TO THE SCHEME

    9.1 Subject to the provisions of the Scheme, the Company acting by the JPLs may, at any hearing of the Bermuda Court to sanction the Scheme, consent on behalf of all Scheme Creditors to any modification of the Scheme or any terms or conditions which the Bermuda Court may think fit to approve or impose, in either case which does not materially alter the effect of the Scheme.

    9.2 If they consider it is expedient to do so and it is in the best interests of the Scheme Creditors, the JPLs may at any time, and without reference to the Scheme Creditors, apply to the Bermuda Court for the purpose of modifying the provisions of the Scheme (provided such modifications do not materially alter the effect of the Scheme) or obtaining directions on how to deal with any matters or disputes arising in respect of the Scheme. If such modifications are approved or such directions are given by the Bermuda Court, they shall be binding on the Scheme Creditors and the Scheme shall be modified accordingly.

POWERS DUTIES AND OBLIGATIONS OF THE JOINT PROVISIONAL LIQUIDATORS

    10.1 The JPLs shall have the powers, duties and functions conferred upon them by the Scheme in addition to the powers contained in the order of April 19, 2002 appointing them and any subsequent order made by the Bermuda Court. In exercising their powers and carrying out their duties under the Scheme, the JPLs shall act as agents of the Company without personal liability.

    10.2 The JPLs' powers and functions under the Scheme may be performed and exercised jointly or severally and any act required to be done by the JPLs pursuant to the Scheme may be done by all or any one of them.

    10.3 Subject always to the provisions of the order of the Bermuda Court appointing them as modified or amended, any further order of the Bermuda Court, and the provisions of the Scheme and the Plan, the JPLs shall in relation to the Company supervise and ensure the carrying out of the Scheme.

    10.4 Without prejudice to the generality of clause 10.3, in carrying out their functions and powers under the Scheme, the JPLs shall be entitled:

        (a) to agree claims in accordance with the Scheme;

        (b) to have full access at all times to all books, papers and other documents of the Company, and to receive all such information as they may require in relation to their affairs;

        (c) to do all things which may be necessary or expedient for the protection of the Company's property;

        (d) to bring, continue or defend any action or other legal proceedings in the name and on behalf of the Company or otherwise;

        (e) to be remunerated (such remuneration to be calculated by reference to time spent at the usual rates of KPMG) out of the Company's property for the carrying out of such functions and powers and to be reimbursed out of the Company's property for all expenses properly incurred by them in connection therewith;

        (f) to employ and remunerate accountants, lawyers and other professional advisers or agents in connection with the conduct of their functions and powers under the Scheme;

        (g) to do all acts and to execute in the name and on behalf of the Company any deed, receipt or other document and to use the Company's seal;

        (h) to employ and remunerate any person (being a partner in the same firm as a Joint Provisional Liquidator) deemed by the JPLs to be suitably qualified, to exercise all or any of the functions, powers, rights and authorities conferred upon the JPLs under the Scheme, such delegation to be revocable;

        (i) to apply to the Court for directions in relation to any particular matter arising in the course of the Scheme; and

        (j) to do all other things incidental to the exercise of the functions and powers referred to in this section 10.

TERMINATION OF THE SCHEME

    11.1 The Scheme shall terminate on the date on which the JPLs give notice to the Scheme Creditors that the Distribution to Scheme Creditors in accordance with the Scheme has been completed.

    11.2 Unless previously terminated under section 11.1, the Scheme shall continue if a winding up order is made in respect of the Company to the extent legally possible and the JPLs, or any person appointed by the Bermuda Court as liquidator shall administer the Scheme. In the event that the JPLs are replaced by any liquidator appointed by the Bermuda Court, this Scheme shall be read as if all references to the JPLs are replaced with references to such replacement liquidator.

MISCELLANEOUS

    ASSIGNMENTS

    12.1 The rights of the Scheme Creditors under the Scheme shall be assignable; but (i) the assignment shall be subject to any existing rights of set-off, and (ii) the Company shall not be bound by any assignment unless and until notice in writing is given to the Company.

    LIMITATION OF LIABILITY

    12.2 None of (i) the Debtors, (ii) New Holdco, (iii) the Creditors' Committee, (iv) any member of the Creditors' Committee during the Chapter 11 Proceedings, (v) the JPLs, (vi) any liquidator of the Company in the Bermuda Proceedings, (vii) the directors, officers, agents, representatives, accountants, financial advisers, investment bankers, dealer-managers, placement agents, attorneys or employees of any of the foregoing shall have or incur any liability for actions taken or omitted to be taken in good faith under or in connection with the Scheme or in connection with the Chapter 11 Proceedings or the operation of the Company during the Chapter 11 Proceedings or after the Effective Date.

    THE BOARD OF DIRECTORS

    12.3 The Directors' responsibilities shall be modified consistent with the terms of the Scheme and the restrictions set out in the order of the Court of April 19, 2002, as amended from time to time. Notwithstanding the foregoing, the JPLs may retain the services of one or more Directors to assist them in such matters relating to the administration of the Scheme as they consider desirable. In such circumstances, the JPLs shall reimburse the reasonable out of pocket expenses incurred by such Director in performing his duties.

    SEVERABILITY

    12.4 If any provision of this Scheme is held to be invalid or unenforceable, then such provision shall (so far as invalid or unenforceable) be given no effect and shall be deemed not to be included in this Scheme but without invalidating any of the remaining provisions of this Scheme.

    INDEMNITY

    12.5 The Company shall indemnify the JPLs (and any other person appointed under the provisions of section 10 to administer or to assist in the administration of the Scheme) out of assets of the Company in respect of all liabilities, costs and expenses arising from all actions taken in good faith in respect of the preparation and implementation of this Scheme and the Plan. All sums payable in respect of such indemnity shall be charged on and paid out of the assets of the Company in priority to any other payments made under the Scheme.

    NOTICES

    12.6 All notices and other communications provided for herein shall be in writing and posted, faxed or delivered to the applicable party at its address, or if so directed by the Bermuda Court, by advertisement.

GOVERNING LAW AND JURISDICTION

    13. The Scheme shall be governed by, and construed in accordance with the laws of Bermuda and the Scheme Creditors hereby agree that the Bermuda Court shall have exclusive jurisdiction to hear and determine any suit, action, or proceeding and to settle any dispute which may arise out of the Explanatory Statement or any provision of the Scheme, or out of any action taken or omitted to be taken under the Scheme or in connection with the administration of the Scheme.

    Dated 7 August 2002

                            ANNEXURE 1: DEFINITIONS

    Capitalised expressions used in the Scheme and not otherwise defined shall have the same meaning as in the Plan.

    In the Scheme, unless the context otherwise requires, the following expressions shall bear the following meanings:

    ALLOWED FLAG LIMITED BONDHOLDER CLAIM has the same meaning as in the Plan;

    ALLOWED CLAIM has the same meaning as in the Plan;

    ALLOWED SCHEME CLAIM means, in relation to any Scheme Claim, a Claim or that part of a Claim admitted in accordance with section 5;

    ASSETS means all the assets of the Company in any part of the world, whether tangible or intangible and whether present or future;

    BAR DATE has the same meaning as in the Plan;

    BERMUDA COURT means the Supreme Court of Bermuda;

    BERMUDA PROCEEDINGS means the winding up proceedings initiated by the Company in the Bermuda Court on April 19, 2002;

    BERMUDA PRIORITY CLAIM means those claims entitled to priority distribution by reason of security, statutory preference (as at the Petition Date), or other rule of law applicable to liquidations in Bermuda, but shall not include any claim to the extent that it is to be paid under the Plan;

    BUSINESS DAY means any day which (a) is not a Saturday or Sunday or designated by the laws of Bermuda to be a public holiday and (b) is a business day under the terms of the Plan;

    CHAPTER 11 PROCEEDINGS means the case filed by the Company on April 12, 2002 under Chapter 11 of the US Bankruptcy Code;

    CLAIM means a claim by a person in respect of a Liability of the Company;

    CLAIMS DATE means the Bar Date;

    COMPANIES ACT means the Companies Act 1981 of Bermuda;

    COMPANY means FLAG Limited;

    CREDITORS means one or more creditors of the Company;

    CREDITORS COMMITTEE means the committee of unsecured creditors appointed by the US Court;

    DISCLOSURE STATEMENT has the same meaning as in the Plan except that "the Debtors" shall refer to the Company;

    DISPUTED CLAIM has the same meaning as in the Plan except that "a Debtor" shall refer to the Company;

    DISTRIBUTION means any distribution of shares or other property under the Scheme or the Plan;

    DISTRIBUTION DATE has the same meaning as in the Plan.

    EFFECTIVE DATE means in respect of the Scheme the first Business Day on which all of the conditions to the effectiveness of the Scheme as set forth in
Section 8 of the Scheme have been fulfilled;

    FLAG LIMITED BONDHOLDER COMMITTEE has the same meaning as in the Plan;

    FLAG LIMITED BONDHOLDER CLAIM has the same meaning as in the Plan;

    FLAG LIMITED BONDHOLDER DISTRIBUTION RECORD DATE has the same meaning as in the Plan;

    FLAG LIMITED INDENTURE has the same meaning as in the Plan;

    FLAG LIMITED INDENTURE TRUSTEE has the same meaning as in the Plan;

    FULLY DILUTED BASIS has the same meaning as in the Plan;

    JPLS means the persons from time to time serving as JPLs in the Provisional Liquidation of the Company, who are currently Richard Heis and Chris Laverty of KPMG LLP (England) and Robert D Steinhoff of KPMG (Bermuda) and which JPLs are responsible for the administration of this Scheme;

    LIABILITY means any obligation or liability of a person, whether it is present, future or contingent, whether or not its amount is fixed or liquidated, whether or not it is disputed, whether or not it involves the payment of money, whether it is secured or unsecured and whether it arises at common law, in equity or by statute in Bermuda or in any other jurisdiction or in any other manner whatsoever;

    NEW HOLDCO means the company established under the laws of Bermuda on or before the Effective Date (as defined in the Plan) in accordance with section 7.2 of the Plan;

    NEW HOLDCO COMMON SHARES has the same meaning as in the Plan;

    NOTICE OF CLAIM means a claim in writing which is sent to the JPLs;

    PETITION DATE means April 19, 2002;

    PLAN means the Chapter 11 plan of reorganization for the Company and the US Debtors, as it may be amended, modified or supplemented from time to time;

    PROVISIONAL LIQUIDATION means the Provisional Liquidation of the Company under the Provisional Liquidation Order;

    PROVISIONAL LIQUIDATION ORDER means the order of the Bermuda Court dated April 19, 2002 as amended by any subsequent order of the Bermuda Court under which the JPLs were appointed JPLs of the Company;

    PRO RATA BASIS has the same meaning as in the Plan;

    REORGANIZATION PLAN COSTS has the same meaning as in the Plan;

    SCHEME means the scheme of arrangement between the Company and Scheme Creditors with such modifications as the Bermuda Court may approve or impose;

    SCHEME CLAIM means any claim against the Company in respect of a Scheme Liability;

    SCHEME CREDITOR means a person to whom the Company owes a Scheme Liability, being, for the avoidance of doubt, a member of the class of FLAG Limited Bondholders;

    SCHEME LIABILITY means any liability of the Company which is a Claim in
Section 4.11 of the Plan, which comprise, for the avoidance of doubt, FLAG Limited Bondholder Claims;

    US means the United States of America;

    US BANKRUPTCY CODE means title 11 of the United States Code, 11 U.S.C. sections 101 et seq., as in force as at the Effective Date, to the extent applicable in the Chapter 11 Case;

    US COURT means the United States Bankruptcy Court for the District of Delaware (or such other court with authority over the Chapter 11 Case) and, with respect to any particular proceeding within the Chapter 11 Case, any other United States court which may be exercising jurisdiction over such proceeding; and

    VOTING RECORD DATE has the same meaning as in the Plan.

                                   EXHIBIT D

                           CORPORATE STRUCTURE CHART

                          FLAG TELECOM GROUP STRUCTURE

                                   [GRAPHIC]

                                   EXHIBIT E
                                  PROJECTIONS

                                  PROJECTIONS

I) RESPONSIBILITY FOR AND PURPOSE OF THE PROJECTIONS

    As a condition to confirmation of a plan, the Bankruptcy Code requires, among other things, that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtor. In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies this feasibility standard, the Debtor's management has, through the development of financial projections (the "Projections"), analyzed the ability of New FLAG Telecom to meet its obligations under the Plan while maintaining sufficient liquidity and capital resources to conduct its business. The Projections were also prepared to assist each holder of an Allowed Claims in Voting Classes in determining whether to accept or reject the Plan.

    The Projections should be read in conjunction with the assumptions, qualifications, and footnotes to tables containing the Projections set forth herein, the historical consolidated financial information (including the notes and schedules thereto) and the other information set forth in the Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and in the Quarterly Report on Form 10-Q for the period ended March 31, 2002. The Projections were prepared in good faith based upon assumptions believed to be reasonable and applied in a manner consistent with past practice. Most of the assumptions about the operations of the business after the assumed Effective Date which are utilized in the Projections were prepared in June 2002 and were based, in part, on economic, competitive, and general business conditions prevailing at the time, as well as the assumption of gradual economic recovery prospectively. While as of the date of the Disclosure Statement such conditions have not materially changed, any future changes in these conditions may materially impact the ability of New FLAG Telecom to achieve the Projections.

    THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARDS COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE DEBTOR'S INDEPENDENT ACCOUNTANT HAS NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAS NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

    THE DEBTOR DOES NOT, AS A MATTER OF COURSE, PUBLISH PROJECTIONS OF ITS ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS OR CASH FLOWS. ACCORDINGLY, NEW FLAG TELECOM DOES NOT INTEND TO, AND DISCLAIMS ANY OBLIGATION TO, (A) FURNISH UPDATED PROJECTIONS TO HOLDERS OF CLAIMS OR EQUITY INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO HOLDERS OF NEW FLAG TELECOM'S COMMON STOCK OR ANY OTHER PARTY AFTER THE EFFECTIVE DATE, (B) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SEC, OR
(C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

    THE PROJECTIONS PROVIDED IN THE DISCLOSURE STATEMENT HAVE BEEN PREPARED EXCLUSIVELY BY THE DEBTOR'S MANAGEMENT. THESE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS (INCLUDING THE ASSUMPTION THAT THERE WILL BE NO NEGATIVE IMPACT FROM THE CHAPTER 11 CASE ON NEW FLAG TELECOM'S RELATIONSHIPS WITH ITS CUSTOMERS ONCE NEW FLAG TELECOM IS REORGANIZED), WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND NEW FLAG TELECOM'S CONTROL. THE DEBTOR CAUTIONS THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE FINANCIAL

PROJECTIONS OR TO NEW FLAG TELECOM'S ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

    FINALLY, THE FOLLOWING PROJECTIONS INCLUDE ASSUMPTIONS AS TO THE ENTERPRISE VALUE OF NEW FLAG TELECOM, THE FAIR VALUE OF ITS ASSETS AND ITS ACTUAL LIABILITIES AS OF THE EFFECTIVE DATE. NEW FLAG TELECOM WILL BE REQUIRED TO MAKE SUCH ESTIMATIONS AS OF THE EFFECTIVE DATE. SUCH DETERMINATION WILL BE BASED UPON THE FAIR VALUES AS OF THAT DATE, WHICH COULD BE MATERIALLY GREATER OR LOWER THAN THE VALUES ASSUMED IN THE FOREGOING ESTIMATES.

II) SUMMARY OF SIGNIFICANT ASSUMPTIONS

    The Debtor has developed the Projections (summarized below) to assist both creditors and shareholders in their evaluation of the Plan and to analyze its feasibility. THE PROJECTIONS ARE BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS DESCRIBED BELOW. ACTUAL OPERATING RESULTS AND VALUES MAY AND LIKELY WILL VARY FROM THOSE PROJECTED.

        A. FISCAL YEARS. New FLAG Telecom's fiscal year ends on December 31 of each year.

        B. PLAN TERMS AND CONSUMMATION. The Projections assume an Effective Date of September 30, 2002 with Allowed Claims and Interests treated in accordance with the treatment provided in the Plan with respect to such Allowed Claims and Interests. If consummation of the Plan does not occur on or around September 30, 2002, there is no assurance that, among other things, the trade creditors or customers will support New FLAG Telecom as projected. A material reduction in trade credit and terms would materially impact New FLAG Telecom's ability to achieve the projected results. Further, if the Effective Date does not occur by September 30, 2002, additional bankruptcy expenses will be incurred until such time as a plan of reorganization is confirmed and consummated. These expenses could significantly impact New FLAG Telecom's results of operations and cash flows.

        C. ASSUMPTIONS PRECEDING THE EFFECTIVE DATE. As a basis for the Projections, management has estimated the operating results for the period of time leading up to the Effective Date. Specifically, it has been assumed that during the Chapter 11 case, trade vendors will continue to provide the Debtor with goods and services on relatively customary terms and credit.

        D. GENERAL ECONOMIC CONDITIONS. The Projections assume that general economic conditions will improve in 2003 and continue unchanged thereafter. The Projections were prepared assuming strong (i.e., 45%-35% per annum) annual pricing erosion over the medium term (i.e., two-three years), reaching normalized levels of 25%-20% over the long term. Pricing erosion converges with long-term network unit cost erosion, which is assumed to be at 20%. This assumption is consistent with a no market recovery scenario. Less aggressive price decline assumptions could have a substantial impact on the projected cash flows.

        E. REVENUES. Total revenues are projected to be $156.7 million in fiscal year 2003 and increase by 30.2% in 2004, 19.9% in 2005, and 18.6% in 2006. The achievement of projected revenue growth is assumed to result primarily from (i) increased demand for telecommunication services and
    (ii) a gradual economic recovery. The Projections are based upon maintaining key relationships with existing customers. THE PROJECTIONS DO NOT PROJECT ANY NEGATIVE IMPACT FROM THE CHAPTER 11 CASE ON NEW FLAG TELECOM'S RELATIONSHIPS WITH ITS CUSTOMERS AFTER THE REORGANIZATION.

        F. COST OF REVENUE. Cost of revenue consists of third-party operations and maintenance costs and network expenses. All of these expenses are made to third party providers. Projected cost of revenue is based upon historical experience (where available), budget projections and expected market conditions, as adjusted to reflect the expected decrease in expenses resulting from assumed operating expense savings from network optimization and cost-reduction initiatives.

        G. SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES. Selling, general, and administrative expenses as a percent of total revenues are projected to be 37.4%, 30.8%, 27.9%, and 25.2%, for fiscal years 2003, 2004, 2005, and
    2006, respectively. The decline in selling, general, and administrative expenses as a percentage of revenue results from the spread of fixed costs over a larger revenue base.

        H. COST REDUCTION INITIATIVES. Cost-reduction initiatives are focused on the following main areas:

           - Property rationalization

           - Maintenance cost reduction

           - Optimization of leased network costs and utilization

           - Streamlined network management/operations overhead

        I. PROVISION FOR DOUBTFUL ACCOUNTS. Provision for doubtful accounts represents reserves taken for bad debts. Annual provision for doubtful accounts as a percent of cash revenues is assumed to be 2% through fiscal year 2006.

        K. DEPRECIATION. Depreciation consists mainly of depreciation on subsea cable systems and terrestrial networks. Property, plant, and equipment on subsea cable systems and fiber on terrestrial networks are generally depreciated over the lesser of 15 years or the remaining useful life. Electronic equipment on terrestrial networks is generally depreciated over the lesser of 5 years or the remaining useful life.

        L. EBITDA. EBITDA is defined for purposes of the Projections as earnings before interest expense, income tax provision, depreciation and amortization, restructuring expenses, unusual items, and extraordinary items. Cash EBITDA is defined in the Projections as EBITDA plus increase in deferred revenue less amortization of Performance Obligations under Long Term Contracts.

        M. INTEREST EXPENSE.  Interest expense reflects interest on
    (i) $35.3 million of Senior Secured Notes; (ii) $33.2 million of Secured Notes; and (iii) $3.4 million of Unsecured Notes (as discussed below).

        N. INCOME TAXES. The Projections assume that, upon consummation, New FLAG Telecom will be resident in Bermuda for tax purposes. It is assumed that the Group will incur income taxes ranging from approximately
    $4 million to $8 million per year from 2003 - 2006. The Projections also assume that cancellation of indebtedness income ("COD Income") resulting from the Reorganization will not be taxable.

        O. OTHER LONG TERM ASSETS. Other long term assets primarily consist of the net value of capacity credits on other carriers' networks.

        P. DEFERRED REVENUE. Deferred revenue reflects the timing difference between the invoiced amounts on long term contracts and the recording of revenues on a GAAP basis. The Company generally receives cash in advance under its rights of use (ROU) service agreements and records a deferred revenue liability to reflect the unearned revenues. This liability is then amortized as the Company records the revenue based on the term of the contract.

        Q. PERFORMANCE OBLIGATIONS UNDER LONG TERM CONTRACTS. Performance obligations under long term contracts represents the cost of the Company's obligations to continue to provide services under ROU contracts for which an element of cash was received prior to the Effective Date. The Company amortizes the obligation as these contracts are serviced.

        R. CAPITAL EXPENDITURES. From 2003 onwards the capital expenditure budget is largely driven by demand-led capacity upgrades or capacity acquisitions on the network. The capital expenditure budget includes the FEA cable system upgrade which is to be implemented in phases over 2003-2004 at an estimated cost of $55 million. The remaining capital expenditures in those years are related to building new points of presence, enhancing operational support system capabilities, and routine network maintenance. In the event that demand growth falls short of expectations, the capital expenditure items related to capacity expansion would be revised downward substantially from the current levels assumed in the Projections. Management believes that the capital spent to maintain its network, as well as expenditures necessary to expand service offerings, is required to achieve the level of operating profit contained in the Projections. The Projections assume a level of capital expenditures that can be supported by the capital structure and forecasted operating results of New FLAG Telecom.

        S. "FRESH START ACCOUNTING." New FLAG Telecom proposes to account for the reorganization and the related transactions using the principles of "fresh start" accounting described in the Statement of Position 90-7 ("SOP 90-7") issued by the American Institute of Certified Public Accountants (the "AICPA"). Under "fresh start" accounting principles, the Debtor will determine the reorganization value of New FLAG Telecom as of the Effective Date. This value will be allocated, based on estimated fair market values, to specific tangible assets. As such, certain assets have been written down to properly reflect the allocation of reorganization value. However, the Debtor is in the process of further evaluating how the reorganization value will be allocated to New FLAG Telecom's various assets.

        T. REORGANIZATION VALUE. For purposes of this Disclosure Statement and in order to prepare the Projections, the reorganization value of New FLAG Telecom as of September 30, 2002 is estimated to be approximately
    $341.5 million. See Valuation.

        U. WORKING CAPITAL. Components of working capital are projected primarily on the basis of historic patterns applied to projected levels of operation. It has been assumed that the Debtor receives normal levels of vendor trade terms in the post-Effective Date period

        V. POST-REORGANIZATION INDEBTEDNESS. The projected long-term debt balances reflect the indebtedness and terms thereof contemplated in the Plan of Reorganization. The post-reorganization long-term debt consists of:
    (i) Senior Secured Notes; (ii) Secured Notes; and (iii) Unsecured Notes.

           (i) The Senior Secured Notes shall be issued by New FLAG Telecom and shall be secured by a first lien on substantially all assets of New FLAG Telecom, other than certain assets on the FLAG North Asia Loop which are pledged to secure other obligations. However, certain accounts receivables will be released from the lien upon pre-payment of $5 million of Senior Secured Notes, and New FLAG Telecom can issue equal and ratable senior secured paper once $15 million of Senior Secured Notes have been pre-paid. The Senior Secured Notes consist of two components, the Bondholder Note and the Advisors' Notes.

           - BONDHOLDER NOTE. The Bondholder Note shall have an aggregate face value of $45 million, but is callable at $30 million at the option of the Company at any time within the first 18 months. The call amount then increases to the face amount on a straight-line basis during the second 18 months of the term of the note. Interest accrues on the callable value at 10.0% during the first year after issuance, 11.0% and during the second year, and 12.0% during the third year. The Bondholder Note is accounted for at the callable value ($30 million), with the assumption that the notes will be refinanced during the first 18 months after issuance. The amount at which the Bondholder Notes will be accounted for under GAAP at issuance could be substantially different, and could reach up to $45 million.

           - ADVISORS' NOTES. The Advisors' Notes shall have an aggregate face value of $5.25 million with a two-year bullet maturity and a liquidation preference of $7.875 million. Interest accrues on the face value at 10.0% during the first year after issuance and 11.0% during the second year.

           (ii) The Secured Notes shall be issued by FLAG Asia Limited ("FAL") with a face value of approximately $33.2 million and shall be secured by a first lien on one fiber-pair at FAL. The Secured Notes have a 3-year term. Of the $33.2 million, $30.5 million shall be amortized as follows:
       $7 million will be due on September 30, 2003, $9 million will be due on September 30, 2004, and the remaining principal balance will due on September 30, 2005. The remaining $2.7 million will mature on April 23, 2005. The Secured Notes bear interest at an annual rate of 7%, payable quarterly in arrears commencing on the Effective Date. The Secured Notes are redeemable at par, including accrued and unpaid interest.

           (iii) New FLAG Telecom shall issue two Unsecured Notes with an aggregate face value of approximately $3.4 million. The first note has a face amount of $1.0 million, is payable in 18 equal monthly installments commencing 30 days after the Effective Date, and bears 7.0% annual interest, payable monthly in arrears. The second note has a face amount of $2.4 million, is payable eighteen months after the Effective Date, and bears 7.0% annual interest, payable semi-annually in arrears.

III) SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Except for historical information, statements contained in this Disclosure Statement and incorporated by reference therein, including the Projections, may be considered "forward-looking statements" within the meaning of federal securities law. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, general economic and business conditions, the competitive environment in which New FLAG Telecom operates and will operate, the success or failure of New FLAG Telecom in implementing its current business and operational strategies, the level of vendor trade support, labor relations and labor costs, the ability of New FLAG Telecom to maintain and improve its revenues and margins, and the liquidity of New FLAG Telecom on a cash flow basis (including the ability to comply with the financial covenants of its credit arrangements and to fund New FLAG Telecom's capital expenditure program).

IV) FINANCIAL PROJECTIONS

    The financial projections prepared by management are summarized in the following tables. Specifically, the attached tables include:

        a. Pro-forma New FLAG Telecom balance sheet at September 30, 2002, including all reorganization and fresh-start adjustments.

        b. Projected balance sheets for fiscal years ending in 2003, 2004, 2005, and 2006.

        c. Projected income statements for the 3-month period ending December 31, 2002 and fiscal years ending in 2003, 2004, 2005, and 2006.

        d. Projected statements of cash flow for the 3-month period ending December 31, 2002 and fiscal years ending in 2003, 2004, 2005, and 2006.

    All captions in the attached projections do not correspond exactly to New FLAG Telecom's historical external reporting; some captions have been combined for presentation purposes.

                                NEW FLAG TELECOM
                      PRO-FORMA REORGANIZED BALANCE SHEET
                               SEPTEMBER 30, 2002
                                  (UNAUDITED)
                             (AMOUNTS IN MILLIONS)

                                         PROJECTED                                                  RESTATED
                                       SEPTEMBER 30,   REORGANIZATION        "FRESH START"        SEPTEMBER 30,
                                           2002         ADJUSTMENTS           ADJUSTMENTS             2002
                                       -------------   --------------       ---------------       -------------
ASSETS
Current Assets:
  Cash and cash equivalents..........    $  345.2        $   (273.0)(a)        $      --             $ 72.2
  Accounts Receivable, net...........       116.8             (30.0)(b)               --               86.8
  Prepaid expenses and other current
    assets...........................        44.8                --                   --               44.8
                                         --------        ----------            ---------             ------
    Total Current Assets.............       506.9            (303.0)                  --              203.9

Capitalized financing costs..........        17.6                --                (17.6)(c)             --
Deferred tax assets..................         2.8                --                 (2.8)(d)             --
Property and Equipment--net..........     2,328.0                --             (1,956.5)(o)          371.5
Other long term assets...............        79.4                --                (59.4)(e)           20.0
                                         --------        ----------            ---------             ------
TOTAL ASSETS.........................    $2,934.8        $   (303.0)           $(2,036.3)            $595.4
                                         ========        ==========            =========             ======

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
  Accounts payable and accrued
    construction costs...............    $   54.5        $    (13.6)(f)        $      --             $ 41.0
  Accrued liabilities................        15.0                --                   --               15.0
                                         --------        ----------            ---------             ------
    Total Current Liabilities........        69.5             (13.6)                  --               56.0

Non-Current Liabilities:

Income Tax Liability.................        13.3                --                 (2.8)(g)           10.5

Long-term debt:
  Senior Secured Notes...............          --              35.3 (h)               --               35.3
  Senior Notes.......................          --              33.2 (i)               --               33.2
  Other Notes........................          --               3.4 (j)(k)            --                3.4

Deferred Revenue.....................     1,338.2                --             (1,338.2)(l)             --
Performance Obligations under
  long-term contracts................          --                --                187.4 (m)          187.4
                                         --------        ----------            ---------             ------

      TOTAL LIABILITIES..............    $1,421.1        $     58.3            $(1,153.6)            $325.8

Liabilities subject to compromise....     1,430.6          (1,430.6)(n)               --                 --

TOTAL SHAREHOLDERS' EQUITY...........        83.0           1,069.4               (882.7)(o)          269.7
                                         --------        ----------            ---------             ------
TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY.............................    $2,934.8        $   (303.0)           $(2,036.3)            $595.4
                                         ========        ==========            =========             ======

                                NEW FLAG TELECOM
                            PROJECTED BALANCE SHEET
                     FISCAL YEARS ENDING 2002 THROUGH 2006
                                  (UNAUDITED)
                             (AMOUNTS IN MILLIONS)

                                                             AS OF FISCAL YEAR ENDING DECEMBER 31,
                                                      ----------------------------------------------------
                                                        2002       2003       2004       2005       2006
ASSETS                                                --------   --------   --------   --------   --------
Current Assets:

  Cash and cash equivalents.........................   $ 58.0     $ 72.0     $ 71.4     $105.8     $192.1

  Accounts Receivables, net of provision for
    doubtful debts..................................    119.2      105.1      120.1      133.3      148.9

  Prepaid expenses and other current assets.........     41.0       19.6       19.6       19.6       19.6
                                                       ------     ------     ------     ------     ------

    Total Current Assets............................    218.2      196.7      211.2      258.8      360.6

Property and Equipment--net.........................    368.4      403.0      448.3      475.3      533.4

Other long term assets..............................     20.0       20.0       20.0       20.0       20.0
                                                       ------     ------     ------     ------     ------

    TOTAL ASSETS....................................   $606.6     $619.8     $679.5     $754.2     $914.0
                                                       ======     ======     ======     ======     ======

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:

  Accounts payable and Accrued Construction Costs...   $ 39.8     $ 34.3     $ 34.6     $ 35.4     $ 36.7

  Accrued Liabilities...............................      9.4        9.4        9.4        9.4        9.4
                                                       ------     ------     ------     ------     ------

    Total Current Liabilities.......................     49.2       43.7       44.0       44.8       46.1

Non-Current Liabilities:

Long-term debt:

  Senior secured notes..............................     35.3       35.3       30.0         --         --

  Senior notes......................................     30.5       23.5       14.5         --         --

  Other notes.......................................      3.2        2.6         --         --         --

Income Tax Liability................................     10.5       10.5       10.5       10.5       10.5

Deferred Revenue....................................     42.1      112.6      193.9      289.0      395.6

Performance obligations under long term contracts...    169.0      155.4      141.8      128.2      114.6
                                                       ------     ------     ------     ------     ------

    TOTAL LIABILITIES...............................   $339.8     $383.6     $434.7     $472.5     $566.8
                                                       ======     ======     ======     ======     ======

TOTAL SHAREHOLDERS' EQUITY..........................    266.8      236.2      244.8      281.8      347.3
                                                       ------     ------     ------     ------     ------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..........   $606.6     $619.8     $679.5     $754.2     $914.0
                                                       ======     ======     ======     ======     ======

                                NEW FLAG TELECOM
                          PROJECTED INCOME STATEMENTS
                     FISCAL YEARS ENDING 2002 THROUGH 2006
                                  (UNAUDITED)
                             (AMOUNTS IN MILLIONS)

                                     SIX MONTHS   THREE MONTHS        FISCAL YEAR ENDING DECEMBER 31,
                                       ENDING        ENDING      -----------------------------------------
                                     9/30/02(1)     12/31/02       2003       2004       2005       2006
                                     ----------   ------------   --------   --------   --------   --------
Revenues:
  Capacity revenue.................   $  92.0        $ 18.3       $ 75.1    $ 102.2    $ 123.6    $ 153.2
  Operations and Maintenance
    revenue........................      27.3          11.6         54.4       56.1       58.2       60.6
  Network Services Revenue.........       7.1           4.4         27.2       45.6       62.8       76.4
                                      -------        ------       ------    -------    -------    -------
    Total Revenues.................     126.3          34.3        156.7      204.0      244.6      290.2

Operating Expenses:
  Operations and maintenance
    cost...........................     (29.1)        (15.4)       (57.3)     (51.6)     (46.5)     (41.9)
  Network expenses.................     (38.2)        (10.9)       (40.6)     (45.4)     (53.1)     (61.3)
  Selling, general and
    administrative expenses........     (64.3)        (20.7)       (61.9)     (62.9)     (68.2)     (73.2)
  Bad debts expense................      (4.4)         (0.6)        (4.1)      (5.4)      (6.5)      (7.6)
  Performance Obligations under
    long term contracts............        --          18.4         13.6       13.6       13.6       13.6
                                      -------        ------       ------    -------    -------    -------
    Total Operating Expenses.......    (136.0)        (29.2)      (150.2)    (151.7)    (160.7)    (170.5)

EBITDA.............................   $  (9.7)       $  5.1       $  6.5    $  52.2    $  83.9    $ 119.7
                                      =======        ======       ======    =======    =======    =======
Asset Impairment & Reduction in
  Provisions.......................     (69.2)           --           --         --         --         --
Depreciation.......................     (87.9)         (6.3)       (28.2)     (34.8)     (40.1)     (47.8)
                                      -------        ------       ------    -------    -------    -------

Operating Income/(Loss)............    (166.8)         (1.3)       (21.7)      17.4       43.8       71.9

Interest Expense...................     (52.8)         (1.5)        (5.8)      (5.3)      (3.5)        --
Foreign Currency Loss..............     (33.6)           --           --         --         --         --
Interest Income....................       1.8           0.3          1.0        0.9        1.3        1.9
                                      -------        ------       ------    -------    -------    -------
Income/(Loss) before taxes.........    (251.4)         (2.4)       (26.6)      12.9       41.6       73.9
    Provision for income taxes.....      (2.7)         (0.4)        (4.0)      (4.3)      (4.7)      (8.4)
                                      -------        ------       ------    -------    -------    -------

Net Income/(Loss)..................   $(254.1)       $ (2.8)      $(30.6)   $   8.6    $  36.9    $  65.5
                                      =======        ======       ======    =======    =======    =======

SUPPLEMENTAL DATA:
Cash Revenue.......................   $  59.2(2)     $ 76.4       $227.2    $ 285.2    $ 339.7    $ 396.8
Cash EBITDA........................    (120.5)         28.8         63.4      119.9      165.4      212.7

------------------------

(1) Projected operating results for six months ending 9/30/02 reflect results of FLAG Telecom Holdings Limited.

(2) Excludes $43.7 million write-down of deferred revenue due to bad debts.

                                NEW FLAG TELECOM
                       PROJECTED STATEMENT OF CASH FLOWS
                     FISCAL YEARS ENDING 2002 THROUGH 2006
                                  (UNAUDITED)
                             (AMOUNTS IN MILLIONS)

                                              SIX MONTHS   THREE MONTHS        FISCAL YEAR ENDING DECEMBER 31,
                                                ENDING        ENDING      -----------------------------------------
                                              9/30/02(1)     12/31/02       2003       2004       2005       2006
                                              ----------   ------------   --------   --------   --------   --------
Cash flows from operating activities:
  Net Income / (Loss).......................   $(254.1)       $ (2.8)      $(30.6)    $  8.6     $ 36.9    $  65.5
  Adjustments to reconcile net income /
    (loss) to net cash provided by operating
    activities:
    Depreciation............................      87.9           6.3         28.2       34.8       40.1       47.8
    Deferred Tax............................       0.1            --           --         --         --         --
    Asset Impairment & Reduction in
      Provisions............................      69.2            --           --         --         --         --
Change in assets and liabilities:
    (Increase) / decrease in accounts
      receivable............................      35.1         (32.4)        14.2      (15.1)     (13.2)     (15.5)
    (Increase) / decrease in prepaid
      expenses and other assets.............      26.9           3.9         21.3         --         --         --
    Increase / (decrease) in accounts
      payable and accrued liabilities.......      29.7          (6.8)        (5.5)       0.3        0.8        1.3
    Increase / (decrease) in deferred
      revenue...............................    (110.8)         42.1         70.5       81.3       95.1      106.6
    Increase / (decrease) in performance
      obligations under long term
      contracts.............................        --         (18.4)       (13.6)     (13.6)     (13.6)     (13.6)
                                               -------        ------       ------     ------     ------    -------
  Net cash provided by / (used in) operating
    activities..............................    (116.0)         (8.2)        84.5       96.3      146.0      192.0
                                               -------        ------       ------     ------     ------    -------
Cash flow used in investing activities:
    Investment in property, equipment and
      networks..............................     (39.2)         (3.2)       (62.8)     (80.1)     (67.1)    (105.8)
                                               -------        ------       ------     ------     ------    -------
  Net cash used in investing activities.....     (39.2)         (3.2)       (62.8)     (80.1)     (67.1)    (105.8)
                                               -------        ------       ------     ------     ------    -------
Cash flow provided by financing activities:
    Repayments of debt......................     (82.4)         (2.8)        (7.7)     (16.8)     (44.5)        --
    Settlement of Foreign Currency Swap.....      (6.5)           --           --         --         --         --
    Proceeds from debt issuance.............        --            --           --         --         --         --
                                               -------        ------       ------     ------     ------    -------
  Net cash provided by / (used in) financing
    activities..............................     (88.9)         (2.8)        (7.7)     (16.8)     (44.5)        --
                                               -------        ------       ------     ------     ------    -------
Net increase / (decrease) in cash...........   $(244.1)       $(14.2)      $ 14.0     $ (0.6)    $ 34.4    $  86.2
Effect of foreign currency movements........      33.6            --           --         --         --         --
Cash, beginning of period...................     555.7          72.2         58.0       72.0       71.4      105.8
                                               -------        ------       ------     ------     ------    -------
Cash, end of period.........................   $ 345.2(2)     $ 58.0       $ 72.0     $ 71.4     $105.8    $ 192.1
                                               =======        ======       ======     ======     ======    =======

------------------------

(1) Projected operating results for six months ending 9/30/02 reflect results of FLAG Telecom Holdings Limited.

(2) Represents cash balance before Reorganization Adjustments; projected pro forma cash balance is $72.2 million. See Pro Forma Balance Sheet.

NOTES TO PRO-FORMA REORGANIZED BALANCE SHEET

(a) Reflects cash payments at the Effective Date, including (i) $245.0 million to Holding Company Noteholders; (ii) $12.3 million to trade creditors; and
    (iii) $15.7 million for restructuring-related costs.

(b) Represents an adjustment of approximately $30.0 million to reflect settlement terms with trade creditors.

(c) Represents a full write-off of all capitalized financing costs.

(d) Represents a full write-off of all deferred tax assets.

(e) Represents a write-down of long term assets consisting mainly of capacity credits.

(f) Represents the settlement of accounts payable and accrued construction costs for $8.3 million in cash and $5.3 million in notes.

(g) Represents an adjustment to deferred tax liability post-emergence.

(h) Pursuant to the Plan, New FLAG Telecom will issue two sets of Senior Secured Notes in amounts of $30 million (the Bondholder Note) and $5.3 million (Advisors' Notes), respectively. The Bondholder Note is accounted for at the callable value ($30 million), with the assumption that it will be refinanced during the first 18 months after issuance. The amount at which the Bondholder Note will be accounted for under GAAP at issuance could be substantially different, and could reach up to $45 million. See Projections for more information.

(i) Pursuant to the Plan, FLAG Telecom will issue approximately $33.2 million of Secured Notes with a three-year maturity. See Projections for more information.

(j) Pursuant to the Plan, FLAG Telecom will issue $1.0 million of Unsecured Notes which will be payable in 18 equal monthly installments.

(k) Pursuant to the Plan, FLAG Telecom will issue $2.4 million of Unsecured Notes which will be due eighteen months from the Effective Date. See Projections for more information.

(l) Represents a full write-off of deferred revenues.

(m) Performance obligations under long term contracts represents the cost of the Company's obligations to continue to provide services and rights of use
    (ROU) under contracts for which an element of cash was received prior to the effective date.

(n) Liabilities subject to compromise are exchanged for debt, equity, and cash consideration as provided for in the Plan, and the deficiency is eliminated. The Plan provides for, among other things, a deleveraging of the Debtor through a conversion of substantially all of the Debtor's prepetition indebtedness into $35.3 million of new Senior Secured Notes, $33.2 million of new Secured Notes, $3.4 million of Unsecured Notes, New FLAG Telecom Common Stock, and cash consideration. Creditors of the non-filed subsidiaries of FLAG Telecom Holdings Limited receive either payment in the ordinary course or such other treatment as agreed upon with the Debtor.

(o) New FLAG Telecom proposes to account for the reorganization and the related transactions using the principles of "fresh start" accounting described in the Statement of Position 90-7 ("SOP 90-7") issued by the American Institute of Certified Public Accountants (the "AICPA"). For purposes of the Projections, New FLAG Telecom used a reorganization value of $342 million, $270 million of which value is attributable to shareholders' equity. In accordance with SOP 90-7, the reorganization value has been allocated to specific tangible assets and liabilities. As such, certain assets have been written down to properly reflect the allocation of the reorganization value. The amount of shareholders' equity in the "fresh start" balance sheet is not an estimate of the salable value of the New FLAG Telecom Common Stock, which value is subject to many uncertainties and cannot be reasonably estimated at this time. The Debtor does not make any representation as to the salable value of shares to be issued pursuant to the Plan

                                  EXHIBIT F-1

                            EMPLOYMENT AGREEMENT OF
                                  ANDRES BANDE

                                  CONFIDENTIAL
                              EMPLOYMENT AGREEMENT

    EMPLOYMENT AGREEMENT between FLAG Limited ("FLAG") and ANDRES BANDE (the "Executive") made December 11, 1997 (the "Effective Date").

    WHEREAS, FLAG wishes to employ the Executive as its Chairman and Chief Executive Officer, and FLAG and the Executive wish to state the terms and conditions of employment which shall apply during the term of this Agreement (the "Term").

    NOW, THEREFORE, the parties hereto, acknowledging the mutual consideration embodied in the terms and conditions of this Agreement and intending to be legally bound, hereby agree as follows:

    1. TERM OF AGREEMENT. Subject to the terms of this Agreement, the Executive shall be employed by FLAG for an initial period (the "Initial Term") commencing as of the Effective Date and ending on the third anniversary of the Effective Date. This Agreement shall automatically renew for two (2) years every day after the first year of the Initial Term, so that after the first year, this Agreement will always have two (2) years remaining in the Term.

    2. POSITION; DUTIES. During the term of the Executive's employment hereunder, Executive will serve as the Chairman and Chief Executive Officer of FLAG, commencing on or about January 12, 1998 ("Commencement Date"). In such position Executive shall:

           (a) faithfully and diligently perform all acts and duties required of a Chairman and Chief Executive Officer, and furnish such services consistent with such positions as the Board of Directors of FLAG (the "Board") shall reasonably direct;

           (b) devote his full business time, best efforts, energy, and skill to the business of FLAG and to the promotion of FLAG's best interests;

           (c) comply with the U.S. Foreign Corrupt Practices Act and any similar non-U.S. statutes, use his best efforts and good faith to comply with all applicable laws in those jurisdictions where FLAG conducts its business, and abide by a code of business conduct which Executive shall develop and submit to the Board for its approval within 120 days of the Effective Date, when carrying out his obligations under this Agreement and conducting FLAG's business;

           (d) have full authority to design the new organizational structure of FLAG to supersede the current organizational structure, subject to FLAG Board approval, which approval shall not be unreasonably withheld;

           (e) within 120 days of the Effective Date, prepare job descriptions for key positions in the new organizational structure of FLAG including those mentioned in (f) below, as well as make recommendations to the outside directors of the Board for any changes to the By-Laws necessary to implement the new organizational structure. Executive shall within 120 days of the Effective Date evaluate the existing personnel and make recommendations to the outside directors of the Board as to the suitability of the existing personnel for the new organization;

           (f) have full authority to hire and terminate FLAG employees, with the exception of the positions existing in the current organization of Chief Operating Officer, Executive Vice President, Chief Financial Officer and General Counsel, all of which report to Executive, whose hiring or termination will require FLAG Board approval, which approval shall not be unreasonably withheld;

           (g) within the aggregate budget approved by the Board, have full authority to determine the compensation of all FLAG employees, with the exception of those employees described in Section 1(f) above, where Executive shall determine and propose compensation recommendations to the Board for approval, which such approval shall not be unreasonably withheld;

           (h) be a member of the Board as well as serve, at the request of the Board, as an officer or director of any subsidiaries of FLAG with no additional compensation;

           (i) as soon as reasonably practicable and in no event more than one hundred twenty (120) days from the Commencement Date, have an office and key management and direct reports located in and perform services from London, England, through a FLAG subsidiary corporation performing FLAG management functions and located in London, England, except as he is required to travel in order to accomplish the business objectives of FLAG, a Bermuda company; and

           (j) as Chairman, preside over Board meetings from an office in Bermuda.

    3. COMPENSATION. Subject to Section 5, during the Term, the compensation program for the Executive shall consist of the following components:

        (a) BASE SALARY: FLAG shall pay Executive starting from the Commencement Date a base salary (the "Base Salary") at an annual rate of US$450,000, payable in equal monthly installments. The Board may increase the Base Salary at any time at its discretion.

        (b) ANNUAL INCENTIVE BONUS: The Executive shall be eligible for an Annual Incentive Bonus of up to US$900,000 starting from the Commencement Date. The amount of the Annual Incentive Bonus with respect to each one calendar year period (each an "Annual Performance Period") shall be based on the performance of Executive and FLAG as measured against a set of objectives established by the Board (the "Performance Objectives") in consultation with the Executive, it being understood, however, that the assessment of Executive's and FLAG's performance and the amount of any Annual Incentive Bonus, except the minimum bonus discussed below, shall be in the sole and exclusive discretion of the Board. The Performance Objectives shall be in the following categories, each of which shall be assigned a percentage for evaluation purposes:

Operations:       Milestones
                  New Organization and staffing
                  Costs and budgetary performance
                  Service Requirements

Sales:            Actual sales against projected levels

Financial:        Refinance FLAG's debt
                  Financial Performance

Strategic:        Representing FLAG in the world community
                  Professionally and sensitively caring for
                  shareholder issues
                  Communications with shareholders;

The Performance Objectives for each year will be set no later than 30 days before the start of each calendar year by the Board (with the exception of the first calendar year of this Agreement, where the objectives may be set by the Board not later than 45 days from the date of the execution of this Agreement). The Annual Incentive Bonus shall be paid annually based upon the percentage of the Performance Objectives satisfactorily achieved during the calendar year taking into account the relevant importance of all Performance Objectives, as determined by the Board. The Annual Incentive Bonus will have "normal", "achievable" and "aggressive" target levels. The full satisfaction of the Performance Objectives for each level shall entitle the Executive to $300,000. The "normal" target Performance Objectives for the 1998 Annual Incentive Bonus are set forth on Exhibit C hereto. Normal target

Performance Objectives for all other periods will be determined by the Board and will be based on types of criteria similar to those set forth on Exhibit C hereto. The level of achievability of bonuses above normal target will be determined by the Board in its sole discretion and based on such criteria as it determines appropriate. Payment of the Annual Incentive Bonus shall be made within sixty (60) days after the close of the applicable calendar year. The Executive shall receive a minimum Annual Incentive Bonus for 1998 of $350,000 and a minimum Annual Incentive Bonus for 1999 of $350,000, provided that in each case he is employed by FLAG on the last day of such calendar year. Notwithstanding the foregoing, in the event the Executive's employment is terminated prior to the last day of the 1999 calendar year other than by FLAG for Cause as provided in Section 5(a) hereof or as a result of Executive's voluntary resignation as provided in Section 5(c) hereof, FLAG shall pay Executive a pro-rated portion of the minimum Annual Incentive Bonus for the year of termination equal to the minimum Annual Incentive Bonus for such calendar year multiplied by a fraction, the numerator of which is the number of days during the calendar year during which Executive was employed by FLAG, and the denominator of which is 365.

        (c)  GROSS-UP:  All compensation paid Executive under Section (a) and
    (b) immediately above shall be grossed-up, if necessary, to ensure that Executive receives after payment of all applicable taxes (including taxes on the gross-up) an amount at least equal to the net after tax income he would have received if all such compensation were payment for services performed entirely in the United States if he was working in the United States.

        (d) SIGN-ON BONUS: The Executive shall receive a sign-on bonus of US$300,000 net within 10 days after the Effective Date. This account shall be grossed-up using a total tax rate of forty-six percent (46%) for purposes of offsetting any federal, state, local and/or foreign tax liability (i.e., income taxes, employment taxes and other similar taxes), if any, incurred as a result of the sign-on bonus, which additional amount shall be paid by FLAG to Executive net of any amounts deposited with tax authorities by FLAG to satisfy any applicable tax withholding obligations.

        (e) FORFEITED BONUS: The Executive shall receive a payment of US$350,000, less all applicable tax withholdings, within 10 days after the Effective Date.

        (f)  STOCK OPTION PLAN:

           (i) INITIAL GRANT. FLAG shall create a stock option plan (in typical form with usual boilerplate language, including appropriate adjustment for stock splits, stock splits in the form of dividends, combinations, mergers, recapitalizations and similar corporate reorganizations) to maintain materially the same economic benefit of the options (but not to protect against dilution as a result of corporate transactions for value or other employee compensatory plans or similar matters) (the "SOP") within ninety (90) days after the Effective Date and grant to Executive within such period stock options under the SOP to purchase up to 6,430,239 FLAG's shares. The class of shares under the SOP (the "Shares") shall be determined by FLAG and may be a new class, but such class shall have all of the rights, features and obligations of the Class B shares other than being subject to capital calls and as provided in subparagraph (11) below, and shall have the right, and shall be subject to a FLAG right, to be converted into the class of FLAG shares taken public on the same basis as the Class B shares (i.e., no discount to each share being converted on the same numerical basis as a Class B share) if an initial public offering of FLAG shares occurs (an "IPO"). The references to number of options in this subsection (f) shall be deemed adjusted as appropriate to cover options or shares as adjusted as aforesaid. The SOP and/or SOP grant shall contain, among other provisions (which shall not vary the following provisions and the foregoing), the following:

               (1) TERM. A term of ten (10) years, subject to earlier termination as, and only as, provided below.

               (2) EXERCISE PRICE. An exercise price of US$1.07 per Share, which the parties acknowledge is the current fair market value of the Shares.

               (3) VESTING. Vesting of the options shall be as follows, provided Executive is employed by FLAG on the relevant date:

                   (A) Vesting of all of the 6,430,239 options (to the extent not previously vested) upon the closing of an IPO;

                   (B) Vesting of 3,215,120 options at three (3) years after the date of grant if an IPO has not then closed;

                   (C) Vesting of an additional 3,215,119 options at four
               (4) years after the date of grant if an IPO has not then closed;

                   (D) TERMINATION.  Upon any termination of employment for
               Cause or due to voluntary resignation (without Good Reason), all unvested options shall be canceled. If Executive is terminated without Cause, 50% of all unvested options shall immediately vest, provided that if such termination without Cause occurs after a Change in Control, as defined on Exhibit A hereto, all unvested options (to the extent not then vested) shall vest upon such termination. If Executive resigns for Good Reason, the unvested options shall vest as follows depending on when such resignation for Good Reason occurs: if Executive resigns for Good Reason before the first anniversary of the Commencement Date, no options shall vest; if Executive resigns for Good Reason on or after the first anniversary of the Commencement Date, then 50% of all unvested options shall immediately vest; provided that, if such resignation for Good Reason is based on an event occurring after a Change in Control, as defined on Exhibit A hereto, all unvested options (to the extent not previously vested) shall vest upon such resignation. Upon the Executive's death or termination by FLAG for disability between the first anniversary of the Commencement Date and the third anniversary of the date of the Commencement Date, 50% of all then unvested options (to the extent not previously vested) shall vest. In no other case shall there be any additional vesting on death, a termination by FLAG for disability or any other termination. Notwithstanding the foregoing, if Executive's employment is terminated by FLAG without Cause as provided in Section 5(b) hereof not more than three (3) months prior to the next option vesting date and the primary purpose of such termination was to prevent the vesting of the options that would have otherwise vested on such vesting date, then those options that would have otherwise vested on such vesting date shall vest on the date of such termination;

                   (E) Upon any termination of employment all options not vested prior to or at such termination shall expire.

               (4) EXERCISE PERIOD. Upon a termination of employment, all options then vested shall be exercisable until they expire as follows: all options then vested shall expire and be canceled at the earlier of (x) the ten year period referred to in (1) above, or
           (y) as follows:

                   (A) upon a termination of employment by FLAG for Cause or a termination of employment by the Executive without Good Reason or commencement of Competitive Activities or material breach of Confidentiality by the Executive (both as defined in Exhibit B), 30 days after the effective date of such termination, commencement of Competitive Activities or material breach of Confidentiality, as the case may be, provided that, if Executive gives FLAG written notice within ten

               (10) days of commencing an activity or making an investment and such activity or investment is not one that FLAG had previously notified Executive it believed to be a Competitive Activity, such thirty (30) day period shall be extended for thirty (30) days after FLAG gives Executive written notice of its belief that he is engaging in Competitive Activities and if Executive ceases (and does not thereafter recommence) such activities or disposes of such investment within the thirty (30) day period, the cutoff based on the Competitive Activities shall not apply (but this shall not affect any cutoff based on a material breach of the Confidentiality provision even if in connection with such Competitive Activities);

                   (B) upon termination of employment as a result of Executive's death, termination of Executive's employment by FLAG due to a disability, termination by FLAG without Cause, or a termination by the Executive for Good Reason, one (1) year after the date of such termination of employment, provided that if FLAG's common shares are not publicly traded at the time of such termination, the sooner of one year after the closing of an IPO or three
               (3) years after the date of such termination, and further provided that, to the extent any options are locked up pursuant to (5) below as of the end of the aforesaid period, such period shall not end prior to the earlier of the end of the ten
               (10) year option period referred to in (1) above or ninety
               (90) days after such options may be exercised and the underlying shares sold pursuant to (5) below.

               (5) LOCK-UP. All shares issued upon any exercise of any option shall be subject to such lock-up as required by any underwriter of an IPO or secondary offering, but shall in no event be longer than one hundred eighty (180) days unless such longer limit also applies to the other shareholders of FLAG at the time of the IPO who have an equal or greater amount of shares (assuming all options and warrants, including Executives, are fully exercised). FLAG may at any time terminate or waive any lock-up or other limit on exercisability by written notice to Executive.

               (6) SALE OF BUSINESS. Unless options are continued, assumed or substituted for in a corporate transaction, options will all vest, and, subject to the other provisions of this subparagraph (6), cease to be exercisable, upon the closing of such transaction (to the extent not simultaneously exercised) in accordance with customary practices and there shall be appropriate arrangements in the case of such vesting and cutoff of exercisability to permit Executive to sell the Shares simultaneous with and as part of the corporate transaction, upon the same terms as the Class B shareholders.

               (7) SHAREHOLDER'S AGREEMENT. As a condition of exercising any option, Executive (and, if exercised by any Permitted Transferee, as defined in (9) below, such Permitted Transferee) shall, if requested by FLAG, execute any then existing agreement among the shareholders of FLAG, that is executed by all of the holders of Class B shares and formally acknowledge that the Shares are subject to the applicable By-law provisions, which shall be materially the same as apply to the Class B shares, provided that such agreements or By-laws as they apply to the Shares shall not contain any provision for capital calls on Shares or that would be inconsistent with the specific provisions of this Agreement.

               (8) NONTRANSFERABILITY. The options shall be nontransferable and nonassignable other than by the laws of descent and distribution, provided that the Executive may transfer all or a portion of the options to his spouse, issue, or a trust (or trusts) solely for the exclusive benefit of himself, his spouse or issue. Any such transferee shall take such options subject to all of the terms of the options that would apply if the Executive still owned the options and the Executive shall remain fully liable for payment to FLAG of any required withholding on any exercise of the options by the transferee. Upon any such transfer, the Executive shall promptly notify FLAG of such transfer, shall indicate the specific options transferred and the priority of vesting on any vesting date or termination and shall provide such additional information as may be requested by FLAG. Any option so transferred shall not be exercisable by the transferee, and shall not be deemed an offer by FLAG to sell securities, at any time that such offer and exercise are not covered by an effective registration from the securities laws or would not otherwise be covered by an exemption from the applicable securities laws, such as Regulation D. Upon request of FLAG, any transferee who wishes to exercise a transferred option shall provide such information and documentation to FLAG and, if requested by FLAG (and paid for by FLAG to the extent of reasonable legal fees based on such firm's standard hourly rates), an opinion of counsel reasonably acceptable to FLAG.

               (9) LOAN. FLAG shall create a program within the framework of applicable law to permit Executive to borrow from FLAG, during the period of his employment and while FLAG is not a public entity, the exercise price of the options owned by him and his permitted transferees under (8) above ("Permitted Transferees") for the purpose of exercising the options and holding them for eighteen (18) months. The loan shall be full recourse against the Executive and guaranteed by each of his Permitted Transferees to the extent of the proportionate amount of the loan used to exercise such Permitted Transferee's Shares. To the extent legally permissible the loan shall be secured by the Shares of Executive and his Permitted Transferees. The loan shall be for a period of no longer than twenty-four
           (24) months. The loan shall bear interest at the Applicable Federal Rate as defined in Section 1274(d) of the Internal Revenue Code. Interest shall be payable monthly. Interest shall be paid by Executive in cash to the extent of dividends received by Executive or his Permitted Transferees during the month on the Shares owned by him or his Permitted Transferees during such month and, to the extent not covered by such dividends, by a deemed payment to and repayment by, the Executive of such remaining amount of the interest or such other procedure with the same economic result as reasonably requested by FLAG. The loan shall become due in any event ninety (90) days after any IPO (except if the Shares are not then marginable, in which case the loan shall become due as soon as the Shares are marginable) or upon sale of the Shares.

               (10) PIGGYBACK REGISTRATION RIGHTS. If FLAG intends to register securities of any of its shareholders for an offering to the public while Executive is employed by FLAG or, thereafter, within one
           (1) year after he (or a Permitted Transferee) has a right to exercise an option, FLAG shall notify Executive of its intention to do so and, subject to such limitations as shall affect all selling shareholders equally and as may be imposed by any underwriter of such offering or by law, Executive may irrevocably elect to participate in such offering on a PARI PASSU basis with any other selling shareholders based on the relative number of shares owned and options vested of each of such other selling shareholders (and its affiliates and permitted assigns) and Executive (and his Permitted Transferees) (the "Pari Passu Percentage"). Such participation shall be under the same terms and conditions as may apply to such other shareholders, provided that Executive shall not have any rights (except any rights he may have in his capacity as Chief Executive Officer, if any) to select the underwriter or similar matters given to the other shareholders. Executive shall make any election within thirty
           (30) days of receipt of such notice of intent to register by a writing given to the Secretary of FLAG, which writing shall indicate his irrevocable election to sell in the intended offering, the number of Shares he wishes to sell and the portion thereof to be included by him and each of his Permitted Transferees. Executive's notice may not be for less than 100 percent of the number of Shares of the Executive which the Executive could sell pursuant to Rule 144 or another exemption from securities law registration or pursuant to an S-8 (or similar registration statement) then effective (an Alternative Sales Means") within the next six (6) months nor may any Permitted Transferee participate for less than 100 percent of the number of Shares it could sell pursuant to an Alternative Sales Means within the next six (6) months. Executive shall be responsible for delivery of the Shares covered by the notice on a timely basis. FLAG shall only have to give notice of intent to register under this subparagraph to Executive (and not to his Permitted Transferees) and any notice of intent to participate shall only be valid if received from Executive (or in the event of his death, his executor). FLAG may at any time abandon any offering. FLAG or the underwriter may at any time cutback (including, without limitation, limiting the amount to the extent a prior amount had not been specified) on the number of shares in any offering in which FLAG is offering shares and, the underwriter may at any time cutback (including, without limitation, limiting the amount to the extent a prior amount had not been specified) on the number of shares to be offered by shareholders in any offering in which FLAG is not also offering shares. In either such case Executive's (and his Permitted Transferee's) Shares to be offered shall be proportionately reduced so that the amounts offered by Executive (and his Permitted Transferees) and by other shareholders (and their affiliates and permitted assigns) satisfy the Pari Passu Percentage. Executive (and his Permitted Transferees) shall have no right to participate in any offering by FLAG that does not include any shares owned by other shareholders and the provision of this subparagraph shall not apply to any registration on Form S-8, or otherwise with regard to securities of compensatory plans of FLAG. The Executive shall sign, and cause his Permitted Transferees to sign, such underwriting and other agreements in the same forms as signed by the other participating shareholders.

               (11) FLAG shall amend its By-laws or otherwise take action to provide Executive and his Permitted Transferees (the "Executive Group") with the right to "tag along" on any sale (other than a sale to a subsidiary or affiliate of the selling shareholder) of Class B shares by any other shareholder prior to FLAG's Class B shares being publicly traded, subject to the same rights of first refusal as the other Class B shareholders may have under the By-laws, as modified by
           (v) below, and subject to the following provisions:

                   (i) As a condition of selling any Class B shares, any
               shareholder (the "Selling Shareholder") must obtain an offer from the proposed buyer to also buy the Executive Group's Then Available Shares (as defined below) on the same terms and conditions as offered to the proposed Selling Shareholder;

                   (ii) Notice of such offer shall be given to Executive by FLAG promptly after receiving notice from the selling shareholder of his desire to sell to the third party;

                   (iii) The Executive shall within fifteen (15) days thereafter give FLAG, the Selling Shareholder and the proposed buyer, notice of how many of the Then Available Shares the Executive Group desires to sell to the proposed buyer (subject to the right of first refusal) and the amount to be sold by each member of the Executive Group;

                   (iv) The proposed buyer shall close the purchase of the Then
               Available Shares tendered by the Executive Group at the same time it closes the purchase of the Class B shares of the Selling Shareholder, provided that, if the proposed buyer does not for any reason whatsoever, including but not limited to exercise by the other shareholders of the right of first refusal, purchase Class B shares of the Selling Shareholder, it need not purchase the Then Available Shares;

                   (v) Notwithstanding the foregoing, no sale of Then Available
               Shares shall be made or permitted by the Executive Group, either pursuant to the tag along or otherwise, if such sale would result in a compensation expense to FLAG under the then in effect Generally Accepted Accounting Principles, Securities and Exchange Commission accounting requirements or other accounting rules, in each case as then applicable to FLAG, as determined by FLAG after consultation with its auditors (the "Rules"). Any right of first refusal of FLAG's shareholders on a potential sale by The Executive Group shall be limited as required by the Rules;

                   (vi) "Then Available Shares" shall, mean Shares then vested, provided that in no event may more than 3,215,120 Shares be sold pursuant to the right prior to the fifth (5th) anniversary of the Commencement Date and, further provided, that no Shares may be sold by any member of the Executive Group to the extent that the exercise of the underlying option or such sale would not be in compliance with applicable securities laws or the proposed buyer (or any exerciser of a right of first refusal) in good faith believes that the proposed member of the Executive Group does not have adequate disclosure as to FLAG.

        (g) BENEFITS: The Executive shall be eligible to participate in any employee benefit plans which may be established or maintained by FLAG from time to time and which are generally offered to other senior officers of FLAG, including but not limited to deferred compensation plans in accordance with the terms of the plans, as those plans may be amended from time to time. In addition, during the Term, FLAG shall maintain in effect directors' and officers' liability insurance policies for the benefit of Executive and other officers and directors of FLAG at such level as is reasonably necessary to protect the Executive from legal claims arising out of his position with FLAG, but in no event less than the level FLAG maintains for its other directors and officers. In addition to the foregoing, the Executive shall also be entitled to the following miscellaneous benefits:

           (i) Reasonable relocation expenses incurred by Executive in connection with his commencement of employment with FLAG. Such expenses may, depending upon the Executive's circumstances, include, but shall not be limited to:

               (1) Temporary living expenses upon arrival at Executive's place of employment with FLAG, including residential and furniture rental expense;

               (2) Moving expenses and relocation trips associated with relocating Executive and his immediate family members and their belongings, including, but not limited to, airfare (at business class rates), costs of insurance; air shipments of belongings of up to 2,000 lbs; sea shipment of other belongings; customs duties; and storage of household goods during the Executive's employment hereunder;

               (3) Search fees and broker's fees associated with the rental or purchase of a residence. If a purchase, although under no obligation to do so, FLAG will consider reimbursing Executive for reasonable closing costs;

               (4) Housing or rental allowance in the amount of not more than US$13,000 per month. If Executive purchases a residence, the allowance will be used to reimburse Executive for his mortgage payments, taxes and other expenses. If a lease, at Executive's request, FLAG may take the lease in its name; and

               (5) In the event this Agreement is terminated, Executive, at his option, can require FLAG to assume Executive's lease obligation (to the extent that FLAG has not already assumed such obligation under subsection (d) immediately above) or, if Executive has purchased a residence, can require FLAG to purchase said residence from him at the original purchase price;

           (ii) Use of car provided by FLAG or provision of a car allowance to an amount reasonably required (which allowance shall include insurance on said car) to be used by Executive to lease such a car for his use during the term of his employment;

           (iii) Car service, as reasonably required for business purposes;

           (iv) Medical, dental, vision, and disability benefits for Executive (subject to his insurability) substantially comparable to those generally provided to other senior officers of FLAG;

           (v) Term life insurance in the amount of US$2,700,000;

           (vi) Five business weeks vacation, plus paid vacation days for any officially observed UK holidays;

           (vii) Participation in a plan of deferred compensation to permit the Executive to defer at his option his cash compensation until his termination of his employment upon such terms as the parties shall mutually agree;

           (viii)Local club membership dues and initiation fees in London (subject to Board approval);

           (ix) Reimbursement for first class travel, entertainment and other reasonable business expenses incurred by Executive in the performance of his duties hereunder, provided that Executive shall comply with relevant FLAG procedures for obtaining reimbursement;

           (x) Reimbursement for actual out-of-pocket expenses of up to US$15,000 per tax return year, reasonably incurred by Executive in connection with professional assistance in the preparation and filing of Executive's annual income tax returns in respect of any calendar year during which Executive was employed by FLAG and reimbursement for actual out-of-pocket expenses reasonably incurred by Executive in connection with financial counseling and legal services (based upon such counselor's and attorney's normal hourly rates) necessary to negotiate this Agreement, including confirmation of the terms of the SOP and the grant thereunder being in conformity with this Agreement;

           (xi) Reimbursement for actual out-of-pocket expenses reasonably incurred by Executive for incremental travel costs in connection with interviews with FLAG personnel prior to the execution of this Agreement;

           (xii) Computer, E-Mail, facsimile, access to Internet and cellular phones for both Executive's office use and for use in his home for business purposes;

           (xiii)Gross-up allowance, for the purposes of offsetting any increased U.S. federal, state, local and/or foreign tax liability (i.e., income taxes, employment taxes and other similar taxes), if any, incurred as a result of the foregoing benefits enumerated in items (i) through
       (iii) and (viii) through (xii) above, including any tax on such gross-up allowance payments. Such gross-up allowance payable by FLAG to the Executive, other than the portion of the gross-up allowance attributable to any Qualified Foreign Housing Expenses (as defined in IRS Treasury Regulation section 1.911-4) reimbursed by FLAG under
       Section 3(g)(i) above, shall not be reduced to take into account Executive's qualification for the benefit of the foreign income exclusion(s) under the provisions of Internal Revenue Code Section 911.

    4. NON-COMPETE AND PROPRIETARY INFORMATION AGREEMENT. As consideration for the offer of employment by FLAG as its Chairman and Chief Executive Officer and the compensation and benefits provided hereunder, Executive agrees that, on the date he commences employment with FLAG, he will execute and deliver to FLAG the Non-Compete and Proprietary Information Agreement (the "Non-Compete Agreement") attached hereto as
Exhibit B, the provisions of which are hereby incorporated herein by reference.

    5.  TERMINATION.

        (a) FOR CAUSE BY FLAG. Executive's employment hereunder during the Term may be terminated by FLAG for "Cause":

           (i) For purposes of this Agreement, "Cause" shall mean Executive's
       (A) material breach of any of his material covenants, representations or obligations under this Agreement or under the Non-Compete Agreement;
       (B) continued failure to perform the duties of his position as provided for by Section 2 or to follow the reasonable instructions of the Board;
       (C) indictment by a grand jury (or the functional equivalent thereof in connection with a crime constituting a felony (or its equivalent) or other crime involving moral turpitude under the laws of the United States, Bermuda or the United Kingdom; (D) material violation of any policy or code of conduct adopted pursuant to Section 2(c) hereof by FLAG which, if it were made public, could reasonably be expected to have a material adverse effect on the business reputation or affairs of FLAG;
       (E) willful misconduct or fraud in connection with the performance of Executive's duties having a material adverse effect on the business of FLAG or any subsidiary thereof. In the event Executive is accused of A, B, D, or E above, Executive must be provided with written notice of the specific charges and an adequate period of time of at least 30 days to explain and/or cure the alleged conduct. Any notice of termination for Cause shall be given by FLAG within ninety (90) days after the directors representing at least fifty percent (50%) of the outstanding shares (on the basis of number of votes) shall have had specific knowledge of the details of the matter which is the basis of the notice of termination and the details of the Executive's involvement with regard thereto.

           (ii) If Executive's employment hereunder is terminated for Cause, Executive shall be entitled to receive his Base Salary and reimbursement for expenses incurred through the date of termination, but FLAG shall have no further obligations to pay compensation or provide benefits to Executive hereunder.

           (iii) All reasonable expenses incurred by Executive in connection with his entry into or performance of services under this Agreement up to the time when Executive is terminated for Cause will be paid by FLAG and FLAG will reimburse Executive (to the extent he has not otherwise been reimbursed) for reasonable expenses incurred as a result of his accepting employment with FLAG, including but not limited to the cost of relocating Executive back to the United States.

        (b) WITHOUT CAUSE BY FLAG AND DEATH OR DISABILITY. Executive's employment hereunder during the Term may be terminated by FLAG without Cause upon sixty (60) days advance written notice and shall terminate upon Executive's death or(. ) Disability (meaning the inability of Executive, because of physical or mental illness or injury, to perform substantially his duties; pursuant to this Agreement for (x) 120 consecutive days or
    (y) an aggregate of 180 days in any 12 consecutive months). Any dispute between Executive and FLAG as to whether Executive has suffered a Disability (as defined above) shall be resolved by a qualified independent physician, mutually acceptable to Executive and FLAG; and Executive and FLAG agree to accept such physician's determination as final and binding.

           (i) Upon the termination of Executive's employment hereunder by FLAG without Cause or due to Executive's death or Disability, Executive or his estate (as the case may be) (A) shall receive a lump sum payment in an amount calculated by multiplying $60,000 by the greater of: (x) twenty-four (24) months, or (y) the number of months then remaining in the Initial Term, provided, however, that any payments under this Section 5(b) shall be reduced by the value of any death or disability benefits (in the case of disability, for the corresponding period) paid to Executive (or his estate) under any death or disability program or arrangement maintained or contributed to by FLAG.

           (ii) following any such termination by FLAG without Cause or due to Executive's death or Disability, FLAG shall have no further obligations to pay compensation or benefits to Executive hereunder (other than those described in clause (i) above and the minimum Annual Incentive Bonus, if any, payable pursuant to Section 3(b) hereof). Any other benefits due Executive following such termination, if any, shall be determined in accordance with the plans, policies and practices of FLAG.

           (iii) All reasonable expenses incurred by Executive in connection with his entry into or performance of services under this Agreement up to the time when Executive is terminated without Cause will be paid by FLAG and FLAG will reimburse Executive (to the extent he has not otherwise been reimbursed) for reasonable expenses incurred as a result of his accepting employment with FLAG, including but not limited to the cost of relocating Executive back to the United States.

        (c) VOLUNTARY RESIGNATION BY THE EXECUTIVE. Executive may terminate his employment hereunder during the Term upon sixty days advance written notice to FLAG. If Executive voluntarily resigns his employment hereunder, such resignation shall be treated for purposes of this Agreement as a termination by FLAG for Cause and the provisions of Section 5(a) shall apply. If Executive provides notice of resignation within the first year of the Term and within 60 days after he has left the employment of FLAG, commences employment elsewhere, he shall return to FLAG all of the amount paid to him as a sign-on bonus under Section 3(d) of this Agreement.

        (d) TERMINATION BY EXECUTIVE FOR GOOD REASON. Executive may terminate this Agreement for "Good Reason":

           (i) For purposes of this Agreement, "Good Reason" shall mean FLAG's
       (A) willful breach of any material term of this Agreement, (B) reduction in Executive's Base Salary, potential Annual Incentive Bonus or material benefits, (C) diminution in his responsibilities or requiring him to report to any person or entity other than the Board, (D) locating, without Executive's consent, the FLAG management subsidiary in a location other than London, England, (E) preventing him from performing his duties as enumerated in (or FLAG's failure to comply with the provisions of)
       Section 2(d) (e) (f) (g) (h) and (i) of this Agreement, or (F) failure of FLAG to create the SOP and make the grants referred to in Sections 3(f)(i) within ninety (90) days of the Effective Date except to the extent the delay is directly and primarily the result of Executive's actions or inactions. In the event Executive seeks to terminate this Agreement pursuant to this Section, he shall provide FLAG with written notice of the specific reasons for such termination within ninety
       (90) days after he has knowledge of the event that is the basis for such termination and afford FLAG at least 30 days to cure the alleged conduct.

           (ii) If Executive terminates this Agreement for Good Reason, such termination shall be treated for purposes of this Agreement as a termination by FLAG without Cause.

        (e) ADDITIONAL BENEFITS UPON TERMINATION. In addition to the benefits specified above that Executive is entitled to receive upon termination of this Agreement for any reason, Executive shall be entitled to receive the benefits specified in Section 3(f) entitled "Stock Option Plan," pursuant to the terms of that provision and shall continue to be covered by directors' and officers' insurance in the same manner, and to the same extent, as the active officers and directors with regard to actions or inactions while an officer and director.

        (f) GENERAL PROVISIONS. Notwithstanding the foregoing provisions of this Section 5:

           (i) In the event the Executive's employment terminates under circumstances which make him eligible to receive payments pursuant to Sections 5(b), 5(d), 3(g) or 8(b) the Executive hereby acknowledges that any such payments are in lieu of any right he may otherwise have had to receive benefits hereunder or under any severance or separation pay plan, program or practice which may otherwise have been applicable to him, and, under such circumstances, the Executive hereby waives any right to receive any such severance benefit under any such plan, program or practice.

           (ii) If and when the Executive resigns or retires, or his employment terminates for any reason, he shall, prior to the last day of active employment or as soon as reasonably practicable thereafter, return to FLAG all company property, including without limitation, credit cards; building passes and identification cards; computer hardware and software; communications and office equipment, and records, files and documents (whether in paper or machine-readable form).

           (iii) A condition to the Executive's right to receive any payments under Section 5(b) or 5(d) shall be his signing, in exchange for the payments required, of an appropriate release of claims against FLAG, its representatives and affiliates, arising out of Executive's right to bring an action against FLAG for breach of this Agreement.

    6. INTELLECTUAL PROPERTY. The Executive shall disclose promptly to FLAG or its nominee(s) any and all inventions, discoveries, improvements, works of authorship, and, computer or other apparatus programs, (collectively "Innovations") whether or not patentable or susceptible to copyright, trademark or other forms of protection (in the United States, United Kingdom, Bermuda or any other jurisdiction), conceived of or made by him in the course of his employment. The Executive assigns and agrees to assign all interest in any such Innovations to FLAG or its nominee(s). The Executive further agrees, without charge to FLAG, to execute as and when reasonably determined appropriate by FLAG, a specific assignment to FLAG or its nominee(s) of all rights, title, and interest to any such Innovations, and the Executive agrees to execute all applications or other forms of protection for such Innovations as FLAG or its nominee(s) may reasonably request, in the United Kingdom, the United States, Bermuda and in other jurisdictions.

    7. CONFIDENTIALITY. Except as may be required by law or as FLAG deems necessary or desirable in connection with any financing or sale of securities,
(a) the Executive and FLAG's shareholders agree not to disclose or discuss, other than with legal counsel, tax or financial advisors, or immediate family members, the terms or provisions of this Agreement; and (b) the Executive and FLAG's shareholders will use his or their best efforts to ensure that any such legal counsel, tax or financial advisors or immediate family members will not disclose or discuss the terms or provisions of this Agreement with any other person.

    8.  MISCELLANEOUS PROVISIONS.

        (a) NO MITIGATION. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement in connection with his termination of employment by seeking other employment or otherwise.

        (b)  POTENTIAL DISPUTES CONCERNING EXISTING RELATIONSHIPS.

           (i) Executive represents that he is not contractually prohibited from terminating his existing agreement with his present employer at any time. In the event an injunction or other court order is issued against Executive or FLAG (or any FLAG shareholders) by reason of

       Executive's entry into this Agreement or any alleged inducement offered by FLAG (or any of FLAG's shareholders) for Executive to do so that prohibits Executive from performing a material portion of his duties hereunder for FLAG, FLAG shall continue to provide Executive with all of the benefits of this Agreement (including compensation) for a period of the lesser of 18 months or when such injunction or other court order no longer so limits Executive (as further limited by (ii)), shall be entitled to appoint an interim Chairman and Chief Executive Officer and shall defend and indemnify Executive for all expenses incurred in connection with such claims. Counsel for Executive and counsel for FLAG shall cooperate in defending any claim.

           (ii) In the event Executive is permanently enjoined from performing a material part of his duties under this Agreement for a period greater than six (6) months after the date of the permanent injunction, FLAG will have the right to hire or select a new Chairman and Chief Executive Officer and Executive's employment shall terminate with no obligation of FLAG except as provided in this Section. If Executive is so prevented from performing a material portion of his duties under this Agreement, he shall continue to receive monthly payments of US$60,000 for the remainder, if any, of the period of 18 months described in (i) above, provided, however, that if Executive secures employment elsewhere, the compensation, to which Executive is entitled from such new employment (in the form of base salary and bonus) for the period commencing on the 181st day after Executive has been prevented from performing his duties hereunder, shall constitute a setoff against FLAG's remaining payment obligations under this provision. All reasonable expenses incurred by Executive in connection with his entry into or performance of services under this Agreement up to the time when Executive is permanently enjoined from performing his duties under this Agreement will be paid by FLAG and FLAG will reimburse Executive (to the extent he has not otherwise been reimbursed) for reasonable expenses incurred as a result of his accepting employment with FLAG, including but not limited to the cost of relocating Executive back to the United States. Notwithstanding the foregoing, if Executive accepts a position with the United States government he shall, prior to assuming that position, receive a lump sum payment equal to the monthly payments less his anticipated salary for that same period.

        (c) TAX STATUS. Executive hereby covenants and agrees that he will use his best efforts not to engage in any activity which he knows could reasonably be expected to cause FLAG to be treated for U.S. Federal income tax purposes as having income effectively connected with the conduct of a trade or business in the United States within the meaning of Internal Revenue Code Section 864(c), including, without limitation, maintaining any office within the United States, except upon the advice of FLAG's tax counsel in connection with work activities related to the conduct of FLAG's business with respect to which Executive's personal involvement is in the best interests of FLAG.

        (d) ASSIGNMENT BY FLAG. FLAG may assign this Agreement to any company that acquires all or substantially all of the assets of FLAG, or into which or with which FLAG is merged or consolidated. Further, Executive acknowledges that he will enter into an employment agreement with a subsidiary of FLAG which shall have its principal place of business in London, U.K. and FLAG shall guarantee performance by such subsidiary under that agreement. This Agreement may not be assigned by the Executive.

        (e) WAIVER. The waiver by either party of a breach by the other party of any provision of this Agreement shall not be construed as a waiver of any prior or subsequent breach.

        (f) SEVERABILITY. If any clause, phrase or provision of this Agreement or the Non-Compete Agreement, or the application thereof to any person or circumstance, shall be invalid or unenforceable under any applicable law, such event shall not affect or render invalid or unenforceable the remainder of this Agreement or Non-Compete Agreement.

        (g) GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the state of New York, without regard to conflict of law provisions. All actions under this Agreement shall be brought in a court of competent subject matter jurisdiction in New York and both parties agree to accept the personal jurisdiction of such court.

        (h) NOTICES. Whenever this Agreement requires or permits notice to be given to FLAG, the notice should be given in writing to the Secretary of the Board, unless Executive is otherwise notified by FLAG in writing similarly sent, and to FLAG's counsel, Proskauer Rose LLP, 1585 Broadway, New York, NY 10036-8299, Attn: Michael S. Sirkin, Esq., and any notice to Executive shall be given at the current address of Executive set forth in the personnel records of FLAG, unless FLAG is otherwise notified by Executive in writing similarly sent, and to the Executive's attorney, Kramer, Levin, Naftalis & Frankel, 919 Third Avenue, New York, NY 10022, Attn: Kevin B. Leblang, Esq.

        (i) ENTIRE AGREEMENT. Except for the terms and conditions of the Non-Compete Agreement, this Agreement sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements, and communications, whether oral or written, pertaining to the subject matter hereof.

        (j) WITHHOLDING. FLAG may withhold from any accounts payable under this Agreement such taxes as may be required to be withheld pursuant to any applicable law or regulation and FLAG shall be authorized to take such action as may be necessary in the opinion of FLAG's counsel (including, without limitation, withholding amounts from any compensation or other amounts owing from FLAG to Executive) to satisfy all obligations for the payment of such taxes.

        (k) COUNTERPARTS. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument. Delivery of copies (including, without limitation, by facsimile) of an executed document shall be deemed valid delivery of an executed Agreement.

    IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, hereby execute this Agreement effective as of the date first set forth above.

                                                       FLAG LIMITED

                                                       By:  /s/ DANIEL PETRI
                                                            -----------------------------------------
                                                            Daniel Petri, Chairman

                                                       THE EXECUTIVE

                                                       By:  /s/ ANDRES BANDE
                                                            -----------------------------------------
                                                            Andres Bande

                                   EXHIBIT A

CHANGE IN CONTROL.

A "Change in Control" shall be deemed to have occurred upon:

    (a) any "person" as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than FLAG, any trustee or other fiduciary holding securities under any employee benefit plan of FLAG, an company owned, directly or indirectly, by the stockholders of FLAG in substantially the same proportions as their ownership of Common Stock of FLAG or any current shareholder of FLAG or its affiliates (collectively the "Exceptions")) is or becomes the owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of FLAG representing more than fifty percent (50%) of the combined voting power of FLAG's then outstanding securities;

    (b) the merger or consolidation of FLAG with any other corporation, other than a merger or consolidation, which would result in the voting securities of FLAG outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), together with any shares owned by Exceptions, more than fifty percent (50%) of the combined voting power of the voting securities of FLAG or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of FLAG (or similar transaction) in which no person (other than an Exception) acquires more than fifty percent (50%) of the combined voting power of FLAG's then outstanding securities shall not constitute a Change in Control of FLAG; or

    (c) the stockholders of FLAG approve a plan of liquidation of FLAG or closing of an agreement for the sale of disposition by FLAG of all or substantially all of FLAG's assets other than the sale of all or substantially all of the assets of FLAG to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of FLAG at the time of the sale or to a person who is an Exception.

                                   EXHIBIT B
               NON-COMPETE AND PROPRIETARY INFORMATION AGREEMENT

    THIS NON-COMPETE AND PROPRIETARY INFORMATION AGREEMENT, made December 11, 1997, by and between FLAG LIMITED ("Employer") and ANDRES BANDE (the "Executive").

    WHEREAS, the treatment of proprietary information and competitive initiatives are vital to the success of the business of the Employer; and

    WHEREAS, the treatment of confidential and proprietary information is vital to those companies that are affiliated with Employer ("Affiliated Companies") with an Affiliated Company being a company that (directly or indirectly) owns or controls, is owned or controlled by, or is under common ownership or control with, Employer; and

    WHEREAS, the Employer required Executive to enter into a Non-Compete and Proprietary Information Agreement as a condition of his offer of employment in the position of Chairman and Chief Executive Officer;

    NOW, THEREFORE, for good and valuable consideration, including the offer as described above, the parties hereby agree as follows:

1.  Prohibition Against Competitive Activities.

        (a) Prohibited Conduct by Executive. During the period of Executive's employment with the Employer, and for a period of eighteen (18) months following Executive's retirement or other termination of employment for any reason from the Employer (hereinafter referred to as a "separation"), Executive, without the prior written consent of the Board of Directors of Employer (or any successor governing body of Employer), shall not:

           (i) personally engage in "Competitive Activities" (as defined in paragraph 1(b)) within any geographic area in which the Employer is then engaged (or, at the time of Executive's separation, had a board-approved business plan under which it seriously committed to engage) in Competitive Activities;

           (ii) work for, own, manage, operate, control or participate in the ownership, management, operation or control of, or provide consulting or advisory services to, any individual partnership, firm, corporation, institution, entity or person engaged in Competitive Activities within any geographic area described in Section 1(a)(i), provided, however, that Executive's purchase or holding, for investment purposes, of securities of a publicly-traded company shall not constitute "ownership" or "participation in ownership" for purposes of this paragraph so long as Executive's equity interest in any such company represents less than 5% of the outstanding capital stock of such company; or

           (iii) induce, or solicit or otherwise encourage any other person or entity to induce, any employee of Employer to engage in any activity in which Executive is prohibited from engaging hereunder or to terminate his or her employment with the Employer.

        (b) Competitive Activities. For purposes of Section 1(a) hereof, "Competitive Activities" means business activities relating to products produced or services provided by FLAG within the last 24 months prior to Executive's separation from the Employer, as well as those products or services formally described in a business plan of FLAG in which FLAG had seriously committed to engage.

        (c) Notice. The Employer shall send Executive written notice in the event that the Employer believes that Executive has violated any of the prohibitions of this Section 1; provided, however, that any failure by the Employer to give notice under this provision or to enforce its rights under this Agreement in any one or more instances shall not be a bar to the Employer giving notice and taking action to enforce its rights under this Agreement at any later time. Such notice shall specify the alleged breach and provide Executive with a reasonable opportunity to cure the alleged breach.

2.  Prohibition Against Disclosure of Proprietary Information.

        (a) Prohibited Conduct by Executive. Executive acknowledges that, as an executive who is privy to strategic and competitively sensitive business information, Executive has continuing access to confidential and proprietary information of the Employer and its Affiliated Companies. Executive shall, therefore, at all times during the period of active employment with the Employer or any Affiliated Company, and thereafter, preserve the confidentiality of all proprietary information of the Employer and any Affiliated Company. The limitation under this paragraph shall not in any way limit any common law or statutory rights of the Employer or any Affiliated Company to protect its trade secrets or intellectual property rights at any time, to the full extent of the law. "Proprietary Information" includes, but is not limited to, information in the possession or control of the Employer or an Affiliated Company that has not been fully disclosed in a writing which has been generally circulated to the public at large (other than as a result of Executive's breach of his covenants hereunder), and which gives the Employer and Affiliated Company an opportunity to obtain or maintain advantages over its current and potential competitors, such as:

    - strategic or tactical business plans, and undisclosed financial data; ideas, processes, methods, techniques, systems, patented or copyrighted information, models, devices, programs, computer software or related information;

    - documents relating to regulatory matters and correspondence with governmental entities;

    - pricing and cost data;

    - reports and analysis of business prospects;

    - business transactions which are contemplated or planned;

    - research data;

    - personnel information and data;

    - identities of users and purchasers of any Affiliated Company's products or services; and

    - Other confidential matters pertaining to or known by one or more Affiliated Companies, including confidential information of a third party which an Affiliated Company is bound to protect.

        (b) Any information Executive acquired outside of his employment with the Employer shall not be considered confidential or proprietary.

        (c) Obligation to Return Employer Property; Transfer of Intellectual Property Rights. If and when Executive separates from the Employer and any and all Affiliated Companies, Executive shall, prior to the last day of active employment or as soon as is reasonably practicable return to the rightful company all company property, including, without limitation, originals and copies of records, papers, programs, computer software, documents and other materials which contain Proprietary Information, as defined in Section 2(a). Executive shall thereafter cooperate with each applicable company in executing and delivering documents requested by the Employer that are necessary to assist the company in patenting or registering any programs, ideas, inventions, discoveries, copyright material or trademarks, and to vest title thereto in the applicable company.

3.  Remedies.

Executive recognizes that irreparable injury (for which there would be no adequate remedy at law) will result in the Employer or one or more Affiliated Companies, and to the business and property of any of them, in the event of a breach by Executive of any of the provisions of Section l or 2 of this Agreement, and that Executive's continued employment is predicated on the commitments made by Executive in those Sections. In the event of any breach of any of Executive's obligations and commitments under Section 1 or 2 as to Employer or under Section 2 as to Affiliated Company, Employer or Affiliated Company that is damaged by such breach shall be entitled, in addition to declaring a forfeiture of benefits as described herein, and in addition to any other remedies and damages which may be available, to injunctive relief to restrain the breach or threatened breach of such obligations or the violation or threatened violation of such commitments by Executive or by any person or persons acting for or with Executive in any capacity whatsoever.

4.  Miscellaneous Provisions.

        (a) Assignment by the Employer. The Employer may assign this Agreement without Executive's consent to any entity that acquires all or substantially all of the assets of the Employer, or into which or with which the Employer is merged or consolidated. This Agreement may not be assigned by Executive.

        (b) Waiver. The waiver by any Employer or Affiliated Company of a breach by Executive of any provision of this Agreement shall not be construed as a waiver of any subsequent breach by Executive.

        (c) Severability. If any clause, phrase or provision of this Agreement, or the application thereof to any person or circumstance, shall be invalid or unenforceable under any applicable law, this shall not affect or render invalid or unenforceable the remainder of this Agreement and shall not affect the application of any clause, phrase or provision hereof to other persons or circumstances. Furthermore, in the event that a court of law or equity determines that the geographic scope of the covenants under
    Section 1, or the duration of any of the restrictions under that Agreement, are not enforceable, this Agreement shall be deemed to be amended to the extent necessary, but only to the extent necessary, to permit the enforcement of the terms of this Agreement.

        (d) Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the state of New York, without regard to conflict of law provisions. All actions under this Agreement shall be brought in a court of competent subject matter jurisdiction in New York and both parties agree to accept the personal jurisdiction of such court.

        (e) Entire Agreement. Except for the terms and conditions of the Employment Agreement between Executive and FLAG (the "Employment Agreement"), this Agreement sets forth the entire understanding of the parties on the subjects of (i) refraining from competing with the Employer, and (ii) disclosing the proprietary information of the Employer and its Affiliated Companies. The foregoing shall not limit the creation of future benefit or compensation plans from time to time that may have forfeiture provisions based on competition or confidentiality, provided this sentence shall not entitle FLAG to modify the provisions of the Employment Agreement with regard to Base Salary, the Annual Incentive Plan and the Stock Option Plan. This Agreement shall not be modified or amended except as expressly provided herein or by written agreement of Executive and the company that is then his Employer. Nothing in this Agreement is intended to nullify or modify the terms or conditions of the Employment Agreement, and the parties to this Agreement reaffirm the terms of the Employment Agreement. The covenants under this Agreement are granted by Executive for consideration which is separate and in addition to the consideration for the Employment Agreement, and the covenants given by Executive under this

    Agreement shall not be affected by the expiration of any covenant under the Employment Agreement, or any amendment or termination of the Employment Agreement.

        (f) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument. Delivery of copies (including without limitation by facsimile) of an executed document by facsimile shall be deemed valid delivery of an executed Agreement.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

                                                       FLAG LIMITED

                                                       By:  /s/ DANIEL PETRI
                                                            -----------------------------------------
                                                            Daniel Petri, Chairman

                                                       THE EXECUTIVE

                                                       By:  /s/ ANDRES BANDE
                                                            -----------------------------------------
                                                            Andres Bande

                                   EXHIBIT C

Actively participate in all meetings, including Road Show, leading to closing FLAG's permanent financing, currently targeted for January 31, 1998.

Visit all landing party companies by end of first quarter 1998 and evaluate their views of FLAG's pricing, service quality, responsiveness, etc.

By end of April 1998, prepare for Board the Executive's view of likely sales performance in 1998.

Develop sales objectives for 1998 by end of April.

Initiate search for London space (for both office space and back-up FNOC) on or before January 31, 1998.

Establish London office within 120 days of execution of Agreement.

Meet organizational planning requirements as identified in employment contract within six months of contract execution.

Put regional office organization in place within six months of contract execution.

Initiate a review of all current employment contracts by February 1, 1998.

THIS IS AN ADDENDUM TO THE CONTRACT OF EMPLOYMENT OF ANDRES BANDE AND FLAG LIMITED DATED 11 DECEMBER 1997 ("THE CONTRACT")

Dear Andres:

EXECUTIVE RETENTION PROGRAM ("THE PROGRAM")

The purpose of the Program is to retain executives who are critical to maintaining the ongoing operations of FLAG Telecom Holdings Limited and its group companies.

You will become entitled to a sum of US$1.25 million minus applicable tax withholding (the "RETENTION PAYMENT AMOUNT") on 9 April 2002 (the "PAYMENT DATE").

Furthermore, you will be entitled to 1.5% of the Enterprise Value (as defined in the William M. Mercer Report addressed to John Draheim, "Enterprise value is defined as Working Capital + Market Value of Debt + Market Value of Equity") of FLAG Telecom Holdings Limited and its group companies over a threshold of US$150 million at the time a restructuring plan is decided by the Court in the context of the current restructuring of FLAG Telecom Holdings Limited.

If you terminate your employment with FLAG or give notice to terminate your employment with FLAG prior to the decision on a restructuring plan by the Court then you will repay the net Retention Payment Amount to FLAG immediately.

Furthermore, in respect of termination of your employment with FLAG without cause by FLAG or due to your death or disability, Clause 5(b)(i)(A) of the Contract is hereby varied to state as follows:

        (A) shall receive a lump sum payment in an amount calculated by multiplying by 2 the Executive's annual Base Salary (US$450,000) and maximum Annual Incentive Bonus (US$900,000) which amounts to US$2.7 million.

In respect of voluntary resignation of your employment with FLAG, Clause 5(c) of the Contract is hereby amended as follows:

       If Executive provides notice of resignation effective after 31
       December 2003, he shall be entitled to the lump sum payment indicated in Clause 5(b)(i)(A) as amended.

Finally, each of FLAG Limited, FLAG Telecom Holdings Limited and you agree that the Contract is hereby assigned to FLAG Telecom Holdings Limited by FLAG Limited.

If you agree to these revised terms please sign and return to me the attached copy of this agreement.

-------------------------------------------            ---------------------------------------------
ADNAN OMAR          DATE                               ANDRES BANDE            DATE

FOR AND ON BEHALF OF FLAG TELECOM HOLDINGS LIMITED BY
RESOLUTION OF THE BOARD OF DIRECTORS ON 4 APRIL 2002

-------------------------------------------
ED MCCORMACK        DATE

FOR AND ON BEHALF OF FLAG LIMITED

                                  EXHIBIT F-2

                            EMPLOYMENT AGREEMENT OF
                                MICHEL CAYOUETTE

30 November, 2001

Mr. Michel Cayouette
1744 Seagull Court #104
Reston, Virginia 20194

Dear Michel:

I am pleased to confirm our offer of employment as Chief Financial Officer reporting to the Chairman and Chief Executive Officer, Andres Bande.

This offer is made subject to a work permit being granted, and your acceptance of the terms and conditions of employment detailed below and in the Employee Handbook and its attachments that will be provided to you. It is also subject to you submitting to and successfully passing a medical examination by a FLAG appointed physician. The medical examination will include a drug screening.

This employment will commence on Monday, 14 January, 2002, and will be based at FLAG's 9 South Street, London office once a work permit has been obtained. In the meantime you may be required to work temporarily at another location. FLAG will reimburse actual and reasonable expenses in connection with business travel.

Your basic salary will be US$265,000 per annum payable monthly in arrears.

You will be eligible to receive a bonus targeted at 100% of base salary (pro rata for part years). Bonus earnings will be determined by the Chairman and Chief Executive Officer, based on your performance against specific objectives, which will be mutually agreed with you. It will be possible to exceed the target bonus amount.

The Chairman has committed to request the Board to grant you options of 100,000 shares. Vesting will be based on service over a three year timeframe, with 33,333 shares vesting on the first anniversary of the date of grant, 33,333 shares vesting on the second anniversary of the date of grant and 33,334 shares vesting on the third anniversary of the date of grant. The price of the options will be set on the last day of the month that you join FLAG. This award will be subject to the rules of the Long Term Incentive Plan. Full details of the scheme will be provided in the employment information attached.

Following your first year anniversary with FLAG, you will also be granted additional options of 100,000 shares with vesting based on service over a three year timeframe similar to that described above, with 33,333 shares vesting on the first anniversary of the date of grant, 33,333 shares vesting on the second anniversary of the date of grant and 33,334 shares vesting on the third anniversary of the date of grant.

FLAG will pay a one time sign on bonus of US$50,000 which is repayable to FLAG in full should you voluntarily leave the Company within one year of your joining date.

You will receive a transportation allowance of US$1,300 per month, which will be paid monthly in arrears.

FLAG will reimburse the reasonable cost of moving your household effects from the United States to the UK, subject to the Company being able to select from two quotations provided by you, and similarly on return. The Company will also provide business class air travel for you and your wife (or partner) for a pre-move visit to secure accommodations. The initial term of this assignment will be 2 years in duration. We understand that you will remain a United States resident and, as a result, we will pay for the relocation and final demobilisation costs for you and your family back to the United States.

Your vacation entitlement will be 20 days per year (pro-rata for part years).

FLAG will provide tax protection such that you will not be required to pay any more tax on your FLAG source income and benefits than you would had they been earned in the United States.

This offer is contingent upon a 3-month probationary period. During this period, either you or the Company can sever this relationship with four week's notice in writing. Upon successful completion of your probationary period and in the unlikely event that FLAG determines to end your employment without cause, we will provide you with 6 months' notice in writing unless such termination results from a "change in control" in which case we will provide you with 12 months' notice in writing. These notice periods will consist of base salary and prorated bonus and you will not be required to work during such notice period.

You will be required to provide FLAG with 3 months notice in writing if you care to separate your employment with FLAG at your request. This notice period can be time worked, equivalent payment or a combination of time worked and equivalent payment where such equivalent payment consists of base salary and prorated bonus and you will not be required to work during such notice period.

You will be entitled to participate in the FLAG employee benefits plan which provides Medical/Dental, Accident, and Disability insurance coverage. FLAG will take out Life Insurance for you in the amount of US$500,000 subject to FLAG's insurance carrier accepting the application. You will also be entitled to participate in the FLAG retirement scheme, a copy of which is also attached for your information.

FLAG will provide to you and your wife (or partner) the required visas and work permits for you to fulfil this assignment.

You will also be provided with the following:

    - An accommodation allowance of US$6,000 per month net of tax.

    - Reimbursement of the travel costs to and from the US for yourself and your wife (or partner) not to exceed US$18,000 in value per year.

    - Reimbursement of the cost of preparing your tax returns for the UK and the US.

This offer is made subject to certain conditions being met, and will become null and void should the following occur:

    1. The offer and its associated terms and conditions are accepted but you are unable to be available to begin employment by 14 January, 2002.

    2. You do not replace the current Controller within one month after the start of your employment.

Michel, I look forward to welcoming you to the FLAG team. If there is anything in this offer letter that needs further clarification, or if there are any unresolved issues concerning the terms of this agreement, please let me know.

Please sign and return one copy of this letter, the first page of the Employee Handbook, one copy of Appendix 4--Restrictive Covenants, one copy of Appendix 5--Insider Trading and the names and addresses of two business referees to indicate your acceptance of our offer and its associated terms and conditions.

Yours Sincerely,

JOHN L. DRAHEIM
VICE PRESIDENT INFORMATION
AND COMMUNICATIONS

SIGNED: ____________________________  DATE: _________________

THIS IS AN ADDENDUM TO THE CONTRACT OF EMPLOYMENT OF MICHEL CAYOUETTE AND FLAG TELECOM LIMITED ("FLAG") DATED 30 NOVEMBER 2001 ("THE CONTRACT")

Dear Michel:

EXECUTIVE RETENTION PROGRAM ("THE PROGRAM")

The purpose of the Program is to retain executives who are critical to maintaining the ongoing operations of FLAG Telecom Holdings Limited and its group companies.

You will become entitled to a sum of US$375,000 minus applicable tax withholding (the "RETENTION PAYMENT AMOUNT") on 9 April 2002 (the "PAYMENT DATE").

Furthermore, you will be entitled to 0.375% of the Enterprise Value (as defined in the William M. Mercer Report addressed to John Draheim, "Enterprise value is defined as Working Capital + Market Value of Debt + Market Value of Equity") of FLAG Telecom Holdings Limited and its group companies over a threshold of US$150 million at the time a restructuring plan is decided upon by the Court in the context of the current restructuring of FLAG Telecom Holdings Limited.

If you terminate your employment with FLAG or give notice to terminate your employment with FLAG prior to the decision on a restructuring plan by the Court then you will repay the net Retention Payment Amount to FLAG immediately.

Furthermore, in respect of your notice entitlement from FLAG to terminate your employment without cause, the terms of the Contract are varied so that you are entitled to receive one year's base salary plus target bonus of 100% of one year's base salary if FLAG determines to end your employment without Good Cause. Such entitlement will not be affected by the previous change in control reference in the Contract.

Good Cause means any of:

misconduct, serious or persistent breach of any of your obligations to FLAG or any FLAG group company;

refusal or neglect to comply with any lawful orders given to you by FLAG; or

your failure (without reasonable excuse) to perform your duties adequately under your employment contract or such duties as may reasonably be required by FLAG.

If you agree to these revised terms please sign and return to me the attached copy of this agreement.

-------------------------------------------            ---------------------------------------------
FOR AND ON BEHALF OF FLAG                              MICHEL CAYOUETTE

DATE                                                   DATE

                                  EXHIBIT F-3

                            EMPLOYMENT AGREEMENT OF
                                  JOHN DRAHEIM

John L. Draheim,
25925 Farm View Circle
Barrington
Illinois
60010
USA.

15th January, 1999

Dear John,

    I am pleased to confirm our offer of employment as Managing Director, FLAG Atlantic-1 Project, reporting to the Vice President of Operations and working closely with the Board members of FLAG Atlantic and the Chairman of FLAG.

    The employment will commence on Monday 18 January, 1999. However you will not relocate to the United Kingdom until a work permit has been granted by the authorities. This offer is made subject to a work permit being granted, and your acceptance of the terms and conditions of employment detailed below and in the attached Employee Handbook and its attachments. The period of employment will be two years.

    This employment will be based at FLAG's London Heathrow office once a work permit has been obtained. In the meantime you may be required to work temporarily at another location. FLAG will reimburse actual and reasonable expenses in connection with business travel or temporary stay at an interim location pending relocation.

    As you are aware the decision to proceed with the Atlantic Project requires significant corporate restructuring. This will result in you being seconded to another FLAG company at an appropriate time. Your acceptance of our offer will be taken as your agreement to this secondment. FLAG will notify you of any such change prior to its implementation.

    Your basic salary will be US$180,000 per annum payable monthly in arrears.

    You will be eligible to receive a bonus targeted at US$100,000 per year (pro rata for part years). Bonus earnings will be determined by the Chairman and Chief Executive Officer, based on your performance against project specific objectives, which will be agreed with you. It will be possible to exceed the target bonus amount. FLAG will guarantee 75% of the target bonus for each of the two years of this agreement.

    The Chairman has committed to request the Board to grant you options of 300,000 shares at a purchase price of US$1.07 per share. Full details of the scheme will be provided to you subject to that approval being granted. In the unlikely event of approval not being granted you may terminate your employment and require FLAG to repatriate you to your point of origin and you will be entitled to receive 3 months salary in full settlement of all obligations under this agreement.

    A transportation allowance of L600 per month will be paid monthly in arrears.

    This agreement can be terminated by either party giving three months notice in writing.

    FLAG will reimburse the reasonable cost of moving your household effects from Chicago to the UK, subject to the Company being able to select from two quotations provided by you, and similarly on return, provided you satisfactorily complete the assignment. It will also provide business class air travel for you and your wife on initial mobilisation and final demobilisation.

    FLAG will pay a lump sum relocation allowance of US$12,000 payable on mobilisation to the UK.

    FLAG will provide electrical appliances for your accommodation in the UK, to the extent they are not provided by your landlord, to a maximum value of L5,000. Ownership of any such articles will remain with FLAG.

    Your vacation entitlement will be four weeks per year (pro-rata for part years).

    FLAG will provide tax protection such that you will not be required to pay any more tax on your FLAG source income and benefits than you would had they been earned in the United States.

    You will be entitled to participate in the FLAG employee benefits plan which provides Medical/ Dental, Accident, and Disability insurance coverage. FLAG will take out Life Insurance for you in the amount of US$500,000 subject to FLAG's insurance carrier accepting the application.

    The following benefits will be provided to you tax free:-

    - An accommodation allowance of L3000 per month

    - Return travel to the US for yourself and your wife not to exceed L12,000 in value per year.

    - Reimbursement of the cost of preparing your standard tax returns for both the UK and the US each year, up to a maximum of L3,500 per year.

    I look forward to welcoming you to the FLAG team.

    Please sign and return one copy of this letter, the first page of the Employee Handbook and one copy of the Restrictive Covenants attachment to indicate your acceptance of our offer and its associated terms and conditions.

Yours sincerely,

Andres Bande
Chairman & Chief Executive Officer

THIS IS AN ADDENDUM TO THE CONTRACT OF EMPLOYMENT OF JOHN DRAHEIM AND FLAG TELECOM LIMITED ("FLAG") DATED 15 JANUARY 1999 ("THE CONTRACT")

Dear John:

EXECUTIVE RETENTION PROGRAM ("THE PROGRAM")

    The purpose of the Program is to retain executives who are critical to maintaining the ongoing operations of FLAG Telecom Holdings Limited and its group companies.

    You will become entitled to a sum of US$375,000 minus applicable tax withholding (the "RETENTION PAYMENT AMOUNT") on 9 April 2002 (the "PAYMENT DATE").

    Furthermore, you will be entitled to 0.375% of the Enterprise Value (as defined in the William M. Mercer Report addressed to John Draheim, "Enterprise value is defined as Working Capital + Market Value of Debt + Market Value of Equity") of FLAG Telecom Holdings Limited and its group companies over a threshold of US$150 million at the time a restructuring plan is decided upon by the Court in the context of the current restructuring of FLAG Telecom Holdings Limited.

    If you terminate your employment with FLAG or give notice to terminate your employment with FLAG prior to the decision on a restructuring plan by the Court then you will repay the net Retention Payment Amount to FLAG immediately.

    Furthermore, in respect of your notice entitlement from FLAG to determine your employment, the terms of the Contract are varied such that you are entitled to receive one year's base salary plus target bonus of 100% of one year's base salary if FLAG determines to end your employment without Good Cause.

    Good Cause means any of:

    (a) misconduct, serious or persistent breach of any of your obligations to FLAG or any FLAG group company;

    (b) refusal or neglect to comply with any lawful orders given to you by FLAG; or

    (c) your failure (without reasonable excuse) to perform your duties adequately under your employment contract or such duties as may reasonably be required by FLAG.

    If you agree to these revised terms please sign and return to me the attached copy of this agreement.


----------------------------                   ----------------------------

FOR AND ON BEHALF OF FLAG                      JOHN DRAHEIM

DATE -------------------                       DATE -------------------

                                  EXHIBIT F-4

                            EMPLOYMENT AGREEMENT OF
                                  ANDREW EVANS

6 December, 2001

Mr. Andrew Evans
154 Dora Lane
Wimbledon, London SW19 7HJ
England

Dear Andy:

I am pleased to confirm our offer of employment as Chief Technical Officer reporting to the Chairman and Chief Executive Officer, Andres Bande.

This offer is made subject to your acceptance of the terms and conditions of employment detailed below and in the Employee Handbook and its attachments that will be provided to you. It is also subject to you submitting to and successfully passing a medical examination by a FLAG appointed physician. The medical examination will include a drug screening.

This employment will commence on Monday, 14 January, 2002, and will be based at FLAG's 9 South Street, London office, but you will be required to and will agree to travel as necessary in the performance of your duties.

Your basic salary will be L150,000 per annum payable monthly in arrears.

You will be eligible to receive an annual bonus targeted at 100% of your annual base salary. Bonus earnings will be determined by the Chairman and Chief Executive Officer, based on your performance against specific objectives, which will be mutually agreed with you. It will be possible to exceed the target bonus amount.

The Chairman has committed to request the Board to grant you options of 166,667 new shares per the recent Board-approved proposal. Vesting will be based on service over a three year timeframe, with 55,556 shares vesting on the first anniversary of the date of grant, 55,556 shares vesting on the second anniversary of the date of grant and 55,555 shares vesting on the third anniversary of the date of grant. This award will be subject to the rules of the Long Term Incentive Plan. Full details of the scheme will be provided in the employment information to be provided for you.

Upon commencement of your employment, you will also be granted additional options of 150,000 shares with vesting based on service over a three year timeframe similar to that described above, with 50,000 shares vesting on the first anniversary of the date of grant, 50,000 shares vesting on the second anniversary of the date of grant and 50,000 shares vesting on the third anniversary of the date of grant.

FLAG will pay a one time sign on bonus of L75,000 which is repayable to FLAG in full should you voluntarily leave the Company within one year of your joining date. This sign on bonus is also contingent upon your being available to begin employment by 14 January, 2002 and may be rescinded should this start date not be achievable.

You will receive a transportation allowance of L700 per month, which will be paid monthly in arrears.

Your vacation entitlement will be 20 days per year (pro-rata for part years).

This offer is contingent upon a 3-month probationary period. During this period, either you or the Company can sever this relationship with four week's notice in writing. Upon successful completion of your probationary period, your notice period will be 6 months.

You will be entitled to participate in the FLAG employee benefits plan which provides Medical/Dental, Accident, and Disability insurance coverage. FLAG will take out Life Insurance for you in the amount of US$500,000 subject to FLAG's insurance carrier accepting the application. You will also be entitled to participate in the FLAG retirement scheme, a copy of which will be provided for you.

You will also be provided with a living allowance of L3,500 per month net of tax.

Andy, we look forward to welcoming you back to the FLAG team once again. If there is anything in this offer letter that needs further clarification, or if there are any unresolved issues concerning the terms of this agreement, please let me know.

Please sign and return one copy of this letter, the first page of the Employee Handbook, one copy of Appendix 4--Restrictive Covenants, one copy of Appendix 5--Insider Trading to indicate your acceptance of our offer and its associated terms and conditions.

Yours Sincerely,

JOHN L. DRAHEIM
VICE PRESIDENT INFORMATION
AND COMMUNICATIONS

SIGNED: ____________________________  DATE: _________________

THIS IS AN ADDENDUM TO THE CONTRACT OF EMPLOYMENT OF ANDREW EVANS AND FLAG TELECOM LIMITED ("FLAG") DATED 6 DECEMBER 2001 ("THE CONTRACT")

Dear Andy:

EXECUTIVE RETENTION PROGRAM ("THE PROGRAM")

The purpose of the Program is to retain executives who are critical to maintaining the ongoing operations of FLAG Telecom Holdings Limited and its group companies.

You will become entitled to a sum of US$375,000 minus applicable tax withholding (the "RETENTION PAYMENT AMOUNT") on 9 April 2002 (the "PAYMENT DATE").

Furthermore, you will be entitled to 0.375% of the Enterprise Value (as defined in the William M. Mercer Report addressed to John Draheim, "Enterprise value is defined as Working Capital + Market Value of Debt + Market Value of Equity") of FLAG Telecom Holdings Limited and its group companies over a threshold of US$150 million at the time a restructuring plan is decided upon by the Court in the context of the current restructuring of FLAG Telecom Holdings Limited.

If you terminate your employment with FLAG or give notice to terminate your employment with FLAG prior to the decision on a restructuring plan by the Court then you will repay the net Retention Payment Amount to FLAG immediately.

Furthermore, in respect of your notice entitlement from FLAG, the terms of the Contract are varied so that you are entitled to receive one year's base salary plus target bonus of 100% of one year's base salary if FLAG determines to end your employment without Good Cause.

Good Cause means any of:

misconduct, serious or persistent breach of any of your obligations to FLAG or any FLAG group company;

refusal or neglect to comply with any lawful orders given to you by FLAG; or

your failure (without reasonable excuse) to perform your duties adequately under your employment contract or such duties as may reasonably be required by FLAG.

If you agree to these revised terms please sign and return to me the attached copy of this agreement.

-------------------------------------------            ---------------------------------------------
FOR AND ON BEHALF OF FLAG                              ANDREW EVANS

DATE                                                   DATE

                                  EXHIBIT F-5

                            EMPLOYMENT AGREEMENT OF
                              MEHRDAD MANSOURPOUR

                              FLAG TELECOM LIMITED

                STATEMENT OF TERMS AND CONDITIONS OF EMPLOYMENT

      This document, sets out the principal terms and conditions of employment between;

                        Mehrdad Mansourpour ("Employee")
                                 Cherry Garden
                                 79 Maldon Road
                           Burnham-on-Crouch CM0 8NP

                                      and

                      FLAG Telecom Limited ("The Company")

           Your employment as Director of IT starts on 29th of June 1998.

            Date on which Contract of Employment issued 14th April 1998.

1.  JOB AND RESPONSIBILITIES AND PLACE OF EMPLOYMENT

    You are employed by the Company in the post of:

                                   Director of IT

    Any variation in your job title will be notified to you in writing.

    In this position you will report to the Chief Executive Officer, Andres
Bande.

    You will be given some written instructions concerning certain aspects of your job. It is the Company's intention that any oral or written instructions should serve as a guide to the major areas for which you will be accountable. Because of the nature of our business, these duties will inevitably vary and develop. The Company reserves the right at any time during your employment, upon reasonable notice, to require you to undertake any duties which fall within your capabilities.

    Your place of employment is at the UK FNOC office (Heathrow) but because of your part in the management team you will also be expected to maintain office facilities at 103 Mount Street, London, W1.

    Given the nature of your job you will be expected to travel to other locations as required.

2.  TERMS AND CONDITIONS OF EMPLOYMENT

    This document sets out the principal terms of your employment. The detailed rules, procedures and terms are outlined in this document and the Employee Handbook.

3.  REMUNERATION

    Your salary is L80,000 per annum payable monthly in arrears each calendar month subject to normal deductions of tax and national insurance. Your salary is paid by direct credit transfer to your personal bank. It will be your responsibility to ensure that the accounts department has a note of your Bank, Bank Account Number and Sort Code Number.

    Your salary will be reviewed annually and any change in salary will be at the entire discretion of the Company.

    You are entitled to a cash car allowance of L7,200 per annum payable monthly in arrears each calendar month. This allowance will be reviewed every three years.

    An itemised pay statement of your earnings and deductions will be sent to you at the end of each month.

4.  SIGN OFF BONUS

    You qualify for a signing on bonus of L15,000. This payment is taxable and will be paid within 14 days of you starting with FLAG.

5.  BONUS

    At present there is a discretionary bonus scheme which relates to your employment. You will be eligible for an annual bonus of up to 15% based on both Company performance, your individual performance and other objectives as agreed from time to time. Bonus targets applicable to your responsibilities may be set each year and if so, they will be agreed with you and confirmed in writing.

6.  PRIVATE MEDICAL INSURANCE

    The Company is investigating the provision of private medical insurance cover for you and your dependant family. The Company reserves the rights to implement or not such a scheme and to modify, amend or withdraw such a scheme at any time and will give you proper notice of any such change.

7.  EXPENSES

    In the event that you incur any expense directly in the performance of your duties, the Company will reimburse such reasonable expenses subject to production by you of satisfactory evidence in accordance with the Company's Expense policies, as in force from time to time.

8.  PENSION

    The Company is investing the provision of a pension scheme. If such a scheme is implemented details of the scheme will be sent to you. The Company contributions will be a minimum of 10% of salary.

9.  HOLIDAYS

    In any calendar year your entitlement will be a basic 25 working days. In addition you will be entitled to the eight statutory UK holidays. The entitlement is prorated for any part year worked.

10. HOURS OF WORK

    Normal business hours are 9:00 a.m. to 5:30 p.m., Monday to Friday inclusive. However, due to the particular need of your position in the Company, it is expected that you will work such hours as the demands of the job and needs of the business may require. No overtime is payable for any work done outside normal business hours.

11. SICKNESS OR INJURY

    If you are absent from work due to illness or injury and yet have carried out your responsibilities regarding notification of your absence, you may be entitled to sick pay. Any such payment will be inclusive of Statutory Sick Pay
(SSP). Each case is looked at individually and entitlement is at the Company's sole discretion.

    Company may at its entire discretion require you to undergo a medical examination by a doctor of the Company's choice at its expense.

12. CHANGE OF PERSONAL CIRCUMSTANCES

    It is very important that you inform the HR department of any changes to your personal circumstances such as change of address and/or telephone number, next of kin, bank details, dependants, marriage, gains of qualification, criminal convictions, etc.

13. REFERENCES

    Your employment is subject to receipt of satisfactory references and the Company's decision is final as to whether the references meet with its requirements. Your references will be taken up when you confirm your acceptance of the position unless you allow the Company to do so earlier. If any delay is incurred in receiving the references and should you commence employment whilst a reply is awaited, it is understood that your employment is terminable forthwith in the event of such references falling short of the Company's requirements. Every effort will be made to obtain references as quickly as possible.

    Your employment is subject to a satisfactory medical report by a Doctor nominated by the Company.

14. HEALTH AND SAFETY

    You are expected to comply with the Company regulations concerning health and safety at work.

15. NOTICE

    The Company agrees to give you 6 months written notice to terminate your contract, other than in cases of gross misconduct. The Company also reserves the right to make a payment in lieu of notice should it so wish.

    You are required to give 3 months written notice to terminate your contract. In any event if your employment has not terminated at any earlier date, it will automatically terminate (without further notice) at the end of the month following your 65th birthday.

16. COMPANY INDEMNITY

    Where any losses are sustained in relation to Company property or cash during the course of your employment caused through your carelessness, negligence or recklessness, the Company reserves the right to require you to repay all or part of the said losses, either by deduction from salary or by any other method acceptable to the Company.

17. OUTSIDE BUSINESS INTERESTS

    It is expected that you will devote your whole time and attention to the Company during your working time. During your employment with the Company you are not permitted to undertake any other employment during or outside working hours, whether paid or unpaid, without the prior written permission of the CEO nor are you permitted to have any interest in any business or undertaking which directly or indirectly competes with the same or a similar field of activity of the Company.

18. DUTY OF CONFIDENTIALITY

    18.1   COPY/MAKING ABSTRACTS, ETC.

    It is strictly forbidden to make any copy, abstract, summary or precis of the whole or part of any document belonging to the Company except where expressly authorised so to do or in the proper performance of your duties.

    18.2   DISCLOSING OR USING CONFIDENTIAL INFORMATION

    It is strictly forbidden whether during your employment with the Company or within two years after the end of employment howsoever determined, unless expressly authorised in writing by the Company, to disclose to any unauthorised person or use any confidential information relating to the business affairs or trade secrets of the Company or any associated company. This includes any details, whether personal or otherwise, about the Company's customers, actual, prospective or past.

    18.3   OUTSIDE COMMUNICATIONS

    It is strictly forbidden to make contact with or communicate with any member of the press or media or anyone so connected on behalf of the Company or any associated company unless in the proper performance of your duties or after obtaining the prior written permission of the CEO. It is also forbidden to publish any letters, articles (other than in your personal capacity) unless you have obtained prior permission in writing from your immediate manager.

    Failure to comply with any of the provisions (18, 1-3) above may, if the circumstances warrant, be regarded as gross misconduct for which you may be liable to summary dismissal.

    18.4   PROPERTY TO BE RETURNED ON TERMINATION

    You are required to deliver to the Company before the end of your employment or immediately after, should your employment terminate without notice, all correspondences, papers, documents, keys, credit card, cars and all property belonging to the Company. You will be required to sign an undertaking that all such property has been duly returned. Title to or copyright in all such correspondences, papers, documents and property shall rest in the Company.

19. RESTRICTIVE COVENANTS

    19.1   NON-SOLICITATION

    You will not for the period of twelve months immediately following the termination of your employment howsoever it is caused, whether on your own behalf or on behalf of any other person, firm or corporation, solicit custom from, deal with, accept orders from or supply (in connection with the trade and business of the Company or any associated company) any current, past or potential customer, client, supplier or contractor of the Company with whom you had any business dealings in the twelve months prior to the termination of your employment.

    You also agree that you will not, during your employment, make any contract, formal or otherwise, written or oral, to any of the Company's current, past or potential customers, clients, suppliers or contractors for any purpose other than for the legitimate business interests of the Company or any associated company. A purpose which is not regarded as legitimate for the purposes of this clause may include but is not limited to an intention on your part to set up a competing business or to work for a competitor after leaving the Company. A breach of this subclause may if the circumstances warrant it be regarded as gross misconduct for which you may be liable to summary dismissal.

    19.2   NON-ENTICEMENT

    You agree that at no time while you are in the Company's employment nor for one year after your employment ceases, will you approach any other employee of the Company with a view to him or her ceasing to be employed by the Company.

20. SECURITY AND DATA PROTECTION

    You will be required to ensure that all documents, papers, correspondence etc. are kept secure at all times and are carefully locked away at night and that all the security procedures are properly maintained at all times.

    You are not expected to take any papers or documents belonging to the Company home with you when you leave at the end of the day except where this is strictly necessary for the proper performance of your duties. Any unauthorised conduct in this respect which causes loss or damage to the Company or to any Customer will be regarded as serious misconduct for which you may be dismissed should the circumstances warrant it. The company is also required to observe all the requirements of the Data Protection Act 1984 in relation to the personal data of employees and of outside third parties who have dealings with the Company. You are required to acquaint yourselves with the provisions of this Act and to comply with all its requirements. You must also inform the Company's ER Department of any personal data that you may store on any personal computer in your department and to update the HR Department on a regular basis.

    You must ensure that proper procedures are followed for copying software and gaining access to computer systems, observing the requirements of the Computer Misuse Act 1990, the Copyright Act and Company rules.

21. GRIEVANCES AND DISCIPLINE

    If you have an individual problem or complaint about your work or relating to the Company as a whole, you must discuss this with your immediate manager who will do everything possible to resolve the problem. If an acceptable solution cannot be found, you may then refer the matter to your manager's manager in writing.

    You are also subject to the Company's disciplinary rules and procedures set out in the Employee Handbook. Details of the appeals procedure are also set out in the Handbook. These rules may be amended by the Company from time to time at its absolute discretion.

22. MATERNITY

    Any member of staff who becomes pregnant during the period of their employment may be eligible for Statutory Maternity Pay (SMP) or Company Maternity Pay and may also be entitled to Maternity Leave and the right to return to the same or similar job after the baby is born.

    Any eligible employee should inform the HR Manager or their immediate superior immediately when they know they are pregnant so that the correct procedure can be followed for claiming all the maternity benefits.

    Should the employee not return to work, notwithstanding that she has a statutory right to return, the contract will end either at the end of the statutory maternity leave period or on the last day of the Maternity Pay Period or the date on which she notifies the Company that she is not returning whichever is the later.

23. RULES, POLICIES AND PROCEDURES

    It is understood that you will be subject to all appropriate Group policies and procedures in force from time to time.

    MISCELLANEOUS

    Any amendments to this agreement will be notified to you in writing.

Signed  ----------------------------------
                                                           -------------------------------------------
For and on Behalf of FLAG Telecom Limited                  Date

    I have read, understood and accept the Terms and Conditions of Employment as stated and referred to in this document relevant to my employment with FLAG Telecom Limited

Signed  ----------------------------------
                                                           -------------------------------------------
                                                           Date

THIS IS AN ADDENDUM TO THE CONTRACT OF EMPLOYMENT OF MEHRDAD MANSOURPOUR AND FLAG TELECOM LIMITED ("FLAG") DATED 14 APRIL 1998 ("THE CONTRACT").

Dear Mehrdad:

    Executive Retention Program ("The Program")

    The purpose of the Program is to retain executives who are critical to maintaining the ongoing operations of FLAG Telecom Holdings Limited and its group companies.

    You will become entitled to a sum of US$375,000 minus applicable tax withholding (the "Retention Payment Amount") on 9 April 2002 (the "Payment Date").

    Furthermore, you will be entitled to 0.375% of the Enterprise Value (as defined in the William M. Mercer Report addressed to John Draheim, "Enterprise value is defined as Working Capital + Market Value of Debt + Market Value of Equity") of FLAG Telecom Holdings Limited and its group companies over a threshold of US$150 million at the time a restructuring plan is decided upon by the Court in the context of the current restructuring of FLAG Telecom Holdings Limited.

    If you terminate your employment with FLAG or give notice to terminate your employment with FLAG prior to the decision on a restructuring plan by the Court then you will repay the net Retention Payment Amount to FLAG immediately.

    Furthermore, in respect of your notice entitlement from FLAG in clause 15 of the Contract, the terms of the Contract are varied such that you are entitled to receive one year's base salary plus target bonus of 100% of one year's base salary if FLAG determines to end your employment without Good Cause.

    Good Cause means any of:

    (a) misconduct, serious or persistent breach of any of your obligations to FLAG or any FLAG group company;

    (b) refusal or neglect to comply with any lawful orders given to you by FLAG; or

    (c) your failure (without reasonable excuse) to perform your duties adequately under your employment contract or such duties as may reasonably be required by FLAG.

    If you agree to these revised terms, please sign and return to me the attached copy of this agreement.

-------------------------------------------        -------------------------------------------
For and on Behalf of FLAG                          Mehrdad Mansourpour

Date --------------------------------------        Date --------------------------------------

                                  EXHIBIT F-6

                            EMPLOYMENT AGREEMENT OF
                                EDWARD MCCORMACK

                STATEMENT OF TERMS AND CONDITIONS OF EMPLOYMENT

    This document sets out the principal terms and conditions of employment between:

    Edward MCCORMACK ("Employee") of 60 Chaucer Road, Crowthorne, Berks RG45 7QN

                                     -and-

  FLAG TELECOM HOLDINGS LIMITED ("the Company") whose registered office is at
            Suite 770, 48 Par-la-Ville Road, Hamilton HM11, Bermuda

    Date on which the Employee's employment began with the Company was 5 February 1996 and this document states the principal terms and conditions of the Employee's employment with Company for the term beginning 1 January 2002.

    In this Agreement the "Board" means the Board of Directors from time to time of the Company.

    "Associated Company" means a company which from time to time is a subsidiary or a holding company of the Company or a subsidiary (other than the Company) of a holding company of the Company. In this definition "subsidiary" and "holding company" have the same meanings as in Section 736 of the Companies Act 1985, as originally enacted.

1.  JOB AND RESPONSIBILITIES AND PLACE OF EMPLOYMENT

    You are employed by the Company in the post of:

                              Chief Operating Officer

    Any variation in your job title will be notified to you in writing.

    You shall exercise such duties in relation to the business of the Company as may from time to time be vested in or assigned to you by the Company. The Company reserves the right at any time during your employment, upon reasonable notice, to require you to undertake any duties which fall within your capabilities including serving as a member of the board of the Company.

    Your place of employment is Hamilton, Bermuda.

    During the continuance of your employment with the Company you may be required to travel to such places (whether in or outside the United Kingdom) and in such manner and on such occasion as the Company may from time to time decide.

2.  TERM OF APPOINTMENT

2.1 Subject to Clause 2.2 you shall serve the Company as Chief Operating Officer or in such other capacity of a like status as the Company may require for a fixed period of 3 years from 1 January 2002. Thereafter your employment may be terminated either by the Company giving to you not less than 60 days' notice in writing or by you giving to the Company not less than 60 days' notice in writing.

2.2 In the event that:

    (a) the Company terminates your employment without giving the notice specified in this clause 2 and for a reason other than those specified in clause 11.1 (b), (c) and (d); or

    (b) if within 1 month of a change in the control of the Company you resign terminating your employment with immediate effect where control has the meaning given to it in Section 840 of the Income and Corporation Taxes Act 1988 operative within England and the change in control of the Company is to a company that at the date of the change in control was not an Associated Company; or

    (c) when you give 60 days notice of resignation, such notice to expire after 31 December 2003 terminating your employment; or

    (d) the Company terminates your employment under clause 11.1(a) (incapacity)

    the Company shall pay a sum equal to two years' worth of your basic salary under this Agreement plus bonus of 100% of two years' basic salary SUBJECT TO all necessary deductions AND any entitlement in respect of your service during any unexpired fixed term or notice period under clause 2.1 shall not apply.

3.  REMUNERATION

    You will be paid a basic salary of USD$400,000 per annum payable monthly in arrears each calendar month subject to normal deductions of tax and national insurance in respect of the fulfilment of your duties as Chief Operating Officer. This salary will be paid by direct credit transfer to your personal bank. It will be your responsibility to ensure that the accounts department has a note of your Bank, Bank Account Number and Sort Code Number.

    Your salary will be reviewed annually for possible increase and any changes will be at the entire discretion of the Company. The Company is not obliged to increase your salary following such reviews.

    You will also be eligible to receive a bonus targeted at 100% of basic salary (pro rata for part years). Bonus earnings will be determined by the Chairman and Chief Executive Officer, based on your performance against specific objectives, which will be mutually agreed with you. It will be possible to exceed the target bonus amount.

    You will be entitled to a gross payment of US$120,000 per annum in respect of benefits to be selected at your discretion (subject to all approprite deductions).

    An itemised pay statement of your earnings and deductions will be sent to you at the end of each month.

    If your employment is terminated by the Company without cause (ie for a reason other than those specified in clause 11.1) or following a change of control (as referred to in clause 2.2(b)) then all options which you have been granted by the Company will vest and will be exercisable by you on or before 31 December 2011. In the event of your resignation of employment from the Company all vested options will be exercisable by you on or before 31 December 2011.

    You will be granted deferred stock units under the Long Term Incentive Plan ("Plan") in respect of one million ordinary shares in the Company. Such units will vest as to one quarter on 30 June 2002, one quarter on 31 December 2002, a further quarter on 30 June 2003 and the remaining quarter on 31 December 2003 subject to your continued employment with the Company at each date. The terms of such grant will be set out in a letter to you from the Chairman and Chief Executive Officer of the Company. The deferred stock units will at all times be subject to the provisions of the Plan.

    As an alternative to the deferred stock units or any of them it is agreed that the Company may elect that in place of the ordinary shares which would have vested in you on any of the above mentioned dates the Company pay a cash bonus to you equal to the value of the ordinary shares vesting in you on any of the above mentioned dates in place of the relevant ordinary shares and if the Company so elects and makes such a payment your entitlement in respect of the relevant ordinary shares will be extinguished and you will execute such documents as required by the Company to evidence such extinguishment.

    You are also entitled to the following payments net of all UK taxes:

    (a) a cash car allowance of US$26,000;

    (b) a housing allowance of US$120,000;

    (c) a children's education allowance of US$60,000

per annum payable in equal instalments monthly in arrears each calendar month. This will be paid by the Company along with your monthly salary.

4.  EXPENSES

    In the event that you incur any expense directly in the performance of your duties, the Company will reimburse such reasonable expenses, including first class air travel, subject to production by you of satisfactory evidence in accordance with the Company's Expenses policies, as in force from time to time.

5.  HOURS OF WORK

    There are no normal working hours for this employment and you will be required to work such hours and at such times as the Company reasonably considers necessary to meet the needs of the business and the efficient discharge of your duties.

6.  SICKNESS OR INJURY

    If you are absent from work due to illness or injury and you have carried out your responsibilities regarding notification of your absence, you may be entitled to sick pay. This will be continued payment of your normal salary (such payment to be inclusive of Statutory Sick Pay or social security benefits to which you may be entitled) for a total of up to 26 in any 52 consecutive weeks of employment under this Agreement. Entitlement to this sick pay is at the Company's sole discretion.

    The Company may at its entire discretion require you to undergo a medical examination by a doctor of the Company's choice at its expense.

    You authorise the doctor to disclose to the Company the results of the examination and discuss with it any matters arising from the examination as might impair you in properly discharging your duties.

7.  INSURANCES

    You will be provided cover for private health insurance for yourself and your dependents, life insurance in the amount of US$675,000 and other insurances in accordance with the Company's normal insurance policies.

8.  HEALTH AND SAFETY

    You are expected to comply with the Company regulations concerning health and safety at work.

9.  COPY/MAKING ABSTRACTS, ETC.

    It is strictly forbidden to make any copy, abstract, summary or precis of the whole or part of any document belonging to the Company except where expressly authorised so to do or in the proper performance of your duties.

10. OUTSIDE COMMUNICATIONS

    Other than in the proper performance of your duties or after obtaining the prior written permission of the CEO it is strictly forbidden to make contact with or communicate with any member of the press or media or anyone so connected on behalf of the Company or any Associated Company.

    Failure to comply with any of the provisions in this clause, and clause 9 above may, if the circumstances warrant, be regarded as gross misconduct for which you may be liable to summary dismissal.

11. TERMINATION OF EMPLOYMENT

11.1 In addition to the reasons for summary dismissal given in clauses 9 and 10 of this Agreement you will be liable to summary dismissal, if you:-

    (a) shall be or become incapacitated from any cause whatsoever from efficiently performing your duties hereunder for 6 consecutive months or for 26 weeks in aggregate in any period of 52 consecutive weeks; or

    (b) shall be guilty of misconduct or shall commit any serious or persistent breach of any of your obligations to the Company or any Associated Company (whether under this Agreement or otherwise); or

    (c) shall refuse or neglect to comply with any lawful orders given to you by the Company; or

    (d) shall fail, in the reasonable opinion of the Board, to perform your duties competently.

    If you are accused of any breach of 11.1 (b), (c) or (d) above you will be provided with written notice by the Board and given 14 days to explain the alleged conduct. If the Board finds that your explanation is unsatisfactory then the Company shall be entitled by notice in writing to you to terminate forthwith your employment under this Agreement.

    Any delay or forbearance by the Company in exercising any right of termination shall not constitute a waiver of it.

11.2 You shall be entitled to terminate your employment for "Good Reason" in the event of the Company or any Associated Company doing any of the following:-

    (a) diminishing your position below Chief Operating Officer of the Company or any of its Associated Companies, or your responsibilities, or requiring you to report to a person or entity other than the CEO of the Company;

    (b) breaching any material term of this Agreement.

    (c) Preventing you from performing your duties.

    In the event that you seek to terminate your employment pursuant to this section, you shall provide the Company with written notice of the specific reasons for such termination within 90 days of having knowledge of the event that is the basis for such termination and affording the Company 30 days to rectify the alleged complaint.

11.3 If you terminate your employment for Good Reason, the Company shall pay you a sum equal to two year's worth of your salary plus bonus under this Agreement subject to all necessary deductions. For the avoidance of doubt, any entiltlement in respect of clause 2.2, or in respect of your service during any unexpired fixed term or notice period under clause 2.1, shall not apply where you are entitled to the sum in this clause.

12. GRIEVANCES AND DISCIPLINE

    You are also subject to the Company's disciplinary rules and procedures set out in the Employee Handbook.

13. RULES, POLICIES AND PROCEDURES

    It is understood that you will be subject to all appropriate Group policies and procedures in force from time to time.

14. MISCELLANEOUS

    Any amendments to this agreement will be notified to you in writing.

    There are no collective agreements which directly affect the terms and conditions set out in this Agreement.

    Any notice may be given to you personally or to the Company Secretary (as the case may be) or may be posted to the Company (for the attention of its Secretary) at its registered office for the time being or to you either at your address given above or at your last known address. Any such notice shall be deemed served 48 hours after it was posted and in proving such notice it shall be sufficient to prove that the notice was properly addressed and put in the post.

    This Agreement shall be governed by and construed under Bermuda law and each of the parties hereby irrevocably agrees for the exclusive benefit of the Company that the Courts of Bermuda are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

Signed  ----------------------------------------   ----------------------------------------
        For and on Behalf of FLAG Telecom          Date
        Holdings Limited

    I have read, understood and accept the Terms and Conditions of Employment as stated and referred to in this document relevant to my employment with FLAG Telecom Limited

Signed  ----------------------------------------   ----------------------------------------
                                                   Date

    THIS IS AN ADDENDUM TO THE CONTRACT OF EMPLOYMENT OF EDWARD MCCORMACK AND FLAG TELECOM HOLDINGS LIMITED ("FLAG") DATED 30 NOVEMBER 2001 ("THE CONTRACT")

    Dear Ed:

EXECUTIVE RETENTION PROGRAM ("THE PROGRAM")

    The purpose of the Program is to retain executives who are critical to maintaining the ongoing operations of FLAG Telecom Holdings Limited and its group companies.

    You will become entitled to a sum of US$750,000 minus applicable tax withholding (the "RETENTION PAYMENT AMOUNT") on 9 April 2002 (the "PAYMENT DATE").

    Furthermore, you will be entitled to 0.75% of the Enterprise Value (as defined in the William M. Mercer Report addressed to John Draheim, "Enterprise value is defined as Working Capital + Market Value of Debt + Market Value of Equity") of FLAG Telecom Holdings Limited and its group companies over a threshold of US$150 million at the time a restructuring plan is decided upon by the Court in the context of the current restructuring of FLAG Telecom Holdings Limited.

    If you terminate your employment with FLAG or give notice to terminate your employment with FLAG prior to the decision on a restructuring plan by the Court then you will repay the net Retention Payment Amount to FLAG immediately.

    FLAG considers that the current change of control language in Clause 2.2(b) ("Change of Control") in the Contract linked to payment is not triggered by the Court's decision on a restructuring plan, its implementation, or any part of such process. In the event that such restructuring is held to be a Change of Control at some future date, the Retention Payment Amount will be deducted from any entitlement in the event of a Change of Control.

    If you agree to these revised terms please sign and return to me the attached copy of this agreement.

-----------------------------------------------
FOR AND ON BEHALF OF FLAG

Date
       ----------------------------------------

-----------------------------------------------
EDWARD MCCORMACK

Date
       ----------------------------------------

                                  EXHIBIT F-7

                            EMPLOYMENT AGREEMENT OF
                               ADNAN OTHMAN OMAR

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made as of 1 April, 2002, between Adnan Othman Omar (the "Employee") an individual whose address is P.O. Box 1506, Jeddah, Saudi Arabia, and FLAG Telecom Holdings Limited ("FLAG Telecom"), a Bermuda company having its registered office at Cedar House, 41 Cedar Avenue, Hamilton, HM 12, Bermuda.

                                  WITNESSETH:

WHEREAS, FLAG Telecom desires to employ the Employee as an Advisor to FLAG Telecom; and

WHEREAS, the Employee desires to be so employed for FLAG Telecom.

NOW, THEREFORE, in consideration of the recitals and of the mutual promises and agreements in this Agreement, the parties agree:

1.  SCOPE OF WORK

    The Employee agrees to act as President of the FLAG Telecom Development Company and Advisor to the Chairman and Chief Executive Officer ("CEO") of FLAG Telecom for global operations. The Employee shall be a director of FLAG Telecom.

2.  COMPENSATION/WORK ARRANGEMENTS

    (a) The Employee shall report to the work location or locations designated by FLAG Telecom, on the date(s) designated by FLAG Telecom.

    (b) The Employee shall be paid a salary of US$360,000 per annum payable monthly in arrears for services hereunder. Payment of such salary is to commence on 30 April 2002.

    (c) On 1st January 2002 FLAG Telecom granted the Employee an option to purchase 300,000 shares in FLAG Telecom. The exercise price of these shares shall be the closing price of FLAG Telecom shares as on the day preceding the date of grant. Such option grant shall be governed by the rules of FLAG Telecom's Long-Term Incentive Plan, the special rules for Board members, and shall, subject to such rules and to the terms and conditions of a grant certificate substantially in the form attached hereto, vest in equal instalments of 150,000 on 1st January 2003 and 1st January 2004 provided this Agreement has not been terminated for cause.

    (d) During the term hereto FLAG Telecom shall maintain at FLAG Telecom's expense medical and life insurance for the Employee in accordance with FLAG Telecom's insurance policy given to Senior Executives.

    (e) FLAG Telecom shall reimburse the Employee for actual and reasonable out of pocket business expenses and reasonable living expenses (hotel, meals, etc.) incurred by the Employee in connection with his employment hereunder, such expenses to include travel expenses, telephone, fax and/or courier charges which are related to the business of FLAG Telecom. First class travel is authorised and all expenses claimed for reimbursement will be submitted to the CEO for approval for subsequent payment by FLAG Telecom.

    (f) The Employee will be eligible to receive a bonus of up to US$250,000 each year ("the Bonus") as reasonably determined by the Chairman and Chief Executive Officer and payable in instalments every six months based on the Employee's performance against the specific objectives attached in Appendix A.

    (g) FLAG Telecom shall provide the Employee with a living allowance, transportation and miscellaneous expense allowance of US$17,000 per month net of tax.

    (h) The Employee will be reimbursed for home leave travel, including business class airfare, for himself and his family once a year.

    (i) Save as otherwise stated all payments made and all benefits provided under this Agreement will be subject to all applicable payroll taxes and deductions.

    (j) The Employee will be entitled to 5 weeks paid holiday per year to be taken at such times as the CEO may agree.

3.  TAXES

    a) FLAG Telecom will provide tax equalisation to the Employee such that the Employee will not be required to pay any more tax on the sums paid under this particular Agreement by FLAG Telecom had they been earned in Jeddah.

    b) FLAG Telecom will reimburse to the Employee the reasonable cost of preparing the Employee's tax returns for both Jeddah and in either Dubai or Egypt to the extent that they relate to sums paid under this particular Agreement.

4.  FLAG INFORMATION

    Information that is furnished to the Employee under this Agreement or that the Employee comes into contact with on FLAG Telecom premises or on the premises of any relevant Affiliate or under FLAG Telecom's or any such relevant Affiliate's control ("FLAG Information"), shall remain the property of FLAG Telecom or the relevant Affiliate. All copies of FLAG Information in written, graphic or other tangible form shall be returned to FLAG Telecom at its request. Unless such FLAG Information was previously known to the Employee free of any obligation to keep it confidential, or has been or is subsequently made public by FLAG Telecom, or a third party without breach of any agreement, it shall be kept confidential by the Employee and such information shall be used only in performing services under this Agreement, and may not be used or disclosed to any other person, entity or for other purposes except upon such terms as may be agreed upon between the Employee and FLAG Telecom in writing. FLAG Telecom may require the Employee to sign a separate written agreement protecting FLAG Information.

5.  NO CONFLICT OF INTEREST

    The Employee represents and warrants to FLAG Telecom that the Employee is free to undertake the obligations required by this Agreement and that there is no conflict of interest between The Employee's performance of this Agreement and any other obligation the Employee may have to other parties.

6.  GOVERNMENT LAWS AND REGULATIONS

    The Employee agrees, to the best of his ability, to comply with all applicable laws of the jurisdictions in which services are performed under this Agreement. The Employee also agrees to comply with all applicable US federal, state or local laws, and regulations, including, but not limited to, all applicable requirements of the US Foreign Corrupt Practices Act of 1977, as amended. Without limiting the generality of the foregoing obligations, the Employee shall not use any part of the compensation paid pursuant to this Agreement to make any payment or gift directly or indirectly to any employee, officer or representative of any foreign government, political party or candidate for political office under circumstances in which such payment could constitute a bribe, kickback or illegal payment under United States or applicable non-US laws. The Employee agrees that any violation of US laws by the Employee shall entitle FLAG Telecom to terminate this Agreement. The Employee agrees that he will not, in connection with the performance of services hereunder, discriminate against any person on account of race, colour, religion, sex or national origin.

7.  AMENDMENTS

    No modification, alteration or amendment of this Agreement shall be effective unless contained in a writing signed by both parties and specifically referring hereto.

8.  LENGTH OF AGREEMENT/TERMINATION

    This Agreement shall continue for a period of two years (the "Fixed Term") from 1 April 2002.

    Notwithstanding the "Fixed Term", the Employee may terminate this Agreement by 60 days' written notice to FLAG Telecom. On such termination FLAG Telecom will not pay any further salary, or allowances or provide any benefit to the Employee.

    FLAG Telecom may terminate this Agreement at any time during the two years (the "Fixed Term") from 1 April 2002 and will pay to the Employee the salary and allowances in clause 2 for the unexpired period of this Agreement together with the Bonus maximum for the year in which this Agreement terminates.

    In the event of a change in Control the Employee will be entitled to resign within 30 days of the change in Control and receive payment of the salary and allowances in clause 2 together with the Bonus maximum for the unexpired period of the Fixed Term from FLAG Telecom.

    Control has the meaning given to in Section 840 of the Income and Corporate Taxes Act 1988, where the company that gained control of FLAG was not at the date of the change in Control a Group Company of FLAG. Group Company means any company which for the time being is a holding company of FLAG or a subsidiary of FLAG (both as defined by S.736 of the Companies Act 1985) or a subsidiary of a holding company (as defined).

9.  TERMS OF EMPLOYMENT

    The Employee agrees to be bound by the terms of the enclosed Employee Handbook and its attachments which will form part of the contract of employment between the parties. Without prejudice to the generality of the foregoing the Employee specifically agrees to be bound by Appendix 4 {Restrictive Covenants} and Appendix 5 {Insider Trading} of the Employee Handbook.

10. CHOICE OF LAW AND JURISDICTION

    This Agreement shall be governed by, and construed in accordance with, the laws of England and subject to the jurisdiction of the English Courts.

10. ENTIRE AGREEMENT

    This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and all agreements for services and merges and supersedes all prior discussions and writings with respect thereto which shall be deemed to have been terminated by mutual consent with no liability to FLAG Telecom.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

The Employee                                   FLAG Telecom Holdings Limited

--------------------------------------------   --------------------------------------------
By                                             By

                                   APPENDIX A

SPECIFIC OBJECTIVES TO BE MET BY THE EMPLOYEE:

1.  Advise CEO on Global Operations

    - Advise on key issues

    - Monitor specific locations or problems

    - Participate in strategic direction meetings

    - Represent FLAG Telecom in key events/conferences/meetings

2.  President of Development Company

    - Develop FLAG WEB project

       - Co-ordinate and obtain financing

       - Co-ordinate and obtain equity contributions

       - Work together with VP of FLAG Middle East on presales

       - Negotiate with partners and suppliers

       - Direct technical, economic feasibility and surveys

       - Close financing by mid 2002

       - Organise and lead project team

       - Propose future organisation and process

3.  Serve on the Board of FTHL as member of management

THIS IS AN ADDENDUM TO THE CONTRACT OF EMPLOYMENT OF ADNAN OTHMAN OMAR AND FLAG TELECOM HOLDINGS LIMITED ("FLAG") DATED 1 APRIL, 2002 ("THE CONTRACT")

Dear Adnan:

EXECUTIVE RETENTION PROGRAM ("THE PROGRAM")

The purpose of the Program is to retain executives who are critical to maintaining the ongoing operations of FLAG Telecom Holdings Limited and its group companies.

You will become entitled to a gross sum of US$650,000 (the "RETENTION PAYMENT AMOUNT") on 9 April 2002 (the "PAYMENT DATE"). Any applicable taxes on this amount will be your responsibility.

Furthermore, you will be entitled to 0.75% of the Enterprise Value (as defined in the William M. Mercer Report addressed to John Draheim, "Enterprise value is defined as Working Capital + Market Value of Debt + Market Value of Equity") of FLAG Telecom Holdings Limited and its group companies over a threshold of US$150 million at the time a restructuring plan is decided upon by the Court in the context of the current restructuring of FLAG Telecom Holdings Limited.

If you terminate your employment with FLAG or give notice to terminate your employment with FLAG prior to the decision on a restructuring plan by the Court then you will repay the Retention Payment Amount to FLAG immediately.

FLAG considers that the current change in control language in Clause 8 ("Change in Control") of the Contract linked to payment is not triggered by the Court's decision on a restructuring plan, its implementation, or any part of such process. In the event that such restructuring is held to be a Change in Control at some future date, the Retention Payment Amount will be deducted from any entitlement in the event of a Change in Control.

If you agree to these revised terms please sign and return to me the attached copy of this agreement.

------------------------------------------------------------------
FOR AND ON BEHALF OF FLAG
DATE
------------------------------------------------------------------

------------------------------------------------------------------
ADNAN OTHMAN OMAR
DATE
------------------------------------------------------------------

                                  EXHIBIT F-8

                            EMPLOYMENT AGREEMENT OF
                                 KEES VAN OPHEM

31 August 2001

Mr. C. J. van Ophem
Bofeld
6340 Baar
CH-8004 Zurich

Dear Kees:

    I am pleased to confirm our offer of employment as General Counsel reporting to the Chairman and Chief Executive Officer, Andres Bande.

    This offer is made subject to a work permit being granted, and your acceptance of the terms and conditions of employment detailed below and in the Employee Handbook and its attachments already sent to you. It is also subject to you submitting to and successfully passing a medical examination by a FLAG appointed physician. The medical examination will include a drug screening.

    This employment will be based at FLAG's 9 South Street, London office once a work permit has been obtained. In the meantime you may be required to work temporarily at another location. FLAG will reimburse actual and reasonable expenses in connection with business travel or temporary stay at an interim location pending relocation.

    Your basic salary will be US$270,000 per annum payable monthly in arrears.

    You will be eligible to receive a bonus targeted at 100% of base salary (pro rata for part years). Bonus earnings will be determined by the Chairman and Chief Executive Officer, based on your performance against specific objectives, which will be mutually agreed with you. It will be possible to exceed the target bonus amount.

    At the date of this agreement, FLAG Telecom grants you options of 100,000 shares. Vesting will be based on service over a minimum three year timeframe, with no more than 33,333 shares vesting on the first anniversary of the date of grant, 33,333 shares vesting on the second anniversary of the date of grant and 33,334 shares vesting on the third anniversary of the date of grant. The price of the options is set on the day of this agreement. This award will be subject to the rules of the Long Term Incentive Plan. Full details of the scheme will be provided in the employment information attached.

    Following your first year anniversary with FLAG, you will also be granted additional options of 120,000 shares with no more than 40,000 shares vesting each year over a minimum three year timeframe similar to that described above.

    FLAG will pay a one time sign on bonus of US$120,000 which is repayable to FLAG in full should you voluntarily leave the Company within one year of your joining date.

    You will receive a transportation allowance of L900 per month, which will be paid monthly in arrears.

    FLAG will reimburse the reasonable cost of moving your household effects from Switzerland to the UK, subject to the Company being able to select from two quotations provided by you, and similarly on return. The Company will also provide business class air travel for you and your wife for a pre-move visit to secure accommodations. We will also pay for the relocation and final demobilisation costs for you and your family back to a location of your choice in Europe.

    Your vacation entitlement will be 20 days per year (pro-rata for part years).

    In the unlikely event that FLAG determines to end your employment without cause, we will provide you with 6 months notice in writing unless, during the first 12 months of employment, such termination results from a "change in control" in which case we will provide you with 12 months' notice in writing. You will also be required to provide FLAG with 6 months notice in writing if you care to separate your employment with FLAG at your request.

    You will be entitled to participate in the FLAG employee benefits plan which provides Medical/ Dental, Accident, and Disability insurance coverage. FLAG will take out Life Insurance for you in the amount of US$500,000 subject to FLAG's insurance carrier accepting the application. You will also be entitled to participate in the FLAG retirement scheme, a copy of which is also attached for your information.

    You will also be provided with the following:

    - An accommodation allowance of US$6,000 per month net of tax.

    - Reimbursement of education costs from grades K to 12 for your school age children, subject to review and approval by the Company.

    - Reimbursement of the cost of preparing your tax returns for the UK and Switzerland.

    This offer is made subject to certain conditions being met, and will become null and void following one of the following two occurrences:

    1. The offer and its associated terms and conditions has not been accepted by close of business on 31 August, 2001, or

    2. The offer and its associated terms and conditions is accepted but you are unable to be available to begin employment by 1 October, 2001, the expiration date of this offer.

    I look forward to welcoming you to the FLAG team.

    Please sign and return one copy of this letter, the first page of the Employee Handbook, one copy of Appendix 4--Restrictive Covenants, one copy of Appendix 5--Insider Trading and the names and addresses of two business referees to indicate your acceptance of our offer and its associated terms and conditions.

Yours sincerely,

JOHN L. DRAHEIM
VICE PRESIDENT ADMINISTRATION

Signed:                                        Date:
          ----------------------------------           ----------------------------------

THIS IS AN ADDENDUM TO THE CONTRACT OF EMPLOYMENT OF C. J. VAN OPHEM AND FLAG
  TELECOM LIMITED ("FLAG") DATED 31 AUGUST 2001 ("THE CONTRACT")

Dear Kees:

EXECUTIVE RETENTION PROGRAM ("THE PROGRAM")

    The purpose of the Program is to retain executives who are critical to maintaining the ongoing operations of FLAG Telecom Holdings Limited and its group companies.

    You will become entitled to a sum of US$500,000 minus applicable tax withholding (the "RETENTION PAYMENT AMOUNT") on 9 April 2002 (the "PAYMENT DATE").

    Furthermore, you will be entitled to 0.375% of the Enterprise Value (as defined in the William M. Mercer Report addressed to John Draheim, "Enterprise value is defined as Working Capital + Market Value of Debt + Market Value of Equity") of FLAG Telecom Holdings Limited and its group companies over a threshold of US$150 million at the time a restructuring plan is decided upon by the Court in the context of the current restructuring of FLAG Telecom Holdings Limited.

    If you terminate your employment with FLAG or give notice to terminate your employment with FLAG prior to the decision on a restructuring plan by the Court then you will repay the net Retention Payment Amount to FLAG immediately.

    Furthermore, in respect of your notice entitlement from FLAG to terminate your employment without cause, the terms of the Contract are varied so that you are entitled to receive one year's base salary plus target bonus of 100% of one year's base salary if FLAG determines to end your employment without Good Cause. Such entitlement will not be affected by the previous change in control reference in the Contract.

    Good Cause means any of:

    (a) misconduct, serious or persistent breach of any of your obligations to FLAG or any FLAG group company;

    (b) refusal or neglect to comply with any lawful orders given to you by FLAG; or

    (c) your failure (without reasonable excuse) to perform your duties adequately under your employment contract or such duties as may reasonably be required by FLAG.

    If you agree to these revised terms please sign and return to me the attached copy of this agreement.

--------------------------------------------  --------------------------------------------
FOR AND ON BEHALF OF FLAG                     C. J. VAN OPHEM

Date                                          Date
        -----------------------------------           -----------------------------------

                                  EXHIBIT F-9

                            EMPLOYMENT AGREEMENT OF
                                 SCOTT ROWSWELL

16 February, 2002

Scott Rowswell
3700 Lippizaner Court
Flower Mound, TX 75028
USA

Dear Scott,

    I am pleased to confirm our offer of employment as President Networks reporting to Andres Bande, Chairman and Chief Executive Officer.

    This offer is made subject to your acceptance of the terms and conditions of employment detailed below and in the enclosed Employee Handbook and its attachments. It is also subject to you submitting to and successfully passing a medical examination by a FLAG appointed physician. The medical examination will include a drugs test.

    This employment will be based at FLAG's Sovereign Court office. FLAG will reimburse actual and reasonable expenses in connection with business travel or temporary stay at an interim location pending relocation.

    Your basic salary will be L212,165 per annum payable monthly in arrears.

    You will be eligible to receive a bonus targeted at 100% of base salary. Bonus earnings will be determined by the Chairman and Chief Executive Officer based on your performance against project specific objectives, which will be agreed with you. It will be possible to exceed the target bonus amount.

    Upon commencement of employment, you will be granted options of 200,000 shares. Vesting will be based on service over a minimum three year timeframe, with 66,333 shares vesting on the first anniversary of the date of grant, 66,333 shares vesting on the second anniversary of the date of grant and 66,334 shares vesting on the third anniversary of the date of grant. The price of the options will be set on the last day of the month that you join FLAG. Annual grants in years 2003 and beyond will be in accordance with the Long Term Incentive Plan and as approved by the board. All options will vest immediately upon a change of management control or ownership control coming into effect. This award will be subject to the rules of the Long Term Incentive Plan. Full details of the scheme will be provided in the employment information attached.

    FLAG will reimburse the reasonable cost of moving your household effects, including up to 1 car, from the US to the UK, subject to the company being able to select from two quotations provided by you, and similarly on return. The company will also provide business class air travel for you and your wife for a pre-move visit and to secure accommodations and for your family to travel to and from the UK at the start and end of your employment with FLAG. We will also pay for relocation and final demobilisation costs for you and your family back to the US or Canada. FLAG will pay a lump sum relocation allowance of L14,150 net of tax to be paid at the start of employment.

    Your vacation entitlement will be 20 days per calendar year (pro-rata for part years).

    You will receive 12 months written notice in the event that your employment is terminated for any reason other than cause following the execution of this agreement, including termination due to a change of management control or ownership control of FLAG which will be considered as a termination without cause event. You will provide FLAG with 6 months' notice in writing if you care to separate your employment with FLAG at your request.

    You will be entitled to participate in the FLAG employee benefits plan which provides Medical/Dental, Accident, and Disability insurance coverage. FLAG will take out Life Insurance for you in the amount of L353,607 subject to FLAG's insurance carrier accepting the application. You will also be entitled to participate in the FLAG retirement scheme, a copy of which is also attached for your information.

    The following benefits will be provided to you:

    - An accommodation allowance of L5,200 per month net of tax paid monthly in arrears on the last pay period of the month.

    - A transportation allowance of L600 per month gross of tax paid monthly in arrears on the last pay period of the month.

    - Reimbursement of education costs through to Secondary school graduation for your school age children, subject to review and approval by the Company.

    - Reimbursement of the cost of preparing your tax returns for both the UK (and the US if applicable).

    The terms of this agreement are eligible to be reviewed by FLAG on an annual basis so that adjustment in the allowances provided can be made as required to accommodate inflationary changes.

    This offer is also contingent upon certain other conditions being met and will become null and void if these conditions cannot be met:

1.  Employment start date is 1 April, 2002.

2. IT and the CIO will continue to report directly to the CEO. However, you will have overall project responsibility and accountability for the selection, scope and completion dates of project activities requiring IT deliverables which are within the scope of the Networks organisation to cover OSSs and database completion projects which are necessary to complete the work program deliverables according to the Networks' requirements.

3. You will be available for a special consultancy until the start date of 1 April, 2002 and such consultancy shall begin no earlier than 18 February, 2002, shall be for a minimum of 10 days duration with remuneration of L1,060 per day plus reimbursement for relevant expenses on provision of original receipts.

    Scott, I look forward to welcoming you to the FLAG team. If there is anything in this offer letter that needs further clarification, or if there are any unresolved issues concerning the terms of this agreement, please let me know.

    Please sign and return one copy of this letter, the first page of the Employee Handbook, one copy of Appendix 4--Restrictive Covenants, one copy of Appendix 5--Insider Trading and the names and addresses of two business referees to indicate your acceptance of our offer and its associated terms and conditions.

Yours sincerely,

JOHN L. DRAHEIM
VICE PRESIDENT INFORMATION AND COMMUNICATIONS

Signed: ____________________________________  Date: Feb 18 2002

    THIS IS AN ADDENDUM TO THE CONTRACT OF EMPLOYMENT OF SCOTT ROWSWELL AND FLAG TELECOM LIMITED ("FLAG") DATED 16 FEBRUARY 2002 ("THE CONTRACT")

Dear Scott:

EXECUTIVE RETENTION PROGRAM ("THE PROGRAM")

    The purpose of the Program is to retain executives who are critical to maintaining the ongoing operations of FLAG Telecom Holdings Limited and its group companies.

    You will become entitled to a sum of US$180,000 minus applicable tax withholding (the "RETENTION PAYMENT AMOUNT") on 9 July 2002 (the "PAYMENT DATE") subject to your satisfactorily completing the 30, 60 and 90 day, 2002, objectives to which you have agreed and also subject to approval by the Court to make such a payment.. The determination of whether these objectives have been satisfactorily completed will be made by your supervisor, the CEO and Chairman.

    Furthermore, you will be entitled to 0.375% of the Enterprise Value (as defined in the William M. Mercer Report addressed to John Draheim, "Enterprise value is defined as Working Capital + Market Value of Debt + Market Value of Equity") of FLAG Telecom Holdings Limited and its group companies over a threshold of US$150 million at the time a restructuring plan is decided upon by the Court in the context of the current restructuring of FLAG Telecom Holdings Limited.

    If you terminate your employment with FLAG or give notice to terminate your employment with FLAG prior to the decision on a restructuring plan by the Court then you will repay the net Retention Payment Amount to FLAG immediately.

    Furthermore, in respect of your notice entitlement from FLAG to terminate your employment without cause, the terms of the Contract are varied so that you are entitled to receive one year's base salary plus target bonus of 100% of one year's base salary if FLAG determines to end your employment without Good Cause. Such entitlement will not be affected by the previous change in control reference in the Contract.

Good Cause means any of:

    (a) misconduct, serious or persistent breach of any of your obligations to FLAG or any FLAG group company;

    (b) refusal or neglect to comply with any lawful orders given to you by FLAG; or

    (c) your failure (without reasonable excuse) to perform your duties adequately under your employment contract or such duties as may reasonably be required by FLAG.

    If you agree to these revised terms please sign and return to me the attached copy of this agreement.


--------------------------------                                 --------------------------------
FOR AND ON BEHALF OF FLAG                                        SCOTT ROWSWELL
DATE ----------------                                            DATE ----------------

                                  EXHIBIT G-1

                              SELECTED HISTORICAL
                             CONSOLIDATED FINANCIAL
                                  INFORMATION

FLAG TELECOM HOLDINGS LIMITED

Report of Independent Public Accountants (Arthur Andersen)
Consolidated Balance Sheets as of December 31, 2001 and
  December 31, 2000
Consolidated Statements of Operations for the years ended
  December 31, 2001 and 2000, and the period from incorporation to December 31, 1999
Consolidated Statements of Comprehensive Income for the years ended December 31, 2001 and 2000, and the period from incorporation to December 31, 1999
Consolidated Statements of Shareholders' Equity for the years ended December 31, 2001 and 2000, and the period from incorporation to December 31, 1999
Consolidated Statements of Cash Flows for the years ended
  December 31, 2001 and 2000, and the period from incorporation to December 31, 1999
Notes to the Consolidated Financial Statements

FLAG LIMITED

Report of Independent Public Accountants (Arthur Andersen)
Consolidated Statements of Operations for the period from
  January 1, 1999 to February 26, 1999 (audited)
Consolidated Statements of Comprehensive Income for the
  period from January 1, 1999 to February 26, 1999 (audited)
Consolidated Statements of Shareholders' Equity for the
  period from January 1, 1999 to February 26, 1999 (audited)
Consolidated Statements of Cash Flows for the period from
  January 1, 1999 to February 26, 1999 (audited)
Notes to Consolidated Financial Statements

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE SHAREHOLDERS OF FLAG TELECOM HOLDINGS LIMITED:

    We have audited the accompanying consolidated balance sheets of FLAG Telecom Holdings Limited, a Bermuda company ("FLAG Telecom"), and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, comprehensive income, shareholders' equity and cash flows for the years ended December 31, 2001 and 2000, and the period from incorporation to December 31, 1999. These financial statements are the responsibility of FLAG Telecom's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States and all applicable professional and firm auditing standards, including quality control standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FLAG Telecom and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years ended December 31, 2001 and 2000, and the period from incorporation to December 31, 1999, in conformity with accounting principles generally accepted in the United States.

    The accompanying financial statements have been prepared assuming that FLAG Telecom will continue as a going concern. As discussed in note 1 to the consolidated financial statements, FLAG Telecom has determined that it will not make the interest payments on its 11 5/8% senior notes, due on March 30, 2002. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should FLAG Telecom be unable to continue as a going concern.

    Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules in Item 14 are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

Arthur Andersen
Hamilton, Bermuda
March 28, 2002

                 FLAG TELECOM HOLDINGS LIMITED AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 2001 AND 2000
     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                 2001         2000
                                                              ----------   ----------
ASSETS:
Current assets:
  Cash and cash equivalents.................................  $  424,174   $  919,709
  Accounts receivable, net of allowance for doubtful
    accounts of $4,099 (2000--$5,289).......................     154,000      141,221
  Prepaid expenses and other assets.........................      66,205       23,591
  Interest rate collars.....................................          57           --
                                                              ----------   ----------
                                                                 644,436    1,084,521
Goodwill (2000--net of accumulated amortization of $139)....          --       31,463
Restricted cash.............................................     321,195      372,808
Capitalized financing costs, net of accumulated amortization
  of $8,543 (2000--$5,783)..................................      27,872       28,949
Deferred tax asset..........................................       2,940           --
Construction in progress....................................     315,718      514,875
Other long term assets, net.................................     157,427       12,348
Property and equipment, net.................................   2,007,078    1,033,800
                                                              ----------   ----------
                                                              $3,476,666   $3,078,764
                                                              ==========   ==========
LIABILITIES:
Current liabilities:
  Accrued construction costs................................  $   67,084   $   49,138
  Accounts payable..........................................     112,183      163,109
  Accrued liabilities.......................................     109,684       65,702
  Deferred revenue and other................................     173,000       51,597
  Cross currency swaps......................................       7,226           --
  Income taxes payable......................................      13,686        4,479
  Short-term debt...........................................     556,078           --
                                                              ----------   ----------
                                                               1,038,941      334,025
Long-term debt..............................................     767,953    1,139,002
Deferred revenue and other..................................   1,236,951      594,759
Deferred taxes..............................................       2,901        3,371
                                                              ----------   ----------
                                                               3,046,746    2,071,157
SHAREHOLDERS' EQUITY:
Common stock, $.0006 (2000--$.0006) par value, 300,000,000
  (2000--300,000,000) authorized and 134,139,046
  (2000--134,061,920) issued and outstanding................          80           80
Additional paid-in capital..................................   1,112,668    1,112,173
Deferred stock compensation.................................         (51)      (2,058)
Accumulated other comprehensive income......................       5,165        2,364
Accumulated deficit.........................................    (687,942)    (104,952)
                                                              ----------   ----------
                                                                 429,920    1,007,607
                                                              ==========   ==========
                                                              $3,476,666   $3,078,764
                                                              ==========   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                 FLAG TELECOM HOLDINGS LIMITED AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000,
             AND THE PERIOD FROM INCORPORATION TO DECEMBER 31, 1999
     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                            2001          2000          1999
                                                         -----------   -----------   ----------
REVENUES:
  Capacity revenue, net of discounts...................  $    80,081   $    36,765   $  105,612
  Operations and maintenance revenue...................       58,764        40,942       26,818
  Network services revenue.............................       49,478        21,599           --
                                                         -----------   -----------   ----------
                                                             188,323        99,306      132,430
EXPENSES:
  Cost of capacity sold................................           --            --       41,349
  Operations and maintenance cost (including non-cash
    stock compensation expense of $513
    (2000--$1,845))....................................       47,545        32,298       26,201
  Network expenses.....................................       58,228        13,036           --
  Sales and marketing (including non-cash stock
    compensation expense of $333 (2000--$1,164)).......       17,349        12,744       11,096
  General and administrative (including non-cash stock
    compensation expense of $1,161 (2000--$4,221)......       46,394        39,189       22,901
  Asset impairment and restructuring...................      387,169            --           --
  Depreciation and amortization........................      131,910        79,414       11,133
                                                         -----------   -----------   ----------
                                                             688,595       176,681      112,680
OPERATING (LOSS)/INCOME................................     (500,272)      (77,375)      19,750
INCOME FROM INVESTMENT IN FLAG ATLANTIC LIMITED........           --         4,717          361
INTEREST EXPENSE.......................................     (109,156)     (102,543)     (45,062)
FOREIGN CURRENCY (LOSS)/GAIN...........................       (7,871)       17,014           --
INTEREST INCOME........................................       43,002        69,817        7,188
LOSS BEFORE MINORITY INTEREST AND INCOME TAXES.........     (574,297)      (88,370)     (17,763)
MINORITY INTEREST......................................           --            --        3,826
LOSS BEFORE INCOME TAXES...............................     (574,297)      (88,370)     (13,937)
PROVISION FOR INCOME TAXES.............................       (7,402)       (1,096)      (1,549)
                                                         -----------   -----------   ----------
NET LOSS BEFORE CUMULATIVE EFFECT OF ADOPTION OF SFAS
  No. 133..............................................     (581,699)      (89,466)     (15,486)
CUMULATIVE EFFECT OF ADOPTION OF SFAS No. 133..........       (1,291)           --           --
                                                         -----------   -----------   ----------
NET LOSS...............................................  $  (582,990)  $   (89,466)  $  (15,486)
                                                         ===========   ===========   ==========
Basic and diluted loss per common share before
  cumulative effect of adoption of SFAS No.133.........  $     (4.34)  $     (0.68)  $    (0.22)
Cumulative effect of adoption of SFAS No. 133..........  $     (0.01)           --           --
Basic and diluted loss per common share................  $     (4.35)  $     (0.68)  $    (0.22)
                                                         -----------   -----------   ----------
Weighted average common shares outstanding.............  134,122,061   130,763,607   69,709,935
                                                         ===========   ===========   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                 FLAG TELECOM HOLDINGS LIMITED AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000,
             AND THE PERIOD FROM INCORPORATION TO DECEMBER 31, 1999
                      (EXPRESSED IN THOUSANDS OF DOLLARS)

                                                                2001        2000       1999
                                                              ---------   --------   --------
NET LOSS....................................................  $(582,990)  $(89,466)  $(15,486)
Foreign currency translation adjustment.....................      2,743      2,223        141
Cumulative effect of change in accounting policy re SFAS No.
  133.......................................................       (526)        --         --
Change in fair market value of derivatives..................        584         --         --
                                                              ---------   --------   --------
COMPREHENSIVE LOSS..........................................  $(580,189)  $(87,243)  $(15,345)
                                                              =========   ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                 FLAG TELECOM HOLDINGS LIMITED AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000,
             AND THE PERIOD FROM INCORPORATION TO DECEMBER 31, 1999 (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                           ACCUMULATED
                                                                                              OTHER
                                                                                          COMPREHENSIVE
                                                                                              INCOME
                               COMMON STOCK          ADDITIONAL         DEFERRED            & FOREIGN
                          -----------------------      PAID-IN            STOCK              CURRENCY          ACCUMULATED
                            SHARES       AMOUNT        CAPITAL        COMPENSATION         TRANSLATION           DEFICIT
                          -----------   ---------   -------------   -----------------   ------------------   ----------------
Opening balance.........           --     $ --       $       --         $     --              $   --            $      --
Issuance of shares in
  exchange for shares in
  FLAG Limited (see Note
  9)....................   69,709,935       42          305,048               --                  --                   --
Stock compensation
  accrued...............           --       --           18,088          (18,088)                 --                   --
Stock compensation
  charge................           --       --               --            8,800                  --                   --
Foreign currency
  translation
  adjustment............           --       --               --               --                 141                   --
Net loss................           --       --               --               --                  --              (15,486)
                                          ----       ----------         --------                                ---------
Balance, December 31,
  1999..................   69,709,935     $ 42       $  323,136         $ (9,288)             $  141            $ (15,486)
Issuance of shares in
  exchange for shares in
  FLAG Limited..........   36,256,121       22          154,795               --                  --                   --
Shares issued in initial
  public offering.......   27,964,000       16          633,696               --                  --                   --
Options exercised.......      131,864       --              546               --                  --                   --
Stock compensation
  charge................           --       --               --            7,230                  --                   --
Foreign currency
  translation
  adjustment............           --       --               --               --               2,223                   --
Net loss................           --       --               --               --                  --              (89,466)
                          -----------                ----------         --------
Balance, December 31,
  2000..................  134,061,920     $ 80       $1,112,173         $ (2,058)             $2,364            $(104,952)
Options exercised.......       77,126       --              495               --                  --                   --
Stock compensation
  charge................           --       --               --            2,007                  --                   --
Foreign currency
  translation
  adjustment............           --       --               --               --               2,743                   --
Cumulative effect of
  change in accounting
  policy re SFAS No.
  133...................           --       --               --               --                (526)                  --
Change in fair market
  value of
  derivatives...........           --       --               --               --                 584                   --
Net loss................           --       --               --               --                  --             (582,990)
                                          ----       ----------         --------                                ---------
Balance, December 31,
  2001..................  134,139,046     $ 80       $1,112,668         $    (51)             $5,165            $(687,942)
                          ===========     ====       ==========         ========              ======            =========


                                TOTAL
                            SHAREHOLDERS'
                               EQUITY
                          -----------------
Opening balance.........     $       --
Issuance of shares in
  exchange for shares in
  FLAG Limited (see Note
  9)....................        305,090
Stock compensation
  accrued...............             --
Stock compensation
  charge................          8,800
Foreign currency
  translation
  adjustment............            141
Net loss................        (15,486)
                             ----------
Balance, December 31,
  1999..................     $  298,545
Issuance of shares in
  exchange for shares in
  FLAG Limited..........        154,817
Shares issued in initial
  public offering.......        633,712
Options exercised.......            546
Stock compensation
  charge................          7,230
Foreign currency
  translation
  adjustment............          2,223
Net loss................        (89,466)
                             ----------
Balance, December 31,
  2000..................     $1,007,607
Options exercised.......            495
Stock compensation
  charge................          2,007
Foreign currency
  translation
  adjustment............          2,743
Cumulative effect of
  change in accounting
  policy re SFAS No.
  133...................           (526)
Change in fair market
  value of
  derivatives...........            584
Net loss................       (582,990)
                             ----------
Balance, December 31,
  2001..................     $  429,920
                             ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                 FLAG TELECOM HOLDINGS LIMITED AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000,
             AND THE PERIOD FROM INCORPORATION TO DECEMBER 31, 1999
                      (EXPRESSED IN THOUSANDS OF DOLLARS)

                                                                 2001        2000        1999
                                                              ----------   ---------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $ (582,990)  $ (89,466)  $(15,486)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Cumulative effect of adoption of SFAS No .133.............       1,291          --         --
  Minority interest.........................................          --          --     (3,826)
  Amortization of financing costs...........................       2,760       2,522      1,370
  Provision for doubtful accounts...........................      (1,190)     (1,548)    (1,803)
  Senior debt discount......................................       1,769       1,523        493
  Non-cash stock compensation...............................       2,007       7,230      8,800
  Depreciation and amortization.............................     131,910      79,414     11,133
  Non-cash asset impairment charge..........................     359,000          --         --
  Loss on disposal of property and equipment................          --          93         --
  Deferred taxes............................................      (3,410)       (363)       625
  Add/(deduct) net changes in operating assets and
    liabilities:
    Accounts receivable.....................................     (11,601)    (25,183)     1,078
    Due from affiliate......................................          --       2,000     (2,000)
    Prepaid expenses and other assets.......................     (17,041)    (23,394)        86
    Capacity available for sale.............................          --          --     47,463
    Accounts payable and accrued liabilities................      37,189      77,136     24,972
    Income taxes payable....................................       9,207         (46)    (2,793)
    Due to affiliate........................................          --          --     (1,175)
    Deferred revenue and other..............................     763,595     165,024     46,845
                                                              ----------   ---------   --------
      Net cash provided by operating activities.............     692,496     194,942    115,782

CASH FLOWS FROM FINANCING ACTIVITIES:
Financing costs incurred....................................      (1,683)       (891)      (970)
Net proceeds from issuance of 11 5/8% Senior Notes..........          --     576,649         --
Repayment of long-term debt.................................     (45,500)    (97,000)   (66,500)
Proceeds from long-term debt................................     232,000          --         --
Proceeds from Initial Public Offering.......................          --     633,769         --
Proceeds from options exercised.............................         495         489         --
                                                              ----------   ---------   --------
      Net cash provided by/(used in) financing activities...     185,312   1,113,016    (67,470)

CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in restricted cash.................................      51,602      10,340     85,068
Cash paid for construction..................................    (943,191)   (109,201)  (123,557)
Investment in FLAG Atlantic Limited prior to acquisition of
  100% interest.............................................          --    (104,814)    (7,162)
Acquisition of FLAG Atlantic Limited........................          --    (130,000)        --
Proceeds from disposals of property and equipment...........          14          32         --
Investment in property and equipment and networks...........    (484,092)    (39,320)    (1,407)
                                                              ----------   ---------   --------
      Net cash used in investing activities.................  (1,375,667)   (372,963)   (47,058)
                                                              ----------   ---------   --------

                 FLAG TELECOM HOLDINGS LIMITED AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000,
             AND THE PERIOD FROM INCORPORATION TO DECEMBER 31, 1999
                      (EXPRESSED IN THOUSANDS OF DOLLARS)

                                                                2001       2000       1999
                                                              --------   --------   --------
NET (DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS........  (497,859)   934,995      1,254
Effect of foreign currency movements........................     2,324    (18,477)        21
CASH AND CASH EQUIVALENTS, beginning of period..............   919,709      3,191      1,916
                                                              --------   --------   --------
CASH AND CASH EQUIVALENTS, end of year......................  $424,174   $919,709   $  3,191
                                                              ========   ========   ========
SUPPLEMENTAL INFORMATION ON NON-CASH INVESTING ACTIVITIES:
Decrease in capacity available for sale.....................  $     --   $774,366   $ 59,463
Transfer to property and equipment..........................        --   (774,366)        --
Decrease in accrued construction costs......................        --         --    (12,000)
                                                              --------   --------   --------
Cost of capacity sold.......................................  $     --   $     --   $ 47,463
                                                              ========   ========   ========
Increase in construction in progress........................  $984,108   $105,928   $ 34,039
(Increase)/decrease in accrued construction costs...........   (40,917)     3,273     89,518
                                                              --------   --------   --------
Cash paid for construction in progress......................  $943,191   $109,201   $123,557
                                                              ========   ========   ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest expense for period.................................  $109,156   $102,543   $ 45,062
Amortization of financing costs.............................    (4,529)    (4,045)    (1,863)
Decrease/(Increase) in accrued interest payable.............     1,367    (15,328)    (4,170)
                                                              --------   --------   --------
Interest paid...............................................  $105,994   $ 83,170   $ 39,029
                                                              ========   ========   ========
Interest capitalized........................................  $ 16,150   $  6,683   $  1,281
                                                              ========   ========   ========
Taxes paid..................................................  $  1,518   $  1,207   $  1,771
                                                              ========   ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                 FLAG TELECOM HOLDINGS LIMITED AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEAR ENDED DECEMBER 31, 2001 AND 2000, AND THE PERIOD FROM
                       INCORPORATION TO DECEMBER 31, 1999

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

1.  BACKGROUND AND ORGANIZATION

    FLAG Telecom Holdings Limited ("the Company" or "FLAG Telecom") was incorporated on February 3, 1999 to serve as the holding company for the FLAG Telecom group of companies ("the Group"). On February 26, 1999, FLAG Telecom acquired approximately 66% of FLAG Limited by exchanging 69,709,935 shares of FLAG Limited common stock for the same number of shares of FLAG Telecom common stock. The minority shareholder of FLAG Limited exchanged its remaining holding in FLAG Limited for 36,256,121 shares in FLAG Telecom on January 4, 2000 such that on that date FLAG Limited became a wholly owned subsidiary of FLAG Telecom. This acquisition has been accounted for as a recapitalization such that no goodwill arises and assets and liabilities are reflected at carryover basis.

    FLAG Telecom had $300 million 11 5/8% senior notes and E300 million 11 5/8% senior notes outstanding as at December 31, 2001. We have determined that we will not make the required interest payments, due March 30, 2002, on these senior notes. Failure to pay interest would become an event of default after a 30-day grace period. After the grace period, the holders of 25% or more of the notes of either series can accelerate the notes, at which point they would become due and payable. We do not have sufficient liquidity to pay these two series in full at this time. If we are unable to negotiate a restructuring of these notes, we would have to file for protection under bankruptcy laws. We elected not to make this interest payment in order to conserve our cash and to permit us to enter into discussions with the holders of our outstanding indebtedness to seek a consensual arrangement under which we would restructure our outstanding indebtedness. As a result of our decision not to pay interest on FLAG Telecom's senior notes, we have reclassified the senior notes from long-term debt to short-term debt.

RISKS AND OTHER IMPORTANT FACTORS

    The Group's operations and ability to grow may be affected by numerous factors, including, but not limited to: problems being experienced by the telecom industry; the insolvency and financial difficulties on the part of customers and suppliers; excess fiber capacity; pricing pressures requiring the recognition of an asset impairment; governmental investigations with respect to other industry participants; the recent focus on financial reporting principles; the Group's substantial indebtedness; electing not to pay interest due on FLAG Telecom's senior notes; restructuring of indebtedness; the potential breach of covenants in the FLAG Atlantic credit facility; an inability to arrange alternate financing for FNAL; lack of liquidity; substantial overcapacity; customers demanding shorter-term arrangements; dependence on third parties for the critical last mile connection to customers; inability to complete projects underway; failure to realize sufficient value from the FLAG systems; infrastructural investments and technologies becoming obsolete; maintenance of cooperative relationships with landing partners and local operators; foreign regulation; possible international economic and political instability; exposure to foreign exchange rate risk; dependance on key personnel; volatility of FLAG Telecom's common shares; the delisting of common shares from the Nasdaq National Market; changes in tax regulation; and limitations imposed by FLAG Telecom's Bye-laws. The Group cannot predict which, if any, of these or other factors might have a significant impact on the telecommunications industry in the future, nor can it predict what impact, if any, the occurrence of these or other events might have on the Group's operations.

                 FLAG TELECOM HOLDINGS LIMITED AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEAR ENDED DECEMBER 31, 2001 AND 2000, AND THE PERIOD FROM
                 INCORPORATION TO DECEMBER 31, 1999 (CONTINUED)

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

1.  BACKGROUND AND ORGANIZATION (CONTINUED)
    The Group has devoted substantial resources to the buildout of its network and expansion of its market offerings. As a result, the Group experienced operating losses in 2001 and 2000. These losses are expected to continue for additional periods in the future. There can be no assurance that the Group's operations will become profitable. The Group's capital requirements for the continued buildout of its network and growth of its customer base are substantial. The Group intends to fund its operational and capital requirements in 2002 using cash on hand, cash flow from operations, and its available credit facilities. In the event that the Group is unable to maintain sufficient financing, it would be required to limit or curtail its expansion plans, network buildout, and marketing programs.

2.  SIGNIFICANT ACCOUNTING POLICIES

    These financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") and are expressed in U.S. Dollars ("Dollars"). The significant accounting policies are summarized as follows:

A)  BASIS OF CONSOLIDATION

    The financial statements consolidate the financial statements of FLAG Telecom and its subsidiary companies after eliminating intercompany transactions and balances. Investments in which FLAG Telecom has an investment of 20%-50% or investments in which FLAG Telecom can assert significant influence, but does not control, are accounted for under the equity method. At December 31, 2001, there were no equity method investments remaining (see Note 4).

B)  USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual amounts and results could differ from those estimates.

C)  RECIPROCAL TRANSACTIONS

    We enter into transactions in which we provide capacity, services or facilities, by way of leases, ROUs or service agreements to other telecommunications companies and service providers at approximately the same time that we leased or purchased capacity from the same companies or their affiliates. We term these "reciprocal transactions".

    We treat reciprocal transactions as if they were non-monetary transactions in accordance with APB No. 29. In order to conclude that the reciprocal transactions should appropriately be accounted for as revenue and a capital expenditure at fair value, in accordance with APB No. 29, we assess whether:

    1. the reciprocal transaction is an "exchange of similar productive assets" as defined in APB No. 29. We do not hold products or property for sale in the ordinary course of business so an "exchange" would be the exchange of a productive asset not held for sale in the ordinary course of

                 FLAG TELECOM HOLDINGS LIMITED AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEAR ENDED DECEMBER 31, 2001 AND 2000, AND THE PERIOD FROM
                 INCORPORATION TO DECEMBER 31, 1999 (CONTINUED)

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) business for a similar productive asset or an equivalent interest in the same or similar productive asset, and

    2. the fair values of the assets exchanged are determinable within reasonable limits.

    Our reciprocal transactions fall into three categories: services for services, operating leases for operating leases and operating leases for capital leases. Under the terms of both service contracts and operating leases we do not exchange an interest in a productive asset but provide a service to, and receive a service from, our customers. Consequently such transactions are recorded at fair value. We also consider that operating leases and capital leases are dissimilar in nature and consequently are not exchanges of similar productive assets within the definition of APB No. 29.

    We determine fair value by reference to recent cash transactions or quotes from third parties for equivalent capacity or services.

D)  REVENUE RECOGNITION

                                    CAPACITY

    Capacity contracts are accounted for as leases. Capacity contracts that do not qualify for sales type lease accounting are accounted for as operating leases and revenue is recognized over the term of the lease. In compliance with FASB Interpretation No. 43, "Real Estate Sales, an Interpretation of FASB Statement No. 66," capacity contracts entered into after June 30, 1999, are deemed not to be sales of real estate and, therefore, are not accounted for as sales type leases. The Group has recorded only operating leases for capacity transactions after June 30, 1999 for the periods presented. Until June 30, 1999 revenues from operating lease transactions were considered incidental and recorded as a reduction of the capacity available for sale, thereafter recognized over the period of the contract.

    Payments received from customers before the relevant criteria for revenue recognition are satisfied are included in deferred revenue.

    In exchange for construction costs incurred, FLAG Limited granted credits to suppliers toward future capacity. In addition, certain customers have committed to purchase capacity at a future date under signed capacity credit agreements. Amounts received under these agreements and the capacity credits granted to suppliers are recorded at fair value as deferred revenue until the date the credits are utilized, at which time the deferred revenue is recognized as earned. Amounts receivable under these capacity agreements are reflected within accounts receivable in the accompanying balance sheets.

                            RECIPROCAL TRANSACTIONS

    In accordance with U.S. accounting principles, amounts invoiced as part of reciprocal transactions are recorded at fair value as deferred revenue. We amortize deferred revenue on a straight-line basis as earned over the term of the relevant agreement. We have not entered into any reciprocal transactions that would require us to recognize GAAP revenues upfront.

                 FLAG TELECOM HOLDINGS LIMITED AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEAR ENDED DECEMBER 31, 2001 AND 2000, AND THE PERIOD FROM
                 INCORPORATION TO DECEMBER 31, 1999 (CONTINUED)

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
                           OPERATIONS AND MAINTENANCE

    Standby maintenance and restoration charges are invoiced to customers separately from capacity sales. Revenues relating to standby maintenance and restoration are recognized over the period the service is provided. Deferred revenue also includes amounts invoiced for standby maintenance which are applicable to future periods.

                           NETWORK SERVICES REVENUES

    Network services revenues are revenues derived from the sale of managed bandwidth services, Internet Protocol ("IP") and other services. Revenue associated with short-term leased capacity is recognized as operating lease revenues unless the criteria under FASB Interpretation No. 43 for sales-type lease accounting are met. During the periods presented, there were no sales-type leases recorded.

    Revenue from project management services is recognized on a percentage completion basis as costs are incurred on the project.

E)  DIRECT COSTS RELATED TO REVENUE

                                    CAPACITY

    Costs of the system relating to capacity contracts accounted for as operating leases are recorded in property and equipment and are depreciated over the remaining economic life of the network.

                            RECIPROCAL TRANSACTIONS

    Capacity or facilities that we acquire as part of reciprocal transactions are recorded either as property and equipment, prepaid expenses and other assets or other long term assets, depending upon when it is anticipated that they will be brought into service, and are charged as network expense or depreciated on a straight-line basis over the shorter of 15 years or the term of the purchase agreement.

                        OPERATIONS AND MAINTENANCE COSTS

    Operations and maintenance costs are expensed over the period to which the expenditure relates.

                                NETWORK EXPENSES

    Costs relating to the short-term lease of capacity are recognized over the period of the contract.

    The costs of network service products are expensed over the period of the recognition of the corresponding revenue.

    Where network service rebates are received, costs are reduced by the amount of the rebate received.

                 FLAG TELECOM HOLDINGS LIMITED AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEAR ENDED DECEMBER 31, 2001 AND 2000, AND THE PERIOD FROM
                 INCORPORATION TO DECEMBER 31, 1999 (CONTINUED)

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
F)  COMMISSIONS

    Commissions are capitalized and amortized over the period of the recognition of the related capacity revenue.

G)  ADVERTISING COSTS

    Advertising costs are expensed as incurred. Such costs are included in sales and marketing expenses in the accompanying consolidated statements of operations.

H)  NET INCOME/(LOSS) PER COMMON SHARE

    SFAS No. 128 "Earnings per Share" requires dual presentation of basic and diluted earnings per share on the face of the statements of operations for all periods presented. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

I)  CASH AND CASH EQUIVALENTS

    The Group considers all short-term investments with original maturities of 90 days or less to be cash equivalents. The carrying amounts reported in the accompanying consolidated balance sheets approximate to fair value.

J)  GOODWILL

    Goodwill, representing the excess of purchase price over the fair value of assets acquired and the liabilities assumed relating to the acquisition of FLAG Atlantic Limited, is amortized on a straight-line basis over a period of 15 years.

K)  RESTRICTED CASH

    The Group designates funds held by collateral trustees, in escrow or legally designated for specific projects or commitments by bank agreements, as long term restricted cash.

L)  CAPITALIZED INTEREST AND FINANCING COSTS

    Interest costs on qualifying assets are capitalized and amortized over the useful life.

    Costs incurred to obtain financing are capitalized and amortized over the term of the related borrowings.

                 FLAG TELECOM HOLDINGS LIMITED AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEAR ENDED DECEMBER 31, 2001 AND 2000, AND THE PERIOD FROM
                 INCORPORATION TO DECEMBER 31, 1999 (CONTINUED)

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
M)  CONSTRUCTION IN PROGRESS

    Construction in progress is stated at cost. Capitalized costs include costs incurred under the construction contract, engineering and consulting fees, legal fees related to obtaining landing right licenses, interest costs related to program management, costs for the route surveys, indirect costs associated with cable systems and points of presence ("PoPs"), long-term capacity lease purchases, and other costs necessary for developing our global network. Construction in progress is transferred to property and equipment when placed into service.

N)  PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets as follows:

Computer equipment....................................  3 years
Fixtures and fittings.................................  5 years
Leasehold improvements................................  remaining lease term
Motor vehicles........................................  5 years
Network assets:
  Cable systems.......................................  15 years
  Points of Presence ("PoPs").........................  7 years
  Transmission equipment and other....................  5 years

    The estimated useful lives of network assets are determined based on the estimated period over which they will generate revenue.

O)  IMPAIRMENT OF LONG-LIVED ASSETS

    The Group periodically reviews events and changes in circumstances to determine whether the recoverability of the carrying value of long-lived assets should be reassessed. Should events or circumstances indicate that the carrying value may not be recoverable based on undiscounted future cash flows, an impairment loss measured by the difference between the fair value and the carrying value of long-lived assets would be recognized by the Group.

P)  INCOME TAXES

    Deferred taxes are determined based on the difference between the tax basis of an asset or liability and its reported amount in the financial statements. A deferred tax liability or asset is recorded using the enacted tax rates expected to apply to taxable income in the period in which the deferred tax liability or asset is expected to be settled or realized. Future tax benefits attributable to these differences, if any, are recognizable to the extent that realization of such benefits is more likely than not.

                 FLAG TELECOM HOLDINGS LIMITED AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEAR ENDED DECEMBER 31, 2001 AND 2000, AND THE PERIOD FROM
                 INCORPORATION TO DECEMBER 31, 1999 (CONTINUED)

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Q)  DERIVATIVE FINANCIAL INSTRUMENTS

    The Group uses derivative financial instruments for the purpose of reducing its exposure to adverse fluctuations in interest rates, currencies and other market risks. The Group does not utilize derivative financial instruments for trading or other speculative purposes. The counterparties to these instruments are major financial institutions with high credit quality. The Group is exposed to credit loss in the event of non-performance by these counterparties.

    Effective January 1, 2001, the Group adopted Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for derivative Instruments and Hedging Activities", as amended by SFAS No. 137 and 138, which established accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or a liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows gains and losses on a derivative to offset related results on the hedged item in the income statement, and requires that a company formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. The following effects were recorded in the accompanying consolidated financial statements as a result of the adoption of SFAS No. 133:

    - The Group's interest rate collars are accounted for as effective cash flow hedges and, accordingly, upon adoption of SFAS No. 133 their fair values were recorded as liabilities in the balance sheet, with the corresponding effect of adoption recorded directly to accumulated other comprehensive income.

    - The Group's cross currency swap held at January 1, 2001 was not designated as an accounting hedge; consequently, upon the adoption of SFAS No. 133, the swap was recorded in the balance sheet at fair value, and the Group's underlying economically hedged euro-denominated debt was recorded at current foreign currency rates. The resulting adjustment of $1,291 was recorded as the cumulative effect of adoption of SFAS No.133.

R)  TRANSLATION OF FOREIGN CURRENCIES

    Transactions in foreign currencies are translated into United States Dollars at the rate of exchange prevailing at the date of each transaction. Monetary assets and liabilities denominated in foreign currencies at year-end are translated into Dollars at the rate of exchange at that date. Foreign exchange gains or losses are reflected in the accompanying statements of operations.

    The statements of operations of overseas subsidiaries are translated into Dollars at average exchange rates and the year-end net investments in these companies are translated at year-end exchange rates. Exchange differences arising from retranslation at year-end exchange rates of the opening net investments and results for the year are charged or credited directly to the cumulative translation adjustment in shareholders' equity.

                 FLAG TELECOM HOLDINGS LIMITED AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEAR ENDED DECEMBER 31, 2001 AND 2000, AND THE PERIOD FROM
                 INCORPORATION TO DECEMBER 31, 1999 (CONTINUED)

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
S)  STOCK OPTIONS

    As permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123"), the Company has chosen to account for employee stock options under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and, accordingly, recognizes compensation expense for stock option grants to the extent that the fair value of the stock exceeds the exercise price of the option at the measurement date under fixed plan awards. The compensation expense is charged ratably over the vesting period of the options.

T)  CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Group to a concentration of credit risk are accounts receivable. The Group performs ongoing credit evaluations of its larger customers' financial condition.

    See Note 16, Segmental Reporting, for concentrations by geographic areas.

    The Company is exposed to credit-related losses in the event of non-performance by counterparties to financial instruments but does not expect any counterparties to fail to meet their obligations. The Company deals only with highly rated counterparties.

U)  REVERSE STOCK SPLIT

    The accompanying consolidated financial statements have been retroactively restated to give effect to the reverse stock split of 6:1 carried out by the Company on February 11, 2000.

V)  RECLASSIFICATIONS

    Certain prior year amounts have been reclassified in the consolidated financial statements to conform to current year presentation.

W)  NEW ACCOUNTING STANDARDS

    In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141 (SFAS 141), Business Combinations, and Statement of Financial Accounting Standards No. 142 (SFAS 142), Goodwill and Other Intangible Assets. SFAS 141 requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001. Additionally, it is likely that more intangible assets will be recognized under SFAS 141 than its predecessor, APB Opinion (APB) No. 16, although in some instances previously recognized intangibles will be included as part of goodwill. SFAS 141 requires that, upon adoption of SFAS 142, companies reclassify the carrying amounts of certain intangible assets and goodwill based on the criteria of SFAS 141.

    Under SFAS 142, goodwill will no longer be amortized, but will be tested for impairment on an annual basis and whenever indicators of impairment arise. Additionally, goodwill on equity method

                 FLAG TELECOM HOLDINGS LIMITED AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEAR ENDED DECEMBER 31, 2001 AND 2000, AND THE PERIOD FROM
                 INCORPORATION TO DECEMBER 31, 1999 (CONTINUED)

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) investments will no longer be amortized; however, it will continue to be tested for impairment in accordance with APB No. 18, The Equity Method of Accounting for Investments in Common Stock. Under SFAS 142, intangible assets with indefinite lives will not be amortized. Instead they will be carried at the lower cost or market value and tested for impairment at least annually. All other recognized intangible assets will continue to be amortized over their estimated useful lives.

    SFAS 142 is effective for fiscal years beginning after December 15, 2001, although goodwill on business combinations consummated after July 1, 2001 is not amortized. Upon adoption, all goodwill and indefinite lived intangible assets must be tested for impairment and a cumulative effect adjustment to net income recognized at that time.

    The Company adopted SFAS 142 on January 1, 2002 and it is not expected to have a material impact on its results of operations, financial position or cash flow.

    In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (SFAS 143). SFAS 143 establishes accounting requirements for retirement obligations associated with tangible long-lived assets, including
(1) the timing of the liability recognition, (2) initial measurement of the liability, (3) allocation of asset retirement cost to expense, (4) subsequent measurement of the liability and (5) financial statement disclosures. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and depreciated over the life of the associated fixed asset. An entity shall measure changes in the liability for an asset retirement obligation due to passage of time by applying an interest method of allocation to the amount of the liability at the beginning of the period. The interest rate used to measure that change shall be the credit-adjusted risk-free rate that existed when the liability was initially measured. That amount shall be recognized as an increase in the carrying amount of the liability and as an expense classified as an operating item in the statement of income. SFAS 143 is effective for fiscal years beginning after June 15, 2002, with early application encouraged.

    The Company expects to adopt SFAS 143 on January 1, 2003 and has not yet determined the impact that it will have on its results of operations, its financial position or its cash flows.

    In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144). SFAS 144 establishes a single accounting model for long-lived assets to be disposed of by sale consistent with the fundamental provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. While it supersedes portions of APB Opinion 30, Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, it retains the discontinued operations presentation, yet it broadens that presentation to include a component of an entity (rather than a segment of a business). However, discontinued operations are no longer recorded at net realizable value and future operating losses are no longer recognized before they occur. SFAS 144 also establishes criteria for determining when an asset should be treated as held for sale.

                 FLAG TELECOM HOLDINGS LIMITED AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEAR ENDED DECEMBER 31, 2001 AND 2000, AND THE PERIOD FROM
                 INCORPORATION TO DECEMBER 31, 1999 (CONTINUED)

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    SFAS 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years, with early application encouraged. The provisions of SFAS 144 are generally to be applied prospectively.

    The Company adopted SFAS 144 on January 1, 2002 and does not anticipate that the adoption of SFAS 144 will have a material impact on its results of operations, financial position or cash flows.

3.  RECIPROCAL TRANSACTIONS

    During 2001 we entered into a number of transactions in which we provided capacity, services or facilities, by way of lease, ROUs or services agreement, to other telecommunications companies and service providers at approximately the same time that we leased or purchased capacity, services or facilities from these same companies or their affiliates. Net operating income from reciprocal transactions was $nil in 2000 and $17.6 million in 2001.

    Sales made as part of reciprocal transactions totaled $24.8 million in 2000 and $263.5 million in 2001, and were recorded as deferred revenue in those amounts. GAAP revenues resulting from amortization of this deferred revenue totaled $nil in 2000 and $27.1 million in 2001, representing 0% and 14.4%, respectively, of total GAAP revenues for those periods.

    Purchases made as part of reciprocal transactions entered into by us totaled $24.8 million in 2000 and $232.8 million in 2001, and were recorded in those amounts as property and equipment, prepayments, or other long-term assets. Amounts recognized as expense or depreciation from reciprocal transactions were $nil in 2000 and $9.5 million in 2001.

    During 2001, there was one (2000-nil) service contract for service contract exchange. In respect of this contract, contract value was $32.5 million, GAAP revenues recognized in the year were $6.8 million and the related network expense in the year was $6.6 million, giving net operating income of $0.2 million.

    Cash received from sales made as part of reciprocal transactions is included as a component of "Net cash provided by operating activities" in the cash flow statement. Cash paid for purchases made as part of reciprocal transactions is included as a component of "Net cash used in investing activities", where it is recorded as property and equipment or other long term assets, and as a component of "Net cash provided by operating activities", where it is recorded as prepayment.

                 FLAG TELECOM HOLDINGS LIMITED AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEAR ENDED DECEMBER 31, 2001 AND 2000, AND THE PERIOD FROM
                 INCORPORATION TO DECEMBER 31, 1999 (CONTINUED)

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

3.  RECIPROCAL TRANSACTIONS (CONTINUED)
    The effect of reciprocal transactions on deferred revenue and other long-term assets in our balance sheet at 31 December 2001 is set out below:

                                                                                     EXCLUDING
                                                                    RECIPROCAL      RECIPROCAL
(NUMBERS IN $ MILLIONS)                                  TOTAL     TRANSACTIONS    TRANSACTIONS
-----------------------                                 --------   -------------   -------------
Changes in deferred revenue:
  Opening Balance as at January 1, 2001...............    646.4         24.8            621.6
  Additions in the year...............................    951.9        263.5            688.4
  Amounts amortized into GAAP revenues in 2001........   (188.3)       (27.1)          (161.2)
                                                        -------        -----          -------
Closing balance as at December 31, 2001...............  1,410.0        261.2          1,148.8
Changes in other long term assets:
  Opening balance as at 1 January 2001................     12.3          8.0              4.3
  Additions in the year...............................    249.6        249.6               --
  Amounts reclassified into prepayments in 2001.......    (37.0)       (37.0)              --
  Amounts reclassified into Property and Equipment in
    2001..............................................    (67.4)       (67.4)              --
  Other movements.....................................     (0.1)          --             (0.1)
                                                        -------        -----          -------
Closing balance as at 31 December 2001................    157.4        153.2              4.2
                                                        =======        =====          =======

4.  ASSET IMPAIRMENT AND RESTRUCTURING

    FLAG ATLANTIC-1 SYSTEM: Since February 13, 2002, when we announced our preliminary unaudited results for the year ended December 31, 2001, we have determined that our FA-1 system is impaired. Given the high level of competition in terms of alternative supply, price erosion and continued lack of demand on the trans-Atlantic route, we have been reviewing the prospects for demand on that route and we now believe that, in accordance with our accounting policy, our FA-1 system is impaired. We determined that the carrying amount of the FA-1 system exceeded its fair value, and we have therefore recognized an impairment charge of $359,000 in the year. We determined the fair value of the FA-1 system based on the present value of future cash flows expected to be generated by the FA-1 system according to management's latest demand forecasts. The impairment charge, which is included in operating loss, reduced the carrying values of Goodwill and Property and equipment in the balance sheet by $29,793 and $329,207 respectively.

    FLAG PACIFIC-1 SYSTEM: Restructuring charges and asset impairment charges of $28,169 were recorded in the third quarter of 2001. On August 7, 2001 FLAG Telecom announced that it had decided not to proceed with the FLAG Pacific-1 ("FP-1") project in association with TyCo Telecommunications that had been announced in the second quarter. The agreement in principle with TyCo Telecommunications was conditional upon FLAG Telecom obtaining financing on satisfactory terms. However, despite substantial efforts on FLAG Telecom's part and given the capital market conditions prevailing at the time, the financing proposal received fell short of expectations. Following this decision three employment agreements were terminated and amounts already paid or due in connection with preliminary build evaluation were written off.

                 FLAG TELECOM HOLDINGS LIMITED AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEAR ENDED DECEMBER 31, 2001 AND 2000, AND THE PERIOD FROM
                 INCORPORATION TO DECEMBER 31, 1999 (CONTINUED)

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

4.  ASSET IMPAIRMENT AND RESTRUCTURING (CONTINUED)

    The restructuring and asset impairment charges are as follows:

                                                                2001
                                                              --------
FLAG Atlantic-1
  Asset impairment..........................................   359,000
FLAG Pacific-1
  Asset impairment..........................................    26,598
  Staff reduction costs.....................................     1,571
                                                              --------
Total costs.................................................  $387,169
                                                              ========

    A restructuring charge of $1.6 million related to staff reduction costs. The cash expenditures concerning the workforce reduction charge had been paid by the end of the year.

    We had commissioned a marine survey for the construction of the FP-1 project and entered into other project related expenditure commitments. Following the decision not to proceed, the residual value of the costs incurred was $nil and the consequent asset impairment charge was $26.6 million, comprising
$24.0 million in abandoned survey and preliminary build costs and $2.6 million of other project related costs.

5.  BUSINESS ACQUISITIONS

    On December 6, 2000, FLAG Telecom acquired the remaining 50% equity interest in FLAG Atlantic Limited from Global TeleSystems Group, Inc. ("GTS") for a cash consideration of $135 million. The acquisition was accounted for using the purchase method of accounting, and accordingly, the assets and liabilities assumed have been recorded at fair value as of the date of acquisition. The excess of purchase price over the fair value of the assets acquired and the liabilities assumed had been recorded as goodwill. Following the impairment of the FLAG Atlantic-1 asset (see Note 4 above) the goodwill was written off in full in the year ended December 31, 2001.

    The following unaudited pro forma condensed combined financial information of the Group demonstrates the results of operations had the acquisition been completed at the beginning of the periods presented.

                                                         DECEMBER 31,
                                                   -------------------------
                                                      2000          1999
                                                   -----------   -----------
                                                   (UNAUDITED)   (UNAUDITED)
Revenue..........................................    $92,751      $130,799
Net loss.........................................    (89,406)      (19,117)
Loss per share...................................      (0.68)        (0.27)

                 FLAG TELECOM HOLDINGS LIMITED AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEAR ENDED DECEMBER 31, 2001 AND 2000, AND THE PERIOD FROM
                 INCORPORATION TO DECEMBER 31, 1999 (CONTINUED)

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

6.  ACCOUNTS RECEIVABLE

    Accounts receivable consisted of the following:

                                                            2001       2000
                                                          --------   --------
Billed..................................................  $144,252   $127,262
Unbilled................................................     9,748     13,959
                                                          --------   --------
                                                          $154,000   $141,221
                                                          ========   ========

7.  RESTRICTED CASH

    The Group designates funds held by collateral trustees, in escrow or legally designated for specific projects or commitments by bank agreements, as long term restricted cash. Included in restricted cash as at December 31, 2001 and 2000, are funds held by collateral trustees totaling $321,195 and $372,808, respectively. As at December 31, 2001 there was $122,443 restricted for use in relation to FLAG Atlantic Limited, $137,794 in relation to FLAG Asia Limited and $60,958 in relation to FLAG Limited. As a consequence of WestLB terminating the FLAG Asia Limited lending facility, an amount of $100,000, included within restricted cash as at December 31, 2001, would become unrestricted.

8.  CAPITALIZED INTEREST COSTS

    Interest costs on qualifying assets are capitalized and amortized over their useful lives. Total interest capitalized to construction in progress during the years ended December 31, 2001 and 2000, and the period from incorporation to December 31, 1999, was $16,150, $6,683 and $1,281, respectively.

9.  PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                          2001         2000
                                                       ----------   ----------
Fixtures and fittings................................  $    3,689   $    3,059
Leasehold improvements...............................       6,377        5,565
Computer equipment...................................      14,232        5,737
Motor vehicles.......................................         343          353
Network assets.......................................   2,532,241    1,109,994
                                                       ----------   ----------
                                                        2,556,882    1,124,708
Less--Accumulated depreciation and impairment........    (549,804)     (90,908)
                                                       ----------   ----------
Net book value.......................................  $2,007,078   $1,033,800
                                                       ==========   ==========

    Following the impairment of the FLAG Atlantic-1 asset (see Note 4 above) network assets of $329,207 was written off in the year ended December 31, 2001.

                 FLAG TELECOM HOLDINGS LIMITED AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEAR ENDED DECEMBER 31, 2001 AND 2000, AND THE PERIOD FROM
                 INCORPORATION TO DECEMBER 31, 1999 (CONTINUED)

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

10.  DEBT

    As a result of our decision not to pay interest on FLAG Telecom's 11 5/8% senior notes, we have reclassified the senior notes from long-term debt to short-term debt as at December 31, 2001.

    The Group's debt comprises the following:

                                                          2001         2000
                                                       ----------   ----------
Short-term debt
  11 5/8% Senior Notes, due 2010, interest payable
    semi-annually, net of unamortized discount of
    $9,662...........................................  $  556,078           --
                                                       ----------   ----------
Long-term debt
  Bank credit facilities.............................  $  341,500   $  155,000
  8 1/4% Senior Notes, due 2008, interest payable
    semi-annually, net of unamortized discount of
    $3,547 (2000--$4,139)............................  $  426,453   $  425,861
  11 5/8% Senior Notes, due 2010, interest payable
    semi-annually (2000 net of unamortized discount
    of $10,839)                                                --   $  558,141
                                                       ----------   ----------
                                                       $  767,943   $1,139,002
                                                       ----------   ----------
                                                       $1,324,031   $1,139,002
                                                       ==========   ==========

    On February 16, 2000, FLAG Limited amended its existing credit facilities to consist of a $150,000 six-year term loan facility ($55,500 of which remained outstanding at December 31, 2001 and $93,000 of which was outstanding at December 31, 2000) and a $10,000 revolving credit facility (none of which was outstanding at December 31, 2001 or December 31, 2000). Dresdner Kleinwort Benson and Barclays Capital acted as joint lead arrangers. These facilities bore interest at a rate of 225 basis points over LIBOR for the first six months and thereafter at a rate of between 150 and 250 basis points over LIBOR, depending on the credit rating of the 8 1/4% Senior Notes due 2008 of FLAG Limited. The current interest rate is 225 basis points over LIBOR. The facilities are secured by a pledge by us of all of the capital stock of FLAG Limited and by assignment of FLAG Limited's contracts and a security interest in its bank accounts and intangible property. In connection with this amendment, FLAG Limited paid fees and expenses to the joint lead arrangers totaling approximately $3,300.

    FLAG Atlantic has a $575,000 construction/term loan facility (of which $275,823 and $62,000 was outstanding at December 31, 2001 and December 31, 2000, respectively) and a $25,000 revolving credit facility ($10,175 of which was outstanding at December 31, 2001 and none of which was outstanding at December 31, 2000). The construction loan converted to term loans on December 6, 2001 and the remaining commitments were cancelled. These facilities have a term of 7.5 years and bear interest at LIBOR plus 125 basis points for that portion of the loans (not to exceed 50% of the outstanding loans) which are backed by investment grade receivables and LIBOR plus 300 basis points for the balance of the loans. Commitment fees accrued on the undrawn balance of the loans at between 37.5 basis points and 75 basis points.

                 FLAG TELECOM HOLDINGS LIMITED AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEAR ENDED DECEMBER 31, 2001 AND 2000, AND THE PERIOD FROM
                 INCORPORATION TO DECEMBER 31, 1999 (CONTINUED)

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

10.  DEBT (CONTINUED)
    On January 9, 2001, FLAG Telecom entered into an agreement with Level 3 Communications, Inc. for the development of FNAL, a multi-terabit intra-Asian submarine cable system. In August, 2001, to finance its share of the construction costs, FLAG Asia Limited ("FLAG Asia") entered into a $300,000 construction/term loan facility (of which none was outstanding at December 31, 2001). This facility has a term of 6.5 years and bears interest at LIBOR plus 125 basis points for that portion of the loans (not to exceed 50% of the outstanding loans) which are backed by investment grade receivables and LIBOR plus 325 basis points for the balance of the loans. In connection with this facility, FLAG Asia Limited paid external fees and expenses totaling approximately $5,362. FLAG Asia's bank facility is secured by an assignment of all of FLAG Asia's contracts, a security interest in its bank accounts and property and a pledge of all of the capital stock in FLAG Asia. See Note 18 "Post Balance Sheet Event".

    FLAG Limited has outstanding $430 million of 8 1/4% Senior Notes with an effective interest rate at December 31, 2001 of 12.13%. The Senior Notes were issued in January 1998.

    On March 17, 2000 the Group completed the issue of $300 million 11 5/8% Senior Notes and Euro 300 million 11 5/8% Senior Notes at par in the US and Europe, raising combined net proceeds of $576,649,000. The effective interest rates at December 31, 2001 were 16.3% on the US Dollar Notes and 15.8% on the Euro Notes.

    The Credit Facilities and the indentures under which the Senior Notes were issued impose certain operating and financial restrictions on the respective borrowers / issuers. Such restrictions will affect, and in many respects significantly limit or prohibit, among other things, the ability of FLAG Limited, FLAG Atlantic Limited, FLAG Asia Limited and FLAG Telecom to incur additional indebtedness, repay indebtedness (including the Senior Notes) prior to stated maturities, sell assets, make investments, engage in transactions with shareholders and affiliates, issue capital stock, create liens or engage in mergers or acquisitions. These restrictions could also limit the ability of each company to effect future financings, make needed capital expenditures, withstand a future downturn in its business or the economy in general, or otherwise conduct necessary corporate activities. In addition, FLAG Limited's Credit Facility contain financial covenants with respect to maintaining an interest coverage ratio of 1.7 and maintaining a remaining asset value coverage ratio of
8.5. FLAG Limited was in compliance with these financial covenants throughout 2001 and 2000.

    As at December 31, 2001, contractual maturities of the Group's indebtedness were as follows:

YEAR ENDING DECEMBER 31,                                        TOTAL
------------------------                                      ---------
2002........................................................     21,450
2003........................................................     50,050
2004........................................................     66,693
2005........................................................     95,060
2006........................................................     86,797
Thereafter..................................................  1,003,981
                                                              ---------
Total.......................................................  1,324,031
                                                              =========

                 FLAG TELECOM HOLDINGS LIMITED AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEAR ENDED DECEMBER 31, 2001 AND 2000, AND THE PERIOD FROM
                 INCORPORATION TO DECEMBER 31, 1999 (CONTINUED)

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

11.  SHAREHOLDER'S EQUITY

    The authorized capital stock of the Company consists of 300 million Common Shares, par value $0.0006 per share. One common share has one vote.

    On February 26, 1999, FLAG Limited's shareholders other than Bell Atlantic Network Systems exchanged all their common shares in FLAG Limited for common shares in FLAG Telecom. Bell Atlantic Network Systems, however, exchanged only a limited portion of its common shares in FLAG Limited for 3,666,155 common shares in FLAG Telecom. At the same time, Bell Atlantic Network Systems and FLAG Telecom entered into an Exchange Agreement and Plan of Reorganization providing that Bell Atlantic Network System's remaining common shares in FLAG Limited would be exchanged for common shares in FLAG Telecom in the event that, prior to February 26, 2002, Bell Atlantic received certain regulatory approvals from the Federal Communications Commission allowing Bell Atlantic to offer long distance service. Such regulatory approvals were obtained and Bell Atlantic exchanged its remaining common shares in FLAG Limited for 36,256,121 common shares in FLAG Telecom on January 4, 2000.

    On February 16, 2000 the Company completed an initial public offering (IPO) of 27,964,000 common shares at $24 per share. The Company received $633,769 in net proceeds from that offering.

    By ownership of their common shares, the shareholders are entitled to one vote per share at each meeting of the shareholders and, at any general meeting or special meeting of all shareholders. Common shareholders are entitled to receive dividends or distributions declared or paid, pro rata in proportion to the total number of common shares held.

12.  STOCK OPTIONS

    In March 1998, FLAG Limited adopted a Long-Term Incentive Plan ("the Plan") under which options could be granted on up to 4,206,305 shares of common stock to eligible members of staff. The plan was adopted by the Company in 1999. The maximum number of common shares that may be subject to awards under the Plan may not exceed 13,263,791 as of November 27, 2001. Generally, options granted under this plan vest over periods up to three years from the date of their grant, subject to meeting certain qualifying criteria. All options vest no later than eight years and expire ten years after the date of grant.

                 FLAG TELECOM HOLDINGS LIMITED AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEAR ENDED DECEMBER 31, 2001 AND 2000, AND THE PERIOD FROM
                 INCORPORATION TO DECEMBER 31, 1999 (CONTINUED)

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

12.  STOCK OPTIONS (CONTINUED)
    The following summarizes stock option activity under this plan:

                                                            WEIGHTED AVERAGE
                                                 SHARES      EXERCISE PRICE
                                               ----------   -----------------
Balance December 31, 1998....................   2,441,047          6.42
Granted......................................   1,648,352          6.82
                                               ----------
Balance December 31, 1999....................   4,089,399          6.58
Granted......................................   2,725,515         16.54
Exercised....................................    (131,864)         6.42
Forfeited....................................    (543,155)        10.19
                                               ----------
Balance December 31, 2000....................   6,139,895         10.69
Granted......................................   6,693,056          2.29
Exercised....................................     (77,126)         6.42
Forfeited....................................  (1,531,615)        10.89
                                               ----------
Balance December 31, 2001....................  11,224,210          5.68
                                               ==========

    The following table summarizes information about the Plan options outstanding as December 31, 2001:

                                         OPTIONS OUTSTANDING
                                           WEIGHTED AVERAGE                                   OPTIONS EXERCISABLE
                                              REMAINING               WEIGHTED        -----------------------------------
  RANGE OF EXERCISE        NUMBER          CONTRACTUAL LIFE       AVERAGE EXERCISE       NUMBER        WEIGHTED AVERAGE
       PRICES            OUTSTANDING           (YEARS)                 PRICE           EXERCISABLE      EXERCISE PRICE
---------------------   -------------   ----------------------   ------------------   -------------   -------------------
$1.14-1.60...........     4,634,722              9.9                   $ 1.43           1,569,707           $ 1.44
$1.77-2.10...........        68,000              9.7                   $ 1.98                  --               --
$2.75-3.49...........     1,033,667              9.3                   $ 2.83                  --               --
$5.04-6.42...........     3,376,977              5.6                   $ 6.35           2,881,522           $ 6.42
$8.00-12.00..........     1,089,828              8.2                   $10.86             440,638           $11.53
$12.25-13.00.........       249,250              8.4                   $12.81             125,499           $12.81
$22.50-24.00.........       771,766              6.8                   $22.86             397,638           $22.73
$1.14-24.00..........    11,224,210              8.1                   $ 5.68           5,415,004           $ 6.74

    The weighted average fair value of options granted during the year was $1.64, $8.50 and $3.85 per share at December 31, 2001, 2000 and 1999, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                                2001       2000       1999
                                                              --------   --------   --------
Risk-free interest rate.....................................    4.35%      6.14%      5.80%
Expected life (years).......................................    5.00       5.00       5.00
Assumed volatility..........................................      90%        50%        59%
Expected dividends..........................................    0.00%      0.00%      0.00%

                 FLAG TELECOM HOLDINGS LIMITED AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEAR ENDED DECEMBER 31, 2001 AND 2000, AND THE PERIOD FROM
                 INCORPORATION TO DECEMBER 31, 1999 (CONTINUED)

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

12.  STOCK OPTIONS (CONTINUED)

    At December 31, 2001, the Company has one stock-based compensation plan which is described above. The Company applies APB Opinion 25 and related interpretations in accounting for its plans. The compensation cost that has been charged against income for its long term incentive plan was $2,007, $7,230 and $8,800 for 2001, 2000 and 1999 respectively.

    Had the compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for awards under the Plan consistent with the method of FASB Statement 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

NET LOSS                                          2001        2000       1999
--------                                        ---------   --------   --------
  As reported.................................  $(582,990)  $(89,466)  $(15,486)
  Pro forma...................................  $(590,815)  $(91,972)  $(26,967)

Basic and diluted loss per share
  As reported.................................  $   (4.35)  $  (0.68)  $  (0.22)
  Pro forma...................................  $   (4.41)  $  (0.70)  $  (0.39)

    The effects of applying SFAS No. 123 for disclosing compensation cost may not be representative of the effects on reported net income for future years.

                 FLAG TELECOM HOLDINGS LIMITED AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEAR ENDED DECEMBER 31, 2001 AND 2000, AND THE PERIOD FROM
                 INCORPORATION TO DECEMBER 31, 1999 (CONTINUED)

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

13.  FINANCIAL INSTRUMENTS

    The notional amounts of interest rate derivatives do not represent amounts exchanged by the parties and, thus, are not a measure of the Group's exposure through its use of derivatives. The amounts exchanged are determined by reference to the notional amounts and the other terms of the derivatives.

                                       The carrying amount of the 8 1/4% Senior Notes is the net
                                       proceeds of the Senior Notes issue. The fair value is based on the market price of the Senior Notes at December 31, 2001
8 1/4% Senior Notes..................  and 2000.

                                       The carrying amount of the 11 5/8% Senior Notes is the net proceeds of the Senior Notes issue. The fair value is based on the market price of the Senior Notes at December 31, 2001
11 5/8% Senior Notes.................  and 2000.

                                       The carrying amount of the long-term debt is the proceeds
                                       drawn under the available credit facilities. The debt is
                                       subject to variable interest rates, and therefore, in
                                       management's opinion, the carrying amount approximates the
Long-term debt.......................  fair value of the long-term debt.

                                       The interest rate collar and swap agreements are "zero cost"
                                       meaning that the cost of acquiring the contract is embedded in the interest rate spread. As such, the agreements have
                                       not previously had a carrying value. The fair values are
                                       estimated using an option pricing model and values the
                                       changes in interest rates since inception, and the potential for future changes over the remaining term. Since the
                                       adoption of SFAS No. 133 "Accounting for Derivative
                                       Instruments and Hedging Activities" on January 1, 2001, the
                                       calculated fair value is accounted for in the financial
Interest rate collars and swaps......  statements and reflected as the carrying value.

                                       The cross currency swap agreement, by its nature, has not
                                       previously had a carrying value. The fair value is estimated using an option pricing model and values the changes in
                                       interest rates since inception, and the potential for future changes over the remaining term. Since the adoption of SFAS
                                       No. 133 "Accounting for Derivative Instruments and Hedging
                                       Activities" on January 1, 2001, the calculated fair value is accounted for in the financial statements and reflected as
Cross currency swaps.................  the carrying value.

                 FLAG TELECOM HOLDINGS LIMITED AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEAR ENDED DECEMBER 31, 2001 AND 2000, AND THE PERIOD FROM
                 INCORPORATION TO DECEMBER 31, 1999 (CONTINUED)

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

13.  FINANCIAL INSTRUMENTS (CONTINUED)
    The following table presents the carrying amounts and fair values of the Group's financial instruments as of December 31, 2001 and 2000:

                                       PRINCIPAL/     2001                   PRINCIPAL/     2000
                                        NOTIONAL    CARRYING                  NOTIONAL    CARRYING     FAIR
                                         AMOUNT      AMOUNT    FAIR VALUE      AMOUNT      AMOUNT     VALUE
                                       ----------   --------   -----------   ----------   --------   --------
8 1/4% Senior Notes..................    430,000    426,453    292,400         430,000    425,861    365,500
11 5/8% Senior Notes--US$............    300,000    295,072    126,000         300,000    294,475    234,000
11 5/8% Senior Notes--Euro...........    288,540    261,006    111,611         288,540    263,966    225,513
Long-term debt.......................    341,500    341,500    341,500         155,000    155,000    155,000
Interest rate collar.................     20,000        376    376              60,000         --        (94)
Interest rate collar.................         --         --    --               86,000         --       (432)
Interest rate swap...................    260,000       (244)   (244      )          --         --         --
Interest rate swap...................     89,200       (188)   (188      )          --         --         --
Cross currency swap..................  $268,980/     (7,226)   (7,226    )   $268,980/         --     12,200
                                        E300,000                              E300,000

14.  TAXES

    At the present time, no income, profit, capital or capital gains taxes are levied in Bermuda. In the event that such taxes are levied in the future, FLAG Telecom and all its subsidiaries registered in Bermuda have received an undertaking from the Bermuda Government exempting them from all such taxes until March 28, 2016.

    The provision for income taxes reflected in the accompanying statement of operations consists of taxes incurred on the income earned or activities performed by Group companies in certain jurisdictions, where they are deemed to have a taxable presence or are otherwise subject to tax.

    The provision for income taxes, which consists entirely of taxes payable to foreign governments outside Bermuda, is comprised of the following:

                                                               2001       2000
                                                             --------   --------
Current....................................................   10,782      1,419
Deferred...................................................   (3,380)      (323)
                                                             -------     ------
                                                             $ 7,402     $1,096
                                                             =======     ======

                 FLAG TELECOM HOLDINGS LIMITED AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEAR ENDED DECEMBER 31, 2001 AND 2000, AND THE PERIOD FROM
                 INCORPORATION TO DECEMBER 31, 1999 (CONTINUED)

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

14.  TAXES (CONTINUED)
    Deferred taxes arise principally because, for tax purposes, in certain jurisdictions, revenues from capacity sales are deferred and recognized as taxable income over the estimated life of the appropriate cable system. The deferred taxes asset/(liability) recorded in the balance sheet comprise the following:

                                                              2001       2000
                                                            --------   --------
Capacity sales revenues deferred for tax purposes.........  $17,227    $17,066
Deferred commissions for tax purposes.....................   (1,850)    (1,851)
Depreciation..............................................   (8,648)    (8,648)
Tax losses carried forward (expiring over periods of 5
  years or more)..........................................   (2,995)    (2,543)
Other.....................................................   (3,773)      (653)
                                                            -------    -------
                                                            $   (39)   $ 3,371
                                                            =======    =======

    As Bermuda does not impose an income tax, the statutory amount of tax is zero. The provision for income taxes for the years ended December 31, 2001 and 2000, and the period from incorporation to December 31, 1999, results in an effective tax charge that differs from the Bermuda tax charge as follows:

                                                               2001       2000
                                                             --------   --------
Statutory Bermuda tax charge...............................  $     0     $    0
Current foreign taxes......................................   10,782      1,419
Deferred and other taxes...................................   (3,380)      (323)
Effective tax charge.......................................    7,402      1,096

15.  RELATED PARTY TRANSACTIONS

AGREEMENTS WITH VERIZON

    Verizon Communications Inc. ("Verizon") is the ultimate parent of a controlled subsidiary Verizon International Holdings Ltd., which directly owns 18.6% of our common shares. We entered into the following four agreements with subsidiaries of Verizon throughout 2001:

                           NETWORK ALLIANCE AGREEMENT

    On April 3, 2001, FLAG Telecom Ireland Network Limited ("FTINL"), a subsidiary of the Company, entered into a Network Alliance Agreement with Verizon Global Solutions Holdings II Ltd. ("VGS") under which both parties agreed to create a network alliance to develop a European network. FTINL and its affiliates will have the right to acquire from VGS capacity on this European network on an indefeasible right of use ("IRU") basis. FTINL paid VGS
$35.6 million for such IRU over the European network and agreed to pay annual operating and maintenance fees. The annual operating and maintenance fees consist of $1.78 million paid in years one up to and including year five of the IRU, $1.068 million paid in years six to ten, and $712,000 paid in years eleven to fifteen.

                 FLAG TELECOM HOLDINGS LIMITED AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEAR ENDED DECEMBER 31, 2001 AND 2000, AND THE PERIOD FROM
                 INCORPORATION TO DECEMBER 31, 1999 (CONTINUED)

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

15.  RELATED PARTY TRANSACTIONS (CONTINUED)
                             COLLOCATION AGREEMENT

    On April 4, 2001, FLAG Atlantic UK Limited and FLAG Atlantic France Sarl, both subsidiaries of the Company (collectively "FLAG Atlantic"), entered into a Collocation Agreement with Verizon Global Solutions U.K. Ltd. and Verizon Global Solutions France SAS (collectively "Verizon UK/ France") under which FLAG Atlantic agreed to license to Verizon UK/France co-location space in FA-1 PoPs in both London and Paris. Verizon UK/France agreed to pay approximately $15,471,000 for the license in the UK and approximately $6,119,000 for the license in France. The space will be used by VGS to create the London and Paris PoPs for its European network, which will provide capacity to subsidiaries of the Company under the Network Alliance Agreement referred to above.

                         RE-SALE AND PURCHASE AGREEMENT

    On April 3, 2001, FTINL and FLAG Telecom Global Networks Limited ("FTGNL"), both subsidiaries of the Company, entered into a Re-Sale and Purchase Agreement with VGS under which VGS agreed to purchase for $17.6 million approximately 30% of the dark fiber pairs and co-location facilities located on the KPNQwest Services UK Limited ("KPNQwest") EuroRings Network. The fiber pairs and co-location facilities were originally purchased pursuant to a Dark Fibre IRU and Collocation Facilities Agreement, dated February 28, 2001, among FTINL, FTGNL and KPNQwest (the "KPNQwest Agreement").

                             TRI-PARTITE AGREEMENT

    On April 3, 2001, FTGNL, KPNQwest and VGS entered into a Tri-Partite Agreement under which FTGNL assigned all of its rights, title, interest and obligations under the KPNQwest Agreement to VGS and KPNQwest acknowledged and consented to such assignment.

MARINE MAINTENANCE SERVICE AGREEMENT WITH TGN

    TGN Holdings Ltd. ("TGN") directly owns 11.2% of our common shares. On
June 1, 2001, FLAG Atlantic Limited ("FAL"), a subsidiary of the Company, entered into a Marine Maintenance Service Agreement with TyCom Contracting Limited ("TyCom"), an affiliate of TGN, under which TyCom agreed to provide certain marine maintenance services to FLAG Telecom for our FA-1 undersea fiber-optic cable systems. FAL agreed to pay $6.9 million per annum for such services. The earliest date on which we could withdraw from this contract is June 1, 2006.

AGREEMENT WITH ADNAN OMAR

    On December 10, 2001, the Company entered into an agreement with Mr. Adnan Omar, a director on FLAG Telecom's board, pursuant to which Mr. Omar was appointed President of FLAG Telecom Development Services Company LLC, a subsidiary of the Company in Egypt. The agreement is for a fixed two year term under which Mr. Omar is entitled to a monthly payment of US$30,000.

                 FLAG TELECOM HOLDINGS LIMITED AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEAR ENDED DECEMBER 31, 2001 AND 2000, AND THE PERIOD FROM
                 INCORPORATION TO DECEMBER 31, 1999 (CONTINUED)

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

15.  RELATED PARTY TRANSACTIONS (CONTINUED)
EMPLOYEE SERVICES AGREEMENT WITH BELL ATLANTIC GLOBAL SYSTEMS

    In May 1998, FLAG Limited entered into an Employee Services Agreement with Bell Atlantic Global Systems Company ("BAGS"), an affiliate of one of the Company's then shareholders, pursuant to which BAGS employees were seconded to FLAG Limited. The total cost incurred for this service during the year ended December 31, 2000, and the period from incorporation to December 31, 1999, was $23 and $298, respectively. These costs have been expensed in the accompanying statements of operations.

CONSTRUCTION MANAGEMENT SERVICES AGREEMENT WITH FLAG ATLANTIC LIMITED

    Effective October 8, 1999, FLAG Telecom Group Services Limited ("FTGSL"), a 100% owned subsidiary of the Company, entered into a construction management services agreement with FLAG Atlantic Limited (the "Agreement"), which prior to the acquisition by a subsidiary of all of the equity on December 6, 2000, was a 50:50 joint venture with GTS (See note 4). The Agreement calls for FTGSL to provide project planning, monitoring, budget reviewing, survey approving, observation and inspection of installation and commissioning activities, performance reviews and other related services required to oversee the construction of the network. Up until December 6, 2000, the Company recorded its 50% share of the profits under the Agreement. After the December 6, 2000 acquisition from GTS, all intercompany revenues in connection with the Agreement were eliminated on consolidation. Total revenues recognized under the Agreement during the year ended December 31, 2000 and the period from incorporation to December 31, 1999 were $6,465 and $1,631 respectively.

16.  COMMITMENTS AND CONTINGENCIES

    As of December 31, 2001, FLAG Limited was committed under supply contracts for the FLAG Europe-Asia cable system for final payments totaling $818 representing funds withheld pending the completion of certain outstanding items under the supply contracts. Provision has been made in full in the Group's financial statements to cover the anticipated final payments.

    During 1997, FLAG Limited entered into an operations contract for the FLAG Network Operations Center (the "FNOC") with one of the landing parties on the FLAG Europe-Asia cable system. The terms of the contract require the landing party to provide a permanent facility in which to locate the FNOC along with qualified personnel and additional support as required to assist in the operations of the FNOC. This is an ongoing commitment. In exchange for the services provided under the contract, FLAG Limited is currently committed to compensate the landing party with $243 as an annual fixed charge for rent of the premises where the FNOC is located, subject to review in future years. Costs incurred by the landing party to provide qualified personnel and additional support are to be reimbursed by FLAG Limited on a "cost plus" basis.

    The Group has entered into lease agreements for the rental of office space. Rent expense of $6,038, $1,959 and $1,364 was recorded for the years ended December 31, 2001 and 2000 and the

                 FLAG TELECOM HOLDINGS LIMITED AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEAR ENDED DECEMBER 31, 2001 AND 2000, AND THE PERIOD FROM
                 INCORPORATION TO DECEMBER 31, 1999 (CONTINUED)

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

16. COMMITMENTS AND CONTINGENCIES (CONTINUED) period from incorporation to December 31, 1999, respectively. Estimated future minimum rental payments under the leases are as follows:

2002........................................................  $ 4,799
2003........................................................    4,460
2004........................................................    4,035
2005........................................................    3,353
2006........................................................    3,134
Thereafter..................................................   36,530
                                                              -------
                                                              $56,311
                                                              =======

    The Group is also committed to make payments under various standby maintenance agreements for the cable systems currently in use. Estimated future payments under the standby maintenance agreements are as follows:

2002........................................................  $ 30,616
2003........................................................    29,623
2004........................................................    22,418
2005........................................................    13,448
2006........................................................     8,125
Thereafter..................................................     5,250
                                                              --------
                                                              $109,480
                                                              ========

    The estimated future payments under the standby maintenance agreements are based on a number of assumptions, including, among other things, the proportion of the total cable system capacity sold at any point in time and the number of other cable systems serviced under the agreement.

    The Company has capitalized the future minimum lease payments of property and equipment under leases that qualify as capital leases. At December 31, 2001, future minimum payments under these capital leases are as follows (in thousands) and are included in other current liabilities and other deferred liabilities in the accompanying consolidated balance sheet:

2002........................................................  $1,267
2003........................................................   1,163
2004........................................................     830
2005........................................................     780
2006........................................................     740
Thereafter..................................................   4,960
                                                              ------
Total.......................................................  $9,740
                                                              ======

                 FLAG TELECOM HOLDINGS LIMITED AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEAR ENDED DECEMBER 31, 2001 AND 2000, AND THE PERIOD FROM
                 INCORPORATION TO DECEMBER 31, 1999 (CONTINUED)

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

16.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Capital expenditure contracted but not provided for as at December 31, 2001 amounted to approximately $160,089 in relation to the construction of our global network.

    We are currently in litigation proceedings with PSINet, Inc. and its related affiliates and subsidiaries ("PSINet"). In December 2001, PSINet initiated Chapter 11 bankruptcy proceedings in the United States Bankruptcy Court in the Southern District of New York. Pursuant to those proceedings, on December 31, 2001, PSINet commenced litigation against FLAG Atlantic Limited and FLAG Atlantic USA Limited to recover an alleged preference payment. Prior to PSINet filing for bankruptcy, we entered into a capacity right of use agreement with PSINet. In compliance with that agreement, PSINet paid us $23.8 million. PSINet claims that this payment may be avoided because it was made within 90 days of PSINet filing for bankruptcy and argues that it is entitled to recover the amount of the payment, together with interest. We intend to defend this action vigorously and assert various defenses to the preference claim.

    We are involved in a dispute with two former employees, Messrs. Reda and Jalil, which centers on the lawfulness of the termination of their employment contracts and the sums payable in that termination. The most significant dispute between the parties is as to the ex-employees' entitlement to stock options or damages in lieu. Although Messrs. Reda and Jalil have not made clear what damages they are claiming, we believe that the amount that they would claim for wrongful termination would be between $3,000,000 and $4,000,000, plus interest. We are unable to estimate the amount they would claim with respect to their allegation that they were entitled to stock options. The Court of Appeal of Bermuda ruled on this issue in our favor. Messrs. Reda and Jalil have subsequently appealed to the Privy Council in the United Kingdom. We are of the opinion that we have good grounds for believing that the ruling of the Court of Appeal of Bermuda is unlikely to be varied by the Privy Council.

    We have received a third-party subpoena from the SEC seeking documents in connection with the SEC's investigation of Global Crossing. We intend to cooperate fully with the SEC's request for such documents.

    We are also involved in litigation from time to time in the ordinary course of business. In management's opinion, with the exception of the disputes described above, the litigation in which we are currently involved, individually and in the aggregate, is not material to us.

17.  SEGMENT REPORTING

    On a segmental basis, FLAG Telecom has historically reported its results in its two primary operational areas: Capacity and Operations and Network Services. The decision to report under these two segments was made on the basis that they are managed and evaluated separately and that each segment possesses different economic characteristics requiring different marketing strategies. This rationale is currently under review and we may choose to adopt a different segmental analysis in future reporting periods. Our sales and marketing functions are structured as geographical sales teams selling the full range of the products and services to their customer base, on our global network, supported by corporate functions. As such it is increasingly difficult to separate our activities into the two primary operational areas identified.

                 FLAG TELECOM HOLDINGS LIMITED AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEAR ENDED DECEMBER 31, 2001 AND 2000, AND THE PERIOD FROM
                 INCORPORATION TO DECEMBER 31, 1999 (CONTINUED)

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

17.  SEGMENT REPORTING (CONTINUED)
    The accounting policies adopted for each segment are the same as those described in the summary of significant accounting policies. Management evaluates performance based on operating contribution, where segment revenues are reduced by those costs that are allocable to the segments.

    Details of the financial results of the two business segments for the year ended December 31, 2001 and 2000 are summarized below, reconciled to the totals for the Group as a whole. Substantially all the revenues and operating results in 1999 and earlier periods arose from Capacity and Operations. There was no Network Service revenue recognized in 1999.

    The following table presents selected items for December 31, 2001, by segment are as follows:

                                                      CAPACITY AND    NETWORK    CONSOLIDATED
SELECTED ITEMS                                         OPERATIONS    SERVICES        TOTAL
--------------                                        ------------   ---------   -------------
Revenue.............................................     138,845       49,478        188,323
Operating expenses..................................     608,564       80,031        688,595
Operating loss......................................    (469,719)     (30,553)      (500,272)
Segmental assets....................................   1,965,257      372,605      2,337,862
                                                                                   ---------
Common assets.......................................                               1,138,804
                                                                                   ---------
Total assets........................................                               3,476,666
                                                                                   =========

    The following table presents selected items for December 31, 2000, by segment are as follows:

                                                      CAPACITY AND    NETWORK    CONSOLIDATED
SELECTED ITEMS                                         OPERATIONS    SERVICES        TOTAL
--------------                                        ------------   ---------   -------------
Revenue.............................................      77,707       21,599         99,306
Operating expenses..................................     150,840       25,841        176,681
Operating loss......................................     (73,133)      (4,242)       (77,375)
Segmental assets....................................   1,017,830      530,845      1,548,675
                                                                                   ---------
Common assets.......................................                               1,530,089
                                                                                   ---------
Total assets........................................                               3,078,764
                                                                                   =========

    No individual customer accounted for greater than 10% of revenues.

    The revenue generated by geographic location of customers is as follows:

REVENUE:                                                        2001       2000       1999
--------                                                      --------   --------   --------
North America...............................................   51,645     20,962     43,627
Europe......................................................   60,370     29,597     49,901
Middle East.................................................   51,579     22,420      6,572
Asia........................................................   24,729     26,327     32,330
                                                              -------     ------    -------
Consolidated Revenue........................................  188,323     99,306    132,430
                                                              =======     ======    =======

                 FLAG TELECOM HOLDINGS LIMITED AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEAR ENDED DECEMBER 31, 2001 AND 2000, AND THE PERIOD FROM
                 INCORPORATION TO DECEMBER 31, 1999 (CONTINUED)

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

18.  POST BALANCE SHEET EVENT

    As at December 31, 2001, we had a lending facility with WestLB, the agent bank for our project financing for FNAL. Since December 31, 2001, WestLB have informed us that it has cancelled the commitment and terminated the lending facility. We are discussing potential alternative structures with WestLB and are pursuing other possible financing structures for financing FNAL. If we are unable to arrange alternative financing for FNAL, we will not be able to complete FNAL and may be required to write off a portion of our investment, which was approximately $500 million at December 31, 2001 (including deferred financing costs of approximately $3.7 million which would have to be written off).

    As at December 31, 2001, $42.5 million included within "Other long-term assets" represented capacity credits that have been purchased on the systems of Global Crossing and its affiliates. In light of the bankruptcy protection filing by Global Crossing, there is no guarantee that we will be able to realize the value of these assets and an impairment charge may be required.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE SHAREHOLDERS OF FLAG LIMITED:

    We have audited the accompanying consolidated statements of operations, comprehensive income, shareholders' equity and cash flows of FLAG Limited (a Bermuda company) and subsidiaries for the period from January 1, 1999 to February 26, 1999. These financial statements are the responsibility of FLAG Limited's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated statements of operations, comprehensive income, shareholders' equity and cash flows referred to above present fairly, in all material respects, the results of operations and cash flows for FLAG Limited and subsidiaries for the period from January 1, 1999 to February 26, 1999 in conformity with accounting principles generally accepted in the United States.

Arthur Andersen & Co.
Hamilton, Bermuda
December 30, 1999

                                  FLAG LIMITED
                     CONSOLIDATED STATEMENTS OF OPERATIONS
            FOR THE PERIOD FROM JANUARY 1, 1999 TO FEBRUARY 26, 1999

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                 1999
                                                              -----------
REVENUES:
  Capacity sales, net of discounts..........................  $    25,554
  Standby maintenance and restoration revenue...............        4,458
                                                              -----------
                                                                   30,012

SALES AND OTHER OPERATING EXPENSES:
  Cost of capacity sold.....................................        8,294
  Operations and maintenance................................        5,114
  Sales and marketing.......................................          637
  General and administrative................................        2,870
  Depreciation and amortization.............................          233
                                                              -----------
                                                                   17,148

OPERATING INCOME............................................       12,864

INTEREST EXPENSE............................................        9,758

INTEREST INCOME.............................................        1,825
                                                              -----------
INCOME BEFORE INCOME TAXES..................................        4,931

PROVISION FOR INCOME TAXES..................................         (171)

NET INCOME..................................................        4,760
                                                              -----------
Basic and diluted net income/(loss) per common
  share--Class B............................................  $      0.01
Weighted average common shares outstanding -- Class B.......  635,796,338

   The accompanying notes are an integral part of these financial statements.

                                  FLAG LIMITED
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
            FOR THE PERIOD FROM JANUARY 1, 1999 TO FEBRUARY 26, 1999

                      (EXPRESSED IN THOUSANDS OF DOLLARS)

                                                                1999
                                                              --------
NET INCOME..................................................   $4,760
Foreign currency translation adjustment.....................      178
                                                               ------
COMPREHENSIVE INCOME........................................   $4,938
                                                               ======

   The accompanying notes are an integral part of these financial statements.

                                  FLAG LIMITED
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
            FOR THE PERIOD FROM JANUARY 1, 1999 TO FEBRUARY 26, 1999

          (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT NUMBERS OF SHARES)

                                             CLASS A                  CLASS B                           FOREIGN         RETAINED
                                          COMMON SHARES            COMMON SHARES        ADDITIONAL      CURRENCY        EARNINGS
                                     -----------------------   ----------------------     PAID-IN     TRANSLATION     (ACCUMULATED
                                        SHARES       AMOUNT      SHARES       AMOUNT      CAPITAL      ADJUSTMENT       DEFICIT)
                                     ------------   --------   -----------   --------   -----------   ------------   --------------
Balance, December 31, 1998.........   132,000,000       13     565,858,741       57       504,381         (704)          (44,951)
Conversion of Class A shares into
  Class B shares
Class A shares [retired]...........  (132,000,000)     (13)             --       --            13           --                --
Class B shares issued..............            --               69,937,597        7            (7)          --                --
Foreign currency translation
  adjustment.......................                     --              --       --            --           --               178
1999 net income applicable to
  common shareholders                          --       --              --       --            --           --             4,760
                                     ------------     ----     -----------     ----      --------        -----          --------
Balance, February 26, 1999.........            --     $ --     635,796,338     $ 64      $504,387        $(526)         $(40,191)
                                     ============     ====     ===========     ====      ========        =====          ========


                                         TOTAL
                                      SHAREHOLDERS
                                         EQUITY
                                     --------------
Balance, December 31, 1998.........     458,796
Conversion of Class A shares into
  Class B shares
Class A shares [retired]...........          --
Class B shares issued..............          --
Foreign currency translation
  adjustment.......................         178
1999 net income applicable to
  common shareholders                     4,760
                                        -------
Balance, February 26, 1999.........     463,734
                                        =======

   The accompanying notes are an integral part of these financial statements.

                                  FLAG LIMITED
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
            FOR THE PERIOD FROM JANUARY 1, 1999 TO FEBRUARY 26, 1999

                      (EXPRESSED IN THOUSANDS OF DOLLARS)

                                                                1999
                                                              --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income applicable to common shareholders................  $  4,760
Adjustments to reconcile net income to net cash used in
  operating activities:
  Amortization of financing costs...........................       274
  Depreciation..............................................       233
  Senior debt discount......................................        98
  Add/(deduct) net changes in operating assets and
    liabilities:
    Accounts receivable.....................................     1,710
    Prepaid expenses and other assets.......................      (645)
    Capacity available for sale.............................     8,664
    Accounts payable and accrued liabilities................   (16,541)
    Income taxes payable....................................       168
    Due to affiliate........................................      (668)
    Deferred revenue........................................   (21,157)
                                                              --------
      Net cash used in operating activities.................   (23,104)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt.................................   (15,000)
Decrease in funds held by collateral trustee................    36,230
                                                              --------
      Net cash provided by financing activities.............    21,230
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash reimbursed for construction in progress................       788
Purchase of fixed assets....................................      (200)
                                                              --------
      Net cash provided by investing activities.............       588
                                                              --------
NET DECREASE IN CASH........................................    (1,286)
Effect of foreign currency movements........................       178
CASH, beginning of year.....................................     3,024
                                                              --------
CASH, end of year...........................................  $  1,916
                                                              ========

SUPPLEMENTAL INFORMATION DISCLOSURE OF CASH FLOW
  INFORMATION:
Interest paid...............................................  $ 22,668

   The accompanying notes are an integral part of these financial statements.

                                  FLAG LIMITED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE PERIOD FROM JANUARY 1, 1999 TO FEBRUARY 26, 1999

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

1.  BACKGROUND

    The Company is a facilities-based provider of telecommunications capacity to licensed international carriers through its ownership of the world's longest independent, privately-owned digital fiber-optic undersea cable system, the FLAG Europe-Asia cable system. The FLAG Europe-Asia cable system links the telecommunications markets of Western Europe and Japan through the Middle East, India, Southeast Asia and China (the "FLAG Route"), along a route which adjoins countries with approximately 70% of the world's population. The FLAG Europe-Asia cable system was constructed to address the growing demand for high performance, secure and cost-effective digital communications for voice, data and video along the FLAG Route. The Company provides capacity on the FLAG Europe-Asia cable system at market-based prices to licensed international carriers. The FLAG Europe-Asia cable system, which was placed in commercial service on November 22, 1997, cost approximately $1.6 billion to construct, and consists of over 28,000 kilometers of fiber-optic cable.

    On February 26, 1999, the Company was part of a reorganization whereby FLAG Telecom Holdings Limited ("FTHL"), a Bermuda company, became the holding company for the FLAG Telecom group of companies. Pursuant to this reorganization, all of the Class A common shares of the Company were converted to Class B common shares and the shareholders of the Company transferred to FTHL 418,259,688 Class B common shares in exchange for an equal number of shares in FTHL. As a result of this reorganization, FTHL held 65.79% of the share capital of the Company with the balance of 34.21% being held by Bell Atlantic Network Systems Company.

2.  SIGNIFICANT ACCOUNTING POLICIES

    These financial statements have been prepared in accordance with accounting principles generally accepted in the United States and are expressed in U.S. Dollars ("Dollars"). The preparation of financial statements in conformity with U.S. generally accepted accounting principles ("U.S. GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    The significant accounting policies are summarized as follows:

A)  BASIS OF CONSOLIDATION

    The financial statements consolidate the financial statements of the Company and its subsidiary companies after eliminating intercompany transactions and balances.

B)  SALES AND COST OF SALES RECOGNITION

    Revenues are recognized upon the date the risks and rewards of ownership are transferred to the purchaser, which is the date the capacity is made available for activation and the customer becomes responsible for standby maintenance and repairs.

    Because substantially all receivables under agreements qualifying as sales-type leases are receivable within 75 days of the date the risks and rewards of ownership are transferred to the customer, the accounts receivable balance in the accompanying balance sheets, representing the gross future minimum

                                  FLAG LIMITED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      FOR THE PERIOD FROM JANUARY 1, 1999 TO FEBRUARY 26, 1999 (CONTINUED)

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) lease payments due, approximates the present value of future minimum lease payments. Amounts billed to customers for maintenance and repair services are invoiced separately from capacity lease payments. There are no guaranteed or unguaranteed residual values accruing to the benefit of the Company. The Company has no minimum lease payments due in 1999 and no minimum lease payments for all subsequent years.

    As of December 31, 1998, in exchange for construction costs incurred, the Company had granted credits to suppliers toward future capacity. In addition, certain customers have committed to purchase capacity at a future date under signed capacity credit agreements. Such amounts received or receivable under these agreements and the capacity credits granted to suppliers are recorded as deferred revenue until the date the credits are utilized, at which time the deferred revenue is recognized as earned. Amounts receivable under these capacity agreements are reflected within accounts receivable in the accompanying balance sheets. Deferred revenue also includes amounts invoiced for standby maintenance which are applicable to future periods.

    For certain customers, the Company has granted price protection credits entitling them to additional capacity if the Company lowers its prices prior to December 31, 1999. In the period that it becomes probable that the Company will lower its list prices, the Company records a provision for expected cost of sales for the additional units of capacity granted.

    The cost of the FLAG Europe-Asia cable system relating to capacity sold is recognized as cost of sales upon recognition of revenues. The amount charged to cost of sales is based on the ratio of capacity sales recognized as revenues in the period to total expected revenues over the entire life of the FLAG Europe-Asia cable system multiplied by the total construction costs. This calculation of cost of sales matches costs with the relative sales value of each sale to total expected revenues.

    Management's estimate of total expected revenues over the life of the FLAG Europe-Asia cable system may change due to a number of factors affecting estimated future revenues including changes in management's estimate of the units of capacity to be sold and changes in the expected sales value per unit of capacity to be sold. Additionally, the cost per unit will decrease in the event the Company elects to upgrade the capacity of the FLAG Europe-Asia cable system in the future to increase the units of capacity available for sale. Changes in management's estimate of total expected revenues over the life of the FLAG Europe-Asia cable system will result in adjustments to the calculations of cost of sales. These adjustments will be recorded on a prospective basis over future periods commencing with the period management revises its estimate. As the revenue from operating lease transactions is incidental, such transactions are recorded as a reduction of capacity available for resale and no depreciation is recorded.

    Standby maintenance charges are invoiced separately from capacity sales. Revenue relating to standby maintenance is recognized over the period in which the service is provided.

C)  COMMISSIONS

    Commissions for purchase commitments are recognized as an expense upon recognition of the related revenues.

                                  FLAG LIMITED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      FOR THE PERIOD FROM JANUARY 1, 1999 TO FEBRUARY 26, 1999 (CONTINUED)

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
D)  CAPACITY AVAILABLE FOR SALE AND CONSTRUCTION IN PROGRESS

    Capacity available for sale is recorded at the lower of cost or fair value less cost to sell and is charged to cost of sales as capacity is sold. Construction in progress is transferred to capacity available for sale at the date it is completed and placed into commercial operation. Construction in progress includes direct and indirect expenditures which are stated at cost and includes the accumulated work in progress for construction of the FLAG Europe-Asia cable system. Capitalized costs include costs incurred under the construction contract, engineering and consulting fees, legal fees related to obtaining landing right licenses, costs related to program management, costs for the route surveys, interest and other costs necessary for developing the FLAG Europe-Asia cable system.

E)  CAPITALIZED FINANCING COSTS

    Costs incurred by the Company to obtain financing for the FLAG Europe-Asia cable system have been capitalized and are being amortized over the term of the related borrowings. Capitalized costs relating to existing financings are written off when a refinancing occurs.

F)  FIXED ASSETS

    Fixed assets are stated at cost, net of accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets as follows:

Computer equipment......................................  33 1/3% per annum
Fixtures and fittings...................................  20% per annum
Leasehold improvement...................................  remaining lease term
Motor vehicles..........................................  20% per annum

G)  INTEREST RATE DERIVATIVES

    The Company uses derivative financial instruments for the purpose of reducing its exposure to adverse fluctuations in interest rates. The Company does not utilize derivative financial instruments for trading or other speculative purposes. The counterparties to these instruments are major financial institutions with high credit quality. The Company is exposed to credit loss in the event of nonperformance by these counterparties.

    At the end of March 1998, the Company entered into two interest rate swap agreements to manage the Company's exposure to interest rate fluctuations on the $370,000 bank credit facility undertaken on January 30, 1998 (the "New Credit Facility"). Under the swap agreements, the Company pays a fixed rate of 5.60% on a notional amount of $60,000, a fixed rate of 5.79% on a notional amount of $100,000, and the counterparty pays the floating rate based on LIBOR. The swap agreements terminate in January and July 2000, respectively, unless extended by an additional one year and six months, respectively, at the option of the counterparty.

    The 8 1/4% Senior Notes arising on the refinancing undertaken on January 30, 1998 (the "Senior Notes") accrue interest at the rate of 8 1/4% per annum paid semi-annually on January 30 and July 30 of

                                  FLAG LIMITED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      FOR THE PERIOD FROM JANUARY 1, 1999 TO FEBRUARY 26, 1999 (CONTINUED)

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) each year, commencing on July 30, 1998 (see Note 3. "Long-term Debt"). Interest is expensed as it accrues. The Senior Notes are redeemable at the Company's option, in whole or in part, at any time on or after January 30, 2003, at specified option prices. In the event of any equity offering before January 31, 2001, the Company may use all or a portion of the net proceeds therefrom to redeem up to 33 1/3% of the original principal amount of the Senior Notes at a redemption price of 108.25% plus accrued and unpaid interest. If the Company has excess cash flow, as defined, for any fiscal year commencing in 2001, the Company is required, subject to certain exceptions and limitations, to make an offer to purchase the Senior Notes at specified prices. Upon a change in control, the note holders may require the Company to purchase all or any portion of the outstanding notes at a price equal to 101% of the principal amount plus accrued but unpaid interest.

    For interest rate derivatives to qualify for hedge accounting, the debt instrument being hedged must expose the Company to interest rate risk and, at the inception of the derivative instrument and throughout the period the derivative is held, there must be a high correlation of changes in the market value of the derivative and interest expense of the hedged item. Gains and losses on interest rate derivatives and other derivative instruments which do not meet this criteria would be recorded in the statement of operations.

    If an interest rate derivative instrument were to terminate or be replaced by another instrument and no longer qualify as a hedge instrument, then it would be marked to market and carried on the balance sheet at fair value.

H)  TRANSLATION OF FOREIGN CURRENCIES

    Transactions in foreign currencies are translated into Dollars at the rate of exchange prevailing at the date of each transaction. Monetary assets and liabilities denominated in foreign currencies at year end are translated into Dollars at the rate of exchange at that date. Foreign exchange gains or losses are reflected in the accompanying statements of operations.

    The statements of operations of overseas subsidiary undertakings are translated into United States Dollars at average exchange rates and the year-end net investments in these companies are translated at year-end exchange rates. Exchange differences arising from retranslation at year-end exchange rates of the opening net investments and results for the year are charged or credited directly to the cumulative translation adjustment in shareholders' equity.

I)  STOCK OPTION PLAN

    The Company accounts for stock option grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and accordingly, recognizes compensation expense for stock option grants to the extent that the fair value of the stock exceeds the exercise price of the option at the measurement date.

J)  INCOME TAXES

    Deferred taxes are determined based on the difference between the tax basis of an asset or liability and its reported amount in the financial statements. A deferred tax liability or asset is recorded using

                                  FLAG LIMITED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      FOR THE PERIOD FROM JANUARY 1, 1999 TO FEBRUARY 26, 1999 (CONTINUED)

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the enacted tax rates expected to apply to taxable income in the period in which the deferred tax liability or asset is expected to be settled or realized. Future tax benefits attributable to these differences, if any, are recognizable to the extent that realization of such benefits is more likely than not.

K)  NET INCOME PER COMMON SHARE

    In February 1999, the shareholders of all Class A common shares in the Company converted their shares into Class B common shares of equivalent value. Basic net income per Class B common share in 1999 is based on dividing the net income by the number of Class B common shares outstanding for the period as if the exchange had occurred on January 1, 1999.

L)  PENDING ACCOUNTING STANDARDS

    The Financial Accounting Standards Board has also recently issued Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which is effective for periods beginning after June 15, 2000. This pronouncement requires the recognition of all derivative instruments on the balance sheet at fair-value. Any subsequent changes in fair-value are then recognized in earnings unless the derivative qualifies for treatment as a hedge. Management has not yet assessed the impact of the adoption of SFAS 133 on the Company's financial position or results of operations, although it may lead to increased volatility in the Company's earnings and comprehensive income.

    The Financial Accounting Standards Board has recently issued Interpretation No. 43, "Real Estate Sales, an interpretation of FASB Statement No. 66." This interpretation clarifies that sales of real estate with property improvements or integral equipment that cannot be removed and used separately from the real estate without incurring significant costs should be accounted for under FASB Statement No. 66, "Accounting for Sales of Real Estate" ("FAS 66"). The provisions of this Interpretation are effective for all sales of real estate with property improvements or integral equipment entered into after June 30, 1999. It is expected that the provisions of this pronouncement will affect timing of the Company's recognition of revenues and costs associated with future sales of capacity.

3.  SHAREHOLDERS' EQUITY

A)  CLASS A COMMON SHARES

    In February 1999, the shareholders of all Class A common shares in the Company converted their shares into Class B common shares of equivalent value. 132,000,000 Class A shares were converted to 69,937,597 Class B shares.

    As of December 31, 1998, 132,000,000 Class A common shares were issued and outstanding.

    By ownership of their Class A common shares, the Class A shareholders were entitled to one vote per share at any meeting of Class A shareholders and, at any general meeting or special meeting of all shareholders, to a vote representing 11% of the total voting interests of the Company, multiplied by the percentage of Class A common shares held. Class A shareholders were entitled to receive 11% of any

                                  FLAG LIMITED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      FOR THE PERIOD FROM JANUARY 1, 1999 TO FEBRUARY 26, 1999 (CONTINUED)

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

3.  SHAREHOLDERS' EQUITY (CONTINUED)
dividends or distributions declared, paid pro rata in proportion to the number of Class A common shares held, prior to the payment of any dividends or distributions to the Class B shareholders.

B)  CLASS B COMMON SHARES

    The authorized Class B common shares capital of the Company consists of 1,000,000,000 shares with a par value of $.0001 per share. The following number of shares were issued and outstanding.

                                                                 1999
                                                              -----------
Shares outstanding..........................................  635,796,338
Share capital...............................................  $        64

    By ownership of their Class B common shares, the Class B shareholders are entitled to one vote per share at each meeting of Class B shareholders and, at any general meeting or special meeting of all shareholders, to a vote representing 89% of the total voting interests of the Company, multiplied by the percentage of Class B common shares held. Class B shareholders are entitled to receive dividends or distributions declared or paid, pro rata in proportion to the total number of Class B common shares held, after taking into account the rights of Class A shareholders to such dividends and distributions.

4.  STOCK OPTIONS

    In March, 1998, the Company adopted a Long-Term Incentive Plan under which the Company may grant up to 25,237,831 shares of common stock to eligible members of staff. During the year ended December 31, 1998, options to purchase 14,146,239 Class B common shares were granted under the plan. No options were granted under the plan from January 1, 1999 to February 26, 1999. Generally, the options vest and are exercisable on the third and fourth anniversaries of their grant, subject to meeting certain qualifying criteria. All options vest no later than eight years and expire ten years after the date of grant. The options can vest, and are exercisable, earlier on the commencement of an initial public offering of equity in the Company. All of the options were granted at an exercise price of $1.07 per share. No options had vested. Since the Company accounts for employee options in accordance with APB No. 25, the Company has not recognized compensation expense with respect to the options granted since the exercise price did not exceed management's estimated fair value of the shares on the date of the grant (the measurement date).

    Had the compensation for the Company's Long Term Incentive Plan (see above in this Note 4) been determined in accordance with SFAS 123, the Company's net loss and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                1999
                                                              --------
Net income attributable to common shareholders
  --as reported.............................................   4,760
  --pro forma...............................................   4,501
Earnings per share
  --as reported.............................................    0.01
  --pro forma...............................................    0.01

                                  FLAG LIMITED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      FOR THE PERIOD FROM JANUARY 1, 1999 TO FEBRUARY 26, 1999 (CONTINUED)

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

4.  STOCK OPTIONS (CONTINUED)
    The effects of applying SFAS 123 for disclosing compensation cost may not be representative of the effects on reported net income for future years.

    The weighted average fair value of options granted during 1998 was $0.61 per share. The fair value of each option grant is estimated on the date of grant using the Black Scholes option-pricing model using the following weighted average assumptions.

Dividend yield..............................................  0.0%
Expected volatility.........................................  0.59
Risk-free interest rate.....................................  6.0%
Expected lives of the options...............................  5.0 years

    The weighted average remaining contractual life of all options is
9.31 years.

5.  BASIC AND DILUTED INCOME (LOSS) PER COMMON SHARE

                                                                 1999
                                                                CLASS B
                                                              -----------
Net income (loss) before extraordinary item.................  $     4,760
Net income (loss)...........................................  $     4,760
Percentage entitlement......................................          100%
Net income (loss) per class before extraordinary item.......  $     4,760
Net income (loss) per class.................................  $     4,760
Number of shares............................................  635,796,333
Income (loss) per share before extraordinary item...........  $      0.01
Net income (loss) per share.................................  $      0.00

    In February 1999, the shareholders of all Class A common shares in the Company converted their shares into Class B common shares of equivalent value. Basic net income per Class B common share in 1999 is based on dividing the net income by the number of Class B common shares outstanding for the period as if the exchange had occurred on January 1, 1999. The basic net loss per Class A and Class B common share in 1998 is based on dividing net loss applicable to Class A and Class B shareholders by the weighted average number of common shares outstanding during the period.

    No stock options were granted during the period from January 1, 1999 to February 26, 1999. The stock options granted during 1998, discussed in Note 4, did not have a dilutive effect on 1999 net income per common share or 1998 net loss per common share.

6.  TAXES

    At the present time, no income, profit, capital or capital gains taxes are levied in Bermuda. In the event that such taxes are levied, the Company has received an undertaking from the Bermuda Government exempting it from all such taxes until March 28, 2016.

    The provision for income taxes reflected in the accompanying statement of operations consists of taxes incurred on income derived from capacity sales and standby maintenance revenues from

                                  FLAG LIMITED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      FOR THE PERIOD FROM JANUARY 1, 1999 TO FEBRUARY 26, 1999 (CONTINUED)

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

6.  TAXES (CONTINUED)
customers in certain jurisdictions along the FLAG Europe-Asia cable system where the Company is deemed to have a taxable presence or is otherwise subject to tax.

    Income tax expense, which consists entirely of taxes payable to foreign governments, is comprised of the following:

                                                                1999
                                                              --------
Current.....................................................    $171
Deferred....................................................      --
                                                                ----
                                                                $171

    Deferred taxes arise principally because, for tax purposes, in certain jurisdictions, revenues from capacity sales are deferred and recognized as taxable income over the estimated life of the FLAG Europe-Asia cable system.

    Since Bermuda does not impose an income tax, the difference between reported tax expense in the accompanying statements of operations and tax as computed at statutory rates, is attributable to the provisions for foreign taxes shown above.

7.  RELATED PARTY TRANSACTIONS

    The Company and certain of its Shareholders or affiliates thereof have entered into agreements for the development, construction, operation, financing and marketing of the FLAG Europe-Asia cable system.

A)  PROGRAM MANAGEMENT SERVICES AGREEMENT

    Under the terms of a Program Management Services Agreement, Bell Atlantic Network Systems Company ("BANS"), then a Shareholder of the Company, managed all aspects of the planning and construction of the FLAG Europe-Asia cable system. The Company reimbursed BANS for all related costs and out-of-pocket expenses plus a fee equal to 16% of payroll costs and certain outside contractor and consultant costs.

    Effective May 14, 1998, the Company entered into a Termination and Release Agreement providing for the termination of the Program Management Services Agreement with BANS. In June 1998, the Company made a final payment to BANS to settle all outstanding liabilities under the Program Management Services Agreement.

B)  MARKETING SERVICES AGREEMENT

    The Company and BANS, entered into a Marketing Services Agreement pursuant to which BANS was responsible for marketing the assignable capacity of the FLAG Europe-Asia cable system. BANS invoiced the Company for commissions at the rate of 3% of the commitments obtained.

    Effective May 21, 1998, under a Marketing Transition Agreement the Company and BANS agreed to terminate the Marketing Services Agreement. Under the Marketing Transition Agreement, the Company agreed to pay certain of BANS' closing down expenses and certain commissions in

                                  FLAG LIMITED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      FOR THE PERIOD FROM JANUARY 1, 1999 TO FEBRUARY 26, 1999 (CONTINUED)

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

7.  RELATED PARTY TRANSACTIONS (CONTINUED)
connection with their pre-termination and post-termination activities. The Company will pay BANS commissions accrued under the Marketing Services Agreement but remaining unpaid and up to $3,000 in commissions resulting from certain sales. Also under the Marketing Transition Agreement the Company has agreed to pay BANS or its affiliate a 50% commission where BANS or its affiliate secures the sale of four whole DS-3s (which equates to 84 whole MIUs) on the FLAG Europe-Asia cable system. The Company will accrue a liability for the commissions in the period it becomes probable that BANS or its affiliate will obtain the sales and that the amount of the commissions can be reasonably estimated.

C)  EMPLOYEE SERVICES AGREEMENT

    In May 1998, the Company entered into an Employee Services Agreement with Bell Atlantic Global Systems Company ("BAGS"), an affiliate of BANS, pursuant to which BAGS seconds certain employees to the Company.

    The total costs incurred for this service during the year ended
December 31, 2000, and the period from incorporation to December 31, 1999, was $23 and $298 respectively.

8.  COMMITMENTS AND CONTINGENCIES

    As of February 26, 1999, the Company was committed under the Contract for a final payment totaling $132,725. FLAG Limited is currently holding discussions with Tyco and KDD Submarine Cable Systems Inc. regarding the final payment. Provision has been made in the Company's financial statements to cover the anticipated final payment.

    During the year, the Company signed agreements with two new landing parties. The Company reached formal agreements with the Saudi Telecom Company and the Jordan Telecommunications Company to add landing points in Jeddah and Aqaba respectively. The estimated cost to construct these landing points is approximately $53 million and is being funded through the Company's cash flow and contributions from one of the landing parties. The landing stations are expected to enter service in July 1999.

    During 1997 the Company entered into an operations contract for the FLAG Network Operations Center (the "FNOC") with one of the landing parties on the FLAG Europe-Asia cable system. The terms of the contract require the landing party to provide a permanent facility in which to locate the FNOC along with qualified personnel and additional support as required to assist in the operations of the FNOC. In exchange for the services provided under the contract, the Company is committed to compensate the landing party an annual fixed charge for rent of the premises where the FNOC is located equal to $200 for the first year of the contract increasing in 5% increments for the following three years. Costs incurred by the landing party to provide qualified personnel and additional support are to be reimbursed by the Company on a cost plus basis.

                                  FLAG LIMITED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      FOR THE PERIOD FROM JANUARY 1, 1999 TO FEBRUARY 26, 1999 (CONTINUED)

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

8.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The Company has entered into lease agreements for the rental of office space. Estimated future minimum rental payments under the leases are for the period February 27, 1999 to December 31, 1999 and for the years ended December 2000, 2001, 2002 and 2003 and thereafter are as follows:

Remainder of 1999...........................................  $ 963
2000........................................................    824
2001........................................................    537
2002........................................................    549
2003........................................................    549
Thereafter..................................................  2,910

    The Company is also committed to make quarterly payments under standby maintenance agreements for the period commencing October 8, 1997 and continuing through December 31, 2007. Estimated future payments under the standby maintenance agreements are for the period February 27, 1999 to December 31, 1999 and for the years ended December 2000, 2001, 2002 and 2003 and thereafter are as follows:

Remainder of 1999...........................................  $18,694
2000........................................................   24,546
2001........................................................   25,105
2002........................................................   25,197
2003........................................................    8,820
Thereafter..................................................   35,280

    The estimate future payments under the standby maintenance agreements are based on a number of assumptions, including, among other things, the proportion of the total FLAG Europe-Asia cable system capacity sold at any point in time and the number of other cable systems serviced under the agreement.

    The Company is subject to legal proceedings and claims in the ordinary course of business. Based on consultations with legal counsel, management does not believe that any of these proceedings or claims will have a material effect on the Company's financial position or results of operations.

9.  SUBSEQUENT EVENTS

    On February 26, 1999, the Company was part of a reorganization whereby FLAG Telecom Holdings Limited, a Bermuda company, became the holding company for the FLAG Telecom group of companies. As a result of this reorganization, the Company became a majority-owned subsidiary of FLAG Telecom Holdings Limited.

                                   SCHEDULE I

                         FLAG TELECOM HOLDINGS LIMITED
                            CONDENSED BALANCE SHEETS
                        AS OF DECEMBER 31, 2001 AND 2000

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                 2001         2000
                                                              ----------   ----------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $  401,386   $  893,574
  Due from equity method investments........................     348,536      331,646
  Prepaid expenses and other assets.........................       7,680        7,058
                                                              ----------   ----------
                                                                 757,602    1,232,278
Restricted cash.............................................     100,000           --

Equity method investments...................................     152,700      347,903
Capitalized financing costs, net of accumulated amortization
  of $115 (2000--$119)......................................         597        1,713
                                                              ----------   ----------
                                                              $1,010,899   $1,581,894
                        LIABILITIES
Current liabilities:
  Accounts payable..........................................         148           19
  Accrued liabilities.......................................      17,527       16,127
  Cross currency swaps......................................       7,226           --
Short-term debt.............................................     556,078           --
                                                              ----------   ----------
                                                                 580,979       16,146
Long-term debt..............................................          --      558,141
                                                              ----------   ----------
                                                                 580,979      574,287
                    SHAREHOLDERS' EQUITY
Common stock, $.0006 (2000--$.0006) par value, 300,000,000
  (2000--300,000,000) authorized and 134,139,046
  (2000--134,061,920) issued and outstanding................          80           80
Additional paid-in capital..................................   1,112,668    1,112,173
Deferred stock compensation.................................         (51)      (2,058)
Accumulated other comprehensive income......................       5,165        2,364
Accumulated deficit.........................................    (687,942)    (104,952)
                                                              ----------   ----------
                                                                 429,920    1,007,607
                                                              ----------   ----------
                                                              $1,010,899   $1,581,894
                                                              ==========   ==========

    The accompanying notes are an integral part of these condensed financial statements.

                         FLAG TELECOM HOLDINGS LIMITED
                       CONDENSED STATEMENTS OF OPERATIONS
      FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000, AND THE PERIOD FROM
                       INCORPORATION TO DECEMBER 31, 1999

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                            2001          2000          1999
                                                         -----------   -----------   ----------
EXPENSES:
  General and administrative, including non-cash stock
    compensation expense of $69 (2000 -- $228).........        3,942         1,180          492
                                                         -----------   -----------   ----------
                                                               3,942         1,180          492
                                                         ===========   ===========   ==========
OPERATING LOSS.........................................       (3,942)       (1,180)        (492)
LOSS FROM EQUITY METHOD INVESTMENTS....................     (544,018)     (109,737)     (14,994)
INTEREST EXPENSE.......................................      (57,460)      (51,184)          --
FOREIGN CURRENCY GAIN..................................       (7,871)       17,014           --
INTEREST INCOME........................................       31,592        55,621           --
                                                         -----------   -----------   ----------
LOSS BEFORE INCOME TAXES...............................     (581,699)      (89,466)     (15,486)
PROVISION FOR INCOME TAXES.............................           --            --           --
                                                         -----------   -----------   ----------
NET LOSS BEFORE CUMULATIVE EFFECT OF ADOPTION OF SFAS
  No. 133..............................................     (581,699)      (89,466)     (15,486)
                                                         -----------   -----------   ----------
CUMULATIVE EFFECT OF ADOPTION OF SFAS No. 133..........       (1,291)           --           --
  NET LOSS.............................................  $  (582,990)  $   (89,466)  $  (15,486)
Basic and diluted loss per common share before
  cumulative effect of adoption of SFAS No.133.........  $     (4.34)  $     (0.68)  $    (0.22)
Cumulative effect of adoption of SFAS No. 133..........  $     (0.01)           --           --
Basic and diluted loss per common share................  $     (4.35)  $     (0.68)  $    (0.22)
Weighted average common shares outstanding.............  134,122,061   130,763,607   69,709,935

    The accompanying notes are an integral part of these condensed financial statements.

                         FLAG TELECOM HOLDINGS LIMITED
                  CONDENSED STATEMENTS OF COMPREHENSIVE INCOME
       FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 AND THE PERIOD FROM
                       INCORPORATION TO DECEMBER 31, 1999

                      (EXPRESSED IN THOUSANDS OF DOLLARS)

                                                                2001        2000       1999
                                                              ---------   --------   --------
NET LOSS....................................................  $(582,990)  $(89,466)  $(15,486)
Foreign currency translation adjustment.....................      2,743      2,223        141
Cumulative effect of change in accounting policy re SFAS No.
  133.......................................................       (526)        --         --
Change in fair market value of derivatives..................        584         --         --
                                                              ---------   --------   --------
COMPREHENSIVE LOSS..........................................  $(580,189)  $(87,243)  $(15,345)
                                                              =========   ========   ========

    The accompanying notes are an integral part of these condensed financial statements.

                         FLAG TELECOM HOLDINGS LIMITED
                       CONDENSED STATEMENTS OF CASH FLOWS
      FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000, AND THE PERIOD FROM
                       INCORPORATION TO DECEMBER 31, 1999

                      (EXPRESSED IN THOUSANDS OF DOLLARS)

                                                                2001        2000        1999
                                                              ---------   ---------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $(582,990)  $ (89,466)  $(15,486)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Cumulative effect of adoption of SFAS No. 133.............      1,291          --         --
  Amortization of financing costs...........................        116         119         --
  Stock compensation........................................         69         228        492
  Equity method investments.................................    544,018     109,737     14,994
  Add (deduct) net changes in operating assets and
    liabilities:
    Due from affiliate......................................   (351,932)   (331,849)        --
    Prepaid expenses and other assets.......................       (622)     (7,058)        --
    Accounts payable and accrued liabilities................      1,530      16,146         --
                                                              ---------   ---------   --------
      Net cash used in operating activities.................   (388,520)   (302,143)        --
CASH FLOWS FROM FINANCING ACTIVITIES:
  Financing costs incurred..................................         --      (1,682)        --
  Financing costs refunded..................................      1,000          --         --
  Net proceeds from issuance of 11 5/8% Senior Notes........         --     576,649         --
  Proceeds from Initial Public Offering.....................         --     633,769         --
  Proceeds from options exercised...........................        495         489         --
                                                              ---------   ---------   --------
      Net cash provided by financing activities.............      1,495   1,209,225         --
CASH FLOWS FROM INVESTING ACTIVITIES:
  Increase in restricted cash...............................   (100,000)         --         --
  Dividend from equity method investment....................         --      30,000         --
  Capital contribution to equity method investment..........         --     (25,000)        --
  Net cash used in investing activities.....................   (100,000)      5,000         --
NET INCREASE IN CASH AND CASH EQUIVALENTS...................   (487,025)    912,082         --
  Effect of foreign currency movements......................     (5,163)    (18,508)        --
CASH AND CASH EQUIVALENTS, beginning of period..............    893,574          --         --
                                                              ---------   ---------   --------
CASH AND CASH EQUIVALENTS, end of year......................    401,386   $ 893,574         --
                                                              =========   =========   ========

    The accompanying notes are an integral part of these condensed financial statements.

                 FLAG TELECOM HOLDINGS LIMITED AND SUBSIDIARIES
                  NOTES TO THE CONDENSED FINANCIAL STATEMENTS
      FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000, AND THE PERIOD FROM
                       INCORPORATION TO DECEMBER 31, 1999

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

1.  BACKGROUND AND ORGANIZATION

    FLAG Telecom Holdings Limited ("the Company" or "FLAG Telecom") was incorporated on February 3, 1999 to serve as the holding company for the FLAG Telecom group of companies. On February 26, 1999, FLAG Telecom acquired approximately 66% of FLAG Limited by exchanging 69,709,935 shares of FLAG Limited common stock for the same number of shares of FLAG Telecom common stock. The minority shareholder of FLAG Limited exchanged its remaining shareholding in FLAG Limited for 36,256,121 shares in FLAG Telecom on January 4, 2000 such that on that date FLAG Limited became a wholly owned subsidiary of FLAG Telecom.

    FLAG Telecom is an leading global network services provider and independent carrier's carrier providing a range of products and services to the international carrier community, Application Service Providers (ASPs) and Internet Service Providers ("ISPs") across a global network platform. Leveraging this network, FLAG Telecom's network services business markets a range of managed bandwidth and value-added services targeted at carriers, ISPs, ASPs and other content providers worldwide.

2.  DEBT

    As a result of our decision not to pay interest on FLAG Telecom's 11 5/8% Senior Notes, we have reclassified those Senior Notes from long-term to short-term debt as at December 31, 2001.

    The Company's debt comprises the following:

                                                            2001       2000
                                                          --------   --------
11 5/8% Senior Notes, due 2010, interest payable
  semi-annually, net of unamortized discount of $9,662
  (2000--$10,839).......................................  $556,078   $558,141
                                                          --------   --------
                                                          $556,078   $558,141
                                                          ========   ========

    On March 17, 2000 the Company completed the issue of $300,000 11 5/8% Senior Notes and Euro 300,000 11 5/8% Senior Notes at par in the US and Europe, raising combined net proceeds of $576,649. The effective interest rates at December 31, 2000 were 16.3% on the Dollar Notes and 15.8% on the Euro Notes.

    The indentures under which the Senior Notes were issued impose certain operating and financial restrictions. Such restrictions will affect, and in many respects significantly limit or prohibit, among other things, the ability of the Company to incur additional indebtedness, sell assets, make investments, engage in transactions with shareholders and affiliates, issue capital stock, create liens or engage in mergers or acquisitions. These restrictions could also limit the ability of the company to effect future financings, make needed capital expenditures, withstand a future downturn in its business or the economy in general, or otherwise conduct necessary corporate activities.

3.  EQUITY METHOD INVESTMENTS

    A dividend received during 2000 from FLAG Limited of $30,000 is reflected within equity method investments in the accompanying balance sheet.

                                  EXHIBIT G-2

                              SELECTED HISTORICAL
                             CONSOLIDATED FINANCIAL
                                  INFORMATION

                         FLAG TELECOM HOLDINGS LIMITED
                          (IN PROVISIONAL LIQUIDATION)
                                     INDEX

                                                                              PAGE
                                                                             NUMBER
                                                                            --------
Item 1   Financial Statements.............................................     2

              Consolidated Balance Sheets as of March 31, 2002 (unaudited)
                and December 31, 2001 (audited)...........................     2

              Consolidated Statements of Operations for the three months
                ended March 31, 2002 and 2001 (unaudited).................     3

              Consolidated Statements of Comprehensive Income for the
                three months ended March 31, 2002 and 2001 (unaudited)....     4

              Consolidated Statements of Cash Flows for the three months
                ended March 31, 2002 and 2001 (unaudited).................     5

              Notes to Consolidated Financial Statements (unaudited)......     6

                         FLAG TELECOM HOLDINGS LIMITED

                          (IN PROVISIONAL LIQUIDATION)

                          CONSOLIDATED BALANCE SHEETS

                   AS OF MARCH 31, 2002 AND DECEMBER 31, 2001

     (EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                               MARCH 31,    DECEMBER 31,
                                                                 2002           2001
                                                              -----------   -------------
                                                              (UNAUDITED)   (AUDITED)(1)
ASSETS:
  Current assets:
    Cash and cash equivalents...............................  $  373,811      $  424,174
    Accounts receivable, net of allowance for doubtful
      accounts of $10,579 (2001--$4,099)....................     151,920         154,000
    Prepaid expenses and other assets.......................      84,118          66,205
    Interest Rate collars...................................       2,596              57
                                                              ----------      ----------
  Total current assets......................................     612,445         644,436
  Goodwill..................................................         936              --
  Restricted cash...........................................     181,927         321,195
  Capitalized financing costs, net of accumulated
    amortization of $16,721 (2001--$8,543)..................      19,695          27,872
  Deferred Tax Asset........................................       2,940           2,940
  Construction in progress..................................     416,947         315,718
  Other long term assets, net...............................     159,565         157,427
  Property and equipment, net...............................   1,951,499       2,007,078
                                                              ----------      ----------
  Total Assets..............................................  $3,345,954      $3,476,666
                                                              ----------      ----------
LIABILITIES:
  Current liabilities:
    Accrued construction costs..............................  $   83,992      $   67,084
    Accounts payable........................................     116,689         112,183
    Accrued liabilities.....................................      90,965         109,684
    Cross currency swaps....................................       9,561           7,226
    Deferred revenue........................................     157,167         173,000
    Income taxes payable....................................      10,765          13,686
    Short-term debt.........................................   1,231,233         556,078
                                                              ----------      ----------
    Total current liabilities...............................   1,700,372       1,038,941
  Long-term debt............................................          --         767,953
  Deferred revenue and other................................   1,291,908       1,236,951
  Deferred taxes............................................       2,920           2,901
                                                              ----------      ----------
  Total Liabilities.........................................   2,995,200       3,046,746
                                                              ----------      ----------
SHAREHOLDERS' EQUITY:
  Common stock, $.0006 par value, 300,000,000 authorized and
    134,139,046 (2001--134,139,046) outstanding.............          80              80
  Additional paid-in capital................................   1,112,668       1,112,668
  Deferred stock compensation...............................         (36)            (51)
  Minority interest.........................................          20              --
  Accumulated other comprehensive income....................          24           5,165
  Accumulated deficit.......................................    (762,002)       (687,942)
                                                              ----------      ----------
  Total shareholders' equity................................     350,754         429,920
                                                              ----------      ----------
  Total liabilities and shareholders' equity................  $3,345,954      $3,476,666
                                                              ----------      ----------

--------------------------

(1) Extracted without amendment from the audited financial statements of the Company

                         FLAG TELECOM HOLDINGS LIMITED

                          (IN PROVISIONAL LIQUIDATION)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                           FOR THE THREE MONTHS ENDED

                            MARCH 31, 2002 AND 2001

                                                                  THREE MONTHS ENDED
                                                                       MARCH 31,
                                                              ---------------------------
                                                                  2002           2001
                                                              ------------   ------------
                                                              (UNAUDITED)    (UNAUDITED)
REVENUES:...................................................        69,538         29,016
EXPENSES:
  Operations and maintenance cost (including non-cash stock
    compensation expense of $1 (2001 -$151))................        19,740          7,592
  Network expenses..........................................        23,435          7,710
  Sales and marketing (including non-cash stock compensation
    expense of $1 (2001-$113))..............................         3,755          3,255
  General and administrative (including non-cash stock
    compensation expense of $13 (2001--$393))...............        19,343          9,253
  Depreciation and amortization.............................        45,366         20,437
                                                              ------------   ------------
                                                                   111,639         48,247
OPERATING LOSS..............................................       (42,101)       (19,231)
INTEREST EXPENSE............................................       (40,087)       (31,042)
FOREIGN CURRENCY GAIN.......................................         2,022         (6,951)
INTEREST INCOME.............................................         3,909         20,252
LOSS BEFORE INCOME TAXES....................................       (76,257)       (36,972)
PROVISION FOR INCOME TAXES..................................         2,197         (1,259)
NET LOSS BEFORE CUMULATIVE EFFECT OF ADOPTION OF SFAS NO.
  133.......................................................       (74,060)       (38,231)
CUMULATIVE EFFECT OF ADOPTION OF SFAS NO. 133...............            --         (1,291)
NET LOSS....................................................  $    (74,060)  $    (39,522)
                                                              ------------   ------------
Basic and diluted net loss per common share before
  cumulative effect of adoption of SFAS No. 133.............  $      (0.55)  $      (0.29)
Cumulative effect of adoption of SFAS No. 133...............  $        (--)  $      (0.01)
Basic and diluted net loss per share........................  $      (0.55)  $      (0.30)
                                                              ------------   ------------
Weighted average common shares outstanding..................   134,139,046    134,093,171
                                                              ------------   ------------

                         FLAG TELECOM HOLDINGS LIMITED

                          (IN PROVISIONAL LIQUIDATION)

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

               FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001

                      (EXPRESSED IN THOUSANDS OF DOLLARS)

                                                                 THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              -------------------------
                                                                 2002          2001
                                                              -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)
NET LOSS....................................................    (74,060)      (39,522)

Foreign currency translation................................     (7,681)       (2,809)

Loss/Gain on derivatives--effect of adoption of SFAS
  No.133....................................................         --          (526)

Loss/Gain on derivatives--change in fair value..............      2,540        (1,038)
                                                                -------       -------

Comprehensive Loss..........................................    (79,201)      (43,895)
                                                                -------       -------

                         FLAG TELECOM HOLDINGS LIMITED

                          (IN PROVISIONAL LIQUIDATION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

               FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001

                      (EXPRESSED IN THOUSANDS OF DOLLARS)

                                                               MARCH 31,     MARCH 31,
                                                                 2002          2001
                                                              -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................   $ (74,060)    $ (39,522)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Cumulative effect of adoption of SFAS No.133............          --         1,291
    Amortization of financing costs.........................       8,177           707
    Provision for doubtful accounts.........................       6,480            --
    Senior debt discount....................................         441           442
    Non-cash stock compensation.............................          16           658
    Depreciation and amortization...........................      45,366        20,436
    Deferred taxes..........................................          19           (51)
    Add/(deduct) net changes in assets and liabilities:
      Accounts receivable...................................      (4,408)       68,185
      Prepaid expenses and other assets.....................     (23,411)      (35,939)
      Accounts payable and accrued liabilities..............      26,108       (30,016)
      Income taxes payable..................................      (2,921)          833
      Deferred revenue and other............................      39,124       107,724
                                                               ---------     ---------
        Net cash provided by operating activities...........      20,931        94,748
                                                               ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Repayment of short-term debt............................     (88,500)      (20,000)
    Capital contributions--Options exercised................          --           396
                                                               ---------     ---------
        Net cash used in financing activities...............     (88,500)      (19,604)
                                                               ---------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Decrease in restricted cash...............................     139,267       195,634
  Cash paid for network assets (including construction).....    (115,960)     (355,080)
  Proceeds from disposal of property and equipment..........          57            --
  Investment in property and equipment......................      (3,541)      (19,005)
                                                               ---------     ---------
        Net cash provided by/(used in) investing
          activities........................................      19,823      (178,451)
                                                               ---------     ---------
NET DECREASE IN CASH........................................     (47,746)     (103,307)
                                                               ---------     ---------
Effect of foreign currency movements........................      (2,617)        1,913
CASH, beginning of period...................................     424,174       919,709
                                                               ---------     ---------
CASH, end of period.........................................   $ 373,811     $ 818,315
                                                               =========     =========
SUPPLEMENTAL INFORMATION ON NON-CASH INVESTING ACTIVITIES:
  Increase in network assets (including construction).......   $ 132,868     $ 327,080
  (Increase)/decrease in accrued construction costs.........     (16,908)       28,000
                                                               ---------     ---------
  Cash paid for network assets (including construction).....   $ 115,960     $ 355,080
                                                               ---------     ---------
SUPPLEMENTAL INFORMATION DISCLOSURE OF CASH FLOW
  INFORMATION:
Interest expense for period.................................   $  40,087     $  31,042
Amortization of financing costs and senior debt discount....      (8,618)       (1,149)
Increase in accrued interest payable........................      (6,861)      (26,366)
                                                               ---------     ---------
Interest paid...............................................   $  24,608     $   3,527
                                                               ---------     ---------
Interest capitalized........................................   $   2,783     $   2,955
                                                               ---------     ---------
Taxes paid..................................................   $     541     $     193
                                                               ---------     ---------

                         FLAG TELECOM HOLDINGS LIMITED

                          (IN PROVISIONAL LIQUIDATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. BACKGROUND AND ORGANIZATION

    FLAG Telecom Holdings Limited (in provisional liquidation) ("FLAG Telecom" or the "Company") is a Bermuda company with its principal executive offices located at Cedar House, 41 Cedar Avenue, Hamilton HM12, Bermuda. In addition to the Company, the principal companies which comprise the FLAG Telecom group of companies are the following wholly-owned subsidiaries of FLAG Telecom: FLAG Limited (in provisional liquidation), FLAG Atlantic Limited (in provisional liquidation), FLAG Asia Limited (in provisional liquidation), FLAG Telecom Group Services Limited (in provisional liquidation), FLAG Telecom Global Network Limited and FLAG Telecom Ireland Limited. We refer to these subsidiaries, together with the Company, as the "Group". In this quarterly report, the terms "we", "us" and "our" refer to the Group.

    FLAG Telecom was incorporated on February 3, 1999 to serve as the holding company for the Group. On February 26, 1999, FLAG Telecom acquired approximately 66% of FLAG Limited by exchanging 69,709,935 shares of FLAG Limited common stock for the same number of shares of FLAG Telecom common stock. The minority shareholder of FLAG Limited exchanged its remaining holding in FLAG Limited for 36,256,121 shares in FLAG Telecom on January 4, 2000 such that on that date FLAG Limited became a wholly owned subsidiary of FLAG Telecom. This acquisition has been accounted for as a recapitalization such that no goodwill arises and assets and liabilities are reflected at carry-over basis.

    FLAG Telecom is a "foreign private issuer" within the meaning of Rule 3b-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and is voluntarily filing periodic reports under the Exchange Act as if it were a domestic registrant.

                      VOLUNTARY PETITION UNDER CHAPTER 11

    On April 12, 2002, FLAG Telecom and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Code (the "Bankruptcy Code") with the United States Bankruptcy Court for the Southern District of New York (the "Court"). This action was taken following the acceleration of the bank debt of FLAG Atlantic Limited by the syndicate of banks which are its lenders, which constituted a cross-default under FLAG Telecom's indenture for its outstanding senior notes.

    On April 19, 2002, FLAG Telecom and two of its Bermudan subsidiaries filed a parallel ancillary petition (the "Bermuda Proceedings") pursuant to Section 161 of the Companies Act 1981 of Bermuda (the "Bermuda Companies Act") in order to commence proceedings in the Supreme Court of Bermuda for the winding up of the Company and the two subsidiaries, to create a stay of proceedings against the Company under Bermuda law, and to request the appointment of Joint Provisional Liquidators ("JPLs"). The Bermuda Proceedings are designed to maintain the status quo of the Company and the two subsidiaries and to allow the proceedings under the Bankruptcy Code to proceed, subject to the supervision and agreement of the JPLs.

    Pursuant to Bermuda Companies Act 1981 all correspondence or other business documentation in the name of or bearing the name of any of the Bermuda companies which are parties to the Bermuda Proceedings must at all times while the Bermuda Proceedings are pending indicate that the Bermuda companies are "in provisional liquidation'.

                         FLAG TELECOM HOLDINGS LIMITED

                          (IN PROVISIONAL LIQUIDATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

1. BACKGROUND AND ORGANIZATION (CONTINUED)
    On April 23, 2002, five additional subsidiaries of FLAG Telecom, including FLAG Asia Limited and FLAG Telecom Group Services Limited, filed for relief under Chapter 11 of the Bankruptcy Code with the Court. On April 29, 2002, FLAG Asia Limited filed a parallel ancillary petition in Bermuda pursuant to
Section 161 of the Bermuda Companies Act.

    Mr. Richard Heis and Ms. Chris Laverty of KPMG in England and Mr. Robert D Steinhoff of KPMG in Bermuda have been appointed as JPLs of FLAG Telecom, FLAG Limited, FLAG Atlantic Limited and FLAG Asia Limited, pursuant to Section 161 of the Bermuda Companies Act. The JPLs have the power to oversee the continuation of the business of the Company and its subsidiaries under the control of the Company's Board of Directors and to oversee and liaise with the existing Board of Directors in effecting a reorganization of the Company.

                            NASDAQ DELISTING HEARING

    On April 19, 2002, FLAG Telecom issued a press release announcing that on April 12, 2002 it received a notice from the NASDAQ Stock Market, Inc. stating that FLAG Telecom's securities are subject to delisting from the NASDAQ National Market effective April 22, 2002. Pursuant to the NASDAQ Marketplace Rules, FLAG Telecom has requested a hearing to appeal that determination. The hearing request will stay the delisting of the Company's stock pending a decision by a NASDAQ Listing Qualifications Panel. The hearing is scheduled to take place on May 16, 2002.

                                 RESTRUCTURING

    We are in ongoing negotiations with our creditors, including representatives of the FLAG Atlantic Limited Bank Group, holders of our various senior notes and significant trade creditors, regarding a comprehensive financial restructuring.

    As a result of our negotiations with our creditors, all of FLAG Telecom's debt has been classified as short-term debt.

2. BASIS OF PREPARATION

    FLAG Telecom is attempting a restructuring but there is doubt over the Company's ability to continue as a going concern. It is unclear whether restructuring the Group is likely to lead to a going concern value higher than the value likely to be achieved through a liquidation of the Group. We have been advised that, depending in part upon the speed with which we are able to emerge from Chapter 11, a negotiated restructuring is likely to result in a greater value than if we liquidate. This issue is being reviewed by us and our advisors on an on-going basis.

    Notwithstanding the foregoing, as at the date of this report management continues to believe it appropriate to prepare our unaudited financial statements included in this report on a going concern basis. Accordingly, these financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should we not continue as a going concern.

                         FLAG TELECOM HOLDINGS LIMITED

                          (IN PROVISIONAL LIQUIDATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

2. BASIS OF PREPARATION (CONTINUED)
    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") and are expressed in U.S. Dollars ("Dollars").

    The financial statements consolidate the financial statements of FLAG Telecom and its subsidiary companies after eliminating inter-company transactions and balances. Investments in which FLAG Telecom has an investment of 20%-50% or investments in which FLAG Telecom can assert significant influence, but does not control, are accounted for under the equity method. At March 31, 2002, there were no equity method investments remaining (see Note 4).

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual amounts and results could differ from those estimates.

    In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments necessary for a fair presentation of the results of operations for the three months ended March 31, 2002 and 2001, the balance sheet as of March 31, 2002, and the cash flows for the three months ended March 31, 2002 and 2001. Our accompanying unaudited condensed consolidated financial statements should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2001. The results of operations for any interim period are not necessarily indicative of results for the full year.

3. SIGNIFICANT ACCOUNTING POLICIES

    Our significant accounting policies are summarized as follows:

    3.1 REVENUE RECOGNITION

                                    CAPACITY

    Capacity contracts are accounted for as leases. Capacity contracts that do not qualify for sales-type lease accounting are accounted for as operating leases and revenue is recognized over the term of the lease. In compliance with FASB Interpretation No. 43, "Real Estate Sales, an Interpretation of FASB Statement No. 66," capacity contracts are deemed not to be sales of real estate and, therefore, are not accounted for as sales-type leases. The Group has recorded only operating leases for capacity transactions for the periods presented.

    Payments received from customers before the relevant criteria for revenue recognition are satisfied are included in deferred revenue.

    In exchange for construction costs incurred, we granted credits to suppliers toward future capacity. In addition, certain customers have committed to purchase capacity at a future date under signed capacity credit agreements. Amounts received under these agreements and the capacity credits granted to suppliers are recorded at fair value as deferred revenue until the date the credits are utilized, at

                         FLAG TELECOM HOLDINGS LIMITED

                          (IN PROVISIONAL LIQUIDATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) which time the deferred revenue is recognized as earned. Amounts receivable under these capacity agreements are reflected within accounts receivable in the accompanying balance sheets.

                            RECIPROCAL TRANSACTIONS

    In accordance with U.S. accounting principles, amounts invoiced as part of reciprocal transactions are recorded at fair value as deferred revenue. We amortize deferred revenue on a straight-line basis as earned over the term of the relevant agreement. We have not entered into any reciprocal transactions that would require us to recognize GAAP revenues up-front. Further details are provided in note 3.2.

                           OPERATIONS AND MAINTENANCE

    Standby maintenance charges are invoiced separately from capacity sales. Revenues relating to standby maintenance are recognized over the period in which the service is provided. Deferred revenue also includes amounts invoiced for standby maintenance applicable to future periods.

                                NETWORK REVENUES

    Network revenues are revenues derived from the sale of managed bandwidth leases and IP services. Revenue associated with leased capacity is recognized as operating lease revenue unless the criteria under FASB Interpretation No. 43 for sales-type lease accounting are met. During the periods presented, there were no sales-type leases recorded.

    3.2 RECIPROCAL TRANSACTIONS

    We enter into transactions in which we provide capacity, services or facilities, by way of leases, rights of use ("ROUs") or service agreements to other telecommunications companies and service providers at approximately the same time that we lease or purchase capacity from the same companies or their affiliates. We term these "reciprocal transactions".

    We treat reciprocal transactions as if they were non-monetary transactions in accordance with APB No. 29. In order to conclude that the reciprocal transactions should appropriately be accounted for as revenue and a capital expenditure at fair value, in accordance with APB No. 29, we assess whether:

    1. the reciprocal transaction is an "exchange of similar productive assets" as defined in APB No. 29. We do not hold products or property for sale in the ordinary course of business so an "exchange" would be the exchange of a productive asset not held for sale in the ordinary course of business for a similar productive asset or an equivalent interest in the same or similar productive asset, and

    2. the fair values of the assets exchanged are determinable within reasonable limits.

    Our reciprocal transactions fall into three categories: services for services, operating leases for operating leases and operating leases for capital leases. Under the terms of both service contracts and operating leases we do not exchange an interest in a productive asset but provide a service to, and receive a service from, our customers. Consequently such transactions are recorded at fair value. We

                         FLAG TELECOM HOLDINGS LIMITED

                          (IN PROVISIONAL LIQUIDATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) also consider that operating leases and capital leases are dissimilar in nature and consequently are not exchanges of similar productive assets within the definition of APB No. 29.

    We determine fair value by reference to recent cash transactions or quotes from third parties for equivalent capacity or services.

    3.3 DIRECT COSTS RELATED TO REVENUE

                                    CAPACITY

    Costs of the system relating to capacity contracts accounted for as operating leases are recorded in property and equipment and are depreciated over the remaining economic life of the network.

                            RECIPROCAL TRANSACTIONS

    Capacity or facilities that we acquire as part of reciprocal transactions are recorded either as property and equipment, prepaid expenses and other assets or other long term assets, depending upon when it is anticipated that they will be brought into service, and are charged as network expense or depreciated on a straight-line basis over the shorter of 15 years or the term of the purchase agreement.

                        OPERATIONS AND MAINTENANCE COSTS

    Operations and maintenance costs are expensed over the period to which the expenditure relates.

                                NETWORK EXPENSES

    Costs relating to the short-term lease of capacity are recognized over the period of the contract.

    The costs of network service products are expensed over the period of the recognition of the corresponding revenue.

    Where network service rebates are received, costs are reduced by the amount of the rebate received.

    3.4 COMMISSIONS

    Commissions are capitalized and amortized over the period of the recognition of the related capacity revenue.

    3.5 ADVERTISING COSTS

    Advertising costs are expensed as incurred. Such costs are included in sales and marketing expenses in the accompanying consolidated statements of operations.

    3.6 INCOME TAXES

    Deferred taxes are determined based on the difference between the tax basis of an asset or liability and its reported amount in the financial statements. A deferred tax liability or asset is recorded using

                         FLAG TELECOM HOLDINGS LIMITED

                          (IN PROVISIONAL LIQUIDATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the enacted tax rates expected to apply to taxable income in the period in which the deferred tax liability or asset is expected to be settled or realized. Future tax benefits attributable to these differences, if any, are recognizable to the extent that realization of such benefits is more likely than not.

    3.7 NET LOSS PER COMMON SHARE

    Basic net loss per common share is computed by dividing net loss applicable to common shareholders by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing net loss by the weighted average number of common shares and common share equivalents outstanding during the period. For the three months period ended March 31, 2002 and 2001 presented, no potentially dilutive securities have been included in the calculation of diluted net loss per share amounts as they would be anti-dilutive in periods in which a loss has been reported.

    3.8 CONSTRUCTION IN PROGRESS

    Construction in progress is stated at cost. Capitalized costs include costs incurred under the construction contract, engineering and consulting fees, legal fees related to obtaining landing right licenses, interest costs related to program management, costs for the route surveys, indirect costs associated with cable systems and points of presence ("PoPs"), long-term capacity lease purchases, and other costs necessary for developing our global network. Construction in progress is transferred to property and equipment when placed into service.

    3.9 PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is taken on a straight-line basis over the estimated useful lives of the assets as follows:

Computer equipment...................  3 years
Fixtures and fittings................  5 years
Leasehold improvements...............  Remaining lease term
Motor vehicles.......................  5 years
Network assets:
  Cable systems......................  15 years
  PoPs...............................  7 years
  Transmission and other assets......  5 years

    The estimated useful lives of network assets are determined based on the estimated period over which they will generate revenue.

    3.10 IMPAIRMENT OF LONG LIVED ASSETS

    The Group periodically reviews events and changes in circumstances to determine whether the recoverability of the carrying value of long lived assets should be reassessed. Should events or

                         FLAG TELECOM HOLDINGS LIMITED

                          (IN PROVISIONAL LIQUIDATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) circumstances indicate that the carrying value may not be recoverable based on undiscounted future cash flows, an impairment loss measured by the difference between the fair value and the carrying value of long lived assets would be recognized by the Group.

    3.11 GOODWILL

    With effect from January 1, 2002, the Company has adopted Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets". This has resulted in a change to our accounting policy for goodwill and, consequently, goodwill is no longer amortized.

    Goodwill, representing the excess of purchase price over the fair value of assets acquired and the liabilities assumed, is subject to a test for impairment on an annual basis and whenever indicators of impairment arise.

    Under the testing for impairment, the fair value of a reporting unit is estimated and compared with its carrying amount including goodwill. Reporting units are determined on the basis of the organizational structure of the Group. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired. However, if the carrying amount of the reporting unit exceeds its fair value, the implied fair value of the goodwill is compared to the carrying amount of the goodwill. If the carrying amount of the goodwill exceeds the implied fair value, an impairment loss is recognized as an adjustment to net income equal to that excess.

    3.12 CASH AND CASH EQUIVALENTS

    The Group considers all short-term investments with original maturities of 90 days or less to be cash equivalents. The carrying amounts reported in the accompanying consolidated balance sheets approximate to fair value.

    3.13 RESTRICTED CASH

    The Group designates funds held by collateral trustees, in escrow or legally designated for specific projects or commitments by bank agreements, as long term restricted cash.

    3.14 DERIVATIVE FINANCIAL INSTRUMENTS

    The Group uses derivative financial instruments for the purpose of reducing its exposure to adverse fluctuations in interest rates, currencies and other market risks. The Group does not utilize derivative financial instruments for trading or other speculative purposes. The counter-parties to these instruments are major financial institutions with high credit quality. The Group is exposed to credit loss in the event of non-performance by these counter-parties.

    Effective January 1, 2001, the Group adopted Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for derivative Instruments and Hedging Activities", as amended by SFAS No. 137 and 138, which established accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or a liability measured at its fair value. The

                         FLAG TELECOM HOLDINGS LIMITED

                          (IN PROVISIONAL LIQUIDATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) statement also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows gains and losses on a derivative to offset related results on the hedged item in the income statement, and requires that a company formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. The following effects were recorded in the accompanying consolidated financial statements as a result of the adoption of SFAS No. 133:

    -- The Group's interest rate collars were accounted for as effective cash flow hedges and, accordingly, upon adoption of SFAS No. 133 their fair values were recorded as liabilities in the balance sheet, with the corresponding effect of adoption recorded directly to accumulated other comprehensive income.

    -- The Group's cross currency swap held at January 1, 2001 was not designated as an accounting hedge; consequently, upon the adoption of SFAS
No. 133, the swap was recorded in the balance sheet at fair value, and the Group's underlying economically hedged Euro-denominated debt was recorded at current foreign currency rates. The resulting adjustment of $1,291 was recorded as the cumulative effect of adoption of SFAS No.133.

    3.15 CAPITALIZED INTEREST AND FINANCING COSTS

    Interest costs on qualifying assets are capitalized and amortized over the useful life.

    Costs incurred to obtain financing are capitalized and amortized over the term of the related borrowings.

    3.16 TRANSLATION OF FOREIGN CURRENCIES

    Transactions in foreign currencies are translated into United States Dollars at the rate of exchange prevailing at the date of each transaction. Monetary assets and liabilities denominated in foreign currencies at year-end are translated into Dollars at the rate of exchange at that date. Foreign exchange gains or losses are reflected in the accompanying statements of operations.

    The statements of operations of overseas subsidiaries are translated into Dollars at average exchange rates and the year-end net investments in these companies are translated at year-end exchange rates. Exchange differences arising from retranslation at year-end exchange rates of the opening net investments and results for the year are charged or credited directly to the cumulative translation adjustment in shareholders' equity.

    3.17 STOCK OPTIONS

    As permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123"), the Company has chosen to account for employee stock options under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and, accordingly, recognizes compensation expense for stock option grants to the extent that the fair value of the stock exceeds the exercise price of the option at the measurement

                         FLAG TELECOM HOLDINGS LIMITED

                          (IN PROVISIONAL LIQUIDATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) date under fixed plan awards. The compensation expense is charged ratably over the vesting period of the options.

4. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141 (SFAS 141), Business Combinations, and Statement of Financial Accounting Standards No. 142 (SFAS 142), Goodwill and Other Intangible Assets. SFAS 141 requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001. Additionally, it is likely that more intangible assets will be recognized under SFAS 141 than its predecessor, APB Opinion (APB) No. 16, although in some instances previously recognized intangibles will be included as part of goodwill. SFAS 141 requires that, upon adoption of SFAS 142, companies reclassify the carrying amounts of certain intangible assets and goodwill based on the criteria of SFAS 141.

    Under SFAS 142, goodwill will no longer be amortized, but will be tested for impairment on an annual basis and whenever indicators of impairment arise. Additionally, goodwill on equity method investments will no longer be amortized; however, it will continue to be tested for impairment in accordance with APB
No. 18, The Equity Method of Accounting for Investments in Common Stock. Under SFAS 142, intangible assets with indefinite lives will not be amortized. Instead they will be carried at the lower cost or market value and tested for impairment at least annually. All other recognized intangible assets will continue to be amortized over their estimated useful lives.

    SFAS 142 is effective for fiscal years beginning after December 15, 2001, although goodwill on business combinations consummated after July 1, 2001 is not amortized. Upon adoption, all goodwill and indefinite lived intangible assets must be tested for impairment and a cumulative effect adjustment to net income recognized at that time. The Company adopted SFAS 142 on January 1, 2002 and this did not have a material impact on its results of operations, financial position or cash flows.

                                                              MARCH 31,   MARCH 31,
(EXPRESSED IN THOUSANDS OF DOLLARS EXCEPT PER SHARE AMOUNTS)    2002        2001
------------------------------------------------------------  ---------   ---------
Reported net loss...........................................  $(74,060)   $(39,522)
Add back: Goodwill amortization.............................        --         500
                                                              --------    --------
Adjusted net loss...........................................  $(74,060)   $(39,022)
                                                              --------    --------
Basic and diluted earnings per share
Reported net income.........................................  $  (0.55)   $  (0.29)
Goodwill amortization.......................................        --          --
                                                              --------    --------
Adjusted net loss...........................................  $  (0.55)   $  (0.29)
                                                              --------    --------

    In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (SFAS 143). SFAS 143 establishes accounting requirements for retirement obligations associated with tangible long-lived assets, including
(1) the timing of the liability recognition, (2) initial measurement of the liability, (3) allocation of asset

                         FLAG TELECOM HOLDINGS LIMITED

                          (IN PROVISIONAL LIQUIDATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

4. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS (CONTINUED) retirement cost to expense, (4) subsequent measurement of the liability and
(5) financial statement disclosures.

    SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and depreciated over the life of the associated fixed asset. An entity shall measure changes in the liability for an asset retirement obligation due to passage of time by applying an interest method of allocation to the amount of the liability at the beginning of the period. The interest rate used to measure that change shall be the credit-adjusted risk-free rate that existed when the liability was initially measured. That amount shall be recognized as an increase in the carrying amount of the liability and as an expense classified as an operating item in the statement of income. SFAS 143 is effective for fiscal years beginning after June 15, 2002, with early application encouraged.

    The Company adopted SFAS 143 on January 1, 2002 and this did not have a material impact on its results of operations, financial position or cash flows.

    In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144). SFAS 144 establishes a single accounting model for long-lived assets to be disposed of by sale consistent with the fundamental provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. While it supersedes portions of APB Opinion 30, Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, it retains the discontinued operations presentation, yet it broadens that presentation to include a component of an entity (rather than a segment of a business). However, discontinued operations are no longer recorded at net realizable value and future operating losses are no longer recognized before they occur. SFAS 144 also establishes criteria for determining when an asset should be treated as held for sale.

    SFAS 144 is effective for fiscal years beginning after December 15, 2001. The provisions of SFAS 144 are generally to be applied prospectively. The Company adopted SFAS 144 on January 1, 2002 and this did not have a material impact on its results of operations, financial position or cash flows.

5. SEGMENT REPORTING

    On a segmental basis, FLAG Telecom has historically reported its results in its two primary operational areas: Capacity and Operations and Network Services. The decision to report under these two segments was made on the basis that each segment possessed different economic characteristics requiring different marketing strategies and they were managed and evaluated separately. The rationale for this historical basis has been subject to review and consequently from January 1, 2002, the Group will now report as just one segment. We made this determination on the basis that our sales and marketing functions are structured geographically, selling a full range of the products and services on our global network. The presentation of one segment is consistent with the financial information reported to the Group's executive officers for management purposes.

                         FLAG TELECOM HOLDINGS LIMITED

                          (IN PROVISIONAL LIQUIDATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

5. SEGMENT REPORTING (CONTINUED)
    Revenue analyzed by geographical location of customers is as follows:

                                                              MARCH 31,   MARCH 31,
(EXPRESSED IN THOUSANDS OF DOLLARS)                             2002        2001
-----------------------------------                           ---------   ---------
Americas....................................................   22,018       5,704
Europe......................................................   16,468      10,653
Middle East.................................................    8,582       4,745
Asia........................................................   22,470       7,914
                                                               ------      ------
Consolidated Revenue........................................   69,538      29,016
                                                               ------      ------

                                   EXHIBIT H
                            AGREED ORDER RELATED TO
                                 ALCATEL/REACH

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

-----------------------------------------X
In re:                                                :             Chapter 11
                                                      :
FLAG TELECOM HOLDINGS LIMITED,                        :             Case Nos. 02-11732 through
FLAG LIMITED,                                         :             02-11736 and 02-11975 through
FLAG ATLANTIC LIMITED,                                :             02-11979 (ALG)
FLAG ATLANTIC HOLDINGS LIMITED,                       :
FLAG PACIFIC USA LIMITED,                             :             (Jointly Administered)
FLAG TELECOM GROUP SERVICES LIMITED,                  :
FLAG TELECOM LIMITED,                                 :
FLAG TELECOM USA LTD.,                                :
FLAG ASIA LIMITED, and                                :
FLAG ATLANTIC USA LIMITED,                            :
                                                      :

                                                      :
                      Debtors.                        :
-----------------------------------------X

               AGREED ORDER RESOLVING MOTION OF ALCATEL SUBMARINE
    NETWORKS FOR AN ORDER (1) COMPELLING THE DEBTORS TO ASSUME OR REJECT THE
     ALCATEL-FLAG WEST ASIA CABLE SYSTEM CONTRACT ON OR BEFORE MAY 30, 2002
(2) COMPELLING THE DEBTORS TO MAKE POST-PETITION PAYMENTS UNDER THE CONTRACT, OR IN THE ALTERNATIVE, REQUIRING ADEQUATE PROTECTION IN FAVOR OF ALCATEL, AND
(3) CONDITIONING THE DEBTORS' USE OF THE FLAG WEST ASIA CABLE SYSTEM AND RELATED
                       CROSS MOTION OF REACH, LTD. ET AL.

    Upon the motion of Alcatel Submarine Networks ("ASN"), dated May 6, 2002, (the "Motion") seeking an order (1) compelling the Debtors to assume or reject the FLAG West Asia Cable System Contract (the "Contract"), on or before May 30, 2002, (2) compelling the Debtors, pending assumption or rejection, to make all post-petition payments at the Contract rate, and (3) requiring the Debtors to provide adequate protection to ASN of FLAG Telecom Holdings Limited ("FTHL"); and upon the statement and cross-motion (the "Statement") filed by Reach Ltd., Reach Cable Networks Limited and Reach Networks KK (collectively, "Reach") on May 8, 2002; and it appearing that the Court has jurisdiction to consider the Motion, the Objection and the Statement and the relief requested therein in accordance with 28 U.S.C. SectionSection 157 and 1334; and hearings having been held with respect to the Motion, the Objection and the Statement on May 9, 2002 and May 14, 2002; and the parties having reached agreement as to a resolution of the Motion, the Objection and the Statement, as embodied in the term sheet annexed hereto as Exhibit A and incorporated herein by reference (the "Term Sheet;" capitalized terms used but not defined herein shall have the meanings set forth in the Term Sheet); and the Court having determined that entry into the agreement described in the Term Sheet, including authorizing FAL to assume the FWACS Contract, the Reach Agreements and the Marine Maintenance Agreement is in the best interests of the Debtors, their estates, their creditors, and all other parties in interest; and the Court having determined that due and proper notice of the Motion and the Statement were given and constitute notice with respect to the issues addressed in the Term Sheet such that adequate notice has been given of the relief requested herein; and upon the Motion, the Objection, the Statement and all the proceedings had before the Court; and after due deliberation and sufficient cause appearing therefor,

    IT IS HEREBY ORDERED THAT:

    1. The Debtors are authorized to enter into the transactions contemplated by the Term Sheet, including executing any and all documents necessary in order to effectuate the agreements of the parties set forth in the Term Sheet.

    2. The Debtors are authorized to amend the FWACS Contract, the Reach Agreements and the Marine Maintenance Agreement as described in the Term Sheet, and to assume each of those contracts as so amended pursuant to 11 U.S.C. Sections 363 and 365, effective immediately upon entry of this Order. Following entry of this Order, FAL is authorized and directed to comply with all of its obligations and duties under the FWACS Contract, the Reach Agreements and the Marine Maintenance Agreement and to cause its subsidiaries to comply with and take all steps necessary to effectuate and implement the Term Sheet as if each such subsidiary was a party thereto.

    3. The Debtors are authorized to grant to Alcatel the consideration set forth in section 2 of the Term Sheet, in complete satisfaction of the Debtors' obligation to cure defaults under the FWACS Contract prior to the assumption thereof. In particular, the Debtors are authorized to make a cash payment of $6 million to Alcatel as soon as possible after entry of this order (the "Initial Payment") and a cash payment of $4 million to Alcatel upon Provisional Acceptance of the Final Phase of the FWACS Contract (the "Acceptance Payment"). The Debtors are authorized to fund the Initial Payment and the Acceptance Payment through borrowing from FTHL by FLAG Asia Limited on the terms and conditions set forth in paragraphs 7 and 8 hereof.

    4. The Debtors are authorized to grant to Reach the consideration set forth in the Term sheet, including as set forth in sections 4 and 6 of the Term Sheet, in complete satisfaction of the Debtors' obligation to cure monetary defaults under the Reach Agreements prior to the assumption thereof.

    5. The Debtors are authorized to pay to Alcatel all prepetition amounts due under the Marine Maintenance Agreement, in the amount of $1,443,806, in complete satisfaction of the Debtors' obligation to cure defaults under the Marine Maintenance Agreement prior to the assumption thereof. The Debtors are authorized to fund such payment through borrowing from FTHL by FLAG Asia Limited on the terms and conditions set forth in paragraphs 7 and 8 hereof.

    6. As adequate assurance of future performance of the Debtors' obligations under the FWACS Contract, the Reach Agreements and the Marine Maintenance Agreement, as modified by the Term Sheet, the Debtors are authorized to establish and fund an escrow account, both initially and on a continuing basis, as described in detail in section 14 of the Term Sheet. Nothing herein or in the Term Sheet shall limit or preclude Reach from seeking further or additional adequate protection or assurance of future performance by FAL, FAL from opposing such relief or the Court from granting such relief.

    7. In exchange for the use of cash pursuant to paragraphs 3, 5 and 6 hereof and to secure the repayment of FLAG Asia Limited's obligations thereunder, FTHL is granted a lien on the intercompany accounts receivable of FLAG Asia Limited;

    8. In exchange for the use of cash pursuant to paragraphs 3, 5 and 6 hereof, FTHL is granted a superpriority administrative expense claim pursuant to section 364(c)(1) of the Bankruptcy Code against FLAG Asia Limited to the extent of its borrowing pursuant to such paragraphs (unless and until such borrowing is repaid), provided, however, that such superpriority administrative expense claim shall be consistent in all respects with the Term Sheet and shall be immediately converted to an equity contribution to FAL under any plan of reorganization of FAL;

    9. The requirement set forth in Rule 9013-1(b) of the Local Rules for the United States Bankruptcy Court for the Southern District of New York that any motion or other request for relief be accompanied by a memorandum of law is hereby waived with respect to the Motion, the Objection and the Statement.

    10. As a material condition of the Term Sheet and in order to effectuate the benefit of the bargain set forth in the Term Sheet, the Court hereby waives any stay regarding the immediate enforceability of this order pursuant to Bankruptcy Rule 6006(d) or under any other provision of the Bankruptcy Code, the Bankruptcy Rules and the Local Rules of this Court.

Dated:  May 14, 2002
       New York, New York

                                                       By:             /s/ ALLAN L. GROPPER
                                                            -----------------------------------------
                                                                         Allan L. Gropper
                                                                  UNITED STATES BANKRUPTCY JUDGE

                                  EXHIBIT A TO
                                  AGREED ORDER
                                 (EXHIBIT H TO
                             DISCLOSURE STATEMENT)

SETTLEMENT TERM SHEET

EFFECTIVE DATE:  MAY 16, 2002 (THE "EFFECTIVE DATE")

PARTIES:         1. All of the Debtors (the "Debtors") in Case Nos. 02-11732
                 through 02-11736 and 02-11975 through 02-11979
                 (ALG)(S.D.N.Y.), including without limitation FLAG Telecom
                 Holdings Limited ("FLAG Holdco") and FLAG Asia Limited
                 ("FAL")

                 2. Reach Ltd., Reach Cable Networks Limited and Reach
                 Networks KK (Japan) (collectively, "Reach")

                 3. Alcatel Submarine Networks ("ASN") and Alcatel
                 (collectively, "Alcatel")

TERMS: 1. FAL and ASN are parties to a contract dated as of December 29, 2000 (the "FWACS Contract") between FAL and ASN that provides for construction of the FLAG West Asia Cable
                 System ("FWACS"). FLAG Holdco has issued a payment guaranty
                 (the "Guaranty") in favor of ASN with regard to FAL's payment obligations under the FWACS Contract. Reach and ASN and Fujitsu Limited ("Fujitsu") are parties to a contract dated as of March 27, 2000 (the "NACS Contract") that provides for construction of the North Asia Cable System
                 ("NACS"). Reach and FAL are parties to a number of agreements (collectively, the "Reach Agreements") providing for construction, maintenance, operation and joint ownership of Reach and FAL in FWACS and NACS which, in accordance with the terms of the Reach Agreements, are to be combined into and operated as the FLAG North Asia Cable Loop ("FNAL").
                 Under the FWACS Contract, FAL has certain payment obligations to Alcatel; under the Reach Agreements, Reach has certain obligations to reimburse FAL for one-half of certain of those payment obligations to Alcatel. Under the NACS Contract, Reach has certain payment obligations to Alcatel; under the Reach Agreements, FAL has certain obligations to reimburse Reach for one-half of certain of those payment obligations to Alcatel. The parties agree to restructure those obligations so that reimbursement obligations of amounts due to Alcatel are converted into amounts directly owing to Alcatel, thereby relieving the direct obligors under the FWACS Contract and the NACS
                 Contract respectively of any existing, further or additional liability to Alcatel for those amounts and to amend the payment obligations among the parties in those contracts as set forth below.

                 2. FLAG Holdco's obligations under the Guaranty and FAL's financial obligations to Alcatel under the FWACS Contract and reimbursement obligations of amounts due to Reach with respect to Alcatel under the NACS Contract shall be satisfied in full as follows:

                 - $10 million of cash, $6 million payable as soon as possible upon court approval of the payment (the "Initial
                    Payment") and $4 million payable upon Provisional
                    Acceptance of the Final Phase of the FWACS Contract, which shall occur promptly in accordance with Section
                    6.2.1 of the FWACS Contract and which shall not unreasonably be delayed by FAL; to the extent that FAL and Alcatel disagree regarding when Provisional
                    Acceptance of the Final Phase of the FWACS Contract has occurred, such disagreement shall be resolved by the Dispute Resolution Procedure, as subsequently defined herein.

                 - a $25 million claim, with respect to which Alcatel will agree to receive pro rata equity consideration identical to the equity consideration distributed on account of claims of the FLAG Limited Bondholders under a Plan of Reorganization of the Debtors (the "Plan"), in the event that such a Plan is confirmed. In the event the Plan is not confirmed, Alcatel shall have a $25 million unsecured claim against FAL.

                 - A FAL Note dated the Effective Date in a face amount equal to FAL's one-half share of the approximately $44 million owed by Reach to Alcatel under the NACS Contract;
                    the initial principal amount of the Note will be in a face amount equal to the payment due from Reach to Alcatel under the NACS Contract on the Effective Date pursuant to the terms of this Term Sheet; as additional amounts become due from Reach to Alcatel under the NACS
                    Contract, as amended hereby, identical amounts will be added to this FAL Note so that at all times, other than as reflects payment thereon to Alcatel by FAL, the principal amount will equal amounts paid by Reach to Alcatel under the NACS Contract and this Term Sheet after the date hereof.

                 - An additional FAL Note dated the Effective Date in the face amount of $5,250,000.

                 The basic financial terms of the FAL Notes shall be:

                 - the FAL Notes will mature on September 30, 2005; $7 million principal amount will be due on September 30, 2003,
                    $9 million principal amount will be due on September 30, 2004 and the remaining principal balance will be due on September 30, 2005

                 - FAL Notes, together with the Reach Note, shall be senior to all other FAL indebtedness, and shall be freely marketable

                 - Per annum interest rate of 7%, payable quarterly in arrears

                 - Redeemable by FAL at par (including accrued and unpaid interest)

                 - Secured by one fiber pair and related equipment and rights on FNAL in which FAL has an ownership interest, subject in all respect to Reach's quiet enjoyment and similar limitations on the pledge of property set forth in the Reach Agreements

                 - All FAL Notes issued to Alcatel shall be assumed by Reorganized FLAG Holdco, and be unimpaired, under the Plan

                 - The FAL Notes will contain a limitation of indebtedness covenant to be agreed among Alcatel, FAL and the Official
                    Committee of Unsecured Creditors of the Debtors

                 - Except as expressly set forth in this Term Sheet, Alcatel and FAL each shall perform all of its respective obligations under the FWACS Contract for no additional consideration other than as provided under the FWACS Contract (i) with respect to changes to the Plan of Work under the FWACS
                    Contract and (ii) with respect to ongoing postpetition maintenance and other operational, as opposed to construction, charges.

                 - On the Effective Date, Alcatel shall withdraw its notice of suspension of the FWACS Contract dated March 29, 2002 and shall withdraw its objection to the Certificate of Provisional Acceptance of Phase One under the FWACS
                    Contract dated May 3, 2002. FAL shall, on the Effective
                    Date, remove the stated defect of inadequate depth of burial of the Phase One Cable from the list of Outstanding Work Items attached to the Certificate of Provisional Acceptance of Phase One

                    under the FWACS Contract (the "Certificate"). Reach shall, on the Effective Date, withdraw its objection to issuance of the Certificate, provided, however, that such shall not relieve Alcatel of its obligation to cure all Outstanding Work Items attached to the Certificate, as amended hereby.

                 - 3. Reach's financial obligations to Alcatel under the NACS Contract and reimbursement obligations of amounts due to FAL from Reach with respect to Alcatel under the FWACS
                 Contract shall be satisfied in full as follows:

                 - Reach agrees to pay to Alcatel $22 million, which represents one-half of the amounts that remain to be paid under the NACS Contract, as follows: (i) 25% on the Effective Date, (ii) 25% upon execution of final, binding documentation effecting the terms set out in this term sheet (the "Final Documents") and (iii) the remaining balance of such one-half amount pro rated and in accordance with the invoice schedule set forth in the NACS Contract, trued up to actual costs under the NACS
                    Contract.

                 - Reach agrees to pay to Alcatel approximately $41 million, which represents approximately one-half of the amounts that remain to be paid under the FWACS Contract, as follows:
                    (i) 25% on the Effective Date, (ii) 25% upon execution of the Final Documents, (iii) 25% upon Provisional
                    Acceptance of the Final Phase of the FWACS Contract and
                    (iv) the remaining balance upon completion by Alcatel to FAL's and Reach's reasonable satisfaction of all outstanding work, including Outstanding Work List items
                    (both now known and subsequently identified) for all phases under the FWACS Contract, trued up to actual costs under the FWACS Contract; to the extent that any of FAL, Reach and Alcatel disagree regarding when the remaining balance of payment is due, such disagreement shall be resolved by the Dispute Resolution Procedure, as subsequently defined herein.

                 - Except as expressly set forth in this Term Sheet, Alcatel shall perform all of its respective obligations under the
                    NACS Contract for no additional consideration other than as provided under the NACS Contract (i) with respect to changes to the scope of work under the NACS Contract and
                    (ii) with respect to ongoing postpetition maintenance and other operational, as opposed to construction, charges.
                    In no event shall Reach be required or obligated to pay any cost, expense or claim with respect to any remedial work necessary or required in order to cause Phase One of the FWACS Contract to comply with the technical specifications under the FWACS Contract.

                 - 4. FAL's financial obligations to Reach with respect to Fujitsu under the Reach Agreements for reimbursement obligations of amounts payable by Reach to Fujitsu under the NACS Contract shall be satisfied in full as follows:

                 - On the date when Reach first owes monies to Fujitsu with regard to construction of the NACS and as to which FAL would have had a reimbursement obligation to Reach under the Reach Agreements but for the amendments to the Reach
                    Agreements pursuant to the terms of this Term Sheet but without regard to the Chapter 11 filing by FAL, FAL will issue to Reach a note (the "Reach Note") in a face amount equal to FAL's one-half share of the approximately $11 million owed by Reach to Fujitsu. Such Reach Note will have the same terms as the FAL Notes issued to Alcatel described above except as provided as follows: (i) the Reach Note will be secured by the same fiber pair and related equipment on FNAL securing the FAL Notes; Reach's rights in and to such collateral will be

                    PARI PASSU and pro rata with Alcatel and shall be subject to the terms of an intercreditor agreement between Reach and Alcatel to be agreed, (ii) the Reach Note will mature on April 23, 2005; provided, however, that if an Assumption (as hereinafter defined) occurs, the Reach
                    Note will mature on April 23, 2003, (iii) the Reach Note will be subject to the set-off arrangements provided in
                    Section 6 hereof, (iv) the Reach Note will contain covenants that no dividends or other distributions to equity holders of FAL or on account of FAL's assets shall be made until the Reach Note is paid in full, (v) the Reach Note shall not be assumed by Reorganized FLAG
                    Holdco and (vi) the Reach Note and the FLAG Holdco performance guaranty in favor of Reach will be assumed and will survive confirmation of the Plan.

                 / /  5. Reach's financial obligations to FAL under the Reach
                 Agreements for reimbursement obligations of amounts payable by FAL under the FWACS Contract with respect to Alcatel shall be satisfied in full by the terms herein related to consideration provided to Alcatel and be discharged on the Effective Date. FAL's financial obligations to Reach under the Reach Agreements for reimbursement obligations of amounts payable by Reach under the NACS Contract with respect to Alcatel shall be satisfied in full by the terms herein related to consideration provided to Alcatel and be discharged on the Effective Date. The provisions of this
                 Section 5 do not apply to contract variations agreed to by Reach and FAL after the Effective Date or to O&M charges after the Effective Date.

                 / / 6. Other than with respect to Fujitsu, the Debtors agree to pay to Reach in cash, by September 1, 2002, an amount equal to the aggregate of (i) the amount necessary to "cure" all other outstanding monetary defaults under the Reach Agreements and all other contracts with Reach as of the Effective Date, both pre-and post-petition and (ii) all post-petition amounts due to Reach for post-petition services rendered under or pursuant to the Reach Agreements, provided, however, that such amount shall be reduced by all amounts owed to the Debtors and the non-debtor affiliates of FAL (the "FLAG Entities") by Reach as of the Effective Date and by all additional amounts owed to the Debtors and the FLAG Entities by Reach between the Effective Date and
                 September 1, 2002. If, on September 1, 2002, the net balance of the above amounts reflects a balance in favor of the Debtors, such balance shall be credited as an immediate prepayment of the Reach Note in favor of Reach. Amounts owing between the parties after September 1, 2002 shall be payable by means of setting off amounts due to and due from Reach and FAL and its non-debtor subsidiaries, respectively, as soon as reasonably practicable following the end of each calendar quarter year subsequent to September 1, 2002 (i.e.
                 on September 30, 2002, December 31, 2002, March 31, 2003, etc.) and (i) if a balance is due to FAL and its non-debtor subsidiaries from Reach such amount shall be applied to reduce the outstanding balance of the Reach Note or, if the Reach Note has been satisfied in full, paid to FAL and its non-debtor subsidiaries in cash and (ii) if a balance is due to Reach from FAL and its non-debtor subsidiaries, paid to Reach in cash.

                 / / 7. Other than as provided for herein, Alcatel shall release all claims against FLAG Holdco and FAL or for amounts it may seek payment for from Reach pursuant to the terms of this Term Sheet other than (i) claims arising after the Effective Date under the FWACS Contract, (ii) claims arising under Articles 5.4, 8.1, 9.1, 9.2, 9.3, 10, 19, 20,
                 24 and 30 of the FWACS Contract (the "Additional Alcatel
                 Preserved Claims") and (iii) counterclaims and affirmative defenses to claims preserved for FLAG Holdco and FAL under section 8 of this Term Sheet. Alcatel's remedies for such retained claims against FLAG Holdco and FAL with respect to the Additional
                 Alcatel Preserved Claims shall be limited solely to injunctive relief, specific performance or excuse of performance but in no event shall include the payment of any funds by FLAG Holdco or FAL to Alcatel. No existing default of failure by FAL shall excuse performance by Alcatel under the FWACS Contract.

                 / /  8. Other than as provided for herein, on the Effective
                 Date Flag Holdco and FAL shall release all claims against Alcatel other than (i) warranty claims under the FWACS
                 Contract, (ii) claims arising under the FWACS Contract after the Effective Date, (iii) claims arising under Articles 5.7,
                 7 (to the extent modified herein), 8.1, 9.1, 9.2, 9.3, 10,
                 19, 20, 24 and 30 of the FWACS Contract and (iv) counterclaims and affirmative defenses to claims preserved for Alcatel under section 7 of this Term Sheet.
                 Notwithstanding the foregoing, on the date that the Final
                 Documents are executed, the Debtors, on behalf of themselves and their respective Chapter 11 estates, shall waive and release, and agree not to seek recovery with respect to, any claims and causes of action against Alcatel existing as of the Effective Date relating to the FWACS Contract and arising under Sections 105, 362, 502, 510, 541, 544, 545,
                 547, 548, 549, 550 and 553 of Title 11, United States Code, including, without limitation, their potential preference action against Alcatel for the approximately $22 million paid by the Debtors prior to filing for Chapter 11 protection and all claims and causes of action asserted or assertable in Adv. Proc. No. 02-02270 (the "Adv. Proc.").
                 Further without limiting the foregoing, FLAG Holdco and FAL shall release all claims against Alcatel for liquidated damages pursuant to Section 7 of the FWACS Contract with respect to the Ready for Provisional Acceptance date for Phase One, and Reach shall consent to such release.

                 / / 9. On the Effective Date, the Debtors, on behalf of themselves and their respective Chapter 11 estates, shall waive and release, and agree not to seek recovery with respect to, any claims and causes of action against Reach existing as of the Effective Date relating to the Reach
                 Agreements and arising under Sections 105, 362, 502, 510,
                 541, 544, 545, 547, 548, 549, 550 and 553 of Title 11,
                 United States Code, including, without limitation, any potential action against Reach for amounts paid by FAL to Reach prior to filing for Chapter 11 protection.

                 / /  10. For purposes of this Term Sheet, "Dispute
                 Resolution Procedure" shall have the following meaning.
                 Solely as to those disputes in which the Dispute Resolution
                 Procedures have been expressly referenced in this Term
                 Sheet, the parties to such dispute shall involve appropriate members of their senior management teams to attempt to resolve the dispute as soon as reasonably possible. If, after such diligent efforts, the dispute is not resolved, it shall immediately be submitted to resolution by a single arbitrator agreed to by such parties; if such parties can not agree on a single arbitrator, such choice of a single arbitrator will be submitted to the Bankruptcy Court for the Debtors' Chapter 11 cases for prompt selection of an arbitrator. The arbitrator selected shall use such procedures as he or she deems appropriate to reach a speedy resolution of the dispute.

                 / / 11. The FWACS Contract shall be amended so that the Ready for Provisional Acceptance date for delivery of each of Phases Two and Three shall be deemed to be thirty days later than now provided in the FWACS Contract for the sole purposes of determining whether any liquidated damages are due with regard to delivery of such Phases and, if so, due, the amount of such liquidated damages.

                 / / 12. Alcatel, on the one hand, and the Debtors on the other hand, shall submit a joint dismissal of the Adv.
                 Proc., with prejudice and without costs.

                 / / 13. Subject to Final Documents being executed, Alcatel agrees to vote its claims against FAL and FLAG Holdco in favor of a plan of reorganization that provides treatment for Alcatel's claims against such entities pursuant to the FWACS Contract and the Guaranty consistent with the terms of this Term Sheet. If Reach has claims against FAL and/or FLAG
                 Holdco, it agrees not to oppose a plan of reorganization that provides treatment for such claims against such entities consistent with the terms of this Term Sheet, provided, however, that Reach may oppose any plan of reorganization that seeks to substantively consolidate FAL's assets and liabilities with the assets and liabilities of any of the other Debtors. The Debtors do not object to Alcatel's continued service on the official unsecured creditors' committee (the "Committee") appointed in the Chapter 11 cases of the "Debtors". The Debtors acknowledge that Alcatel may exercise any and all of its rights as a creditor in the Debtors' Chapter 11 cases, provided, however
                 (i) that (x) in no event shall Alcatel take a position or assert a claim, cause of action or objection in the Debtors'
                 Chapter 11 cases (other than to the extent of a position taken by the Committee in accordance with its by-laws) that is contrary to the express terms and provisions of this Term
                 Sheet, and (y) Alcatel shall withdraw its objection to the Debtors' DIP financing and cash management motions, without prejudice to Alcatel's rights to object to such motions as a member of the Committee or in the event that the terms and conditions proposed by the Debtors with respect thereto are materially different from the terms and provisions of the interim orders entered by the Bankruptcy Court with respect thereto, and (ii) the DIP financing order and the budget upon which such order is based shall provide for payment of ongoing postpetition maintenance costs of FWACS and FNAL in accordance with FAL's existing Marine Maintenance
                 Agreements. The Debtors acknowledge that Reach may exercise any and all of its rights as a creditor in the Debtors'
                 Chapter 11 cases, provided, however, (i) that (x) in no event shall Reach take a position or assert a claim, cause of action or objection in the Debtors' Chapter 11 cases that is contrary to the express terms and provisions of this Term
                 Sheet, (y) Reach shall withdraw its objection to the Debtors' DIP financing and cash management motions, without prejudice to Reach's rights to object to such motions in the event that the terms and conditions proposed by the Debtors with respect thereto are materially different from the terms and provisions of the interim orders entered by the Bankruptcy Court with respect thereto, and (z) Reach shall withdraw its additional objections and motions filed on May
                 8, 2002 and (ii) the DIP financing order and the budget upon which such order is based shall provide for payment of ongoing postpetition maintenance costs of NACS and FWACS and FNAL in accordance with FAL's existing maintenance agreements and for payments owing to FAL's employees, Alcatel, Reach and third parties pursuant to the terms hereof or any contract with FAL.

                 / / 14. FLAG Holdco and FAL agree to establish an escrow account with an initial balance of $3 million to fund ongoing postpetition employee costs and operational and maintenance costs of NACS and FWACS and FNAL and for payments owing to FAL's employees, Alcatel, Reach and third parties related thereto. At the end of each calendar month, FLAG Holdco agrees to top up that escrow account to $3 million. Such escrow account will terminate and the funds therein be paid to FLAG Holdco upon the confirmation of the Plan, net of any accrued and unpaid costs or expenses due from FAL which are to be paid from such account. Reach agrees that with regard to monies currently owed by Reach to affiliates of FLAG Holdco but unrelated to FNAL, it will pay such amount promptly after the Effective Date and the initial funding of the escrow account will come from such funds; to the extent that such payment is less than $3,000,000, the remaining funds necessary to bring the initial escrow account balance to $3,000,000 will be paid from FLAG Holdco
                 (the parties' current estimate is that the number owed by Reach is between $2,000,000 and $3,000,000, but the final number will be agreed between FLAG Holdco and Reach as soon as reasonably practicable). FAL further agrees (i) to notify
                 Reach in writing if at ay time the balance in such escrow account is less than $1,000,000 or if, based upon payments to be made from such account, FAL reasonably expects such balance to fall below $1,000,000 if and when checks issued from such account are honored, (ii) to provide to Reach a bi-weekly reconciliation, on or prior to the third business day following each such bi-weekly period, of the amount on deposit in such escrow account, all issued and outstanding checks written against such escrow account and an itemization, broken out by payee, of all amounts paid by FAL from such account.

                 / /  15. FAL agrees to assume, as amended hereby, the FWACS
                 Contract, the Reach Agreements and the Marine Maintenance
                 Agreement dated July 31, 2001 between FAL and Alcatel (the
                 "Marine Maintenance Agreement"), as of the Effective Date.
                 FAL agrees to pay to Alcatel on the Effective Date
                 $1,443,806 in satisfaction of FAL's obligation to cure defaults under the Marine Maintenance Agreement prior to the assumption hereof.

                 / / 16. The Reach Agreements shall be amended as follows, with these provisions applicable only during the pendency of the Debtors' Chapter 11 proceedings. FAL shall permit Reach to manage the Station Landing Terminal Equipment that is part of FNAL and is owned by Reach. If a Material Default
                 (as defined below) occurs, Reach shall give written notice thereof to FAL. If a Material Default is not cured within five New York business days of receipt of such notice, or a court order has not been obtained in such time period prohibiting such action, Reach may, by notice to FAL, assume any or all of FAL's Operations & Maintenance ("O&M") obligations with regard to FNAL as Reach shall so designate
                 (the "Assumption"). If the Assumption occurs, FAL shall reimburse Reach for its share of the costs and expenses of such O&M obligations, in accordance with the principles of the Reach Agreements. If the Assumption occurs, FAL shall also cooperate with Reach in transferring such responsibilities and in assisting Reach in such transition and ASN hereby consents in such circumstances to FAL's assignment to Reach of the Marine Maintenance Agreement and all intellectual property, including any software furnished or licensed by Alcatel to FAL and necessary or required by Reach in order to assume any or all of the O&M obligations.
                 If the Assumption occurs, all source codes, system configuration information and other information as Reach shall reasonably require to perform such tasks will be provided to Reach by FAL. In addition, to the extent reasonably feasible, copies of such information will be placed in escrow as soon as reasonably feasible for release to Reach upon the occurrence of the Assumption. In addition, Alcatel agrees to provide training to Reach's personnel as reasonably required to enable Reach to assume such obligations, at no cost or expense to Reach. "Material
                 Default" shall mean (i) a material and continuing failure of FAL to comply with the O&M Plan for FNAL, as it may be amended from time to time, (ii) a material and continuing failure of FAL to provide personnel necessary for compliance with the O&M Plan, as it may be amended from time to time or
                 (iii) the conversion of the Debtors' Chapter 11 cases to Chapter 7 proceedings; provided, however, that FAL's failure to supply personnel to the Taiwan landing station prior to June 15, 2002 shall not constitute a Material Default so long as during such time FAL cooperates fully with Reach in making alternative arrangements. FAL and Reach also agree to negotiate in good faith modifications to the existing O&M
                 Plan. The parties hereto further agree that Reach may, but shall not be required to, seek an expedited hearing, including the scheduling of a telephonic hearing if such procedure is acceptable to the Bankruptcy Court, notwithstanding that an applicable cure period has not yet expired, in order to seek an immediate transferring of any O&M obligations or such other relief as may be appropriate under the circumstances then prevailing, all without prejudice to the right of FAL to oppose the substance of the relief actually sought by Reach.

                 / / 17. The Reach Agreements shall also be amended as follows. FAL will not issue any additional Provisional or Final Acceptance Certificates under the FWACS Contract without Reach's prior written approval, provided, however, that such approval shall not be unreasonably withheld or delayed nor shall it be withheld or delayed for reasons not relating to the state of completion of, or to Alcatel's compliance with the technical specifications with respect to, the relevant work under the FWACS Contract.

                 / /  18. In a prior Term Sheet presented to the Bankruptcy
                 Court (which is replaced in its entirety by this Term
                 Sheet), Alcatel was to have been provided financial information to enable it to determine the acceptability of the terms hereof. Alcatel waives such requirement.

                 / / The parties will seek as expeditiously as possible approval of the Debtors' Joint Provisional Liquidators and of the Bankruptcy Court for the terms of this settlement.

Implementation   / /  The parties will seek entry of an order by the
                 Bankruptcy Court, not later than the Effective Date, (i)
                 approving the terms of the settlement, (ii) authorizing the amendment and assignment of the contracts detailed above and
                 (iii) authorizing the cash payments to be made by the
                 Debtors hereunder, including authorizing use of cash from
                 FLAG Holdco for such purposes.

                 / / As soon as practicable after the Effective Date, the parties will draft, negotiate and execute the Final
                 Documents.

                 / / This Term Sheet and the Final Documents will be binding upon FAL's subsidiaries.

                                   EXHIBIT I

                           KASOWITZ ENGAGEMENT LETTER

                                          March 20, 2002

Mr. Andres Bande
FLAG Telecom Holdings Limited
570 Lexington Avenue, 38th Floor
New York, New York 10022

Dear Mr. Bande:

    The purpose of this letter is to confirm the agreement of FLAG Telecom Holdings Limited (the "Company") to pay the reasonable fees and expenses of Kasowitz, Benson, Torres & Friedman LLP (the "Firm") on the terms and conditions hereinafter set forth. As you are aware, the Firm has been retained to represent certain holders (collectively, the "Steering Committee") of the Company's U.S. Dollar and Euro denominated 11 5/8% Senior Notes (the "Notes") in connection with analyzing the condition of the Company and a financial restructuring of the Company (the "Matter"). We advise you that the members of the Steering Committee as of the date hereof, as identified on EXHIBIT A hereto, have confidentially represented to us their individual holdings. In the aggregate, the members of the Steering Committee have represented to us that they (and/or their affiliates and/or managed accounts) are the beneficial holders of, or are the managers for the benefit of the beneficial holders of approximately one-third in principal amount of the Notes outstanding. As used herein, the terms "we," "us," or "our" refer to the Firm and any of members of the Steering Committee that sign this Agreement.

    In consideration of the Firm's provision of services to the Steering Committee, the Company agrees to pay the Firm its reasonable fees for professional services rendered to the Steering Committee (as more fully set forth in EXHIBIT B hereto) plus the Deferred Fee (as more fully defined in EXHIBIT C hereto), and to reimburse the Firm for all of its reasonable disbursements expended in this Matter.

    From time to time, the Firm intends to seek advice from local counsel on various international matters for the purpose of assisting in the Matter. As such, the Firm will include the fees and expenses of local counsel as disbursements on our periodic bills, and the Company shall reimburse the firm for such fees and expenses. However, the Firm reserves the right to send local counsel bills directly to the Company for payment. Notwithstanding the foregoing, any local counsel retained by the Firm will be retained solely by the Firm for the benefit of the Steering Committee and there will be no client relationship between the local counsel and the Company.

    In connection with the Firm's retention, upon execution of this Agreement, the Company shall provide the Firm with an advance deposit in respect of its fees and charges in the amount of $150,000 (the "Deposit"). The Company agrees that the amount of the deposit on hand at the Firm at any time should not be less than $150,000. Accordingly, we may (and we expect that we will) bill the Company without applying some or all of our charges against the Deposit in order to maintain the Deposit at no less than the $150,000 level in case it is needed for subsequent billings. However, if the Company is not in compliance with this Agreement, we may at any time apply the entire Deposit against our fees and expenses (whether yet billed, provided that we will promptly deliver a statement that reconciles any application of the reserve against actual fees and expenses). Any part of the reserve so applied will be promptly replenished by the Company so that all times the amount of the reserve shall be no less than $150,000. At the conclusion of the Firm's engagement, the Firm will remit to the Company any portion of the Deposit remaining after payment in full of all of the Firm's then outstanding bills and the Deferred Fee.

    The Company hereby acknowledges and agrees that the Firm's client in this engagement is the Steering Committee, that all advice rendered by the Firm to the Steering Committee shall be entitled to the protections of the attorney client privilege, and that the Firm's work product shall be entitled to the protections of the work product doctrine. In rendering bills to the Company, the Firm shall be permitted to redact descriptions of services performed where necessary to protect the confidentiality of its relationship with, and services taken on behalf of, the Steering Committee, PROVIDED HOWEVER, such bills will contain reasonably sufficient information to allow a determination regarding the reasonableness of such fees.

    This Agreement shall be terminable by the Company after giving 15 days' prior written notice to the Steering Committee and the Firm. No such termination shall relieve the Company of the obligation to pay for all services rendered and costs incurred by the Firm on the Steering Committee's behalf prior to the effective date of termination (including the Deferred Fee) in accordance with the terms of this Agreement.

    Any notices requested or permitted to be given under this Agreement shall be in writing and shall be delivered personally, by reliable overnight courier service, or by confirmed facsimile transmission, as follows:

To Us:

                       David S. Rosner, Esq.
                       Adam L. Shiff, Esq.
                       Kasowitz, Benson, Torres & Friedman LLP
                       1633 Broadway
                       New York, New York 10019
                       Fax: (212) 506-1800

To the Company:

                       Mr. Andres Bande
                       FLAG Telecom Holdings Limited
                       570 Lexington Avenue, 38th Floor
                       New York, New York 10022
                       Fax: (212) 754-4546

    If the foregoing correctly reflects your understanding of the terms and conditions of our representation, please indicate your acceptance by executing a copy of this letter in the space provided below and returning it to us together with the Deposit referred to above.

                                          Sincerely,
                                          David S. Rosner

AGREED TO AND ACCEPTED BY:

FLAG TELECOM HOLDINGS LIMITED

By: __________________________________
Name: ________________________________
Title: _______________________________

                                   EXHIBIT A

Steering Committee

Varde Partners, Inc.
Elliott Associates
Cerberus Capital Partners
Salomon Smith Barney
York Capital
Redwood Capital Management, LLC

                                   EXHIBIT B

    The current hourly billing rates for attorneys and paralegals of the Firm who may work on this Matter are as follows:

Partners/Counsel..........  $400 to $690
Associates................  $200 to $450
Paralegals................   $95 to $150

    It is currently anticipated that David S. Rosner and Adam L. Shiff, partners of the Firm whose current hourly billing rates are $590 and $525 respectively, will lead this assignment, with substantial involvement from Andrew K. Glenn and Alan Lungen, associates whose current hourly billing rates are $450 and $325 respectively, together with other attorneys and paralegals as appropriate.

    Please note that hourly billing rates are reviewed and adjusted periodically by the Firm and new rates will be implemented immediately after they are adopted and would apply to services rendered on and after the effective date of the new rates. The rates set forth above are the Firm's 2002 rates and, at present, the Firm does not anticipate changing them prior to January 2003.

                                   EXHIBIT C

    1. DEFERRED FEE. If a Restructuring (as defined below) is proposed, and supported by a majority ("majority" as defined by principal amount) of the holders of the Notes (the "Noteholders"), the Firm shall be entitled to a deferred fee (the "Deferred Fee") equal to a minimum amount of .25% to a maximum amount of 1.25% (the precise amount to be determined in the sole discretion of the Steering Committee) of the proposed Noteholder Recoveries (as defined below). The Deferred Fee shall be payable by the Company in cash (or at the Steering Committee's option, in the same consideration received by Noteholders in any Restructuring) provided however, if the Restructuring is not consummated, the Steering Committee in its sole discretion may have all or any portion of the Deferred Fee treated as an advance deposit for future services to be rendered by the Firm in this Matter.

    2.  RESTRUCTURING.  As used herein, the term "Restructuring" shall mean:

        1. Obtaining the requisite consents or acceptances from a majority of the Noteholders to an out-of-court restructuring/recapitalization through a tender offer, exchange offer, consent solicitation, or other mechanism;

        2. Obtaining the requisite consents from a majority of the Noteholders to a "pre-packaged" or "pre-negotiated" plan of reorganization under United States bankruptcy laws and/or a reorganization under Bermuda insolvency laws;

        3. Any other going concern exit (including confirmation of a plan under United States bankruptcy laws or approval of a scheme under Bermuda insolvency laws) from a legal or financial restructuring of the Notes which is supported by a majority of the Noteholders.

    3. NOTEHOLDER RECOVERIES. "Noteholder Recoveries" shall be defined as any consideration to be received by the Noteholders in respect of the Notes, including, without limitation, cash, securities (debt or equity), property or other interests or consideration. For the purpose of calculating the consideration received in the Restructuring, any securities received will be valued as follows: (i) if the value of such securities is disclosed in a court approved disclosure statement or similar document in connection with a plan or like document in a U.S. or non-U.S. proceeding, the securities will be valued based on such disclosure; (ii) if the value of such securities is not disclosed in a court filing or if the Restructuring is consummated out-of-court: (x) if such securities are traded on a recognized exchange, the securities will be valued at the average last sale or closing price for the ten trading days immediately prior to the date that a majority of the Noteholders approve the Restructuring; (y) if such securities are traded primarily in over-the-counter transactions, the securities will be valued at the mean of the closing bid and ask quotations similarly averaged over a ten trading day period immediately prior to the date that a majority of the Noteholders approve the Restructuring; and (z) if such securities have not been traded prior to the date that a majority of the Noteholders approve the Restructuring, an independent nationally recognized investment banker will prepare a valuation of the securities, the costs of which shall be paid by the Company. In addition, if a portion of any of the Company's liabilities are assumed, or any of the Company's assets are retained, the amount of the consideration received in the Restructuring will be adjusted to reflect the fair market value of such assets retained or liabilities assumed. Notwithstanding the preceding, any debt security issued in connection with the Restructuring shall be valued at face value.

                                   EXHIBIT J

                              EXECUTIVE TERM SHEET

                              EXECUTIVE TERM SHEET
              (EMPLOYMENT ARRANGEMENTS FOR NEW HOLDCO EXECUTIVES)
                          AGREED AS OF AUGUST 5, 2002

1.  EMPLOYMENT CONTRACTS AND SEVERANCE.

    - Employment contracts with each of AB, AO, EMcC, KvO, MC, SR, AE, MM and JD (collectively, the "EXECUTIVES") as in effect immediately prior to FLAG's bankruptcy filing would be assumed as part of the plan of reorganization ("POR"), subject to the modifications below (as modified, the "CURRENT CONTRACTS").

    - Each Current Contract would be amended to:

       a.  Eliminate the "enterprise value" bonus.

       b. Provide for payment of an annual cash bonus for 2002, in accordance with the bonus payment provisions described below.

       c. Provide that severance for each of AB, EMcC and AO would equal one times base salary plus target annual bonus. Severance would be payable under the termination of employment circumstances contemplated by the Current Contracts, whether occurring before, on or after the effective date of the POR ("EFFECTIVE DATE"); except that "1 October 2004" would be substituted for "31 December 2003" in Clause 5(c) of the Current Contract for AB and in Clause 2.2(c) of the Current Contract for EMcC. Except as expressly modified below, "Cause" and "Good Reason" are defined in the manner set forth in the Current Contracts.

       d. Provide that the employment period and other terms of the Current Contracts (except as modified herein) would remain the same, except that Executives would waive any rights to resign for "Good Reason" solely as a result of a change in composition of the Board of Directors of New FLAG (the "NF BOARD") or a change in ownership of New FLAG, in each case as contemplated by the POR.

       e. With respect to the Current Contract for AB, (i) delete provisions stating that FLAG's failure to make option grants would be a basis for resignation with Good Reason and (ii) state that it would be an event constituting "Good Reason" if (A) AB is removed as Chairman of the NF Board at any time prior to the end of the thirty-day period following the Effective Date or (B) AB at any time ceases to be the chief executive officer of New FLAG reporting directly and exclusively to the full NF Board.

       f. Except with respect to the items noted above, provide that any deferred compensation (other than deferred severance) earned or incurred prior to the Effective Date shall be waived.

       g. Delete any indemnification provisions so that the Current Contracts would be consistent herewith and add or delete any other provisions reasonably necessary to make the Current Contracts materially consistent herewith.

    - Severance provisions in the Current Contracts for KvO, MC, SR, AE, MM and JD would remain in effect. Severance would be payable under the termination of employment circumstances contemplated by the Current Contracts, whether occurring before, on and after the Effective Date. The employment period and other terms of the Current Contracts (except as modified herein) would remain the same.

    - Each Executive would acknowledge that no default exists under his Current Contract that would be required to be cured upon assumption.

2.  PRE-PETITION RETENTION PAYMENT.

    - Each Executive will vest in his pre-petition retention payment, as agreed presently, on the Effective Date. He would be obligated to repay his pre-petition retention payment if, prior to the Effective Date, he resigns without Good Reason or is terminated for Cause.

    - Retention payment of $180,000 would be paid to SR on or prior to the Effective Date, subject to the repayment provisions described above.

3.  2002 ANNUAL BONUS.

    - Each Executive would be eligible to earn his current target annual bonus for 2002. The actual amount of the annual bonus would be based upon the achievement of the performance criteria described in the following paragraph. The annual bonus would be payable in a cash lump sum as soon as practicable following December 31, 2002, but in no event later than January 20, 2003; provided that, if fourth quarter financial results are not available on January 15, 2003, the portion of the bonus based upon such results would be payable within five days of such results becoming available. An Executive will be eligible for the annual bonus if (i) the Executive is employed by New FLAG on December 31, 2002 or (ii) the Executive's employment with New FLAG terminates prior thereto for any reason other than a termination for Cause or voluntary resignation for other than Good Reason.

    - Fifty percent of the target annual bonus would be payable if available cash plus working capital of New FLAG as of the Effective Date is equal to or greater than projected or if the available cash plus working capital of New FLAG as of the Effective Date is within 2.5 percent of such projection. The remaining fifty percent of the target annual bonus would be payable if each of cash revenue and cash flow in fourth quarter 2002 is equal to or greater than projected or if each of cash revenue and cash flow in fourth quarter 2002 is within 2.5 percent of each such projection. For purposes of this Term Sheet, "working capital", "cash revenue" and "cash flow" will be reasonably defined consistent with past practice by agreement negotiated in good faith between the Creditors' Committee and FLAG.

    - The Creditors' Committee and FLAG agree to continue to work in good faith to specify the projections referenced in the preceding paragraph, and such projections will be materially consistent with the projections attached as Attachment 1 hereto (which projections on Attachment 1 incorporate the 2.5 percent reduction contemplated by the previous paragraph) and include appropriate adjustments, if any, for delay in the Effective Date or changes to the POR approved or required by the Bankruptcy Court or required as part of the confirmation process.

4.  INDEMNIFICATION.

    - The POR would provide that Executives will not be indemnified by FLAG pursuant to their Indemnification Agreements and the Bye-Laws of FLAG and any similar right to indemnification by FLAG under any other document.

    - The Executives would be indemnified with respect to facts occurring on or after the Effective Date to the same extent as the other directors and officers of New FLAG.

5.  RELEASE.

    - Except as provided herein, the POR would provide for a release of the directors and officers from liability for all claims asserted or assertable by parties receiving consideration under the POR and based upon pre-petition facts; provided, however, the parties voting on the confirmation of the POR would be given the opportunity not to grant such release with respect to their individual claims or potential claims against the directors and officers.

    - The POR would not provide for a release of the directors and officers from claims asserted or assertable directly or derivatively through FLAG and any such claims shall be preserved.

6.  LEGAL EXPENSES.

    - New FLAG would pay its attorneys fees and costs in connection with its disputes as to coverage under the D&O insurance policies and take all reasonably necessary action to resolve any such disputes.

    - New FLAG would pay the Executives' actual documented litigation-related costs and expenses to the extent not actually reimbursed by the D&O policies, regardless of whether such costs and expenses were incurred pre- or post-petition; provided that the aggregate amount of the payments described in this sentence would not exceed U.S.$3.25 million and the aggregate amount of such payments for the period through the first anniversary of the Effective Date would not exceed U.S.$1.625 million; provided further that each Executive represents and certifies that he has not knowingly made any fraudulent statements or material misrepresentations to the D&O insurers or persons acting on their behalf in connection with the D&O insurance application process. In the event that any Executive is found by a judgment or other final adjudication to have knowingly made such a fraudulent statement or material misrepresentation, New FLAG's obligation to make such payments would immediately terminate and such Executive so found would be required to refund his pro rata share of any such payments by New FLAG (i.e., the total amount of such payments divided by the total number of defendants in the related litigation.) All such payments, to the extent actually paid by New FLAG, would be immediately reimbursable upon collection by the Executives out of any indemnified fees costs and expenses under the D&O insurance policies and the Executives would take all reasonably necessary action to collect such fees, costs and expenses.

    - New FLAG would reimburse Executives for attorneys fees and expenses in negotiating the arrangements described herein, in an amount not to exceed U.S.$150,000, in the aggregate. Any such reimbursement would reduce the maximum amount payable under the preceding paragraph.

7.  POR.

    - POR and disclosure statement would be amended by current Board of Directors of FLAG to incorporate provisions consistent with the above and the disclosure statement would include this Term Sheet.

8.  EXAMPLES RELATED TO RETENTION, BONUS AND SEVERANCE.

     i. If an Executive quits WITHOUT Good Reason prior to the Effective Date, the Executive would be obligated to pay back his pre-petition retention payment, would not receive any severance and would not be eligible for a bonus for 2002.

     ii. If an Executive is terminated WITHOUT Cause prior to the Effective Date, the Executive would retain the pre-petition retention payment, would be eligible for his annual target bonus for 2002, calculated in accordance with the bonus provisions described above, and would receive severance in accordance with his Current Contract.

    iii. If an Executive continues in the employ of New FLAG through December 31, 2002 (or the Executive's employment terminates with New FLAG prior thereto for any reason other than a termination for Cause or a resignation without Good Reason), the Executive would be eligible to receive an annual bonus for 2002, calculated in accordance with the bonus provisions discussed above.

     iv. If an Executive is terminated WITHOUT Cause on Day 30 following the Effective Date (or if AB is removed as Chairman at any time prior to the end of the thirty-day period following the Effective Date), the Executive would be entitled to retain the pre-petition retention payment, would be eligible for his annual target bonus for 2002, calculated in accordance with the bonus provisions described above, and would be paid severance in accordance with his Current Contract.

     v. If either AB or EMcC is employed on September 30, 2004, and voluntarily resigns on or after October 1, 2004, he would receive an immediate lump-sum severance payment equal to one times base salary plus target annual bonus.

     vi. If an Executive and the NF Board negotiate a new employment contract after the Effective Date, the terms of that contract would govern the Executive's future severance and future compensation arrangements. However, if an Executive and the NF Board are unable to successfully negotiate a new employment contract, the terms of the Executive's Current Contract would continue to govern his severance and compensation arrangements for the remainder of its term.

                                  ATTACHMENT 1

    Target 1 (AS OF THE EFFECTIVE DATE)

       - Cash equal to or greater than $70.0 million, adjusted by the Working Capital Adjustment.

       - Working Capital Adjustment shall be equal the amount that "Net Working Capital" (defined below) is less than (and therefore deducted from cash) or more than (and therefore added to cash) $75 million.

    Target 2 (FOURTH QUARTER 2002)--All of the following must be met:

       - Cash Revenue equal to or more than $74.5 million.

       - GAAP EBITDA minus GAAP capital expenditures is $1.75 million or more.

    "Net Working Capital" shall be equal to (a) accounts receivable, net PLUS
(b) prepaid expenses and other current assets MINUS (c) accounts payable and accrued construction costs MINUS (d) accrued liabilities. Each of these line items shall be calculated in a consistent manner as the principles used to derive the amounts reflected in the disclosure statement financial projections.

                                   EXHIBIT K

                            SCHEDULE OF INTERCOMPANY
                           CLAIMS AGAINST THE DEBTORS

                              INTERCOMPANY CLAIMS

DEBTOR                                  AFFILIATE HOLDING CLAIM                 CLAIM AMOUNT
------                                  --------------------------------------  ------------
FLAG Telecom Holdings Limited.........  none

FLAG Limited..........................  FLAG Telecom Asia Limited               $  1,830,284
                                        FLAG Telecom Group Services Limited     $  9,073,092
                                        FLAG Telecom Ireland Limited            $  4,633,098
                                        FLAG Telecom Limited                    $  6,149,306

FLAG Pacific USA Limited..............  FLAG Pacific Ltd                        $      3,684
                                        FLAG Telecom Limited                    $      1,667

FLAG Telecom Group Services Limited...  FLAG Telecom Deutschland GMBH           $    154,365
                                        FLAG Telecom Development Services
                                        Company LLC                             $    280,067
                                        FLAG Telecom France Services EURL       $    320,332
                                        FLAG Telecom Greece AE                  $     53,352
                                        FLAG Telecom Holdings Limited           $ 14,814,356
                                        FLAG Telecom Limited                    $ 15,883,676
                                        FLAG Telecom Nederland BV               $    499,051
                                        FLAG Telecom USA Limited                $    952,612

FLAG Telecom Limited..................  FLAG Atlantic France Srl                $     17,757
                                        FLAG Telecom Ireland Limited            $ 26,006,926

FLAG Telecom USA Ltd..................  FLAG Limited                            $  2,320,994
                                        FLAG Telecom Holdings Limited           $    260,000
                                        FLAG Telecom Ireland Limited            $  1,358,480
                                        FLAG Telecom Limited                    $    378,997

FLAG Asia Limited.....................  FLAG Limited                            $  5,298,666
                                        FLAG Telecom Group Services Limited     $  5,994,436
                                        FLAG Telecom Holdings Limited           $  8,100,549
                                        FLAG Telecom Limited                    $    524,939

FLAG Atlantic Holdings Limited........  FLAG Atlantic Limited                   $     17,060
                                        FLAG Telecom Group Services Limited     $  3,036,388

FLAG Atlantic Limited.................  FLAG Telecom Group Services Limited     $ 19,146,215
                                        FLAG Telecom Holdings Limited           $ 16,182,522

FLAG Atlantic USA Limited.............  FLAG Atlantic Limited                   $138,396,748
                                        FLAG Atlantic UK Limited                $ 10,744,734
                                        FLAG Telecom Limited                    $      1,666
                                        FLAG Telecom USA Limited                $     75,008

                                   EXHIBIT L

                              LIQUIDATION ANALYSIS

                              LIQUIDATION ANALYSIS

    The following liquidation analysis (the "Analysis") has been prepared by the Debtors as an estimate of the values which might be realized by all classes of creditors in the event the assets of the Debtors were to be liquidated in chapter 7 proceedings under the Bankruptcy Code. A chapter 7 liquidation consists generally of the cessation of business, the identification and assembly of assets, and the initiation of distressed or "forced" sales of the Debtors' assets by a court-appointed chapter 7 trustee, with subsequent distribution of the net proceeds of such asset dispositions to creditors in accordance with statutory priorities.

    The proceeds from chapter 7 asset sales and recoveries would be first applied to satisfy the claims of senior secured creditors and the costs and expenses of the chapter 7 case (such as the fees of the trustee, and of counsel and other professionals including financial advisors and accountants retained by the trustee, asset disposition expenses, litigation costs, and claims arising from the wind-down of operations of the Debtors' business during the chapter 7 proceedings).

    This Analysis has been prepared assuming that the Debtors' assets, including assets of non-Debtor Affiliates, are liquidated. The Analysis is based on the estimated book values as of May 31, 2002, for each of the Reorganizing Debtors and non-Debtor Affiliates. While the management reports and records of FLAG Telecom Holdings Limited and its Affiliates are maintained on a legal entity operating report basis, assumptions were made to conform the Analysis for Debtors on the basis of the following entities: FLAG Telecom Holdings Ltd. (unconsolidated), the three "Project Companies"--FLAG Atlantic Ltd., FLAG Limited, and FLAG Asia Ltd.--and FLAG Network Services, a grouping of the 42 legal entities (some non-operational) that do not explicitly represent a subsidiary of any of the previously mentioned "Project Companies."

                                   [GRAPHIC]

    It has been assumed that the chapter 7 trustee would require approximately six months to complete the liquidation process.

    In the case of FLAG Network Services, this Analysis estimates that the proceeds generated in a liquidation would be insufficient to fund the estimated wind-down costs over a six-month period. Thus, the Analysis assumes that no liquidation of FLAG Network Services takes place, and the various entities that compose FLAG Network Services are shut down at the least possible expense. As a result, no liquidator fees are incurred at this entity.

    This Analysis represents an estimate of liquidation values and recovery percentages based upon hypothetical liquidations whereby assets are converted into cash. The determination of the hypothetical proceeds from the liquidation of assets is an uncertain process involving numerous underlying assumptions. In particular, there are numerous companies in the international bandwidth sector in liquidation or attempting to sell assets at present, yet few if any transactions have been concluded for subsea assets; this makes valuing such assets in a liquidation scenario a highly uncertain process.

Accordingly, there can be no assurance that the assumptions employed in determining the liquidation value of the assets will result in an accurate estimation of such liquidation values. Neither the Debtors nor their principal advisors make any representation or warranty that the actual results would or would not approximate the assumptions contained herein.

    For this Analysis, net inter-company claims against the Debtors have been treated pari-passu with third party claims. There can be no assurances that other foreign jurisdictions or local creditors would not seek to subordinate inter-company claims. To the extent that foreign jurisdictions have alternate priority rules or require the subordination of inter-company claims, the recovery percentages for unsecured creditors may be materially different.

NOTES TO LIQUIDATION ANALYSIS:

CASH AND EQUIVALENTS

    Cash and equivalents consist of cash in banks or operating accounts and liquid investments with maturities of three months or less and are assumed to be fully recoverable. The balances by entity are based on estimated book values of cash and cash equivalents as of June 17, 2002.

ACCOUNTS RECEIVABLE

    Accounts receivable primarily consist of customer receivables for the sale of bandwidth capacity (including restoration services) and related operations and maintenance ("O&M") and receivables from the provision of network services (including colocation and IP transit services). The recovery of accounts receivable is based on management's estimate of collection, given such factors as the substantial portion of the receivables due from customers which are themselves in financial distress or undergoing liquidation, the aging and historical collection patterns of the receivables, the status of work-in-process orders, the high proportion of receivables relating to advanced billing for services that would not be delivered in a liquidation, and advances received from customers. In addition, it is assumed the Company would not be able to collect receivables associated with incomplete projects where payments have been withheld pending satisfactory delivery of the services contemplated. As a result, the liquidation analysis assumes a lower percentage recovery than a similar company operating in a non-liquidation scenario. For purposes of this Analysis, management estimates that accounts receivable recoveries range from 2.0% to 5.0% for FLAG Limited and FLAG Network Services and from 0.0% to 2.0% for FLAG Atlantic and FNAL.

PROPERTY, PLANT & EQUIPMENT

    Property, plant, and equipment includes fixtures and fittings, leasehold improvements, computer equipment, motor vehicles, and network assets (including cable systems, points of presence, and transmission equipment and other). For purposes of this Analysis, management estimates that property, plant, and equipment recoveries range from 2.0% to 7.5% for FLAG Limited, from 2.0% to 4.0% for FLAG Atlantic and FNAL, and from 2.0% to 5.0% for FLAG Network Services.

INTANGIBLES

    While the liquidation of the Company's tradename and other intangible assets may have some value, no liquidation value was assumed in this Analysis due to the speculative nature of value for these assets in a liquidation scenario.

WIND-DOWN COSTS

    Wind-down costs consist of the following items: O&M costs, network expenses, personnel costs including severance and pension liability, and corporate overhead.

    Management assumes the liquidation would occur over a six-month period and that such expenses, costs, and overhead would decrease over time. It is assumed that O&M costs and network expenses would be incurred for three months only. Regarding personnel costs and corporate overhead, management expects a 30% reduction in the first month, followed by a 10% reduction in the second month, a 10% reduction in the third month, a 30% reduction in the fourth month, a 10% reduction in the fifth month, and a 10% reduction in the sixth month. The high cost case assumes a 20% increase in total wind-down costs above the low cost case.

    For all entities other than FLAG Network Services, the Analysis assumes that funding of wind-down costs is the sole obligation of the legal entity that incurs the costs. However, the Analysis estimates that FLAG Network Services would likely be unable to fund its severance and pension obligations in a liquidation scenario. Thus, the Analysis assumes that FLAG Telecom
Holdings Ltd. funds these obligations of FLAG Network Services. In addition, the Analysis assumes that FLAG Telecom Holdings Ltd. funds the bare-minimum additional costs needed to shut down FLAG Network Services, which are estimated to range from $2 million to $5 million. However, it is possible that such treatment would be challenged by other creditor groups, and there can be no assurance that the bankruptcy court would approve this treatment of the obligations of FLAG Network Services.

SUPERPRIORITY CLAIMS

    Superpriority claims represent claims of FLAG Telecom Holdings Ltd. against certain subsidiaries based on amounts that the Holding Company has funded to these subsidiaries subsequent to the Chapter 11 filing. These fundings are secured by a first priority lien on substantially all of the assets of the borrowing subsidiaries. This Analysis assumes that superpriority claims are paid in full before any distributions to any other claimants.

PROFESSIONAL FEES

    Fees related to professionals retained by the Company represent the costs of a chapter 7 case related to attorneys, financial advisors, and other professionals retained by the Company. Based on management's review of the nature of these costs and the outcomes of similar liquidations, professional fees for the six-month liquidation period were estimated to average approximately $1 million per month for professionals retained by the Company. Legal liquidator fees are assumed to generally apply in a super-priority status. Legal liquidator fees vary by region and can range from 3% to 7% of available proceeds. A cost of 5% of available proceeds was applied in this Analysis.

BANK FACILITIES

    Secured debt (Atlantic Banks) receives payment prior to funds being made available to general unsecured creditors.

    For purposes of this Analysis, no incremental DIP proceeds are assumed to be available, though some level of borrowing may likely be necessary to fund liquidation activities at certain entities.

INTER-COMPANY CLAIMS

    Inter-company payables and receivables are included by entity, with projected recoveries calculated using the expected recovery of inter-company payables at each entity. Inter-company payables are assumed to be general unsecured claims. This Analysis also assumes that inter-company claims do not represent amounts that would either be claimed or honored as equity infusions. [The inter-company payables and receivables are based on estimated book values as of April 12, 2002.]

CUSTOMER CONTRACT REJECTION CLAIMS

    As the Company would not honor many contractual obligations in a chapter 7 scenario, it is assumed customers will file general unsecured claims for business interruption or other breach-of-contract losses. As the Company would not honor ROUs or swap capacity credits in a chapter 7 scenario, it is assumed customers will file general unsecured claims for undelivered bandwidth capacity over the remainder of the 15-year ROU life. The amount of the potential claim for customer contract rejections depends heavily on the specific language in a given contract, and actual claims could be significantly different from those estimated in this Analysis.

TRADE PAYABLES

    Trade payables represent trade accounts payable, accrued liabilities, and accrued construction costs, which are considered general unsecured claims. These claims are assumed to have access to proceeds within each entity, subordinated to secured claims. This amount does not include vendor deficiency claims, which could be substantial.

                              LIQUIDATION ANALYSIS

                                  FLAG LIMITED
                                ($ IN MILLIONS)

                                                                                   ESTIMATED RECOVERY VALUE
                                                 EST. BOOK VALUE   ---------------------------------------------------------
                                                  AS OF 5/31/02      LOW      RECOVERY RATE(1)     HIGH     RECOVERY RATE(1)
                                                 ---------------   --------   ----------------   --------   ----------------
CURRENT ASSETS
Cash and Investments(2)........................          8.3          8.3          100.0%           8.3          100.0%
FA Intercompany Receivable.....................           --           NM             NM             NM             NM
FNAL Intercompany Receivable...................          5.3          0.1            1.0%           0.1            2.5%
FNS Intercompany Receivable....................         44.6           --            0.0%            --            0.0%
FTHL Intercompany Receivable...................          3.1          1.5           47.9%           1.5           47.2%
Accounts Receivable, Net.......................         70.0          1.4            2.0%           3.5            5.0%
                                                     -------        -----                         -----
  Total Current Assets.........................        131.2         11.2                          13.4
NON-CURRENT ASSETS, NET
Fixed Assets(3)................................        540.9         10.8            2.0%          40.6            7.5%
                                                     -------        -----                         -----
  Total Non-current Assets.....................        540.9         10.8                          40.6

GROSS PROCEEDS.................................                     $22.0                         $53.9
Less Legal Liquidator Fees(4)..................                       0.7                           2.3
Less Wind-down Costs...........................                       8.1                           9.7
                                                                    -----                         -----
NET PROCEEDS...................................                     $13.3                         $42.0
                                                                    =====                         =====

                                                                     LOW       RECOVERY RATE       HIGH      RECOVERY RATE
                                                                   --------   ----------------   --------   ----------------
ALLOCATION OF PROCEEDS:

VALUE AVAILABLE FOR DISTRIBUTION TO ALL
  CLAIMS.......................................                     $13.3                         $42.0

SUPERPRIORITY CLAIMS...........................          3.5          3.5          100.0%           3.5          100.0%

VALUE AVAILABLE FOR PAYMENT OF PRIORITY
  CLAIMS.......................................                       9.8                          38.5

PRIORITY CLAIMS
Professionals retained by Trustee..............           --          0.0             NM            0.0             NM
Professionals retained by Company..............           --          0.0             NM            0.0             NM
Income Tax Payable(5)..........................          5.9          5.9          100.0%           5.9          100.0%
                                                     -------        -----                         -----
  TOTAL PRIORITY CLAIMS........................          5.9          5.9                           5.9

VALUE AVAILABLE FOR PAYMENT OF PRE-PETITION
  SECURED CLAIMS...............................                       3.9                          32.6

PRE-PETITION SECURED CLAIMS
Secured Bank Facility..........................           --           --             NM             --             NM
                                                     -------        -----                         -----
  TOTAL PRE-PETITION SECURED CLAIMS............           --           --                            --

VALUE AVAILABLE FOR PAYMENT OF GENERAL
  UNSECURED CLAIMS.............................                       3.9                          32.6

GENERAL UNSECURED CLAIMS
FNS Intercompany Claim                                  21.7          0.1            0.4%           0.7            3.0%
FTHL Intercompany Claim........................           --           --             NM             --             NM
FA Intercompany Claim..........................           --           --             NM             --             NM
FNAL Intercompany Claim........................           --           --             NM             --             NM
Customer ROU Claims(6)                                 583.9          2.1            0.4%          17.8            3.0%
8 1/4% Senior Notes(7)                                 437.0          1.6            0.4%          13.3            3.0%
Third Party Trade Claims                                29.0          0.1            0.4%           0.9            3.0%
                                                     -------        -----                         -----
  TOTAL UNSECURED CLAIMS.......................      1,071.6          3.9                          32.6

PROCEEDS AVAILABLE TO FTHL CREDITORS...........                        --                            --

------------------------------

FOOTNOTES

(1) Recovery rates based on management estimates.

(2) Cash balance as of June 17, 2002.

(3) Represents net book value of fixed assets less deferred revenue.

(4) Legal liquidator fees based on 5% of gross proceeds, excluding cash.

(5) Includes income taxes payable and deferred taxes.

(6) Customer ROU claims based on deferred revenue of $370.6 million plus an estimate of sales from 1997-1999 of $213.3 million.

(7) Includes accrued interest through the filing date.

                              LIQUIDATION ANALYSIS

                                 FLAG ATLANTIC
                                ($ IN MILLIONS)

                                                                                   ESTIMATED RECOVERY VALUE
                                                 EST. BOOK VALUE   ---------------------------------------------------------
                                                  AS OF 5/31/02      LOW      RECOVERY RATE(1)     HIGH     RECOVERY RATE(1)
                                                 ---------------   --------   ----------------   --------   ----------------
CURRENT ASSETS
Cash and Investments(2)........................           --           --          100.0%            --          100.0%
FEA Intercompany Receivable....................           --           NM             NM             NM             NM
FNAL Intercompany Receivable...................           --           NM             NM             NM             NM
FNS Intercompany Receivable....................          3.1           --            0.0%            --            0.0%
FTHL Intercompany Receivable...................           --           NM             NM             NM             NM
Accounts Receivable, Net.......................         41.0           --            0.0%           0.8            2.0%
                                                     -------        -----                         -----
  Total Current Assets.........................         44.1           --                           0.8
NON-CURRENT ASSETS, NET
Fixed Assets(3)................................         39.2          0.8            2.0%           1.6            4.0%
                                                     -------        -----                         -----
  Total Non-current Assets.....................         39.2          0.8                           1.6

GROSS PROCEEDS.................................                     $ 0.8                         $ 2.4
Less Legal Liquidator Fees(4)..................                       0.0                           0.1
Less Wind-down Costs...........................                       5.7                           6.9
                                                                    -----                         -----
NET PROCEEDS...................................                     ($5.0)                        ($4.6)
                                                                    =====                         =====

                                                                     LOW       RECOVERY RATE       HIGH      RECOVERY RATE
                                                                   --------   ----------------   --------   ----------------
ALLOCATION OF PROCEEDS:

VALUE AVAILABLE FOR DISTRIBUTION TO ALL
  CLAIMS.......................................                     $ 0.0                         $ 0.0

SUPERPRIORITY CLAIMS...........................          1.9          0.0            0.0%           0.0            0.0%

VALUE AVAILABLE FOR PAYMENT OF PRIORITY
  CLAIMS.......................................                        --                            --

PRIORITY CLAIMS
Professionals retained by Trustee..............           --          0.0             NM            0.0             NM
Professionals retained by Company..............           --           --             NM             --             NM
Income Tax Payable.............................          3.1           --            0.0%            --            0.0%
                                                     -------        -----                         -----
  TOTAL PRIORITY CLAIMS........................          3.1           --                            --

VALUE AVAILABLE FOR PAYMENT OF PRE-PETITIONS
  SECURED CLAIMS...............................                        --                            --

PRE-PETITION SECURED CLAIMS
Secured Bank Facility(5).......................        175.0           --            0.0%            --            0.0%
                                                     -------        -----                         -----
  TOTAL PRE-PETITION SECURED CLAIMS............        175.0           --                            --

VALUE AVAILABLE FOR PAYMENT OF GENERAL
  UNSECURED CLAIMS.............................                        --                            --

GENERAL UNSECURED CLAIMS
FNS Intercompany Claim.........................         19.3           --            0.0%            --            0.0%
FTHL Intercompany Claim........................         16.2           --            0.0%            --            0.0%
FEA Intercompany Claim.........................           --           --             NM             --             NM
FNAL Intercompany Claim........................           --           --             NM             --             NM
Customer ROU Claims(6).........................        668.5           --            0.0%            --            0.0%
Third Party Trade Claims.......................         93.5           --            0.0%            --            0.0%
                                                     -------        -----                         -----
  TOTAL UNSECURED CLAIMS.......................        797.5           --                            --

PROCEEDS AVAILABLE TO FTHL CREDITORS...........                        --                            --

------------------------------

FOOTNOTES

(1) Recovery rates based on management estimates.

(2) Cash balance as of June 17, 2002.

(3) Represents net book value of fixed assets less deferred revenue.

(4) Legal liquidator fees based on 5% of gross proceeds, excluding cash.

(5) Represents bank claims, excluding cash frozen by bank syndicate.

(6) Customer ROU claims based on deferred revenue.

                              LIQUIDATION ANALYSIS

                                      FNAL
                                ($ IN MILLIONS)

                                                                                   ESTIMATED RECOVERY VALUE
                                                 EST. BOOK VALUE   ---------------------------------------------------------
                                                  AS OF 5/31/02      LOW      RECOVERY RATE(1)     HIGH     RECOVERY RATE(1)
                                                 ---------------   --------   ----------------   --------   ----------------
CURRENT ASSETS
Cash and Investments(2)........................          9.1          9.1          100.0%           9.1          100.0%
FA Intercompany Receivable.....................           --           NM             NM             NM             NM
FEA Intercompany Receivable....................           --           NM             NM             NM             NM
FNS Intercompany Receivable....................         47.4           --            0.0%            --            0.0%
FTHL Intercompany Receivable...................           --           NM             NM             NM             NM
Accounts Receivable, Net.......................         30.6           --            0.0%           0.6            2.0%
                                                     -------        -----                         -----
  Total Current Assets.........................         87.1          9.1                           9.7
NON-CURRENT ASSETS, NET
Fixed Assets(3)................................        328.7          6.6            2.0%          13.1            4.0%
                                                     -------        -----                         -----
  Total Non-current Assets.....................        328.7          6.6                          13.1

GROSS PROCEEDS.................................                     $15.6                         $22.8
Less Legal Liquidator Fees(4)..................                       0.3                           0.7
Less Wind-down Costs...........................                       3.9                           4.7
                                                                    -----                         -----
NET PROCEEDS...................................                     $11.4                         $17.4
                                                                    =====                         =====

                                                                     LOW       RECOVERY RATE       HIGH      RECOVERY RATE
                                                                   --------   ----------------   --------   ----------------
ALLOCATION OF PROCEEDS:

VALUE AVAILABLE FOR DISTRIBUTION TO ALL
  CLAIMS.......................................                     $11.4                         $17.4

SUPERPRIORITY CLAIMS...........................          7.6          7.6          100.0%           7.6          100.0%

VALUE AVAILABLE FOR PAYMENT OF PRIORITY
  CLAIMS.......................................                       3.8                           9.8

PRIORITY CLAIMS
Professionals retained by Trustee..............           --          0.0             NM            0.0             NM
Professionals retained by Company..............           --           --             NM             --             NM
Income Tax Payable.............................           --           --             NM             --             NM
                                                     -------        -----                         -----
  TOTAL PRIORITY CLAIMS........................           --           --                            --

VALUE AVAILABLE FOR PAYMENT OF PRE-PETITIONS
  SECURED CLAIMS...............................                       3.8                           9.8

PRE-PETITION SECURED CLAIMS
Secured Bank Facility..........................           --           --             NM             --             NM
                                                     -------        -----                         -----
  TOTAL PRE-PETITION SECURED CLAIMS............           --           --                            --

VALUE AVAILABLE FOR PAYMENT OF GENERAL
  UNSECURED CLAIMS.............................                       3.8                           9.8

GENERAL UNSECURED CLAIMS
FNS Intercompany Claim.........................          6.5          0.1            1.0%           0.2            2.5%
FTHL Intercompany Claim........................          8.1          0.1            1.0%           0.2            2.5%
FEA Intercompany Claim.........................          5.3          0.1            1.0%           0.1            2.5%
FA Intercompany Claim..........................           --           --             NM             --             NM
Customer ROU Claims(5).........................        275.1          2.6            1.0%           6.9            2.5%
Third Party Trade Claims.......................         99.1          1.0            1.0%           2.5            2.5%
                                                     -------        -----                         -----
  TOTAL UNSECURED CLAIMS.......................        394.1          3.8                           9.8

PROCEEDS AVAILABLE TO FTHL CREDITORS...........                        --                            --

------------------------------

FOOTNOTES

(1) Recovery rates based on management estimates.

(2) Cash balance as of June 17, 2002.

(3) Represents net book value of fixed assets less deferred revenue.

(4) Legal liquidator fees based on 5% of gross proceeds, excluding cash.

(5) Customer ROU claims based on deferred revenue.

                              LIQUIDATION ANALYSIS

                             FLAG NETWORK SERVICES
                                ($ IN MILLIONS)

                                                                                   ESTIMATED RECOVERY VALUE
                                                 EST. BOOK VALUE   ---------------------------------------------------------
                                                  AS OF 5/31/02      LOW      RECOVERY RATE(1)     HIGH     RECOVERY RATE(1)
                                                 ---------------   --------   ----------------   --------   ----------------
CURRENT ASSETS
Cash and Investments(2)........................           --           --          100.0%            --          100.0%
FA Intercompany Receivable.....................         19.3           --            0.0%            --            0.0%
FNAL Intercompany Receivable...................          6.5          0.1            1.0%           0.2            2.5%
FEA Intercompany Receivable....................         21.7          0.1            0.4%           0.7            3.0%
FTHL Intercompany Receivable...................           --           NM             NM             NM             NM
Accounts Receivable, Net.......................          7.6          0.2            2.0%           0.4            5.0%
                                                     -------        -----                         -----
  Total Current Assets.........................         55.0          0.3                           1.2
NON-CURRENT ASSETS, NET
Fixed Assets(3)................................         58.3          1.2            2.0%           2.9            5.0%
                                                     -------        -----                         -----
  Total Non-current Assets.....................         58.3          1.2                           2.9
GROSS PROCEEDS.................................                     $ 1.5                         $ 4.1
GROSS PROCEEDS PER ANALYSIS(4).................                     $ 0.0                         $ 0.0
Less Legal Liquidator Fees(4)..................                        --                            --
Plus Funding from FTHL.........................                      11.1                          14.1
                                                                    -----                         -----
PROCEEDS AVAILABLE TO FUND WIND-DOWN COSTS.....                     $11.1                         $14.1
FLAG Telecom Limited Severance & Pension
  Costs........................................          9.1          9.1          100.0%           9.1          100.0%
Other Wind-down Costs(5).......................                       2.0                           5.0
                                                                    -----                         -----
  TOTAL WIND-DOWN COSTS........................                     $11.1                         $14.1
                                                                    =====                         =====
                                                                     LOW       RECOVERY RATE       HIGH      RECOVERY RATE
                                                                   --------   ----------------   --------   ----------------
ALLOCATION OF PROCEEDS:
VALUE AVAILABLE FOR DISTRIBUTION TO ALL
  CLAIMS.......................................                     $ 0.0                         $ 0.0
SUPERPRIORITY CLAIMS...........................         26.7          0.0            0.0%           0.0            0.0%
VALUE AVAILABLE FOR PAYMENT OF PRIORITY
  CLAIMS.......................................                        --                            --
PRIORITY CLAIMS
Professionals retained by Trustee..............           --          0.0             NM            0.0             NM
Professionals retained by Company..............           --           --             NM             --             NM
Value-Added Tax Payable........................          0.5           --            0.0%            --            0.0%
Income Tax Payable.............................          4.6           --            0.0%            --            0.0%
                                                     -------        -----                         -----
  TOTAL PRIORITY CLAIMS........................          5.1           --                            --
VALUE AVAILABLE FOR PAYMENT OF PRE-PETITIONS
  SECURED CLAIMS...............................                        --                            --
PRE-PETITION SECURED CLAIMS
Secured Bank Facility..........................           --           --             NM             --             NM
                                                     -------        -----                         -----
  TOTAL PRE-PETITION SECURED CLAIMS............           --           --                            --
VALUE AVAILABLE FOR PAYMENT OF GENERAL
  UNSECURED CLAIMS.............................                        --                            --
GENERAL UNSECURED CLAIMS
FEA Intercompany Claim.........................         44.6           --            0.0%            --            0.0%
FA Intecompany Claim...........................          3.1           --            0.0%            --            0.0%
FNAL Intercompany Claim........................         47.4           --            0.0%            --            0.0%
FTHL Intercompany Claim........................        226.6           --            0.0%            --            0.0%
Counter-Party Swap Credits(6)..................        102.3           --            0.0%            --            0.0%
Customer ROU Claims(7).........................        104.4           --            0.0%            --            0.0%
Third Party Trade Claims.......................         56.8           --            0.0%            --            0.0%
                                                     -------        -----                         -----
  TOTAL UNSECURED CLAIMS.......................        585.3           --                            --
PROCEEDS AVAILABLE TO FTHL CREDITORS...........                        --                            --

------------------------------

FOOTNOTES

(1) Recovery rates based on management estimates.

(2) Cash balance as of June 17, 2002.

(3) Represents net book value of fixed assets less deferred revenue.

(4) Analysis assumes that no liquidation of the FLAG Network Services takes place and the various entities that compose FLAG Network Services are shut down at the least possible expense. As a result, no liquidator fees are incurred at this entity.

(5) Assumes that $2.0 million and $5.0 million of other wind-down costs are assumed by FTHL at the low end and the high end, respectively.

(6) Reflects capacity credits that third parties have on the FLAG network.

(7) Customer ROU claims based on deferred revenue.

                              LIQUIDATION ANALYSIS

                           FLAG TELECOM HOLDINGS LTD.
                                ($ IN MILLIONS)

                                                                                        ESTIMATED RECOVERY VALUE
                                                      EST. BOOK VALUE   ---------------------------------------------------------
                                                       AS OF 5/31/02      LOW      RECOVERY RATE(1)     HIGH     RECOVERY RATE(1)
                                                      ---------------   --------   ----------------   --------   ----------------
CURRENT ASSETS
Cash and Investments(2).............................        402.2         402.2         100.0%          402.2         100.0%
Accounts Receivable, Net............................           --            --           2.0%             --           5.0%
FA Intercompany Receivables.........................         16.2            --           0.0%             --           0.0%
FEA Intercompany Receivables........................           --            NM            NM              NM            NM
FNAL Intercompany Receivables.......................          8.1           0.1           1.0%            0.2           2.5%
FNS Intercompany Receivables........................        226.6            --           0.0%             --           0.0%
Superpriority Claims................................         39.7          11.1          27.9%           11.1          27.9%
                                                          -------        ------                        ------
  Total Current Assets..............................        692.8         413.3                         413.5
NON-CURRENT ASSETS, NET
Fixed Assets(3).....................................           --            --           0.0%             --           0.0%
Goodwill............................................           --            --           0.0%             --           0.0%
                                                          -------        ------                        ------
  Total Non-current Assets..........................           --            --                            --
NET PROCEEDS FROM SUBSIDIARY LIQUIDATIONS
FLAG Atlantic.......................................                         --                            --
FLAG Limited........................................                         --                            --
FNAL................................................                         --                            --
FLAG Network Services...............................                         --                            --
                                                                         ------                        ------
  Total Proceeds to FTHL From Liquidation...........                         --                            --
GROSS PROCEEDS......................................                     $413.3                        $413.5
Less Legal Liquidator Fees(4).......................                        0.6                           0.6
Less Wind-down Costs................................                        6.0                           7.2
Less FLAG Telecom Limited Severance & Pension
  Costs.............................................                        9.1                          11.0
Less Total FNS Other Wind-down Costs(5).............                        2.0                           5.0
                                                                         ------                        ------
NET PROCEEDS........................................                     $395.6                        $389.7
                                                                         ======                        ======
                                                                          LOW       RECOVERY RATE       HIGH      RECOVERY RATE
                                                                        --------   ----------------   --------   ----------------
ALLOCATION OF PROCEEDS:
VALUE AVAILABLE FOR DISTRIBUTION TO ALL CLAIMS......                     $395.6                        $389.7
PRIORITY CLAIMS
Professionals retained by Trustee...................           --           0.0            NM             0.0            NM
Professionals retained by Company...................          6.0           6.0         100.0%            6.0         100.0%
Income Tax Payable..................................           --            --            NM              --            NM
                                                          -------        ------                        ------
  TOTAL PRIORITY CLAIMS.............................          6.0           6.0                           6.0
VALUE AVAILABLE FOR PAYMENT OF PRE-PETITIONS SECURED
  CLAIMS............................................                      389.6                         383.7
PRE-PETITION SECURED CLAIMS
Secured Bank Facility...............................           --            --            NM              --            NM
                                                          -------        ------                        ------
  TOTAL PRE-PETITION SECURED CLAIMS.................           --            --                            --
VALUE AVAILABLE FOR PAYMENT OF GENERAL UNSECURED
  CLAIMS............................................                      389.6                         383.7
GENERAL UNSECURED CLAIMS
FEA Intercompany Claim..............................          3.1           1.5          47.9%            1.5          47.2%
FA Intecompany Claim................................           --            --            NM              --            NM
FNAL Intercompany Claim.............................           --            --            NM              --            NM
FNS Intercompany Claim..............................           --            --            NM              --            NM
Counter-Party Swap Credits(6).......................           --            --            NM              --            NM
Third Party Trade Claims............................         10.8           5.2          47.9%            5.1          47.2%
Alcatel Guarantee(7 8)..............................         81.8          39.2          47.9%           38.6          47.2%
Reach Guarantee(7)..................................        119.0          57.0          47.9%           56.1          47.2%
Senior Notes(9).....................................        598.6         286.7          47.9%          282.4          47.2%
                                                          -------        ------                        ------
  TOTAL UNSECURED CLAIMS............................        813.3         389.6                         383.7
PROCEEDS AVAILABLE FOR DISTRIBUTION TO HOLDING
  COMPANY EQUITY....................................                         --                            --
                                                                         ======                        ======

----------------------------------
FOOTNOTES
(1) Recovery rates based on management estimates.

(2) Cash balance as of June 17, 2002.

(3) Represents net book value of fixed assets less deferred revenue.

(4) Legal liquidator fees based on 5% of gross proceeds, excluding cash.

(5) Assumes that $2.0 million and $5.0 million of FNS other wind-down costs are assumed by FTHL at the low end and the high end, respectively.

(6) Reflects capacity credits that third parties have on the FLAG network.

(7) Estimated.

(8) Reduced by midpoint recovery at FNAL (approximately $800K)

(9) Includes accrued interest through the filing date; FX rate as of April 12.

                                    ANNEX 1

                       FLAG HOLDCO EXPLANATORY STATEMENT

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT AS TO ANY ASPECT OF THESE PROPOSALS OR AS TO THE ACTION YOU SHOULD TAKE YOU SHOULD CONSULT YOUR SOLICITOR/ATTORNEY OR OTHER PROFESSIONAL ADVISER WITHOUT DELAY.

--------------------------------------------------------------------------------

                         FLAG TELECOM HOLDINGS LIMITED
                          (IN PROVISIONAL LIQUIDATION)

                                PROPOSALS FOR A

                      CREDITORS SCHEME OF ARRANGEMENT FOR
               FLAG HOLDCO BONDHOLDER CLAIMS (AS DEFINED HEREIN)
            (UNDER SECTION 99 OF THE COMPANIES ACT 1981 OF BERMUDA)

--------------------------------------------------------------------------------

A NOTICE OF A MEETING OF THE SCHEME CREDITORS OF THE COMPANY TO CONSIDER THIS CREDITORS SCHEME OF ARRANGEMENT ACCOMPANIES THIS DOCUMENT.

THIS DOCUMENT HAS BEEN PREPARED SOLELY IN CONNECTION WITH VOTING ON THIS CREDITORS SCHEME OF ARRANGEMENT. NOTHING IN THIS EXPLANATORY STATEMENT SHOULD BE RELIED ON FOR ANY OTHER PURPOSE INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH TRADING IN ANY DEBT OF FLAG TELECOM HOLDINGS LIMITED OR ITS SUBSIDIARIES OR IN CONNECTION WITH THE PURCHASE OF ANY ASSET OR BUSINESS OF FLAG TELECOM HOLDINGS LIMITED OR ITS SUBSIDIARIES. CREDITORS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DOCUMENT AS LEGAL, TAX OR FINANCIAL ADVICE. EACH CREDITOR SHOULD CONSULT HIS OWN PROFESSIONAL ADVISORS AS TO THE LEGAL, TAX, FINANCIAL OR OTHER MATTERS RELEVANT TO THE ACTION HE SHOULD TAKE IN CONNECTION WITH THIS SCHEME.

                                    CONTENTS

                                                                PAGE
                                                              --------
PART I:   INTRODUCTION......................................      1
    Definitions and Interpretation..........................      1
    Important Notice to Scheme Creditors....................      1
    Executive Summary.......................................      1
The Joint Provisional Liquidators and Their Advisers........      3
    Key dates and Expected Timetable........................      4
    Bar Date................................................      4
PART II:   BACKGROUND TO THE SCHEME OF ARRANGEMENT..........      5
    What is a Scheme of Arrangement and a Plan of
     Reorganisation?........................................      5
    What is proposed?.......................................      5
    Which Creditors are affected?...........................      5
    What will be the effect of the passing of the Scheme on
     the Plan?..............................................      6
    Voting on the Scheme....................................      6
    Record Date for Creditors...............................      7
    Corporate Representatives...............................      7
    Court approval and filing with the Registrar of
     Companies of Bermuda...................................      7
    Documents Available for Inspection......................      7
PART III:  BACKGROUND TO THE COMPANY AND EVENTS SINCE THE
           PROVISIONAL LIQUIDATION ORDER....................      8
    Background to the Company...............................      9
    Steps taken by the Joint Provisional Liquidators........      9
    Significant developments since 19 April, 2002...........     10
    The Joint Provisional Liquidators' Recommendation.......     10
PART IV:  SUMMARY OF THE MAIN PROVISIONS OF THE SCHEME AND
          THE PLAN..........................................     11
A.  Scheme of Arrangement...................................     11
    Purpose of the Scheme...................................     11
    Scheme Distributions....................................     11
    Establishment of Scheme Claims for Distribution
     Purposes...............................................     12
    Scheme Claims...........................................     12
    Preferential Claims.....................................     12
    Secured Creditors.......................................     12
    Set-off.................................................     12
    Interest................................................     12
    Moratorium and Release..................................     13
    Management of the Scheme................................     13
    Modifications to the Scheme.............................     13
    Termination of the Scheme...............................     13
B.  Plan of Reorganization..................................     14
    Classification and Treatment of Claims and Interests....     14
    Timing of Distributions.................................     15
    Conditions to the Effective Date........................     15
    Modifications...........................................     15
    Retention of Jurisdiction...............................     15
PART V:   COMPARISON OF THE SCHEME PROPOSALS WITH BERMUDIAN
          AND US INSOLVENCY PROCEDURES......................     16
    The Basic Principles....................................     16
    Timing Differences......................................     16
    Barring of Creditors' Claims............................     17

                              PART I: INTRODUCTION

DEFINITIONS AND INTERPRETATION

    In the Explanatory Statement, unless the context otherwise requires, capitalised terms shall have the meanings defined in Annexure 1 to the Explanatory Statement. Capitalised terms which do not appear in Annexure 1 are defined in the Plan or the Disclosure Statement.

IMPORTANT NOTICE TO SCHEME CREDITORS

    This Explanatory Statement has been prepared in connection with a proposed Scheme of Arrangement pursuant to Section 99 of the Companies Act between FLAG Telecom Holdings Limited (the COMPANY) and its Scheme Creditors, namely the FLAG Holdco Bondholders.

    The information contained in this Explanatory Statement has been prepared by Mr Richard Heis, Ms Chris Laverty and Mr Robert D. Steinhoff in their capacity as Joint Provisional Liquidators of the Company. In preparing the Scheme, the Joint Provisional Liquidators have relied upon information obtained from the Company's records and although the Joint Provisional Liquidators have no reason to doubt the accuracy of that information, they are unable to warrant and represent that it, or any information prepared by a third party, is accurate.

    Unless otherwise indicated the statements contained in the Explanatory Statement are made as at 7 August, 2002 and reflect the circumstances existing and the information of which the Joint Provisional Liquidators were aware at that time.

    Nothing in the Explanatory Statement shall constitute any admission of fact or liability on the part of the Company with respect to any asset to which it may be entitled or any claim against it. The Joint Provisional Liquidators have not authorised any person to make any representations concerning the Scheme which are inconsistent with the statements contained herein, and if such representations are made, they may not be relied upon as having been so authorised.

    The Joint Provisional Liquidators are not responsible for any statement of opinion or fact contained in this document.

    None of the contents of the Scheme or the Explanatory Statement are intended to constitute advice given to Creditors. Creditors should take their own advice from professional advisers before taking any action in connection with the Scheme.

EXECUTIVE SUMMARY

    On April 12, 2002, the Company and four of its subsidiaries, FLAG Limited (LIMITED), FLAG Pacific USA Limited, FLAG Atlantic Holdings Limited and FLAG Atlantic Limited (ATLANTIC) filed voluntary petitions for reorganisation in the US under Chapter 11 of the US Bankruptcy Code with the US Bankruptcy Court. On April 23, 2002, FLAG Telecom Group Services Limited, FLAG Telecom Limited, FLAG Telecom USA Limited, FLAG Asia Limited (ASIA) and FLAG Atlantic USA Limited also commenced voluntary Chapter 11 cases in the US Bankruptcy Court. Together with the Company, these are the DEBTORS.

    Following the Chapter 11 filings in the US Bankruptcy Court, the Company, Atlantic, Limited and Asia applied to this Court by way of ex parte summons for the appointment of joint provisional liquidators. Mr Richard Heis and Ms Chris Laverty of KPMG LLP in England and Mr Robert D Steinhoff of KPMG in Bermuda were appointed as Joint Provisional Liquidators on April 19, 2002 in respect of the Company, Atlantic and Limited and on April 30, 2002 in respect of Asia. The Company is, therefore, subject to formal insolvency proceedings both in Bermuda and in the United States.

    The Bermuda Proceedings were commenced because Bermuda is the country of incorporation of the Company and the proceedings were necessary to facilitate a co-ordinated reorganisation of the Company pursuant to the Bermuda Proceedings and the Chapter 11 Proceedings, to involve, if necessary, the implementation of one or more schemes of arrangement pursuant to the Companies Act as a mechanism for making distributions to the Company's creditors or reorganising them in some other way.

    The Scheme shall only apply to Scheme Creditors, namely the class of FLAG Holdco Bondholders.

    Under the Plan and the Scheme, the Company will transfer substantially all of its assets and rights to New Holdco. New Holdco will be a newly formed company incorporated in Bermuda. As part of the Scheme, if approved, the FLAG Holdco Bondholders Scheme Claims will be extinguished in return for the Company:

        (i) making or procuring that there is made a Cash payment of $245m to the FLAG Holdco Indenture Trustee, less certain fees and expenses;

        (ii) procuring that New Holdco will issue 5% of the New Holdco Common Shares on a Fully Diluted Basis, to be distributed to the FLAG Holdco Indenture Trustee;

        (iii) procuring that New Holdco will also issue the FLAG Holdco Bondholder Notes to the FLAG Holdco Indenture Trustee;

        (iv) paying the reasonable fees and expenses (including legal fees and expenses) of the FLAG Holdco Indenture Trustee incurred prior to the Effective Date in connection with the Chapter 11 Cases in an amount not to exceed $150,000;

        (v) reimbursing the Ad Hoc FLAG Holdco Bondholder Committee in the amount of One Hundred Twenty Five Thousand Dollars ($125,000) of the fees and expenses of its counsel incurred under the FLAG Holdco Indenture in connection with the Chapter 11 Cases;

        (vi) releasing to the Ad Hoc FLAG Bondholder Committee Cash from a reserve established pursuant to Section 4.4.2.1(a) of the Plan such amounts as the Bankruptcy Court approves for reimbursement of fees and expenses asserted by its counsel less the Kasowitz Performance Fee and any amounts reimbursed in (v) above; and

        (vii) the FLAG Holdco Bondholders and the FLAG Holdco Indenture Trustee being deemed to have been released by the Debtors pursuant to the provisions of section 8.4.1 of the Plan.

    The Joint Provisional Liquidators have now formed the view that the Scheme is necessary to co-ordinate the Bermuda Proceedings with the Plan, and that it is in the best interests of the Company and its Creditors.

    Co-ordination of the Scheme with the Plan is crucial in order to ensure that there is no conflict between the reorganisation processes. Without co-ordination, there could, and probably would, be conflicts between the systems which would be likely to increase the complexity and cost of the process, and to delay and reduce distributions to Creditors under the Plan and the Scheme.

    The purpose of the Explanatory Statement is:

    1. to provide background information in relation to the Company and its recent history;

    2. to explain the advantages and disadvantages of the proposed Scheme, the interdependency of the Scheme and the Plan, and of the other courses of action which are available to the Company; and

    3.  to explain some of the detailed provisions of the Scheme and the Plan;

in order to allow Scheme Creditors to reach an informed decision on whether to vote in favour of the Scheme at the forthcoming Bermuda Creditors Meeting.

    Points 1 and 2 are dealt with in the General Background section at Parts II and III. Point 3 is dealt with in the Summary of Main Provisions of the Scheme at Part IV. This summary is a guide, and should not be relied on in place of reading the provisions of the Scheme and the Plan themselves. The full Scheme is enclosed with this document.

    Accompanying this document is a Disclosure Statement, approved by the US Bankruptcy Court, which explains in detail how the Scheme and the Plan will work and provides a great deal of information about the Company and its businesses. It should be read in conjunction with this document.

THE JOINT PROVISIONAL LIQUIDATORS AND THEIR ADVISERS

THE JOINT PROVISIONAL LIQUIDATORS

Mr. Richard Heis
KPMG LLP
8 Salisbury Square
London EC4Y 8BB
England

Ms. Chris Laverty
KPMG LLP
100 Temple Street
Bristol BS1 6AG
England

Mr. Robert D. Steinhoff
KPMG
Crown House
4 Par-La-Ville Road
Hamilton HM08
Bermuda

ADVISERS TO THE JOINT PROVISIONAL LIQUIDATORS

Conyers Dilal & Pearman
Clarendon House
2 Church Street
Hamilton HM CX
Bermuda

Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York
New York 10005
USA

Freshfields Bruckhaus Deringer
65 Fleet Street
London
EC4Y 1HS
England

KEY DATES AND EXPECTED TIMETABLE

Forms of Proxy for use at the Bermuda Creditors Meeting to    20 September, 2002
  be returned by............................................

Bermuda Creditors Meeting and latest date for submitting      23 September, 2002
  claims....................................................

Court Hearing of the Petition to sanction the Scheme........  27 September, 2002

Earliest Effective Date of the Scheme.......................  30 September, 2002

    EXCEPT FOR THE FIRST DATE, THE DATES INDICATED ABOVE ARE PROVISIONAL AND SUBJECT TO REVISION. SCHEME CREDITORS WILL BE KEPT ADVISED OF THE PROGRESS OF THE SCHEME AND OF ANY CHANGES TO THE TIMETABLE AND/OR TIME LIMITS UNDER THE SCHEME.

BAR DATE

    On 26 June 2002, the Debtors filed a motion in the US Bankruptcy Court for an order fixing 16 August, 2002 at 5.00 p.m. Eastern Standard Time as the last date and time for the filing of proofs of claims against the Debtors (the BAR
DATE). The US Bankruptcy Court granted this motion on 3 July, 2002, setting the Bar Date as the date set forth in the Debtors' motion. By order of the Bermuda Court dated 7 August 2002, 16 August, 2002 has been established as the deadline for filing claims in the Bermuda Proceedings subject to a discretion to admit claims after that date if Scheme Creditors show that the failure to lodge the claim before the Bar Date did not result from wilful default or lack of reasonable diligence. Claims must in any event be lodged by 23 September 2002.

    Scheme Creditors were also encouraged to give early notice of claims by the publication on 3 July 2002 of a notice in The Wall Street Journal, International Herald Tribune and The Financial Times (International).

                PART II: BACKGROUND TO THE SCHEME OF ARRANGEMENT

WHAT IS A SCHEME OF ARRANGEMENT AND A PLAN OF REORGANISATION?

A scheme of arrangement is a compromise or arrangement between a company and some or all of its creditors governed by Section 99 of the Companies Act. A scheme becomes binding on creditors when:

    1. for the relevant class of creditors, a majority in number of those voting, representing three-quarters in value of those voting, in each class of creditors vote in person or by proxy in favour of the scheme at a specially convened meeting; and

    2.  the Bermuda Court subsequently makes an order approving the scheme; and

    3. a copy of that order is delivered to the Registrar in Bermuda for registration.

    A plan of reorganisation is a procedure under Chapter 11 of the US Bankruptcy Code enabling a debtor company, in certain circumstances, to reach a legally binding compromise with its creditors (and in some cases, its shareholders), and which is filed with one of the Bankruptcy Courts in the US. If it satisfies certain legal requirements, is accepted by a majority in number and two-thirds in amount of the creditors who vote, and is approved by the US Bankruptcy Court, it will become binding on the relevant company and its creditors.

WHAT IS PROPOSED?

    In the present situation, the Company's assets are subject to two different legal systems, one in Bermuda and the other in the US. Although both systems have as a basic principle the fair distribution of a company's assets amongst its creditors there are differences between the two systems. In order to ensure that all Scheme Creditors are treated equally (and that there are no double recoveries), the Scheme and the Plan together will enable a common system of distribution to be established in respect of Scheme Creditors' Claims.

    Scheme Creditors who have claimed in the Plan will be deemed to have claimed in the Scheme also, and will not therefore be required to submit a separate claim in the Scheme. Scheme Creditors who have claimed only in the Scheme will not be deemed to have claimed in the Plan. Scheme Creditors who have claimed or are deemed to have claimed in both the Scheme and the Plan, will have been asked to vote in both the Scheme and the Plan. Scheme Creditors who have claimed or are deemed to have claimed in relation to the same Claim in both the Scheme and the Plan will, however, only receive a single distribution in respect of such Claim, if allowed. Scheme Creditors who claim only in the Scheme will not be prejudiced as a result. They will still receive a single Distribution in the same way as all other Allowed Claims in the Plan. It is, however, important that as many Scheme Creditors as possible who are entitled to vote in both the Plan and the Scheme do so. This is because the Plan and the Scheme are inter-conditional and unless the requisite majority of Scheme Creditors vote in favour of both, neither the Scheme nor the Plan will come into effect.

    In essence, it is proposed that there will be a distribution to the FLAG Holdco Indenture Trustee of (i) US$245 million Cash, (ii) 5% of the New Holdco Common Shares and (iii) the FLAG Holdco Bondholder Notes, as part of the Plan and the Scheme.

WHICH CREDITORS ARE AFFECTED?

    The Scheme will only apply to Scheme Creditors, i.e. the FLAG Holdco Bondholders with claims under section 4.4 of the Plan and only these creditors will be entitled to vote on the Scheme. These creditors are also entitled to submit a claim under the Plan.

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WHAT WILL BE THE EFFECT OF THE PASSING OF THE SCHEME ON THE PLAN?

    The Scheme and the Plan are inter-conditional; one will not become effective without the other.

VOTING ON THE SCHEME

    If you are a Scheme Creditor who is deemed to have claimed in the Scheme or who has in fact claimed in the Scheme, you will be entitled to attend and vote at the Bermuda Creditors Meeting to consider and, if thought fit, approve the Scheme provided your Scheme Claim has been allowed for voting purposes. Scheme Creditors whose Claims have been admitted for voting purposes in the Plan may also vote on the Plan. There will therefore be two separate votes, one on the Scheme, and the other on the Plan. In order to assist Scheme Creditors, who are entitled to vote in both the Plan and the Scheme, the Joint Provisional Liquidators and the Company have prepared a combined ballot/proxy form which when completed will constitute a joint vote in both the Plan and the Scheme. This is designed to simplify the process of voting for Scheme Creditors. The voting procedure for Scheme Creditors who are entitled to vote in both the Plan and the Scheme is set out in Section VII of the Disclosure Statement.

    Any Scheme Creditor who does not wish to vote in the Plan and the Scheme but wishes to vote only in the Scheme may do so. A special proxy for such creditors is available and may be obtained from the Joint Provisional Liquidators at the following address KPMG, Crown House, 4 Par-La-Ville Road, Hamilton HM 08, Bermuda.

    Scheme Creditors who complete either a combined ballot/proxy form or a special proxy form will also be entitled to attend the Bermuda Creditors Meeting.

    Only Allowed Scheme Claims shall be entitled to vote. For a description of when Scheme Claims are "allowed", refer to page 16 below of this Explanatory Statement.

    The Chairman of the Bermuda Creditors Meeting may, for voting purposes only, reject a claim in whole or in part, if he considers that it does not constitute a fair and reasonable assessment of the sums owed to the relevant Scheme Creditor by the Company. The Chairman's decision is final and binding. However, he will advise the creditor of his decision prior to the meeting where possible and, in any event, afterwards.

    The value of a claim for voting purposes in the Scheme will be taken net of any applicable security or set-off rights.

    The amount of a claim admitted for voting purposes by the Chairman of the Bermuda Creditors Meeting does not constitute an admission of the existence or amount of any liability of the Company and will not bind the Company, the Joint Provisional Liquidators or the Scheme Creditors.

    A notice convening the Bermuda Creditors Meeting accompanies this document. The meeting is scheduled to take place on 23 September 2002 at 10 a.m. at KPMG, Crown House, 4 Par-La-Ville Road, Hamilton HM 08. You may either attend the meeting in person or you may vote by proxy. The Joint Provisional Liquidators recommend that you vote in favour of the Scheme.

    As discussed above, enclosed with this document you will find a form of combined ballot/proxy. By ticking one of the boxes either for or against the Scheme and the Plan, you will be voting in respect of the Scheme and appointing the Chairman of the Bermuda Creditors Meeting to vote on your behalf. Whether or not you intend to appoint a proxy to attend the meeting on your behalf, you should complete the form of combined ballot/proxy in accordance with the instructions given, and return it as soon as possible and, in any event, by 3 p.m. (Bermuda time) on 20 September, 2002 to the address shown on the form. If for any reason this cannot be done, forms of proxy may be handed in at the registration desk at the meeting, prior to its commencement.

    Appointing a proxy will not prevent you from attending and voting in person at the meeting should you wish to do so. However, your proxy will not be entitled to vote if you vote in person.

    Instructions for completing the form of combined ballot/proxy are set out on it.

    PLEASE READ THE INSTRUCTIONS CAREFULLY BEFORE COMPLETING THE FORM OF COMBINED BALLOT/PROXY. FAILURE TO COMPLETE THE FORM OF COMBINED BALLOT/PROXY PROPERLY MAY RESULT IN YOUR VOTE BEING DISALLOWED.

RECORD DATE FOR CREDITORS

    The value, for voting purposes, of Scheme Claims will be established as at 12 April, 2002. However, in accordance with the Plan the Voting Record Date for establishing those creditors who will be entitled to vote in the Scheme and the Plan will be 1 August, 2002. This is because the Joint Provisional Liquidators believe that it is in the best interests of all Creditors for the Scheme and the Plan to be as closely coordinated as possible. The Joint Provisional Liquidators are also satisfied that no Scheme Creditors will be prejudiced as a result. Only Creditors whose Scheme Claims have been allowed for voting purposes will be entitled to vote on the Scheme.

CORPORATE REPRESENTATIVES

    Scheme Creditors who are entitled to vote may, if they wish, attend and vote at the appropriate meeting in person, instead of appointing a proxy to attend and vote on their behalf. In the case of a corporation, it must appoint an individual to attend the appropriate meeting as its representative. To vote at the appropriate meeting, the representative must produce a form of appointment evidencing that he or she is authorised to act as the corporation's representative at the appropriate meeting.

COURT APPROVAL AND FILING WITH THE REGISTRAR OF COMPANIES OF BERMUDA

    In order for the Scheme to become effective, the Bermuda Court must sanction the Scheme after it has been approved by the requisite majority. The Bermuda Court may impose such conditions as it thinks fit to the Scheme but cannot impose any material changes. A copy of the order sanctioning the Scheme must then be delivered to the Registrar.

    Details of the steps which need to be taken in order to implement the Scheme, and the Plan in the US, are set out in the Disclosure Statement.

    If the Scheme is sanctioned by the Bermuda Court and delivered to the Registrar, subject to the approval of the Plan by the US Bankruptcy Court, it will be effective and binding on all of the Scheme Creditors, including those who may have voted against the Scheme or the Plan, as appropriate, or who did not vote.

    It is expected that, if the Scheme is sanctioned by the Bermuda Court and the Plan is approved by the US Bankruptcy Court, they will become effective on or around 30 September, 2002.

DOCUMENTS AVAILABLE FOR INSPECTION

    Copies of the Scheme, this document, the Plan, Disclosure Statement and the Orders of the US Bankruptcy Court and the Bermuda Court approving the foregoing are available for inspection between the hours of 10am and 4pm on any day which is a business day in the appropriate location until 4pm on 20 September, 2002 at the following locations:

       Conyers Dill & Pearman
       Clarendon House
       2 Church Street
       Hamilton HM CX
       Bermuda
       Milbank, Tweed, Hadley & McCloy LLP
       1 Chase Manhattan Plaza
       New York
       New York 10005
       USA
       Freshfields Bruckhaus Deringer
       65 Fleet Street
       London
       EC4Y 1HS
       England

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              PART III: BACKGROUND TO THE COMPANY AND EVENTS SINCE
                       THE PROVISIONAL LIQUIDATION ORDER

BACKGROUND TO THE COMPANY

    There follows a summary of the background to the Company. A fuller explanation can be found starting at page 9 of the Disclosure Statement which Creditors are encouraged to read.

    1. The Company was incorporated on 3 February, 1999 as an Exempted Company in Bermuda under the Companies Act.

    2. The Registered Office of the Company is situated at Cedar House, 41 Cedar Avenue, Hamilton, HM EX, Bermuda.

    3. The authorised share capital of the Company is US$180,000 divided into 300,000,000 ordinary shares of US$0.0006 each. As of June 28, 2002, the Company had 134,139,046 shares issued and outstanding.

    4. The Company was formed to carry on the business of a holding company for subsidiaries that carry on the business of designing and operating fibre optic submarine cable networks.

    5. The Debtors are part of a multinational corporate organization made up of more than 50 corporate entities (collectively, FLAG TELECOM). FLAG Telecom operates a global telecommunications network comprised of advanced fibre-optic cable systems and interfaces that are owned by, leased to, or otherwise available to FLAG Telecom.

    6. FLAG Telecom is a "carrier's carrier," meaning that its target customer base is the international wholesale broadband market, consisting of established carriers or major public telephone operator incumbents, including Application Service Providers and Internet Service Providers, alternate carriers and other bandwidth intensive users (such as broadcasters), rather than individual telecommunications consumers.

    7. FLAG Telecom owns one of the world's longest digital fibre-optic undersea cable systems, the FLAG Europe-Asia (FEA) cable system, which was placed into commercial service in November 1997. In 2001, FEA was seamlessly interconnected with the FLAG Atlantic-1 (FA-1) cable system, FLAG Telecom's trans-Atlantic cable system, to provide FEA with a direct route into the US Internet hubs. This is a key market that FEA currently operates in, and enables FEA to provide seamless services from the United States to major markets in Europe, the Middle East, India and the rest of Asia. FLAG Telecom has extended this global network with its FLAG North Asian Loop cable system which will add large amounts of bandwidth in key North Asian markets and provide FEA with redundancy along that part of its route.

    8. In 2001, FLAG Telecom established its FLAG Europe system, an advanced terrestrial fibre-optic network developed in association with Verizon Global Solutions, Inc., which links the major European business centers. Interconnection of the FLAG Europe system with FA-1 and FEA provides seamless connectivity from European centres to the US, the Middle East and Asia.

    9. On February 16, 2000, the Company sold 27,964,000 common shares at $24 per share in its initial public offering. The Company received $633.7 million in net proceeds from that offering. On March 17, 2000, the Company completed its sale of the FLAG Holdco Bonds in the US and Europe, raising net proceeds of $576.6 million. On December 20, 2000, the Company entered into a cross currency swap to manage the foreign exchange exposure of the Euro Bonds. Under the swap agreement, the Company exchanged Euro300 million for $269.0 million and the Company would have exchanged back the $269.0 million for Euro300 million on June 20, 2002. However, on April 15, 2002, the cross currency swap was terminated by the counter-party to the swap agreement.

    10. On February 13, 2002, the Debtors announced that they were reviewing their business in the light of deteriorating market conditions. The economics of building new systems have been altered by the current level and instability of supply and demand and the ability to purchase capacity over different systems. FLAG Telecom believes that its own network will be driven by short term planning in response to customer demand. Overcapacity in some regions and less-than-anticipated demand have led to dramatic declines in prices, the unavailability of new capital, and a number of chapter 11 filings by major competitors and customers of the Debtors. Many of the Debtors' customers are limiting their capital commitments to an absolute minimum. The Debtors have seen the bandwidth market as a whole deteriorate rapidly over the past year, and they do not expect this trend to reverse in 2002.

    11. On March 7, 2002, the Debtors announced that they had retained Credit Suisse First Boston and The Blackstone Group as strategic and financial advisors to advise them on financial and strategic alternatives for the long-term development of FLAG Telecom. FLAG Telecom had contemplated orderly filings in Bermuda and New York at about the end of April 2002. However, on 11 April 2002, the FLAG Atlantic Limited Credit Agreement was accelerated which in turn caused a cross-default under the FLAG Holdco Bonds. Accordingly, the filing strategy was brought forward.

    12. In light of the current economic climate, the Debtors intend to focus their business strategy to preserve capital and reduce costs, by serving the core backbone needs of large telecom and internet companies, focusing on regions where the Debtors have competitive advantages (such as the Middle East and Asia), and increasing the revenue generating capacity of the global network by adding further services through the points of presence.

    13. In an effort to maximize value to the creditors of the Debtors and despite being prompted by the acceleration of the FLAG Atlantic Limited Credit Agreement, the Debtors believe that the restructuring of their debt and their efforts to lower their costs was best served by the filing for relief under the provisions of Chapter 11 of the US Bankruptcy Code and the seeking of the appointment of joint provisional liquidators by filing winding-up petitions in the Bermuda Court in respect of certain of the Debtors. Accordingly, on 19 April, 2002, the Company presented a winding up petition in Bermuda which resulted in Mr Richard Heis, Ms Chris Laverty and Mr Robert D. Steinhoff being appointed as Joint Provisional Liquidators of the Company.

STEPS TAKEN BY THE JOINT PROVISIONAL LIQUIDATORS

    14. The rationale behind the Company's application under Chapter 11 was that the Company should retain control of its affairs as a "debtor in possession" while it sought to restructure or refinance itself. At the same time, as a matter of US law, the Company received the benefit of an automatic stay of proceedings against it, thus obtaining the necessary breathing space to enable it to negotiate with creditors, suppliers and strategic investors. The appointment of the Joint Provisional Liquidators in Bermuda also created a "moratorium" against claims by Creditors pending that process.

    15. It was made clear to the Bermuda Court at the time the application was made that the initial aim was not for the Joint Provisional Liquidators to take control of the Company (or for that matter the other companies in FLAG Telecom) with a view to effecting a liquidation. Rather, it was envisaged that the management of the Company should retain its powers to manage the Company's affairs under the aegis of a Chapter 11 filing, subject to the oversight and supervision of the Joint Provisional Liquidators.

    16. The principal means for the Joint Provisional Liquidators to exercise their oversight or supervisory role is to report to the Bermuda Court and seek directions if the Joint Provisional Liquidators consider at any time that the board of the Company is not acting in the best interests of the Company and its creditors. Further, no payment or disposition of the Company's property shall be made or effected without the direct or indirect approval of the Joint Provisional Liquidators.

SIGNIFICANT DEVELOPMENTS SINCE 19 APRIL, 2002

    17. The main developments since the Joint Provisional Liquidators were appointed on 19 April, 2002 are set out in some detail in the accompanying Disclosure Statement starting on page 45, which creditors are encouraged to read.

THE JOINT PROVISIONAL LIQUIDATORS' RECOMMENDATION

    18. The Joint Provisional Liquidators have considered carefully the options available to Scheme Creditors, and the advantages and disadvantages to Scheme Creditors of the implementation of the Scheme. The option facing the Company, if the Scheme and the Plan are not approved, is likely to be liquidation followed by a sale by the liquidators of the Company's assets. In those circumstances, Scheme Creditors are likely to receive only a limited cash dividend. A liquidation analysis setting out, among other things, details of the dividend that Creditors could expect to receive if the Company were to be liquidated in this way is set out at Exhibit G to the Disclosure Statement.

    19. If the Scheme and the Plan are approved, however, Scheme Creditors will receive New Holdco Common Shares, the FLAG Holdco Bondholder Notes and a Cash payment. Further, under the Plan all other Creditors are to be paid in full. In the circumstances, the Plan and Scheme appear to be in the best interests of both Scheme Creditors and Creditors as a whole and the Joint Provisional Liquidators recommend that Scheme Creditors vote in favour of the Scheme.

       PART IV: SUMMARY OF THE MAIN PROVISIONS OF THE SCHEME AND THE PLAN

    The text of the Scheme is contained in the accompanying document. This
Part IV of the Explanatory Statement contains a brief summary of the main provisions of the Scheme, but to the extent of any inconsistency, the text of the Scheme will prevail.

A. SCHEME OF ARRANGEMENT

    PURPOSE OF THE SCHEME

    1. The purpose of the Scheme is to facilitate a reorganisation and restructuring of the Company in a co-ordinated manner with the Plan. The Plan provides that the following steps shall take place:

        (i) on the Effective Date, the Company shall transfer to New Holdco all its right, title and interest in the FLAG Holdco Assets;

        (ii) on the Effective Date, the Company shall transfer Cash to the Joint Provisional Liquidators equal to the Bermuda Reorganization Reserve, which is a reserve to be established for the payment of, among other things, Bermuda Priority Claims such as claims that would be preferential had the Company gone into liquidation as at 19 April, 2002; and

        (iii) if the Company has not made all or any part of the Cash transfer in (ii) above within 7 days of the Effective Date, forthwith New Holdco shall transfer to the Joint Provisional Liquidators Cash equal to the balance of the Bermuda Reorganization Reserve which was not transferred by the Company.

    SCHEME DISTRIBUTIONS

    2. In accordance with the terms of Section 4.4.2 of the Plan, as more particularly described below on page 20 of this Explanatory Statement, on the Distribution Date:

        (i) the Company will make or procure that there is made a Cash payment of $245 million to the FLAG Holdco Indenture Trustee, less certain fees and expenses;

        (ii) New Holdco will issue 5% of the New Holdco Common Shares on a Fully Diluted Basis, to be distributed to the FLAG Holdco Indenture Trustee;

        (iii) New Holdco will issue the FLAG Holdco Bondholder Notes to the FLAG Holdco Indenture Trustee;

        (iv) the Company shall pay the reasonable fees and expenses (including legal fees and expenses) of the FLAG Holdco Indenture Trustee incurred under the FLAG Holdco Indenture in connection with the Chapter 11 Cases in an amount not to exceed $150,000; and

        (vi) the FLAG Holdco Bondholders and the FLAG Holdco Indenture Trustee shall be deemed to have been released by the Debtors pursuant to the provisions of section 8.4.1 of the Plan.

    2.2 On the later of the Distribution Date or 11 days after entry of a Final Order of the Bankruptcy Court expressly approving such payments, the Company shall:

        (i) reimburse the Ad Hoc FLAG Holdco Bondholder Committee in an amount not to exceed $125,000 for the reasonable fees and expenses of its Counsel incurred prior to the Effective Date in connection with the Chapter 11 Cases; and

        (ii) release to the Ad Hoc FLAG Bondholder Committee Cash from the reserve established pursuant to Section 4.4.2.1(a) of the Plan such amounts as the Bankruptcy Court approves for reimbursement of fees and expenses asserted by its Counsel as of the Effective Date other than the Kasowitz Performance Fee and in addition to any amounts reimbursed in 2.2(i) above and payment of the Kasowitz Performance Fee.

    The delivery by or on behalf of the Company to the FLAG Holdco Indenture Trustee and the Ad Hoc FLAG Holdco Bondholder Committee of the Cash payment in sections 2.1(i) and 2.2, the procuring of sections 2.1(iii) and (iv) and the payment of the amount in 2.1(v) above shall fully satisfy and discharge the Company's obligations to the holders of Allowed FLAG Holdco Bondholder Claims.

    It is envisaged that New Holdco will appear at the Bermuda Court hearing for sanction of the Scheme and that it will undertake to be bound by the Scheme, in particular that it will issue the New Holdco Common Shares and the FLAG Holdco Bondholder Notes in accordance with sections 2.1(iii) and 2.1(iv) above.

    ESTABLISHMENT OF SCHEME CLAIMS FOR DISTRIBUTION PURPOSES

    3.1 Scheme Claims will rank for distribution purposes to the extent that they are "allowed". Allowed Scheme Claims are Claims where:

    3.1.1 the Claim is allowed under and to the extent provided for in accordance with the provisions of the Plan; or

    3.1.2 a Notice of Claim, signed by the Creditor or by a person authorised on his behalf has been lodged solely with the Joint Provisional Liquidators:

        (a) on or before the Claims Date and has not been objected to by the Joint Provisional Liquidators; or

        (b) after the Claims Date (but in any event by 23 September 2002) if the Joint Provisional Liquidators or the Bermuda Court determine that his failure to do so on or before the Claims Date did not result from wilful default or lack of reasonable diligence, and such claim or part of such claim is admitted in accordance with the Scheme and such claim is not objected to; or

    3.1.3 if a Notice of Claim is in respect of a Claim which is unliquidated, disputed or contingent and subsequently becomes liquidated, undisputed or in the case of contingent claims a value is agreed by the Joint Provisional Liquidators or imposed by the Bermuda Court under the terms of the Scheme.

    3.2 The Joint Provisional Liquidators shall be entitled to reject any Claim which would have been inadmissible in the event that a winding up order had been made on the Petition Date.

    SCHEME CLAIMS

    4. Distributions will only be made in respect of Scheme Claims which are "Allowed", as described in paragraph 3.1 above.

    PREFERENTIAL CLAIMS

    5. Any liabilities of the Company which are Bermuda Priority Claims shall be paid as soon as practicable after the Effective Date from the Bermuda Reorganization Reserve held by the Joint Provisional Liquidators for the discharge of such claims, including, among other things, claims that would be preferential had the Company gone into liquidation as at 19 April, 2002.

    SECURED CREDITORS

    6. Nothing in the Scheme shall affect the right of any person to take, with the consent of any or all relevant courts, any appropriate action to enforce any security over the property of the Company which could have been enforced with the leave of such court or courts as if the Company had been in liquidation since 19 April, 2002.

    SET-OFF

    7. The rights of set-off under Section 553 of the US Bankruptcy Code shall apply to the Scheme with effect from 12 April, 2002.

    INTEREST

    8. The amount of each Scheme Liability shall not include interest accruing after 12 April, 2002.

    MORATORIUM AND RELEASE

    9.  Save as provided for in the Scheme or under the Plan:

        (i) no Scheme Creditor shall be entitled to take or continue any step or proceeding against the Company or its Assets (whether by way of demand, legal proceedings, execution of judgment or otherwise howsoever without limitation) in any jurisdiction whatsoever except for the purpose of obtaining payment under the Scheme of any Scheme Liability;

        (ii) payment to a Scheme Creditor of his Distribution under the Scheme or the Plan shall discharge the corresponding Scheme Liability in full to the effect that the Company has no further liability in respect thereof; and

        (iii) payment to a Scheme Creditor of his Distribution under the Scheme or the Plan shall extinguish any right that Scheme Creditor has to amounts recovered by a subsequent liquidator of the Company by virtue of the application of Bermudian or other law applicable to antecedent transactions.

    MANAGEMENT OF THE SCHEME

    10. The Joint Provisional Liquidators will have the duty to implement the Scheme in accordance with its terms and (except to the extent that there is any conflict, in which case the terms of the Scheme shall apply) will continue to have their powers and duties under the relevant Bermuda insolvency legislation and applicable court orders. In implementing the Scheme, the Joint Provisional Liquidators will act as agents of the Company and will not incur any personal liability. The Joint Provisional Liquidators will be remunerated in respect of the Scheme on the same basis as in the Provisional Liquidation.

    MODIFICATIONS TO THE SCHEME

    11.1 Subject to the provisions of the Scheme, the Company acting by the Joint Provisional Liquidators may, at any hearing of the Bermuda Court to sanction the Scheme, consent on behalf of all Scheme Creditors to any modification of the Scheme or any terms or conditions which the Bermuda Court may think fit to approve or impose, in either case which does not materially alter the effect of the Scheme.

    11.2 If they consider it is expedient to do so and it is in the best interests of the Scheme Creditors, the Joint Provisional Liquidators may at any time, and without reference to the Scheme Creditors, apply to the Bermuda Court for the purpose of modifying the provisions of the Scheme (provided such modifications do not materially alter the effect of the Scheme) or obtaining directions on how to deal with any matters or disputes arising in respect of the Scheme. If such modifications are approved or such directions are given by the Bermuda Court, they shall be binding on the Scheme Creditors and the Scheme shall be modified accordingly.

    TERMINATION OF THE SCHEME

    12.1 The Scheme shall terminate on the date on which the Joint Provisional Liquidators give notice to the Scheme Creditors that the Distribution to Scheme Creditors in accordance with the Scheme has been completed.

    12.2 Unless previously terminated under clause 12.1, the Scheme shall continue if a winding up order is made in respect of the Company to the extent legally possible and the Joint Provisional Liquidators, or any person appointed by the Bermuda Court as liquidator shall administer the Scheme. In the event that the Joint Provisional Liquidators are replaced by any liquidator appointed by the Bermuda Court, this Scheme shall be read as if all references to the Joint Provisional Liquidators are replaced with references to such replacement liquidator.

B. PLAN OF REORGANIZATION

    This is a brief summary only of the main provisions of the Plan, relating to the FLAG Holdco Bondholders. Creditors are referred to the Plan and encouraged to read it. In the event of any inconsistency between this text and the provisions of the Plan, the Plan will prevail. Defined terms in this summary which are not listed in Annexure 1 to the Explanatory Statement are the terms as defined either in the Disclosure Statement or the Plan. In the event of any discrepancy, the provisions of the Disclosure Statement and the Plan will prevail.

    CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

    1. The Plan classifies all Claims and Interests (ordinary shares in the Company) with respect to the Company into Classes for the purposes of voting on the Plan and making distributions thereunder. The classifications and their treatment are set out in the Plan starting at page 17 in respect of Administrative Expense Claims and Priority Tax Claims. The treatment of Intercompany Claims is at page 54 of the Plan. Page 19 and following, lists the Company's classes of claims which include FH-4, which are Allowed FLAG Holdco Bondholder Claims. The Plan explains how these claims will be dealt with on page 22 and, in summary, in respect of the FLAG Holdco Bondholders:

    1.1 Class FH-4 Claims are impaired and are entitled to vote to accept or reject the Plan. On the Distribution Date:

        (a) the Company shall pay or procure that there is paid to the FLAG Holdco Indenture Trustee, on behalf of the holders of Allowed FLAG Holdco Bondholder Claims as of the FLAG Holdco Bondholder Distribution Record Date, for distribution among such holders on a Pro Rata Basis, to be applied first to the principal amount of the Allowed FLAG Holdco Bondholder Claims, the amount of $245,000,000 in Cash, less a reserve in the amount equal to
    (i) $2,450,000 on account of the Kasowitz Performance Fee plus (ii) all other fees and expenses asserted by Kasowitz as of the Effective Date other than the Kasowitz Performance Fee which reserve shall be placed into a segregated interest-bearing account at a financial institution satisfactory to Kasowitz and the Ad Hoc FLAG Holdco Bondholder Committee subject to disposition pursuant to Section 4.4.2.2 of the Plan;

        (b) the Company shall procure that New Holdco shall issue to the FLAG Holdco Indenture Trustee, on behalf of the holders of Allowed FLAG Holdco Bondholder Claims as of the FLAG Holdco Bondholder Distribution Record Date, for distribution among such holders on a Pro Rata Basis, to be applied first to the principal amount of the Allowed FLAG Holdco Bondholder Claims, shares equal to 5% of the New Holdco Common Shares on a Fully Diluted Basis;

        (c) the Company shall procure that New Holdco shall issue to the FLAG Holdco Indenture Trustee, on behalf of the holders of Allowed FLAG Holdco Bondholder Claims as of the FLAG Holdco Bondholder Distribution Record Date, for distribution among such holders on a Pro Rata Basis, to be applied first to the principal amount of the Allowed FLAG Holdco Bondholder Claims, the FLAG Holdco Bondholder Notes pursuant to the New Holdco Indenture and all related agreements as shall be set forth in the Plan Supplement;

        (d) the Company shall pay the reasonable fees and expenses (including legal fees and expenses) of the FLAG Holdco Indenture Trustee incurred under the FLAG Holdco Indenture in connection with the Chapter 11 Cases in an amount not to exceed $150,000; and

        (e) the FLAG Holdco Bondholders and the FLAG Holdco Indenture Trustee shall be deemed to have been released by the Debtors and the Non-Debtor Affiliates pursuant to the provisions of Section 8.4.1 of the Plan.

    1.2 On the later of the Distribution Date or 11 days after entry of a Final Order of the Bankruptcy Court expressly approving such payments, the Company shall:

        (a) reimburse the Ad Hoc FLAG Holdco Bondholder Committee in an amount not to exceed $125,000 for the reasonable fees and expenses of Kasowitz incurred prior to the Effective Date in connection with the Chapter 11 Cases; and

        (b) release to the Ad Hoc FLAG Bondholder Committee Cash from the reserve established pursuant to Section 4.4.2.1(a) of the Plan such amounts as the Bankruptcy Court approves in addition to the reimbursement pursuant to Section 4.4.2.2.(a) of the Plan for reimbursement of fees and expenses asserted by Kasowitz as of the Effective Date other than the Kasowitz Performance Fee and payment of the Kasowitz Performance Fee (to the extent that such approval is denied, in whole or in part, by the Bankruptcy Court, all amounts reserved under Section 4.2.2.1(a) of the Plan not authorised for payment to the Ad Hoc FLAG Holdco Bondholder Committee shall be remitted to the FLAG Holdco Indenture Trustee for distribution to the FLAG Holdco Bondholders on a Pro rata Basis in accordance with Section 4.4.2.1(a) of the Plan.

    TIMING OF DISTRIBUTIONS

    2.2 Under the Plan, all payments or distributions due on the Effective Date shall be made thereon or as soon as practicable thereafter but in no event later than ten calendar days after the Effective Date.

    CONDITIONS TO THE EFFECTIVE DATE

    2.3 The Effective Date of the Plan will not occur until the conditions precedent set out in the Plan at section IX are satisfied.

    MODIFICATIONS

    2.4 Alterations, amendments or modifications of the Plan may be proposed in writing by the Debtors at any time prior to the Confirmation Date, if the Plan, as altered, amended or modified, satisfies the conditions of sections 1122 and 1123 of the US Bankruptcy Code, and the Debtors have complied with section 1125 of the US Bankruptcy Code. The Plan may be altered, amended or modified at any time after the Confirmation Date and before substantial consummation, provided that the Plan, as altered, amended or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code, and the US Bankruptcy Court after notice and hearing confirms the Plan as altered, amended or modified. A holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan as altered, amended or modified if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of the holder. Otherwise, the Debtors may alter, amend or modify the treatment of Claims and Interests provided for under the Plan if the holders of Claims or Interests affected thereby agree or consent to any such alteration, amendment or modification.

    RETENTION OF JURISDICTION

    2.5 The US Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, or related to, the Chapter 11 Cases and the Plan. Nothing in this section 2.5 shall be construed as a limitation on the jurisdiction of the Bermuda Court in the Bermuda Proceedings or in respect of the Scheme. The Bermuda Court shall have exclusive jurisdiction in respect of the Bermuda Reorganization Reserve and matters making up that reserve.

  PART V: COMPARISON OF THE SCHEME PROPOSALS WITH BERMUDIAN AND US INSOLVENCY
                                  PROCEDURES.

THE BASIC PRINCIPLES

    1. The basic principles of the Scheme and the Plan are consistent with the general goals of Bermuda and US insolvency law. These include making PARI PASSU distributions to the Company's unsecured creditors, taking account of the interests of creditors who are preferred by law, secured creditors and those creditors with rights of set-off.

    2. Accordingly, through the Bermuda Reorganization Reserve, the Scheme envisages that creditors who would be preferential either in Bermuda or in the US will be paid in full and protects the interests of secured creditors and creditors with rights of set-off under the Scheme.

    3. Two principal differences between Bermudian and US insolvency procedures relate to timing differences and the barring of creditors' claims.

TIMING DIFFERENCES

    4. In the US, the date of the filing of the Chapter 11 petition of the Company (which took place on 12 April, 2002) is significant because it
(a) serves as the cut-off date for establishing claims that are generally to be treated equally, (b) establishes creditors' priority rights, (c) fixes creditors' rights of set-off, (d) establishes a general principle preventing interest from continuing to accrue on unsecured claims and accelerating the principal amount of claims of a debtor and (e) serves as the value date for conversion of foreign currency claims into claims in US currency.

    5. A similar principle would apply in Bermuda if a winding-up order were made against the Company, but does not apply as the result of the making of an order appointing provisional liquidators. The Company went into provisional liquidation on 19 April 2002; it has not gone into liquidation. Accordingly, the position under Bermudian law is that an event has not yet occurred which would give rise to the crystallisation of creditors' rights of proof, preferential claims and rights of set-off, which would prevent interest from continuing to accrue and which would require the conversion of foreign currency claims.

    6.  The way in which the Scheme deals with these matters is set out below:

        (a) PROOF: The proposals enable a Scheme Creditor to claim under the Scheme if he has a right to claim under the Chapter 11 Proceedings or if he would have a right to claim in a liquidation in Bermuda as if the Company were in liquidation from 19 April, 2002.

        (b) PREFERENTIAL CLAIMS: Under the Scheme and Plan, claims will be paid in full if they have priority under the Chapter 11 Proceedings or if they would have been preferential in a Bermudian compulsory liquidation as if the Company were in liquidation from 19 April, 2002.

        (c) SET-OFF: The rights of set-off under section 553 of the US Bankruptcy Code are to apply to the Scheme.

        (d) RIGHTS TO INTEREST: In a Bermuda liquidation, if a claim is interest bearing, interest continues to accrue at the applicable rate up to the date of winding-up. Under US procedures, interest ceases to accrue from the 12 April, 2002.

    The Scheme provides that the amount of each Scheme Liability will not include interest after 12 April, 2002. This enables Creditors in the Plan and the Schemes to be treated on an equal footing.

        (e) CURRENCY OF PAYMENT: US law provides that claims will be converted into US dollars at the exchange rate ruling on 12 April, 2002, the date of the Chapter 11 filing. The Scheme also provides for all claims to be paid in US dollars at the applicable exchange rate on 12 April, 2002, in order to ensure the necessary consistency between claims in the Plan and the Scheme.

BARRING OF CREDITORS' CLAIMS

    7. The other principal difference between the Bermuda and US insolvency systems is that, in the US, a "bar date" (defined in the Scheme as the Claims
Date) is established early in the insolvency proceedings. If a creditor fails to make his claim before the bar date, he will generally have no right to distributions from the insolvent estate unless he can show that his failure to do so was the result of "excusable neglect".

    8. Under Bermuda procedures in a winding up, a creditor who has not proved his claim in time to benefit from a distribution is not able to upset that distribution but, if he subsequently makes a claim, he is entitled to participate in future distributions and to "catch up" by receiving payment of past dividends.

    9. The proposals recognise that Creditors in the two jurisdictions should be treated as similarly as possible. Accordingly the US Bankruptcy Court Order dated 3 July, 2002 and the Bermuda Court Order dated 7 August 2002 provide for a bar date of 16 August, 2002 equivalent to that normally obtained in US proceedings, but also allow a Creditor to lodge a Notice of Claim after the bar date and to rank for distribution if the Joint Provisional Liquidators or the Bermuda Court determine that his failure to lodge his Notice of Claim on or before the Claims Date did not result from wilful default or lack of reasonable diligence. The Bermuda claims must be lodged in any event by 23 September 2002.

                            ANNEXURE 1: DEFINITIONS

ADMINISTRATIVE EXPENSE CLAIM has the same meaning as in the Plan;

ALLOWED CLAIM has the same meaning as in the Plan;

ALLOWED SCHEME CLAIM has the same meaning as in the Scheme;

ASSETS means all the assets of the Company in any part of the world, whether tangible or intangible and whether present or future;

BAR DATE has the same meaning as in the Plan.

BERMUDA PROCEEDINGS means the winding up proceedings initiated by the Company in the Supreme Court of Bermuda on 19 April, 2002;

BERMUDA REORGANIZATION RESERVE has the same meaning as in the Plan;

BERMUDA CREDITORS MEETING means the meeting of Scheme Creditors ordered by the Bermuda Court under Section 99 of the Companies Act;

BERMUDA COURT means the Supreme Court of Bermuda;

BERMUDA PRIORITY CLAIM has the same meaning as in the Plan;

BUSINESS DAY has the same meaning as in the Plan;

CASH means the legal tender of the US and equivalents thereof;

CHAPTER 11 PROCEEDINGS means the case filed by the Company on 12 April, 2002 under Chapter 11 of the US Bankruptcy Code;

CLAIM means a claim by a person in respect of a Liability of the Company;

CLAIMS DATE means the Bar Date;

CLASS means any class of Claims or Interests as classified by the Plan;

COMPANIES ACT means the Companies Act 1981 of Bermuda;

COMPANY means FLAG Telecom Holdings Limited incorporated in Bermuda under the Companies Act;

CREDITORS means one or more creditors of the Company;

CREDITORS COMMITTEE means the Creditors Committee of unsecured creditors appointed by the US Bankruptcy Court;

DISCLOSURE STATEMENT has the same meaning as in the Plan except that "the Debtors" shall refer to the Company;

DISTRIBUTION means any distribution of Shares or other property under the Scheme or the Plan;

DISTRIBUTION DATE has the same meaning as in the Plan;

EFFECTIVE DATE means in respect of the Scheme, the first Business Day on which all of the conditions to the effectiveness as set forth in Section 8 of the Scheme have been fulfilled;

FLAG HOLDCO ASSETS has the same meaning as in the Plan;

FLAG HOLDCO BONDHOLDER has the same meaning as in the Plan;

FLAG HOLDCO BONDHOLDER CLAIM has the same meaning as in the Plan;

FLAG HOLDCO BONDHOLDER DISTRIBUTION RECORD DATE has the same meaning as in the Plan;

FLAG HOLDCO BONDS has the same meaning as in the Plan;

FLAG HOLDCO INDENTURE TRUSTEE has the same meaning as in the Plan;

JOINT PROVISIONAL LIQUIDATORS means the persons from time to time serving as joint provisional liquidators in the Provisional Liquidation of the Company, who are currently Mr Richard Heis and Ms Chris Laverty of KPMG LLP (England) and Mr Robert D Steinhoff of KPMG (Bermuda) and who are to be responsible for the administration of this Scheme;

KASOWITZ has the same meaning as in the Plan;

KASOWITZ PERFORMANCE FEE has the same meaning as in the Plan;

LIABILITY means any obligation or liability of a person, whether it is present, future or contingent, whether or not its amount is fixed or liquidated, whether or not it is disputed, whether or not it involves the payment of money, whether it is secured or unsecured and whether it arises at common law, in equity or by statute in Bermuda or in any other jurisdiction or in any other manner whatsoever;

NEW HOLDCO has the same meaning as in the Plan;

NEW HOLDCO INDENTURE has the same meaning as in the Plan;

NOTICE OF CLAIM means a claim in writing which is sent to the Joint Provisional Liquidators;

PLAN means the Chapter 11 plan of reorganization for the Company and the US Debtors, as it may be amended, modified or supplemented from time to time;

PRIORITY TAX CLAIM has the same meaning as in the Plan;

PROVISIONAL LIQUIDATION means the Provisional Liquidation of the Company under the Provisional Liquidation Order;

PROVISIONAL LIQUIDATION ORDER means the order of the Bermuda Court dated
April 19, 2002, (as amended by any subsequent order of the Bermuda Court) under which the Joint Provisional Liquidators were appointed in respect of the Company;

REGISTRAR means the registrar of Companies of Bermuda;

SCHEME shall mean the scheme between the Company and its Scheme Creditors;

SCHEME CLAIM means any claim against the Company in respect of a Creditors Scheme Liability;

SCHEME CREDITOR means a person to whom the Company owes a Scheme Liability being for the avoidance of doubt, a member of the class of FH-4--FLAG Holdco Bondholder Claims;

SCHEME LIABILITY means any liability of the Company which is a Claim in
Section 4.4 of the Plan, which is, for the avoidance of doubt, a Claim of the class of FH-4--FLAG Holdco Bondholder Claims;

US means the United States of America;

US BANKRUPTCY CODE means title 11 of the United States Code, 11 U.S.C. sections 101 et seq., as amended from time to time, to the extent applicable in the Chapter 11 Proceedings;

US BANKRUPTCY COURT means the United States Bankruptcy Court for the Southern District of New York (or such other court with authority over the Chapter 11 Proceedings); and

VOTING RECORD DATE has the same meaning as in the Plan.

                                    ANNEX 2

                       FLAG LIMITED EXPLANATORY STATEMENT

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. iF YOU ARE IN ANY DOUBT AS TO ANY ASPECT OF THESE PROPOSALS OR AS TO THE ACTION YOU SHOULD TAKE YOU SHOULD CONSULT YOUR SOLICITOR/ATTORNEY OR OTHER PROFESSIONAL ADVISER WITHOUT DELAY.
--------------------------------------------------------------------------------

                                  FLAG LIMITED
                          (IN PROVISIONAL LIQUIDATION)

                                PROPOSALS FOR A

                      CREDITORS SCHEME OF ARRANGEMENT FOR
               FLAG LIMITED BONDHOLDER CLAIMS (AS DEFINED HEREIN)
            (UNDER SECTION 99 OF THE COMPANIES ACT 1981 OF BERMUDA)

--------------------------------------------------------------------------------

A NOTICE OF A MEETING OF THE SCHEME CREDITORS OF THE COMPANY TO CONSIDER THIS CREDITORS SCHEME OF ARRANGEMENT ACCOMPANIES THIS DOCUMENT.

THIS DOCUMENT HAS BEEN PREPARED SOLELY IN CONNECTION WITH VOTING ON THIS CREDITORS SCHEME OF ARRANGEMENT. NOTHING IN THIS EXPLANATORY STATEMENT SHOULD BE RELIED ON FOR ANY OTHER PURPOSE INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH TRADING IN ANY DEBT OF FLAG LIMITED OR ITS SUBSIDIARIES OR IN CONNECTION WITH THE PURCHASE OF ANY ASSET OR BUSINESS OF FLAG LIMITED OR ITS SUBSIDIARIES. CREDITORS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DOCUMENT AS LEGAL, TAX OR FINANCIAL ADVICE. EACH CREDITOR SHOULD CONSULT HIS OWN PROFESSIONAL ADVISORS AS TO THE LEGAL, TAX, FINANCIAL OR OTHER MATTERS RELEVANT TO THE ACTION HE SHOULD TAKE IN CONNECTION WITH THIS SCHEME.

                                    CONTENTS

                                                                PAGE
                                                              --------
PART I: INTRODUCTION........................................      1
    Definitions and Interpretation..........................      1
    Important Notice to Scheme Creditors....................      1
    Executive Summary.......................................      1
The Joint Provisional Liquidators and Their Advisers........      3
    Key dates and Expected Timetable........................      4
    Bar Date................................................      4
PART II: BACKGROUND TO THE SCHEME OF ARRANGEMENT............      5
    What is a Scheme of Arrangement and a Plan of                 5
     Reorganisation?........................................
    What is proposed?.......................................      5
    Which Creditors are affected?...........................      5
    What will be the effect of the passing of the Scheme on       5
     the Plan?..............................................
    Voting on the Scheme....................................      6
    Record Date for Creditors...............................      7
    Corporate Representatives...............................      7
    Court approval and filing with the Registrar of               7
     Companies of Bermuda...................................
    Documents Available for Inspection......................      7
PART III: BACKGROUND TO THE COMPANY AND EVENTS SINCE THE
PROVISIONAL LIQUIDATION ORDER...............................      8
    Background to the Company...............................      8
    Steps taken by the Joint Provisional Liquidators........      9
    Significant developments since 19 April, 2002...........     10
    The Joint Provisional Liquidators' Recommendation.......     10
PART IV: SUMMARY OF THE MAIN PROVISIONS OF THE SCHEME AND        11
THE PLAN....................................................
A.  Scheme of Arrangement...................................     11
    Purpose of the Scheme...................................     11
    Scheme Distributions....................................     11
    Establishment of Scheme Claims for Distribution              12
     Purposes...............................................
    Scheme Claims...........................................     12
    Preferential Claims.....................................     12
    Secured Creditors.......................................     12
    Set-off.................................................     12
    Interest................................................     12
    Moratorium and Release..................................     12
    Management of the Scheme................................     13
    Modifications to the Scheme.............................     13
    Termination of the Scheme...............................     13
B.  Plan of Reorganization..................................     13
    Classification and Treatment of Claims and Interests....     14
    Timing of Distributions.................................     14
    Conditions to the Effective Date........................     14
    Modifications...........................................     15
    Retention of Jurisdiction...............................     15
PART V: COMPARISON OF THE SCHEME PROPOSALS WITH BERMUDIAN
AND US INSOLVENCY PROCEDURES................................     16
    The Basic Principles....................................     16
    Timing Differences......................................     16
    Barring of Creditors' Claims............................     17

                              PART I: INTRODUCTION

DEFINITIONS AND INTERPRETATION

    In the Explanatory Statement, unless the context otherwise requires, capitalised terms shall have the meanings defined in Annexure 1 to the Explanatory Statement. Capitalised terms which do not appear in Annexure 1 are defined in the Plan or the Disclosure Statement.

IMPORTANT NOTICE TO SCHEME CREDITORS

    This Explanatory Statement has been prepared in connection with a proposed Scheme of Arrangement pursuant to Section 99 of the Companies Act between FLAG Limited (the COMPANY) and its Scheme Creditors, namely the FLAG Limited Bondholders.

    The information contained in this Explanatory Statement has been prepared by Mr Richard Heis, Ms Chris Laverty and Mr Robert D. Steinhoff in their capacity as Joint Provisional Liquidators of the Company. In preparing the Scheme, the Joint Provisional Liquidators have relied upon information obtained from the Company's records and although the Joint Provisional Liquidators have no reason to doubt the accuracy of that information, they are unable to warrant and represent that it, or any information prepared by a third party, is accurate.

    Unless otherwise indicated the statements contained in the Explanatory Statement are made as at 7 August, 2002 and reflect the circumstances existing and the information of which the Joint Provisional Liquidators were aware at that time.

    Nothing in the Explanatory Statement shall constitute any admission of fact or liability on the part of the Company with respect to any asset to which it may be entitled or any claim against it. The Joint Provisional Liquidators have not authorised any person to make any representations concerning the Scheme which are inconsistent with the statements contained herein, and if such representations are made, they may not be relied upon as having been so authorised.

    The Joint Provisional Liquidators are not responsible for any statement of opinion or fact contained in this document.

    None of the contents of the Scheme or the Explanatory Statement are intended to constitute advice given to Creditors. Creditors should take their own advice from professional advisers before taking any action in connection with the Scheme.

EXECUTIVE SUMMARY

    On April 12, 2002, the Company, FLAG Pacific USA Limited, FLAG Atlantic Holdings Limited and FLAG Atlantic Limited (ATLANTIC) and their parent holding company FLAG Telecom Holding Limited (HOLDCO) filed voluntary petitions for reorganisation in the US under Chapter 11 of the US Bankruptcy Code with the US Bankruptcy Court. On April 23, 2002, FLAG Telecom Group Services Limited, FLAG Telecom Limited, FLAG Telecom USA Limited, FLAG Asia Limited (ASIA) and FLAG Atlantic USA Limited also commenced voluntary Chapter 11 cases in the US Bankruptcy Court. Together with the Company, these are the DEBTORS.

    Following the Chapter 11 filings in the US Bankruptcy Court, the Company, Atlantic, Asia and Holdco applied to this Court by way of ex parte summons for the appointment of joint provisional liquidators. Mr Richard Heis and Ms Chris Laverty of KPMG LLP in England and Mr Robert D Steinhoff of KPMG in Bermuda were appointed as Joint Provisional Liquidators on April 19, 2002 in respect of the Company, Atlantic and Holdco and on April 30, 2002 in respect of Asia. The Company is, therefore, subject to formal insolvency proceedings both in Bermuda and in the United States.

    The Bermuda Proceedings were commenced because Bermuda is the country of incorporation of the Company and the proceedings were necessary to facilitate a co-ordinated reorganisation of the Company pursuant to the Bermuda Proceedings and the Chapter 11 Proceedings, to involve, if necessary, the implementation of one or more schemes of arrangement pursuant to the Companies Act as a mechanism for making distributions to the Company's creditors or reorganising them in some other way.

    The Scheme shall only apply to Scheme Creditors, namely the class of FLAG Limited Bondholders.

    Under the Plan and the Scheme, Holdco will transfer substantially all of its assets and rights to New Holdco. New Holdco will be a newly formed company incorporated in Bermuda. As part of the Scheme, if approved, the FLAG Limited Bondholders Scheme Claims will be extinguished in return for the Company:

        (i) procuring that New Holdco shall issue to the FLAG Limited Indenture Trustee, on behalf of the holders of Allowed FLAG Limited Bondholder Claims as of the FLAG Limited Bondholder Distribution Record Date, for distribution among such holders on a Pro Rata Basis, to be applied in accordance with the FLAG Limited Indenture, to pay any compensation or reimbursement owed to the FLAG Limited Indenture Trustee which are not paid pursuant to
    Section 4.11.2.3 of the Plan, and then to the principal amount of the Allowed FLAG Limited Bondholder Claims, shares equal to 62.79% of the New Holdco Common Shares on a Fully Diluted Basis;

        (ii) paying the reasonable fees and expenses of Anderson, Kill & Olick, counsel to the Ad Hoc FLAG Limited Bondholder Committee in connection with the Chapter 11 Cases, in an amount not to exceed One Hundred and Twenty-Five Thousand Dollars ($125,000), subject to approval of the Bankruptcy Court;

        (iii) paying the reasonable fees and expenses (including legal fees and expenses) of the FLAG Limited Indenture Trustee incurred under the FLAG Limited Indenture, including in connection with the Chapter 11 Cases in an amount not to exceed $150,000; and

        (iv) the FLAG Limited Bondholders and the FLAG Limited Indenture Trustee being deemed to have been released by the Debtors pursuant to the provisions of Section 8.4.1 of the Plan.

    The Joint Provisional Liquidators have now formed the view that the Scheme is necessary to co-ordinate the Bermuda Proceedings with the Plan, and that it is in the best interests of the Company and its Creditors.

    Co-ordination of the Scheme with the Plan is crucial in order to ensure that there is no conflict between the reorganisation processes. Without co-ordination, there could, and probably would, be conflicts between the systems which would be likely to increase the complexity and cost of the process, and to delay and reduce distributions to Creditors under the Plan and the Scheme.

    The purpose of the Explanatory Statement is:

        1. to provide background information in relation to the Company and its recent history;

        2. to explain the advantages and disadvantages of the proposed Scheme, the interdependency of the Scheme and the Plan, and of the other courses of action which are available to the Company; and

        3. to explain some of the detailed provisions of the Scheme and the Plan;

in order to allow Scheme Creditors to reach an informed decision on whether to vote in favour of the Scheme at the forthcoming Bermuda Creditors Meeting.

    Points 1 and 2 are dealt with in the General Background section at Parts II and III. Point 3 is dealt with in the Summary of Main Provisions of the Scheme at Part IV. This summary is a guide, and should not be relied on in place of reading the provisions of the Scheme and the Plan themselves. The full Scheme is enclosed with this document.

    Accompanying this document is a Disclosure Statement, approved by the US Bankruptcy Court, which explains in detail how the Scheme and the Plan will work and provides a great deal of information about the Company and its businesses. It should be read in conjunction with this document.

THE JOINT PROVISIONAL LIQUIDATORS AND THEIR ADVISERS

THE JOINT PROVISIONAL LIQUIDATORS

Mr. Richard Heis
KPMG LLP
8 Salisbury Square
London EC4Y 8BB
England

Ms. Chris Laverty
KPMG LLP
100 Temple Street
Bristol BS1 6AG
England

Mr. Robert D. Steinhoff
KPMG
Crown House
4 Par-La-Ville Road
Hamilton HM08
Bermuda

ADVISERS TO THE JOINT PROVISIONAL LIQUIDATORS

Conyers Dill & Pearman
Clarendon House
2 Church Street
Hamilton HM CX
Bermuda

Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York
New York 10005
USA

Freshfields Bruckhaus Deringer 65 Fleet Street
London
EC4Y 1HS
England

KEY DATES AND EXPECTED TIMETABLE

Forms of Proxy for use at the Bermuda Creditors Meeting to    20 September, 2002
  be returned by............................................

Bermuda Creditors Meeting and latest date for submitting      23 September, 2002
  claims....................................................

Court Hearing of the Petition to sanction the Scheme........  27 September, 2002

Earliest Effective Date of the Scheme.......................  30 September, 2002

    EXCEPT FOR THE FIRST DATE, THE DATES INDICATED ABOVE ARE PROVISIONAL AND SUBJECT TO REVISION. SCHEME CREDITORS WILL BE KEPT ADVISED OF THE PROGRESS OF THE SCHEME AND OF ANY CHANGES TO THE TIMETABLE AND/OR TIME LIMITS UNDER THE SCHEME.

BAR DATE

    On 26 June 2002, the Debtors filed a motion in the US Bankruptcy Court for an order fixing 16 August, 2002 at 5.00 p.m. Eastern Standard Time as the last date and time for the filing of proofs of claims against the Debtors (the BAR
DATE). The US Bankruptcy Court granted this motion on 3 July, 2002, setting the Bar Date as the date set forth in the Debtors' motion. By order of the Bermuda Court dated 7 August 2002, 16 August 2002 has been established as the deadline for filing claims in the Bermuda Proceedings subject to a discretion to admit claims after that date if Scheme Creditors show that the failure to lodge the claim before the Bar Date did not result from wilful default or lack of reasonable diligence. Claims must in any event be lodged by 23 September 2002.

    Scheme Creditors were also encouraged to give early notice of claims by the publication on 3 July 2002 of a notice in The Wall Street Journal, International Herald Tribune and The Financial Times (International).

                PART II: BACKGROUND TO THE SCHEME OF ARRANGEMENT

WHAT IS A SCHEME OF ARRANGEMENT AND A PLAN OF REORGANISATION?

A scheme of arrangement is a compromise or arrangement between a company and some or all of its creditors governed by Section 99 of the Companies Act. A scheme becomes binding on creditors when:

        1. for the relevant class of creditors, a majority in number of those voting, representing three-quarters in value of those voting, in each class of creditors vote in person or by proxy in favour of the scheme at a specially convened meeting; and

        2.  the Bermuda Court subsequently makes an order approving the scheme;
    and

        3. a copy of that order is delivered to the Registrar in Bermuda for registration.

    A plan of reorganisation is a procedure under Chapter 11 of the US Bankruptcy Code enabling a debtor company, in certain circumstances, to reach a legally binding compromise with its creditors (and in some cases, its shareholders), and which is filed with one of the Bankruptcy Courts in the US. If it satisfies certain legal requirements, is accepted by a majority in number and two-thirds in amount of the creditors who vote, and is approved by the US Bankruptcy Court, it will become binding on the relevant company and its creditors.

WHAT IS PROPOSED?

    In the present situation, the Company's assets are subject to two different legal systems, one in Bermuda and the other in the US. Although both systems have as a basic principle the fair distribution of a company's assets amongst its creditors there are differences between the two systems. In order to ensure that all Scheme Creditors are treated equally (and that there are no double recoveries), the Scheme and the Plan together will enable a common system of distribution to be established in respect of Scheme Creditors' Claims.

    Scheme Creditors who have claimed in the Plan will be deemed to have claimed in the Scheme also, and will not therefore be required to submit a separate claim in the Scheme. Scheme Creditors who have claimed only in the Scheme will not be deemed to have claimed in the Plan. Scheme Creditors who have claimed or are deemed to have claimed in both the Scheme and the Plan, will have been asked to vote in both the Scheme and the Plan. Scheme Creditors who have claimed or are deemed to have claimed in relation to the same Claim in both the Scheme and the Plan will, however, only receive a single distribution in respect of such Claim, if allowed. Scheme Creditors who claim only in the Scheme will not be prejudiced as a result. They will still receive a single Distribution in the same way as all other Allowed Claims in the Plan. It is, however, important that as many Scheme Creditors as possible who are entitled to vote in both the Plan and the Scheme do so. This is because the Plan and the Scheme are inter-conditional and unless the requisite majority of Scheme Creditors vote in favour of both, neither the Scheme nor the Plan will come into effect.

    In essence, it is proposed that there will be a distribution to the FLAG Limited Indenture Trustee of shares equal to 62.79% of the New Holdco Common Shares on A Fully Diluted Basis.

WHICH CREDITORS ARE AFFECTED?

    The Scheme will only apply to Scheme Creditors, i.e. the FLAG Limited Bondholders with claims under Section 4.11 of the Plan and only these creditors will be entitled to vote on the Scheme. These creditors are also entitled to submit a claim under the Plan.

WHAT WILL BE THE EFFECT OF THE PASSING OF THE SCHEME ON THE PLAN?

    The Scheme and the Plan are inter-conditional; one will not become effective without the other.

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VOTING ON THE SCHEME

    If you are a Scheme Creditor who is deemed to have claimed in the Scheme or who has in fact claimed in the Scheme, you will be entitled to attend and vote at the Bermuda Creditors Meeting to consider and, if thought fit, approve the Scheme provided your Scheme Claim has been allowed for voting purposes. Scheme Creditors whose Claims have been admitted for voting purposes in the Plan may also vote on the Plan. There will therefore be two separate votes, one on the Scheme, and the other on the Plan. In order to assist Scheme Creditors, who are entitled to vote in both the Plan and the Scheme, the Joint Provisional Liquidators and the Company have prepared a combined ballot/proxy form which when completed will constitute a joint vote in both the Plan and the Scheme. This is designed to simplify the process of voting for Scheme Creditors. The voting procedure for Scheme Creditors who are entitled to vote in both the Plan and the Scheme is set out in Section VII of the Disclosure Statement.

    Any Scheme Creditor who does not wish to vote in the Plan and the Scheme but wishes to vote only in the Scheme may do so. A special proxy for such creditors is available and may be obtained from the Joint Provisional Liquidators at the following address KPMG, Crown House, 4 Par-La-Ville Road, Hamilton HM 08 Bermuda.

    Scheme Creditors who complete either a combined ballot/proxy form or a special proxy form will also be entitled to attend the Bermuda Creditors Meeting.

    Only Allowed Scheme Claims shall be entitled to vote. For a description of when Scheme Claims are "allowed", refer to page 16 below of this Explanatory Statement.

    The Chairman of the Bermuda Creditors Meeting may, for voting purposes only, reject a claim in whole or in part, if he considers that it does not constitute a fair and reasonable assessment of the sums owed to the relevant Scheme Creditor by the Company. The Chairman's decision is final and binding. However, he will advise the creditor of his decision prior to the meeting where possible and, in any event, afterwards.

    The value of a claim for voting purposes in the Scheme will be taken net of any applicable security or set-off rights.

    The amount of a claim admitted for voting purposes by the Chairman of the Bermuda Creditors Meeting does not constitute an admission of the existence or amount of any liability of the Company and will not bind the Company, the Joint Provisional Liquidators or the Scheme Creditors.

    A notice convening the Bermuda Creditors Meeting accompanies this document. The meeting is scheduled to take place on 23 September, 2002 at 11 a.m. at KPMG, Crown House, 4 Par-La-Ville Road, Hamilton, HM 08, Bermuda. You may either attend the meeting in person or you may vote by proxy. The Joint Provisional Liquidators recommend that you vote in favour of the Scheme.

    As discussed above, enclosed with this document you will find a form of combined ballot/proxy. By ticking one of the boxes either for or against the Scheme and the Plan, you will be voting in respect of the Scheme and appointing the Chairman of the Bermuda Creditors Meeting to vote on your behalf. Whether or not you intend to appoint a proxy to attend the meeting on your behalf, you should complete the form of combined ballot/proxy in accordance with the instructions given, and return it as soon as possible and, in any event, by 3 p.m. (Bermuda time) on 20 September, 2002 to the address shown on the form. If for any reason this cannot be done, forms of proxy may be handed in at the registration desk at the meeting, prior to its commencement.

    Appointing a proxy will not prevent you from attending and voting in person at the meeting should you wish to do so. However, your proxy will not be entitled to vote if you vote in person.

    Instructions for completing the form of combined ballot/proxy are set out on it.

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    PLEASE READ THE INSTRUCTIONS CAREFULLY BEFORE COMPLETING THE FORM OF
COMBINED BALLOT/PROXY. FAILURE TO COMPLETE THE FORM OF COMBINED BALLOT/PROXY PROPERLY MAY RESULT IN YOUR VOTE BEING DISALLOWED.

RECORD DATE FOR CREDITORS

    The value, for voting purposes, of Scheme Claims will be established as at 12 April, 2002. However, in accordance with the Plan the Voting Record Date for establishing those creditors who will be entitled to vote in the Scheme and the Plan will be 1 August, 2002. This is because the Joint Provisional Liquidators believe that it is in the best interests of all Creditors for the Scheme and the Plan to be as closely coordinated as possible. The Joint Provisional Liquidators are also satisfied that no Scheme Creditors will be prejudiced as a result. Only Creditors whose Scheme Claims have been allowed for voting purposes will be entitled to vote on the Scheme.

CORPORATE REPRESENTATIVES

    Scheme Creditors who are entitled to vote may, if they wish, attend and vote at the appropriate meeting in person, instead of appointing a proxy to attend and vote on their behalf. In the case of a corporation, it must appoint an individual to attend the appropriate meeting as its representative. To vote at the appropriate meeting, the representative must produce a form of appointment evidencing that he or she is authorised to act as the corporation's representative at the appropriate meeting.

COURT APPROVAL AND FILING WITH THE REGISTRAR OF COMPANIES OF BERMUDA

    In order for the Scheme to become effective, the Bermuda Court must sanction the Scheme after it has been approved by the requisite majority. The Bermuda Court may impose such conditions as it thinks fit to the Scheme but cannot impose any material changes. A copy of the order sanctioning the Scheme must then be delivered to the Registrar.

    Details of the steps which need to be taken in order to implement the Scheme, and the Plan in the US, are set out in the Disclosure Statement.

    If the Scheme is sanctioned by the Bermuda Court and delivered to the Registrar, subject to the approval of the Plan by the US Bankruptcy Court, it will be effective and binding on all of the Scheme Creditors, including those who may have voted against the Scheme or the Plan, as appropriate, or who did not vote.

    It is expected that, if the Scheme is sanctioned by the Bermuda Court and the Plan is approved by the US Bankruptcy Court, they will become effective on or around 30 September, 2002.

DOCUMENTS AVAILABLE FOR INSPECTION

    Copies of the Scheme, this document, the Plan, Disclosure Statement and the Orders of the US Bankruptcy Court and the Bermuda Court approving the foregoing are available for inspection between the hours of 10am and 4pm on any day which is a business day in the appropriate location until 4pm on 20 September, 2002 at the following locations:

       Conyers Dill & Pearman
       Clarendon House
       2 Church Street
       Hamilton HM CX
       Bermuda
       Milbank, Tweed, Hadley & McCloy LLP
       1 Chase Manhattan Plaza
       New York
       New York 10005
       USA
       Freshfields Bruckhaus Deringer
       65 Fleet Street
       London
       EC4Y 1HS
       England

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                 PART III: BACKGROUND TO THE COMPANY AND EVENTS
                    SINCE THE PROVISIONAL LIQUIDATION ORDER

BACKGROUND TO THE COMPANY

    There follows a summary of the background to the Company. A fuller explanation can be found starting at page 9 of the Disclosure Statement which Creditors are encouraged to read.

    1. The Company was incorporated on 4 January 1993 as an Exempted Company in Bermuda under the Companies Act.

    2. The Registered Office of the Company is situated at Cedar House, 41 Cedar Avenue, Hamilton, HM EX, Bermuda.

    3. The authorised share capital of the Company is US$113,900 divided into 1,139,000,000 ordinary shares of US$0.0001 each. As of June 28, 2002, the Company had 635,796,338 shares issued and outstanding.

    4. The Company was formed to carry on the business of designing and operating fibre optic submarine cable networks.

    5. The Debtors are part of a multinational corporate organization made up of more than 50 corporate entities (collectively, FLAG TELECOM). FLAG Telecom operates a global telecommunications network comprised of advanced fibre-optic cable systems and interfaces that are owned by, leased to, or otherwise available to FLAG Telecom.

    6. FLAG Telecom is a "carrier's carrier," meaning that its target customer base is the international wholesale broadband market, consisting of established carriers or major public telephone operator incumbents, including Application Service Providers and Internet Service Providers, alternate carriers and other bandwidth intensive users (such as broadcasters), rather than individual telecommunications consumers.

    7. FLAG Telecom owns one of the world's longest digital fibre-optic undersea cable systems, the FLAG Europe-Asia (FEA) cable system, which was placed into commercial service in November 1997. In 2001, FEA was seamlessly interconnected with the FLAG Atlantic-1 (FA-1) cable system, FLAG Telecom's trans-Atlantic cable system, to provide FEA with a direct route into the US Internet hubs. This is a key market that FEA currently operates in, and enables FEA to provide seamless services from the United States to major markets in Europe, the Middle East, India and the rest of Asia. FLAG Telecom has extended this global network with its FLAG North Asian Loop cable system which will add large amounts of bandwidth in key North Asian markets and provide FEA with redundancy along that part of its route.

    8. In 2001, FLAG Telecom established its FLAG Europe system, an advanced terrestrial fibre-optic network developed in association with Verizon Global Solutions, Inc., which links the major European business centers. Interconnection of the FLAG Europe system with FA-1 and FEA provides seamless connectivity from European centres to the US, the Middle East and Asia.

    9. On February 16, 2000, the Company entered into the FLAG Limited Credit Agreement, In August 2000, the Company entered into an interest rate collar transaction for an initial notional amount of $60.0 million, reducing in increments to $20.0 million in the final quarter of 2001. The transaction terminated on April 30, 2002. The collar was comprised on a LIBOR cap at 8% and a floor of 5.85%. The Company recognized the net cash amount received or paid on interest rate hedging instruments as an adjustment to interest cost on the related debt. On March 28, 2002, Holdco had paid all amounts owed to Barclays, the agent for the lender group under the FLAG Limited Credit Agreement. The Company also had $430.0 million outstanding at that date pursuant to the FLAG Limited Bonds, repayable at par in 2008.

    10. On February 13, 2002, the Debtors announced that they were reviewing their business in the light of deteriorating market conditions. The economics of building new systems have been altered by the current level and instability of supply and demand and the ability to purchase capacity over different systems. FLAG Telecom believes that its own network will be driven by short term planning in response to customer demand. Overcapacity in some regions and less-than-anticipated demand have led to dramatic declines in prices, the unavailability of new capital, and a number of chapter 11 filings by major competitors and customers of the Debtors. Many of the Debtors' customers are limiting their capital commitments to an absolute minimum. The Debtors have seen the bandwidth market as a whole deteriorate rapidly over the past year, and they do not expect this trend to reverse in 2002.

    11. On March 7, 2002, the Debtors announced that they had retained Credit Suisse First Boston and The Blackstone Group as strategic and financial advisors to advise them on financial and strategic alternatives for the long-term development of FLAG Telecom. FLAG Telecom had contemplated orderly filings in Bermuda and New York at about the end of April 2002. However, on 11 April 2002, the FLAG Atlantic Limited Credit Agreement was accelerated which in turn caused a cross-default under the FLAG Holdco Bonds. Accordingly, the filing strategy was brought forward.

    12. In light of the current economic climate, the Debtors intend to focus their business strategy to preserve capital and reduce costs, by serving the core backbone needs of large telecom and internet companies, focusing on regions where the Debtors have competitive advantages (such as the Middle East and Asia), and increasing the revenue generating capacity of the global network by adding further services through the points of presence.

    13. In an effort to maximize value to the creditors of the Debtors and despite being prompted by the acceleration of the FLAG Atlantic Limited Credit Agreement, the Debtors believe that the restructuring of their debt and their efforts to lower their costs was best served by the filing for relief under the provisions of Chapter 11 of the US Bankruptcy Code and the seeking of the appointment of joint provisional liquidators by filing winding-up petitions in the Bermuda Court in respect of certain of the Debtors. Accordingly, on 19 April, 2002, the Company presented a winding up petition in Bermuda which resulted in Mr Richard Heis, Ms Chris Laverty and Mr Robert D. Steinhoff being appointed as Joint Provisional Liquidators of the Company.

STEPS TAKEN BY THE JOINT PROVISIONAL LIQUIDATORS

    14. The rationale behind the Company's application under Chapter 11 was that the Company should retain control of its affairs as a "debtor in possession" while it sought to restructure or refinance itself. At the same time, as a matter of US law, the Company received the benefit of an automatic stay of proceedings against it, thus obtaining the necessary breathing space to enable it to negotiate with creditors, suppliers and strategic investors. The appointment of the Joint Provisional Liquidators in Bermuda also created a "moratorium" against claims by Creditors pending that process.

    15. It was made clear to the Bermuda Court at the time the application was made that the initial aim was not for the Joint Provisional Liquidators to take control of the Company (or for that matter the other companies in FLAG Telecom) with a view to effecting a liquidation. Rather, it was envisaged that the management of the Company should retain its powers to manage the Company's affairs under the aegis of a Chapter 11 filing, subject to the oversight and supervision of the Joint Provisional Liquidators.

    16. The principal means for the Joint Provisional Liquidators to exercise their oversight or supervisory role is to report to the Bermuda Court and seek directions if the Joint Provisional Liquidators consider at any time that the board of the Company is not acting in the best interests of the Company and its creditors. Further, no payment or disposition of the Company's property shall be made or effected without the direct or indirect approval of the Joint Provisional Liquidators.

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SIGNIFICANT DEVELOPMENTS SINCE 19 APRIL, 2002

    17. The main developments since the Joint Provisional Liquidators were appointed on 19 April, 2002 are set out in some detail in the accompanying Disclosure Statement starting on page 45, which creditors are encouraged to read.

THE JOINT PROVISIONAL LIQUIDATORS' RECOMMENDATION

    18. The Joint Provisional Liquidators have considered carefully the options available to Scheme Creditors, and the advantages and disadvantages to Scheme Creditors of the implementation of the Scheme. The option facing the Company, if the Scheme and the Plan are not approved, is likely to be liquidation followed by a sale by the liquidators of the Company's assets. In those circumstances, Scheme Creditors are likely to receive only a limited cash dividend. A liquidation analysis setting out, among other things, details of the dividend that Creditors could expect to receive if the Company were to be liquidated in this way is set out at Exhibit G to the Disclosure Statement.

    19. If the Scheme and the Plan are approved, however, Scheme Creditors will receive New Holdco Common Shares. In the circumstances, the Plan and Scheme appear to be in the best interests of the Scheme Creditors and the Joint Provisional Liquidators recommend that Scheme Creditors vote in favour of the Scheme.

                   PART IV: SUMMARY OF THE MAIN PROVISIONS OF
                            THE SCHEME AND THE PLAN

    The text of the Scheme is contained in the accompanying document. This
Part IV of the Explanatory Statement contains a brief summary of the main provisions of the Scheme, but to the extent of any inconsistency, the text of the Scheme will prevail.

A. SCHEME OF ARRANGEMENT

    PURPOSE OF THE SCHEME

    1.1 The purpose of the Scheme is to facilitate a reorganization and restructuring of the Company in a co-ordinated manner with the Plan. The Plan provides that on the Effective Date, Holdco shall transfer to New Holdco all its right, title and interest in the FLAG Holdco Assets which include shares in the Company in a manner that conforms with Bermudian regulations concerning the transfer of shares. This is likely to be achieved by the cancellation of the existing shares using a share buy back or an intra-group scheme of arrangement whereby new shares will be issued to the FLAG Limited Indenture Trustee who will then transfer these shares to New Holdco.

    SCHEME DISTRIBUTIONS

    1.2.1 In accordance with the terms of Section 4.11.2 of the Plan, on the Distribution Date:

        (i) the Company shall procure that New Holdco shall issue to the FLAG Limited Indenture Trustee, on behalf of the holders of Allowed FLAG Limited Bondholder Claims as of the FLAG Limited Bondholder Distribution Record Date, for distribution among such holders on a Pro Rata Basis, to be applied in accordance with the FLAG Limited Indenture, to pay any compensation or reimbursement owed to the FLAG Limited Indenture Trustee which are not paid pursuant to Section 4.11.2.3 of the Plan, and then to the principal amount of the Allowed FLAG Limited Bondholder Claims, shares equal to 62.79% of the New Holdco Common Shares on a Fully Diluted Basis;

        (ii) the Company shall pay the reasonable fees and expenses (including legal fees and expenses) of the FLAG Limited Indenture Trustee incurred under the FLAG Limited Indenture, including in connection with the Chapter 11 Cases in an amount not to exceed $150,000; and

        (iii) the FLAG Limited Bondholders and the FLAG Limited Indenture Trustee shall be deemed to have been released by the Debtors pursuant to the provisions of section 8.4.1 of the Plan.

    1.2.2 On the later of the Distribution Date or 11 days after entry of a Final order of the Bankruptcy Court expressly approving such payment, the Company shall pay the reasonable fees and expenses of Anderson, Kill & Olick, counsel to the Ad Hoc FLAG Limited Bondholder Committee, incurred prior to the Effective Date in connection with the Chapter 11 Cases, in an amount not to exceed $125,000.

The procuring of section 1.2.1(i) above shall fully satisfy and discharge the Company's obligations to the holders of Allowed FLAG Limited Bondholder Claims.

It is envisaged that New Holdco will appear at the Bermuda Court hearing for sanction of the Scheme and that it will undertake to be bound by the Scheme, in particular that it will issue the New Holdco Common Shares in accordance with section 1.2.1(i) above.

    ESTABLISHMENT OF SCHEME CLAIMS FOR DISTRIBUTION PURPOSES

    3.1 Scheme Claims will rank for distribution purposes to the extent that they are "allowed". Allowed Scheme Claims are Claims where:

    3.1.1 the Claim is allowed under and to the extent provided for in accordance with the provisions of the Plan; or

    3.1.2 a Notice of Claim, signed by the Creditor or by a person authorised on his behalf has been lodged solely with the Joint Provisional Liquidators:

        (a) on or before the Claims Date and has not been objected to by the Joint Provisional Liquidators; or

        (b) after the Claims Date (but in any event by 23 September 2002) if the Joint Provisional Liquidators or the Bermuda Court determine that his failure to do so on or before the Claims Date did not result from wilful default or lack of reasonable diligence, and such claim or part of such claim is admitted in accordance with the Scheme and such claim is not objected to; or

    3.1.3 A Notice of Claim is in respect of a Claim which is unliquidated, disputed or contingent and subsequently becomes liquidated, undisputed or in the case of contingent claims a value is agreed by the Joint Provisional Liquidators or imposed by the Bermuda Court under the terms of the Scheme.

    3.2 The Joint Provisional Liquidators shall be entitled to reject any Claim which would have been inadmissible in the event that a winding up order had been made on the Petition Date.

    SCHEME CLAIMS

    4. Distributions will only be made in respect of Scheme Claims which are "Allowed", as described in paragraph 3.1 above.

    PREFERENTIAL CLAIMS

    5. As it is intended to withdraw the Provisional Liquidation proceedings in respect of the Company, there will be no preferential creditors.

    SECURED CREDITORS

    6. Nothing in the Scheme shall affect the right of any person to take, with the consent of any or all relevant courts, any appropriate action to enforce any security over the property of the Company which could have been enforced with the leave of such court or courts as if the Company had been in liquidation since 19 April, 2002.

    SET-OFF

    7. The rights of set-off under Section 553 of the US Bankruptcy Code shall apply to the Scheme with effect from 12 April, 2002.

    INTEREST

    8. The amount of each Scheme Liability shall not include interest accruing after 12 April, 2002.

    MORATORIUM AND RELEASE

    9.  Save as provided for in the Scheme or under the Plan:

    (i) no Scheme Creditor shall be entitled to take or continue any step or proceeding against the Company or its Assets (whether by way of demand, legal proceedings, execution of judgment or otherwise howsoever without limitation) in any jurisdiction whatsoever except for the purpose of obtaining payment under the Scheme of any Scheme Liability;

        (ii) payment to a Scheme Creditor of his Distribution under the Scheme or the Plan shall discharge the corresponding Scheme Liability in full to the effect that the Company has no further liability in respect thereof; and

        (iii) payment to a Scheme Creditor of his Distribution under the Scheme or the Plan shall extinguish any right that Scheme Creditor has to amounts recovered by a subsequent liquidator of the Company by virtue of the application of Bermudian or other law applicable to antecedent transactions.

    MANAGEMENT OF THE SCHEME

    10. The Joint Provisional Liquidators will have the duty to implement the Scheme in accordance with its terms and (except to the extent that there is any conflict, in which case the terms of the Scheme shall apply) will continue to have their powers and duties under the relevant Bermuda insolvency legislation and applicable court orders. In implementing the Scheme, the Joint Provisional Liquidators will act as agents of the Company and will not incur any personal liability. The Joint Provisional Liquidators will be remunerated in respect of the Scheme on the same basis as in the Provisional Liquidation.

    MODIFICATIONS TO THE SCHEME

    11.1 Subject to the provisions of the Scheme, the Company acting by the Joint Provisional Liquidators may, at any hearing of the Bermuda Court to sanction the Scheme, consent on behalf of all Scheme Creditors to any modification of the Scheme or any terms or conditions which the Bermuda Court may think fit to approve or impose, in either case which does not materially alter the effect of the Scheme.

    11.2 If they consider it is expedient to do so and it is in the best interests of the Scheme Creditors, the Joint Provisional Liquidators may at any time, and without reference to the Scheme Creditors, apply to the Bermuda Court for the purpose of modifying the provisions of the Scheme (provided such modifications do not materially alter the effect of the Scheme) or obtaining directions on how to deal with any matters or disputes arising in respect of the Scheme. If such modifications are approved or such directions are given by the Bermuda Court, they shall be binding on the Scheme Creditors and the Scheme shall be modified accordingly.

    TERMINATION OF THE SCHEME

    12.1 The Scheme shall terminate on the date on which the Joint Provisional Liquidators give notice to the Scheme Creditors that the Distribution to Scheme Creditors in accordance with the Scheme has been completed.

    12.2 Unless previously terminated under clause 12.1, the Scheme shall continue if a winding up order is made in respect of the Company to the extent legally possible and the Joint Provisional Liquidators, or any person appointed by the Bermuda Court as liquidator shall administer the Scheme. In the event that the Joint Provisional Liquidators are replaced by any liquidator appointed by the Bermuda Court, this Scheme shall be read as if all references to the Joint Provisional Liquidators are replaced with references to such replacement liquidator.

B. PLAN OF REORGANIZATION

This is a brief summary only of the main provisions of the Plan, relating to the FLAG Limited Bondholders. Creditors are referred to the Plan and encouraged to read it. In the event of any inconsistency between this text and the provisions of the Plan, the Plan will prevail. Defined terms in this summary which are not listed in Annexure 1 to the Explanatory Statement are the terms as defined either in the Disclosure Statement or the Plan. In the event of any discrepancy, the provisions of the Disclosure Statement and the Plan will prevail.

    CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

    1.1 The Plan classifies all Claims and Interests (ordinary shares in the Company) with respect to the Company into Classes for the purposes of voting on the Plan and making distributions thereunder. The classifications and their treatment are set out in the Plan starting at page 17 in respect of Administrative Expense Claims and Priority Tax Claims. The treatment of Intercompany Claims is at page 54 of the Plan. Page 19 and following, lists the Company's classes of claims which include FL-4, which are Allowed FLAG Limited Bondholder Claims. The Plan explains how these claims will be dealt with on page 28 and, in summary, in respect of the FLAG Limited Bondholders:

    1.2.1 Class FL-4 Claims are impaired and are entitled to vote to accept or reject the Plan. On the Distribution Date:

        (a) the Company shall procure that New Holdco shall issue to the FLAG Limited Indenture Trustee, on behalf of the holders of Allowed FLAG Limited Bondholder Claims as of the FLAG Limited Bondholder Distribution Record Date, for distribution among such holders on a Pro Rata Basis, to be applied in accordance with the FLAG Limited Indenture, to pay any compensation or reimbursement owed to the FLAG Limited Indenture Trustee which are not paid pursuant to Section 4.11.2.3 of the Plan, and then to the principal amount of the Allowed FLAG Limited Bondholder Claims, shares equal to 62.79% of the New Holdco Common Shares on a Fully Diluted Basis;

        (b) the Company shall pay the reasonable fees and expenses (including legal fees and expenses) of the FLAG Limited Indenture Trustee incurred under the FLAG Limited Indenture, including in connection with the Chapter 11 Cases in an amount not to exceed $150,000; and

        (c) the FLAG Limited Bondholders and the FLAG Limited Indenture Trustee shall be deemed to have been released by the Debtors pursuant to the provisions of section 8.4.1 of the Plan.

    1.2.2 On the later of the Distribution Date or 11 days after entry of a Final Order of the Bankruptcy Court expressly approving such payment, the Company shall pay the reasonable fees and expenses of Anderson, Kill & Olick, counsel to the Ad Hoc FLAG Limited Bondholder Committee, incurred prior to the Effective Date in connection with the Chapter 11 Cases, in an amount not to exceed $125,000.

    TIMING OF DISTRIBUTIONS

    2.2 Under the Plan, all payments or distributions due on the Effective Date shall be made thereon or as soon as practicable thereafter but in no event later than ten calendar days after the Effective Date.

    CONDITIONS TO THE EFFECTIVE DATE

    2.3 The Effective Date of the Plan will not occur until the conditions precedent set out in the Plan at section IX are satisfied.

    MODIFICATIONS

    2.4 Alterations, amendments or modifications of the Plan may be proposed in writing by the Debtors at any time prior to the Confirmation Date, if the Plan, as altered, amended or modified, satisfies the conditions of sections 1122 and 1123 of the US Bankruptcy Code, and the Debtors have complied with section 1125 of the US Bankruptcy Code. The Plan may be altered, amended or modified at any time after the Confirmation Date and before substantial consummation, provided that the Plan, as altered, amended or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code, and the US Bankruptcy Court after notice and hearing confirms the Plan as altered, amended or modified. A holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan as altered, amended or modified if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of the holder. Otherwise, the Debtors may alter, amend or modify the treatment of Claims and Interests provided for under the Plan if the holders of Claims or Interests affected thereby agree or consent to any such alteration, amendment or modification.

    RETENTION OF JURISDICTION

    2.5 The US Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, or related to, the Chapter 11 Cases and the Plan. Nothing in this section 2.5 shall be construed as a limitation on the jurisdiction of the Bermuda Court in the Bermuda Proceedings or in respect of the Scheme.

                   PART V: COMPARISON OF THE SCHEME PROPOSALS
                  WITH BERMUDIAN AND US INSOLVENCY PROCEDURES.

THE BASIC PRINCIPLES

    1. The basic principles of the Scheme and the Plan are consistent with the general goals of Bermuda and US insolvency law. These include making PARI PASSU distributions to the Company's unsecured creditors, taking account of the interests of creditors who are preferred by law, secured creditors and those creditors with rights of set-off.

    2. As stated in Part IV there will be no claims that would be preferential in Bermuda.

    3. Two principal differences between Bermudian and US insolvency procedures relate to timing differences and the barring of creditors' claims.

TIMING DIFFERENCES

    4. In the US, the date of the filing of the Chapter 11 petition of the Company (which took place on 12 April, 2002) is significant because it
(a) serves as the cut-off date for establishing claims that are generally to be treated equally, (b) establishes creditors' priority rights, (c) fixes creditors' rights of set-off, (d) establishes a general principle preventing interest from continuing to accrue on unsecured claims and accelerating the principal amount of claims of a debtor and (e) serves as the value date for conversion of foreign currency claims into claims in US currency.

    5. A similar principle would apply in Bermuda if a winding-up order were made against the Company, but does not apply as the result of the making of an order appointing provisional liquidators. The Company went into provisional liquidation on 19 April 2002; it has not gone into liquidation. Accordingly, the position under Bermudian law is that an event has not yet occurred which would give rise to the crystallisation of creditors' rights of proof, preferential claims and rights of set-off, which would prevent interest from continuing to accrue and which would require the conversion of foreign currency claims.

    6.  The way in which the Scheme deals with these matters is set out below:

        (a) PROOF: The proposals enable a Scheme Creditor to claim under the Scheme if he has a right to claim under the Chapter 11 Proceedings or if he would have a right to claim in a liquidation in Bermuda as if the Company were in liquidation from 19 April, 2002.

        (b) PREFERENTIAL CLAIMS: Under the Scheme and Plan, claims will be paid in full if they have priority under the Chapter 11 Proceedings or if they would have been preferential in a Bermudian compulsory liquidation as if the Company were in liquidation from 19 April, 2002.

        (c) SET-OFF: The rights of set-off under section 553 of the US Bankruptcy Code are to apply to the Scheme.

        (d) RIGHTS TO INTEREST: In a Bermuda liquidation, if a claim is interest bearing, interest continues to accrue at the applicable rate up to the date of winding-up. Under US procedures, interest ceases to accrue from the 12 April, 2002.

        The Scheme provides that the amount of each Scheme Liability will not include interest after 12 April, 2002. This enables Creditors in the Plan and the Schemes to be treated on an equal footing.

    (e) CURRENCY OF PAYMENT: US law provides that claims will be converted into US dollars at the exchange rate ruling on 12 April, 2002, the date of the Chapter 11 filing. The Scheme also provides for all claims to be paid in US dollars at the applicable exchange rate on 12 April, 2002, in order to ensure the necessary consistency between claims in the Plan and Scheme.

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BARRING OF CREDITORS' CLAIMS

    7. The other principal difference between the Bermuda and US insolvency systems is that, in the US, a "bar date" (defined in the Scheme as the Claims
Date) is established early in the insolvency proceedings. If a creditor fails to make his claim before the bar date, he will generally have no right to distributions from the insolvent estate unless he can show that his failure to do so was the result of "excusable neglect".

    8. Under Bermuda procedures in a winding up, a creditor who has not proved his claim in time to benefit from a distribution is not able to upset that distribution but, if he subsequently makes a claim, he is entitled to participate in future distributions and to "catch up" by receiving payment of past dividends.

    9. The proposals recognise that Creditors in the two jurisdictions should be treated as similarly as possible. Accordingly the US Bankruptcy Court Order dated 3 July, 2002 and the Bermuda Court Order dated 7 August provide for a bar date of 16 August, 2002 equivalent to that normally obtained in US proceedings, but also allow a Creditor to lodge a Notice of Claim after the bar date and to rank for distribution if the Joint Provisional Liquidators or the Bermuda Court determine that his failure to lodge his Notice of Claim on or before the Claims Date did not result from wilful default or lack of reasonable diligence. The Bermuda claims must be lodged in any event by 23 September 2002.

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                            ANNEXURE 1: DEFINITIONS

ADMINISTRATIVE EXPENSE CLAIM has the same meaning as in the Plan;

ALLOWED CLAIM has the same meaning as in the Plan;

ALLOWED SCHEME CLAIM has the same meaning as in the Scheme;

ASSETS means all the assets of the Company in any part of the world, whether tangible or intangible and whether present or future;

BAR DATE has the same meaning as in the Plan.

BERMUDA PROCEEDINGS means the winding up proceedings initiated by the Company in the Supreme Court of Bermuda on 19 April, 2002;

BERMUDA CREDITORS MEETING means the meeting of Scheme Creditors ordered by the Bermuda Court under Section 99 of the Companies Act;

BERMUDA COURT means the Supreme Court of Bermuda;

BERMUDA PRIORITY CLAIM has the same meaning as in the Plan;

BUSINESS DAY has the same meaning as in the Plan;

CHAPTER 11 PROCEEDINGS means the case filed by the Company on 12 April, 2002 under Chapter 11 of the US Bankruptcy Code;

CLAIM means a claim by a person in respect of a Liability of the Company;

CLAIMS DATE means the Bar Date;

CLASS means any class of Claims or Interests as classified by the Plan;

COMPANIES ACT means the Companies Act 1981 of Bermuda;

COMPANY means FLAG Limited incorporated in Bermuda under the Companies Act;

CREDITORS means one or more creditors of the Company;

CREDITORS COMMITTEE means the Creditors Committee of unsecured creditors appointed by the US Bankruptcy Court;

DISCLOSURE STATEMENT has the same meaning as in the Plan except that "the Debtors" shall refer to the Company;

DISTRIBUTION means any distribution of Shares or other property under the Scheme or the Plan;

DISTRIBUTION DATE has the same meaning as in the Plan;

EFFECTIVE DATE means in respect of the Scheme, the first Business Day on which all of the conditions to the effectiveness as set forth in Section 8 of the Scheme have been fulfilled;

FLAG HOLDCO ASSETS has the same meaning as in the Plan;

FLAG HOLDCO BONDS has the same meaning as in the Plan;

FLAG LIMITED BONDHOLDER has the same meaning as in the Plan;

FLAG LIMITED BONDHOLDER CLAIM has the same meaning as in the Plan;

FLAG LIMITED BONDHOLDER DISTRIBUTION RECORD DATE has the same meaning as in the Plan;

FLAG LIMITED INDENTURE TRUSTEE has the same meaning as in the Plan;

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JOINT PROVISIONAL LIQUIDATORS means the persons from time to time serving as joint provisional liquidators in the Provisional Liquidation of the Company, who are currently Mr Richard Heis and Ms Chris Laverty of KPMG LLP (England) and Mr Robert D Steinhoff of KPMG (Bermuda) and who are to be responsible for the administration of this Scheme;

LIABILITY means any obligation or liability of a person, whether it is present, future or contingent, whether or not its amount is fixed or liquidated, whether or not it is disputed, whether or not it involves the payment of money, whether it is secured or unsecured and whether it arises at common law, in equity or by statute in Bermuda or in any other jurisdiction or in any other manner whatsoever;

NEW HOLDCO has the same meaning as in the Plan;

NOTICE OF CLAIM means a claim in writing which is sent to the Joint Provisional Liquidators;

PLAN means the Chapter 11 plan of reorganization for the Company and the US Debtors, as it may be amended, modified or supplemented from time to time;

PRIORITY TAX CLAIM has the same meaning as in the Plan;

PROVISIONAL LIQUIDATION means the Provisional Liquidation of the Company under the Provisional Liquidation Order;

PROVISIONAL LIQUIDATION ORDER means the order of the Bermuda Court dated
April 19, 2002, (as amended by any subsequent order of the Bermuda Court) under which the Joint Provisional Liquidators were appointed in respect of the Company;

REGISTRAR means the registrar of Companies of Bermuda;

SCHEME shall mean the scheme between the Company and its Scheme Creditors;

SCHEME CLAIM means any claim against the Company in respect of a Creditors Scheme Liability;

SCHEME CREDITOR means a person to whom the Company owes a Scheme Liability being for the avoidance of doubt, a member of the class of FL-4 FLAG Limited Claims;

SCHEME LIABILITY means any liability of the Company which is a Claim in
Section 4.11 of the Plan, which is, for the avoidance of doubt, a Claim of the class of FL-4--FLAG Limited Bondholder Claims;

US means the United States of America;

US BANKRUPTCY CODE means title 11 of the United States Code, 11 U.S.C. sections 101 et seq., as amended from time to time, to the extent applicable in the Chapter 11 Proceedings;

US BANKRUPTCY COURT means the United States Bankruptcy Court for the Southern District of New York (or such other court with authority over the Chapter 11 Proceedings); and

VOTING RECORD DATE has the same meaning as in the Plan.

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